AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1998

                                                REGISTRATION NO. 333-65075

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                --------------

                             AMENDMENT NO. 1

                                    TO

                                   FORM S-4

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                                --------------

                    AUTODESK, INC./DISCREET LOGIC INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

          DELAWARE/QUEBEC                          7372                        94-2819853/98-0150790
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NO.)             IDENTIFICATION NUMBER)

                              111 MCINNIS PARKWAY
                             SAN RAFAEL, CA 94903
                                (415) 507-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

           CAROL A. BARTZ                             CT CORPORATION SYSTEM
CHAIRMAN AND CHIEF EXECUTIVE OFFICER                     2 OLIVER STREET
           AUTODESK, INC.                               BOSTON, MA 02109
        111 MCINNIS PARKWAY                              (617) 482-1868
        SAN RAFAEL, CA 94903
           (415) 507-5000

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

                                  COPIES TO:

  MARK A. BERTELSEN, ESQ.     MARCIA K. STERLING, ESQ.       RICHARD J. SZALWINSKI     MARK J. MACENKA, ESQ.
 HERBERT P. FOCKLER, ESQ.     VICE PRESIDENT, BUSINESS      CHAIRMAN, PRESIDENT AND    JOCELYN M. AREL, ESQ.
   DON S. WILLIAMS, ESQ.     DEVELOPMENT, GENERAL COUNSEL   CHIEF EXECUTIVE OFFICER  MICHAEL D. HOCHBERG, ESQ.
 WILSON SONSINI GOODRICH &         AND SECRETARY              DISCREET LOGIC INC.        TESTA, HURWITZ &
          ROSATI                   AUTODESK, INC.                10 DUKE STREET           THIBEAULT, LLP
 PROFESSIONAL CORPORATION       111 MCINNIS PARKWAY         MONTREAL, QUEBEC, CANADA     HIGH STREET TOWER
    650 PAGE MILL ROAD          SAN RAFAEL, CA 94903                 H3C 2L7             BOSTON, MA 02110
 PALO ALTO, CA 94304-1050          (415) 507-5000                (514) 393-1616           (617) 248-7000
      (650) 493-9300

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of certain conditions under the Acquisition Agreement described herein.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                              [LOGO OF AUTODESK]

                                                          November  , 1998

Dear Autodesk Stockholder:

  You are cordially invited to attend an important Special Meeting of
Stockholders to be held on December   , 1998, at       .m., local time, at The
Executive Briefing Center, Autodesk, Inc., 111 McInnis Parkway, San Rafael, California. Because of the importance of the business of the Autodesk meeting, we hope as many of you as possible will attend in person or be represented by sending in your proxies.

  The business of the Autodesk meeting is to consider and vote on the issuance of shares of Autodesk Common Stock in connection with a strategic business combination with Discreet Logic Inc. ("Discreet"), a leader in the development and marketing of digital systems and software for creating, editing and compositing imagery and special effects for film, video, HDTV, broadcast and the web. We believe the business combination with Discreet will position us to create together the premier total solutions provider of digital content design, creation and manipulation tools for the creation of moving images. The acquisition will be effected principally by way of an amalgamation under the laws of the Canadian province of Quebec (the "Amalgamation") whereby Discreet will be combined with certain subsidiaries of Autodesk, resulting in the formation of a new Autodesk subsidiary which will carry on the business of Discreet.

  The details of the Amalgamation and the subsequent transactions are included in the attached Joint Proxy Statement/Prospectus. Also included is a form of
proxy for you to complete and return no later than     , 1998, as specified in
the enclosed Notice of Special Meeting. After careful consideration, your Board of Directors has unanimously approved the proposed combination with Discreet and has determined that the transaction is fair and in the best interests of Autodesk and its stockholders, and recommends that you vote FOR the resolution concerning the issuance of Autodesk Common Stock in connection with the Amalgamation and subsequent transactions. The Autodesk Board believes that the business combination with Discreet will enhance Autodesk's position as a leading technology supplier to the entertainment and design industries and will further Autodesk's strategy of diversification into complementary high-growth businesses and markets. Based on the capitalization of each of Autodesk and Discreet as of October 31, 1998, Autodesk will issue
approximately      million new shares of Autodesk Common Stock to shareholders of Discreet (including shares of Autodesk Common Stock issuable upon exchange of exchangeable shares to be issued pursuant to the transactions), which
shares will represent approximately   % of the Autodesk Common Stock
outstanding upon consummation of the transactions (assuming exchange of all exchangeable shares issued in the transactions).

                                          Yours very truly,
                                          /s/ CAROL A. BARTZ
                                          Carol A. Bartz
                                          Chairman of the Board and Chief
                                           Executive Officer

   WE HOPE YOU WILL BE ABLE TO ATTEND THE AUTODESK MEETING. WHETHER OR NOT YOU ARE ABLE TO ATTEND THE MEETING, IT IS STILL IMPORTANT THAT YOU BE REPRESENTED AT THE AUTODESK MEETING. WE URGE YOU TO COMPLETE THE ENCLOSED FORM OF PROXY (ON BLUE PAPER) AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED NOT LATER THAN DECEMBER [ ], 1998, AS SPECIFIED IN THE NOTICE OF AUTODESK SPECIAL MEETING. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT.

                                AUTODESK, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

  NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Autodesk, Inc. (the "Autodesk Meeting") will be held at The Executive Briefing Center, Autodesk, Inc., 111 McInnis Parkway, San Rafael, California, on December [ ], 1998 at . .m (local time) for the purposes described below:

    (i) to consider and vote upon the proposed issuance of shares of Common Stock, $0.01 par value, of Autodesk, Inc. ("Autodesk Common Stock"), pursuant to the Amended and Restated Agreement and Plan of Acquisition and Amalgamation by and among Autodesk, Inc., 9066-9771 Quebec Inc., 9066-9854 Quebec Inc., Autodesk Canada Inc., Autodesk Development B.V. and Discreet Logic Inc. dated as of September 23, 1998 (the "Acquisition Agreement"), the full text of which is set out in Appendix A to the accompanying Joint Proxy Statement/Prospectus (the "Proxy Circular"); and

    (ii) to transact such other business as may properly come before the Autodesk Meeting or at any adjournment or postponement thereof, including a proposal to adjourn the Autodesk Meeting, if necessary, to permit further solicitation of proxies in the event sufficient votes are not obtained to approve the proposed issuance of Autodesk Common Stock pursuant to the Acquisition Agreement.

  The foregoing proposal is described more fully in the accompanying Proxy Circular.

  Stockholders of record at the close of business on November 18, 1998 are entitled to notice of, and to vote at, the Autodesk Meeting and any adjournments or postponements thereof, and are cordially invited to attend the Autodesk Meeting in person.

                                     FOR THE BOARD OF DIRECTORS
                                     /s/ MARCIA K. STERLING
                                     Marcia K. Sterling
                                     Vice President, Business Development,
                                      General Counsel and Secretary

San Rafael, California

November  , 1998

   WHETHER OR NOT YOU EXPECT TO ATTEND THE AUTODESK MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE BLUE PROXY CARD IS MAILED IN THE UNITED STATES. PROXIES MUST BE RECEIVED BEFORE 5:00 P.M. (PACIFIC TIME) ON THE BUSINESS DAY PRIOR TO THE DAY OF THE AUTODESK MEETING (OR ANY ADJOURNMENT THEREOF) OR MAY BE DEPOSITED WITH THE AUTODESK SECRETARY PRIOR TO THE COMMENCEMENT OF THE AUTODESK MEETING OR OF ANY ADJOURNMENT THEREOF.

                           [LOGO OF DISCREET LOGIC]

                                                          November  , 1998

Dear Discreet Shareholder:

  As most of you are aware, Discreet has entered into an agreement to combine with Autodesk, Inc. ("Autodesk") in a strategic business combination. We are pleased to invite you to attend an important Special General Meeting of
Shareholders (the "Discreet Meeting"), to be held on December   , 1998 at
  :00  .m. (Montreal time) at [      ]. Because of the importance of the
business of the Discreet Meeting, we would like as many of you as possible either to attend in person, or to be represented by sending in your proxies.

  The business of the Discreet Meeting is to consider and vote on a proposal to approve consummation of an amalgamation under the laws of Quebec (the "Amalgamation") to implement the previously announced combination of Discreet and Autodesk and to approve the Amended and Restated Agreement and Plan of Acquisition and Amalgamation by and among Autodesk, 9066-9771 Quebec Inc., 9066-9854 Quebec Inc., Autodesk Development Canada Inc., Autodesk Development B.V. and Discreet dated as of September 23, 1998 (the "Acquisition Agreement"). The Amalgamation will result in the creation of a newly formed indirect subsidiary of Autodesk which will carry on the business of Discreet ("New Discreet").

  After careful consideration, and based on the unanimous recommendation of a special committee of the Discreet Board of Directors consisting of directors who are not employees of Discreet and who do not own a significant number of Discreet common shares, Discreet's Board of Directors has approved the Acquisition Agreement by the unanimous vote of all non-interested directors and believes that the Amalgamation and certain related transactions (collectively, with the Amalgamation, the "Transactions") are fair and in the best interests of Discreet and its shareholders, and recommends that you vote FOR the proposal to approve consummation of the Amalgamation and to approve the Acquisition Agreement. The Board of Directors of Discreet believes that the Transactions offer Discreet and its shareholders a number of important benefits, including the potential for the combined company to capitalize on the expanded product offerings, the distribution, marketing and product synergies, and the greater financial, product development, distribution, sales and marketing resources that would result from combining the two companies.

  The details of the Transactions are included in the attached Joint Proxy Statement/Prospectus (the "Proxy Circular"). Also included are a form of proxy (on YELLOW paper) and Letter of Transmittal and Election Form (on GREEN paper). Please review the Proxy Circular--it has been prepared to help you make an informed investment and voting decision.

  If the Acquisition Agreement is approved and the Transactions are consummated, then effectively Discreet shareholders will have two choices:

  (i) to exchange each of their Discreet common shares for 0.525 shares of Autodesk Common Stock; or

  (ii) subject to possible pro ration, to exchange each of their Discreet Common Shares for 0.525 of an exchangeable share of New Discreet (the "New Discreet Exchangeable Shares"). New Discreet will be a Quebec company. Each New Discreet Exchangeable Share may subsequently be exchanged, at the option of the holder, for one share of Autodesk Common Stock. Until such exchange, each New Discreet Exchangeable Share will entitle its holder to receive dividends functionally equivalent to any dividends paid on one share of Autodesk Common Stock and will carry the right to direct the number of votes at meetings of the stockholders of Autodesk equal to that number of votes to which such New Discreet Exchangeable Share would be entitled if exchanged for Autodesk Common Stock. This is an option which may appeal to certain of Discreet's Canadian shareholders for Canadian tax reasons.

  Please review the Proxy Circular carefully with respect to your choices and their anticipated tax effects.

   WE HOPE YOU WILL BE ABLE TO ATTEND THE DISCREET MEETING. WHETHER OR NOT YOU ARE ABLE TO ATTEND THE MEETING, IT IS STILL IMPORTANT THAT YOU BE REPRESENTED AT THE DISCREET MEETING. WE URGE YOU TO COMPLETE THE ENCLOSED FORM OF PROXY (ON YELLOW PAPER) AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED NOT LATER THAN DECEMBER [ ], 1998, AS SPECIFIED IN THE NOTICE OF SPECIAL GENERAL MEETING. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT.


                                          Yours very truly,

                                          /s/ RICHARD J. SZALWINSKI

                                          Richard J. Szalwinski
                                          Chairman of the Board, President and
                                           Chief Executive Officer

 YOUR PROXY IS IMPORTANT--PLEASE VOTE PROMPTLY. IF YOU WISH TO RECEIVE NEW DISCREET EXCHANGEABLE SHARES PURSUANT TO THE TRANSACTIONS, YOU MUST USE THE GREEN LETTER OF TRANSMITTAL AND ELECTION FORM TO DEPOSIT YOUR DISCREET COMMON SHARES, AND RETURN SUCH LETTER OF TRANSMITTAL AND ELECTION FORM, TOGETHER WITH YOUR CERTIFICATES REPRESENTING DISCREET COMMON SHARES, PROMPTLY, BUT IN NO EVENT LATER THAN IMMEDIATELY FOLLOWING THE EFFECTIVE TIME OF THE AMALGAMATION, AS INDICATED IN THE INSTRUCTIONS THERETO. HOWEVER, IF YOU WISH TO RECEIVE AUTODESK COMMON STOCK, DO NOT SURRENDER YOUR CERTIFICATES REPRESENTING DISCREET COMMON SHARES AT THE PRESENT TIME, BUT RATHER WAIT UNTIL YOU HAVE BEEN ADVISED TO DO SO.

                              DISCREET LOGIC INC.

               NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

  NOTICE IS HEREBY GIVEN that a special general meeting of the holders of Common Shares of Discreet Logic Inc. (the "Discreet Meeting") will be held at
[      ] at [      ], on December [  ], 1998 at .  .m. (Montreal time) for the purposes described below:

    (i) to consider and vote upon a proposal of the Board of Directors to approve the Amended and Restated Agreement and Plan of Acquisition and Amalgamation (the "Acquisition Agreement") by and among Autodesk, Inc., 9066-9771 Quebec Inc. ("Amalgamation Sub"), 9066-9854 Quebec Inc. ("Autodesk Quebec"), Autodesk Canada Inc., Autodesk Development B.V. and Discreet Logic Inc. ("Discreet") dated as of September 23, 1998, the full text of which is set out in Appendix A to the accompanying Joint Proxy Statement/Prospectus (the "Proxy Circular"), and the by-law giving effect to the resulting amalgamation of Discreet, Autodesk Quebec and Amalgamation Sub; and

    (ii) to transact such other business as may properly come before the Discreet Meeting or at any adjournment or postponement thereof, including a proposal to adjourn the Discreet Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Discreet Meeting to approve and adopt the Acquisition Agreement and/or approve the consummation of the transactions contemplated thereby.

  The Proxy Circular as well as a proxy form accompany this Notice of Special General Meeting of Shareholders. Discreet Shareholders registered as of the close of business on November 4, 1998 are entitled to receive notice of, and to vote at, the Discreet Meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ FRANCOIS PLAMONDON

                                          Francois Plamondon,
                                          Executive Vice-President,
                                           Chief Financial Officer,
                                           Treasurer and Secretary

Montreal, Quebec

November   , 1998

   SHAREHOLDERS MAY EXERCISE THEIR VOTING RIGHTS BY ATTENDING THE DISCREET MEETING OR BY COMPLETING A FORM OF PROXY. SHAREHOLDERS WHO ARE UNABLE TO BE PRESENT IN PERSON AT THE DISCREET MEETING ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY (ON YELLOW PAPER) PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE. PROXIES MUST BE RECEIVED BEFORE 5:00 P.M. (MONTREAL TIME) ON THE BUSINESS DAY PRIOR TO THE DISCREET MEETING (OR ANY ADJOURNMENT THEREOF) OR MAY BE DEPOSITED WITH THE CHAIRMAN OF THE DISCREET MEETING PRIOR TO THE COMMENCEMENT OF THE DISCREET MEETING (OR OF ANY ADJOURNMENT THEREOF).

                                              [LOGO OF DISCREET LOGIC]

          [LOGO OF AUTODESK]
                       JOINT PROXY STATEMENT/PROSPECTUS

                               ---------------

  This Joint Proxy Statement/Prospectus (this "Proxy Circular") is being furnished to Autodesk Stockholders and Discreet Shareholders in connection with the solicitation of proxies by management of Autodesk for use at the
Special Meeting of Autodesk Stockholders to be held at   :00  .m., local time,
on December [ ], 1998, at The Executive Briefing Center, Autodesk, Inc., 111 McInnis Parkway, San Rafael, California (the "Autodesk Meeting"), and any adjournment or postponement thereof, and by management of Discreet at the
Special General Meeting of Discreet Shareholders to be held at   :00  .m.,
local time, on December [  ], 1998, at [      ] (the "Discreet Meeting"), and
at any adjournment or postponement thereof. Certain capitalized terms used in this Proxy Circular without definition have the meanings given in the Glossary of Terms found at page 1.

  The Autodesk Meeting and Discreet Meeting each relates to a business combination transaction involving Dutchco, Autodesk and Discreet. The Transactions will be completed by way of an amalgamation under the Quebec Act and certain related transactions described below. Pursuant to the Articles of Amalgamation, Discreet will be amalgamated with Autodesk Quebec and Amalgamation Sub to form New Discreet, which will be a subsidiary of Dutchco following the Transactions. Each holder of Discreet Common Shares will receive upon the Amalgamation one New Discreet Class B Share for each Discreet Common Share then held by such holder. Immediately following the Amalgamation, each such New Discreet Class B Share will automatically, based upon the prior election of the holder thereof, either (i) be redeemed by New Discreet for
0.525 New Discreet Exchangeable Shares, or (ii) be converted into one New Discreet Unit, which will immediately thereafter be acquired by Dutchco in exchange for 0.525 shares of Autodesk Common Stock, in either case without any further required action on the part of the holder. Pursuant to the Acquisition Agreement, the maximum number of Discreet Common Shares which ultimately may be exchanged for New Discreet Exchangeable Shares may not exceed 19.99% of the number of Discreet Common Shares outstanding immediately prior to the Effective Time. If, based upon the elections of Discreet Shareholders, the percentage of Discreet Common Shares to be exchanged for New Discreet Exchangeable Shares would exceed 19.99% of the Discreet Common Shares outstanding immediately prior to the Effective Time, such electing Discreet Shareholders will receive, pro rata, New Discreet Units in lieu of New Discreet Exchangeable Shares in respect of such excess, which New Discreet Units will immediately be acquired by Dutchco in exchange for 0.525 shares of Autodesk Common Stock. The New Discreet Exchangeable Shares will be exchangeable at any time at the option of the holder, and will be automatically exchanged on the eleventh anniversary of the Effective Time (or earlier upon the occurrence of certain events, including the liquidation, dissolution or winding-up of Autodesk or New Discreet), for Autodesk Common Stock on a one-for-one basis plus the Dividend Amount.

  At the Autodesk Meeting, Autodesk Stockholders will be asked to consider and vote upon the Autodesk Resolution and to transact such further or other business as may properly come before the Autodesk Meeting or any adjournment or postponement thereof. At the Discreet Meeting, Discreet Shareholders will be asked to consider and vote upon a proposal to approve the Discreet Resolution and to transact such further or other business as may properly come before the Discreet Meeting or any adjournment or postponement thereof. This Proxy Circular and the accompanying form of proxy and (in the case of Discreet Shareholders only) the Letter of Transmittal and Election are first being mailed to Autodesk Stockholders and Discreet Shareholders on or about November [ ], 1998.

  PURSUANT TO THE TRANSACTIONS, DISCREET SHAREHOLDERS MAY CHOOSE TO RECEIVE EITHER SHARES OF AUTODESK COMMON STOCK OR NEW DISCREET EXCHANGEABLE SHARES. IT IS STRONGLY RECOMMENDED THAT US HOLDERS (AS DEFINED HEREIN) WHO OWN DISCREET COMMON SHARES DO NOT ELECT TO RECEIVE NEW DISCREET EXCHANGEABLE SHARES SINCE THE OWNERSHIP AND DISPOSITION OF SUCH SHARES MAY HAVE CERTAIN ADVERSE TAX CONSEQUENCES.

                               ---------------

  SEE "RISK FACTORS" BEGINNING AT PAGE 26 FOR CERTAIN CONSIDERATIONS RELEVANT TO APPROVAL OF THE MATTERS REFERRED TO ABOVE AND AN INVESTMENT IN THE SECURITIES REFERRED TO HEREIN.

                               ---------------

 NEITHER  THIS  TRANSACTION  NOR  THE  SECURITIES OFFERED  HEREBY  HAVE  BEEN
  APPROVED OR DISAPPROVED BY  THE SECURITIES AND  EXCHANGE COMMISSION OR ANY
   STATE  SECURITIES  COMMISSION  NOR   HAS  THE  SECURITIES  AND  EXCHANGE
    COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
     OR   ADEQUACY  OF   THIS  JOINT   PROXY   STATEMENT/PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this Joint Proxy Statement/Prospectus is November   , 1998.

                             AVAILABLE INFORMATION

  Autodesk and Discreet are subject to the informational requirements of the Securities Exchange Act, and in accordance therewith file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Autodesk and Discreet with the SEC can be inspected and copied at or obtained at prescribed rates from the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection at the SEC's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. The SEC maintains a website (the "SEC Website") that contains reports, proxy and information statements and other information regarding Autodesk and Discreet. The address of the SEC Website is http://www.sec.gov. Autodesk Common Stock and Discreet Common Shares are quoted on the Nasdaq National Market. Reports and other information concerning Autodesk and Discreet also can be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

  Autodesk and Discreet have filed with the SEC the Form S-4 under the Securities Act registering the shares of Autodesk Common Stock, New Discreet Exchangeable Shares, New Discreet Class B Shares, New Discreet Class E Shares and New Discreet Class F Shares to be received by Discreet Shareholders in connection with the Transactions. This Proxy Circular does not contain all of the information set forth in the Form S-4, certain parts of which are omitted from this Proxy Circular in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Form S-4. Copies of the Form S-4 (including the exhibits and schedules thereto), may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or accessed via the SEC Website at http://www.sec.gov.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY CIRCULAR AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER DELIVERY OF THIS PROXY CIRCULAR NOR ANY DISTRIBUTION OF THE SECURITIES REFERRED TO IN THIS PROXY CIRCULAR SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROXY CIRCULAR.

                               ---------------


                 INFORMATION PROVIDED BY AUTODESK AND DISCREET

  All information in this Proxy Circular relating to Discreet has been supplied by Discreet. All information relating to Autodesk, ACI, Autodesk Quebec, Amalgamation Sub or Dutchco has been supplied by Autodesk. The unaudited pro forma combined condensed financial information contained in this Proxy Circular was prepared by Autodesk with information furnished, in part, by Discreet.

                               ---------------

                                  TRADEMARKS

  This Proxy Circular contains trademarks of Autodesk and Discreet and also may include other trademarks and trade names which are the property of their respective owners.

                               ---------------

                          FORWARD-LOOKING STATEMENTS

  This Proxy Circular contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Any statements contained herein (including without limitation statements to the effect that Autodesk, Discreet or their respective managements "believes," "expects," "anticipates," "plans" and similar expressions) that are not statements of historical fact should be considered forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of certain factors, including those set forth in the "Risk Factors" section below. Reference is also made to the particular discussions set forth under "Autodesk Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Discreet Management's Discussion and Analysis of Financial Condition and Results of Operations."

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  All documents and reports subsequently filed by Autodesk or Discreet pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Circular and prior to the Effective Time shall be deemed to be incorporated by reference in this Proxy Circular and to be part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Circular.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
GLOSSARY OF TERMS.........................................................   1
AUTODESK AND DISCREET REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES......   6
CANADIAN/US EXCHANGE RATES................................................   6
SUMMARY...................................................................   7
Parties to the Acquisition Agreement......................................   7
Special Meeting of Stockholders of Autodesk...............................   8
Special Meeting of Shareholders of Discreet...............................   9
Risk Factors..............................................................  10
Reasons for the Transactions..............................................  10
Piper Jaffray Fairness Opinion............................................  10
Volpe Brown Whelan Fairness Opinion.......................................  10
The Transactions..........................................................  10
Accounting Treatment......................................................  15
Offering of Autodesk Common Stock.........................................  15
Stock Ownership Following Completion of the Transactions..................  15
Material Canadian Federal Income Tax Considerations.......................  15
Material United States Federal Income Tax Considerations..................  17
Regulatory Matters........................................................  18
MARKET PRICE AND DIVIDEND INFORMATION.....................................  19
Autodesk Common Stock.....................................................  19
Discreet Common Shares....................................................  19
SELECTED HISTORICAL AND UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL
 DATA.....................................................................  21
UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA............  24
COMPARATIVE PER SHARE DATA................................................  25
RISK FACTORS..............................................................  26
Risks Relating to the Transactions........................................  26
Risks Relating to the Combined Company....................................  29
AUTODESK SPECIAL MEETING..................................................  37
Date, Time and Place of Autodesk Meeting..................................  37
Purpose...................................................................  37
Record Date and Outstanding Shares........................................  37
Vote Required.............................................................  37
Voting Agreements.........................................................  38
Solicitation of Proxies; Expenses.........................................  38
No Appraisal Rights.......................................................  38
Recommendation of the Autodesk Board......................................  38
DISCREET SPECIAL MEETING..................................................  39
Date, Time and Place of Discreet Meeting..................................  39
Purpose...................................................................  39
Record Date and Outstanding Shares........................................  39
Vote Required.............................................................  39
Proxies...................................................................  39
Voting Agreements.........................................................  40
Solicitation of Proxies; Expenses.........................................  40
No Appraisal Rights.......................................................  40
Recommendation of the Discreet Board......................................  40

                                                                           PAGE
                                                                           ----
APPROVAL OF THE TRANSACTIONS..............................................  41
Background of the Transactions............................................  41
Joint Reasons for the Transactions........................................  46
Discreet's Reasons for the Transactions ..................................  47
Autodesk's Reasons for the Transactions...................................  49
Interests of Certain Persons in the Transactions..........................  51
Opinion of Autodesk's Financial Advisor...................................  52
Opinion of Discreet's Financial Advisor...................................  57
Proposed Market Purchases of Discreet Common Shares.......................  62
TERMS OF THE TRANSACTIONS.................................................  63
General...................................................................  63
Effective Time of the Amalgamation........................................  64
Conversion of Discreet Common Shares......................................  64
Treatment of Discreet Employee Plans......................................  64
Procedures for Election and Exchange of Share Certificates by Discreet
 Shareholders.............................................................  65
Operations of the Combined Company Following the Transactions.............  67
Transaction Mechanics.....................................................  67
Stock Ownership Following Completion of the Transactions..................  68
Accounting Treatment......................................................  69
Offering of Autodesk Common Stock.........................................  69
Description of New Discreet Exchangeable Shares...........................  69
Representations and Warranties............................................  72
Business of Autodesk Pending Consummation of the Transactions.............  73
Business of Discreet Pending Consummation of the Transactions.............  73
Non-Solicitation by Discreet of Alternative Transactions..................  74
Indemnification...........................................................  75
Conditions to the Transactions............................................  76
Termination, Amendment and Waiver.........................................  77
Fees and Expenses.........................................................  78
Assignment................................................................  79
Confidentiality Agreement.................................................  79
Agreements of Autodesk and Discreet Affiliates............................  80
Autodesk and Discreet Voting Agreements...................................  80
Support Agreement.........................................................  80
Voting and Exchange Trust Agreement.......................................  81
Stock Exchange Listings...................................................  81
Eligibility for Investment in Canada......................................  81
Regulatory Matters........................................................  82
Resale of New Discreet Exchangeable Shares and Autodesk Common Stock
 Received in connection with the Transactions.............................  82
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..............  84
MATERIAL CANADIAN FEDERAL AND UNITED STATES FEDERAL INCOME TAX
 CONSIDERATIONS TO DISCREET SHAREHOLDERS..................................  92
Canadian Federal Income Tax Considerations................................  92
Discreet Shareholders Resident in Canada..................................  92
Discreet Shareholders Not Resident in Canada..............................  98
Material United States Federal Income Tax Considerations..................  99
US Holders................................................................ 100

                                                                           PAGE
                                                                           ----
Non-US Holders.............................................................  103
Backup Withholding.........................................................  103
AUTODESK...................................................................  105
BUSINESS...................................................................  105
Background.................................................................  105
Products...................................................................  105
Product Development and Enhancement........................................  108
Marketing and Sales........................................................  110
Customer and Dealer Support................................................  110
Developer Programs.........................................................  111
Backlog....................................................................  112
Competition................................................................  112
Intellectual Property and Licenses.........................................  112
Production.................................................................  113
Employees..................................................................  113
Properties.................................................................  113
Legal Proceedings..........................................................  114
AUTODESK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.....................................................  115
Results of Operations......................................................  115
Six Months Ended July 31, 1998 and 1997....................................  115
Fiscal Years Ended January 31, 1998, 1997 and 1996.........................  119
Certain Risk Factors Which May Impact Future Operating Results.............  122
Liquidity and Capital Resources............................................  127
AUTODESK MANAGEMENT, EXECUTIVE COMPENSATION AND PRINCIPAL STOCKHOLDERS.....  129
Autodesk Management........................................................  129
Compensation of Directors..................................................  131
Autodesk Executive Compensation............................................  131
Option Grants..............................................................  132
Option Exercises and Holdings..............................................  132
Autodesk Principal Stockholders............................................  133
Employment Contracts and Certain Transactions..............................  134
Pro Forma Stock Ownership of Autodesk Principal Stockholders and Directors.  135
DISCREET...................................................................  137
BUSINESS...................................................................  137
Background.................................................................  137
Products...................................................................  138
Advanced Systems...........................................................  138
System Components..........................................................  139
New Media Software.........................................................  140
Customers..................................................................  141
Marketing and Sales........................................................  141
Systems Integration, Service and Support...................................  142
Research and Development...................................................  142
Proprietary Rights.........................................................  143
Manufacturing and Suppliers................................................  144

                                                                           PAGE
                                                                           ----
Competition...............................................................  145
Employees.................................................................  145
Properties................................................................  145
Legal Proceedings.........................................................  146
Recent Acquisitions.......................................................  146
DISCREET MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  148
Certain Factors That May Affect Future Results............................  148
Overview..................................................................  150
Results of Operations.....................................................  153
Quarterly Results of Operations...........................................  158
Liquidity and Capital Resources...........................................  160
DISCREET MANAGEMENT, EXECUTIVE COMPENSATION AND PRINCIPAL SHAREHOLDERS....  162
Discreet Management.......................................................  162
Compensation and Other Information Concerning Discreet Officers...........  164
Employment Agreements and Severance Arrangements..........................  166
Compensation Committee Interlocks Insider Participation...................  169
Compensation of Discreet Directors........................................  169
Certain Relationships and Related Transactions............................  169
Security Ownership of Certain Beneficial Owners and Management of
 Discreet.................................................................  170
DESCRIPTION OF CAPITAL STOCK..............................................  172
Autodesk Capital Stock....................................................  172
Discreet Share Capital....................................................  173
Comparison of Shareholders' Rights........................................  173
EXPERTS...................................................................  180
ATTENDANCE BY INDEPENDENT ACCOUNTANTS AT THE AUTODESK MEETING AND THE
 DISCREET MEETING.........................................................  180
LEGAL MATTERS.............................................................  181
FINANCIAL STATEMENTS......................................................  F-1
Index to Consolidated Financial Statements................................  F-1
Discreet Logic Inc. and Subsidiaries......................................  F-2
Autodesk, Inc............................................................. F-29

 APPENDIX A   ACQUISITION AGREEMENT
 APPENDIX B   AMALGAMATION AGREEMENT
 APPENDIX C   FORM OF SUPPORT AGREEMENT
 APPENDIX D   FORM OF VOTING AND EXCHANGE TRUST AGREEMENT
 APPENDIX E-1 AUTODESK RESOLUTION
 APPENDIX E-2 DISCREET RESOLUTION
 APPENDIX F   OPINION OF AUTODESK FINANCIAL ADVISOR
 APPENDIX G   OPINION OF DISCREET FINANCIAL ADVISOR

                               GLOSSARY OF TERMS

  The following terms have the following meanings when used in this Proxy Circular (including the summary). These defined terms are not used in the consolidated financial statements contained herein. The * (asterisk) appearing after the Discreet product names identifies the product as being from Discreet.

  "ACI" means Autodesk Canada Inc., an Ontario corporation and wholly owned subsidiary of Autodesk.

  "Acquisition Agreement" means the Amended and Restated Agreement and Plan of Acquisition and Amalgamation by and among Autodesk, Dutchco, Amalgamation Sub, Autodesk Quebec, ACI and Discreet dated as of September 23, 1998, a copy of which is attached as Appendix A to this Proxy Circular.

  "Amalgamation" means the amalgamation of Amalgamation Sub, Autodesk Quebec and Discreet pursuant to the Articles of Amalgamation.

  "Amalgamation Agreement" means the Amalgamation Agreement dated as of September 23, 1998 by and among Discreet, Autodesk Quebec, Amalgamation Sub and Autodesk, a copy of which is attached as Appendix B to this Proxy Circular.

  "Amalgamation Sub" means 9066-9771 Quebec Inc., a newly incorporated Quebec company and wholly owned subsidiary of Dutchco.

  "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

  "Articles of Amalgamation" means the articles of amalgamation to be filed with the Inspector General of Financial Institutions of the Province of Quebec pursuant to Section 123.118 of the Quebec Act to give effect to the Amalgamation.

  "Autodesk" means Autodesk, Inc., a Delaware corporation, together with its subsidiaries, unless the context otherwise requires.

  "Autodesk Board" means the Board of Directors of Autodesk.

  "Autodesk Common Stock" means the common stock of Autodesk, par value $0.01 per share.

  "Autodesk Meeting" means the special meeting of Autodesk Stockholders to be
held on December [  ], 1998 at [     ]  .m, local time, at The Executive
Briefing Center, Autodesk, Inc., 111 McInnis Parkway, San Rafael, California, to consider and vote on the Autodesk Resolution.

  "Autodesk Quebec" means 9066-9854 Quebec Inc., a newly incorporated Quebec company, which is a wholly owned subsidiary of ACI and an indirect wholly owned subsidiary of Autodesk.

  "Autodesk Record Date" means November 18, 1998.

  "Autodesk Resolution" means the special resolution for consideration at the Autodesk Meeting by the Autodesk Stockholders concerning the issuance of Autodesk Common Stock pursuant to the Transactions in the form set forth in Appendix E-1 to this Proxy Circular.

  "Autodesk Stockholder" means a holder of Autodesk Common Stock.

  "Business Day" means any day other than a Saturday, Sunday or a day on which banks are not open for business in either of San Francisco, California or Montreal, Quebec.

  "Call Rights" means the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, collectively.

  "Canadian Dollar Equivalent" means, with respect to an amount expressed in US dollars (the "US Dollar Amount") at any date, the product obtained by multiplying (i) the US Dollar Amount by (ii) the noon spot exchange rate on such date for US dollars expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for US dollars expressed in Canadian dollars as may be deemed by the Board of Directors of New Discreet to be appropriate for such purpose.

  "Canadian dollars" and "Cdn$" mean the lawful currency of Canada.

  "Canadian Tax Act" means the Income Tax Act (Canada), including all regulations made thereunder, all amendments to such statute or regulations from time to time, and any statute or regulation that supplements or supersedes such statute or regulation.

  "Code" means the United States Internal Revenue Code of 1986, as amended.

  "Combined Company" means Autodesk, New Discreet and their respective subsidiaries as a consolidated entity following the Amalgamation.

  "Depositary" means Harris Trust & Savings Bank.

  "DGCL" means the General Corporation Law of the State of Delaware, including all regulations made thereunder, all amendments to such statute or regulations from time to time, and any statute or regulation that supplements or supersedes such statute or regulation.

  "Discreet" means Discreet Logic Inc., a Quebec company, together with its subsidiaries, unless the context otherwise requires.

  "Discreet Board" means the Board of Directors of Discreet.

  "Discreet Common Shares" means the common shares of Discreet, no par value per share.

  "Discreet Employee Stock Purchase Plan" means Discreet's 1995 Employee Stock Purchase Plan.

  "Discreet Meeting" means the special general meeting of Discreet Shareholders to be held on December [ ], 1998 at [ ] .m, local time, at
[        ], to consider and vote upon the Discreet Resolution.

  "Discreet Record Date" means November 4, 1998.

  "Discreet Resolution" means the special resolution for consideration by the Discreet Shareholders at the Discreet Meeting concerning the Acquisition Agreement and the Transactions, in the form set forth in Appendix E-2 to this Proxy Circular.

  "Discreet Share Option" means an option to purchase Discreet Common Shares issued under a Discreet Stock Option Plan.

  "Discreet Shareholder" means a holder of record of Discreet Common Shares.

  "Discreet Special Committee" means the special committee of the Discreet Board, consisting of three directors who are not employees of Discreet and who do not own a significant number of Discreet Common Shares, formed to review the proposed Transactions and to determine whether they are in the best interests of Discreet and its shareholders, and make a recommendation with respect thereto.

  "Discreet Stock Option Plans" means Discreet's Amended and Restated 1994 Restricted Stock and Stock Option Plan, 1995 Non-Employee Director Stock Option Plan and 1997 Special Limited Non-Employee Director Stock Plan.

  "Dividend Amount" means an amount equivalent to the full amount of all declared and unpaid dividends on the New Discreet Exchangeable Shares plus all dividends declared on Autodesk Common Stock which have not been declared in an economically equivalent amount on the New Discreet Exchangeable Shares in accordance with the rights attaching to the New Discreet Exchangeable Shares.

  "Dutchco" means Autodesk Development B.V., a Netherlands corporation and indirect wholly owned subsidiary of Autodesk.

  "Effective Time" means 3:59 p.m. (Montreal time) on the date shown on the Certificate of Amalgamation to be issued by the Inspector General of Financial Institutions of the Province of Quebec confirming the Amalgamation pursuant to
Section 123.119 of the Quebec Act.

  "Election Deadline" means 4:00 p.m. (local time at the place of deposit) on the date shown on the Certificate of Amalgamation to be issued by the Inspector General of Financial Institutions of the Province of Quebec confirming the Amalgamation pursuant to Section 123.119 of the Quebec Act.

  "Elected Amount" means the amount selected by a holder of New Discreet Class B Shares to be the proceeds of disposition of the New Discreet Class B Shares in the election made pursuant to the Canadian Tax Act.

  "Eligible Holder" means a holder (i) who is a Canadian resident for purposes of the Canadian Tax Act other than any such holder who is exempt from tax under the Canadian Tax Act, or (ii) which is a partnership that owns New Discreet Class B Shares if one or more of its members would be an Eligible Holder if such member held directly such shares.

  "Exchange Ratio" means 0.525 shares of Autodesk Common Stock or New Discreet Exchangeable Shares, as the case may be, for each Discreet Common Share.

  "Exchange Rights" means the rights of holders of New Discreet Exchangeable Shares to require Dutchco to purchase their New Discreet Exchangeable Shares using one share of Autodesk Common Stock for each New Discreet Exchangeable Share in the circumstances described in Article 5 of the Voting and Exchange Trust Agreement.

  "Form S-3" means the Registration Statement on Form S-3 under the Securities Act (together with all amendments and exhibits thereto) filed by Autodesk to register the shares of Autodesk Common Stock issuable from time to time upon exchange of the New Discreet Exchangeable Shares issued in connection with the Transactions.

  "Form S-4" means the Registration Statement on Form S-4 under the Securities Act (together with all amendments and exhibits thereto) filed by Autodesk and Discreet to register the issuance of shares of Autodesk Common Stock, New Discreet Exchangeable Shares, New Discreet Class B Shares, New Discreet Class E Shares and New Discreet Class F Shares in connection with the Transactions.

  "FTC" means the United States Federal Trade Commission.

  "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "HSR Notice" means a Notification and Report Form filed with the Antitrust Division and the FTC.

  "Letter of Transmittal and Election Form" means the letter of transmittal and election form (on green paper) for use by Discreet Shareholders. A copy is enclosed with this Proxy Circular and additional copies are available upon request from the Depositary.

  "Liquidation Call Right" means the overriding right of Dutchco, in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of New Discreet, to purchase from all but not less than all of the holders of New Discreet Exchangeable Shares all but not less than all of the New Discreet Exchangeable Shares held by each such holder, as more particularly described in Article 5.4 of the provisions attaching to the New Discreet Exchangeable Shares set forth in Appendix A to the Amalgamation Agreement.

  "Nasdaq National Market" means the Nasdaq National Market of The Nasdaq Stock Market, Inc.

  "New Discreet" means a new subsidiary of Dutchco and indirect subsidiary of Autodesk resulting from the Amalgamation which will carry on, among other things, the business of Discreet.

  "New Discreet Class A Shares" means the Class A voting common shares in the share capital of New Discreet having the rights, privileges, restrictions and conditions set forth in Appendix A to the Amalgamation Agreement.

  "New Discreet Class B Shares" means the Class B non-voting common shares in the share capital of New Discreet having the rights, privileges, restrictions and conditions set forth in Appendix A to the Amalgamation Agreement.

  "New Discreet Class C Shares" means the Class C non-voting preferred shares in the share capital of New Discreet having the rights, privileges, restrictions and conditions set forth in Appendix A to the Amalgamation Agreement.

  "New Discreet Class D Shares" means the Class D non-voting preferred shares in the share capital of New Discreet having the rights, privileges, restrictions and conditions set forth in Appendix A to the Amalgamation Agreement.

  "New Discreet Class E Shares" means the Class E voting common shares in the share capital of New Discreet having the rights, privileges, restrictions and conditions set forth in Appendix A to the Amalgamation Agreement.

  "New Discreet Class F Shares" means the Class F non-voting common shares in the share capital of New Discreet having the rights, privileges, restrictions and conditions set forth in Appendix A to the Amalgamation Agreement.

  "New Discreet Exchangeable Shares" means the exchangeable non-voting shares in the share capital of New Discreet having the rights, privileges, restrictions and conditions set forth in Appendix A to the Amalgamation Agreement.

  "New Discreet Units" means the units, each consisting of one New Discreet Class E Share and one New Discreet Class F Share.

  "Original Agreement" means the Agreement and Plan of Acquisition and Arrangement by and among Autodesk, Dutchco, Amalgamation Sub, ACI, Autodesk Quebec and Discreet dated as of August 20, 1998.

  "Piper Jaffray" means Piper Jaffray, Inc., financial advisor to Autodesk.

  "Quebec Act" means the Companies Act (Quebec), including all regulations made thereunder, all amendments to such statute or regulations from time to time, and any statute or regulation that supplements or supersedes such statute or regulation.

  "Redemption Call Right" means the overriding right of Dutchco in the event of and notwithstanding a proposed redemption of New Discreet Exchangeable Shares by New Discreet, to purchase from all but not less than all of the holders of New Discreet Exchangeable Shares all but not less than all of the New Discreet Exchangeable Shares held by each such holder, as more particularly described in the provisions attaching to the New Discreet Exchangeable Shares set forth in Appendix A to the Amalgamation Agreement.

  "Reissuance Offering" means the offering and sale by Autodesk of approximately 3 million shares of Autodesk Common Stock prior to the Effective Time in order to ensure that the Transactions may be accounted for as a pooling-of-interests.

  "Retraction Call Right" means the overriding right of Dutchco in the event of and notwithstanding a request by a holder of New Discreet Exchangeable Shares for New Discreet to redeem any or all of the New Discreet Exchangeable Shares registered in the name of such holder, to purchase all but not less than all of the New Discreet Exchangeable Shares that are the subject of such request directly from such holder, as more particularly described in the provisions attaching to the New Discreet Exchangeable Shares set forth in Appendix A to the Amalgamation Agreement.

  "SEC" means the United States Securities and Exchange Commission.

  "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

  "Securities Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

  "Special Voting Share" means the one share of Series B Preferred Stock of Autodesk to be issued to the Trustee by Autodesk upon consummation of the Transactions and to be held by the Trustee pursuant to the terms of the Voting and Exchange Trust Agreement.

  "Support Agreement" means the agreement to be entered into by and among Autodesk, Dutchco and New Discreet in connection with the Transactions, substantially in the form attached as Appendix C to this Proxy Circular.

  "Transactions" means the business combination of Autodesk and Discreet effected by way of (i) the Amalgamation, (ii) the redemption of New Discreet Class B Shares for Exchangeable Shares, (iii) the automatic conversion of New Discreet Class B Shares into New Discreet Units and (iv) the acquisition by Dutchco of New Discreet Units in exchange for shares of Autodesk Common Stock.

  "Trustee" means Montreal Trust Company of Canada, as trustee under the Voting and Exchange Trust Agreement.

  "US dollars," "$" and "US$" mean the lawful currency of the United States.

  "US GAAP" means the generally accepted accounting principles in effect in the United States as of the date of the financial statements contained in this Proxy Circular.

  "Volpe Brown Whelan" means Volpe Brown Whelan & Company, LLC, financial advisor to Discreet.

  "Voting and Exchange Trust Agreement" means the agreement to be entered into immediately after the Effective Time by and among Autodesk, New Discreet, Dutchco and the Trustee in connection with the Transactions, substantially in the form attached as Appendix D to this Proxy Circular.

  "Voting Rights" means the voting rights attached to the Special Voting Share exercisable by the Trustee at the direction of the holders of New Discreet Exchangeable Shares, other than Autodesk, its subsidiaries and affiliates, pursuant to the terms of the Voting and Exchange Trust Agreement.

  "WSE" means The Winnipeg Stock Exchange.

                  AUTODESK AND DISCREET REPORTING CURRENCIES
                           AND ACCOUNTING PRINCIPLES

  The financial statements and the pro forma financial statements of, and the selected historical and pro forma financial data concerning, Autodesk and Discreet, as the case may be, contained in this Proxy Circular are reported in US dollars and have been prepared in accordance with US GAAP.

                          CANADIAN/US EXCHANGE RATES

  According to Dow Jones Interactive, for Discreet's fiscal 1994 through fiscal 1998, the high and low exchange rates (i.e., the rate at which Canadian dollars were sold for US dollars), the average exchange rate (i.e., the average of the exchange rates on the last day of each month during the period) and end-of-period exchange rates for one Canadian dollar expressed in US dollars for the periods indicated are set forth below:

                                  FISCAL YEAR      ELEVEN MONTHS   FISCAL YEAR
                                 ENDED JULY 31,    ENDED JUNE 30, ENDED JUNE 30,
                              -------------------- -------------- --------------
                               1994   1995   1996       1997           1998
                              ------ ------ ------ -------------- --------------
                               US$    US$    US$        US$            US$
   High for period........... 0.7777 0.7455 0.7523     0.7514         0.7293
   Low for period............ 0.7167 0.7096 0.7218     0.7150         0.6837
   Average for period........ 0.7438 0.7260 0.7343     0.7322         0.7645
   End of period............. 0.7236 0.7287 0.7276     0.7249         0.6800

  On            , 1998, the noon buying rate for Cdn$1.00 was US$ .  .

                                    SUMMARY

  The following is a summary of certain information about Autodesk, Dutchco, Discreet, the Acquisition Agreement and the Transactions, and is qualified in its entirety by reference to the full text of this Proxy Circular and the appendices hereto. Autodesk Stockholders and Discreet Shareholders are urged to read this Proxy Circular and the accompanying appendices in their entirety. References to "dollars" or "$" shall be to US dollars unless otherwise specified herein. This Proxy Circular contains a number of forward-looking statements which reflect the current view of Autodesk and/or Discreet with respect to future events that are expected to have an effect on their future individual or combined operations and financial performance, including, but not limited to, forward-looking statements regarding the expected benefits and synergies of the Transactions and regarding the reasons for the Transactions. These forward-looking statements are subject to various risks and uncertainties, including those set forth under "Risk Factors" and elsewhere herein, that could cause actual results to differ materially from historical results or those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements.

PARTIES TO THE ACQUISITION AGREEMENT

  Autodesk. Autodesk develops, markets and supports personal computer software for design drafting, visualization and multimedia content creation. Autodesk has structured its internal marketing and development organizations around five key market groups that most closely match Autodesk's customer base:
Architecture, Engineering and Construction ("AEC"), Mechanical Computer-Aided Design ("MCAD"), Geographic Information Systems ("GIS"), Personal Solutions Group ("PSG") and Multimedia ("Kinetix"). Autodesk's AEC Market Group provides solutions from Autodesk and third-party developers to manage every phase of a building's life cycle--from conceptual design through construction, maintenance and renovation. Autodesk's MCAD Market Group provides mechanical engineers, designers and drafters with advanced, value-based solutions designed to solve their professional design challenges. Autodesk's GIS products provide easy-to-use mapping and GIS technology to help businesses and governments manage their assets and infrastructure. Autodesk's PSG Market Group develops easy-to-use, affordable tools for professionals, occasional users and consumers who design, draft, and diagram. The Kinetix division of Autodesk is devoted to bringing powerful 3D content-creation software to computer-industry professionals focused on two markets: entertainment (film, broadcast video and interactive games) and design conceptualization and visualization. Kinetix provides two core platform products--3D Studio MAX and 3D Studio VIZ--that specifically focus on these markets.

  Autodesk is a corporation organized under the laws of the State of Delaware. Its principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903, and its telephone number is (415) 507-5000.

  Autodesk Development B.V. Dutchco is a Netherlands corporation and indirect wholly owned subsidiary of Autodesk.

  Autodesk Canada Inc. ACI is an Ontario corporation and wholly owned subsidiary of Autodesk.

  9066-9771 Quebec Inc. Amalgamation Sub is a company recently organized by Dutchco under the laws of Quebec for the purpose of effecting the Amalgamation. It has no material assets and has not engaged in any activities except in connection with the Amalgamation.

  9066-9854 Quebec Inc. Autodesk Quebec is a company recently organized by ACI under the laws of Quebec for the purpose of effecting the Amalgamation. At present, it has no material assets and has not engaged in any activities except in connection with the Amalgamation. Prior to the Effective Time, ACI will transfer substantially all of its assets and liabilities to Autodesk Quebec, and ACI will be Autodesk Quebec's sole shareholder.

  Discreet. Discreet develops, assembles, markets and supports non-linear, on-line digital systems and software for creating, editing and compositing imagery and special effects for film, video, HDTV, broadcast and the Web. Discreet's systems and software are utilized by creative professionals for a variety of applications, including feature films, television programs, commercials, music and corporate videos, interactive game production, live broadcasting as well as Web design. Discreet's systems have played key roles in the creation of special visual effects for films such as Armageddon, Titanic, Forrest Gump, Independence Day, The Fifth Element, Batman & Robin, Contact and Air Force One; television programs and special events such as ABC's "World News Tonight with Peter Jennings" and the 1996 United States Presidential elections on ABC and CBS; music videos by artists including U2, REM, Rolling Stones and The Beatles; and commercials for clients such as Nike, Pepsi, AT&T and McDonald's. Discreet believes that creative professionals and designers require tools that simplify their work, enabling them to devote more time to creative activities and less time to technical tasks.

  Discreet offers high-end turnkey systems and software focused towards three markets: special effects, editing and broadcast production. Discreet's systems include its inferno* and flame* systems (special effects), its fire* and smoke* systems (editing) and its frost* system (broadcast production). Discreet's flame* system is an uncompressed, on-line, resolution independent, non-linear, digital system and is used to create, edit and composite special visual effects in an on-line, real-time environment, providing instant feedback to the creative professional. Discreet's inferno* system is an uncompressed, on-line, resolution independent, non-linear, digital system providing all of the features of flame* with film tools and increased film resolution and colour control for digital film work. Discreet's fire* system is an uncompressed, on-line, non-linear, digital video editing system with special effects capabilities. Discreet's smoke* system is an uncompressed, on-line, non-linear, digital video editing system with limited special effects capabilities. In the broadcast production market, Discreet offers its frost* system, a computer-based set of modeling, animation and rendering tools for the creation and manipulation of 3D graphics, including virtual sets for broadcast companies. Discreet's new media software products include its effect* and paint* products, and its edit* and light* products. Discreet sells its systems and software through a direct sales force as well as through distributors and resellers.

  Discreet is a company organized under the laws of the province of Quebec. Its principal executive offices are located at 10 Duke Street, Montreal, Quebec H3C 2L7, and its telephone number is (514) 393-1616.

SPECIAL MEETING OF STOCKHOLDERS OF AUTODESK

 Time, Date, Place and Purpose

  The Autodesk Meeting will be held at The Executive Briefing Center, Autodesk, Inc., 111 McInnis Parkway, San Rafael, California on December [ ], 1998 at
  :00 .m., local time. The purpose of the Autodesk Meeting is to approve the Autodesk Resolution and to transact such further or other business as may properly come before the Autodesk Meeting or any postponement or adjournment thereof, including a proposal to adjourn the Autodesk Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Autodesk Meeting to approve the Autodesk Resolution. See "Autodesk Special Meeting--Date, Time and Place of Autodesk Meeting" and "--Purpose."

 Record Date; Vote Required and Voting Agreements

  Only Autodesk Stockholders of record at the close of business on the Autodesk Record Date are entitled to notice of and to vote at the Autodesk Meeting. Under the DGCL and the rules of the Nasdaq National Market, the Autodesk Resolution requires the affirmative vote of a majority of the total votes cast regarding such proposal at a meeting at which a quorum is present or represented by proxy. See "Autodesk Special Meeting--Record Date and Outstanding Shares" and "--Vote Required."

  As of the Autodesk Record Date, there were      Autodesk Stockholders of
record and          shares of Autodesk Common Stock outstanding. Each Autodesk
Stockholder will be entitled to cast one vote per share on each matter to be acted upon at the Autodesk Meeting. Autodesk's executive officers and certain
of its directors (who own an aggregate of [    ] shares of Autodesk Common
Stock as of the Autodesk Record Date,
representing approximately [ ]% of the votes entitled to be cast at the Autodesk Meeting) have agreed to vote their shares in favor of the Autodesk Resolution. In addition, such persons have granted irrevocable proxies to Discreet's management to vote their shares of Autodesk Common Stock in accordance with the voting agreements. See "Autodesk Special Meeting--Vote Required," "--Voting Agreements" and "Terms of the Transactions--Autodesk and Discreet Voting Agreements."

 Recommendation of the Autodesk Board of Directors

  The Autodesk Board has unanimously approved the Acquisition Agreement and the Transactions and has determined that the Transactions are fair and in the best interests of Autodesk and its stockholders. After careful consideration, the Autodesk Board unanimously recommends that you vote FOR the Autodesk Resolution. Autodesk Stockholders should read this Proxy Circular carefully before voting. See "Approval of the Transactions--Background of the Transactions," "--Joint Reasons for the Transactions," "--Autodesk's Reasons for the Transactions," and "Autodesk Special Meeting--Recommendation of the Autodesk Board."

 No Appraisal Rights

  Autodesk Stockholders will not be entitled to appraisal or similar rights under the DGCL in connection with the Transactions. See "Autodesk Special Meeting--No Appraisal Rights."

SPECIAL MEETING OF SHAREHOLDERS OF DISCREET

 Time, Date, Place and Purpose

  The Discreet Meeting will be held at
[                                             ] on December [  ], 1998 at   :00
 .m. local time. The purpose of the Discreet Meeting is to consider and vote upon the Discreet Resolution and to transact such further or other business as may properly come before the Discreet Meeting or any adjournment thereof, including a proposal to adjourn the Discreet Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Discreet Meeting to approve the Discreet Resolution.
See "Discreet Special Meeting--Date, Time and Place of Discreet Meeting" and "--Purpose."

 Record Date; Vote Required and Voting Agreements

  Only Discreet Shareholders of record at the close of business on the Discreet Record Date are entitled to notice of and to vote at the Discreet Meeting. The Discreet Resolution must be approved by the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the Discreet Common Shares present or represented by proxy at the Discreet Meeting at which a quorum is present. See "Discreet Special Meeting--Record Date and Outstanding Shares" and "--Vote Required."

  As of the Discreet Record Date, there were      Discreet Shareholders of
record and          Discreet Common Shares outstanding. Each Discreet
Shareholder will be entitled to cast one vote per share on each matter to be acted upon at the Discreet Meeting. Discreet's executive officers and certain
of Discreet's directors (who own an aggregate of [    ] Discreet Common Shares
as of the Discreet Record Date, representing approximately [ ]% of the votes entitled to be cast at the Discreet Meeting) have agreed to vote their shares in favor of the Discreet Resolution. In addition, such persons have granted irrevocable proxies to Autodesk's management to vote their Discreet Common Shares in accordance with the voting agreements. See "Discreet Special Meeting--Vote Required," "--Voting Agreements," "Approval of the Transactions-- Interests of Certain Persons in the Transactions" and "Terms of the Transactions--Autodesk and Discreet Voting Agreements."

 Recommendation of the Discreet Board of Directors

  After careful consideration, based on the unanimous recommendation of the Discreet Special Committee, Discreet's Board of Directors has approved the Acquisition Agreement by the unanimous vote of all non-interested directors and believes that the Transactions are in the best interests of Discreet and its shareholders, and recommends that you vote FOR the Discreet Resolution. Discreet Shareholders should read this Proxy Circular carefully prior to voting. See "Approval of the Transactions--Background of the Transactions," "--Joint Reasons for the Transactions," "--Discreet's Reasons for the Transactions," and "Discreet Special Meeting--Recommendation of the Discreet Board."

 No Appraisal Rights

  Discreet Shareholders are not entitled to appraisal or similar rights pursuant to the Quebec Act in connection with the Transactions. See "Discreet Special Meeting--No Appraisal Rights" and "Description of Capital Stock-- Comparison of Shareholders' Rights--Dissenters' Rights."

RISK FACTORS

  IN CONSIDERING WHETHER TO APPROVE THE AUTODESK RESOLUTION AND THE DISCREET RESOLUTION, AUTODESK STOCKHOLDERS AND DISCREET SHAREHOLDERS, RESPECTIVELY, SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED BELOW UNDER THE CAPTION "RISK FACTORS."

REASONS FOR THE TRANSACTIONS

  Autodesk and Discreet have identified several potential benefits of the Transactions that they believe will contribute to the success of the Combined Company. The parties believe that the business combination with Discreet will position the Combined Company to create the premier total solutions provider of digital content design, creation and manipulation tools for the creation of moving images. See "Approval of the Transactions--Background of the Transactions," "--Joint Reasons for the Transactions," "-- Autodesk's Reasons for the Transactions" and "Discreet's Reasons for the Transactions."

PIPER JAFFRAY FAIRNESS OPINION

  Piper Jaffray has delivered to the Autodesk Board its written opinion, dated August 18, 1998, to the effect that, as of such date, the Exchange Ratio was fair from a financial point of view to Autodesk. The full text of the opinion of Piper Jaffray, which sets forth assumptions made and matters considered, is attached as Appendix F to this Proxy Circular and is incorporated herein by reference. AUTODESK STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "Approval of the Transactions--Opinion of Autodesk's Financial Advisor" and Appendix F attached hereto.

VOLPE BROWN WHELAN FAIRNESS OPINION

  Volpe Brown Whelan has delivered to the Discreet Board its written opinion, dated August 20, 1998, to the effect that, as of such date, the consideration to be received by Discreet Shareholders in connection with the Transactions was fair from a financial point of view to the Discreet Shareholders. The full text of the opinion of Volpe Brown Whelan, which sets forth assumptions made and matters considered, is attached as Appendix G to this Proxy Circular and is incorporated herein by reference. DISCREET SHAREHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "Approval of the Transactions-- Opinion of Discreet's Financial Advisor" and Appendix G attached hereto.

THE TRANSACTIONS

 The Amalgamation and Share Exchanges

  The Transactions will be completed by way of an Amalgamation under the Quebec Act and certain related transactions described below. Pursuant to the Articles of Amalgamation, Discreet will be amalgamated with Autodesk Quebec and Amalgamation Sub to form New Discreet. Each holder of Discreet Common Shares will receive upon the Amalgamation one New Discreet Class B Share for each Discreet Common Share then held by such holder. Immediately following the Amalgamation, each such New Discreet Class B Share will automatically, based upon the prior election of the holder thereof, either (i) be redeemed by New Discreet for
0.525 New Discreet Exchangeable Shares or (ii) be converted into one New Discreet Unit, which will immediately thereafter be acquired by Dutchco in exchange for 0.525 shares of Autodesk Common Stock, in either case without any further required action on the part of the holder. The New Discreet Exchangeable Shares will be exchangeable at any time at the option of the holder, and will automatically be exchanged on the eleventh anniversary of the Effective Time (or earlier upon the occurrence of certain events, including the liquidation, dissolution or winding-up of Autodesk or New Discreet), for Autodesk Common Stock on a one-for-one basis plus the Dividend Amount.

 Election to Receive Exchangeable Shares; Limitation on Number of Exchangeable Shares

  If the Transactions are approved, Discreet Shareholders may elect ultimately to receive either Autodesk Common Stock or New Discreet Exchangeable Shares upon consummation of the Transactions. Certain eligible persons who are Canadian residents for purposes of the Canadian Tax Act, to the extent they receive New Discreet Exchangeable Shares pursuant to the Transactions, will be permitted to elect with New Discreet in prescribed form pursuant to Section 85 of the Canadian Tax Act so as generally to be treated as having engaged in a tax-free rollover for Canadian federal income tax purposes (a "Rollover Election"). See "Material Canadian Federal and United States Federal Income Tax Considerations to Discreet Shareholders--Discreet Shareholders Resident in Canada." However, pursuant to the Acquisition Agreement, the maximum number of Discreet Common Shares which ultimately may be exchanged for New Discreet Exchangeable Shares may not exceed 19.99% of the number of Discreet Common Shares outstanding immediately prior to the Effective Time. If, based upon the elections of Discreet Shareholders, the percentage of Discreet Common Shares to be exchanged for New Discreet Exchangeable Shares would exceed 19.99% of the Discreet Common Shares outstanding immediately prior to the Effective Time, such electing Discreet Shareholders will receive, pro rata, New Discreet Units in lieu of New Discreet Exchangeable Shares in respect of such excess, which New Discreet Units will immediately be acquired by Dutchco in exchange for
0.525 shares of Autodesk Common Stock. Thus, for example, if the holders of 35% of the Discreet Common Shares outstanding immediately prior to the Effective Time elect to receive New Discreet Exchangeable Shares in the Transactions, then each such electing holder would ultimately receive (i) New Discreet Exchangeable Shares in respect of approximately 57.11% of such holder's Discreet Common Shares, and (ii) shares of Autodesk Common Stock in respect of the remaining approximately 42.89% of such holder's Discreet Common Shares.

  Because of the limitation on the number of New Discreet Exchangeable Shares issuable pursuant to the Transactions, Discreet Shareholders who elect to receive New Discreet Exchangeable Shares may nevertheless receive shares of Autodesk Common Stock in respect of some of their Discreet Common Shares. To the extent they ultimately receive shares of Autodesk Common Stock in lieu of New Discreet Exchangeable Shares, Discreet Shareholders will be precluded from engaging in a tax-free rollover for Canadian federal income tax purposes and may be taxable in Canada in respect of such exchange as described below under "Material Canadian Federal and United States Federal Income Tax Considerations to Discreet Shareholders--Discreet Shareholders Resident in Canada--Exchange of New Discreet Units for Autodesk Common Stock." Such holders will, however, be permitted to make Rollover Elections with respect to any New Discreet Exchangeable Shares actually received pursuant to the Transactions. While there can be no assurance that any of such persons will elect to receive New Discreet Exchangeable Shares, as of October 31, 1998, the number of Discreet Common Shares held by directors, officers and 5% shareholders of Discreet who are
known to Discreet to be Canadian residents was           , or    % of the
Discreet Common Shares outstanding as of such date.

 Effective Time

  As promptly as practicable after satisfaction or waiver of the conditions set forth in the Acquisition Agreement, the parties thereto will cause Discreet to be amalgamated with Autodesk Quebec and Amalgamation

Sub to form New Discreet by filing Articles of Amalgamation and related documents as contemplated by Section 123.118 of the Quebec Act with the Inspector General of Financial Institutions of the Province of Quebec. As permitted by the Quebec Act, the parties will request that the Certificate of Amalgamation be dated on the date on which the Articles of Amalgamation are filed. The Amalgamation will become effective at 3:59 p.m. (Montreal time) on the date shown on the Certificate of Amalgamation (the "Effective Time"). See "Terms of the Transactions--Effective Time of the Amalgamation."

 Exchange of Discreet Share Certificates

  A Letter of Transmittal and Election Form is enclosed with this Proxy Circular (on green paper) for use by Discreet Shareholders (i) to elect to receive New Discreet Exchangeable Shares and (ii) to transmit certificates representing Discreet Common Shares should such Discreet Shareholder wish to receive New Discreet Exchangeable Shares. DISCREET SHAREHOLDERS WHO WISH TO RECEIVE NEW DISCREET EXCHANGEABLE SHARES SHOULD USE THE GREEN LETTER OF TRANSMITTAL AND ELECTION FORM TO DEPOSIT THEIR DISCREET COMMON SHARES ON OR BEFORE THE ELECTION DEADLINE. If the Transactions are not consummated, all deposited share certificates will be returned by the Depositary forthwith to the shareholders entitled thereto.

  As soon as practicable after the Effective Time, New Discreet will send additional letters of transmittal to former Discreet Shareholders who did not elect to receive New Discreet Exchangeable Shares and who did not deposit their certificates prior to the Election Deadline. DISCREET SHAREHOLDERS WISHING TO RECEIVE AUTODESK COMMON STOCK ARE ADVISED NOT TO SURRENDER THEIR CERTIFICATES REPRESENTING DISCREET COMMON SHARES AT THE PRESENT TIME, BUT RATHER TO WAIT UNTIL THEY HAVE BEEN ADVISED BY AUTODESK TO DO SO. See "Terms of the Transactions--Procedures for Election and Exchange of Shares Certificates by Discreet Shareholders."

 Treatment of Discreet Employee Plans

  In connection with the Transactions, (i) each Discreet Share Option outstanding as of the Effective Time under the Discreet Stock Option Plans will be assumed by Autodesk and will become an option to purchase shares of Autodesk Common Stock, with appropriate adjustments to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio and (ii) each outstanding purchase right under the Discreet Employee Stock Purchase Plan will be assumed by Autodesk and will become a purchase right to acquire shares of Autodesk Common Stock, with certain adjustments to the purchase price of such shares based on the Exchange Ratio. Autodesk has agreed to file a registration statement on Form S-8 under the Securities Act covering the shares of Autodesk Common Stock issuable upon exercise of Discreet Share Options to be assumed by Autodesk and assumed rights under the Discreet Employee Stock Purchase Plan. See "Terms of the Transactions--Treatment of Discreet Employee Plans."

 No Solicitation

  Discreet has agreed that from and after the date of the Acquisition Agreement until the earlier of the Effective Time or the termination of the Acquisition Agreement, Discreet will not, directly or indirectly, through any officer, director, employee, representative or agent of Discreet or any of its subsidiaries, take any action to initiate, solicit, encourage or participate in any discussions or negotiations with any persons who are considering or who have made any inquiries or proposals regarding an acquisition of Discreet or similar transaction involving Discreet or any of its subsidiaries (an "Acquisition Proposal"), provided, however, that Discreet may, to the extent the Discreet Board determines, in good faith, after consultation with outside legal counsel, that the Discreet Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and furnish information to, any person, entity or group after such person, entity or group has delivered to Discreet an unsolicited bona fide Acquisition Proposal which the Discreet Board in its good faith and reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the Discreet Shareholders than the Transactions (a "Superior Proposal"). In addition, in connection with a possible Acquisition Proposal, Discreet may refer any third party to the no solicitation provisions of the Acquisition Agreement or make a copy of such provisions available to a third party. The Discreet Board may accept, approve or recommend a Superior Proposal to the Discreet Shareholders if the Discreet Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law. In such case, the Discreet Board may withdraw, modify or refrain from making its recommendation of the Transactions, and, to the extent it does so, Discreet may refrain from soliciting proxies and taking such other action as may be necessary to secure the vote of the Discreet Shareholders, provided, however, that Discreet shall not accept, approve or recommend to the Discreet Shareholders, or enter into any agreement concerning, a Superior Proposal for a period of not less than three Business Days after Autodesk's receipt of a copy of the Superior Proposal (or a reasonably detailed written description of the significant terms and conditions thereof, if such proposal is not in writing). See "Terms of the Transactions--Non-Solicitation by Discreet of Alternative Transactions."

 Conditions to the Transactions

  Consummation of the Transactions is subject to the satisfaction of a number of conditions, including but not limited to: (i) the passage of the Autodesk Resolution and the Discreet Resolution by the Autodesk Stockholders and the Discreet Shareholders, respectively; (ii) the absence of any restrictive court orders or any other legal restraints or prohibitions preventing or making illegal the consummation of the Transactions; (iii) the truth and accuracy of the representations and warranties made by each of Discreet and Autodesk in the Acquisition Agreement on and as of the Effective Time, subject to certain exceptions; (iv) the performance or compliance with all agreements and covenants required by the Acquisition Agreement by each of Autodesk, Discreet and Dutchco; and (v) the receipt by Autodesk and Discreet of certain opinions and letters regarding tax and accounting matters. See "Terms of the Transactions--Conditions to the Transactions."

 Termination; Fees and Expenses

  Notwithstanding approval of the Discreet Resolution by the Discreet Shareholders, the Acquisition Agreement may be terminated and the Transactions may be abandoned prior to the Effective Time under certain circumstances specified in the Acquisition Agreement, including, without limitation, (i) by mutual written agreement of Autodesk and Discreet, and (ii) if the Transactions are not consummated by December 31, 1998, by either party. See "Terms of the Transactions--Termination, Amendment and Waiver."

  Generally, each party to the Acquisition Agreement will bear its own expenses in the event the Acquisition Agreement is terminated without consummation of the Transactions. However, Discreet has agreed that, if the Acquisition Agreement is terminated under certain circumstances, it will pay to Dutchco an amount equal to all out-of-pocket fees and expenses reasonably incurred by Autodesk and Dutchco in connection with the Acquisition Agreement up to a maximum of $2 million, and, if Discreet then consummates an Acquisition Proposal within 9 months after the time of payment of such fees and expenses, it will pay Dutchco a termination fee of $15 million, less any amounts already paid to Dutchco in connection with the termination of the Acquisition Agreement. Discreet has also agreed that, if the Acquisition Agreement is terminated under certain other circumstances and there is not at that time a Superior Proposal outstanding with respect to Discreet, it will pay to Dutchco a termination fee of $6 million. Similarly, Dutchco has agreed that, if the Acquisition Agreement is terminated under certain circumstances, it will pay to Discreet an amount equal to all out-of-pocket fees and expenses reasonably incurred by Discreet in connection with the Acquisition Agreement up to a maximum of $2 million, or, if the Autodesk Board shall have withheld, withdrawn or modified in a manner adverse to Discreet its recommendation in favor of the Autodesk Resolution and at or prior to such time there has not been a Material Adverse Effect on Discreet (as defined in the Acquisition Agreement), Dutchco will pay to Discreet a termination fee of $6 million. See "Terms of the Transactions--Fees and Expenses."

 Affiliate Agreements

  To help ensure that the Transactions will be accounted for as a pooling of interests and to help ensure compliance with Rule 145 under the Securities Act, the affiliates of Autodesk and Discreet have executed agreements which, subject to certain limited exceptions, prohibit such persons from disposing of their Discreet Common Shares or Autodesk Common Stock, as the case may be, until Autodesk publicly releases financial results covering at least 30 days of combined operations of the Combined Company after the Transactions. See "Terms of the Transactions--Agreements of Autodesk and Discreet Affiliates."

 Interests of Certain Persons in the Transactions

  In considering the recommendation of the Discreet Board with respect to the Discreet Resolution and the Transactions, Discreet Shareholders should be aware that certain officers and directors of Discreet have interests in the Transactions that present them with potential conflicts of interest. As of October 31, 1998, directors and executive officers of Discreet and their
affiliates beneficially owned an aggregate of (i) [       ] Discreet Common
Shares, for which they will receive the same consideration as other Discreet
Shareholders, and (ii) unexercised Discreet Share Options to acquire [        ]
Discreet Common Shares, which will be treated as described above under "-- Treatment of Discreet Employee Plans," and some of which options will be subject to full acceleration of vesting restrictions as described below. Based
upon $    , which represents the last reported sales price of the Autodesk
Common Stock on November    , 1998, the aggregate dollar value of the shares of
Autodesk Common Stock to be received in connection with the Transactions by the directors and executive officers of Discreet and their affiliates (assuming no
New Discreet Exchangeable Shares are issued) is approximately $         . The
vesting of shares pursuant to Discreet Share Options granted to certain non-employee directors is subject to full acceleration as a result of the Transactions. In addition, pursuant to their current employment agreements with Discreet, the vesting of Discreet Share Options to purchase 450,000 and 150,000 Discreet Common Shares held by Richard Szalwinski and Francois Plamondon, respectively, will accelerate upon consummation of the Transactions.

  Messrs. Szalwinski and Plamondon have each entered into agreements with Autodesk pursuant to which such persons reconfirmed their current employment arrangements with Discreet and agreed, subject to consummation of the Transactions, to a minimum one year term of employment with the Combined Company following the Effective Time and, subject to certain exceptions, to refrain from competing with the Combined Company or soliciting its customers and employees. In addition, Autodesk and Dutchco have agreed to maintain or to cause New Discreet to maintain in effect the policies of directors' and officers' liability insurance maintained by Discreet and its subsidiaries (or similar policies) for a period of five years following the Effective Time, and to provide indemnification to the directors and officers of Discreet against certain liabilities incurred prior to the Effective Time. See "Approval of the Transactions--Interests of Certain Persons in the Transactions."

 Operations of the Combined Company Following the Transactions

  Following completion of the Transactions, Autodesk plans to combine the businesses of Discreet and its Kinetix division into a new organization headed by Discreet's current Chairman of the Board, President and Chief Executive Officer Richard Szalwinski, who will report to Autodesk's President, Eric Herr and will be part of Autodesk's executive staff. The new organization, the Discreet business unit of Autodesk, will be headquartered in Montreal, Quebec. Autodesk's Discreet business unit will focus on developing and marketing tools for the creation of digital content in the entertainment and creative design industries. The combined organization will continue to develop and deliver the existing Discreet and Kinetix product lines to a wide range of creative professionals including those in the entertainment, design and visualization industries.

  The engineering organizations of Discreet and Kinetix will be combined in Autodesk's Discreet business unit, and certain general and administrative functions will be integrated with similar functions at Autodesk. Discreet's advanced editing and effects systems will continue to be sold by Discreet's existing direct sales force.

These products will be marketed and supported by the Combined Company's Discreet Advanced Systems division. Discreet's new media software products and Kinetix products will be sold through Autodesk's distribution channel and will be marketed and supported by the Combined Company's New Media division. See "Terms of the Transactions--Operations of the Combined Company Following the Transactions."

ACCOUNTING TREATMENT

  The Transactions are intended to qualify as a pooling-of-interests for financial reporting purposes in accordance with US GAAP. Consummation of the Transactions is conditioned upon (i) receipt by Discreet of a letter from its independent auditors to the effect that Discreet qualifies as an entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available and (ii) receipt by Autodesk of a letter from its independent auditors regarding concurrence with Autodesk management's conclusion as to the appropriateness of pooling-of-interests accounting treatment for the Transactions under Accounting Principles Board Opinion No. 16, if consummated in accordance with the Acquisition Agreement.

OFFERING OF AUTODESK COMMON STOCK

  In order to qualify the Transactions for pooling-of-interests accounting treatment, Autodesk must reissue in one or more transactions certain shares of Autodesk Common Stock previously repurchased by Autodesk and currently held in its treasury. Accordingly, Autodesk expects to issue approximately 3 million shares of Autodesk Common Stock through either a public offering or private placement to be completed prior to the Effective Time (the "Reissuance Offering"). If the Reissuance Offering is effected by a public offering, the offering will be made only by means of a prospectus satisfying the requirements of the Securities Act. If the Reissuance Offering is effected by a private placement exempt from the registration requirements of the Securities Act, the offered shares may not be resold in the United States absent registration or an applicable exemption from registration under the Securities Act. See "Terms of the Transactions--Offering of Autodesk Common Stock."

STOCK OWNERSHIP FOLLOWING COMPLETION OF THE TRANSACTIONS

  Based upon the number of Discreet Common Shares outstanding and the number of Discreet Common Shares issuable upon exercise of outstanding Discreet Share
Options as of October 31, 1998, an aggregate of approximately [          ]
shares of Autodesk Common Stock will be issued to Discreet Shareholders in the Transactions (assuming that no New Discreet Exchangeable Shares are issued), and Autodesk will assume options exerciseable for up to approximately
[         ] additional shares of Autodesk Common Stock. Based upon the number of shares of Autodesk Common Stock issued and outstanding as of October 31, 1998, and after giving effect to the issuance of Autodesk Common Stock as described in the previous sentence and the issuance of 3 million shares of Autodesk Common Stock pursuant to the Reissuance Offering, the former holders of Discreet Common Shares would hold approximately [ ]% of Autodesk's total issued and outstanding Common Stock after completion of the Transactions, and holders of former Discreet Share Options would hold options to purchase an additional approximately [ ]% of Autodesk's total issued and outstanding Common Stock (assuming the exercise of such assumed options, but not others). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either Autodesk or Discreet changes subsequent to October 31, 1998 and prior to the Effective Time, and there can be no assurance as to the actual capitalization of Autodesk or Discreet at the Effective Time or of the Combined Company at any time following the Effective Time. See "Terms of the Transactions--Offering of Autodesk Common Stock" and "--Stock Ownership Following Completion of the Transactions."

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

  Discreet Shareholders should read carefully the detailed information under "Material Canadian Federal and United States Federal Income Tax Considerations to Discreet Shareholders--Canadian Federal Income Tax

Considerations," which qualifies the information set forth below. The following summary of Canadian federal income tax considerations is intended as a general summary and does not discuss all of the facts and circumstances that may affect the tax liability of particular Discreet Shareholders. Therefore, Discreet Shareholders are urged to consult their own tax advisers.

  Residents of Canada. A holder of Discreet Common Shares will receive New Discreet Class B Shares upon the Amalgamation. Unless such holder has elected to have such New Discreet Class B Shares redeemed in exchange for New Discreet Exchangeable Shares, such New Discreet Class B Shares will automatically be converted into New Discreet Units, which will be acquired by Dutchco for shares of Autodesk Common Stock immediately following such conversion. The holder will generally realize, in respect of the latter exchange, a capital gain (or capital loss).

  Immediately following the Amalgamation, the New Discreet Class B Shares received by a Discreet Shareholder who elects to have such New Discreet Class B Shares redeemed in exchange for New Discreet Exchangeable Shares will be redeemed by New Discreet in exchange for New Discreet Exchangeable Shares. A holder who is an Eligible Holder and whose New Discreet Class B Shares are redeemed for New Discreet Exchangeable Shares will be permitted to elect with New Discreet in prescribed form pursuant to Section 85 of the Canadian Tax Act so as generally to be treated as having engaged in a tax-free rollover for Canadian federal income tax purposes. See "Material Canadian Federal and United States Federal Income Tax Considerations to Discreet Shareholders--Discreet Shareholders Resident in Canada." The terms and conditions of the New Discreet Class B Shares provide that the maximum number of New Discreet Exchangeable Shares issuable pursuant to the Transactions may not exceed 19.99% of the number of Discreet Common Shares outstanding immediately prior to the Amalgamation, multiplied by the Exchange Ratio. In the event the number of New Discreet Exchangeable Shares otherwise issuable pursuant to the Transactions exceeds this maximum number, the electing holders of New Discreet Class B Shares will receive, pro rata, New Discreet Units in lieu of New Discreet Exchangeable Shares in respect of such excess. Accordingly, holders of New Discreet Class B Shares may be precluded from engaging in a tax-free rollover for Canadian federal income tax purposes in respect of some of their New Discreet Class B Shares. As a result, holders of New Discreet Class B Shares may be taxable in Canada in respect of the disposition of some of their New Discreet Class B Shares.

  Dividends received on the New Discreet Exchangeable Shares will be treated for Canadian income tax purposes as ordinary taxable dividends received from a taxable Canadian corporation. Shareholders that are corporations, other than specified financial institutions, will be entitled to deduct such dividends in computing taxable income, subject to certain limitations. Such dividends will not be subject to tax under Part IV.1 of the Canadian Tax Act, but may be subject to tax under Part IV.

  A holder of New Discreet Exchangeable Shares who receives shares of Autodesk Common Stock from New Discreet upon a redemption (including a retraction) by New Discreet of the holder's New Discreet Exchangeable Shares will be deemed to have received a dividend as a result of such redemption.

  A holder of New Discreet Exchangeable Shares who exchanges New Discreet Exchangeable Shares with Dutchco for shares of Autodesk Common Stock upon the exercise of the Call Rights or the Exchange Rights generally will realize a capital gain (or capital loss) as a result of such exchange.

  Non-Residents of Canada. The New Discreet Class B Shares, Class E Shares and Class F Shares generally should not be taxable Canadian property to a holder at any time, provided such shares are listed on a prescribed stock exchange (which includes the Nasdaq National Market).

  A non-resident holder of Discreet Common Shares, New Discreet Class B Shares and New Discreet Units generally should not be subject to tax under the Canadian Tax Act on the Amalgamation, the redemption of the New Discreet Class B Shares, the exchange of New Discreet Units for Autodesk Common Stock or the automatic conversion of New Discreet Class B Shares into New Discreet Exchangeable Shares.

  Dividends paid (or deemed to be paid) to non-residents on the New Discreet Exchangeable Shares will be subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, subject to reduction under the provisions of an applicable income tax treaty. Under the Canada-United States Income Tax Convention, the rate is generally reduced to 15%. A non-resident holder of New Discreet Exchangeable Shares who receives Shares of Autodesk Common Stock from New Discreet upon a redemption (including a retraction) of the holder's New Discreet Exchangeable Shares will be deemed to have received a dividend as a result of such redemption, which will be subject to non-resident withholding tax under the Canadian Tax Act as described above.

  A non-resident holder of New Discreet Exchangeable Shares who receives shares of Autodesk Common Stock from Dutchco generally will realize a capital gain (or a capital loss) as a result of such exchange. In circumstances where a capital gain arises, such gain will be subject to tax under the Canadian Tax Act. Relief may be available under the provisions of an applicable income tax convention.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  Discreet Shareholders should read carefully the detailed information under "Material Canadian Federal and United States Federal Income Tax Considerations to Discreet Shareholders--Material United States Federal Income Tax Considerations," which qualifies the information set forth below. The following disclosure of United States federal income tax considerations is intended as a general summary and does not discuss all of the facts and circumstances that may affect the tax liability of particular Discreet Shareholders. Therefore, Discreet Shareholders are urged to consult their own tax advisers. This summary discusses United States federal income tax considerations only, and does not address any United States state or local tax consequences of the Transactions.

  The following discussion applies to Discreet Shareholders who are "United States persons" for United States federal income tax purposes ("US Holders"), including United States citizens or residents, corporations organized under the laws of the United States or of any state thereof, any estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, and any trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

  US Holders. The exchange of Discreet Common Shares pursuant to the Transactions generally should constitute a taxable transaction for United States federal income tax purposes.

  US Holders who receive New Discreet Class B Shares, thereafter automatically converted into New Discreet Units which will be exchanged with Dutchco for shares of Autodesk Common Stock, generally should recognize a taxable gain or loss in an amount equal to the difference between (i) the sum of the fair market value of Autodesk Common Stock received and cash received in lieu of fractional shares and (ii) the adjusted tax basis of the Discreet Common Shares surrendered. Such gain or loss will be a capital gain or loss if the Discreet Common Shares exchanged were held as capital assets, and will be long-term capital gain or loss if the Discreet Common Shares exchanged have been held for more than one year at the Effective Time.

  IT IS STRONGLY RECOMMENDED THAT US HOLDERS WHO OWN DISCREET COMMON SHARES DO NOT ELECT TO RECEIVE NEW DISCREET EXCHANGEABLE SHARES SINCE THE OWNERSHIP AND DISPOSITION OF SUCH SHARES MAY HAVE CERTAIN ADVERSE TAX CONSEQUENCES. Although the issue cannot be free from doubt, the likely United States federal income tax considerations of such an election are as follows: US Holders who receive New Discreet Exchangeable Shares generally should recognize gain or loss in an amount equal to the difference between (i) the sum of the fair market value of New Discreet Exchangeable Shares received (including for this purpose the fair market value of the Voting Rights and the Exchange Rights, if any) and cash received in lieu of fractional shares and (ii) the adjusted tax basis of the Discreet Common Shares surrendered. A US Holder of New Discreet Exchangeable Shares who disposes of such stock pursuant to the exercise of rights granted under the Articles of Amalgamation

(see "Terms of the Transactions--Description of New Discreet Exchangeable Shares"), including the exercise of rights by New Discreet and Dutchco, should generally recognize a taxable gain or loss on that disposition. For Canadian federal income tax purposes, such disposition may be treated as a deemed distribution on the New Discreet Exchangeable Shares. Generally, distributions (or deemed distributions) on the New Discreet Exchangeable Shares will be subject to a Canadian withholding tax at the current treaty rate of 15%. Subject to certain limitations, a US Holder will be entitled to claim either a credit against United States federal income tax liability or a deduction in computing United States taxable income for such Canadian taxes withheld.

  Non-US Holders. The following summary is applicable to holders of Discreet Common Shares who are not "United States persons" for United States federal income tax purposes ("Non-US Holders").

  A Non-US Holder of Discreet Common Shares generally will not be subject to United States federal income tax on the gain realized on the receipt of New Discreet Class B Shares, New Discreet Units, New Discreet Exchangeable Shares, or Autodesk Common Stock, or upon a subsequent exchange (or sale) of New Discreet Exchangeable Shares or Autodesk Common Stock, unless such gain is effectively connected with a United States trade or business or certain other conditions are satisfied.

  Dividends received by a Non-US Holder with respect to Autodesk Common Stock generally will be subject to United States withholding tax at the rate of 30%, which rate may be subject to reduction by an applicable income tax treaty in effect between the United States and the Non-US Holder's country of residence. Under the Canada-United States Income Tax Convention, the rate is generally reduced to 15%. Provided that the New Discreet Exchangeable Shares are not treated for United States federal income tax purposes as shares of Autodesk Common Stock, dividends received by a Non-US Holder on the New Discreet Exchangeable Shares should not be subject to United States withholding tax.

REGULATORY MATTERS

  Under the HSR Act and the rules promulgated thereunder, the Transactions may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division, and specified waiting period requirements have been satisfied or early termination has been granted. The waiting period for the Transactions will expire at 11:59 pm. on the thirtieth day following acceptance of the required notifications and information by the FTC and Antitrust Division, unless such time is extended by a request for additional information. Expiration of the applicable waiting periods will not preclude the FTC or the Antitrust Division from taking such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Transactions or seeking the divestiture of Discreet by Autodesk, in whole or in part, or the divestiture or compulsory licensing of substantial assets of Autodesk, Discreet or their respective subsidiaries. See "Terms of the Transactions--Regulatory Matters."

                     MARKET PRICE AND DIVIDEND INFORMATION

AUTODESK COMMON STOCK

  Autodesk Common Stock has been traded on the Nasdaq National Market under the symbol "ADSK" since May 1996, and was traded on the Nasdaq National Market under the symbol "ACAD" from Autodesk's initial public offering in 1985 until that time. The following table sets forth, for the periods indicated, the high and low closing sale prices as reported on the Nasdaq National Market for Autodesk Common Stock for the fiscal periods indicated.

                                                                HIGH    LOW
                                                                ----    ----
     FISCAL YEAR ENDED JANUARY 31, 1997
     First Quarter............................................. $43 1/4 $29 3/4
     Second Quarter............................................   42      21
     Third Quarter.............................................   27     19 5/8
     Fourth Quarter............................................  34 1/8  21 3/8
     FISCAL YEAR ENDED JANUARY 31, 1998
     First Quarter............................................. $36 1/8 $28 3/4
     Second Quarter............................................   42      35
     Third Quarter.............................................   50     32 3/4
     Fourth Quarter............................................  41 1/4  32 1/2
     FISCAL YEAR ENDING JANUARY 31, 1999
     First Quarter............................................. $49 7/8  $39
     Second Quarter............................................  48 7/8  31 1/8
     Third Quarter.............................................   35      23
     Fourth Quarter (through November   , 1998)................  [ ]     [ ]

  The closing price for a share of Autodesk Common Stock as reported on the Nasdaq National Market on August 20, 1998, the last trading day prior to the public announcement of the execution of the Original Agreement, was $32.625 and on November [ ] , 1998, the last practicable trading day for which information was available before the printing of this Proxy Circular, was $ .

  Autodesk paid quarterly cash dividends of $0.06 per share with respect to fiscal 1997 and 1998 and the first two quarters of fiscal 1999, and currently intends to continue paying such cash dividends on a quarterly basis.

DISCREET COMMON SHARES

  Discreet Common Shares have been traded on the Nasdaq National Market under the symbol "DSLGF" since Discreet's initial public offering in July 1995. The following table sets forth, for the periods indicated, the range of high and low closing sale prices reported on the Nasdaq National Market for Discreet Common Shares (Discreet changed its fiscal year end from July 31 to June 30, effective beginning with Discreet's second fiscal quarter of 1997 which ended December 31, 1996).

                                                       HIGH         LOW
                                                       ----         ---
     FISCAL YEAR ENDED JUNE 30, 1997
     First Quarter (August 1, 1996 through October
      31, 1996)......................................  $8           $3 5/8
     Second Quarter (November 1, 1996 through
      December 31, 1996).............................    8 1/8       5 3/4
     Third Quarter (January 1, 1997 through March 31,
      1997)..........................................    9 1/2       5 7/8
     Fourth Quarter (April 1, 1997 through June 30,
      1997)..........................................    18          6 1/2
     FISCAL YEAR ENDED JUNE 30, 1998
     First Quarter...................................  $27 7/8      $16
     Second Quarter..................................   26 3/8      15 3/4
     Third Quarter...................................    25/3///4/  16 1/4
     Fourth Quarter..................................    21/9///16/  10/19///64/
     FISCAL YEAR ENDED JUNE 30, 1999
     First Quarter...................................   15 5/8      [ ]
     Second Quarter (through November  , 1998).......   [ ]         [ ]

  The closing price for one Discreet Common Share as reported on the Nasdaq National Market on August 20, 1998, the last trading day prior to the public announcement of the execution of the Original Agreement, was $15.625 and on November [ ], 1998, the last practicable trading day for which information was available before the printing of this Proxy Circular, was $ . The market value of the fractional share of Autodesk Common Stock issuable in exchange for one Discreet Common Share, based upon the closing Autodesk Common Stock price multiplied by the Exchange Ratio, was $17.128 on August 20, 1998 and $[ ] on November [ ], 1998.

  Discreet has never declared or paid any cash dividends and, if the Transactions are not consummated, does not anticipate paying any cash dividends in the foreseeable future.

  Because the Exchange Ratio is fixed, fluctuations in the market price of the Autodesk Common Stock will affect the dollar value of the consideration to be received by Discreet Shareholders in connection with the Transactions. Discreet Shareholders are encouraged to obtain current market quotations for Autodesk Common Stock and Discreet Common Shares prior to the Discreet Meeting. See "Risk Factors--Risks Relating to the Transactions--Fixed Exchange Ratio Despite Change in Relative Stock Prices; Risks Relating to Exchangeable Share Election."

 SELECTED HISTORICAL AND UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

  The following selected historical financial information of Autodesk and Discreet has been derived from their respective audited historical consolidated financial statements, and should be read in conjunction with such audited consolidated financial statements and the notes thereto. The unaudited selected pro forma financial information of Autodesk and Discreet are derived from the unaudited pro forma condensed combined financial statements, which give effect to the Transactions as a pooling-of-interests, and should be read in conjunction with such unaudited pro forma statements and notes thereto, which are included elsewhere in this Proxy Circular.

  For Autodesk and Discreet pro forma purposes, Autodesk's historical condensed consolidated statements of income for the three fiscal years ended January 31, 1996, 1997 and 1998, and Autodesk's unaudited condensed consolidated statement of income for the six months ended July 31, 1998 have been combined with the unaudited condensed consolidated statements of operations of Discreet for the fiscal year ended July 31, 1996, the eleven months ended June 30, 1997, the twelve months ended December 31, 1997, and the unaudited condensed consolidated statement of operations of Discreet for the six months ended June 30, 1998, respectively. The unaudited pro forma combined condensed balance sheet assumes the Transactions took place on July 31, 1998 and combines Autodesk's unaudited condensed consolidated balance sheet at that date with Discreet's historical condensed consolidated balance sheet at June 30, 1998. The unaudited selected pro forma combined financial data should be read in conjunction with the unaudited pro forma financial statements included elsewhere in this Proxy Circular.

  Autodesk paid quarterly dividends of $0.06 per share with respect to fiscal 1996, 1997 and 1998, and in each of the first two quarters of fiscal 1999, and currently intends to continue paying such cash dividends on a quarterly basis. Discreet has not paid any cash dividends on the Discreet Common Shares. Discreet currently intends to retain any earnings for future growth and therefore does not anticipate paying any cash dividends on the Discreet Common Shares in the foreseeable future.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transactions had been consummated at the times indicated, nor is it necessarily indicative of future operating results or financial position.

              AUTODESK SELECTED HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          SIX MONTHS
                                 FISCAL YEAR ENDED JANUARY 31,          ENDED JULY 31,
                          -------------------------------------------- ------------------
                            1994     1995     1996     1997     1998     1997      1998
                          -------- -------- -------- -------- -------- --------  --------
                                                                          (UNAUDITED)
HISTORICAL CONSOLIDATED
 STATEMENT OF OPERATIONS
 DATA:
Net revenues............  $405,596 $454,612 $534,167 $496,693 $617,126 $273,080  $373,844
Income (loss) from
 operations (1)(2)......    89,703   81,911  129,027   59,817   45,355  (28,327)   59,695
Net income (loss)
 (1)(2).................    62,166   56,606   87,788   41,571   15,364  (34,910)   36,753
Basic net income (loss)
 per share..............  $   1.30 $   1.20 $   1.86 $   0.91 $   0.33 $  (0.78) $   0.79
Diluted net income
 (loss) per share.......  $   1.25 $   1.14 $   1.76 $   0.88 $   0.31 $  (0.78) $   0.74
Shares used in computing
 basic net income (loss)
 per share..............    47,770   47,320   47,090   45,540   46,760   45,045    46,500
Shares used in computing
 diluted net income
 (loss) per share.......    49,740   49,840   49,800   47,190   49,860   45,045    49,670
Dividends paid per
 share..................  $   0.24 $   0.24 $   0.24 $   0.24 $   0.24 $   0.12  $   0.12

                                      AS OF JANUARY 31,                  AS OF
                         --------------------------------------------  JULY 31,
                           1994     1995     1996     1997     1998      1998
                         -------- -------- -------- -------- -------- -----------
                                                                      (UNAUDITED)
HISTORICAL CONSOLIDATED
 BALANCE SHEET DATA:
Working capital......... $177,241 $205,735 $190,718 $147,500 $108,215  $215,400
Total assets............  404,874  482,076  517,929  492,233  533,683   565,666
Long term liabilities...    5,679    3,602   31,306   33,948   31,064     2,499
Put warrants............      --       --       --    64,500      --        --
Total stockholders'
 equity.................  296,879  323,484  342,328  243,614  303,132   349,193

--------
(1) Includes the effect of nonrecurring charges of $25.5 million, $4.7 million, $58.5 million and $37.7 million recorded in fiscal 1995, 1997, 1998 and for the six months ended July 31, 1998, respectively. The fiscal 1995 amount represents a federal district court judgment against Autodesk in a trade secret lawsuit. The charges for fiscal 1997 and 1998 consist of charges relating to the write off of purchased in-process research and development that had not reached technological feasibility and had no alternate future use. Nonrecurring charges for the six months ended July 31, 1998 consist primarily of a charge relating to the write off of purchased in-process research and development that had not reached technological feasibility and had no alternate future use, restructuring charges for the consolidation of certain development centers, the write-off of purchased technologies associated with these operations, staff reductions in the Asia Pacific region and costs in relation to potential legal settlements.
(2) Income from operations for the six months ended July 31, 1998 includes a reversal of a portion of the litigation reserve in the amount of $18.2 million as a result of a favorable decision on appeal of the trade secret lawsuit (see footnote 1, above). In addition to the $18.2 million, $2.7 million of interest associated with the litigation reserve was reversed and is reflected in net income for the six months ended July 31, 1998.




  SEE AUTODESK FINANCIAL STATEMENTS AND THE NOTES THERETO FOR THE YEAR ENDED JANUARY 31, 1998 AND THE UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JULY 31, 1998, INCLUDED ELSEWHERE IN THIS PROXY CIRCULAR.

              DISCREET SELECTED HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              ELEVEN    FISCAL
                                                              MONTHS     YEAR
                                FISCAL YEAR ENDED JULY 31,    ENDED     ENDED
                                ---------------------------  JUNE 30,  JUNE 30,
                                  1994      1995     1996      1997      1998
                                --------  -------- --------  --------  --------
HISTORICAL CONSOLIDATED
 STATEMENT OF OPERATIONS DATA:
Revenues......................  $ 15,392  $ 64,549 $ 83,997  $101,924  $151,558
Operating income (loss)(1)....       944    13,460  (44,914)   (1,257)    8,177
Net income (loss)(1)..........       483     7,785  (44,141)   (6,756)     (611)
Basic net income (loss) per
 share........................  $   0.02  $   0.34 $  (1.64) $  (0.24) $  (0.02)
Diluted net income (loss) per
 share........................  $   0.02  $   0.31 $  (1.64) $  (0.24) $  (0.02)
Shares used in computing basic
 net income (loss) per share..    22,954    23,017   26,837    27,948    29,029
Shares used in computing
 diluted net income (loss) per
 share........................    23,094    24,886   26,837    27,948    29,029
Dividends paid per share......  $    --   $    --  $    --   $    --   $    --
                                      AS OF JULY 31,          AS OF JUNE 30,
                                ---------------------------  ------------------
                                  1994      1995     1996      1997      1998
                                --------  -------- --------  --------  --------
HISTORICAL CONSOLIDATED
 BALANCE SHEET DATA:
Working capital (deficit).....  $   (382) $ 41,847 $ 24,030  $ 18,536  $ 40,409
Total assets..................     9,431    76,858   80,148    95,945   114,610
Long term liabilities.........       317     1,261    1,442       713     2,229
Total shareholders' equity....       934    50,124   42,343    36,948    59,566

--------
(1) Operating income includes the effect of nonrecurring charges of $1.4 million, $26.0 million, $16.3 million and $24.1 million recorded in fiscal 1994, 1996, 1997 and 1998, respectively. The fiscal 1994 amount represents a legal settlement by Discreet. The fiscal 1996 charges consist primarily of the write off of in-process research and development, restructuring charges and costs in relation to a legal settlement. Fiscal 1997 charges consist primarily of the write off of amounts relating to in-process research and development and a legal settlement. The fiscal 1998 charge consists of amounts for the write off of in-process research and development, costs in relation to the termination of a merger transaction, a gain on the sale of an investment and the reversal of provisions no longer required for restructuring charges and legal settlements.

  SEE DISCREET FINANCIAL STATEMENTS AND NOTES THERETO FOR THE YEAR ENDED JUNE
             30, 1998, INCLUDED ELSEWHERE IN THIS PROXY CIRCULAR.

         UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         SIX
                                                                        MONTHS
                                     TWELVE MONTHS ENDED JANUARY 31,    ENDED
                                     --------------------------------  JULY 31,
                                        1996       1997       1998       1998
                                     ---------- ---------- ----------  --------
PRO FORMA CONDENSED COMBINED
 STATEMENT OF OPERATIONS DATA:
  Net revenues...................... $  618,164 $  598,617 $  754,627  $449,729
  Income from operations............     84,113     58,560     32,773    76,975
  Net income (loss).................     43,647     34,815     (6,856)   50,454
  Basic net income (loss) per share. $     0.71 $     0.58 $    (0.11) $   0.82
  Diluted net income (loss) per
   share............................ $     0.67 $     0.56 $    (0.11) $   0.77
  Shares used in computing basic net
   income (loss) per share..........     61,179     60,213     61,526    61,895
  Shares used in computing diluted
   net income (loss) per share......     64,963     62,359     61,526    65,917
  Dividends paid per share.......... $     0.24 $     0.24 $     0.24  $   0.12

                                                    JULY 31, 1998
                                        --------------------------------------
                                        AUTODESK DISCREET ADJUSTMENTS COMBINED
                                        -------- -------- ----------- --------
PRO FORMA CONDENSED COMBINED BALANCE
 SHEET DATA:
  Working capital...................... $215,400 $ 40,409  $(13,000)  $242,809
  Total assets.........................  565,666  114,610       --     680,276
  Long term liabilities................    2,499    2,229       --       4,728
  Stockholders' equity.................  349,193   59,566   (13,000)   395,759



      SEE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION AND ACCOMPANYING NOTES THERETO INCLUDED ELSEWHERE IN THIS PROXY CIRCULAR.

                          COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Autodesk and Discreet and combined basic and diluted per share data on an unaudited pro forma basis after giving effect to the Transactions on a pooling-of-interests basis under US GAAP, assuming the application of the Exchange Ratio. This data should be read in conjunction with selected historical financial data, the unaudited pro forma combined condensed financial statements and the separate historical financial statements of Autodesk and Discreet and the notes thereto included elsewhere in this Proxy Circular. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the Transactions been consummated as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                       YEAR ENDED
                                                       JANUARY 31,
                                                    -----------------
                                                                      SIX MONTHS
                                                                        ENDED
                                                                       JULY 31,
                                                    1996  1997  1998     1998
                                                    ----- ----- ----- ----------
HISTORICAL--AUTODESK:
  Basic net income per share....................... $1.86 $0.91 $0.33   $0.79
  Diluted net income per share..................... $1.76 $0.88 $0.31   $0.74
  Book value per share (1)......................... $7.39 $5.40 $6.67   $7.53
  Dividends paid per share......................... $0.24 $0.24 $0.24   $0.12

                                           FISCAL YEAR ELEVEN MONTHS FISCAL YEAR
                                              ENDED        ENDED        ENDED
                                            JULY 31,     JUNE 30,     JUNE 30,
                                              1996         1997         1998
                                           ----------- ------------- -----------
HISTORICAL--DISCREET:
  Basic net loss per share................   $(1.64)      $(0.24)      $(0.02)
  Diluted net loss per share..............   $(1.64)      $(0.24)      $(0.02)
  Book value per share (1)................   $ 1.53       $ 1.31       $ 2.01
  Dividends paid per share................   $    --      $    --      $    --

                                                                          SIX
                                                                         MONTHS
                                               YEAR ENDED JANUARY 31,    ENDED
                                              ------------------------  JULY 31,
                                               1996    1997     1998      1998
                                              ------- ------- --------  --------
AUTODESK PRO FORMA(2):
  Basic net income (loss) per share..........   $0.71   $0.58   $(0.11)  $0.81
  Diluted net income (loss) per share........   $0.67   $0.56   $(0.11)  $0.77
  Book value per share(1)....................                 $   5.55   $6.39
  Dividends paid per share................... $  0.24   $0.24 $   0.24   $0.12
DISCREET EQUIVALENT PRO FORMA(3):
  Basic net income (loss) per share..........   $0.37   $0.31   $(0.06)  $0.43
  Diluted net income (loss) per share........   $0.35   $0.29   $(0.06)  $0.41
  Book value per share(1)....................                 $   2.91   $3.35
  Dividends paid per share...................   $0.13   $0.13 $   0.13   $0.06

--------
(1) Historical book value per share is computed by dividing stockholders' equity by the number of shares of Autodesk Common Stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Autodesk Common Stock outstanding at the end of each period.
(2) Refer to Note 1 of Notes to Unaudited Pro Forma Condensed Combined Financial Statements.
(3) The Discreet equivalent pro forma per share amounts are calculated by multiplying the Autodesk combined pro forma share amounts by the Exchange Ratio.

                                 RISK FACTORS

  The following risk factors should be considered by holders of Discreet Common Shares in evaluating whether to approve the Discreet Resolution and thereby become holders of Autodesk Common Stock or of New Discreet Exchangeable Shares, which are exchangeable for shares of Autodesk Common Stock, and by holders of Autodesk Common Stock in evaluating whether to approve the Autodesk Resolution. These factors should be considered in conjunction with the other information included in this Proxy Circular. This Proxy Circular contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements as a result of a variety of factors, including those set forth below and elsewhere in this Proxy Circular. Some of these factors relate directly to the Transactions, while others are present in Autodesk's, Discreet's and the Combined Company's general business environment independent of the Transactions.

RISKS RELATING TO THE TRANSACTIONS

  Failure to Achieve Beneficial Synergies. Autodesk and Discreet have entered into the Acquisition Agreement with the expectation that the Transactions will result in beneficial synergies. See "Approval of the Transactions -- Joint Reasons for the Transactions," "-- Autodesk's Reasons for the Transactions," "-- Discreet's Reasons for the Transactions," "Autodesk Special Meeting --
 Recommendation of the Autodesk Board," and "Discreet Special Meeting -- Recommendation of the Discreet Board." These include mutual benefits from complementary strengths in the 3D modeling and animation tools markets, the competitive advantages resulting from offering a comprehensive suite of integrated product offerings, combined industry experience and market knowledge and shared distribution channels. Achieving these anticipated synergies will depend on a number of factors including, without limitation, the successful integration of Autodesk's and Discreet's operations and general and industry-specific economic factors. Even if Autodesk and Discreet are able to integrate their operations and economic conditions remain unchanged, there can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies could have a material adverse effect on the business, results of operations and financial condition of the Combined Company.

  Integration of Operations and Technologies. Achieving the anticipated benefits of the Transactions will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance as to the extent to which this will occur, if at all. The combination of the two companies will require, among other things, integration of the companies' respective operations, products, technologies, management information systems, distribution channels and key personnel and the coordination of their sales, marketing and research and development efforts. In particular, the Combined Company will be required to integrate Autodesk's sales channel, which consists principally of independent resellers, with Discreet's sales force, which typically sells product directly to customers. As a result of these and other factors, the integration may not be accomplished smoothly or successfully, if at all. If significant difficulties are encountered in the integration of the existing operations, products or technologies or the development of new products and technologies, resources could be diverted from new product development, and delays in new product introductions could occur. Compared to Autodesk's products, Discreet's products have traditionally experienced longer, more complex sales cycles. There can be no assurance that the Combined Company will be able to take full advantage of the combined sales efforts. In addition, the difficulties of integrating Autodesk and Discreet may be increased by the necessity of coordinating organizations with distinct corporate cultures and widely dispersed operations in two different countries. See "-- Integration of Operations of a non-US Company." The consummation of the Transactions and the integration of operations and technologies following the consummation of the Transactions will constitute a significant challenge to Autodesk's, Discreet's and the Combined Company's managements and will require substantial effort and dedication of management and other personnel, which may distract their attention from the day-to-day business of these entities, the development or acquisition of new technologies, and the pursuit of other business opportunities. In addition, certain Discreet systems currently include computer hardware, which may present business issues as to which Autodesk management has limited experience. See "--Risks Relating to the Combined Company--Dependence on Single Workstation Vendor" and "--Reliance on Sole Source Suppliers." Failure to successfully accomplish the integration of the two companies' operations, technologies and personnel would likely have a material adverse effect on the Combined Company's business, financial condition and results of operations. In addition, during the pre-acquisition and integration phases, aggressive competitors may undertake initiatives to attract customers or employees through various incentives, which could have a material adverse effect on the business, results of operations and financial conditions of Autodesk, Discreet and/or the Combined Company.

  Customers. The present and potential customers of Discreet and Autodesk may not continue their current buying patterns in light of the Transactions. Certain customers may defer purchasing decisions as they evaluate the proposed Transactions, other recent acquisitions and product announcements in the multimedia and design software industries, the Combined Company's future product strategy, current and anticipated product offerings of competitors, and any other outside forces which may affect customer buying patterns. Customers may ultimately decide to purchase competitors' products in lieu of the Combined Company's products. Historically, Discreet and Autodesk have had significantly different types of customers. These different customer types may evaluate the Combined Company differently. The decision of customers to defer their purchasing decisions or to purchase products elsewhere could have a material adverse effect on the business, results of operations and financial condition of the Combined Company.

  Dependence on Retention and Integration of Key Employees. The success of the Combined Company is dependent on the retention and integration of the key management, sales, marketing, engineering and other technical employees of Autodesk and Discreet. Competition for qualified personnel in the multimedia and design software industries is very intense, and competitors often use aggressive tactics to recruit key employees during the period leading up to an acquisition and during the integration phase following an acquisition. Stock options, which generally become exercisable only over a period of several years of employment, serve as an important incentive for retaining key employees. In accordance with their original terms, certain stock options held by several key Discreet employees will be fully exercisable or the vesting thereof will accelerate upon the consummation of the Transactions, thus potentially reducing the retention incentive provided by these options. While the Combined Company will endeavor to retain key Discreet employees, there can be no assurance that key employees will remain with the Combined Company. The loss of services of any of the key employees of the Combined Company could materially and adversely affect the Combined Company's business, financial condition and results of operation. See "Approval of the Transactions-- Interests of Certain Persons in the Transactions."

  Integration of Operations of a non-US Company. Cross-border acquisitions entail certain special risks in addition to those normally encountered in a domestic acquisition. These include the difficulty of integrating employees from a different corporate culture into the acquiring organization; the need to understand different incentives that motivate employees in a non-US company; the greater difficulty of transplanting the acquiring company's corporate culture to an organization that is physically distant; and the difficulty and expense of relocating employees from one country to another in the event of an internal group restructuring following an acquisition. These factors can reduce the likelihood of the long-term success of a cross-border acquisition. Although Autodesk derives the majority of its revenues from non-US sales and has significant operations outside the United States, it has limited experience integrating the management, sales, product development and marketing organizations of a significant non-US business with its existing operations. Although Discreet has sales and marketing operations in the United States and derives a significant portion of its revenue from US sales, its management and product development personnel are predominantly based in Canada. There can be no assurance that Autodesk will be able to successfully integrate the personnel and operations of Discreet into the existing Autodesk organization.

  Potential Dilutive Effect to Stockholders. Although Autodesk and Discreet believe that beneficial synergies will result from the Transactions, combining the two companies' businesses, even if the combination is achieved in an efficient, effective and timely manner, may not result in combined results of operations and financial condition superior to what would have been achieved by each company independently, and may in any event require a longer period than management of Autodesk or Discreet anticipates. In addition, based on the capitalization of each of Autodesk and Discreet as of October 31, 1998, Autodesk will issue approximately new shares of Autodesk Common Stock (including shares of Autodesk Common Stock issuable assuming that no New Discreet Exchangeable Shares are issued in
the Transactions), which shares will represent approximately   % of the
Autodesk Common Stock outstanding upon consummation of the Transactions. Autodesk will also issue approximately 3 million shares of Autodesk Common Stock in the Reissuance Offering. The issuance of new shares of Autodesk Common Stock in connection with the Transactions and the Reissuance Offering will have the initial effect of reducing Autodesk's net income per share and could reduce the market price of the Autodesk Common Stock unless and until revenue growth, cost savings or other business synergies sufficient to offset the effect of such issuance can be achieved. There can be no assurance that Autodesk Stockholders and Discreet Shareholders would not achieve greater returns on investment if Autodesk and Discreet were to remain independent of each other. See "Terms of the Transactions--Stock Ownership Following Completion of the Transactions" and "--Offering of Autodesk Common Stock."

  Fixed Exchange Ratio Despite Change in Relative Stock Prices; Risks Relating to Exchangeable Share Election. Pursuant to the Transactions, Discreet Shareholders effectively will receive either 0.525 New Discreet Exchangeable Shares or 0.525 shares of Autodesk Common Stock for each Discreet Common Share. In turn, each New Discreet Exchangeable Share will be exchangeable after the Effective Time at the option of the holder into one share of Autodesk Common Stock. This Exchange Ratio is fixed and will not be adjusted in the event of any increase or decrease in the market price of either the Autodesk Common Stock or the Discreet Common Shares. Consequently, the implied value of the exchange to Discreet Shareholders will change as the market price of the Autodesk Common Stock fluctuates. The Autodesk Common Stock and Discreet Common Shares historically have been subject to substantial price volatility. Variations in the market price of the Autodesk Common Stock may be the result of changes in the business, operations or prospects of Autodesk or Discreet, market assessments of the synergistic value of the Transactions or likelihood that the Transactions will be consummated and the timing thereof, dilutive issuances of additional shares of Autodesk Common Stock (including the shares to be issued in the Reissuance Offering), general market and economic conditions or other factors. No assurance can be given as to the market prices of Autodesk Common Stock or Discreet Common Shares at any time before the Effective Time or as to the market price of Autodesk Common Stock at any time thereafter. The specific dollar value of the consideration to be received by Discreet Shareholders upon consummation of the Transactions will depend on the market price of Autodesk Common Stock at the Effective Time. In the event that the market price of Autodesk Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of the Autodesk Common Stock to be received by Discreet Shareholders upon consummation of the Transactions would correspondingly decrease or increase. Discreet Shareholders are therefore encouraged to obtain current market quotations for the Autodesk Common Stock and the Discreet Common Shares. Similarly, the specific dollar value of the consideration to be received by Discreet Shareholders who receive New Discreet Exchangeable Shares will depend on the market price of the Autodesk Common Stock on the date the underlying shares of Autodesk Common Stock are ultimately delivered to such holder. It will typically take between three and ten business days after the applicable Retraction Request for Discreet Shareholders who hold Exchangeable Shares to receive the certificate representing their Autodesk Common Stock, depending upon the period specified by such holders in their Retraction Request. During this three to ten business day period, the market price of the Autodesk Common Stock may increase or decrease. In the event that the market price of the Autodesk Common Stock decreases or increases subsequent to the applicable Retraction Request but prior to the applicable Retraction Date, the market value at the Retraction Date of the Autodesk Common Stock will correspondingly decrease or increase. Accordingly, Discreet Shareholders who hold New Discreet Exchangeable Shares may not be able to determine at the time they make a Retraction Request the implied value of the consideration they will receive upon exchange at the Retraction Date due to these mechanical steps. See "Market Price and Dividend Information" and "Terms of the Transactions-- Description of New Discreet Exchangeable Shares."

  Volatility Of Stock Prices. The markets for the Autodesk Common Stock and Discreet Common Shares are highly volatile. The trading price of the Autodesk Common Stock has in the past been and could in the future be subject to wide fluctuations in response to quarterly variations in operating results, announcements following the development or acquisition of technological innovations or new products by Autodesk or Discreet or their competitors, changes in prices of Autodesk's or Discreet's or their competitors' products and services, changes in product mix, changes in revenue and revenue growth rates for Autodesk or Discreet as a whole or for geographic areas or business units, and other events or factors. Statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the markets in which Autodesk does business or relating to Autodesk or Discreet specifically have resulted, and could in the future result, in an immediate and adverse effect on the market price of the Autodesk Common Stock. Statements by financial or industry analysts regarding the impact on Autodesk's net income per share resulting from the Transactions and the extent to which such analysts expect potential business synergies to affect reported results in future periods can be expected to contribute to volatility in the market price of the Autodesk Common Stock. Moreover, the issuance of significant numbers of additional shares by Autodesk, including the issuance of approximately 3 million shares in the Reissuance Offering, may have the effect of reducing the market price of the Autodesk Common Stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many high-technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Autodesk Common Stock.

  Substantial Expenses Resulting from the Transactions. Autodesk, Dutchco and Discreet estimate they will incur direct transaction costs, relating primarily to regulatory filing costs, and the fees of financial advisors, attorneys, accountants, financial printers and proxy solicitors, of approximately $13 million associated with the Transactions, which will be charged to operations upon consummation of the Transactions. Autodesk and Discreet expect the Combined Company to incur an additional significant charge to operations, currently estimated at $6-8 million, to reflect costs associated with integrating the two companies which will be expensed as incurred. The Combined Company may also incur additional material charges in subsequent quarters to reflect additional costs associated with the Transactions.

RISKS RELATING TO THE COMBINED COMPANY

  As is true for technology companies generally, Autodesk, Dutchco and Discreet currently operate, and, following consummation of the Transactions, the Combined Company will operate, in a rapidly changing environment that involves a number of risks, some of which are beyond their control.

  Competition. The software industry has limited barriers to entry, and the availability of desktop computers with continually expanding capabilities at progressively lower prices contributes to the ease of market entry. Because of these and other factors, competitive conditions in the industry are likely to intensify in the future. Increased competition could result in price reductions, reduced revenues and profit margins, and loss of market share, any of which could adversely affect Autodesk's business, consolidated results of operations, and financial condition. The design software market, in particular, is characterized by vigorous competition in each of the vertical markets in which Autodesk competes. This competition includes the entry of competitors with innovative technologies and the consolidation of companies with complementary products and technologies. Autodesk believes that the principal factors affecting competition in its markets are product reliability, performance, ease of use, range of useful features, continuing product enhancements, reputation, price, and training. In addition, the availability of third-party application software is a competitive factor within the multimedia and design software markets. Autodesk believes that it competes favorably in these areas and that its competitive position will depend, in part, upon its continued ability to enhance existing products, and to develop and market new products.

  The digital imaging software market in which Discreet competes is extremely competitive and characterized by frequent and rapid changes in technology and customer preferences. Discreet competes with other software vendors for access to distribution channels and customers. Competition is generally based on product features and functionality, ease of use, quality of customer support, timeliness of product upgrades and price, among other factors. As the market for the software products of Discreet continues to develop and other software vendors expand their product lines to include products that compete with those of Discreet, competition may intensify. A number of Discreet's competitors and potential competitors possess significantly greater financial, technical, marketing and sales and other resources than Discreet or the Combined Company. In addition, as desktop computers become more powerful and less expensive, a broader group of software developers may be able to introduce products for personal computers that would be competitive with Discreet's products in terms of price and performance. Accordingly, there can be no assurance that the future products produced by the Combined Company will be successful or gain market acceptance.

  The ability of the Combined Company to compete will depend on factors both within and outside its control, including the success and timing of new product development and product introductions by the Combined Company and its competitors, product performance and price, distribution and customer support. There can be no assurance that the Combined Company will be able to compete successfully with respect to these factors. Although Autodesk and Discreet believe that the Combined Company will have certain technological and other advantages over its competitors, maintaining such advantages will require continued investment by the Combined Company in research and development, sales and marketing and customer service and support. There can be no assurance that the Combined Company will have sufficient resources to make such investment or that the Combined Company will be able to make the technological advances necessary to maintain such competitive advantages. In addition, as the Combined Company enters new markets, distribution channels, technical requirements and levels and bases of competition may be different from those in the Combined Company's current markets and there can be no assurance that the Combined Company will be able to compete favorably.

  The future financial performance of Autodesk's Discreet business unit as part of the Combined Company will depend in part on the successful development, introduction and customer acceptance of existing and new or enhanced products. In addition, in order for the unit to achieve sustained growth as part of the Combined Company, the market for its systems and software must continue to develop and the Combined Company must expand this market to include additional applications within the film and video industries and develop or acquire new products for use in related markets. There can be no assurance that the Combined Company will be successful in marketing its existing or new or enhanced products. In addition, as the Combined Company enters new markets, distribution channels, technical requirements and levels and bases of competition may be different from those in Discreet's current markets; there can be no assurance that the Combined Company will be able to compete favorably.

  In April 1998, Autodesk received notice that the FTC had undertaken a nonpublic investigation of its business practices. The FTC has not made any claims or allegations regarding Autodesk's current business practices or policies, nor have any charges been filed. Autodesk intends to cooperate fully with the FTC in its inquiry. Autodesk does not believe that the investigation will have a material adverse effect on its business or consolidated results of operations.

  Fluctuations in Quarterly Operating Results. From time to time, Autodesk experiences fluctuations in its quarterly operations as a result of periodic release cycles, competitive factors and general economic conditions, among other things. For example, Autodesk's net revenues in the first quarter of fiscal year 1998 were $119 million as compared to $182 million in the fourth quarter of fiscal year 1998, with the increase attributable in part to the introduction of AutoCAD Release 14 in the second fiscal quarter as well as increased revenues from Autodesk's geographic information systems and AEC product offerings. In addition, Autodesk has experienced fluctuations in operating results in interim periods in certain geographic regions due to seasonality. In particular, Autodesk's operating results in Europe during its third fiscal quarter are usually impacted by a slow summer period while the Asia/Pacific region typically experiences seasonal slowing in Autodesk's third and fourth fiscal quarters.

  Autodesk receives and fulfils a majority of its orders within a particular quarter, with the majority of the sales to distributors and dealers (value-added resellers or "VARs"). These resellers typically carry inventory of Autodesk's products and place volume orders equivalent to a few days or a few weeks of sales. The timing of these orders could have a material impact on quarterly operating results. Additionally, Autodesk's operating expenses are based in part on its expectations of future revenues and are relatively fixed in the short term. Accordingly, any revenue shortfall below expectations could have an immediate and significant adverse effect on the Combined Company's consolidated results of operations and financial conditions.

  Similarly, shortfalls in Autodesk's and Discreet's revenues or earnings from levels expected by securities analysts have in the past had an immediate and significant adverse effect on the trading price of each company's common stock, and any such shortfalls can be expected to have a similar effect on Autodesk's stock price following consummation of the Transactions. Moreover, each of Autodesk's and Discreet's stock price is, and Autodesk's stock price will be, subject to the volatility generally associated with technology stocks and may also be affected by broader market trends unrelated to performance.

  A variety of factors have caused period-to-period fluctuations in Discreet and Autodesk's operating results, including the integration of operations resulting from acquisitions of companies, products or technologies, revenues and expenses related to the introduction of new products or new versions of existing products, changes in selling prices, delays in purchase in anticipation of upgrades to existing products, or introduction of new products (including products of third parties), currency fluctuations, dealer and distributor order patterns or general economic trends. In addition, in the future, the Combined Company is more likely to recognize a disproportionate amount of its revenue for a given fiscal quarter or fiscal year at the end of such fiscal quarter or fiscal year.

  Autodesk and Discreet believe that the operating results of Autodesk's Discreet business unit could vary significantly from quarter to quarter. A limited number of system sales may account for a substantial percentage of Discreet's quarterly revenue because of the high average sales price of such systems and the timing of purchase orders. Historically, Discreet has generally experienced greater revenues during the period following the completion of the NAB trade show, which typically is held in April. In addition, the timing of revenue is influenced by a number of other factors, including the timing of individual orders and shipments, other industry trade shows, competition, seasonal customer buying patterns, changes in customer buying patterns in response to platform changes and changes in product development, and sales and marketing expenditures. Because Discreet's operating expenses are based on anticipated revenue levels and a high percentage of Discreet's expenses are relatively fixed in the short term, variations in the timing of recognition of revenue could cause significant fluctuations in operating results from quarter to quarter and may result in unanticipated quarterly earnings shortfalls or losses.

  Product Concentration. Autodesk derives, and after consummation of the Transactions is expected to continue to derive, a substantial portion of its revenues from sales of AutoCAD software, AutoCAD upgrades, and adjacent products which are interoperable with AutoCAD. As such, any factor adversely affecting sales of AutoCAD and AutoCAD upgrades, including such factors as product life cycle, market acceptance, product performance and reliability, reputation, price competition, the availability of third-party applications or the introduction of products which substitute for AutoCAD, could have a material adverse effect on the Combined Company's business and consolidated results of operations.

  Rapidly Changing Industry. The multimedia and design software industries are characterized by rapid growth and technological change and changes in customer requirements. The success of the Combined Company in this industry will depend on many factors, including the continued acceptance of Discreet's current products, its ability to enhance and support those products, its ability to create an effective, integrated organization to develop and introduce new products that address changing customer needs and technological advances by competitors on a timely basis, and its ability to establish and maintain effective distribution channels for its products. The Combined Company may not be successful in these efforts. The future growth of the Combined Company's revenues for its new media products also depends in part on sustained growth in the demand for interactive media applications, which in turn depends on a number of factors including product acceptance, price-point sensitivities, consumer demand for film and video content and the proliferation of high definition television. The demand for these applications may not develop at the pace or in the direction anticipated by the Combined Company.

  Product Development and Introduction. The multimedia and design software industries are characterized by rapid technological change as well as changes in customer requirements and preferences. The software products offered by Autodesk and Discreet are complex and, despite extensive testing and quality control, may contain errors or defects ("bugs"), especially when first introduced. For example, in fiscal year 1996, Autodesk experienced quality and performance issues associated with the release of AutoCAD Release 13 which were satisfactorily addressed, but did result in a high rate of product returns in fiscal year 1996. There can be no assurance that defects or errors will not occur in future releases of AutoCAD, Discreet's products, or other software products offered by the Combined Company. Such defects or errors could result in corrective releases to the Combined Company's software products, damage to the Combined Company's reputation, loss of revenues, an increase in product returns, or lack of market acceptance of its products, any of which could have a material and adverse effect on the Combined Company's business and consolidated results of operations.

  Autodesk and Discreet believe that the Combined Company's future results will depend largely upon its ability to offer products that compete favorably with respect to, reliability, performance, range of useful features, continuing product enhancements, reputation, price and training. The discovery of product defects could result in the delay or cancellation of planned development projects, and could have a material and adverse effect on the Combined Company's business and consolidated results of operations. Further, increased competition in design, mapping or multimedia software products could also have a negative impact on the Combined Company's business and consolidated results of operations. More specifically, gross margins may be adversely affected if customers purchase low-end CAD products, which historically have had lower margins, instead of the Combined Company's higher-margin products.

  Certain of Autodesk's historical product development activities have been performed by independent firms and contractors, while other technologies are licensed from third parties. Autodesk generally either owns or licenses the software developed by third parties. Because talented development personnel are in high demand, there can be no assurance that independent developers, including those who have developed products for Autodesk in the past, will be able to provide development support to the Combined Company in the future. Similarly, there can be no assurance that the Combined Company will be able to obtain and renew license agreements on favorable terms, if at all, and any failure to do so could have a material adverse effect on the Combined Company's business and consolidated results of operations.

  The success of Autodesk's Discreet business unit will depend in part upon the Combined Company's ability to enhance Discreet's existing systems and software and to develop and introduce new products and features which meet changing customer requirements and emerging industry standards on a timely basis. In addition, in connection with Discreet's recent acquisitions, the Combined Company must fully integrate the edit*, effect*, paint* and light* products into its product line and operations. Discreet and Autodesk have from time to time experienced delays in introducing new products and product enhancements and there can be no assurance that the Combined Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or product enhancements. In addition, there can be no assurance that such new products or product enhancements will meet the requirements of the marketplace and achieve market acceptance. Any such failure could have a material adverse effect on the Combined Company's business and consolidated results of operations. For example, during fiscal 1996, Discreet experienced delays in introducing new products aimed at new market segments and such delay contributed to revenue shortfall experienced by Discreet during such period. From time to time the Combined Company or others may announce products, features or technologies which have the potential to shorten the life cycle of or replace the Combined Company's then existing products. Such announcements could cause customers to defer the decision to buy or determine not to buy the Combined Company's products or cause the Combined Company's distributors to seek to return products to the Combined Company, any of which could have material adverse effect on the Combined Company's business and consolidated results of operations. In addition, product announcements by Silicon Graphics, Inc. ("SGI") and others in the past have caused customers to defer their decision to buy or determine not to buy Discreet's products. In addition, there can be no assurance that products or technologies developed by others will not render the Combined Company's products or technology noncompetitive or obsolete.

  Single Market for Discreet's Systems; Risks Associated with Expansion into New Markets. To date, Discreet's products have been purchased primarily by creative professionals for use in production and post-production in the film and video industries. In order for Autodesk's Discreet business unit, to achieve sustained growth, the market for Discreet's systems and software must continue to develop and the Combined Company must expand this market to include additional applications within the film and video industries and develop new products for use in related markets. Discreet recently announced its multi-platform software initiative to develop and market software across Apple Macintosh, Microsoft Windows NT and UNIX operating systems, in addition to its existing real time turnkey systems solutions, targeted at two new market segments: institutional customers and prosumer (professional consumers). While Autodesk and Discreet believe that the market recognition which Discreet has achieved through sales of flame*, smoke*, effect*, inferno* and fire* systems to creative professionals will facilitate the Combined Company's marketing efforts in new markets, there can be no assurance that Autodesk's Discreet business unit will be able to successfully develop and market systems and software for other markets, or, if it does so, that such systems and software will be accepted at a rate, and in levels, sufficient to maintain growth. Further, the distribution channels, technical requirements and levels and bases of competition in other markets are different than those in Discreet's current market and there can be no assurance that the Combined Company will be able to compete favorably in those markets.

  International Operations. Revenue from international operations currently accounts for a significant portion of the consolidated revenues of Autodesk and Discreet, and such revenue is expected to continue to account for a significant portion of the Combined Company's consolidated revenues. Risks inherent in Autodesk's and Discreet's international operations include the following: unexpected changes in regulatory practices and tariffs; difficulties in staffing and managing foreign operations; longer collection cycles; potential changes in tax laws; greater difficulty in protecting intellectual property; and the impact of fluctuating exchange rates between the US dollar and foreign currencies in the markets where Autodesk and Discreet conduct business. In particular, during the first six months of Autodesk's fiscal 1999, changes in exchange rates from the same period of the prior fiscal year adversely impacted Autodesk's revenues by $8.7 million when compared to the same period in the prior year, principally due to changes in the rate of exchange between the US dollar and the Japanese yen and the Australian dollar.

  Autodesk's international results have been recently impacted by unfavorable economic and political conditions in the Asian markets, and Autodesk believes such conditions will continue over the forseeable period to negatively impact its business. See "Autodesk Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the economic crisis and currency issues currently being experienced in the Asian markets will not have a material adverse effect on the Combined Company's future international sales and, consequently, on the Combined Company's business and consolidated results of operations.

  Dependence on Distribution Channels. Autodesk sells its software products primarily to VARs. Autodesk's ability to effectively distribute products depends in part upon the financial and business condition of its VAR network. Although Autodesk has not currently experienced any material problems with its VAR network, computer software dealers and distributors are typically not highly capitalized and have experienced difficulties during times of economic contraction and may do so in the future. The loss of or a significant reduction in business with any one of Autodesk's major international distributors or large US resellers could have a material adverse effect on the Combined Company's business and consolidated results of operations in future periods.

  Product Returns. With the exception of certain European distributors, agreements with Autodesk's VARs do not contain specific product-return privileges. However, Autodesk permits its VARs to return product in certain instances, generally during periods of product transition and during update cycles. Although product returns, comparing the first quarter of fiscal 1999 to the same period in the prior year, decreased as a percentage of consolidated revenues, management anticipates that product returns in future periods will continue to be impacted by the timing of new product releases, as well as the quality and market acceptance of new products.

  Autodesk establishes reserves, including reserves for stock balancing and product rotation, based on estimated future returns of product and after taking into account channel inventory levels, the timing of new product introductions, and other factors. While Autodesk maintains strict measures to monitor channel inventories and to provide appropriate reserves, actual product returns may differ from Autodesk's reserve estimates, and such differences could be material to the Combined Company's consolidated financial statements.

  Intellectual Property. Each of Autodesk's and Discreet's success is dependent on its proprietary technology. Autodesk and Discreet rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Despite such efforts to protect proprietary rights, unauthorized parties may attempt to copy aspects of the Combined Company's software products or to obtain and use information that the Combined Company regards as proprietary. Policing unauthorized use of Autodesk's and Discreet's software products is time-consuming and costly. Although neither company is able to measure accurately the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. There can be no assurance that the Combined Company's means of protecting its proprietary rights will be adequate or that its competitors will not independently develop similar technology.

  Autodesk and Discreet expect that software product developers will be increasingly subject to infringement claims as the number of products and competitors in its market grows and the functionality of products in different market segments overlap. From time to time, infringement claims have been asserted against Autodesk and Discreet, and there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted against the Combined Company in the future or that any such assertions will not have a material adverse effect on the Combined Company's business and consolidated results of operations. Any such claims, whether with or without merit, could be time-consuming, result in costly litigation and diversion of resources, cause product shipment delays, or require the Combined Company to enter into royalty or licensing agreements. Such royalty or license agreements, if required, may not be available on acceptable terms, if at all, which could have a material adverse effect on the Combined Company's business and consolidated results of operations. If infringement is alleged by any third party, the Combined Company may be required to discontinue the use of certain software codes or processes, to cease the manufacture, use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to use the allegedly infringed technology. There can be no assurance that the Combined Company would be able to develop alternative technologies or to obtain such licenses or, if a license were obtainable, that the terms would be commercially reasonable or acceptable to the Combined Company.

  In addition, Autodesk, and in some cases Discreet, also relies on certain software that is licensed from third parties, including software that is integrated with internally developed software and used in its products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available on commercially reasonable terms, or that the software will be appropriately supported, maintained, or enhanced by the licensors. The loss of licenses, or inability to support, maintain, and enhance any such software, could result in increased costs, or in delays or reductions in product shipments until equivalent software could be developed, identified, licensed, and integrated, which could have a material adverse effect on the Combined Company's business and consolidated results of operations.

  Discreet generally seeks to enter into confidentiality agreements with its employees and license agreements with its distributors and to limit access to and distribution of its systems, software, documentation and other proprietary information. Until fiscal 1996, substantially all of Discreet's systems were sold without written license agreements. There can be no assurance that the Combined Company will not be involved in litigation with respect thereto or that the outcome of any such litigation might not be more unfavorable to the Combined Company as a result of such omissions. Discreet uses both software and hardware keys with respect to its systems and software but otherwise does not copy-protect its systems and software. It may be possible for unauthorized third parties to copy Discreet's products or to reverse engineer or obtain and use information that Discreet regards as proprietary. There can be no assurance that the Combined Company's competitors will not independently develop technologies that are substantially equivalent or superior to Discreet's technologies.

  Risks Associated with Recent Acquisitions and Investments. Each of Autodesk and Discreet periodically acquires or invests in businesses, software products and technologies which are complementary to its business through acquisitions, strategic alliances, debt and equity investments, joint ventures and the like. The risks associated with such acquisitions or investments include, among others, the difficulty of integrating the operations and personnel of the companies, the failure to realize anticipated synergies and the diversion of management's time and attention. In addition, such investments and acquisitions may involve significant transaction-related costs. There can be no assurance that Autodesk or Discreet will be successful in overcoming such risks or that such investments and acquisitions will not have a material adverse impact upon the Combined Company's business, financial condition or consolidated results of operations. In addition, such investments and acquisitions may contribute to potential fluctuations in quarterly results of operations due to acquisition-related costs and charges associated with eliminating redundant expenses or write-offs of impaired assets recorded in connection with acquisitions, any of which could negatively impact results of operations for a given period or cause lack of linearity quarter to quarter in the Combined Company's operating results or financial condition.

  On May 4, 1998, Autodesk acquired the mechanical applications business of Genius CAD Software GmbH ("Genius"), a German limited liability company, for approximately $69 million in cash, which includes fees and expenses. In addition, Discreet in fiscal 1997 and 1998 completed three acquisitions: the assets of Denim Software L.L.C., D-Vision Systems, Inc. and Lightscape Technologies, Inc. There can be no assurance that the anticipated benefits of these acquisitions or any future acquisitions will be realized.

  Attraction and Retention of Employees. The continued growth and success of the Combined Company depends significantly on the continued service of highly skilled employees. In particular, Discreet's success to date has depended to a significant extent upon a number of key management and technical employees, the loss of any of whom could have a material adverse effect on Discreet's business and results of operations. Competition for these employees in today's marketplace, especially in the technology industries, is intense. The Combined Company's ability to attract and retain employees is dependent on a number of factors including its continued ability to grant stock incentive awards. There can be no assurance that the Combined Company will be successful in continuing to recruit new personnel and to retain existing personnel. The loss of one or more key employees or the Combined Company's inability to maintain existing employees or recruit new employees could have a material adverse impact on the Combined Company. In addition, the Combined Company may experience increased compensation costs to attract and retain skilled personnel.

  Impact of Year 2000. Some of the computer programs used by Autodesk and Discreet in their internal operations rely on time-sensitive software that was written using two digits rather than four to identify the applicable year. These programs may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Additionally, as Autodesk and Discreet are in the business of software production, year 2000 issues may affect each company's products which are being sold externally. Autodesk expects to successfully implement a six-phase year 2000 compliance program and does not believe that the cost of such procedures will have a material effect on Autodesk's results of operations or financial condition. There can be no assurance, however, that there will not be a delay in the completion of these procedures or that the cost of such procedures will not exceed original estimates, either of which could have a material adverse effect on future results of operations.

  In addition to correcting the business and operating systems used by Autodesk in the ordinary course of business as described above, Autodesk has also reviewed all products it produces internally for sale to third parties to determine compliance of its products. Products either have been found to be compliant or are currently being tested for compliance. However, many Autodesk products run on computer hardware and operating systems produced and sold by third-party vendors. There can be no assurance that these application systems will be converted in a timely manner, and any failure in this regard may cause Autodesk products not to function as designed. Discreet has made preliminary assessments of its products and information systems and has determined that they are Year 2000 compliant, or that only a limited effort will be required to achieve compliance. Discreet is currently proceeding with detailed reviews of every application used. It is expected that some will have to be upgraded to Year 2000 compliant applications. It is expected that some customers may experience some difficulties related to non-Discreet products, which may affect the performance of Discreet products and, therefore, lead to an unusually high number of calls to the Discreet technical support department. Any future costs associated with ensuring that Autodesk's products or the products of Autodesk's Discreet business unit are compliant with the Year 2000 are not expected to have a material impact on Autodesk's results of operations or financial position.

  Dependence on Single Workstation Vendor. Discreet's flame*, effect*, inferno*, fire*, smoke* and frost* systems currently include workstations manufactured by Silicon Graphics, Inc. ("SGI"). There are significant risks associated with this reliance on SGI, and the Combined Company may be impacted by the timing of the development and release of products by SGI, as was the case during fiscal 1996 when the announcement by SGI of a new Onyx workstation caused Discreet to offer substantial discounts and other favorable terms regarding its then current inventory of SGI workstations. In addition, there may be unforeseen difficulties associated with adapting Discreet's products to future SGI products. Discreet is an authorized master VAR of workstations manufactured by SGI. Discreet's agreement with SGI is subject to annual renewal in May of each year and termination by SGI for cause. The agreement with SGI has been extended through December 31, 1998 and Discreet has no reason to believe that SGI will not renew such agreement. In addition, although Discreet has no reason to believe that it will be unable to obtain sufficient quantities of SGI workstations on a timely basis or that its status as a master VAR will be changed, there can be no assurance that the Combined Company will continue to be able to procure such workstations in sufficient quantities or on a timely basis or that SGI will continue to recognize the Combined Company as a master VAR. The success of Autodesk's Discreet business unit also depends, in part, on the continued market acceptance of SGI workstations by consumers in general, and by the professional film and video industries, in particular. Although the Combined Company intends to continue to evaluate new hardware platforms and may adapt its products as technological advances and market demands dictate, Discreet and Autodesk believe that Autodesk's Discreet business unit will continue to derive a substantial portion of its revenue for the foreseeable future from the sale and maintenance of systems designed to include SGI workstations. As a result, financial, market and other developments adversely affecting SGI or the sales of workstations, the introduction or acquisition by SGI of products which are competitive with those of Discreet, or the unanticipated timing or pricing of SGI products that could cause customers to defer the decision to buy or determine not to buy the Autodesk Discreet business unit's then available products or systems, could have an adverse effect upon the Combined Company's business and results of operations, as was the case with respect to Discreet for the three month period ended January 31, 1996. As a master VAR, Discreet also obtains certain advance access to SGI technology in order to develop compatible systems and to modify and improve existing products. If the Combined Company were unable to obtain such advance access, it could have an adverse impact on the Combined Company's business and results of operations.

  Reliance on Sole Source Suppliers. Discreet is dependent on SGI as Discreet's sole source for video input/output cards used in Discreet's systems. Discreet is also dependent on a single workstation vendor. See "-- Dependence on Single Workstation Vendor." Discreet also purchases electronic tablets manufactured by Wacom Technology Corporation and believes that while alternative suppliers are available, there can be no assurance that alternative electronic tablets would be functionally equivalent or be available on a timely basis or on similar terms. Discreet generally purchases sole source or other components pursuant to purchase orders placed from time to time in the ordinary course of business and has no written agreements or guaranteed supply arrangements with its sole source suppliers. Discreet has experienced quality control problems and supply shortages for sole source components in the past and there can be no assurance that the Combined Company will not experience significant quality control problems or supply shortages for these components in the future. Discreet does not maintain an extensive inventory of these components, and an interruption in supply could have a material adverse effect on Discreet's business and results of operations. Because of Discreet's reliance on these suppliers, Discreet may also be subject to increases in component costs which could adversely affect the Combined Company's business and results of operations.

                           AUTODESK SPECIAL MEETING

DATE, TIME AND PLACE OF AUTODESK MEETING

  The Autodesk Meeting will be held at The Executive Briefing Center, Autodesk, Inc., 111 McInnis Parkway, San Rafael, California, on December [ ],
1998 at   :00  .m. local time.

PURPOSE

  The purpose of the Autodesk Meeting is consider and vote on the Autodesk Resolution and to transact such further or other business as may properly come before the meeting or any adjournment or postponement thereof, including a proposal to adjourn the Autodesk Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Autodesk Meeting to approve the Autodesk Resolution.

RECORD DATE AND OUTSTANDING SHARES

  Only Autodesk Stockholders of record at the close of business on the Autodesk Record Date are entitled to notice of and to vote at the Autodesk
Meeting. As of the Autodesk Record Date, there were    Autodesk Stockholders
of record holding an aggregate of       shares of Autodesk Common Stock.

  On or about November , 1998, a notice meeting the requirements of Delaware law was mailed to all Autodesk Stockholders of record as of the Autodesk Record Date.

VOTE REQUIRED

  Under Delaware law and Nasdaq National Market rules, approval of the Autodesk Resolution requires the affirmative vote of a majority of the total votes cast regarding such proposal at a meeting at which a quorum is present or represented by proxy. Each Autodesk Stockholder of record on the Autodesk Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the Autodesk Stockholders at the Autodesk Meeting.

  The required quorum for the transaction of business at the Autodesk Meeting is a majority of the shares of Autodesk Common Stock outstanding on the Autodesk Record Date. Shares of Autodesk Common Stock that are voted "FOR," "AGAINST" or "WITHHELD" from a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as being entitled to vote on the subject matter (the "Votes Cast") with respect to such matter.

  While abstentions (votes "withheld") will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter, broker non-votes with respect to proposals set forth in this Proxy Circular will not be considered Votes Cast and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter once a quorum is present.

  Proxies. Each of the persons named as proxies in the proxy is an officer of Autodesk. All shares of Autodesk Common Stock that are entitled to vote and are represented at the Autodesk Meeting either in person or by properly executed proxies received prior to or at the Autodesk Meeting and not duly and timely revoked will be voted at the Autodesk Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the approval of the Autodesk Resolution.

  The Autodesk Board knows of no other matter to be presented at the Autodesk Meeting. If any other matters are properly presented for consideration at the Autodesk Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Autodesk Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Autodesk at or before the taking of the vote at the Autodesk Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Autodesk before the taking of the vote at the Autodesk Meeting or (iii) attending the Autodesk Meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Autodesk, Inc. at 111 McInnis Parkway, San Rafael, California 94903, Attention: Secretary, or hand-delivered to the Secretary of Autodesk, in each case at or before the taking of the vote at the Autodesk Meeting.

VOTING AGREEMENTS

  All executive officers and directors of Autodesk have entered into voting agreements with Discreet (each an "Autodesk Voting Agreement"), pursuant to which each such holder has agreed to vote in favor of the Autodesk Resolution. In addition, each such holder has agreed, pursuant to the Autodesk Voting Agreement, to grant to Discreet's management an irrevocable proxy to vote such holder's shares as aforesaid. The Autodesk Voting Agreements will terminate upon termination of the Acquisition Agreement or the Effective Time, whichever occurs earlier. The outstanding shares of Autodesk Common Stock held by
parties to the Autodesk Voting Agreements represent   % of the votes entitled
to be cast at the Autodesk Meeting. The following members of the Autodesk Board, comprising the entire Autodesk Board, have entered into Autodesk Voting
Agreements: Carol A. Bartz, Mark A. Bertelsen, Crawford W. Beveridge, J. Hallam Dawson, Paul S. Otellini, Mary Alice Taylor and Morton Topfer. The following Autodesk executive officers have entered into Autodesk Voting
Agreements: Eric B. Herr, Joseph H. Astroth, Carl Bass, Steve Cakebread, Dominic J. Gallello, Stephen McMahon, Michelle Pharr, Marcia K. Sterling, Godfrey R. Sullivan and Michael E. Sutton.

SOLICITATION OF PROXIES; EXPENSES

  The cost of the solicitation of proxies from Autodesk Stockholders will be borne by Autodesk. In addition, Autodesk may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain Autodesk directors, officers and regular employees personally or by telephone, telegram, letter, e-mail or facsimile. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Autodesk has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at an estimated fee of $10,000 plus reimbursement of reasonable expenses.

NO APPRAISAL RIGHTS

  Autodesk Stockholders are not entitled to appraisal or similar rights under the DGCL in connection with the Transactions.

RECOMMENDATION OF THE AUTODESK BOARD

  THE AUTODESK BOARD HAS UNANIMOUSLY APPROVED THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THE TRANSACTIONS ARE FAIR AND IN THE BEST INTERESTS OF AUTODESK AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE AUTODESK BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE AUTODESK RESOLUTION. SEE "APPROVAL OF THE TRANSACTIONS--JOINT REASONS FOR THE TRANSACTIONS," "--AUTODESK'S REASONS FOR THE TRANSACTIONS" AND "-- DISCREET'S REASONS FOR THE TRANSACTIONS."

                           DISCREET SPECIAL MEETING

DATE, TIME AND PLACE OF DISCREET MEETING

  The Discreet Meeting will be held at [                ], on December [ ],
1998 at   :00  .m. local time.

PURPOSE

  The purpose of the Discreet Meeting is to consider and vote upon the Discreet Resolution and to transact such further or other business as may properly come before the Discreet Meeting or at any adjournment or postponement thereof, including a proposal to adjourn the Discreet Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the Discreet Meeting to approve the Discreet Resolution.

RECORD DATE AND OUTSTANDING SHARES

  Only Discreet Shareholders at the close of business on the Discreet Record Date are entitled to notice of, and to vote at, the Discreet Meeting. As of
the Discreet Record Date, there were    Discreet Shareholders of record
holding an aggregate of approximately        Discreet Common Shares.

  On or about November , 1998, a notice satisfying the requirements of Quebec law was mailed to all Discreet Shareholders of record as of the Discreet Record Date.

VOTE REQUIRED

  Pursuant to the Quebec Act and the articles of incorporation of Discreet, as amended, the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the votes cast by holders of the Discreet Common Shares present or represented by proxy at the Discreet Meeting is required to approve the Discreet Resolution. Each Discreet Shareholder of record on the Discreet Record Date will be entitled to cast one vote per share on each matter to be acted upon at the Discreet Meeting.

  The required quorum for the transaction of business at the Discreet Meeting is two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder for an absent shareholder so entitled, and together holding or representing by proxy not less than a majority of the outstanding Discreet Common Shares entitled to vote at the Discreet Meeting. A Discreet Shareholder who attends or is represented by proxy at the Discreet Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Discreet Meeting for the purpose of determining the presence of a quorum. However, such an abstention will not be taken into account in the votes cast at the Discreet Meeting. Under the rules of the National Association of Securities Dealers, Inc., brokers holding shares for the accounts of their clients may not vote their clients' proxies for the Discreet Resolution without specific voting instructions. Any shares not so instructed will be counted for determining the presence of a quorum but will not be counted for any other purposes.

PROXIES

  Unless another person is identified on the form of proxy by the Discreet Shareholder, each of the persons named as proxies in the form of proxy is an officer of Discreet. All Discreet Common Shares that are entitled to vote and are represented at the Discreet Meeting either in person or by properly executed proxies received prior to or at the Discreet Meeting and not duly and timely revoked will be voted at the Discreet Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the approval and adoption of the Discreet Resolution.

  The Discreet Board knows of no other matter to be presented at the Discreet Meeting. If any other matter upon which a vote may properly be taken should be presented at the Discreet Meeting, including, among other matters, consideration of a motion to adjourn the Discreet Meeting (including without limitation for purposes of soliciting additional proxies) to another time and/or place, shares represented by all proxies received by Discreet will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxies.

  Execution of a proxy does not in any way affect a shareholder's right to attend the Discreet Meeting and vote in person. Any proxy may be revoked by a shareholder at any time before it is exercised by delivering a written revocation or a later-dated proxy to the Chairman of the Discreet Board, or by attending the meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Discreet Logic Inc. at 10 Duke Street, Montreal, Quebec H3C 2L7, Attention: Chairman, or hand-delivered to the Chairman of the Discreet Board, in each case at or before the taking of the vote at the Discreet Meeting.

VOTING AGREEMENTS

  The executive officers and certain directors of Discreet have entered into voting agreements with Autodesk and Dutchco (each, a "Discreet Voting Agreement"), pursuant to which each such person has agreed to vote his Discreet Common Shares in favor of the Discreet Resolution. In addition, each such holder has agreed pursuant to the Discreet Voting Agreements to grant to Autodesk's management an irrevocable proxy to vote such holder's shares as aforesaid. The Discreet Voting Agreements will terminate upon termination of the Acquisition Agreement or the Effective Time, whichever occurs earlier. The outstanding Discreet Common Shares subject to the Discreet Voting Agreements
represent approximately   % of the votes entitled to be cast at the Discreet
Meeting. The following members of the Discreet Board have entered into Discreet Voting Agreements: Richard J. Szalwinski, Gary G. Tregaskis and Thomas Cantwell. The following Discreet executive officers have entered into Discreet Voting Agreements: Francois Plamondon and Winston Rodrigues.

SOLICITATION OF PROXIES; EXPENSES

  The cost of the solicitation of proxies from Discreet Shareholders will be borne by Discreet. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names, and Discreet will reimburse them for their reasonable out-of-pocket costs. In addition, proxies may also be solicited by certain directors, officers and employees of Discreet personally or by mail, telephone, telegraph, facsimile or e-mail following the original solicitation. Such persons will not receive additional compensation for such solicitation. Discreet has retained
             to assist in soliciting proxies at an estimated fee of $     plus
reimbursement of reasonable expenses.

NO APPRAISAL RIGHTS

  Discreet Shareholders are not entitled to appraisal or similar rights pursuant to the Quebec Act in connection with the Transactions. See "Description of Capital Stock--Comparison of Shareholders' Rights--Dissenters' Rights."

RECOMMENDATION OF THE DISCREET BOARD

  AFTER CAREFUL CONSIDERATION, BASED ON THE UNANIMOUS RECOMMENDATION OF THE DISCREET SPECIAL COMMITTEE, THE DISCREET BOARD HAS APPROVED THE ACQUISITION AGREEMENT BY THE UNANIMOUS VOTE OF ALL NON-INTERESTED DIRECTORS AND BELIEVES THAT THE TRANSACTIONS ARE FAIR AND IN THE BEST INTERESTS OF DISCREET AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR THE DISCREET RESOLUTION. SEE "APPROVAL OF THE TRANSACTIONS--JOINT REASONS FOR THE TRANSACTIONS," "--AUTODESK'S REASONS FOR THE TRANSACTIONS" AND "--DISCREET'S REASONS FOR THE TRANSACTIONS."

                         APPROVAL OF THE TRANSACTIONS

  The terms of the Acquisition Agreement and the Transactions are the result of arm's length negotiations between representatives of Discreet, Autodesk and Dutchco. The following is a summary of the background of these negotiations and the review of the Transactions undertaken by the Discreet Special Committee, the Discreet Board, the Autodesk Board and the Dutchco Board and the parties' reasons for the Transactions. The following discussion of the background of the Transactions and the parties' reasons for the Transactions and the potential benefits that could result from the Transactions contains forward-looking statements which involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements. The actual results of Autodesk, Discreet and the Combined Company could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Proxy Circular.

BACKGROUND OF THE TRANSACTIONS

  As a public company, from time to time, Discreet has received inquiries from third parties relating to potential strategic transactions, including certain preliminary discussions and exchanges of information conducted in June and July 1998 which did not lead to any formal acquisition proposal.

  During the summer and the fall of 1997, the management of Discreet and of Kinetix, a division of Autodesk, had meetings and telephone conversations during which they explored the possibility of a cooperative business relationship to pursue joint marketing opportunities.

  Beginning in February 1998, pursuant to a mutual nondisclosure and confidentiality agreement, the companies began sharing certain product development information in an effort to determine the feasibility of enhancing the interoperability of Kinetix's 3D Studio Max product with Discreet's effect* and paint* products for future releases of these products.

  On March 6, 1998, the senior management of Autodesk and Kinetix met with the senior management of Discreet to discuss the ongoing relationship between Discreet and Kinetix and explore the possibility of creating a formal joint venture or other form of strategic alliance between Autodesk and Discreet which would combine certain activities and products of both Kinetix and Discreet.

  On March 23, 1998, Discreet and Autodesk announced a cooperative relationship whereby 3D Studio MAX would be integrated with Discreet's paint* and effect* products. The first integrated versions of the products were demonstrated at the NAB trade show in April 1998.

  During the month of April 1998, various telephone conversations occurred between management of Discreet and Kinetix, and on May 1, 1998, members of the senior management of Kinetix and Steve Cakebread, Vice President and Chief Financial Officer of Autodesk, met with Timothy Getz, Vice President-Corporate Development, and Francois Plamondon, Executive Vice President and Chief Financial Officer of Discreet, to review possible structures of a formalized joint venture between the parties and related business issues. Subsequent conversations were held between Kinetix and Discreet management during May.

  During the week of May 26, 1998, and later on June 10, 1998, Mr. Cakebread and Mr. Plamondon held discussions to further explore the joint venture proposal and ultimately determined not to pursue a formal joint venture at such time, but to continue joint development efforts pursuant to the March 23 agreement.

  On June 29, 1998, at the request of Autodesk, Autodesk's financial advisor, Piper Jaffray, called Discreet suggesting a meeting with Autodesk to explore the possibility of a strategic combination between the two companies. Shortly thereafter, this discussion was followed up by a conversation between Carol Bartz, Chairman of the Board and Chief Executive Officer of Autodesk, and Richard Szalwinski, Chairman of the Board, President and Chief Executive Officer of Discreet.

  On July 8, 1998, Eric Herr, President and Chief Operating Officer of Autodesk, Mr. Cakebread and a representative from Piper Jaffray met in Montreal, Quebec with Mr. Szalwinski, Mr. Plamondon, Mr. Getz and a representative from Volpe Brown Whelan, financial advisor to Discreet, to discuss the possibility of a strategic transaction or strategic combination between the two companies.

  On July 10, 1998, Discreet and Autodesk executed a new mutual nondisclosure and confidentiality agreement in anticipation of further discussions and mutual exchange of information in connection with a possible business transaction or strategic relationship. At this time, each party commenced its due diligence investigation of the other party, which continued until the execution of the Acquisition Agreement.

  Between July 10 and July 27, 1998, the financial advisors of both companies reviewed the confidential material exchanged by the parties and various discussions occurred between management of both companies regarding such information.

  During the last two weeks of July 1998, Volpe Brown Whelan conferred with Piper Jaffray regarding the preliminary discussions between Discreet and Autodesk and appropriate transaction valuation ranges and potential deal terms.

  On July 28, 1998, representatives from Piper Jaffray met with Ms. Bartz, Mr. Herr and other members of Autodesk's management to present the preliminary results of their due diligence and to discuss valuation, deal structure and related issues.

  Between July 27, 1998 and July 31, 1998, telephone conversations were held among Ms. Bartz, Mr. Herr, Mr. Szalwinski and Mr. Plamondon and on July 31, 1998, such individuals met in Chicago, Illinois along with Mr. Getz of Discreet and discussed various aspects of the possible business combination, including how the combined entity might be structured following a transaction, the growth objectives of Autodesk, the role of the Discreet business unit in a combined organization, the growth potential of Discreet as part of the combined entity, the management structure of the combined entity, the potential roles of certain key management personnel and potential deal terms.

  On August 4, 1998, the Autodesk Board met by teleconference to discuss, among other matters, the potential business combination with Discreet, which meeting was also attended by Mr. Herr, Marcia Sterling, Autodesk's Vice President of Business Development and General Counsel, Christine Tsingos, Autodesk's Vice President and Treasurer, as well as representatives from Piper Jaffray. The representatives from Autodesk's management described the then current relationship between the Kinetix division and Discreet and the potential for synergies from the combination of Discreet's high-end and mid-range new media software product offerings with Kinetix's products. Representatives from Piper Jaffray provided information concerning Discreet's products and target markets, and reviewed the written documentation containing preliminary valuation analyses and related financial information which had been provided to the Autodesk Board prior to the meeting. The Autodesk Board asked questions and discussed the strategy underlying the proposed transaction, the risks inherent in the proposed transaction, and the implications of the proposed transaction with regard to long term Autodesk Stockholder value. Following significant discussion and review, the Autodesk Board authorized management to continue its discussions and to undertake in-depth due diligence to determine whether the proposed transaction was in the best interests of Autodesk and its stockholders, and whether the proposed combination could be effectively integrated and managed.

  On August 4 and 5, 1998, the Discreet Board met to discuss, among other matters, a potential transaction with Autodesk. Representatives of Volpe Brown Whelan were also present and made a presentation to the Discreet Board, which included materials outlining economic and other issues for consideration in weighing the attractiveness of the potential combination with Autodesk. The Discreet Board reviewed the qualifications and expertise of Volpe Brown Whelan and its representatives. The Discreet Board reviewed the industry in which Autodesk operates, and the relative strengths, weaknesses and operating history of Autodesk in such industry. The Discreet Board reviewed with Volpe Brown Whelan a preliminary analysis of the relevant costs, benefits and risks of the proposed transaction and a preliminary analysis of acceptable pricing models. The Discreet Board discussed the state of the industry in which Discreet operates, including recent consolidations and other matters. The Discreet Board, following significant discussion and review, decided that discussions with Autodesk should be pursued. The Discreet Board determined that a special committee of the Discreet Board should be constituted to review the proposed transaction and to make an appropriate recommendation with regard thereto.

  Between August 5 and 7, 1998, members of Autodesk's and Dutchco's executive management, legal, financial and technical staffs and representatives from Piper Jaffray conducted legal, financial, business and technical due diligence in Montreal, Quebec. Autodesk conducted a detailed review of Discreet's operations, financial outlook, legal agreements and commitments, technical processes and development efforts and met with senior management and members of Discreet's legal, financial and technical staff.

  Commencing at this time, Discreet's outside United States legal counsel, Testa, Hurwitz & Thibeault, LLP, conducted legal due diligence on Autodesk.

  On August 8, 9 and 10, 1998, Volpe Brown Whelan conferred with Piper Jaffray regarding appropriate transaction valuation.

  On August 9, 1998, Ms. Sterling and Mr. Cakebread of Autodesk, Mr. Plamondon of Discreet and Mark J. Macenka of Testa, Hurwitz and Thibeault, LLP held a telephonic meeting during which a number of general and specific terms of the proposed transaction were proposed and discussed, including the various structural alternatives for any transaction and the tax and accounting aspects of such alternatives.

  On August 11, 1998, a draft acquisition agreement and other transaction documents were circulated by Wilson Sonsini Goodrich & Rosati, outside United States legal counsel to Autodesk and Dutchco, and Aird & Berlis, outside Canadian legal counsel to Autodesk and Dutchco.

  During the period between August 11 and 14, 1998, members of Discreet's senior management, financial and technical staff, along with representatives from Discreet's financial advisor, Volpe Brown Whelan, and attorneys from Discreet's outside United States legal counsel, Testa, Hurwitz & Thibeault, LLP, conducted a due diligence investigation of Autodesk in San Rafael, California. In addition, Discreet's internal legal staff continued their due diligence investigation of Autodesk. Discreet's due diligence team performed a detailed review of Autodesk's operations and financial outlook, reviewed Autodesk's legal documents and met with members of Autodesk's senior management, financial, technical and legal staff. Additionally, discussions continued regarding the transaction terms, possible integration plans and transaction communication strategy. Discreet's legal, financial, technical and business due diligence of Autodesk continued until August 20, 1998.

  During the period between August 11 and 20, 1998, management of Autodesk, Dutchco and Discreet, together with their respective legal and financial advisers, continued their extensive negotiations of the terms and conditions of the definitive agreements relating to the transaction.

  On August 18, 1998, Autodesk held a meeting of the Autodesk Board, which was also attended by Mr. Herr, Ms. Sterling, Mr. Cakebread, Jim Guerard, Autodesk's Vice President of Kinetix, and representatives from Piper Jaffray. The Autodesk Board reviewed the material terms of the draft acquisition agreement and related agreements in detail. Representatives from Piper Jaffray made a presentation to the Autodesk Board, which included an in-depth analysis of the financial implications of the transaction, historical financial data, comparable industry combinations and the potential effect of achieving all, some or none of the expected synergies from the proposed business combination with Discreet. The Autodesk Board asked a number of questions, and there was extensive discussion concerning: (i) the results of legal, financial and technical due diligence, (ii) the potential for achieving synergies from the proposed business combination, (iii) the material terms of the agreement, including financial disincentives for termination of the transaction by Discreet after signing of a definitive agreement, (iv) the future strategic direction of Autodesk's Kinetix division absent the proposed business combination with Discreet, (v) historical information concerning the businesses, prospects, financial performance and condition, operations, technology management and competitive position of both Autodesk and Discreet, including most recent quarterly and annual filings with the SEC, (vi) the financial condition and results of operations for Autodesk and Discreet before and after the proposed business combination,
(vii) current financial market conditions and historical market prices, volatility and trading information with respect to the Discreet Common Shares and Autodesk Common Stock, (viii) the potential for other third parties to propose or enter into strategic relationships with Discreet or Autodesk's Kinetix division, (ix) trends within the multimedia and design software industries which might impact the decision to proceed with the proposed business combination with Discreet, (x) the impact of the proposed business combination upon Autodesk's customers, partners and employees, and (xi) the opinion of Piper Jaffray as to the fairness, from a financial point of view, of the Exchange Ratio to Autodesk's Stockholders. At the conclusion of the meeting, the Autodesk Board unanimously approved the proposed transaction with Discreet, authorized management to execute and deliver the acquisition agreement, and adopted several other resolutions necessary to enable the mechanics of the transaction.

  On the evening of August 18, 1998, the Discreet Board held a special meeting with all directors participating by telephone. At such meeting, members of Discreet's senior management and representatives from Volpe Brown Whelan and Testa, Hurwitz & Thibeault, LLP discussed with the Discreet Board, and responded to numerous questions from the Discreet Board members about, (i) the status of the ongoing negotiations with Autodesk, (ii) the strategic rationale for the transaction, potential synergies and benefits to Discreet and the competitive landscape facing Discreet on a stand-alone basis, (iii) the then-currently proposed principal terms of the acquisition agreement, the Voting and Exchange Trust Agreement, the Autodesk Affiliate Agreement and related documents, including the continued desire of Autodesk and Dutchco to have an option to purchase a certain amount of Discreet Common Shares (the "Discreet Stock Option"), the nonsolicitation provisions, the termination rights relating to the transaction, the conditions upon which any break-up fees would be payable and the amount of such fees, and the representations, warranties and covenants to be made, (iv) the results of the business, financial and legal due diligence conducted on Autodesk, (v) the financial condition and results of operations of both Autodesk and Discreet, (vi) the future prospects of Autodesk after consummation of the proposed Transactions, (vii) current financial market conditions and historical market prices, volatility and trading information with respect to the Autodesk Common Stock and Discreet Common Shares, and (viii) the financial analyses performed by management. Volpe Brown Whelan then reviewed, among other things, the strategic rationale for, and certain financial analyses related to the proposed transaction. The presentation covered a number of matters relating to both Discreet's and Autodesk's businesses and potential business combination of Discreet and Autodesk and the fairness opinion to be delivered by Volpe Brown Whelan, including various financial analyses performed by them and reviewed the financial due diligence conducted by them concerning Autodesk. Testa, Hurwitz & Thibeault, LLP and Stikeman, Elliott, outside Canadian legal counsel to Discreet, discussed the Discreet Board's fiduciary duties in considering a strategic combination. After careful consideration, the Discreet Board determined that, because of, among other things, the terms proposed by Autodesk (including the course of discussions concerning the exchange ratio) and the perceived strategic advantages to such a combination, senior management should pursue a combination between Discreet and Autodesk, and the Discreet Board authorized and instructed senior management to continue negotiations and due diligence review of Autodesk. Additionally, the Discreet Board established a committee of independent directors of the Discreet Board (the "Discreet Special Committee") to review the proposed business combination and to determine whether it would be in the best interests of Discreet and the Discreet Shareholders.

  On August 18, 1998, following the meeting of the full Discreet Board, the Discreet Special Committee held a meeting to review the status of negotiations with Autodesk regarding the proposed business combination with Autodesk. The Discreet Special Committee discussed the proposed terms of the transaction and their fiduciary duties in relation to the proposed business combination with Autodesk.

  On the evening of August 19, 1998, the Discreet Special Committee held a telephonic meeting with Discreet's US legal counsel to discuss the status of negotiations with Autodesk regarding the proposed business combination. The Discreet Special Committee reviewed and discussed various issues in relation to the proposed business combination, including certain legal aspects of the proposed combination, the fairness opinion to be rendered by Volpe Brown Whelan, the business, financial and legal due diligence performed by Discreet and its advisors, and the principal terms of the draft acquisition agreement and related documents, including their continued concerns with regard to the Discreet lock-up stock option proposed by Autodesk and Dutchco.

  On the morning of August 20, 1998, the Discreet Special Committee held a telephonic meeting, with Discreet's US and Canadian legal counsel joining after the meeting had commenced. The Discreet Special Committee discussed the withdrawal by Autodesk and Dutchco of the Discreet Stock Option and reviewed with counsel the specific terms of the proposed acquisition agreement between the parties, including the nonsolicitation provisions, the termination rights relating to the agreement, the conditions upon which any break-up fees would be payable to Dutchco, and the amount of such fees. Discreet's Canadian legal counsel, Stikeman, Elliott, discussed the Discreet Special Committee's and the Discreet Board's fiduciary duties in considering a strategic combination.

  On the afternoon of August 20, 1998, the Discreet Special Committee held a telephonic meeting with legal counsel and representatives of Volpe Brown Whelan to discuss the status of negotiations with Autodesk and Dutchco regarding the proposed business combination with Autodesk and to further review and discuss the fairness opinion to be delivered by Volpe Brown Whelan and the related analyses in connection with the proposed business combination. Volpe Brown Whelan presented a review of the Exchange Ratio, financial analysis and pro forma and other information regarding the two companies and then discussed with the Discreet Special Committee the opinion of Volpe Brown Whelan to be delivered to the Discreet Special Committee and the Discreet Board that the consideration to be received in the transaction by the Discreet Shareholders was fair from a financial point of view to the Discreet Shareholders as of such date. At the conclusion of the presentation by Volpe Brown Whelan, the Discreet Special Committee agreed that, based on the fairness opinion and all other relevant factors in relation to the proposed business combination with Autodesk, it would recommend that the Board of Directors approve the transaction as in the best interests of Discreet and the Discreet Shareholders.

  On the afternoon of August 20, 1998, the Discreet Board held a special meeting with all directors participating by telephone, with members of Discreet's senior management and representatives from Volpe Brown Whelan and Discreet's United States legal counsel participating. The Discreet Special Committee informed the Discreet Board that Autodesk and Dutchco had withdrawn the Discreet Stock Option. The Discreet Special Committee presented to the Discreet Board its review of the terms and conditions of the business combination with Autodesk and the related agreements, and discussed the results of due diligence and negotiations conducted by and on behalf of Discreet. At the conclusion of the presentation, the Discreet Special Committee recommended that the Discreet Board approve the business combination proposal as presented. Legal counsel then reviewed the terms of the various agreements, particularly the proposed acquisition agreement, and discussed the Discreet Board's fiduciary duties in reviewing and approving the business combination. Then, Volpe Brown Whelan summarized the presentation it had delivered to the Discreet Special Committee preceding the meeting of the full Discreet Board regarding the Exchange Ratio and the financial analysis and pro forma and other information regarding the two companies and then delivered to the Discreet Special Committee and the Discreet Board the opinion, stating that the consideration to be received in the transaction by Discreet Shareholders was fair from a financial point of view to the Discreet Shareholders as of such date. Senior management of Discreet then reviewed with the Discreet Board a summary describing the due diligence investigation that had been conducted by management and on behalf of Discreet in relation to the proposed transaction. At the conclusion to these discussions and upon recommendation of the Discreet Special Committee, the Discreet Board voted to approve the Acquisition Agreement and related transaction documents (with Mr. Szalwinski abstaining in order to avoid the appearance of a conflict of interest in light of his interests in the proposed business combination, including future employment with the Combined Company and the acceleration of the vesting of certain of his options upon consummation of the Transactions).

  Following the Discreet Board meeting, Autodesk's and Discreet's senior management and US and Canadian legal counsel continued the final negotiations of the transaction documents. The Original Agreement was executed in the afternoon of August 20, 1998, and a joint press release was issued by the parties announcing the proposed business combination.

  On September 23, 1998, in order to implement certain technical amendments to the proposed transaction structure, the parties executed the Acquisition Agreement, which superseded in its entirety the Original Agreement. The changes effected by the Acquisition Agreement do not affect the economic terms of the transaction to either Autodesk's or Discreet's respective stockholders. Further, on such date, Autodesk's and Disreet's respective financial advisors confirmed that such changes would not have affected their respective opinions.

JOINT REASONS FOR THE TRANSACTIONS

  In reaching their decision to approve the Acquisition Agreement and the Transactions, the Autodesk Board and the Discreet Board consulted with their respective management teams and advisors and independently considered the proposed Acquisition Agreement and the Transactions. Based upon their respective independent reviews of the proposed Transactions and the business and operations of the other party, the Autodesk Board and the Discreet Board each approved the Acquisition Agreement and the Transactions. The Boards of Directors of Autodesk and Discreet each believe that the Combined Company has the potential to realize long-term improved operating and financial results and to achieve a competitive position which is stronger than each company on a standalone basis. There can be no assurance, however, that these results or any of the efficiencies or opportunities described in the sections "-- Autodesk's Reasons for the Transactions" and "--Discreet's Reasons for the Transactions," will be achieved through the consummation of the Transactions. See "Risk Factors--Risks Relating to the Transactions."

  Autodesk and Discreet also believe that the Transactions will provide greater opportunities to develop business relationships, license technology and engage in other strategic combinations and transactions involving their respective products and technologies than would be the case if the companies otherwise independently engaged in these activities. In this way, the Transactions could provide the Combined Company with the range of products and services required to play a defining role in the market for multimedia content creation and manipulation software products for the entertainment and design conceptualization and visualization industries.

  The Autodesk Board and the Discreet Board have both identified several potential benefits of the Transactions which they believe will contribute to the success of the Combined Company. These potential benefits include the following:

 . Shared Strategic Vision. The management teams of Autodesk and Discreet share a common strategic vision for the Combined Company: to be the premier total solutions provider of digital content design, creation and manipulation tools for the creation of imagery to customers within the multimedia industry by offering a comprehensive suite of products at a variety of price points and configurations.

 . Complementary Markets and Distribution Channels. Autodesk and Discreet each have a strong presence in a different but complementary market. Autodesk's Kinetix division is a leading provider of PC-based 3D modeling and animation tools, including its award winning product 3D Studio Max, which are delivered through a well established network of distribution partners throughout the world. Discreet is a leading supplier of turnkey systems for creating, editing and compositing imagery for film, video, the Web, HDTV, broadcast and interactive games, which systems are sold through Discreet's high-end direct sales channel. Moreover, Discreet and Autodesk believe that the Combined Company will be able to successfully distribute Discreet's mid-range new media software products through the Kinetix distribution channel.

 .  Improved Ability to Compete. Autodesk and Discreet believe that the
   Combined Company will be able to offer its customers a comprehensive suite of integrated product offerings, including digital content design, creation and manipulation tools for the creation of moving images, and to bring to bear a substantial amount of industry experience, sales and marketing capability and financial and other resources, which will allow the Combined Company to compete more effectively in a rapidly evolving and highly competitive market, as well as to respond more effectively to technological change and evolving customer needs.

 . Complementary Technology. The strength of the combined development teams, and the presence of substantial industry experience, as well as technical and product vision which has been exhibited by the technical personnel and management of Discreet and Autodesk's Kinetix division, may allow the Combined Company to develop higher quality products containing features and functionality which should allow the Combined Company to address customer needs more quickly and effectively than each company on a stand-alone basis. The breadth of technical expertise and market knowledge of the Combined Company may allow the Combined Company to compete more effectively in the multimedia marketplace.

DISCREET'S REASONS FOR THE TRANSACTIONS

  In addition to the anticipated joint benefits described above, the Discreet Board (i) believes that the following are additional reasons why the Transactions will be beneficial to Discreet and the Discreet Shareholders and/or (ii) considered such factors in reaching its decision to approve the transaction documents and to recommend the Transactions to the Discreet
Shareholders:

 . The Transactions are expected to result in an ability to expand the research and development resources of Discreet by combining, where appropriate, its research and development programs and personnel with those of Autodesk to improve and increase product development and introduction.

 . The combination will afford Discreet access to a respected and experienced executive leadership team and better enable current Discreet management to focus on the design, development, marketing and sale of content creation and manipulation tools.

 . Autodesk's extensive distribution network and expertise is expected to aid efforts already underway at Discreet to develop a worldwide distribution channel for its new media software products.

 . The resources of the Combined Company are expected to enable it to respond more effectively to technological change and increased competition.

 . The Combined Company is expected to have an improved competitive position when compared to that of either company standing alone in the content creation and manipulation tools market, which Discreet believes will be characterized by increased competition, industry consolidation, rapid technological change and increasingly larger competitors with substantially greater resources.

 . Autodesk products now exclusively address Windows/NT operating environments. Access to Autodesk's research and development expertise in Windows/NT operating environment is expected to benefit Discreet's research and development efforts as Discreet continues to broaden its product and customer base by expanding its product portfolio to Windows/NT environments.

 .  The Transactions are expected to increase the ability of the Combined
   Company to support the extension of new product development efforts, in particular as a result of the integration of Autodesk's Kinetix unit into ongoing operations of Discreet. The expanded 3-D featuring of current and future Discreet products is expected to provide greater benefits to customers and may enable the Combined Company to respond more effectively to increased competition in an industry increasingly characterized by consolidation.

 . The Kinetix installed base of customers may provide an additional market opportunity for certain of Discreet's products.

 . Based on (i) the average closing prices of Autodesk Common Stock and Discreet Common Shares for the ten trading days prior to and including August 20, 1998, the date the companies announced the execution of the Original Agreement, and (ii) the Exchange Ratio, the premium paid by Autodesk for the Discreet Common Shares acquired by Autodesk in connection with the Transactions equals approximately $5.19 per share, or 41.7% over such average closing price; however, because the Exchange Ratio is fixed, the implied value of the exchange to Discreet Shareholders will change as the market price of the Autodesk Common Stock fluctuates.

 . Discreet Shareholders are expected to have the opportunity to participate in the potential growth of the Combined Company after the Transactions and the increased investment liquidity that the Transactions will provide through the larger market capitalization of the Combined Company.

  The Discreet Board also considered the following information in concluding that the Transactions are fair and in the best interests of Discreet and its shareholders: (i) the effect on shareholder value of a combination, in light of the business, operations, property, assets, financial condition, operating results and prospects of Discreet and Autodesk and other possible strategic alternatives for Discreet, including potential business combinations with companies other than Autodesk, and in light of Discreet management's view as to the prospects of Discreet as an independent company; (ii) current industry, economic and market conditions and trends and its informed expectations of the future of the industry in which Discreet operates; (iii) the results of the due diligence investigations by Discreet's management and its legal, financial and accounting advisors; (iv) the terms and conditions of the Acquisition Agreement including the termination fees, nonsolicitation provisions, conditions to closing and termination provisions, which terms were arrived at through extensive arm's-length negotiations, and the Discreet Board's conclusion that these provisions were reasonable under the circumstances and provided the ability for the Discreet Board to exercise its fiduciary duties;
(v) the impact of the structure and accounting and tax treatment of the Transactions; (vi) the compatibility of the business philosophies and strategies of Discreet and Autodesk, which the Discreet Board believes is important for the successful integration of the companies; (vii) historical information concerning Discreet's and Autodesk's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company; (viii) the opinion of Volpe Brown Whelan rendered at the August 20, 1998 meeting of the Discreet Board (and subsequently confirmed in writing) that, as of the date of such opinion, the consideration to be received by Discreet Shareholders pursuant to the Transactions is fair to such holders from a financial point of view; (ix) current financial market conditions and historical market prices, volatility and trading information with respect to Autodesk Common Stock and Discreet Common Shares; (x) the consideration to be received by Discreet Shareholders in connection with the Transactions and the relationship between the market value of the Autodesk Common Stock to be issued in exchange for each Discreet Common Share and a comparison of comparable merger transactions; and (xi) the impact of the Transactions on Discreet's customers, suppliers and employees.

  In addition, the Discreet Board noted that the Transactions are expected to be accounted for as a pooling-of-interests and that no goodwill is expected to be created on the books of the Combined Company as a result thereof.

  The Discreet Board also identified and considered a number of potentially negative factors in its deliberations concerning the Transactions, including, but not limited to:

    (i) the risk that the potential benefits sought in the Transactions might not be realized fully, if at all;

    (ii) the possibility that the Transactions would not be consummated and the effect of the public announcement of the Transactions on (a) Discreet's sales and operating results and (b) Discreet's ability to attract and retain key management, sales, marketing and technical personnel;

    (iii) the risk that, despite the efforts of the Combined Company, key technical, marketing and management personnel might choose not to remain employed by the Combined Company;

    (iv) the difficulty of managing separate operations at different geographic locations;

    (v) the potential dilutive effect of the issuance of Autodesk Common Stock in connection with the Transactions;

    (vi) the substantial charges to be incurred, primarily in the quarter in which the Transactions are consummated, including costs of integrating the business and transaction expenses arising from the Transactions; and

    (vii) the other risks associated with Discreet's, Autodesk's and the Combined Company's business and the Transactions described under "Risk Factors" herein.

  The Discreet Board believes that the potential benefits of the Transactions outweigh these risks.

  The foregoing discussion of the information and factors considered by the Discreet Board is not intended to be exhaustive but is believed to include all material factors considered by the Discreet Board. In view of the variety of factors considered in connection with its evaluation of the Transactions, the Discreet Board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Discreet Board may have given different weight to different factors.

AUTODESK'S REASONS FOR THE TRANSACTIONS

  Autodesk believes that the Transactions will enhance its position as a leading technology supplier to the entertainment and design industries. The entertainment industry, encompassing movies, film, animation, music, and interactive games, represents a significant opportunity for increased growth and diversification. Autodesk believes that the growth of this industry is likely to accelerate in the coming years with the increasing availability of powerful, cost-effective digital solutions. Integrated, high-performance digital media authoring solutions will be a key enabler for this growth. The design industry, encompassing architecture, civil engineering, mechanical engineering, geographic information systems, industrial design, and graphic design represents a large market adjacent to Discreet's in which Autodesk has a significant presence. As this market increasingly adopts digital media, significant opportunities exist for Autodesk to sell new digital design tools to this industry. Integrated, cost-effective desktop digital content production tools will be a key enabler for this growth.

  The strategy of the Combined Company will be to deliver complete, integrated, solutions that allow filmmakers, entertainment professionals and other authors to create multimedia content in less time, at lower costs, and in a format that can easily be deployed to other interactive media such as CD-ROM. Autodesk also expects to deliver significant benefits for design users. The objective of the combined business is to deliver cost-effective, desktop content creation tools, integrated with design tools, which enable design users to create compelling presentations and digital content. Discreet, with its established technical expertise, products and distribution channel is well positioned to provide customer solutions that complement Autodesk's multimedia, design, and visualization products.

  Specific factors the Autodesk Board considered in determining that the combination will be beneficial to Autodesk and its stockholders include the following:

 . The combination is expected to further Autodesk's strategy of diversification into high-growth businesses and markets that are complementary to its core design markets. Further, it is expected to provide Autodesk with a significant new revenue stream that is not dependent upon the AutoCAD-based family of products.

 . The combination is expected to enhance Autodesk's technical leadership in the design and multimedia markets. Discreet's products and development staff are recognized for their technical excellence and are expected to strengthen Autodesk's product portfolio, presence and reputation in the multimedia and design markets.

 . Discreet's direct sales force is expected to complement Autodesk's indirect sales channels and help diversify Autodesk's sales and distribution model.

 . The product lines of Discreet and Autodesk are complementary. The combination is expected to allow Autodesk to market an integrated family of multimedia and design visualization products that provide customers with a more complete solution. The combined product lines are also expected to enable Autodesk to offer customer solutions at a variety of price points and levels of functionality.

 . The Combined Company is expected to have an improved competitive position when compared to that of either company standing alone in the multimedia and design markets, which Autodesk believes will be characterized by increased competition, industry consolidation, rapid technological change and increasingly larger companies with substantially greater resources seeking to meet customer needs by providing an extensive integrated set of products and features.

 . Certain of Discreet's products can address customer needs in Autodesk's core design markets. Autodesk anticipates being able to market certain Discreet products, either in their current form or with modifications, to address the needs of a particular market segment, into its existing core design markets.

 . The Transactions are expected to allow the Combined Company to keep pace with changes in the multimedia industry in general, which has been characterized by increased competition, industry consolidation, rapid technologicial change and increasingly larger companies with substantially greater resources than those of the Combined Company.

 . The combination allows Autodesk to combine Kinetix and Discreet's strong and complementary research and development organizations, which is expected to expand and extend its capacity to develop innovative products.

 . Discreet's new media software products are well situated to be sold through Autodesk's established indirect distribution channel.

  The Autodesk Board also considered the following information in concluding that the Transactions are fair to Autodesk and its stockholders: (i) the anticipated effect of the combination on short and long term stockholder value, taking into account the business, operations, property, assets, financial condition, operating results and prospects of Autodesk and Discreet, trends in the design and multimedia industries, including the consolidation occurring therein, other potential business combinations in the multimedia industry and in other markets addressed by Autodesk, as well as the alternative prospects of continuing to address the multimedia industry solely through the product offerings of Kinetix; (ii) current industry, economic and market conditions and trends and the Autodesk Board's informed expectations of the future of the industry in which Autodesk operates; (iii) the results of the due diligence investigations by Autodesk's management and its legal, financial and accounting advisors; (iv) the terms and conditions of the Acquisition Agreement and related agreements, including the fact that two members of Discreet's executive management, Richard Szalwinski and Francois Plamondon, have agreed to modify their current employment agreements with Discreet to provide that each will remain with New Discreet for a period of not less then one year following consummation of the Transactions, thereby ensuring continuity of management during the integration period following the consummation of the Transactions; (v) the impact of the structure, tax treatment and accounting treatment of the Transactions; (vi) factors which affect the potential for success in integration of the Combined Company, including continuity of management and senior technical staff, the cultural compatibility of the organizations, and the minimal level of redundancy in personnel, products and functions; (vii) historical information concerning Autodesk's and Discreet's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning result of operations during the most recent fiscal year and fiscal quarter for each company; (viii) the opinion of Piper Jaffray, rendered at the August 18 meeting of the Autodesk Board, and subsequently confirmed in writing, that the Exchange Ratio is fair to Autodesk from a financial point of view; (ix) current financial market conditions and historical market prices, volatility and trading information with respect to Autodesk Common Stock and Discreet Common Shares; (x) the consideration to be paid to the Discreet Shareholders in connection with the Transactions and the relationship between the market value of the Autodesk Common Stock to be issued in exchange for each Discreet Common Share and a comparison of comparable merger transactions; (xi) the impact of the Transactions on Autodesk's customers, suppliers and employees.

  The Autodesk Board also identified and considered the following potentially negative factors in its deliberations concerning the Transactions, including the following:

    (i) the risk that the potential benefits sought in the Transactions might not be fully realized, if at all;

    (ii) the greater volatility of the multimedia industry as compared to the traditional design industry, which heretofore has been the primary focus of Autodesk's business;

    (iii) the risk that financial analysts, investment bankers and other industry analysts who provide commentary and advice concerning Autodesk's business will react negatively to the Transactions as constituting an extension of the Autodesk's business outside of its traditional focus on the design industry;

    (iv) the risk represented by Discreet's direct sales model, including the heavy concentration of sales which occur at the end of each fiscal quarter and the end of each fiscal year;

    (v) the difficulties inherent in the management and integration of geographically diverse locations and development sites, particularly in a cross border, multi-lingual transaction;

    (vi) the potential difficulty in attracting additional software development personnel to Montreal;

    (vii) the potentially dilutive effect of the transaction of the issuance of Autodesk Common Stock pursuant to the Transactions;

    (viii) the risk that the majority of software licensed to end users by Discreet is licensed for operation with SGI hardware on the Unix platform, and that SGI is a key sole source supplier for Discreet's business but also sells products which compete with certain of Discreet's product offerings. In addition, many industry analysts believe that the industry trend is away from Unix and towards the Windows and Windows NT operating systems. If this trend were to accelerate, there would be a risk that the market for Discreet's high-end Unix-based software products would shrink dramatically, particularly if such products were not migrated to Windows NT in a timely way, and that Discreet's high-end Unix based software products would experience more intense competition;

    (ix) the risk that the rapid pace of technological innovation in the multimedia industry may serve to render some or all of Discreet's product offerings obsolete in a short period of time;

    (x) the risk that despite the efforts of the Combined Company, key technical, marketing and management personnel may choose not to remain with the Combined Company;

    (xi) the risk that consolidation in the multimedia industry may result in competitors which have significantly greater revenue and resources than the Combined Company; and

    (xii) the other risks associated the Combined Company, Discreet and Autodesk as described under "Risk Factors" herein.

  The Autodesk Board believed that these risks were outweighed by the potential benefits of the Transactions.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

  In considering the recommendation of the Discreet Board with respect to the Transactions, Discreet Shareholders should be aware that certain officers and directors of Discreet have potential conflicts of interests with respect to the Transactions. The Discreet Board and the Discreet Special Committee were aware of these potential conflicts and considered them along with the other matters described in "--Discreet's Reasons for the Transactions."

  As of October 31, 1998, directors and executive officers of Discreet and
their affiliates beneficially owned an aggregate of (i) [       ] Discreet
Common Shares, for which they will receive the same consideration as other Discreet Shareholders, and (ii) unexercised Discreet Share Options to acquire
[        ] Discreet Common Shares, which will be treated as described below under "Terms of the Transactions--Treatment of Discreet Employee Plans--
Discreet Stock Option Plans." Based upon $    , which represents the last
reported sales price of the Autodesk Common Stock on November    , 1998, the
aggregate dollar value of the shares of Autodesk Common Stock to be received in connection with the Transactions by the directors and executive officers of Discreet and their affiliates (assuming no New Discreet Exchangeable Shares
are issued) is approximately $         .

  The vesting of shares pursuant to options issued to certain non-employee directors under the Discreet 1995 Non-Employee Director Stock Option Plan and 1997 Special Limited Non-Employee Director Stock Option Plan is subject, pursuant to the terms of such plans and the option agreements issued pursuant thereto, to full acceleration as a result of the Transactions. In addition, Messrs. Szalwinski and Plamondon are each parties to separate employment agreements with Discreet. Each of these employment agreements provides for the acceleration of vesting of certain of such executive officer's outstanding Discreet Share Options upon a change in control. Upon consummation of the Transactions, the vesting of Discreet Share Options to purchase 450,000 and 150,000 Discreet Common Shares held by Messrs. Szalwinski and Plamondon, respectively, will accelerate. None of such provisions were amended in connection with the negotiation of the Original Agreement or the Acquisition Agreement.

  The executive officers and certain directors of Autodesk holding in the
aggregate approximately    % of the Autodesk Common Stock outstanding as of
the Autodesk Record Date have entered into Voting Agreements with Discreet, pursuant to which each has agreed to vote his or her shares of Autodesk Common Stock in favor of the Autodesk Resolution and related matters. The executive officers and certain directors of Discreet holding in the aggregate approximately % of the Discreet Common Shares outstanding as of the Discreet Record Date have entered into Voting Agreements pursuant to which each has agreed to vote his or her Discreet Common Shares in favor of the Discreet Resolution and related matters. See "Terms of the Transactions--Autodesk and Discreet Voting Agreements."

  Following the consummation of the Transactions, Mr. Szalwinski will become a vice president of Autodesk. Messrs. Szalwinski and Plamondon have each entered into agreements with Autodesk in which such individuals reconfirmed their current employment arrangements with Discreet and agreed, subject to consummation of the Transactions, to a minimum one year term of employment with the Combined Company following the Effective Time and, in the event their employment relationship with the Combined Company is terminated, to refrain (subject to certain limited exceptions) from competing with the Combined Company and from soliciting customers and employees of the Combined Company for a specified period after such termination.

  Pursuant to the Acquisition Agreement, Autodesk and Dutchco are required to continue to provide, for an indefinite period of time, indemnification to the directors and officers of Discreet against certain liabilities. In addition, Autodesk has agreed to maintain or cause New Discreet to maintain in effect the policies of directors' and officers' liability insurance maintained by Discreet and its subsidiaries, or policies with at least the same coverage and amounts and terms no less advantageous to the insured parties, for a period of five years following the Effective Time. See "Terms of the Transactions-- Indemnification."

  As a result of the foregoing transactions and agreements, certain directors and executive officers of Autodesk and Discreet may have personal interests in the Transactions which are not identical to the interests of other Autodesk Stockholders and Discreet Shareholders.

OPINION OF AUTODESK'S FINANCIAL ADVISOR

  On June 30, 1998, Autodesk and Piper Jaffray executed an engagement letter (the "Piper Jaffray Engagement Letter") pursuant to which Piper Jaffray was engaged to act as Autodesk's financial advisor in connection with the proposed business combination with Discreet. Pursuant to the Piper Jaffray Engagement Letter, Autodesk retained Piper Jaffray to provide financial advisory and investment banking services in connection with a possible acquisition of Discreet and to render an opinion as to the fairness, from a financial point of view, of any such transaction to Autodesk. See "--Background of the Transactions."

  On August 4, 1998, the Autodesk Board met (with certain directors participating by telephone) to evaluate the proposed transaction with Discreet, at which time representatives from Piper Jaffray provided information concerning Discreet's products and target markets, and reviewed the written documentation containing preliminary valuation analyses and related financial information which had been provided to the Autodesk Board prior to the meeting. On August 18, 1998, the Autodesk Board met (with certain directors participating by telephone) again and approved the proposed business combination with Discreet. At this meeting, Piper Jaffray delivered to the Autodesk Board its oral opinion, which opinion was subsequently confirmed in writing (the "Piper Jaffray Opinion"), that, as of August 18, 1998 and based on the matters described therein, the Exchange Ratio was fair, from a financial point of view, to Autodesk. The Exchange Ratio was determined through negotiations between the respective members of management of Autodesk and Discreet. Although Piper Jaffray did assist the management of Autodesk in the negotiations, Piper Jaffray was not asked by, and did not recommend to, Autodesk that any specific exchange ratio constituted the appropriate exchange ratio for Autodesk in connection with the proposed business combination with Discreet. In furnishing the Piper Jaffray Opinion, Piper Jaffray was not engaged as an agent or fiduciary of Autodesk's stockholders or any other third party.

  The Piper Jaffray Opinion was one of a number of factors considered by the Autodesk Board in reaching its determination that the proposed combination with Discreet is in the best interests of the Autodesk Stockholders. See "Autodesk's Reasons for the Transactions" above.

  The full text of the Piper Jaffray Opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix F and is incorporated herein by reference. Autodesk Stockholders are urged to read the Piper Jaffray Opinion in its entirety. The Piper Jaffray Opinion was prepared for the benefit and use of the Autodesk Board in its consideration of the proposed business combination with Discreet and does not constitute a recommendation to Autodesk Stockholders as to how they should vote at the Autodesk Meeting on the Autodesk Resolution. The Piper Jaffray Opinion does not address the relative merits of the proposed business combination with Discreet or any other transactions or business strategies discussed by the Autodesk Board as alternatives to the proposed business combination with Discreet or the underlying business decision of the Autodesk Board to proceed with or effect the proposed business combination with Discreet. The summary of the Piper Jaffray Opinion set forth in this Proxy Circular is qualified in its entirety by reference to the full text of the Piper Jaffray Opinion.

  In connection with the preparation of the Piper Jaffray Opinion, Piper Jaffray, among other things, (i) reviewed the draft dated August 16, 1998, of the proposed acquisition agreement and discussed material changes to the proposed acquisition agreement with the management of Autodesk on August 18, 1998, (ii) reviewed financial and other information, including business plans, budgetary and other data, that was publicly available or furnished to Piper Jaffray by Autodesk and Discreet, (iii) met with the respective members of management of Autodesk and Discreet to discuss the business and prospects of Autodesk and Discreet, (iv) considered certain publicly available financial and stock market data of Discreet and compared those data with similar data for other publicly held companies in businesses similar to Discreet,
(v) considered the financial terms of certain other business combinations and other transactions which have recently been effected, and (vi) performed such other analyses and considered such other information as Piper Jaffray deemed necessary and appropriate under the circumstances.

  In conducting its review and arriving at the Piper Jaffray Opinion, Piper Jaffray relied upon and assumed the accuracy and completeness of the information it reviewed for purposes of its opinion and did not assume responsibility for independently verifying such information. Piper Jaffray further relied upon the assurances of Autodesk's and Discreet's management that the information provided was prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data, reflected the good faith judgments of Autodesk's and Discreet's management, and that such parties were not aware of any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray also relied upon, without independent verification, the assessment by the management of each of Autodesk and Discreet of the strategic and other benefits expected to result from the proposed business combination with Discreet, as well as the assessment by Autodesk's management of Discreet's products and the timing and risks associated with the integration of Discreet with Autodesk. Without limiting the generality of the foregoing, for the purpose of the Piper Jaffray Opinion, Piper Jaffray assumed that neither Autodesk nor Discreet was a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transactions or in the ordinary course of business. Piper Jaffray also assumed that the proposed business combination with Discreet would result in certain United States federal tax income benefits to Autodesk, would be taxable to certain holders of Discreet Common Shares and would be accounted for as a pooling of interests under US GAAP. In arriving at the Piper Jaffray Opinion, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the proposed business combination with Discreet would be obtained in a manner that would not change the purchase price for Discreet.

  In arriving at the Piper Jaffray Opinion, Piper Jaffray did not perform any appraisals or valuations of specific assets or liabilities of Autodesk or Discreet and was not furnished with any such appraisals or valuations. Without limiting the generality of the foregoing, Piper Jaffray did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Autodesk, Discreet or any of their respective affiliates was a party or may be subject, and, at Autodesk's direction and with its consent, the Piper Jaffray Opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Although developments following the date of the Piper Jaffray Opinion may affect the Piper Jaffray Opinion, Piper Jaffray assumed no obligation to update, revise or reaffirm the Piper Jaffray Opinion.

  The following is a summary of the material financial analyses performed by Piper Jaffray in connection with rendering the Piper Jaffray Opinion:

  Comparable Company Analysis. Piper Jaffray compared certain financial information and valuation ratios relating to Discreet to corresponding publicly-available data and ratios from a group of selected publicly traded companies deemed comparable to Discreet. The comparable companies selected included five publicly traded companies in the computer graphics imaging market with market capitalizations greater than $75 million: Adobe Systems, Avid Technology, Macromedia, Metacreations Corp. and Pinnacle Systems.

  The analysis with respect to Discreet produced multiples of selected valuation data based upon closing stock prices of the comparable companies as of August 17, 1998, which were then compared to the equity value of Discreet of $17.59 per share implied by the Exchange Ratio. The multiples included in the analysis were: (i) market price per share to earnings per share recorded over the latest twelve months of the comparable companies ranging from negative to 31.2x, with a mean and median of 23.6x and 25.0x, respectively, and a ratio of 22.0x for Discreet; (ii) market price per share to 1998 calendar earnings per share estimates of the comparable companies ranging from negative to 51.3x, with a mean and median of 27.9x and 23.7x, respectively, and a ratio of 22.0x for Discreet; (iii) market price per share to 1999 calendar earnings per share estimates of the comparable companies ranging from 11.4x to 40.7x, with a mean and median of 21.9x and 19.2x, respectively, and a ratio of 16.8x for Discreet; (iv) market capitalization of the selected company, plus such company's debt, less such company's cash ("Company Value"), to revenue recorded over the latest twelve months for comparable companies ranging from 0.7x to 4.4x, with a mean and median of 2.1x and 1.6x, respectively, and a ratio of 3.4x for Discreet; (v) Company Value to calendar 1998 revenue estimates for comparable companies ranging from 0.9x to 3.8x, with a mean and median of 1.9x and 1.6x, respectively, and a ratio for Discreet of 3.2x; and (vi) Company Value to calendar 1999 revenue estimates for comparable companies ranging from 0.6x to 2.9x, with a mean and median of 1.5x and 1.4x, respectively, and a ratio for Discreet of 2.5x. Company Value for Discreet was based upon the implied purchase price per share multiplied by the number of fully-diluted shares outstanding, plus outstanding debt, less cash held. Earnings estimates for comparable companies were based on consensus earnings per share estimates taken from First Call, an investor service that monitors earnings estimates for publicly traded companies and for Discreet from Piper Jaffray research analyst reports. In performing this analysis, Piper Jaffray also considered operating margins over the last twelve months and the estimated five-year earnings per share compound growth rates from First Call and Piper Jaffray research analyst reports.

  Comparable Transactions Analysis. Using publicly available information, Piper Jaffray analyzed the ratio of Company Value to revenue recorded over the last twelve months, and the ratio of the product of the total number of Discreet Common Shares outstanding, on a fully diluted basis, multiplied by the implied value of $17.59 per share (the "Equity Value") to net income over the last twelve months, in 30 selected transactions involving companies in the software industry and in a focus group of five selected transactions involving publicly traded computer graphics imaging software companies. The five selected transactions analyzed by Piper Jaffray were the following: (i) the acquisition by Avid Technology, Inc. ("Avid") from Microsoft Corporation ("Microsoft") of Softimage Inc. ("Softimage"), effected on August 3, 1998;
(ii) the acquisition by Silicon Graphics, Inc. ("SGI") of Wavefront Technologies, Inc., effected on June 15, 1995; (iii) the acquisition by SGI of Alias Research, Inc., effected on June 15, 1995; (iv) the acquisition by Avid of DigiDesign Inc., effected on January 5, 1995; (v) and the acquisition by Microsoft of Softimage, effected on February 28, 1994. An analysis of the comparable transactions produced multiples of selected valuation data with respect to the 30 purchased companies in the larger group as follows:
Company Value to revenues recorded over the last twelve months ranging from 1.1x to 16.2x, with a mean and a median of 5.5x and 4.5x, respectively, and a multiple for the Transactions of 3.4x, and Equity Value to net income over the last twelve months ranging from negative to 83.5x, with a mean and median of 42.4x and 40.6x, respectively, and a multiple for the Transactions of 22.5x. An analysis of the comparable transactions produced multiples of selected valuation data with respect to the five purchased companies in the focus group as follows: Company Value to revenues recorded over the last twelve months ranging from 4.0x to 5.3x, with a mean and a median of 4.8x and 4.9x, respectively, and a multiple for the Transactions of 3.4x and Equity Value to net income over the last twelve months ranging from 32.8x to 46.0x, with a mean and median of 38.5x and 37.7x, respectively, and a multiple for the Transactions of 22.5x. Estimated multiples paid in the comparable transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

  No company, transaction or business used in the Comparable Company Analysis or Comparable Transactions Analysis as a comparison is identical to Discreet or the Transactions. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, comparable transactions or the business segment, company or transactions to which they are being compared.

  Premiums Paid Analysis. Piper Jaffray reviewed the comparable transactions described above, as well as certain other transactions to determine the premiums paid, represented by the difference between the transaction values and the market prices for the target companies one day, one week and one month prior to the announcement (each, an "Announcement") of such comparable transaction. This analysis indicated premiums as follows: (i) one day before the Announcement, premiums ranging from -2.8% to 92.0%, with a mean and a median of 32.3% and 27.7%, respectively, and a premium for the Transactions of 59.4%; (ii) one week before the Announcement, premiums ranging from -5.8% to 93.6%, with a mean and a median of 38.4% and 36.1%, respectively, and a premium for the Transactions of 45.1%; and (iii) one month before the Announcement, premiums ranging from 1.0% to 100.1%, with a mean and a median of 46.0% and 41.2%, respectively and a premium for the Transactions of 49.7%. Estimated premiums paid in the comparable transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

  Pro Forma Earnings Analysis--No Synergy Adjustments. Piper Jaffray analyzed pro forma effects resulting from the impact of the Transactions on the estimated earnings per share ("EPS") of the Combined Company for the fiscal years 1999 and 2000, without taking into account certain revenue and operating cost synergies that the Combined Company may realize following consummation of the Transactions. The results of the pro forma earnings analysis suggested that the Transactions could be dilutive to the Combined Company's EPS in the fiscal years 1999 and 2000. The actual results achieved by the Combined Company after the Transactions may vary from estimated results, and the variations may be material.

  Pro Forma Earnings Analysis--Synergy Adjustments. Piper Jaffray analyzed pro forma effects resulting from the impact of the Transactions on the estimated EPS of the Combined Company for the fiscal years 1999 and 2000 after taking into account certain revenue and operating cost synergies that the Combined Company may realize following consummation of the Transactions. The results of the pro forma earnings analysis with these synergy adjustments suggested that the Transactions could be dilutive to the Combined Company's EPS in the fiscal years 1999 and 2000. The actual results achieved by the Combined Company after the Transactions may vary from estimated results, and the variations may be material.

  Contribution Analysis. Piper Jaffray analyzed the respective contributions of Autodesk and Discreet to the estimated total sales, operating income, pretax income and net income of the Combined Company for the fiscal years 1999 and 2000. The analysis indicated that (i) in fiscal year 1999, Autodesk would contribute approximately 82.5% of total sales, approximately 82.1% of operating income, approximately 82.1% of pretax

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

income and approximately 81.6% of net income of the Combined Company, and Discreet would contribute approximately 17.5% of total sales, approximately 17.9% of operating income, approximately 17.9% of pretax income and approximately 18.4% of net income, of the Combined Company, (ii) in fiscal year 2000, Autodesk would contribute approximately 81.7% of total sales, approximately 80.8% of operating income, approximately 80.7% of pretax income and approximately 80.8% of net income of the Combined Company, and Discreet would contribute approximately 18.3% of total sales, approximately 19.2% of operating income, approximately 19.3% of pretax income and approximately 19.2% of net income of the Combined Company. Based on capitalizations of Autodesk and Discreet as of August 17, 1998, stockholders of Autodesk and Discreet would own approximately 75.6% and 24.4%, respectively, of the Combined Company upon consummation of the Transactions.

  Discounted Cash Flow Analysis. Piper Jaffray estimated the present value of the estimated future cash flows of Discreet on a stand-alone basis for the fiscal years ending June 30, 1999 through June 30, 2002. Piper Jaffray applied terminal value multiples of forecasted 2002 operating income of 11.0x, 12.0x and 13.0x. In all cases, Piper Jaffray used a range of discount rates from 16% to 20%. This analysis yielded a range of estimated present values of Discreet's equity value from $18.97 per share to $24.38 per share, compared to the Discreet's equity value of $17.59 per share implied by the Exchange Ratio based on the closing price of Autodesk Common Stock on August 17, 1998.

  Historical Exchange Ratio Analysis. Piper Jaffray reviewed the ratios of closing stock prices per share of the Autodesk Common Stock and Discreet Common Shares over various periods ending August 17, 1998. Piper Jaffray observed that the average of the ratios of closing stock prices of the Autodesk Common Stock and Discreet Common Shares for the various periods ending August 17, 1998 were 0.382x for the previous 180 days, 0.3274x for the previous 90 days, 0.3655x for the previous 30 days and 0.3460x for the previous ten days. Piper Jaffray also observed that the implied exchange ratio based on the closing market prices of Autodesk Common Stock and Discreet Common Shares on August 17, 1998 of $33.50 and $11.03, respectively, was approximately 0.329x.

  Other Factors and Comparative Analyses. In rendering its opinion, Piper Jaffray considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of: (i) the history of trading prices and volume for the Discreet Common Shares and Autodesk Common Stock from August 15, 1997 through August 17, 1998; and (ii) selected published analysts' reports on each of Discreet and Autodesk, including analysts' estimates as to the earnings growth potential of Discreet and Autodesk.

  While the foregoing summary describes certain analyses and factors that Piper Jaffray deemed material in its presentation to the Autodesk Board, it is not a comprehensive description of all analyses and factors considered by Piper Jaffray. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to a summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Piper Jaffray Opinion. Several analytical methodologies were employed, and no one method of analysis should be regarded as critical to the overall conclusion reached by Piper Jaffray. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Piper Jaffray are based on all analyses and factors taken as a whole and also on application of Piper Jaffray's own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Piper Jaffray therefore gives no opinion as to the value or merit of any one or more parts of the analysis it performed standing alone. In performing its analyses, Piper Jaffray considered general economic, market and financial conditions and other matters, many of which are beyond the control of Autodesk and Discreet. The analyses performed by Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may

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

be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Autodesk Common Stock may trade at any future time.

  Autodesk engaged Piper Jaffray pursuant to the Piper Jaffray Engagement Letter. The Piper Jaffray Engagement Letter provides that, for its services, Piper Jaffray is entitled to receive a non-refundable retainer of $100,000 and, contingent upon consummation of the Transactions, an amount equal to .75% of the total transaction value (less the amounts paid as a retainer and for the opinion described below) (the "Piper Jaffray Fee"). A payment of $750,000 (which constitutes part of the Piper Jaffray Fee) became due and payable to Piper Jaffray upon delivery of its fairness opinion to the Autodesk Board. The remainder of the Piper Jaffray Fee is due and payable upon consummation of the Transactions. Based on the closing price of the Autodesk Common Stock and the Discreet Common Shares on August 20, 1998, the last trading day prior to announcement of the execution of the Original Agreement, and assuming the Transactions were consummated as of such date, the Piper Jaffray Fee would
have been $          . Based on the closing price of the Autodesk Common Stock
and the Discreet Common Shares on November   , 1998, the latest practicable
date prior to the printing of this Proxy Circular, and assuming the Transactions were consummated as of such date, the Piper Jaffray Fee would
have been $          . Autodesk also agreed to reimburse Piper Jaffray,
regardless of whether the Transactions are consummated, for its out of pocket expenses and to indemnify and hold harmless Piper Jaffray and its affiliates and any person, director, employee or agent acting on behalf of Piper Jaffray or any of its affiliates, or any person controlling Piper Jaffray or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Piper Jaffray as financial advisor to Autodesk. In addition, following consummation of the Transactions, Autodesk and Dutchco will cause New Discreet to issue 112,500 New Discreet Class D Shares to Piper Jaffray in payment of a portion of the fees incurred by a predecessor of New Discreet in connection with the Transactions. The terms of the fee arrangement with Piper Jaffray, which Autodesk and Piper Jaffray believe are customary in transactions of this nature, were negotiated at arm's length between Autodesk and Piper Jaffray, and the Autodesk Board was aware of such fee arrangements.

  Piper Jaffray was retained based on Piper Jaffray's experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Piper Jaffray's investment banking relationship and familiarity with Autodesk. Piper Jaffray has provided certain financial advisory and investment banking services to Autodesk and Discreet from time to time.

  Piper Jaffray is a nationally recognized investment banking firm. As part of its investment banking business, Piper Jaffray is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Piper Jaffray may actively trade the equity securities of Autodesk and Discreet for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Jaffray maintains a market in Autodesk Common Stock and Discreet Common Shares and regularly publishes research reports regarding the business and securities of Autodesk, Discreet and other publicly traded companies in the industry.

OPINION OF DISCREET'S FINANCIAL ADVISOR

  Discreet retained Volpe Brown Whelan to render an opinion to the Discreet Special Committee and the Discreet Board as to the fairness, from a financial point of view, of the consideration to be received in connection with the proposed business combination by the Discreet Shareholders. On August 20, 1998, Volpe Brown Whelan rendered its opinion to the Discreet Special Committee and the Discreet Board to the effect that, as of such date and based on and subject to the matters stated in the opinion, the consideration to be received by the Discreet Shareholders in connection with the Transactions is fair, from a financial point of view, to the Discreet Shareholders.

  THE FULL TEXT OF VOLPE BROWN WHELAN'S WRITTEN OPINION, DATED AUGUST 20, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY CIRCULAR AS APPENDIX G AND IS INCORPORATED HEREIN BY REFERENCE. This summary is qualified in its entirety by

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

reference to the full text of such opinion. Discreet Shareholders are encouraged to, and should, read this opinion carefully in its entirety. The engagement of Volpe Brown Whelan and its opinion are for the benefit of the Discreet Special Committee and the Discreet Board. Volpe Brown Whelan's opinion addressses only the fairness of the consideration to be received by the Discreet Shareholders from a financial point of view to the Discreet Shareholders and does not address any other aspect of the Transactions, nor does it constitute a recommendation to any Discreet Shareholder as to how to vote their shares with respect to the Discreet Resolution.

  In arriving at its opinion, Volpe Brown Whelan: (i) reviewed the Original Agreement; (ii) interviewed management of Discreet and Autodesk concerning their respective business prospects, financial outlook and operating plans as stand-alone concerns and as a combined enterprise; (iii) reviewed certain Discreet and Autodesk financial statements and other relevant financial and operating data of Discreet and Autodesk provided to Volpe Brown Whelan by Discreet and Autodesk management teams respectively; (iv) reviewed the historical stock trading patterns of both Autodesk and Discreet and analyzed implied historical exchange ratios; (v) reviewed the premium of the per share consideration (which, for purposes of the written analysis, was based on the closing price of Autodesk Common Stock on August 14, 1998, and for purposes of the oral analysis was based on the closing price of Autodesk Common Stock on August 20, 1998) in relation to selected merger and acquisition transactions that Volpe Brown Whelan deemed relevant and comparable to the Transactions;
(vi) reviewed the valuation of selected publicly traded companies Volpe Brown Whelan deemed comparable and relevant to Discreet; (vii) reviewed, to the extent publicly available, the financial terms of selected merger and acquisition transactions that Volpe Brown Whelan deemed comparable and relevant to the Transactions; (viii) performed a valuation based upon Discreet's relative contribution, adjusted to reflect the difference in capital structures of the two companies, to Autodesk in terms of revenue, profitability and book value; (ix) performed a discounted cash flow analysis of Discreet as a stand-alone entity based upon the preliminary financial information regarding business prospects provided by Discreet management through June 2000, and as extrapolated by Volpe Brown Whelan thereafter; (x) performed a pro forma financial impact analysis of the combined entity, based upon, in the case of Discreet, preliminary financial information regarding business prospects (including with respect to both potential financial performance and potential cost savings resulting from the proposed business combination) provided by Discreet management through June 2000 and as extrapolated by Volpe Brown Whelan thereafter, and, in the case of Autodesk, preliminary financial information regarding business prospects provided by Autodesk management through January 2000 and as extrapolated by Volpe Brown Whelan thereafter; and (xi) performed such other studies, analyses and inquiries and considered such other information as Volpe Brown Whelan deemed relevant.

  In rendering its opinion, Volpe Brown Whelan relied without independent verification upon the accuracy and completeness of all of the information it reviewed for purposes of its opinion and relied upon the assurances of Discreet that, to the best of its knowledge, all such information is complete and accurate in all material respects and that there is no additional material information known to Discreet that would make any of the information made available to Volpe Brown Whelan either incomplete or misleading. Discreet retained outside legal, accounting and tax advisors to advise on matters relating to the proposed business combination. Accordingly, Volpe Brown Whelan relied on their advice and did not review and expressed no opinion on such matters. Volpe Brown Whelan was not asked to, and did not, conduct a market survey to determine the interest of other potential acquirors in the Company.

  With respect to data and discussions relating to business prospects, financial outlook and operating plans of Discreet and Autodesk, Volpe Brown Whelan relied upon the assurances of Discreet and Autodesk that such data, including the preliminary financial information regarding business prospects, were prepared in good faith on a reasonable basis reflecting the best currently available estimates and judgments of Discreet and Autodesk management as to the prospects of Discreet and Autodesk separately and as a combined enterprise, and assumed that it was reasonable to extrapolate such estimates for periods after those periods for which estimates were provided. Volpe Brown Whelan expressed no opinion and made no investigation with respect to the validity, accuracy or completeness of the information provided to it and did not and does not warrant any forecasts included in such information. Actual results that Discreet or Autodesk might achieve in the future as stand-alone entities or as a combined company may vary materially from those used in Volpe Brown Whelan's analysis. Volpe Brown Whelan, furthermore, did not make any independent appraisals or valuations of any assets of Discreet or Autodesk, nor was Volpe Brown Whelan furnished with any such appraisals or valuations. Volpe Brown Whelan's opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the opinion.

  For purposes of its analysis, Volpe Brown Whelan assumed that the proposed business combination will be consummated in accordance with the terms of the Acquisition Agreement without waiver of any of the conditions to the parties' obligations thereunder, that there will be no material changes to the Acquisition Agreement and that the ratio of shares of Autodesk Common Stock to be received for each Discreet Common Share will be 0.525. Although developments following the date of the Volpe Brown Whelan opinion may affect the opinion, Volpe Brown Whelan assumed no obligation to update, revise or reaffirm the opinion.

  The following is a brief summary of the material analyses performed by Volpe Brown Whelan in rendering its opinion to the Discreet Board:

  Stock Trading and Exchange Ratio Analysis. Volpe Brown Whelan analyzed the stock trading patterns of both Discreet and Autodesk over various periods of time and compared them historically to one another. For purposes of this analysis Volpe Brown Whelan assumed that the per share consideration to be received by Discreet Shareholders in connection with the Transactions would be $16.67 (the "Per Share Consideration") which was based on the closing price of Autodesk Common Stock of $31.75 on August 14, 1998 (four days prior to the announcement of the proposed business combination) and the Exchange Ratio of
0.525. On August 20, 1998, Volpe Brown Whelan confirmed that the changes in the per share consideration between August 14 and August 20, 1998 did not affect its opinion as to the fairness of the consideration to be received by Discreet Shareholders. From June 30, 1995 to August 14, 1998, the closing price of Discreet Common Shares ranged from $32.00 during the week of November 6, 1995 to $3.63 on September 11, 1996, with a median daily closing price of $16.00. The last time the stock price exceeded the level of the Per Share Consideration was April 30, 1998. On a volume basis, 64.6% of Discreet's trades from June 30, 1995 to August 14, 1998 were below the Per Share Consideration, and 49.3% of trades from January 2, 1998 to August 14, 1998 were below the Per Share Consideration. The exchange ratio implied from dividing historical Discreet share prices by Autodesk share prices was below the Exchange Ratio prior to July 15, 1997, was generally above the Exchange Ratio between July 15, 1997 and March 9, 1998, and was below the Exchange Ratio thereafter. From January 2, 1997 to August 14, 1998, the implied exchange ratio ranged from 0.1761 to 0.6688 with a mean of 0.4123. The implied exchange ratio was 0.3740 and 0.3647 on August 14, 1998 and one month prior to that date, respectively. The Exchange Ratio is within the range of the implied exchange ratios and above the mean. Volpe Brown Whelan, however, placed greater weight on the more recent implied exchange ratios on August 14, 1998 and one month prior to that date, and noted that the Exchange Ratio is above these levels.

  Premium Analysis. Volpe Brown Whelan analyzed the premiums paid in select digital media transactions and in merger and acquisition transactions generally, and compared them to the premium represented by the Per Share Consideration. The Per Share Consideration represents a premium of 40.4% compared to Discreet's share price on August 14, 1998. For digital media transactions deemed comparable by Volpe Brown Whelan, one day premiums ranged from 9.7% to 45.9% with a median of 26.1%, and one month premiums ranged from 22.8% to 58.1% with a median of 38.0%. These values would imply share prices based on one day premiums ranging from $13.03 to $17.33 with a median of $14.98, and share prices based on one month premiums ranging from $14.58 to $18.78 with a median of $16.39. Volpe Brown Whelan noted that the premium represented by the Per Share Consideration is above the median and within both ranges. For merger and acquisition transactions between $200 million and $1 billion in value that involved premiums and that were announced from January 1, 1997 through August 14, 1998, one day premiums ranged from 0.8% to 173.7% with a median of 27.9%, and one month premiums ranged from 0.2% to 208.0% with a median of 38.2%. These values would imply share prices based on one day premiums ranging from $11.97 to $32.50 with a median of $15.18, and share prices based on one month premiums ranging from $11.89 to $36.58 with a median of $16.41. Volpe Brown Whelan noted that the premium represented by the Per Share Consideration is above the median and within both ranges.

  Comparable Publicly-Traded Company Analysis. Volpe Brown Whelan prepared a range of values of selected publicly-traded companies it deemed comparable to Discreet. As few companies are perfectly comparable to Discreet, the range of comparable companies was somewhat broad and included Adobe Systems, Inc., Avid Technology, Inc., Macromedia, Inc., Engineering Animation, Inc., Pinnacle Systems, Inc., MetaCreations Corporation, Chyron Corporation, Media 100 Inc., Videonics, Inc. and Accom, Inc. Volpe Brown Whelan noted that it is difficult to apply revenue multiples for valuation purposes in industries where the hardware and software revenue mixes are inconsistent. Volpe Brown Whelan indicated that in these instances it believes that it is more relevant to use gross profit as the key "topline" value indicator. The analysis of comparable companies yielded a wide range of per share values for Discreet of $0.90 to $139.91 with a median of $18.04. Volpe Brown Whelan noted that the Per Share Consideration is within this range of values but below the median. An analysis of Avid Technology, Inc. ("Avid"), which Volpe Brown Whelan deemed to be the most comparable company in the digital media sector, yielded a range of per share values from $6.23 to $24.60 with a median of $16.65. Volpe Brown Whelan noted that the Per Share Consideration is within this range of values and roughly equal to the median.

  Comparable Merger and Acquisition Transaction Analysis. Volpe Brown Whelan prepared a valuation of Discreet based upon merger and acquisition transactions of target companies in the digital media industry. Volpe Brown Whelan also prepared a valuation of Discreet based upon merger and acquisition transactions of target companies in the digital media industry that, in the view of Volpe Brown Whelan, are most directly comparable to Discreet. These transactions included Microsoft's acquisition of SOFTIMAGE, Silicon Graphics' acquisitions of Alias Research and Wavefront Technologies, and Avid's recent acquisition of SOFTIMAGE. The analysis of target companies involved in the Digital Media industry yielded a wide range of per share values for Discreet of $2.18 to $239.55 with a median of $24.31. Volpe Brown Whelan noted that the Per Share Consideration is within this range of values but below the median. When Discreet is compared to those target companies Volpe Brown Whelan believes are most comparable, the analysis yields a range of per share values for Discreet of $8.47 to $95.47 with a median of $24.72. Volpe Brown Whelan noted that the Per Share Consideration is within this range of values but below the median. Volpe Brown Whelan observed that this analysis is skewed toward applying a high valuation to profitability metrics such as earnings before income tax, depreciation and amortization, and net income, since the applied multiples are derived from targets that had very small profitability margins. Volpe Brown Whelan placed less weight on this analysis because Discreet is a more mature, profitable company than the comparable targets. In addition, Volpe Brown Whelan noted that many of the transactions analyzed occurred in 1995 or earlier when market values in the digital media industry were particularly high, and placed less weight on this analysis in light of such market timing differences.

  Relative Contribution Analysis. Volpe Brown Whelan performed a valuation analysis of Discreet based on Autodesk's and Discreet's relative contributions to various measures of operational activity. This analysis was based on historical financial data as well as the preliminary financial information regarding business prospects for each respective business as if each were operating independently. Volpe Brown Whelan also calculated certain contribution percentages on an adjusted basis to reflect the differences in the capital structures of the two companies. The analysis generated a range of implied values for Discreet as well as a range of implied Discreet ownership levels of the combined company. The analysis yielded a range of per share values for Discreet of $5.98 to $15.33 with a median of $10.20. Volpe Brown Whelan noted that the Per Share Consideration is above this range of values. The analysis also yields a range of implied Discreet ownership levels of the Combined Company from 9.8% to 22.6% with a median of 16.9%. Volpe Brown Whelan noted that, based on the Exchange Ratio, Discreet Shareholders' approximately 24% ownership in the Combined Company will be above this range of ownership levels.

  Discounted Cash Flow Analysis. Volpe Brown Whelan prepared a valuation of Discreet based on the value of its projected future cash flows, discounted to the present ("DCF"). The DCF analysis was prepared using preliminary financial information regarding business prospects provided by Discreet management through June 2000 and extrapolated by Volpe Brown Whelan thereafter. Using the capital asset pricing model, Volpe Brown Whelan calculated a weighted average cost of capital ("WACC") for Discreet of 17.1%. Volpe Brown Whelan believes that this WACC is in the middle of a range of relevant WACCs given Discreet's historical and projected

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

profitability. As such, Volpe Brown Whelan used a range of discount rates from 15.1% to 19.1%. Given that Discreet's current 1998 price/earnings multiple was 14.3x, Volpe Brown Whelan employed a range of exit multiples of 12.3x to 16.3x. The DCF analysis yielded a range of per share values for Discreet from $21.08 to $30.46. Volpe Brown Whelan noted that the Per Share Consideration is below this range. Volpe Brown Whelan placed less weight on this analysis because it assumes Discreet's preliminary financial information regarding business prospects through June 2000, and Volpe Brown Whelan's extrapolations thereafter, will be achieved.

  Price Payable No Dilution. Volpe Brown Whelan analyzed the maximum price it estimated Autodesk could pay without diluting its estimated 1999 and 2000 EPS. Based on this analysis, Volpe Brown Whelan estimated that Autodesk could pay up to $12.36 per share without diluting 1999 EPS if no synergies were factored into the analysis, and up to $15.64 per share if synergies are factored into the analysis. Also based on this analysis, Autodesk could pay up to $12.72 per share without diluting 2000 EPS if no synergies were factored into the analysis, and up to $15.57 per share if synergies are factored into the analysis. Volpe Brown Whelan noted that the Per Share Consideration is above these levels.

  Pro Forma Financial Impact Analysis. Volpe Brown Whelan performed a pro forma financial impact analysis of the combined entity, based upon, in the case of Discreet, preliminary financial information regarding business prospects (including with respect to both potential financial performance and potential cost savings resulting from the proposed business combination) provided by Discreet management through June 2000 and as extrapolated by Volpe Brown Whelan thereafter, and, in the case of Autodesk, preliminary financial information regarding business prospects provided by Autodesk management through January 2000 and as extrapolated by Volpe Brown Whelan thereafter. Estimates of projected cost savings resulting from the Transactions were provided by the management team of Discreet. Volpe Brown Whelan expressed no opinion as the whether the potential financial performance and cost savings would actually be obtained. Volpe Brown Whelan noted that, based on preliminary financial information regarding business prospects, the Transactions would negatively impact Autodesk's overall EPS.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Volpe Brown Whelan considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting portions of the analysis, without considering all of the analyses, would create an incomplete view of the process underlying its opinion. In addition, Volpe Brown Whelan may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more of less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Volpe Brown Whelan's view of the actual value of Discreet.

  The analyses performed by Volpe Brown Whelan are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Volpe Brown Whelan's analysis of the fairness of the consideration from a financial point of view to Discreet. The analyses do not purport to be appraisals or to reflect the prices at which Discreet might actually be sold. Because such estimates are inherently subject to uncertainty, there can be no assurances or guarantees as to their accuracy. Consequently, the Volpe Brown Whelan analyses described herein should not be viewed as determinative of the opinion of the Discreet Board with respect to the value of Discreet or of whether the Autodesk Board or the Discreet Board would have been willing to agree to a different level of consideration.

  Volpe Brown Whelan is a nationally recognized investment banking firm and was selected by Discreet based on Volpe Brown Whelan's experience and expertise. Volpe Brown Whelan, as a customary part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Volpe Brown Whelan and its affiliates may actively trade the equity securities of Autodesk or Discreet for its and their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  The engagement letter between Volpe Brown Whelan and Discreet pursuant to which Volpe Brown Whelan was engaged provides that, for its services, Volpe Brown Whelan is entitled to receive, contingent upon consummation of the proposed business combination, an amount equal to 0.75% of the total transaction value (less the amounts for the opinion described below) (the "Volpe Brown Whelan Fee"). A payment of $250,000 (which constitutes part of the Volpe Brown Whelan Fee) became due and payable to Volpe Brown Whelan upon delivery of its fairness opinion to the Discreet Special Committee and the Discreet Board. The remainder of the Volpe Brown Whelan Fee is due and payable upon consummation of the proposed business combination. Based on the closing price of the Autodesk Common Stock and the Discreet Common Shares on
August 20, 1998, the last trading day prior to announcement of the execution of the Original Agreement, and assuming the Transactions were consummated as
of such date, the Volpe Brown Whelan Fee would have been $          . Based on
the closing price of the Autodesk Common Stock and the Discreet Common Shares
on November   , 1998, the latest practicable date prior to the printing of this Proxy Circular, and assuming the Transactions were consummated as of such
date, the Volpe Brown Whelan Fee would have been $          . Discreet has
also agreed to reimburse Volpe Brown Whelan, regardless of whether the proposed business combination are consummated, for its out-of-pocket expenses, and to indemnify and hold harmless Volpe Brown Whelan and its affiliates and any person, director, employee or agent acting on behalf of Volpe Brown Whelan or any of its affiliates, or any person controlling Volpe Brown Whelan or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Volpe Brown Whelan as financial advisor to Discreet. The terms of the fee arrangement with Volpe Brown Whelan, which Discreet and Volpe Brown Whelan believe are customary in transactions of this nature, were negotiated at arm's length between Discreet and Volpe Brown Whelan, and the Discreet Board was aware of such fee arrangements. Volpe Brown Whelan and its affiliates have provided financial advisory services to Discreet during the past two years and have received fees of approximately $1,106,825 from Discreet for the rendering of such services.

PROPOSED MARKET PURCHASES OF DISCREET COMMON SHARES

  Each of Autodesk and Dutchco currently intend to purchase for cash a limited number of Discreet Common Shares (having an aggregate value in no event greater than $1,000) prior to the Effective Time, but are under no obligation to do so.

                           TERMS OF THE TRANSACTIONS

  The following is a brief summary of the material terms of the Acquisition Agreement and the various agreements related thereto. This summary is qualified in its entirety by reference to the Acquisition Agreement. Discreet Shareholders and Autodesk Stockholders are urged to read the Acquisition Agreement in its entirety for a more complete description of the Transactions. A copy of the Acquisition Agreement is attached as Appendix A to this Proxy Circular. Capitalized terms used, but not otherwise defined, herein shall have the meaning ascribed to such terms in the Acquisition Agreement. In the case of any conflict between the Acquisition Agreement and the summary set forth herein, the Acquisition Agreement will control.

GENERAL

  Upon consummation of the Transactions, Discreet Shareholders will have received, depending upon the prior election of each Discreet Shareholder and subject to proration, for each of their Discreet Common Shares, either 0.525 shares of Autodesk Common Stock or 0.525 New Discreet Exchangeable Shares. IT IS STRONGLY RECOMMENDED THAT US HOLDERS (AS DEFINED BELOW) WHO OWN DISCREET COMMON SHARES DO NOT ELECT TO RECEIVE NEW DISCREET EXCHANGEABLE SHARES SINCE THE OWNERSHIP AND DISPOSITION OF SUCH SHARES MAY HAVE CERTAIN ADVERSE TAX CONSEQUENCES. SEE "MATERIAL CANADIAN FEDERAL AND UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO DISCREET SHAREHOLDERS."

  Holders of New Discreet Exchangeable Shares will have economic and voting rights substantially identical to those possessed by holders of Autodesk Common Stock. New Discreet Exchangeable Shares generally may be received by Canadian residents on a tax-deferred rollover basis (provided appropriate elections are filed with the relevant tax authorities), will be qualified investments, and will be "foreign property" under the Canadian Tax Act. See "Material Canadian Federal and United States Federal Income Tax Considerations to Discreet Shareholders--Discreet Shareholders Resident in Canada--Redemption of New Discreet Class B Shares in Exchange for New Discreet Exchangeable Shares--Rollover Transaction."

  The Transactions will be completed by way of an amalgamation under the Quebec Act and certain related transactions described below. Pursuant to the Articles of Amalgamation, Discreet will be amalgamated with Autodesk Quebec and Amalgamation Sub, both Quebec companies and indirect wholly owned subsidiaries of Autodesk, to form New Discreet. Each holder of Discreet Common Shares will receive upon the Amalgamation one New Discreet Class B Share for each Discreet Common Share then held by such holder. Immediately following the Amalgamation, each such New Discreet Class B Share will automatically, based upon the prior election of the holder thereof, either (i) be converted into one New Discreet Unit, which will immediately thereafter be acquired by Dutchco in exchange for 0.525 shares of Autodesk Common Stock, or (ii) be redeemed by New Discreet for 0.525 New Discreet Exchangeable Shares, in either case without any further required action on the part of the holder. Pursuant to the Acquisition Agreement, the maximum number of Discreet Common Shares which ultimately may be exchanged for New Discreet Exchangeable Shares may not exceed 19.99% of the number of Discreet Common Shares outstanding immediately prior to the Effective Time. If, based upon the elections of Discreet Shareholders, the percentage of Discreet Common Shares to be exchanged for New Discreet Exchangeable Shares would exceed 19.99% of the Discreet Common Shares outstanding immediately prior to the Effective Time, such electing Discreet Shareholders will receive, pro rata, New Discreet Units in lieu of New Discreet Exchangeable Shares in respect of such excess, which New Discreet Units will immediately be acquired by Dutchco in exchange for 0.525 shares of Autodesk Common Stock.

  The New Discreet Exchangeable Shares will be exchangeable at any time at the option of the holder for Autodesk Common Stock on a one-for-one basis plus the Dividend Amount, and will be automatically exchanged on the eleventh anniversary of the Effective Time or earlier upon the occurrence of certain events, including the liquidation, dissolution or winding-up of Autodesk or New Discreet. Dividends will be payable on New Discreet Exchangeable Shares at the same time and in the economically equivalent amounts per share as dividends on Autodesk Common Stock. See "--Description of New Discreet Exchangeable Shares."

EFFECTIVE TIME OF THE AMALGAMATION

  As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Acquisition Agreement, the parties thereto will cause Discreet to be amalgamated with Autodesk Quebec and Amalgamation Sub to form New Discreet by filing Articles of Amalgamation and related documents as contemplated by Section 123.118 of the Quebec Act with the Inspector General of Financial Institutions of the Province of Quebec. The Amalgamation will become effective at the Effective Time. New Discreet will continue as the surviving entity following the Amalgamation and will become a subsidiary of Dutchco and an indirect subsidiary of Autodesk.

CONVERSION OF DISCREET COMMON SHARES

  Upon consummation of the Transactions, Discreet Shareholders will receive, depending upon the election of each Discreet Shareholder and the effects of proration, that number of shares of Autodesk Common Stock or New Discreet Exchangeable Shares equal to the Exchange Ratio in exchange for each of their Discreet Common Shares. If any holder of Discreet Common Shares would be entitled to receive a number of shares of Autodesk Common Stock or New Discreet Exchangeable Shares that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive an equivalent amount of cash. See "--Procedures for Election and Exchange of Share Certificates by Discreet Shareholders--Fractional Shares."

TREATMENT OF DISCREET EMPLOYEE PLANS

  Discreet Stock Option Plans. At the Effective Time, each outstanding Discreet Share Option under the Discreet Stock Option Plans, whether vested or unvested, will be assumed by Autodesk, and, on such assumption, the rights to acquire Discreet Common Shares under the Discreet Stock Option Plans shall be exchanged for the right to acquire Autodesk Common Stock under such plans. Each Discreet Share Option assumed by Autodesk under the Acquisition Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Discreet Stock Option Plan pursuant to which such option was granted immediately prior to the Effective Time, except with respect to the number of shares of Autodesk Common Stock for which such option is exercisable and the per share exercise price of such option, as discussed below. Each Discreet Share Option will be exercisable for that number of shares of Autodesk Common Stock that the holder of such Discreet Share Option would have been entitled to receive had such holder exercised such Discreet Share Option in full immediately prior to the Effective Time, multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Autodesk Common Stock. The per share exercise price for the shares of Autodesk Common Stock issuable upon exercise of such assumed Discreet Share Option will be equal to the quotient determined by dividing the exercise price per share at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent.

  After the Effective Time, Autodesk will issue to each holder of an outstanding Discreet Share Option a document evidencing Autodesk's assumption of such Discreet Share Option. It is the intention of Autodesk and Discreet that the Discreet Share Options assumed by Autodesk qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent (and only to the extent) such Discreet Share Options qualified as incentive stock options prior to the Effective Time.

  Employee Stock Purchase Plan. At the Effective Time, each outstanding purchase right (each, an "Assumed Purchase Right" and, collectively, the "Assumed Purchase Rights") under the Discreet Employee Stock Purchase Plan will be deemed to constitute a purchase right to acquire, on the same terms and conditions as were applicable under the Discreet Employee Stock Purchase Plan immediately prior to the Effective Time, a number of shares of Autodesk Common Stock determined as provided in the Discreet Employee Stock Purchase Plan, except that the per share purchase price of such shares of Autodesk Common Stock under each Assumed Purchase Right will be the lower of (i) the quotient determined by dividing 85% of the fair market value of a Discreet Common Share on the first day of the current offering period by the Exchange Ratio and (ii) 85% of the fair market value of a share of Autodesk Common Stock on the last day of the current offering period. This adjustment to the per share purchase price is designed to preserve the economic rights of participants under the

Discreet Employee Stock Purchase Plan following the Transactions after giving effect to the Exchange Ratio. Employees of Discreet as of the Effective Time will be eligible to participate in Autodesk's Employee Qualified Stock Purchase Plan commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility requirements of Autodesk's Employee Qualified Stock Purchase Plan (with Discreet employees receiving credit, for purposes of such eligibility, for service with Discreet).

  Registration Statement on Form S-8. Autodesk has agreed to file with the SEC a registration statement on Form S-8 to register shares of Autodesk Common Stock issuable as the result of the assumption of the Discreet Share Options and Assumed Purchase Rights.

PROCEDURES FOR ELECTION AND EXCHANGE OF SHARE CERTIFICATES BY DISCREET SHAREHOLDERS

  The Letter of Transmittal and Election Form (on green paper) is enclosed with this Proxy Circular for use by Discreet Shareholders (a) who wish to receive New Discreet Exchangeable Shares (for which New Discreet Class B Shares held by such electing Discreet Shareholders will immediately be redeemed) and (b) for transmittal of certificates representing Discreet Common Shares, regardless of whether they wish to receive Autodesk Common Stock or New Discreet Exchangeable Shares. Additional copies of the green Letter of Transmittal and Election Form may be obtained from the Depositary. The details of the procedures for the making of elections, the exchange of certificates representing Discreet Common Shares and the deposit of such certificates with the Depositary and the addresses of the offices of the Depositary are set out in the Letter of Transmittal and Election Form.

  The procedures for receiving certificates representing New Discreet Exchangeable Shares and shares of Autodesk Common Stock are described immediately below.

  If the Transactions are completed, no certificates will be issued representing New Discreet Class B Shares or the New Discreet Class E Shares or New Discreet Class F Shares comprising New Discreet Units, all of which shares will be exchanged for Autodesk Common Stock or New Discreet Exchangeable Shares, as the case may be, immediately after issuance.

  Receipt of Autodesk Common Stock. Discreet Shareholders who wish to receive New Discreet Units (which will be immediately acquired by Dutchco for 0.525 shares of Autodesk Common Stock) are not required to make any formal election, since they will be deemed to have elected to receive New Discreet Units unless they affirmatively elect to receive New Discreet Exchangeable Shares in respect of the New Discreet Class B Shares into which their Discreet Common Shares will be automatically converted upon the Amalgamation. However, following the Effective Time, holders wishing to receive Autodesk Common Stock rather than Exchangeable Shares must nonetheless surrender their certificates representing Discreet Common Shares to the Depositary in order to obtain certificates representing the appropriate number of shares of Autodesk Common Stock. The Letter of Transmittal and Election Form enclosed herewith (on green paper) specifies the terms of the exchange effected by the Transactions and the procedure for surrendering certificates formerly representing Discreet Common Shares to the Depositary.

  DISCREET SHAREHOLDERS WISHING TO RECEIVE AUTODESK COMMON STOCK RATHER THAN EXCHANGEABLE SHARES ARE ADVISED NOT TO SURRENDER THEIR CERTIFICATES REPRESENTING DISCREET COMMON SHARES UNTIL THEY HAVE BEEN ADVISED BY NEW DISCREET TO DO SO.

  DISCREET SHAREHOLDERS WHO WISH TO RECEIVE NEW DISCREET EXCHANGEABLE SHARES (FOR WHICH NEW DISCREET CLASS B SHARES HELD BY SUCH ELECTING DISCREET SHAREHOLDERS WILL IMMEDIATELY BE REDEEMED) MUST USE THE LETTER OF TRANSMITTAL AND ELECTION FORM TO DEPOSIT THEIR DISCREET COMMON SHARES ON OR BEFORE THE ELECTION DEADLINE. SEE "--ELECTION TO RECEIVE NEW DISCREET EXCHANGEABLE SHARES," BELOW.

  As soon as practicable after the Effective Time, New Discreet will send additional letters of transmittal to former Discreet Shareholders who did not elect to receive New Discreet Exchangeable Shares and who did not deposit their certificates prior to the Election Deadline, in order to allow them to exchange their Discreet Common Share certificates for certificates representing shares of Autodesk Common Stock.

  As soon as practicable after the surrender of certificates representing Discreet Common Shares, the Depositary will deliver certificates for Autodesk Common Stock in accordance with the instructions set forth in the Letter of Transmittal and Election Form or the additional letter of transmittal, as the case may be. Pending the surrender of certificates formerly representing Discreet Common Shares and in respect of which the election to receive New Discreet Exchangeable Shares was not duly made, such certificates will, subject to the provisions set out under "--Failure to Deposit Certificates Representing Discreet Common Shares" below, be deemed to represent Autodesk Common Stock.

  Election to Receive New Discreet Exchangeable Shares. Discreet Shareholders who wish to receive New Discreet Exchangeable Shares following conversion of their Discreet Common Shares into New Discreet Class B Shares must complete the Letter of Transmittal and Election Form, indicate their election to receive New Discreet Exchangeable Shares in paragraph 4 thereof and return it, together with the certificate(s) representing the Discreet Common Shares in respect of which the election is made, to the Depositary prior to the Election Deadline. The maximum number of New Discreet Exchangeable Shares issuable in the Transactions may not exceed a number equal to 19.99% of the number of Discreet Common Shares outstanding immediately prior to the Amalgamation, multiplied by the Exchange Ratio. In the event that the number of New Discreet Exchangeable Shares otherwise issuable to holders of Discreet Common Shares pursuant to the Transactions exceeds this maximum number, such Discreet Shareholders will receive, pro rata, New Discreet Units in lieu of New Discreet Exchangeable Shares in respect of such excess. Holders of former Discreet Common Shares in respect of which an election to receive New Discreet Exchangeable Shares has not been duly made (which shares, at the Effective Time, will have been automatically converted into New Discreet Class B Shares) will be deemed to have elected to receive New Discreet Units.

  Each Discreet Shareholder may elect to receive New Discreet Exchangeable Shares in respect of all or any portion of the Discreet Common Shares held. Where a shareholder desires to receive New Discreet Exchangeable Shares in respect of only a part of the Discreet Common Shares represented by a single share certificate, he or she must deposit such certificate with a Depositary upon making such election, and the Depositary will, after the consummation of the Transactions, forward to such shareholder certificates representing the appropriate number of shares of Autodesk Common Stock which such shareholder is entitled to receive by virtue of not electing to receive New Discreet Exchangeable Shares for part of the shares represented by the deposited certificate. See "Material Canadian Federal and United States Federal Income Tax Considerations to Discreet Shareholders" for a description of the material Canadian federal and United States federal income tax consequences of electing to receive New Discreet Exchangeable Shares.

  Fractional Shares. No certificates or scrip representing fractional New Discreet Exchangeable Shares or shares of Autodesk Common Stock will be issued. In lieu of any such fractional interests, each person entitled to a fractional interest in New Discreet Exchangeable Shares or Autodesk Common Stock will receive an equivalent amount in cash from New Discreet or Dutchco, as the case may be, equal to the product of (i) such fraction, multiplied by
(ii) the average of the closing price for Autodesk Common Stock on the Nasdaq National Market as of each of the thirty (30) consecutive trading days immediately preceding the Effective Time.

  If the Transactions are not consummated, all deposited share certificates will be returned forthwith to the shareholders entitled thereto.

  Failure to Deposit Certificates Representing Discreet Common Shares. Any certificate formerly representing Discreet Common Shares not deposited with all other necessary documents prior to the seventh anniversary of the Effective Time shall cease to represent a claim or interest of any kind or nature against New Discreet or Autodesk, as the case may be. On such date, the New Discreet Exchangeable Shares or the Autodesk Common Stock, as the case may be, to which the former registered holder of such certificate was entitled shall be deemed to have been surrendered to New Discreet or Autodesk together with all dividends, distributions and interests held for such former registered holder.

OPERATIONS OF THE COMBINED COMPANY FOLLOWING THE TRANSACTIONS

  Following consummation of the Transactions, Autodesk plans to combine the businesses of Discreet and its Kinetix division into a new organization headed by Discreet's current Chairman of the Board, President and Chief Executive Officer Richard Szalwinski who will report to Autodesk's President, Eric Herr, and will be part of Autodesk's executive staff. The new organization, the Discreet business unit of Autodesk, will be headquartered in Montreal, Quebec. Autodesk's Discreet business unit will focus on developing and marketing tools for the creation of digital content in the entertainment and creative design industries. The combined organization will continue to develop and deliver the existing Discreet and Kinetix product lines to a wide range of creative professionals including those in the entertainment, and design and visualization industries.

  The engineering organizations of Discreet and Kinetix will be combined in Autodesk's Discreet business unit, and certain general and administrative functions will be integrated with similar functions at Autodesk. Discreet's advanced editing and effects systems will continue to be sold by Discreet's existing direct sales force. These products will be marketed and supported by the Combined Company's Discreet Advanced Systems division. Discreet's New Media Software products and Kinetix products will be sold through Autodesk's distribution channel and will be marketed and supported by the Combined Company's Discreet New Media Division.

TRANSACTION MECHANICS

  The Amalgamation and Resulting Share Exchanges. Pursuant to the terms of the Acquisition Agreement, the Amalgamation Agreement and the provisions attaching to the shares in the share capital of New Discreet, the following events will occur:

    (a) Discreet, Autodesk Quebec and Amalgamation Sub will amalgamate to form New Discreet by filing Articles of Amalgamation;

    (b) Each holder of Discreet Common Shares will receive upon the Amalgamation one New Discreet Class B Share for each Discreet Common Share then held by such holder;

    (c) Immediately following the Amalgamation, the New Discreet Class B Shares held by persons who have elected to receive New Discreet Exchangeable Shares will be redeemed by New Discreet for 0.525 New Discreet Exchangeable Shares, without any required action on the part of the holder, provided that if the aggregate percentage of New Discreet Exchangeable Shares otherwise issuable pursuant to the Transactions exceeds 19.99% of the number of Discreet Common Shares outstanding immediately prior to the Amalgamation, multiplied by the Exchange Ratio, the holders of such New Discreet Class B Shares will receive, pro rata, New Discreet Units in respect of such excess in lieu of New Discreet Exchangeable Shares;

    (d) Immediately following the redemption by New Discreet of New Discreet Class B Shares for New Discreet Exchangeable Shares, the New Discreet
  Class B Shares held by persons who have not elected to receive New Discreet Exchangeable Shares will be converted into one New Discreet Unit which will immediately thereafter be acquired by Dutchco (pursuant to the exercise of its right to purchase such units) in exchange for 0.525 shares of Autodesk Common Stock, without any required action on the part of the holder;

    (e) Dutchco will receive one New Discreet Class A Share for each outstanding common share of Amalgamation Sub it holds prior to the Effective Time. Such New Discreet Class A Shares will not be further converted or exchanged after the Amalgamation; and

    (f) ACI will receive one New Discreet Class C Share for each outstanding common share of Autodesk Quebec it holds prior to the Effective Time.

  Pursuant to the Voting and Exchange Trust Agreement, (i) New Discreet has made a covenant in favor of the holders of New Discreet Units, enforceable by the Trustee, that it will redeem the New Discreet Class E

Shares and New Discreet Class F Shares, and (ii) Dutchco has made a covenant in favor of the holders of New Discreet Units, enforceable by the Trustee, that, upon the proposed exercise by New Discreet of its redemption right with respect to the New Discreet Units, Dutchco will exercise its right to purchase the New Discreet Units.

  Former Discreet Shareholders will not receive separate share certificates in respect of the New Discreet Class B Shares, or of the New Discreet Class E Shares and New Discreet Class F Shares which comprise New Discreet Units. Share certificates receivable by former Discreet Shareholders will, on the shareholder's election and subject to proration, be for either (i) shares of Autodesk Common Stock or (ii) New Discreet Exchangeable Shares.

  The Exchange Ratio will be proportionally adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Autodesk Common Stock or Discreet Common Shares), reorganization, recapitalization or other change with respect to Autodesk Common Stock or Discreet Common Shares prior to the Effective Time. Following the Effective Time, the rate at which New Discreet Exchangeable Shares may be exchanged for Autodesk Common Stock is subject to adjustment or modification in the event of stock splits or other changes to the capital structure of Autodesk so as to maintain the initial relationship between the New Discreet Exchangeable Shares and the Autodesk Common Stock.

  Immediately following consummation of the Transactions and pursuant to pre-existing binding obligations, New Discreet will issue 150,000 New Discreet Class D Shares in payment of a portion of the fees incurred by a predecessor of New Discreet in connection with the Transactions. 112,500 of such shares will be issued to Piper Jaffay, Autodesk's financial advisor, and the remaining 37,500 shares will be issued to Aird & Berlis, Canadian legal counsel to Autodesk and Dutchco.

  In addition, immediately after the Effective Time, Autodesk, Dutchco (or a subsidiary to which Dutchco may assign its rights under the Acquisition Agreement) and New Discreet will enter into the Support Agreement and (together with the Trustee) the Voting and Exchange Trust Agreement. See "Terms of the Transactions--Support Agreement" and "--Voting and Exchange Trust Agreement."

STOCK OWNERSHIP FOLLOWING COMPLETION OF THE TRANSACTIONS

  Upon completion of the Transactions, Dutchco will be the beneficial owner of all of the issued and outstanding New Discreet Class A Shares, New Discreet Class E Shares and New Discreet Class F Shares, and ACI will be the beneficial owner of all of the issued and outstanding New Discreet Class C Shares. The New Discreet Class A Shares and the New Discreet Class E Shares will be the only classes of voting securities of New Discreet. Based upon the number of Discreet Common Shares outstanding and the number of Discreet Common Shares issuable upon exercise of outstanding Discreet Share Options as of October 31,
1998, an aggregate of approximately [          ] shares of Autodesk Common
Stock will be issued to Discreet Shareholders in the Transactions (assuming that no New Discreet Exchangeable Shares are issued), and Autodesk will assume
options exerciseable for up to approximately [         ] additional shares of
Autodesk Common Stock. Based upon the number of shares of Autodesk Common Stock issued and outstanding as of October 31, 1998, and after giving effect to the issuance of Autodesk Common Stock as described in the previous sentence and the issuance of 3 million shares of Autodesk Common Stock pursuant to the Reissuance Offering, the former holders of Discreet Common Shares would hold approximately [ ]% of Autodesk's total issued and outstanding Common Stock after completion of the Transactions, and holders of former Discreet Share Options would hold options to purchase an additional approximately [ ]% of Autodesk's total issued and outstanding Common Stock (assuming the exercise of such assumed options, but not others). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either Autodesk or Discreet changes subsequent to October 31, 1998 and prior to the Effective Time, and there can be no assurance as to the actual capitalization of Autodesk or Discreet at the Effective Time or of the Combined Company at any time following the Effective Time. See "--Offering of Autodesk Common Stock."

ACCOUNTING TREATMENT

  The Transactions are expected to be treated by Autodesk as a "pooling-of-interests" for accounting purposes under US GAAP. This accounting method permits the recorded assets and liabilities of both Autodesk and Discreet to be carried forward on a consolidated basis to Autodesk, after giving effect to the Transactions, at their recorded historical amounts. No recognition of goodwill will be required as a result of the Transactions and consequently, there will be no amortization of goodwill from the Transactions reflected in Autodesk's future financial periods.

  Consummation of the Transactions is conditioned upon (i) receipt by Discreet of a letter from its independent auditors to the effect that Discreet qualifies as an entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available and (ii) receipt by Autodesk of a letter from its independent auditors regarding concurrence with Autodesk management's conclusion as to the appropriateness of pooling-of-interests accounting treatment for the Transactions under Accounting Principles Board Opinion No. 16, if consummated in accordance with the Acquisition Agreement.

OFFERING OF AUTODESK COMMON STOCK

  In order to qualify the Transactions for pooling-of-interests accounting treatment, Autodesk must reissue in one or more transactions certain shares of Autodesk Common Stock previously repurchased by Autodesk and currently held in its treasury. Accordingly, Autodesk expects to issue approximately 3 million shares of Autodesk Common Stock through the Reissuance Offering. If the Reissuance Offering is effected by a public offering, the offering will be made only by means of a prospectus satisfying the requirements of the Securities Act. If the Reissuance Offering is effected by a private placement exempt from the registration requirements of the Securities Act, the offered shares may not be resold in the United States absent registration or an applicable exemption from registration under the Securities Act.

DESCRIPTION OF NEW DISCREET EXCHANGEABLE SHARES

  Voting Rights. Holders of New Discreet Exchangeable Shares will generally not be permitted to vote at meetings of the shareholders of New Discreet (except, where required by law, as a separate class). Autodesk (or a subsidiary of Autodesk) and Dutchco will be the only voting shareholders of New Discreet.

  As of the Effective Time, Autodesk, New Discreet, Dutchco and the Trustee will enter into the Voting and Exchange Trust Agreement under which Autodesk will issue the Special Voting Share to the Trustee for the benefit of the holders of the New Discreet Exchangeable Shares (the "Beneficiaries"). The Special Voting Share will carry the number of votes, exercisable at any meeting at which Autodesk Stockholders are entitled to vote, equal to the number of votes that the outstanding New Discreet Exchangeable Shares not owned by Autodesk or its subsidiaries and affiliates would be entitled to vote if exchanged for Autodesk Common Stock. The Voting Rights attaching to Special Voting Share will be similarly exercisable with respect to any written consent sought from the Autodesk Stockholders.

  Each Beneficiary on the record date for any meeting at which Autodesk Stockholders are entitled to vote will be entitled to instruct the Trustee to exercise that number of the votes attached to the Special Voting Share for each New Discreet Exchangeable Share held by such Beneficiary equal to the number of votes that such New Discreet Exchangeable Share would be entitled to if exchanged for Autodesk Common Stock. The Trustee will exercise each vote attached to the Special Voting Share only as directed by the relevant Beneficiary and, in the absence of instructions from a Beneficiary as to voting, will not exercise such votes. Each Beneficiary may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the Beneficiary to vote directly at the relevant meeting the votes attached to the Special Voting Share to which the Beneficiary is entitled.

  The Trustee will send to the Beneficiaries the notice of each meeting at which Autodesk Stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the Beneficiary may instruct the Trustee to exercise the votes attaching to the Special Voting Share, at the same time as Autodesk sends such notice and materials to the Autodesk Stockholders. The Trustee will also send to the Beneficiaries copies of all information statements, interim and annual financial statements, reports and other materials sent by Autodesk to the Autodesk Stockholders at the same time as such materials are sent to the Autodesk Stockholders. To the extent such materials are provided to the Trustee by Autodesk, the Trustee will also send to the Beneficiaries all materials sent by third parties to Autodesk Stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to Autodesk Stockholders or received by Autodesk.

  All rights of a Beneficiary to exercise or cause to be exercised votes attached to the Special Voting Share will cease upon the exchange, redemption or other cancellation of New Discreet Exchangeable Shares for Autodesk Common Stock.

  Dividend Rights. Under the share provisions of the New Discreet Exchangeable Shares, holders of New Discreet Exchangeable Shares will be entitled to receive dividends which are intended, so far as possible, to be functionally and economically equivalent to those declared on Autodesk Common Stock as follows:

    (i) in the case of a cash dividend declared on Autodesk Common Stock, holders of each New Discreet Exchangeable Share will be entitled to receive the Canadian Dollar Equivalent of the dividend declared on each share of Autodesk Common Stock;

    (ii) in the case of a stock dividend declared on Autodesk Common Stock which is payable in Autodesk Common Stock, holders of each New Discreet Exchangeable Share will be entitled to receive such number of New Discreet Exchangeable Shares as is equal to the number of shares of Autodesk Common Stock to be paid as a dividend on each share of Autodesk Common Stock; and

    (iii) in the case of a dividend declared on Autodesk Common Stock in property other than in cash or Autodesk Common Stock, holders of each New Discreet Exchangeable Share will be entitled to receive such type and amount of property as is the same or economically equivalent to (as determined by the board of directors of New Discreet) the type and amount of property declared as a dividend on each share of Autodesk Common Stock.

  The record date for the determination of the holders of New Discreet Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on New Discreet Exchangeable Shares shall be the same dates as the record date and payment date, respectively, for the corresponding dividend on Autodesk Common Stock.

  Retraction Rights of Holder and Dutchco Retraction Call Rights. Pursuant to the share provisions of the New Discreet Exchangeable Shares, subject to applicable law and the overriding Retraction Call Right of Dutchco described below, holders of New Discreet Exchangeable Shares shall be entitled at any time to require New Discreet to retract any or all such New Discreet Exchangeable Shares and to receive, for each New Discreet Exchangeable Share, an amount equal to the market price of a share of Autodesk Common Stock plus an additional amount equal to the Dividend Amount, which shall be satisfied by New Discreet causing to be delivered to such holder one share of Autodesk Common Stock for each such New Discreet Exchangeable Share and paying to such holder the Dividend Amount.

  Holders of New Discreet Exchangeable Shares may effect such retraction by presenting a certificate or certificates to New Discreet or its transfer agent representing the number of New Discreet Exchangeable Shares the holder desires to retract, together with a written request (a "Retraction Request") specifying the number of New Discreet Exchangeable Shares the holder wishes New Discreet to retract and the date upon which the holder desires to receive shares of Autodesk Common Stock (which date shall be not less than three Business Days nor more than ten Business Days after the date on which such Retraction Request is received by New Discreet, provided that in the event that no such Business Day is specified in the Retraction Request, the Retraction Date shall be the tenth Business Day after receipt of the Retraction Request by New Discreet) (the "Retraction Date"), and such other documents as may be required to effect the retraction of the New Discreet Exchangeable

Shares. As a result, holders of New Discreet Exchangeable Shares should be aware that they may not know the value of the shares of Autodesk Common Stock they will receive in fulfillment of their Retraction Request in the event they specify a Retraction Date which falls later than three business days after they make the Retraction Request, fail to specify a Retraction Date or fail to ensure that their Retraction Request is received by New Discreet on the date it is made. This is because such holders may not be able to sell the Autodesk Common Stock underlying their New Discreet Exchangeable Shares on the date of their Retraction Request, since they will not be able to ensure that shares of Autodesk Common Stock will be available for delivery to the buyer on the settlement date. The value of the shares of Autodesk Common Stock delivered to such holders on the Retraction Date may be higher or lower than the value of such shares on the date of their Retraction Request.

  Upon receipt of a Retraction Request, New Discreet shall immediately notify Autodesk and Dutchco of such request. Autodesk or Dutchco shall thereafter have two Business Days in which to notify New Discreet that Dutchco intends to exercise its overriding Retraction Call Right to purchase all, but not less than all, of the New Discreet Exchangeable Shares submitted by the holder thereof for retraction. The purchase price for each such New Discreet Exchangeable Share purchased by Dutchco shall be the amount equal to the market price of a share of Autodesk Common Stock plus an additional amount equal to the Dividend Amount, and shall be satisfied by Dutchco causing to be delivered to such holder one share of Autodesk Common Stock for each such New Discreet Exchangeable Share and paying to such holder the Dividend Amount.

  Redemption Rights of New Discreet and Dutchco Redemption Call
Rights. Pursuant to the share provisions of the New Discreet Exchangeable Shares, subject to applicable law, certain limited exceptions and the overriding Redemption Call Right of Dutchco described below, on a date eleven years from the Effective Time (the "Final Redemption Date"), New Discreet shall redeem all, but not less than all, of the then outstanding New Discreet Exchangeable Shares by payment of an amount equal to the market price of a share of Autodesk Common Stock plus an additional amount equal to the Dividend Amount for each New Discreet Exchangeable Share so redeemed, which shall be satisfied by New Discreet causing to be delivered to such holder one share of Autodesk Common Stock for each such New Discreet Exchangeable Share and paying to such holder the Dividend Amount.

  Dutchco shall have the overriding redemption call right, notwithstanding any proposed redemption of the New Discreet Exchangeable Shares by New Discreet as outlined above, to purchase on the Final Redemption Date all, but not less than all, of the outstanding New Discreet Exchangeable Shares by payment of an amount equal to the market price of a share of Autodesk Common Stock plus an additional amount equal to the Dividend Amount for each New Discreet Exchangeable Share so redeemed, which shall be satisfied by Dutchco causing to be delivered to such holder one share of Autodesk Common Stock for each such New Discreet Exchangeable Share and paying to such holder the Dividend Amount.

  New Discreet shall, at least 120 days before the Final Redemption Date, provide Autodesk, Dutchco and each holder of New Discreet Exchangeable Shares with written notice of New Discreet's intended redemption of the New Discreet Exchangeable Shares and/or Dutchco's exercise of Dutchco's Redemption Call Right, as the case may be.

  Liquidation Exchange Rights of Holders and Dutchco Liquidation Call
Rights. Pursuant to the Voting and Exchange Trust Agreement, upon the occurrence and during the continuance of an "Insolvency Event" with respect to New Discreet, a Beneficiary may instruct the Trustee to require Dutchco to purchase any or all of the New Discreet Exchangeable Shares held by the Beneficiary. "Insolvency Event" will be defined to include (i) any insolvency or bankruptcy proceeding instituted by or against New Discreet, including any such proceeding under the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), (ii) the admission in writing by New Discreet of its inability to pay its debts generally as they become due and (iii) the inability of New Discreet, as a result of solvency requirements of applicable law, to redeem any New Discreet Exchangeable Shares tendered for retraction. Immediately upon the occurrence of an Insolvency Event or any event which may, with the passage of time or the giving of notice, become an Insolvency Event,

New Discreet, Autodesk and/or Dutchco, will give written notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will then notify each Beneficiary of such event or potential event and will advise the Beneficiary of its rights as described above.

  Under the terms of the Articles of Amalgamation, Dutchco will be granted the overriding right, in the event of and notwithstanding the proposed voluntary or involuntary liquidation, dissolution or winding-up of New Discreet, to purchase all, but not less than all, of the New Discreet Exchangeable Shares then outstanding and, upon the exercise by Dutchco of such right, the holders of New Discreet Exchangeable Shares will be obligated to sell such shares to Dutchco. The purchase by Dutchco of all the outstanding New Discreet Exchangeable Shares upon the exercise of such right will occur on the Effective Time of the voluntary or involuntary liquidation, dissolution or winding-up of New Discreet. The purchase price payable by Dutchco for each New Discreet Exchangeable Share will be equal to the market price of a share of Autodesk Common Stock plus an additional amount equal to the Dividend Amount, and shall be satisfied by Dutchco causing to be delivered to such holder one share of Autodesk Common Stock for each such New Discreet Exchangeable Share and paying to such holder the Dividend Amount.

  If, as a result of solvency provisions of applicable law, New Discreet is unable to redeem all New Discreet Exchangeable Shares specified in a Retraction Request and provided that Dutchco has not exercised its Retraction Call Right with respect to such shares and the Beneficiary has not revoked the Retraction Request, the Beneficiary will be deemed to have exercised its right to instruct the Trustee to require Dutchco to purchase the unredeemed New Discreet Exchangeable Shares and Dutchco will be required to purchase such shares from the Beneficiary in the manner set forth above.

  Automatic Exchange Rights in the Event of the Insolvency of Autodesk. Under the Voting and Exchange Trust Agreement, in the event of the voluntary or involuntary liquidation, dissolution or winding-up of Autodesk, Dutchco will be required to purchase each outstanding New Discreet Exchangeable Share for a purchase price equal to the market price of a share of Autodesk Common Stock plus an additional amount equal to the Dividend Amount, which shall be satisfied by Dutchco causing to be delivered to such holder one share of Autodesk Common Stock for each such New Discreet Exchangeable Share and paying to such holder the Dividend Amount.

REPRESENTATIONS AND WARRANTIES

  In the Acquisition Agreement, Discreet, on the one hand, and each of Autodesk, Dutchco, ACI, Autodesk Quebec and Amalgamation Sub, on the other hand, have made customary representations and warranties to the other regarding, among other things, (i) its due incorporation and qualification and the due incorporation and qualification of each of its subsidiaries; (ii) its capitalization; (iii) its articles of incorporation and by-laws; (iv) its corporate power and authority to enter into, and its due authorization, execution and delivery of, the Acquisition Agreement; (v) receipt of required governmental approvals; (vi) the absence of any material adverse changes in its business or condition; (vii) its securities laws filings; (viii) the performance of its obligations under the Acquisition Agreement and the consummation of the Transactions not violating its articles and by-laws, applicable law and certain material agreements (and the current compliance therewith); (ix) its financial statements; (x) its intellectual property; (xi) its insurance; (xii) absence of material litigation; (xiii) its tax returns and the payment of certain taxes; (xiv) the possession of and compliance with certain governmental licenses; (xv) the material accuracy of this Proxy Circular and the Form S-3 and Form S-4; (xvi) the absence of certain restrictions on material business practices; (xvii) the absence of undisclosed brokers; (xviii) the absence of certain transactions with officers and directors; (xix) the absence of any actions taken which would affect the treatment of the Transactions as a pooling transaction for accounting purposes; and (xx) the votes required to approve the Transactions. In addition, Discreet has made representations and warranties to Autodesk with respect to title to its properties and assets, labor and employment relations, employee benefit plans, the binding nature of its material contracts and certain environmental matters. Autodesk has additionally made representations and warranties to Discreet with respect to the Autodesk Board's recommendation to the Autodesk Stockholders with respect to the Autodesk Resolution. Each of the parties has also agreed to give the other prompt notice of any inaccuracies in its representations and warranties, as well as notice of any events that may result in the failure of any conditions or covenants under the Acquisition Agreement to be satisfied. Such representations and warranties will not survive consummation of the Transactions.

BUSINESS OF AUTODESK PENDING CONSUMMATION OF THE TRANSACTIONS

  During the period from the date of the Acquisition Agreement until the termination of the Acquisition Agreement or the Effective Time, except as otherwise consented to by Discreet in writing which consent shall not be unreasonably withheld, Autodesk has agreed that Autodesk will, among other things, operate its business in accordance in the ordinary course, pay debts and Taxes when due subject to good faith disputes over such debts or Taxes and perform other obligations when due, except to the extent failure to do any of the foregoing would not have a Material Adverse Effect (as such term is defined in the Acquisition Agreement and in "--Conditions to the Transactions," below).

BUSINESS OF DISCREET PENDING CONSUMMATION OF THE TRANSACTIONS

  Under the terms of the Acquisition Agreement, for a period from the date of the Acquisition Agreement and continuing until the earlier of the termination of the Acquisition Agreement or the Effective Time, and except for certain disclosed actions and otherwise agreed to by Dutchco in writing, Discreet has agreed that Discreet and its subsidiaries will, among other things, conduct their businesses in accordance with their ordinary course of business or in accordance with the provisions of the Acquisition Agreement and in a manner consistent with past practices, and use commercially reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, employees and consultants, to take all commercially reasonable action necessary to prevent the loss, cancellation, abandonment, forfeiture or expiration of any Discreet intellectual property and to preserve their present relationships with customers, suppliers and other persons with whom they have significant business relations, except in each case where the failure to do so could not reasonably be expected to have a "Material Adverse Effect" (as such term is defined in the Acquisition Agreement and in "--Conditions to the Transactions," below) on the business of Discreet or its subsidiaries.

  In particular, subject to certain exceptions set forth in a disclosure schedule provided by Discreet to Autodesk and Dutchco, Discreet and its subsidiaries have agreed, among other things, not to take any of the following actions without the prior written consent of Dutchco, which shall not be unreasonably withheld: (i) amend or otherwise change Discreet's articles of incorporation (the "Discreet Articles") or by-laws (the "Discreet By-laws");
(ii) issue, sell, pledge, dispose of or encumber, or authorized the issuance, sale, pledge, disposition or encumbrance of any class of shares in the share capital of Discreet, or any options, warrants convertible securities or other rights of any kind to acquire any shares of Discreet's share capital, or any other ownership interest of Discreet, subject to certain exceptions;
(iii) sell, pledge, dispose of or encumber material assets except in the ordinary course of business and in a manner consistent with past practice and dispositions of obsolete or worthless assets; (iv) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Discreet Stock Option Plans or the Discreet Employee Stock Purchase Plan or authorize cash payments in exchange for any options granted under such plans; (v) declare, set aside, make or pay any dividend or other distribution with respect to any shares in the share capital of Discreet, except that a wholly owned subsidiary may declare and pay a dividend to its parent; (vi) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
(vii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities; (viii) dispose of any intellectual property of Discreet or its subsidiaries, or amend or modify any existing agreements with respect to any such intellectual property or third party intellectual property rights, other than nonexclusive object and source code licenses in the ordinary course of business consistent with past practice or industry standards for such licensing or distribution; (ix) acquire any business organization or material amount of assets; (x) incur any material indebtedness or liability for indebtedness except in the ordinary course of business consistent with past practice; (xi) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of US$6,000,000 for Discreet and its subsidiaries, taken as a whole; (xii) increase the compensation payable to its officers or employees, except for increases in accordance with past practice, or grant severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other Discreet employee, or establish, adopt, enter into or amend any employee plan of Discreet or its subsidiaries, except as may be required by applicable law; (xiii) take any action to change material Tax or accounting policies or procedures, other than as required by law or US GAAP; (xiv) make any material Tax election inconsistent with past practices or settle or compromise a material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for on the Discreet balance sheet; (xv) pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Discreet financial statements or incurred in the ordinary course of business and consistent with past practice; (xvi) take any action to amend or terminate any of its employee plans, except as may be required by law (xvii) take or allow to be taken or fail to take any act or omission which would jeopardize the treatment of the Transactions as a pooling of interests for accounting purposes under US GAAP; (xviii) modify, amend or terminate any Covered Agreement, other than in the ordinary course of business consistent with past practice; or (xix) take, or agree in writing or otherwise to take, any of the actions described in clauses (i) through (xviii) above, or that would make any of the representations or warranties of Discreet contained in the Acquisition Agreement untrue or incorrect or prevent Discreet from performing or cause Discreet not to perform its covenants thereunder or result in any of the conditions to the Transactions not being satisfied.

NON-SOLICITATION BY DISCREET OF ALTERNATIVE TRANSACTIONS

  Discreet has agreed that from and after the date of the Acquisition Agreement until the earlier of the Effective Time or the termination of the Acquisition Agreement, Discreet shall not, directly or indirectly, through any officer, director, employee, representative or agent of Discreet or any of its subsidiaries, take any action to initiate, solicit or encourage (including by way of furnishing any person any non-public information, except as permitted in Section 4.2(e) of the Acquisition Agreement) or, subject to the terms of the immediately following sentence, participate in any discussions or negotiations with any persons who are considering or who have made any inquiries or proposals regarding any merger, amalgamation, take-over bid, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Discreet or any of its subsidiaries (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Notwithstanding anything to the contrary contained in Section 4.2(a) of the Acquisition Agreement or in any other provision of the Acquisition Agreement, Discreet may, to the extent the Discreet Board determines, in good faith, after consultation with outside legal counsel, that the Discreet Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of Section 4.2(d) of the Acquisition Agreement furnish information to any person, entity or group after such person, entity or group has delivered to Discreet an unsolicited bona fide Acquisition Proposal which the Discreet Board in its good faith and reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the Discreet Shareholders than the transactions contemplated by the Acquisition Agreement (a "Superior Proposal"). In addition, notwithstanding any other provision of the Acquisition Agreement, in connection with a possible Acquisition Proposal, Discreet may refer to any third party to
Section 4.2 of the Acquisition Agreement or make a copy of the No Solicitation provisions of the Acquisition Agreement available to a third party. In the event Discreet receives a Superior Proposal, nothing contained in the Acquisition Agreement (but subject to the terms of the No Solicitation provisions of the Acquisition Agreement) will prevent the Discreet Board from accepting, approving or recommending such Superior Proposal to the Discreet Shareholders, if the Discreet Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law. In such case, the Discreet Board may withdraw, modify or refrain from making its recommendation of the Transactions and, to the extent it does so, Discreet may refrain from making soliciting proxies and taking such other action necessary to secure the vote of the Discreet Shareholders, provided however, that Discreet shall not accept, approve or recommend to the Discreet Shareholders, or enter into any agreement concerning, a Superior Proposal for a period of not less than three business days after Autodesk's receipt of a copy of the Superior Proposal (or a reasonably detailed written description of the significant terms and conditions thereof, if such proposal is not in writing).

  Notwithstanding the foregoing, nothing contained in the Acquisition Agreement shall prohibit Discreet from complying with Rules 14d-9 and 14e-2 under the Securities Exchange Act; provided, however, that, in complying with Rules 14d-9 and 14e-2, Discreet will not make or authorize any recommendation of any Acquisition Proposal unless such proposal constitutes a Superior Proposal.

  Discreet shall immediately (and no later than 24 hours) notify Autodesk and Dutchco after receipt of any written Acquisition Proposal or any request for nonpublic information relating to Discreet in connection with an Acquisition Proposal or for access to the properties, books or records of Discreet or any subsidiary by any person or entity that informs the Discreet Board of such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Autodesk and Dutchco shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact.

  If the Discreet Board receives a request for material nonpublic information by a party who makes a bona fide Acquisition Proposal and the Discreet Board determines that such proposal is a Superior Proposal, then, and only in such case, Discreet may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between Discreet and Autodesk, provide such party with access to information regarding Discreet, which access shall be no more extensive than that provided to Autodesk.

  Discreet shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Autodesk, Dutchco, and Amalgamation Sub) conducted heretofore with respect to any of the foregoing. Discreet agrees not to release any third party from any confidentiality or standstill agreement with respect to any of the foregoing to which Discreet is a party.

  Discreet shall ensure that the officers, directors, employees and agents of Discreet and its subsidiaries any investment bankers or other agents, advisors, or representatives retained by Discreet are aware of the no solicitation restrictions, and shall be responsible for any breach of Section
4.2 of the Acquisition Agreement by such bankers, officers, directors, employees, agents, advisors or representatives.

INDEMNIFICATION

  From and after the Effective Time, (i) New Discreet and Autodesk will fulfill and honor in all respects the obligations of Discreet and its subsidiaries pursuant to the indemnification provisions in the Discreet Articles and the Discreet By-laws existing as in effect on the date of the Acquisition Agreement with respect to Discreet's directors and officers (including without limitation advancement of legal and other expenses to the extent provided for in the Discreet Articles and Discreet By-Laws), and (ii) in the event any of Discreet's directors or officers is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to the Acquisition Agreement or the transactions contemplated thereby occurring on or prior to the Effective Time, Autodesk will, or will cause New Discreet to, pay as incurred such reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, subject to an undertaking to repay such amounts as required by applicable law.

  Autodesk and New Discreet will indemnify each present director, officer, employee, fiduciary and agent of Discreet or any of its subsidiaries (collectively, the "Indemnified Parties"), to the fullest extent permitted under applicable law or under Autodesk's or New Discreet's, as the case may be, Bylaws, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Acquisition Agreement), and to pay as incurred such legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith, subject to an undertaking to repay such amounts as required by applicable law.

  For a period of five years after the Effective Time, Autodesk and Dutchco will, or will cause New Discreet to, provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the

Effective Time covering each person covered by Discreet's officers' and directors' liability insurance policy prior to the Effective Time on terms substantially similar to those of the policy in effect as of the date of the Acquisition Agreement.

CONDITIONS TO THE TRANSACTIONS

  General Conditions to the Transactions. Consummation of the Transactions is subject to the satisfaction of various conditions, including (i) the effectiveness of the Form S-4, (ii) if no exemption from registration under the Securities Act is available, the effectiveness of the Form S-3 (iii) the absence of any stop order or proceedings seeking a stop order initiated or threatened by the SEC or any provincial securities regulatory authority in Canada or any similar proceedings relating to the Form S-4 or Form S-3, if any, or this Proxy Circular; (iv) the approval and adoption of the Autodesk Resolution and the Discreet Resolution by the requisite affirmative vote of the Autodesk Stockholders and the Discreet Shareholders, respectively; (v) the waiting period under the HSR Act applicable to the consummation of the Transactions having expired or having been terminated; (vi) the receipt by each of Autodesk, Dutchco and Discreet of a notice (if required) from the responsible Minister under the Investment Canada Act (Canada) that he is satisfied or deemed to be satisfied that the Transactions are likely to be of net benefit to Canada; (vii) the filing by Autodesk, Dutchco and Discreet of a notice and information (if required) under the Competition Act (Canada) and the expiration of the applicable waiting period; (viii) the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraints, or prohibitions, statutes, rules, regulations or orders preventing consummation of the Transactions, and the absence of any proceedings brought by any governmental authority making consummation of the Transactions illegal; (ix) the approval for listing, subject to notice of issuance, of the Autodesk Common Stock to be issued in the Transactions and any additional shares to be issued as a result of the exercise of rights attaching to the New Discreet Exchangeable Shares; (x) the receipt by Autodesk, Dutchco and Discreet of written opinions of their respective Canadian tax counsel to the effect that, provided that (i) the adjusted cost base to a holder of New Discreet Class B Shares that are redeemed by New Discreet for New Discreet Exchangeable Shares in connection with the Transactions exceeds the aggregate of (A) the fair market value of the Voting Rights and Exchange Rights received by the holder in respect of such holder's New Discreet Exchangeable Shares and (B) any cash received by such holder in lieu of a fraction of a New Discreet Exchangeable Share and (ii) the holder files the appropriate elections with the relevant tax authorities within the required time such that the holder's proceeds of disposition do not exceed the adjusted cost base to the holder of such New Discreet Class B Shares, such holder will not realize a capital gain or a capital loss for purposes of the Canadian Tax Act on the Amalgamation or on the redemption of such New Discreet Class B Shares; (xi) New Discreet being a "public corporation" under the Canadian Tax Act; (xii) the receipt by Autodesk, Dutchco and Discreet of the Affiliate Agreements (as defined below) (xiii) Autodesk shall have received a letter from Autodesk's independent auditors regarding concurrence with Autodesk management's conclusion as to the appropriateness of pooling-of-interests accounting treatment for the Transactions and Discreet shall have received a letter from Discreet's independent auditors to the effect that Discreet qualifies as an entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available
(xiv) the representations and warranties made by each of Autodesk and Discreet being true and correct in all respects on and as of the Effective Time, except
(A) for changes contemplated in the Acquisition Agreement, (B) for those representations and warranties which address matters only as of a particular date (which shall remain true as of that date), or (C) where the failure to be true and correct would not have and could not reasonably be expected to have a Material Adverse Effect (as defined below) on the party making such representation, and each of Autodesk, Dutchco and Discreet have received of an officer's certificate from the other party to this effect; (xv) all agreements and covenants required by the Acquisition Agreement to have been performed or complied with prior to or on the Effective Date having been so performed or complied with in all material respects, and each of Autodesk, Dutchco and Discreet having received an officer's certificate from the other party to this effect; (xvi) the obtaining by Autodesk, Dutchco and Discreet of all material consents, waivers, approvals, authorizations or orders required to be obtained and filings required to be made for the authorization, execution and delivery of the Acquisition Agreement, the Ancillary Agreement and the Amalgamation Agreement, as applicable, and the Ancillary Documents and the consummation of the transactions contemplated thereby; and (xvii) the absence of any temporary restraining

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

order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal regulatory restraint provision, materially limiting or restricting Autodesk's conduct or operation of the business of Discreet following consummation of the Transactions or any of the other transactions contemplated by the Acquisition Agreement, the absence of any investigation or other inquiry that is reasonably likely to result in the foregoing and the absence of any pending or threatened proceeding of an administrative agency or commission or other governmental entity, domestic, or foreign, seek the foregoing.

  Any of the conditions in the Acquisition Agreement may be waived by the party benefitted thereby.

  Definition of Material Adverse Effect. The term Material Adverse Effect is defined in the Acquisition Agreement to mean any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Discreet and its subsidiaries or Autodesk and its subsidiaries, as the case may be, in each case taken as a whole. None of the following shall be deemed to constitute a Material Adverse Effect with respect to either party: (a) any change in the market price or trading volume of the Discreet Common Shares or Autodesk Common Stock, as appropriate; (b) any adverse effect on the bookings, revenues or earnings of Discreet or Autodesk, or any delay in or reduction or cancellation of such party's product orders, following the execution of the Original Agreement or the Acquisition Agreement which is reasonably attributable to the announcement of the execution of the Original Agreement or the Acquisition Agreement and the transactions contemplated thereby; (c) any change arising out of conditions affecting the economy or industry of such party in general; (d) the failure, in and of itself, to meet analysts' expectations (it being understood that the underlying causes of such failure will not be excluded from the definition of Material Adverse Effect except as otherwise provided in this definition); or
(e) employee attrition under certain circumstances.

TERMINATION, AMENDMENT AND WAIVER

  The Acquisition Agreement may be terminated and the Transactions may be abandoned prior to the Effective Time, notwithstanding the obtaining of requisite approval by the Autodesk Stockholders and the Discreet Shareholders, under the following circumstances: (i) by mutual written consent duly authorized by the boards of directors of Autodesk, Discreet and Dutchco (ii) by any of Autodesk, Discreet or Dutchco, if the Transactions shall not have been consummated by December 31, 1998 (such date to be extended (x) on a day-by-day basis due to certain governmental delays, or (y) by mutual agreement of Discreet, Autodesk and Dutchco) and if the terminating party has not caused the failure of the Transactions to be consummated by its own failure to fulfill any of its obligations under the Acquisition Agreement and the Amalgamation Agreement to occur on or before such date; (iii) by any of Autodesk, Discreet or Dutchco if a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree, ruling or any other action permanently prohibiting the Transactions, provided that the terminating party has complied with its obligations regarding access to information and confidentiality under the Acquisition Agreement; (iv) by any of Autodesk, Discreet or Dutchco, if the Discreet Stockholders or the Autodesk Shareholders fail to approve the Autodesk Resolution or the Discreet Resolution, respectively, provided that the terminating party has complied with its obligations regarding this Proxy Circular and such party's shareholders' meeting; (v) by Autodesk or Dutchco if the Discreet Board withdraws, modifies or changes its recommendation of the Transactions in a manner adverse to Autodesk or Dutchco, or has recommended to the Discreet Shareholders or publicly announced a "neutral" position with respect to an Acquisition Proposal or shall have failed to reject as inadequate or shall have failed to reaffirm its recommendation of the Acquisition Agreement and the Transactions within ten business days of announcement or commencement of an Acquisition Proposal; (vi) by Discreet, if the Autodesk Board or the Board of Directors of Dutchco withdraws, modifies or changes its recommendation in favor of issuance of the Autodesk Resolution or shall have resolved to do so; (vii) by Autodesk, Dutchco or Discreet, as the case may be, in the event of a breach by Discreet, on the one hand, or Autodesk, Amalgamation Sub, ACI, Autodesk Quebec and/or Dutchco, on the other hand, respectively, of any representation or warranty, or failure to perform any covenant, term or provision of the Acquisition Agreement (provided that if such breach or failure to perform is curable prior to the expiration of 30 days from its occurrence

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

(but in no event later than December 31, 1998), Autodesk, Dutchco and Discreet may not terminate the Acquisition Agreement on this basis as long as Discreet, on the one hand, or Autodesk, Amalgamation Sub, ACI, Autodesk Quebec and/or Dutchco, on the other hand, respectively, continue to exercise reasonable efforts to cure such breach or failure unless and until the earlier of December 31, 1998 and the date such 30 day period expires without such breach having been cured); and (viii) by any of Autodesk, Discreet or Dutchco if the Discreet Board shall have recommended, resolved to accept or accepted a Superior Proposal.

  The Acquisition Agreement may be amended by an agreement in writing among the parties thereto at any time prior to the Effective Time; provided, however, that, after approval of the Discreet Resolution, no amendment may be made which by law requires further approval of the Discreet Shareholders, without such further approval. At any time prior to the Effective Time, any party to the Acquisition Agreement may with respect to any other party thereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained in the Acquisition Agreement or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained in the Acquisition Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

FEES AND EXPENSES

  Except as set forth below, all fees and expenses incurred in connection with the Acquisition Agreement and the Amalgamation Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Transactions are consummated.

  Payments by Discreet to Dutchco. Discreet has agreed to pay Dutchco (i) all out-of-pocket fees and expenses reasonably incurred by Autodesk and Dutchco in connection with the Acquisition Agreement and the Transactions up to a maximum of $2,000,000 within one business day of the earlier to occur of termination of the Acquisition Agreement under Section 7.1(b) of the Acquisition Agreement, as a result of Discreet's failure to consummate the Transactions by December 31, 1998 or such later date agreed to by the parties to the Acquisition Agreement, Section 7.1(e) of the Acquisition Agreement, as a result of the Discreet Board withdrawing, modifying or changing its recommendation of the Transactions, recommending to the Discreet Shareholders, or taking a "neutral" position with respect to, an Acquisition Proposal or failing to reject as inadequate, or failing to reaffirm its recommendation of the Transactions, within ten Business Days after public announcement or commencement of such Acquisition Proposal or Section 7.1(h), as a result of the Discreet Board's recommendation, resolution to accept, or acceptance of a Superior Proposal, or a Discreet Negative Vote (as defined below), plus
(ii) $15,000,000 less any out-of-pocket fees paid pursuant to the preceding clause (i), in the event any Acquisition Proposal is consummated within nine months of the payment referred to in clause (i), if the Acquisition Agreement is terminated because: (a) the Discreet Board shall have withheld, withdrawn or modified in a manner adverse to Autodesk its recommendation in favor of adoption and approval of the Acquisition Agreement and approval of the Transactions, and at or prior to the time of such action by the Discreet Board
(x) there shall not have occurred a Material Adverse Effect on Autodesk and
(y) there shall have occurred a Superior Proposal which shall have been publicly disclosed and not withdrawn; (b) the Discreet Board shall have recommended a Superior Proposal (other than Autodesk's) to the Discreet Shareholders; (c) Discreet shall have failed to convene the Discreet Meeting by December 24, 1998 and there is an Acquisition Proposal outstanding at such time; or (d) the vote of the Discreet Shareholders approving and adopting the Discreet Resolution shall not have been obtained by reason of the failure to obtain the required vote at the Discreet Meeting (a "Discreet Negative Vote"), and prior to such Discreet Negative Vote there shall have occurred an Acquisition Proposal with respect to Discreet which shall have been publicly disclosed and not withdrawn.

  If no payment shall have been required by the circumstances described in the previous paragraph and the Discreet Board shall have withheld, withdrawn or modified in a manner adverse to Autodesk its recommendation in favor of adoption and approval of the Acquisition Agreement and approval of the Transactions, and at or prior to the time of such action by the Discreet Board there shall not have occurred a Material Adverse Effect on Autodesk and there shall not be a Superior Proposal at that time outstanding, then Discreet shall pay to Dutchco

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

$6,000,000 following the earlier of termination of the Acquisition Agreement pursuant to Section 7.1(e) of the Acquisition Agreement, as a result of the Discreet Board withdrawing, modifying or changing its recommendation of the Transactions, recommending to the Discreet Shareholders, or taking a "neutral" position with respect to, an Acquisition Proposal or failing to reject as inadequate, or failing to reaffirm its recommendation of the Transactions, within ten Business Days after public announcement or commencement of such Acquisition Proposal, or a Discreet Negative Vote.

  If no payment shall have been required by the circumstances described in the previous two paragraphs and (i) there shall be a Discreet Negative Vote and at or prior to the time of such vote there shall not have occurred a Material Adverse Effect with respect to Autodesk or (ii) the Acquisition Agreement is terminated by Dutchco pursuant to Section 7.1(g) of the Acquisition Agreement upon a breach of any representation, warranty, covenant or agreement by Discreet, and such breach is not cured within the earlier of 30 days or December 31, 1998, then Discreet shall pay to Dutchco an amount equal to all out-of-pocket fees and expenses reasonably incurred by Autodesk and Dutchco in connection with the Acquisition Agreement and the Transactions up to a maximum of $2,000,000 within one Business Day following the earlier to occur of termination of the Acquisition Agreement pursuant to Section 7.1(g) of the Acquisition Agreement or a Discreet Negative Vote.

  Payments by Dutchco to Discreet. If the Autodesk Board shall have withheld, withdrawn or adversely modified its recommendation in favor of the Autodesk Resolution, and at or prior to the time of such action by Autodesk there shall not have occurred a Material Adverse Effect on Discreet, then Dutchco shall pay Discreet $6,000,000 within one Business Day following the earlier of (i) the date of termination of the Acquisition Agreement pursuant to Section 7.1(f) of the Acquisition Agreement due to such withholding, withdrawal or adverse modification or (ii) the failure to obtain the required vote of Autodesk Stockholders in favor of the Autodesk Resolution upon a vote taken at the Autodesk Meeting (an "Autodesk Negative Vote").

  If (i) at or prior to the time of the Autodesk Negative Vote there shall not have occurred a Material Adverse Effect with respect to Discreet, (ii) the Acquisition Agreement is terminated by Discreet pursuant to Section 7.1(f) of the Acquisition Agreement upon a breach of any representation, warranty, covenant or agreement on the part of any of Autodesk, Dutchco, ACI, Autodesk Quebec or Amalgamation Sub, and such breach is not cured within the earlier of 30 days or December 31, 1998 or (iii) Autodesk shall have failed to convene the Autodesk Meeting by December 24, 1998, then Dutchco shall pay to Discreet an amount equal to all out-of-pocket fees and expenses reasonably incurred by Discreet in connection with the Acquisition Agreement and the Transactions up to a maximum of $2,000,000 within one Business Day following the earlier to occur of termination of the Acquisition Agreement or an Autodesk Negative Vote.

  Payment of the amounts described above shall not be in lieu of damages incurred by a party for breach of the Acquisition Agreement.

ASSIGNMENT

  Each of Autodesk, ACI, Amalgamation Sub, Autodesk Quebec and Dutchco may assign any of its respective rights under the Acquisition Agreement to any other subsidiary of Autodesk, provided that no such assignment will relieve the assigning party of its obligations under the Acquisition Agreement. Accordingly, Dutchco may assign certain of its rights under the Acquisition Agreement to an existing or newly formed subsidiary of Autodesk.

CONFIDENTIALITY AGREEMENT

  Autodesk and Discreet has each agreed to keep confidential, pursuant to the confidentiality agreement between the two parties dated July 10, 1998 (the "Confidentiality Agreement"), information provided to the other party with respect to the business, properties and personnel of the party furnishing such information. The Confidentiality Agreement contains terms restricting the disclosure and use of confidential information exchanged between the two parties in evaluating the Transactions and otherwise.

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

AGREEMENTS OF AUTODESK AND DISCREET AFFILIATES

  Discreet Affiliate Agreements. Rule 145 promulgated under the Securities Act regulates the disposition of securities of "affiliates" of Discreet in connection with the Transactions. Discreet has delivered to Autodesk a letter (the "Affiliate Letter") identifying all persons who are or may be deemed to be, at the time of the Discreet Meeting, "affiliates" of Discreet for purposes of Rule 145 under the Securities Act (each such person, a "Discreet Affiliate"). Discreet has also agreed to use its best efforts to cause each person who is identified as a Discreet Affiliate in the Affiliate Letter to deliver to Autodesk, as promptly as possible but in no event later than the date of this Proxy Circular, a written agreement (a "Discreet Affiliate Agreement"). Under such Discreet Affiliate Agreements, each Discreet Affiliate will represent that he or she has been advised that he or she may not sell, transfer or otherwise dispose of Autodesk Common Stock or New Discreet Exchangeable Shares issued to the Discreet Affiliate in connection with the Transactions unless such sale, transfer or other disposition (i) has been registered under the Securities Act, (ii) is made in compliance with the requirements of Rule 145 under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Autodesk, is otherwise exempt from registration under the Securities Act. Every Discreet Affiliate will also agree to restrict sales of such shares prior to and following the consummation of the Transactions to comply with the requirements of pooling-of-interests accounting treatment.

  Autodesk Affiliate Agreements. Autodesk has also agreed to use its best efforts to cause each of its affiliates ("Autodesk Affiliates"), as promptly as possible but in no event later than the date of this Proxy Circular, an agreement in which each Autodesk Affiliate will agree to restrict sales of shares of Autodesk Common Stock held by such Autodesk Affiliate prior to and following the consummation of the Transactions to comply with the requirements of pooling-of-interests accounting treatment.

AUTODESK AND DISCREET VOTING AGREEMENTS

  Certain directors and executive officers of Autodesk and Discreet, subject to such directors' and executive officers' fiduciary duties and responsibilities to their respective corporation, have agreed to vote or cause to be voted all of their shares of Autodesk Common Stock or Discreet Common Shares in favor of the adoption of the Autodesk Resolution and the Discreet Resolution, respectively, and in favor of any other matter that could reasonably be expected to facilitate the transaction contemplated by the Acquisition Agreement and have granted proxies to certain officers of the other corporation to vote their shares as aforesaid.

SUPPORT AGREEMENT

  In connection with the Transactions, Autodesk, Dutchco and New Discreet will enter into the Support Agreement. The Support Agreement provides that no dividends will be declared or paid on the Autodesk Common Stock unless New Discreet simultaneously declares and pays an economically equivalent dividend (after appropriate adjustments for currency translations) on the New Discreet Exchangeable Shares. The Support Agreement also provides that Autodesk and Dutchco will do all things necessary to ensure that New Discreet will be able to make all payments on the New Discreet Exchangeable Shares required in the event of (a) the liquidation, dissolution or winding-up of New Discreet, (b) the retraction of New Discreet Exchangeable Shares by a holder or (c) the redemption of the New Discreet Exchangeable Shares by New Discreet.

  The Support Agreement also provides that, without the prior approval of New Discreet and the holders of the New Discreet Exchangeable Shares, Autodesk will not distribute additional Autodesk Common Stock or rights to subscribe therefor or other assets or evidences of indebtedness to all or substantially all holders of Autodesk Common Stock nor change the Autodesk Common Stock nor effect any reorganization or other transaction affecting the Autodesk Common Stock, unless the same or an economically equivalent distribution on, or change to, the New Discreet Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously. The Board of Directors of New Discreet is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the New Discreet Exchangeable Shares is the same as or economically equivalent to any proposed distribution on or change to the Autodesk Common Stock.

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

  The Support Agreement also provides that so long as there remain outstanding any New Discreet Exchangeable Shares not owned by Autodesk or any of its Affiliates, Autodesk will be and remain the direct or indirect beneficial owner of all outstanding shares of New Discreet other than New Discreet Exchangeable Shares and the New Discreet Class D Shares.

  With the exception of administrative changes for the purposes of adding covenants for the protection of the holders of the New Discreet Exchangeable Shares, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of each of Autodesk, Dutchco and New Discreet is of the opinion that such amendments are not prejudicial to the interests of the holders of the New Discreet Exchangeable Shares), the Support Agreement may not be amended without the approval of the holders of the New Discreet Exchangeable Shares.

  Autodesk has agreed that it will not, and it will cause its subsidiaries and affiliates not to, exercise any voting rights attached to New Discreet Exchangeable Shares owned by it or any of its subsidiaries or Affiliates on any matter considered at meetings of holders of New Discreet Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement.)

VOTING AND EXCHANGE TRUST AGREEMENT

  In connection with the Acquisition Agreement, Autodesk, Dutchco, New Discreet and the Trustee will enter into the Voting and Exchange Trust Agreement, pursuant to which the Trustee will be granted, for and on behalf of, and for the use and benefit of, the holders of New Discreet Exchangeable Shares (i) voting rights with respect to matters presented to Autodesk Stockholders and (ii) rights relating to the exchange of New Discreet Exchangeable Shares for shares of Autodesk Common Stock. See "--Description of New Discreet Exchangeable Shares." The Trustee will also be granted, for and on behalf of the holders of New Discreet Units, the right to enforce New Discreet's covenant to redeem such units following the Amalgamation and the right to enforce Dutchco's covenant to purchase such units following the Amalgamation for shares of Autodesk Common Stock. See "--Transaction Mechanics."

STOCK EXCHANGE LISTINGS

  New Discreet Securities. Autodesk will make application to the WSE to list the New Discreet Class B Shares, the New Discreet Class E Shares and the New Discreet Class F Shares, subject to notice of issuance.

  There is no current intention to list the New Discreet Class B Shares, the New Discreet Class E Shares, New Discreet Class F Shares or the New Discreet Exchangeable Shares on any other stock exchange in Canada or the United States.

  Autodesk Common Stock. The Nasdaq National Market has indicated that it will approve the listing of the additional shares of Autodesk Common Stock issuable in connection with the Transactions and upon the exchange of New Discreet Exchangeable Shares in the future, subject to notice of issuance.

  There is no current intention to list the shares of Autodesk Common Stock on any other stock exchange in Canada or the United States.

ELIGIBILITY FOR INVESTMENT IN CANADA

  New Discreet Exchangeable Shares, Voting Rights and Exchange Rights. So long as New Discreet remains a "public corporation" for purposes of the Canada Tax Act, the New Discreet Exchangeable Shares will be a qualified investment for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. The New Discreet Exchangeable Shares will be foreign property to such trusts and certain other tax exempt persons. Such holders should consult their own tax advisors as to the timing of including the cost of the New Discreet Exchangeable Shares in the holder's cost of foreign property. The

Voting Rights and the Exchange Rights will not be qualified investments and will be foreign property under the Canadian Tax Act. However, as indicated under "Material Canadian Federal and United States Federal Income Tax Considerations to Discreet Shareholders--Canadian Federal Income Tax Considerations--Discreet Shareholders Resident in Canada--Redemption of New Discreet Class B Shares in exchange for New Discreet Exchangeable Shares," Autodesk and Discreet are of the view that the fair market value of these rights is nominal.

  Autodesk Common Stock. The Autodesk Common Stock will be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans so long as such shares remain listed on the Nasdaq National Market or another prescribed stock exchange. The Autodesk Common Stock will be foreign property under the Canadian Tax Act.

REGULATORY MATTERS

  Under the HSR Act and the rules promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division and to the FTC and specified waiting period requirements have been satisfied. Autodesk and Discreet have each filed with the Antitrust Division and the FTC an HSR Notice with respect to the Transactions on August 26, 1998. The waiting periods for the Transactions expired at 11:59 p.m. on the thirtieth day following the day on which Autodesk's and Discreet's HSR Notices were accepted by the Antitrust Division and the FTC. Expiration of the applicable waiting periods will not preclude the FTC or the Antitrust Division from taking such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Transactions or seeking the divestiture of Discreet by Autodesk, in whole or in part, or the divestiture or compulsory licensing of substantial assets of Autodesk, Discreet or their respective subsidiaries. State attorneys general and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances.

RESALE OF NEW DISCREET EXCHANGEABLE SHARES AND AUTODESK COMMON STOCK RECEIVED IN CONNECTION WITH THE TRANSACTIONS

  Autodesk and Discreet have applied for a ruling of certain provincial securities regulatory authorities in Canada (the "Commissions") permitting Canadian residents who are recipients of Autodesk Common Stock (including those issuable upon exchange of New Discreet Exchangeable Shares), to resell such securities without being required to file a prospectus with the Commissions if any such first trade is executed (i) through the facilities of a stock exchange outside of their province of residence or (ii) on the Nasdaq National Market. The resale of the New Discreet Exchangeable Shares or the Autodesk Common Stock within these provinces of Canada is subject to certain restrictions. Canadian residents who are holders of such securities should refer to applicable provisions of the securities legislation of their respective province or consult with their legal advisor.

  United States. The Autodesk Common Stock issued upon exchange of the New Discreet Units and the New Discreet Exchangeable Shares will be registered under the Securities Act on the Form S-4. The shares of Autodesk Common Stock issued from time to time upon exchange of New Discreet Exchangeable Shares will be registered on the Form S-3 pursuant to Rule 415 under the Securities Act.

  All Autodesk Common Stock received by Discreet Shareholders in connection with the Transactions and upon exchange of the New Discreet Exchangeable Shares will be freely transferable under the United States federal securities laws, except as set forth below. Autodesk Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities
Act) of Discreet may be resold by such affiliates only in transactions permitted by the resale provisions of Rule 145(d)(1), (2) or (3) promulgated under the Securities Act (or Rule 145(d)(1) alone in the case of such persons who become affiliates of Autodesk upon the completion of the Transactions) or as otherwise permitted under the Securities Act. Rule 145(d)(1) generally provides that the "affiliates" of a combining company may not sell securities of the issuer unless pursuant to an effective registration statement or unless pursuant to the volume, current public information, manner of sale and timing limitations of Rule 144 (excluding the holding period requirements of Rule 144). These limitations generally require that (a) any sales made by an affiliate in any three month period not exceed the greater of (i) 1% of the outstanding shares of the issuer or (ii) the average weekly reported volume of trading in such shares on all national securities exchanges and/or reported through an automated quotation system of a registered securities association over a four week period and (b) that such sales be made in unsolicited, open market "brokers transactions" or in transactions directly with a market maker. Rules 145(d)(2) and (3) generally provide that the foregoing limitations lapse for non-affiliates of the issuer after a period of one or two years has elapsed since the date the securities were acquired from the issuer, respectively. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that directly or indirectly control, are controlled by, or are under common control with, such issuer and generally include certain officers and directors of such issuer as well as principal stockholders of such issuer. See "Terms of the Transactions--Agreements of Autodesk and Discreet Affiliates." Autodesk Common Stock received by persons who become affiliates of Autodesk upon completion of the Transactions will also be subject to the requirements of Rule 144, which as to such stock, will include the requirements of Rule 145(d)(1) listed above in addition to the requirement of delivery of a Notice of Proposed Sale as set forth in paragraph
(h) of Rule 144. The Form S-4 does not cover any resales of Autodesk Common Stock received by Discreet affiliates in the Transactions.

         UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  The following unaudited pro forma combined condensed financial statements give effect to the combination of Autodesk and Discreet on a pooling of interests basis. The unaudited pro forma combined condensed balance sheet assumes the Transactions took place on July 31, 1998 and combines Autodesk's unaudited condensed consolidated balance sheet at that date with Discreet's historical condensed consolidated balance sheet at June 30, 1998. The unaudited pro forma combined condensed statements of operations assume that the Transactions took place as of the beginning of each of the periods presented and combine Autodesk's unaudited condensed statement of income for the six months ended July 31, 1998 and the historical consolidated statements of income for the three fiscal years ended January 31, 1998, 1997 and 1996 and Discreet's unaudited condensed statement of operations for the six months ended June 30, 1998 and the twelve months ended December 31, 1997 and the historical condensed statements of operations for the eleven months ended June 30, 1997, and the fiscal year ended July 31, 1996, respectively. Autodesk has not yet determined which period will be combined for inclusion in its audited consolidated statement of income after consummation of the Transactions.

  The unaudited pro forma combined condensed statements of operations are not necessarily indicative of operating results which would have been achieved had the Transactions been consummated as of the beginning of such periods and should not be construed as representative of future operations.

  Autodesk paid quarterly dividends of $0.06 per share with respect to fiscal years 1996, 1997 and 1998, and in each of the first two quarters of fiscal year 1999, and currently intends to continue paying such cash dividends on a quarterly basis. Discreet has never paid any cash dividends on its Common Shares. Discreet currently intends to retain any earnings for future growth and therefore does not anticipate paying any cash dividends on its Common Shares in the foreseeable future.

  These unaudited pro forma combined condensed financial statements should be read in conjunction with the respective audited historical consolidated financial statements, the unaudited interim financial statements and the notes thereto of Autodesk and Discreet which are included elsewhere in this Proxy Circular.

  Following the Transactions, the Combined Company will have cash, cash equivalents, and marketable securities, consisting primarily of high-quality municipal bonds, tax-advantaged money market instruments, and US treasury bills, totaling $337.1 million, based on the pro forma combined balance sheets of Autodesk and Discreet as at July 31, 1998. Autodesk believes that existing cash and cash from operations will be sufficient to meet present and anticipated working capital requirements and other cash needs of the Combined
Company for the next     months.

                                 AUTODESK, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 JULY 31, 1998
                                 (IN THOUSANDS)

                                 AUTODESK      DISCREET     PRO FORMA  PRO FORMA
                               JULY 31, 1998 JUNE 30, 1998 ADJUSTMENTS COMBINED
                               ------------- ------------- ----------- ---------
           ASSETS
Current assets:
  Cash and cash equivalents..    $ 43,402      $ 43,746      $   --    $ 87,148
  Marketable securities......     249,998           --           --     249,998
  Accounts receivable, net...      84,079        32,102          --     116,181
  Inventories................       6,358        12,657          --      19,015
  Deferred income taxes......      28,486           --           --      28,486
  Prepaid expenses and other
   current assets............      17,051         4,719          --      21,770
                                 --------      --------      -------   --------
    Total current assets.....     429,374        93,224          --     522,598
Computer equipment,
 furniture, and leasehold
 improvements, net...........      39,302         9,576          --      48,878
Purchased technologies and
 capitalized software, net...      36,241         5,042          --      41,283
Goodwill, net................      36,751           902          --      37,653
Deferred income taxes........       7,086           878          --       7,964
Other assets.................      16,912         4,988          --      21,900
                                 --------      --------      -------   --------
                                 $565,666      $114,610      $   --     680,276
                                 ========      ========      =======   ========
LIABILITIES AND STOCKHOLDERS'
            EQUITY
Current liabilities:
  Accounts payable...........    $ 27,500      $ 23,266      $   --    $ 50,766
  Accrued compensation.......      30,054         6,857          --      36,911
  Accrued income taxes.......      84,575         9,883          --      94,458
  Deferred revenues..........      17,747         6,545          --      24,292
  Other accrued liabilities..      54,098         6,264       13,000     73,362
                                 --------      --------      -------   --------
    Total current
     liabilities.............     213,974        52,815       13,000    279,789
Deferred income taxes........         492         2,229          --       2,721
Other liabilities............       2,007           --           --       2,007
Stockholders' equity:
  Common stock...............     337,284       106,841          --     444,125
  Retained earnings
   (deficit).................      30,612       (43,251)     (13,000)   (25,639)
  Foreign currency
   translation adjustment....     (18,703)       (4,024)         --     (22,727)
                                 --------      --------      -------   --------
    Total stockholders'
     equity..................     349,193        59,566      (13,000)   395,759
                                 --------      --------      -------   --------
                                 $565,666      $114,610      $   --    $680,276
                                 ========      ========      =======   ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                 AUTODESK, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               AUTODESK
                                FISCAL       DISCREET
                              YEAR ENDED   TWELVE MONTHS
                               JANUARY         ENDED        PRO FORMA  PRO FORMA
                               31, 1998  DECEMBER 31, 1997 ADJUSTMENTS COMBINED
                              ---------- ----------------- ----------- ---------
Net revenues................   $617,126      $137,501         $--      $754,627
Costs and expenses:
  Cost of revenues..........     70,858        58,109          --       128,967
  Marketing and sales.......    237,107        28,419          --       265,526
  Research and development..    122,432        12,868          --       135,300
  General and
   administrative...........     83,287         7,587          --        90,874
  Nonrecurring charges, net.     58,087        43,100          --       101,187
                               --------      --------         ----     --------
    Total costs and
     expenses...............    571,771       150,083          --       721,854
                               --------      --------         ----     --------
Income (loss) from
 operations.................     45,355       (12,582)         --        32,773
Interest and other income,
 net........................      9,644           761          --        10,405
                               --------      --------         ----     --------
Income (loss) before income
 taxes......................     54,999       (11,821)         --        43,178
Provision for income taxes..     39,635        10,399          --        50,034
                               --------      --------         ----     --------
Net income (loss)...........   $ 15,364      $(22,220)        $--      $ (6,856)
                               ========      ========         ====     ========
Basic net income (loss) per
 share......................   $   0.33      $  (0.79)        $--      $  (0.11)
                               ========      ========         ====     ========
Diluted net income (loss)
 per share..................   $   0.31      $  (0.79)        $--      $  (0.11)
                               ========      ========         ====     ========
Shares used in computing
 basic net income (loss) per
 share......................     46,760        28,125                    61,526
                               ========      ========                  ========
Shares used in computing
 diluted net income (loss)
 per share..................     49,860        28,125                    61,526
                               ========      ========                  ========


   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                 AUTODESK, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               DISCREET
                               AUTODESK      ELEVEN MONTHS
                           FISCAL YEAR ENDED     ENDED      PRO FORMA  PRO FORMA
                           JANUARY 31, 1997  JUNE 30, 1997 ADJUSTMENTS COMBINED
                           ----------------- ------------- ----------- ---------
Net revenues.............      $496,693        $101,924       $ --     $598,617
Costs and expenses:
  Cost of revenues.......        64,217          47,571         --      111,788
  Marketing and sales....       199,939          23,206         --      223,145
  Research and
   development...........        93,702           9,708         --      103,410
  General and
   administrative........        74,280           6,396         --       80,676
  Nonrecurring charges...         4,738          16,300         --       21,038
                               --------        --------       -----    --------
    Total costs and
     expenses............       436,876         103,181         --      540,057
                               --------        --------       -----    --------
Income (loss) from
 operations..............        59,817          (1,257)        --       58,560
Interest and other
 income, net.............         6,695             990         --        7,685
                               --------        --------       -----    --------
Income (loss) before
 income taxes............        66,512            (267)        --       66,245
Provision for income
 taxes...................        24,941           6,489         --       31,430
                               --------        --------       -----    --------
Net income (loss)........      $ 41,571        $ (6,756)      $ --     $ 34,815
                               ========        ========       =====    ========
Basic net income (loss)
 per share...............      $   0.91        $  (0.24)      $ --     $   0.58
                               ========        ========       =====    ========
Diluted net income (loss)
 per share...............      $   0.88        $  (0.24)      $ --     $   0.56
                               ========        ========       =====    ========
Shares used in computing
 basic net income (loss)
 per share...............        45,540          27,948                  60,213
                               ========        ========                ========
Shares used in computing
 diluted net income
 (loss) per share........        47,190          27,948                  62,359
                               ========        ========                ========


   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                 AUTODESK, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              AUTODESK          DISCREET                    PRO
                          FISCAL YEAR ENDED FISCAL YEAR ENDED  PRO FORMA   FORMA
                          JANUARY 31, 1996    JULY 31, 1996   ADJUSTMENTS COMBINED
                          ----------------- ----------------- ----------- --------
Net revenues............      $534,167          $ 83,997         $--      $618,164
Costs and expenses:
 Cost of revenues.......        66,812            49,333          --       116,145
 Marketing and sales....       183,550            26,088          --       209,638
 Research and
  development...........        78,678            16,902          --        95,580
 General and
  administrative........        76,100            10,582          --        86,682
 Nonrecurring charges...           --             26,006          --        26,006
                              --------          --------         ----     --------
  Total costs and
   expenses.............       405,140           128,911          --       534,051
                              --------          --------         ----     --------
Income (loss) from
 operations.............       129,027           (44,914)         --        84,113
Interest and other
 income, net............         9,253             2,208          --        11,461
                              --------          --------         ----     --------
Income (loss) before
 income taxes...........       138,280           (42,706)         --        95,574
Provision for income
 taxes..................        50,492             1,435          --        51,927
                              --------          --------         ----     --------
Net income (loss).......      $ 87,788          $(44,141)         --      $ 43,647
                              ========          ========         ====     ========
Basic net income (loss)
 per share..............      $   1.86          $  (1.64)        $--      $   0.71
                              ========          ========         ====     ========
Diluted net income
 (loss) per share.......      $   1.76          $  (1.64)         --      $   0.67
                              ========          ========         ====     ========
Shares used in computing
 basic net income (loss)
 per share..............        47,090            26,837                    61,179
                              ========          ========                  ========
Shares used in computing
 diluted net income
 (loss) per share.......        49,800            26,837                    64,963
                              ========          ========                  ========



   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                 AUTODESK, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              AUTODESK         DISCREET
                          SIX MONTHS ENDED SIX MONTHS ENDED  PRO FORMA  PRO FORMA
                           JULY 31, 1998    JUNE 30, 1998   ADJUSTMENTS COMBINED
                          ---------------- ---------------- ----------- ---------
Net revenues............      $373,844         $75,885         $--      $449,729
Costs and expenses:
  Cost of revenues......        37,983          31,206          --        69,189
  Marketing and sales...       130,698          18,480          --       149,178
  Research and
   development..........        70,510           7,434          --        77,944
  General and
   administrative.......        55,466           4,181          --        59,647
  Nonrecurring charges..        37,692          (2,696)         --        34,996
  Litigation accrual
   reversal.............       (18,200)            --           --       (18,200)
                              --------         -------         ----     --------
    Total costs and
     expenses...........       314,149          58,605          --       372,754
                              --------         -------         ----     --------
Income from operations..        59,695          17,280          --        76,975
Interest and other
 income, net............         8,646           1,403          --        10,049
                              --------         -------         ----     --------
Income before income
 taxes..................        68,341          18,683          --        87,024
Provision for income
 taxes..................        31,588           4,982          --        36,570
                              --------         -------         ----     --------
Net income..............      $ 36,753         $13,701         $--      $ 50,454
                              ========         =======         ====     ========
Basic net income per
 share..................      $   0.79         $  0.47         $--      $   0.82
                              ========         =======         ====     ========
Diluted net income per
 share..................      $   0.74         $  0.44         $--      $   0.77
                              ========         =======         ====     ========
Shares used in computing
 basic net income per
 share..................        46,500          29,324                    61,895
                              ========         =======                  ========
Shares used in computing
 diluted net income per
 share..................        49,670          30,947                    65,917
                              ========         =======                  ========



   See accompanying notes to unaudited pro forma condensed combined financial statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)PERIODS COMBINED

  The Autodesk condensed consolidated statements of income for the three years ended January 31, 1998 have been combined with the Discreet condensed consolidated statements of operations for the fiscal year ended July 31, 1996, the eleven months ended June 30, 1997 and the unaudited twelve months ended December 31, 1997, respectively. Additionally, the Autodesk unaudited condensed consolidated statement of income for the six months ended July 31, 1998 has been combined with the Discreet unaudited condensed consolidated statement of operations for the six months ended June 30, 1998.

  Autodesk's July 31, 1998 unaudited condensed consolidated balance sheet has been combined with Discreet's June 30, 1998 condensed consolidated balance sheet.

  Operating results for the period from January 1, 1997 to June 30, 1997 for Discreet are duplicated in the pro forma condensed consolidated statement of income of the Combined Company for the years ended January 31, 1998 and 1997. Net revenues, net loss and basic and diluted net loss per share for the six month period January 1, 1997 through June 30, 1997 for Discreet were $61.8 million, $7.9 million and $0.28, respectively.

(2)PRO FORMA BASIS OF PRESENTATION

  These unaudited pro forma condensed combined financial statements reflect the issuance of 15,549,000 shares of Autodesk Common Stock in exchange for an aggregate of 29,618,000 of Discreet Common Shares (outstanding as of June 30,
1998) in connection with the Transactions, assuming an Exchange Ratio of 0.525 as set forth in the following table (in thousands, except Exchange Ratio):

   Discreet Common Shares outstanding as of June 30, 1998............... 29,618
   Exchange Ratio.......................................................  0.525
                                                                         ------
   Number of shares of Autodesk Common Stock exchanged.................. 15,549
   Number of shares of Autodesk Common Stock outstanding as of July 31,
    1998................................................................ 46,348
                                                                         ------
   Number of shares of Autodesk Common Stock outstanding upon consummation of the Transactions.................................... 61,897
                                                                         ======

  The actual number of shares of Autodesk Common Stock to be issued (including shares issuable upon exchange of New Discreet Exchangeable Shares) will be determined at the Effective Time by multiplying the Exchange Ratio (0.525) by the number of Discreet Common Shares outstanding on that date.

(3)TRANSACTION COSTS AND RELATED EXPENSES

  Autodesk and Discreet estimate they will incur direct transaction costs of approximately $6-$8 million and $5-$7 million, respectively, associated with the Transactions consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations in the quarter in which they are incurred.

  It is expected that following consummation of the Transactions, the Combined Company will incur an additional charge to operations, currently estimated at $6-$8 million, to reflect costs associated with integrating the two companies, which will be expensed as incurred. There can be no assurance that the Combined Company will not incur additional charges to reflect costs associated with the Transactions, or that management will be successful in its efforts to integrate the two companies.

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS--
                                  (CONTINUED)

  The unaudited pro forma condensed combined balance sheet gives effect to estimated direct transaction costs totaling $13 million, as if such costs and expenses had been incurred as of July 31, 1998. These costs and expenses are not reflected in the unaudited pro forma condensed combined statement of income.

(4)CONFORMING ADJUSTMENTS

  No adjustments have been made to conform the accounting policies of the combined companies. The nature and extent of such adjustments, if any, will be based upon further study and analysis and are not expected to be significant.

(5)NON-RECURRING TRANSACTIONS

 (a) Nonrecurring Transactions of Autodesk

  Included in Net Income for Autodesk are nonrecurring charges of $4.7 million, $58.5 million and $37.7 million recorded in fiscal years 1997 and 1998 and for the six months ended July 31, 1998, respectively. The charges for fiscal years 1998 and 1997 consist of charges relating to the write off of purchased in-process research and development that had not reached technological feasibility and had no alternative future use. The nonrecurring charges for the six months ended July 31, 1998 consist of:

  (1) a write-off of purchased in-process technology that had not yet reached technological feasibility and had no alternative future use; and

  (2) expenses relating to the restructuring charges associated with the consolidation of certain development centers, the write-off of purchased technologies associated with these operations, staff reductions in Asia Pacific and costs in relation to potential legal settlements.

 (b) Nonrecurring Transactions of Discreet

  Included in net income for Discreet are nonrecurring charges of $43.1 million, $16.3 million and $26.0 million for the twelve month period ended December 31, 1997, eleven month period ended June 30, 1997 and fiscal year ended July 31, 1996, respectively. These charges consist primarily of charges relating to the write-off of purchased in-process research and development that had not yet reached technological feasibility and had no alternative use, restructuring charges and legal settlements.

  Included in nonrecurring charges for the six month period ended June 30, 1998 is a net credit relating to the gain on sale of an investment, costs related to a terminated merger transaction and the reversal of restructuring and litigation provisions which were no longer required.

           MATERIAL CANADIAN FEDERAL AND UNITED STATES FEDERAL
              INCOME TAX CONSIDERATIONS TO DISCREET SHAREHOLDERS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

  In the opinion of Stikeman, Elliott, Canadian legal counsel to Discreet, the following are the material Canadian federal income tax considerations generally applicable to Discreet Shareholders who deal at arm's length with Discreet, Autodesk, Dutchco, Autodesk Quebec and Amalgamation Sub, and hold their Discreet Common Shares and will hold their New Discreet Exchangeable shares and/or Autodesk Common Stock as capital property. Discreet Common Shares will generally be considered to be capital property to a holder unless the holder holds the shares in the course of carrying on a business or acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain holders whose Discreet Common Shares might not otherwise qualify as capital property may be able to qualify them as such by making the irrevocable election permitted by subsection 39(4) of the Canadian Tax Act. This summary does not apply to a Discreet Shareholder with respect to whom Autodesk is or will be a foreign affiliate within the meaning of the Canadian Tax Act nor does it apply to a Discreet Shareholder that is a "financial institution" within the meaning of subsection 142.2(1) of the Canadian Tax Act as such definition is proposed to be amended by the federal budget dated February 24, 1998.

  This summary is based upon the current provisions of the Canadian Tax Act, the regulations thereunder and counsel's understanding of the current published administrative practices and policies of Revenue Canada Customs, Excise and Taxation ("Revenue Canada"). The summary also takes into account all specific proposals to amend the Canadian Tax Act publicly announced prior to the date hereof (the "Proposed Amendments"), and assumes that the Proposed Amendments will be enacted substantially as proposed. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental action or interpretation, nor does it address any provincial or foreign income tax considerations.

  For purposes of the Canadian Tax Act, all amounts must be expressed in Canadian dollars, including dividends, adjusted cost base and proceeds of disposition; amounts denominated in US dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally at the time such amounts arise.

  THIS SUMMARY IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR DISCREET SHAREHOLDER. DISCREET SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE INCOME TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS.

DISCREET SHAREHOLDERS RESIDENT IN CANADA

  The following portion of the summary is applicable to a Discreet Shareholder who is a Canadian resident and who will continue to be a Canadian resident for purposes of the Canadian Tax Act at all times while such Shareholder holds New Discreet Exchangeable Shares or Autodesk Common Stock.

  Amalgamation of Discreet, Autodesk Quebec and Amalgamation Sub. On the Amalgamation, Discreet Shareholders will be deemed to dispose of their Discreet Common Shares for proceeds of disposition equal to their adjusted cost base to the holder and to have acquired New Discreet Class B Shares for a cost equal to such proceeds of disposition.

 Redemption of New Discreet Class B Shares in exchange for New Discreet Exchangeable Shares

  Non-Rollover Transaction. A holder of New Discreet Class B Shares whose Class B Shares are redeemed by New Discreet in exchange for New Discreet Exchangeable Shares, Voting Rights and Exchange Rights may, unless such holder makes a joint election under subsection 85(1) or 85(2) of the Canadian Tax Act as discussed below, be considered to have disposed of such New Discreet Class B Shares for proceeds of disposition equal to the sum of (i) any cash received by such holder in respect of a fractional New Discreet Exchangeable Share, (ii) the fair market value of the New Discreet Exchangeable Shares acquired by such holder on the redemption, and (iii) the fair market value of the Voting Rights and Exchange Rights acquired by such holder on the redemption and, as a result, the holder will in general realize a capital gain (or capital loss) to the extent that such proceeds of disposition, less any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such New Discreet Class B Shares. The cost to a holder of New Discreet Exchangeable Shares, Voting Rights and Exchange Rights acquired on the redemption will be equal to the fair market value of such shares and rights at the time of the redemption. Holders of New Discreet Class B Shares who do not make a joint election under section 85 of the Canadian Tax Act should consult with their own tax advisors as to the possible application of other rollover provisions contained in the Canadian Tax Act.

  Rollover Transaction. An Eligible Holder of New Discreet Class B Shares whose Class B Shares are redeemed by New Discreet in exchange for New Discreet Exchangeable Shares, Voting Rights and Exchange Rights may make a joint election with New Discreet pursuant to subsection 85(1) of the Canadian Tax Act (or, in the case of an Eligible Holder that is a partnership, pursuant to subsection 85(2) of the Canadian Tax Act) and thereby obtain a full or partial tax deferred "rollover" for Canadian income tax purposes, depending on the Elected Amount and the adjusted cost base to the Eligible Holder of its New Discreet Class B Shares at the time of the redemption. So long as, at the time of the redemption, the adjusted cost base to the Eligible Holder of the Eligible Holder's New Discreet Class B Shares equals or exceeds the sum of (i) any cash received in respect of a fractional New Discreet Exchangeable Share and (ii) the fair market value of the Voting Rights and the Exchange Rights acquired by such holder on the redemption, the Eligible Holder may elect so as to not realize a capital gain for the purposes of the Canadian Tax Act on the redemption. The terms and conditions of the New Discreet Class B Shares provide that the maximum number of New Discreet Exchangeable Shares issuable upon redemption of the New Discreet Class B Shares is equal to 19.99% of the Discreet Common Shares outstanding immediately prior to the Amalgamation, multiplied by the Exchange Ratio. Accordingly, holders of New Discreet Class B Shares may be precluded from engaging in a tax-free rollover for Canadian federal income tax purposes in respect of some of their New Discreet Class B Shares.

  IN ORDER TO MAKE AN ELECTION, AN ELIGIBLE HOLDER MUST PROVIDE TO MONTREAL TRUST COMPANY OF CANADA, ON BEHALF OF NEW DISCREET, AT 6TH FLOOR, 1800 MCGILL COLLEGE AVENUE, MONTREAL, QUEBEC, H3A 3K9, TWO SIGNED COPIES OF THE NECESSARY ELECTION FORMS ON OR BEFORE 90 DAYS AFTER THE EFFECTIVE TIME, DULY COMPLETED WITH THE DETAILS OF THE NUMBER OF NEW DISCREET CLASS B SHARES TRANSFERRED AND THE APPLICABLE ELECTED AMOUNT FOR THE PURPOSES OF THE ELECTION. Subject to the election forms complying with the provisions of the Canadian Tax Act (or applicable provincial income tax law), the forms will be returned to such holders, signed by New Discreet, for filing by the Eligible Holder with Revenue Canada (or the applicable provincial tax authority).

  The relevant tax election form is Revenue Canada form T2057 (or, in the event that the New Discreet Class B Shares are held as partnership property, Revenue Canada form T2058). For Eligible Holders required to file in Quebec, Quebec form TP-518V (or, in the event that the New Discreet Class B Shares are held as partnership property, Quebec form TP-529V) will also be required. A tax election package, consisting of the relevant tax election forms and a letter of instructions, may be obtained from New Discreet. AN ELIGIBLE HOLDER INTERESTED IN MAKING AN ELECTION SHOULD SO INDICATE ON THE LETTER OF TRANSMITTAL AND ELECTION FORM ACCOMPANYING THIS PROXY CIRCULAR IN THE SPACE PROVIDED THEREIN AND A TAX ELECTION PACKAGE WILL BE SENT TO SUCH HOLDER.

  Where New Discreet Class B Shares are held in joint ownership and two or more of the co-owners wish to elect, one of the co-owners designated for such purpose should file the designation and a copy of the Revenue Canada election form T2057 (and where applicable, the corresponding Quebec form) for each co-owner along with a list of all co-owners electing, which list should contain the address and social insurance number or tax account number of each co-owner. Where the New Discreet Class B Shares are held as partnership property, a partner designated by the partnership must file one copy of Revenue Canada election form T2058 on behalf of all members of the partnership (and where applicable, the corresponding form in duplicate with the Quebec taxation authorities). Such Revenue Canada election form T2058 (and Quebec form, if applicable) must be accompanied by a list containing the name, address, social insurance number or tax account number of each partner as well as the letter signed by each partner authorizing the designated partner to complete and file the form.

  In general, where an election is made, the Elected Amount must comply with the following rules:

  1. The Elected Amount may not be less than the sum of (i) any cash received in respect of a fractional New Discreet Exchangeable Share and (ii) the fair market value of the Voting Rights and the Exchange Rights acquired on the redemption.

  2. The Elected Amount may not be less than the lesser of the adjusted cost base to the Eligible Holder of the Eligible Holder's New Discreet Class B Shares redeemed, determined immediately before the time of the redemption, and the fair market value of the New Discreet Class B Shares at that time.

  3. The Elected Amount may not exceed the fair market value of the New Discreet Class B Shares at the time of the redemption.

  Where an Eligible Holder and New Discreet make an election, the tax treatment to the Eligible Holder generally will be as follows:

  1. The Eligible Holder's New Discreet Class B Shares will be deemed to have been disposed of for proceeds of disposition equal to the Elected Amount.

  2. If the proceeds of disposition of the New Discreet Class B Shares are equal to the aggregate of the adjusted cost base to the Eligible Holder of the Eligible Holder's shares, determined immediately before the redemption, and any costs of disposition, no capital gain or capital loss will be realized by the Eligible Holder.

  3. To the extent that the proceeds of disposition of the New Discreet Class B Shares exceed (or are less than) the aggregate of the adjusted cost base thereof to the Eligible Holder and any costs of disposition, the Eligible Holder will in general realize a capital gain (or capital loss).

  4. The cost to an Eligible Holder of the Voting Rights and the Exchange Rights received on the redemption will be equal to the fair market value thereof at that time and the cost to an Eligible Holder of New Discreet Exchangeable Shares received on the redemption will be equal to the amount by which the proceeds of disposition of the New Discreet Class B Shares redeemed from the Eligible Holder exceeds the amount of any cash received in respect of a fractional New Discreet Exchangeable Share and the fair market value of the Voting Rights and the Exchange Rights received on the redemption.

  New Discreet will make an election under Section 85 of the Canadian Tax Act (and the corresponding provisions of any provincial tax legislation) at the amount selected by the Eligible Holder subject to the limitations set out in the Canadian Tax Act (and any applicable provincial tax legislation). New Discreet will not be responsible for the proper completion or filing of any election and the Eligible Holder will be solely responsible for the payment of any late filing penalty. New Discreet agrees only to execute any properly completed election and to forward such election by mail (within 60 days after the receipt thereof) to the Eligible Holder. WITH THE EXCEPTION OF EXECUTION OF THE ELECTION BY NEW DISCREET, COMPLIANCE WITH THE REQUIREMENTS FOR A VALID ELECTION WILL BE THE SOLE RESPONSIBILITY OF THE ELIGIBLE HOLDER MAKING THE ELECTION. ACCORDINGLY, NEW DISCREET WILL NOT BE RESPONSIBLE OR LIABLE FOR TAXES, INTEREST, PENALTIES, DAMAGES OR EXPENSES RESULTING FROM THE FAILURE BY ANYONE TO PROPERLY COMPLETE ANY ELECTION OR TO PROPERLY FILE IT WITHIN THE TIME PRESCRIBED AND IN THE FORM PRESCRIBED UNDER THE CANADIAN TAX ACT (OR THE CORRESPONDING PROVISIONS OF ANY APPLICABLE PROVINCIAL LEGISLATION).

  In order for Revenue Canada (and where applicable, the Ministere du Revenu du Quebec) to accept a tax election without a late filing penalty being paid by an Eligible Holder, the election must be received by such revenue authorities on or before the day that is the earliest of the days on or before which either New Discreet or the Eligible Holder is required to file an income tax return for the taxation year in which the redemption occurs.

New Discreet's taxation year is scheduled to end on January 31, 1999. Thus, where the redemption occurs in 1998, the tax election will, in the case of an Eligible Holder who is an individual, generally have to be received by the revenue authorities by April 30, 1999 (being generally the last day for filing the tax returns for the 1998 taxation year of individuals). Eligible Holders other than individuals are urged to consult their own advisers as soon as possible respecting the deadlines applicable to their own particular circumstances. However, regardless of such deadline, the tax election forms of an Eligible Holder must be received by New Discreet no later than the 90th day after the Effective Time. Because New Discreet has agreed to execute and return the election to the Eligible Holder within 60 days of its receipt, to avoid late filing penalties certain Eligible Holders may be required to forward their tax election forms to New Discreet earlier than the 90th day after the Effective Time.

  Any Eligible Holder who does not ensure that New Discreet has received a duly completed election on or before the 90th day after the Effective Time, will not be able to benefit from the rollover provisions contained in Section 85 of the Canadian Tax Act. Accordingly, all Eligible Holders who wish to enter into an election with New Discreet should give their immediate attention to this matter. The instructions for requesting a tax election package are set out in the Letter of Transmittal and Election Form. Eligible Holders are referred to Information Circular 76-19R3 and Interpretation Bulletin IT-291R2 issued by Revenue Canada for further information respecting the election. Eligible Holders wishing to make the election should consult their own tax advisers. The comments herein with respect to such election are provided for general assistance only. The law in this area is complex and contains numerous technical requirements.

  A Discreet Shareholder who receives New Discreet Class B Shares that are redeemed in exchange for New Discreet Exchangeable Shares will be required to determine the fair market value of the Voting Rights and Exchange Rights on a reasonable basis for purposes of the Canadian Tax Act. Autodesk and Discreet are of the view and have advised counsel that the Voting Rights and Exchange Rights have only nominal value. The tax election forms will be executed by New Discreet on the basis that the fair market value of the Voting Rights and Exchange Rights is a nominal amount per New Discreet Exchangeable Share issued on the redemption of the New Discreet Class B Shares. Such amount will be provided to Eligible Holders in the letter of instructions included in the tax election package. Such determination of value is not binding on Revenue Canada, and counsel can express no opinion on matters of factual determination such as this.

  Exchange of New Discreet Units for Autodesk Common Stock. A holder who, in connection with the Transactions, receives New Discreet Units upon the conversion of New Discreet Class B Shares which Units are acquired by Dutchco for Autodesk Common Stock will be considered to have disposed of the New Discreet Class E Shares and New Discreet Class F Shares comprising such New Discreet Units for total proceeds of disposition equal to the fair market value of the Autodesk Common Stock plus any cash received by such holder in respect of a fractional interest in Autodesk Common Stock, and will realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition exceed (or are less than) the aggregate adjusted cost base to the holder of the New Discreet Class E Shares and New Discreet Class F Shares comprising such New Discreet Units. Generally, the aggregate adjusted cost base to the holder of New Discreet Class E Shares and New Discreet Class F Shares comprising such New Discreet Units will be equal to the adjusted cost base of the holder's New Discreet Class B Shares that were converted into such New Discreet Units pursuant to the Transactions. The cost to a holder of Autodesk Common Stock acquired on the exchange will be equal to the fair market value of such shares at the time of the exchange, and will be averaged with the adjusted cost base of any other Autodesk Common Stock held by the holder as capital property.

  Call Rights. Autodesk and Discreet are of the view and have advised counsel that no amount has been allocated to the value of the Call Rights. In particular, Autodesk and Discreet are of the view that the Liquidation Call Right, the Redemption Call Rights and the Retraction Call Right and the call rights contained in the New Discreet Class E Share Provisions and the New Discreet Class F Share Provisions have nominal value. On this basis, no Discreet Shareholder or New Discreet Shareholder should realize a capital gain at the time that any of such rights are granted to Dutchco. Such determination of value is not binding on Revenue Canada and counsel can express no opinion on matters of factual determination such as this.

  Dividends on New Discreet Exchangeable Shares. In the case of a holder who is an individual, dividends received or deemed to be received on the New Discreet Exchangeable Shares will be included in computing the holder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

  The New Discreet Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Dividends received or deemed to be received on New Discreet Exchangeable Shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act applicable to certain corporations.

  In the case of a holder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, dividends received or deemed to be received on the New Discreet Exchangeable Shares will normally be deductible in computing the holder's taxable income.

  In the case of a holder that is a specified financial institution, such dividends will be deductible in computing the holder's taxable income only if either:

    (a) the holder did not acquire the New Discreet Exchangeable Shares in the ordinary course of its business; or

    (b) at the time of the receipt of the dividend by the holder, the New Discreet Exchangeable Shares are listed on a prescribed stock exchange in Canada and the holder, either alone or together with persons with whom it does not deal at arm's length, does not receive (and is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding New Discreet Exchangeable Shares. At the present time, there is no intention to list the New Discreet Exchangeable Shares on a prescribed stock exchange in Canada.

  A holder that is a "private corporation" (as defined in the Canadian Tax
Act) or any other corporation resident in Canada and controlled by or for the benefit of an individual or a related group of individuals may be liable under
Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the New Discreet Exchangeable Shares to the extent such dividends are deductible in computing the holder's taxable income. A holder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on dividends or deemed dividends that are not deductible in computing taxable income.

  Dividends on Autodesk Common Stock. Dividends on Autodesk Common Stock will be included in the recipient's income for purposes of the Canadian Tax Act. Such dividends received by an individual holder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A holder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A holder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

  Redemption or Exchange of New Discreet Exchangeable Shares. Because of the existence of the Retraction Call Right, a holder exercising the right of retraction in respect of a New Discreet Exchangeable Share cannot control whether such holder will receive a share of Autodesk Common Stock by way of redemption of the New Discreet Exchangeable Share by New Discreet or by way of purchase of the New Discreet Exchangeable Share by Dutchco. As described below, the Canadian federal income tax consequences of a redemption differ from those of a purchase. A holder who exercises the right of retraction will be notified if the Retraction Call Right will not be exercised by Dutchco, and if such holder does not wish to proceed, such holder may cancel the notice of retraction and retain such holder's New Discreet Exchangeable Share.

  On the redemption (including a retraction) of a New Discreet Exchangeable Share by New Discreet (as described under "Terms of the Transactions-- Description of New Discreet Exchangeable Shares"), the holder will be deemed to have received a dividend equal to the amount by which the redemption proceeds (i.e. the fair market value at the time of the redemption of the Autodesk Common Stock received by the holder from New Discreet on the redemption plus the Dividend Amount) exceeds the paid-up capital (for purposes of the Canadian Tax Act) at that time of the New Discreet Exchangeable Share so redeemed. The amount of any such deemed dividend will be subject to the normal tax treatment accorded to dividends described above under "--Dividends on New Discreet Exchangeable Shares." In the case of a holder that is a corporation, the amount of any such deemed dividend, in certain circumstances, may be required to be treated as proceeds of disposition in computing a capital gain from the disposition of the New Discreet Exchangeable Share, and not as a dividend.

  On the redemption, the holder will also be considered to have disposed of the New Discreet Exchangeable Share for proceeds of disposition equal to the redemption proceeds less the amount of such deemed dividend, and will realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition exceed (or are less than) the adjusted cost base of such New Discreet Exchangeable Share to the holder.

  On the exchange of a New Discreet Exchangeable Share by the holder thereof with Dutchco for a share of Autodesk Common Stock as described under "Terms of the Transactions--Description of New Discreet Exchangeable Shares," the holder generally will realize a capital gain (or capital loss) equal to the amount by which the holder's proceeds of disposition (i.e., the fair market value at the time of the exchange of the Autodesk Common Stock received by the holder plus the Dividend Amount received by the holder as part of the exchange consideration), net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the New Discreet Exchangeable Share to the holder.

  Any capital gain or capital loss realized by the holder on the redemption (including a retraction) or exchange of a New Discreet Exchangeable Share will be subject to the tax treatment described below under "--Taxation of Capital Gains and Capital Losses."

  The cost of a share of Autodesk Common Stock received on the redemption (including a retraction) or exchange of a New Discreet Exchangeable Share will be equal to the fair market value of such share of Autodesk Common Stock at the time of such event and will be averaged with the adjusted cost base of any other Autodesk Common Stock held at that time by the holder as capital property.

  A disposition or deemed disposition of Autodesk Common Stock by a holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of Autodesk Common Stock immediately before the disposition. Any such capital gain or capital loss will be subject to the tax treatment described below under "--Taxation of Capital Gains and Capital Losses."

  Taxation of Capital Gains and Capital Losses. In general, three-quarters of any capital gain (the "taxable capital gain") must be included in the holder's income for the year in which the disposition occurs and three-quarters of any capital loss (the "allowable capital loss") may be deducted by the holder from taxable capital gains realized in that taxation year. Any excess of allowable capital losses over taxable capital gains of the holder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other taxation years to the extent and in the circumstances described in the Canadian Tax Act. A holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

  Capital gains realized by an individual or a trust other than certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act.

  In the case of a holder that is a corporation, any capital loss realized on the disposition of a New Discreet Class E Share, a New Discreet Class F Share or a New Discreet Exchangeable Share will be reduced by the amount of dividends received or deemed to have been received by the holder on such shares to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns any such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares.

  Foreign Property. The New Discreet Exchangeable Shares and Autodesk Common Stock will be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. Such holders should consult their own tax advisors as to the timing of including the cost of the New Discreet Exchangeable Shares in the holder's cost of foreign property. The Voting Rights and Exchange Rights will also be foreign property under the Canadian Tax Act. However, as indicated above, Discreet is of the view that the fair market value of these rights is nominal.

  Qualified Investments. So long as New Discreet remains a "public corporation" for purposes of the Canadian Tax Act, the New Discreet Exchangeable Shares will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. Autodesk Common Stock will be qualified investments under the Canadian Tax Act for such plans so long as such shares remain listed on the Nasdaq National Market (or are listed on certain other exchanges). The Voting Rights and Exchange Rights will not be qualified investments under the Canadian Tax Act. However, as indicated above, Discreet is of the view that the fair market value of these rights is nominal.

DISCREET SHAREHOLDERS NOT RESIDENT IN CANADA

  The following summary is applicable to Discreet Shareholders who, for purposes of the Canadian Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Discreet Common Shares or will hold Autodesk Common Stock and to whom such shares are not "taxable Canadian property" (as defined in the Canadian Tax Act) and who do not use or hold and are not deemed to use or hold such shares in carrying on a business in Canada. The Discreet Common Shares will not constitute taxable Canadian property to a holder at any time provided the holder does not use or hold, and is not deemed to use or hold, such shares in carrying on a business in Canada and the holder, persons with whom the holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of Discreet or New Discreet at any time within the five years preceding that time.

  The New Discreet Class B Shares, New Discreet Class E Shares and the New Discreet Class F Shares generally should not be taxable Canadian property to a holder at any time provided such shares are listed on a prescribed stock exchange (which includes the Nasdaq National Market).

  As a result, a holder of Discreet Common Shares, New Discreet Class B shares and New Discreet Units generally should not be subject to tax under the Canadian Tax Act on the Amalgamation, the conversion of New Discreet Class B Shares into New Discreet Units, the exchange of New Discreet Units with Dutchco for Autodesk Common Stock or the redemption of New Discreet Class B Shares for New Discreet Exchangeable Shares.

  Dividends paid or deemed to be paid on the New Discreet Exchangeable Shares to non-residents will be subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, subject to reduction under the provisions of an applicable income tax treaty. Under the Canada-United States Income Tax Convention, the rate is generally reduced to 15% in respect of dividends paid to a person who is a beneficial owner thereof and who is a resident of the United States for the purposes of the Convention.

  A holder whose New Discreet Exchangeable Shares are redeemed by New Discreet (including pursuant to the exercise by the holder of the retraction right) will be deemed to receive a dividend as described above under "--Discreet Shareholders Resident in Canada--Redemption or Exchange of New Discreet Exchangeable Shares," which deemed dividend will be subject to withholding tax as described in the preceding paragraph.

  A holder whose New Discreet Exchangeable Shares are redeemed by New Discreet (including pursuant to the exercise by the holder of the retraction right) or exchanged with Dutchco for Autodesk Common Stock may realize a capital gain as described above under "--Discreet Shareholders Resident in Canada--Redemption or Exchange of New Discreet Exchangeable Shares." The New Discreet Exchangeable Shares will constitute taxable Canadian property and, therefore, any capital gain so realized will be subject to tax under the Canadian Tax Act subject to the availability of an exemption under the provisions of an applicable income tax treaty.

  Under the provisions of the Canada-United States Income Tax Convention (the "Treaty"), holders resident in the United States would be exempt from Canadian tax provided that the New Discreet Exchangeable Shares do not derive their value principally from real property situated in Canada. However, whether or not the holder is entitled to relief under the provisions of an applicable income tax convention, the holder is required to provide the acquiror of the New Discreet Exchangeable Shares (either New Discreet or Dutchco) with a certificate under section 116 of the Canadian Tax Act on or prior to the time of the disposition with a certificate limit at least equal to the proceeds of disposition of the New Discreet Exchangeable Shares. If a holder does not provide the acquiror with such a certificate at or prior to the time of disposition, the acquiror will withhold 33 1/3% of the cost to the acquiror of the New Discreet Exchangeable Shares and will remit such amount to the Government of Canada on behalf of the holder.

  In order to obtain a certificate pursuant to Section 116 of the Canadian Tax Act, the holder will be required to provide notice of the disposition of the New Discreet Exchangeable Shares to Revenue Canada either prior to, or within ten days following, the disposition of such shares. The notice must set out the name and address of the person to whom the holder proposes to dispose, or disposed of, the shares, a description of the shares, the estimated amount of the proceeds of disposition to be received by the holder or, if the disposition has already occurred, a statement of the proceeds of disposition of the shares and the amount of the adjusted cost base to the holder of the shares. A pre-printed form of a notice (referred to as Form T2062) which contains the necessary information may be obtained from Revenue Canada. In order to obtain the certificate, the holder must also provide Revenue Canada with payment of an amount equal to 33 1/3% of the difference between the holder's proceeds of disposition and the adjusted cost base to the holder of the New Discreet Exchangeable Shares or acceptable security for such payment. If any gain realized by a holder resident in the United States is exempt from Canadian tax under the provisions of the Treaty, such holder may not be required to make a payment to Revenue Canada or provide Revenue Canada with security for such payment if the holder provides evidence satisfactory to Revenue Canada of its entitlement to the exemption.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  In the opinion of Wilson Sonsini Goodrich & Rosati, US legal counsel for Autodesk, the following are the material United States federal income tax consequences of the Transactions to Discreet Shareholders ("Holders"). This summary does not discuss all US federal income tax considerations that may be relevant to Holders in light of their particular circumstances (including but not limited to Holders who own or have owned 10% or more of the Discreet Common Shares, directly, indirectly or by attribution) or to Holders that may be subject to special treatment under US federal income tax laws (for example, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, financial institutions, dealers in securities, persons who hold Discreet Common Shares as part of a straddle, hedging, constructive sale or conversion transaction, persons whose functional currency is not the US dollar, Holders who are subject to the alternative minimum tax provisions of the Code, and Holders who acquired such shares through exercise of employee stock options or otherwise as compensation for services). Furthermore, this summary does not discuss aspects of United States federal income taxation that may be applicable to holders of Discreet Options as a result of the Transactions, nor does it address any aspects of foreign, state or local taxation. Furthermore, this summary does not address certain of the United States federal income tax consequences of the receipt of Autodesk Rights or of owning Autodesk Common Stock or Autodesk Rights, including but not limited to the United States federal income tax consequences of selling or otherwise disposing of shares of Autodesk Common Stock or Autodesk Rights. This summary is based on interpretations of current provisions of the Code, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service ("IRS") regarding the tax consequences of the transactions described herein and the IRS is not precluded from successfully asserting a contrary result.

  For purposes of this discussion, it is assumed that: (i) Holders hold Discreet Common Shares as capital assets within the meaning of Section 1221 of the Code; (ii) stock received by Discreet Holders pursuant to the Transactions (including New Discreet Class E Shares, New Discreet Class F Shares, New Discreet Class B Shares, Autodesk Common Stock and New Discreet Exchangeable Shares) will be held as capital assets within the meaning of Section 1221 of the Code; (iii) some Holders will choose to receive New Discreet Exchangeable Shares; (iv) the exchange of New Discreet Class B Shares for New Discreet Exchangeable Shares will occur immediately following the Effective Time; (v) the exchange of New Discreet Units for Autodesk Common Stock will occur immediately following the Effective Time; (vi) neither Autodesk nor Discreet are or will be United States real property holding corporations, as defined in the Code; (vii) the fair market value of the New Discreet Units equals the fair market value of the Autodesk Common Stock and any cash for which they are exchanged; (viii) the fair market value of the New Discreet Class B Shares equals the fair market value of the New Discreet Exchangeable Shares and any cash for which they are exchanged; (ix) Discreet is not and has not been, and New Discreet will not be, a "passive foreign investment company," as defined in Section 1297 of the Code; (x) Discreet is not and has not been, and New Discreet will not be, a "controlled foreign corporation," as defined in
Section 957 of the Code; (xi) Discreet is not and has not been, and New Discreet will not be, a "foreign personal holding company," as defined in
Section 552 of the Code; (xii) Discreet is not and has not been, and New Discreet will not be, a "foreign investment company," as defined in Section 1246 of the Code; and (xiii) Discreet is not and has not been, and New Discreet will not be, a "collapsible corporation," as defined in Section 341 of the Code.

  THIS SUMMARY IS NOT INTENDED TO ADDRESS ALL OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS THAT MAY APPLY TO A PARTICULAR DISCREET SHAREHOLDER. DISCREET SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS.

US HOLDERS

  The following discussion summarizes the material US federal income tax consequences of the Transactions to Holders who are US persons ("US Holders"). For purposes of this discussion, a "US Holder" is a beneficial owner of Discreet Common Shares who is (a) citizen or resident of the United States,
(b) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is includible in its gross income for US federal income tax purposes without regard to its source, or (d) a trust if a US court is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all the substantial decisions of the trust.

  The exchange of Discreet Common Shares pursuant to the Transactions should constitute a taxable transaction for United States federal income tax purposes. As a result, US Holders should recognize income, gain or loss as described below.

  Discreet Shareholders Who Receive New Discreet Units. Discreet Shareholders who do not choose to receive New Discreet Exchangeable Shares will receive one New Discreet Unit for each Discreet Common Share. Immediately thereafter, each New Discreet Unit owned by a Discreet Shareholder will be exchanged for a number of shares of Autodesk Common Stock determined according to the Exchange Ratio; cash will be paid in lieu of fractional shares. A US Holder who receives New Discreet Units and exchanges such units for shares of Autodesk Common Stock should recognize taxable gain or loss in an amount equal to the difference between (i) the sum of the fair market value of Autodesk Common Stock received and the amount of cash received in lieu of fractional shares of Autodesk Common Stock, and (ii) the adjusted tax basis of the Discreet Common Shares

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surrendered in the exchange. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Discreet Common Shares exchanged have been held for more than one year at the time of the Transactions.

  A US Holder who receives Autodesk Common Stock in exchange for New Discreet Units will take a tax basis in such Autodesk Common Stock equal to the fair market value of the Autodesk Common Stock at the Effective Time. The holding period of the Autodesk Common Stock will begin on the day after the time of the Transactions.

  Cash distributions on the shares of Autodesk Common Stock paid out of current or accumulated earnings and profits as determined under United States federal income tax principles will be subject to tax as ordinary dividend income. Cash distributions paid by Autodesk in excess of its current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the US Holder's adjusted tax basis in the US Holder's shares of Autodesk Common Stock, and thereafter as gain from the sale or exchange of a capital asset.

  On the sale or other disposition of Autodesk Common Stock, a US Holder will recognize gain or loss equal to the difference between the amount realized on such sale and the US Holder's adjusted tax basis in such Autodesk Common Stock. Gain or loss will be capital gain or loss if the Autodesk Common Stock were held by such US Holder as a capital asset, and will be long-term capital gain or loss if the US Holder had held the Autodesk Common Stock for more than one year.

  Discreet Shareholders Who Receive New Discreet Exchangeable Shares. There may be Canadian federal income tax disadvantages for a US Holder who chooses to receive New Discreet Exchangeable Shares in that Canadian withholding tax will be imposed at the rate of 15% on dividends distributed to US Holders with respect to the New Discreet Exchangeable Shares. In addition, as more fully described above, a U.S. Holder may be subject to Canadian withholding tax on the redemption of such New Discreet Exchangeable Shares by New Discreet. See "Material Canadian Federal and United States Federal Income Tax Consideration to Discreet Shareholders--Canadian Federal Income Tax Considerations" and "-- Discreet Shareholders Not Resident in Canada." IT IS STRONGLY RECOMMENDED THAT US HOLDERS WHO OWN DISCREET COMMON SHARES DO NOT ELECT TO RECEIVE NEW DISCREET EXCHANGEABLE SHARES SINCE THE OWNERSHIP AND DISPOSITION OF SUCH SHARES MAY HAVE CERTAIN ADVERSE TAX CONSEQUENCES. Although the issue is not free from doubt, if a US Holder chooses to receive New Discreet Exchangeable Shares, the likely United States federal income tax consequences should be as described below.

  Receipt of New Discreet Exchangeable Shares. US Holders who wish to receive New Discreet Exchangeable Shares will elect to do so with respect to their New Discreet Class B Shares. Immediately thereafter, each Electing Discreet Class B Share owned by a Discreet Shareholder will be exchanged for a number of New Discreet Exchangeable Shares determined according to the Exchange Ratio; cash will be paid in lieu of fractional shares. Although the issue cannot be free from doubt, a US Holder who receives New Discreet Class B Shares and exchanges such shares for New Discreet Exchangeable Shares should recognize gain or loss in an amount equal to the difference between (i) the sum of the fair market value of New Discreet Exchangeable Shares received and the amount of cash received in lieu of fractional New Discreet Exchangeable Shares, and (ii) the adjusted tax basis of Discreet Common Shares surrendered in the exchange. Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if the Discreet Common Shares exchanged are held as capital assets and have been held for more than one year at the time of the Transactions.

  US Holders who choose to receive New Discreet Exchangeable Shares will be entitled to the benefit of certain rights granted pursuant to the provisions of the Transactions (including, but not limited to, rights under the Voting and Exchange Trust Agreement). Autodesk and Discreet believe that the value of such rights is nominal. If such rights are determined to have value in excess of a nominal value, such value will constitute additional consideration that a US Holder will be required to take into account in determining gain or loss upon the receipt of New Discreet Class B Shares and the exchange of such shares into New Discreet Exchangeable Shares.

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  Although the issue is not free from doubt, a US Holder who receives New
Discreet Exchangeable Shares should take as its tax basis in such shares the fair market value of the New Discreet Exchangeable Shares at the time of the Transactions. The holding period of the New Discreet Exchangeable Shares should begin on the day after the time of the Transactions.

  Distributions on the New Discreet Exchangeable Shares. A US Holder of New Discreet Exchangeable Shares generally will be required to include in gross income as ordinary dividend income the amount of distributions received on the New Discreet Exchangeable Shares to the extent paid out of current or accumulated earnings and profits of New Discreet, as determined under United States federal income tax principles. Distributions in excess of current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the US Holder's adjusted tax basis, and thereafter as gain from the sale or exchange of a capital asset. If a US Holder receives a dividend in Canadian dollars, the amount of the dividend for US federal income tax purposes will be the US dollar value of the dividend (determined at the spot rate on the date of such payment) regardless of whether the payment is later converted into US dollars. In such case, US Holders may recognize ordinary income or loss as a result of currency fluctuations between the date on which the dividend is paid and the date the dividend amount is converted into US dollars. Such dividends generally will be treated as foreign source dividend income and generally will be either "passive" or "financial services" income, depending on the US Holder's particular circumstances. Under the current United States-Canada Income Tax Convention, such distributions generally will be subject to a Canadian withholding tax at a rate of 15%. Subject to certain limitations of United States federal income tax law, a US Holder will be entitled to claim either a credit against United States federal income tax liability or a deduction in computing United States taxable income for Canadian taxes withheld from distributions with respect to the New Discreet Exchangeable Shares. Dividends on New Discreet Exchangeable Shares generally will not be eligible for the dividends received deduction allowed to corporations.

  Exchange or Redemption of the New Discreet Exchangeable Shares. Although the issue is not free from doubt, upon the disposition by a US Holder of New Discreet Exchangeable Shares pursuant to the exercise of rights described under "Terms of the Transactions--Description of New Discreet Exchangeable Shares" (including the exercise of rights granted to New Discreet and Dutchco), such US Holder generally should recognize taxable gain or loss in an amount equal to the difference between (i) the sum of the fair market value of Autodesk Common Stock received and cash received, if any, and (ii) such US Holder's adjusted tax basis in the New Discreet Exchangeable Shares surrendered. Any such gain or loss should be long-term capital gain or loss if the holding period of the New Discreet Exchangeable Shares is more than one year at the date such shares are exchanged for shares of Autodesk Common Stock. The US Holder should take as its tax basis in the Autodesk Common Stock the fair market value of the Autodesk Common Stock at the time of the exchange. The holding period for the Autodesk Common Stock received should begin on the day after the date on which the New Discreet Exchangeable Shares are exchanged for Autodesk Common Stock.

  If the disposition of the New Discreet Exchangeable Shares results in a deemed dividend for Canadian tax purposes, such deemed dividend generally will be subject to a Canadian withholding tax at the current United States-Canada Income Tax Convention rate of 15%. The amount of the deemed dividend will be treated as United States source gain to a US Holder. A US Holder may be entitled to claim a credit against United States federal income tax liability for Canadian taxes withheld on the deemed dividend. The use of such a credit may be limited or precluded entirely if the US Holder has no income which is treated as non-US source income for United States federal income tax purposes. In lieu of claiming a tax credit, a US Holder may claim a deduction for Canadian taxes paid in computing United States taxable income.

  HOLDERS WHO ARE CONSIDERING MAKING AN ELECTION TO RECEIVE NEW DISCREET EXCHANGEABLE SHARES ARE URGED TO TAKE INTO ACCOUNT ALL APPLICABLE TAX CONSIDERATIONS PRIOR TO MAKING SUCH ELECTION.

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NON-US HOLDERS

  The following summary is applicable to holders of Discreet Common Shares who are not US Holders ("Non-US Holders").

  A Non-US Holder of Discreet Common Shares generally will not be subject to United States federal income tax on gain realized on the receipt of the New Discreet Units, the New Discreet Class B Shares, the New Discreet Exchangeable Shares, the Autodesk Common Stock or upon a subsequent exchange (or sale) of the New Discreet Exchangeable Shares or the Autodesk Common Stock, unless such gain is effectively connected with a United States trade or business; or, in the case of gain recognized by an individual Non-US Holder, such individual is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied.

  Dividends received by a Non-US Holder with respect to Autodesk Common Stock generally will be subject to United States withholding tax at the rate of 30%, which rate may be subject to reduction by an applicable income tax treaty in effect between the United States and the Non-US Holder's country of residence unless the dividend is (i) effectively connected with the conduct of a trade or business of the Non-US Holder within the United States or (ii) if a tax treaty applies that is attributable to a United States permanent establishment of the Non-US Holder, in which case the dividend will be taxed at ordinary US Federal income tax rates. If the Non-US Holder is a corporation, such effectively connected dividend may also be subject to an additional "branch profits tax." Under the Canada-United States Income Tax Convention, the rate of withholding tax is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner thereof and who is a resident of Canada for the purposes of the Convention. A Non-US Holder may be required to satisfy certain certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding obligation described above.

  Provided that the New Discreet Exchangeable Shares are not treated as Autodesk Common Stock for US federal income tax purposes, dividends received by a Non-US Holder with respect to the New Discreet Exchangeable Shares should not be subject to United States withholding tax and Discreet and Autodesk do not intend that New Discreet will withhold any United States withholding tax from such dividends. The possibility remains, however, that the IRS may assert that United States withholding tax is payable with respect to dividends paid on New Discreet Exchangeable Shares to Non-US Holders, in which case Non-US Holders of New Discreet Exchangeable Shares could be subject to United States withholding tax at a rate of 30%, subject to reduction by an applicable income tax treaty.

BACKUP WITHHOLDING

  United States federal backup withholding may apply to amounts received by a Holder in the Transactions, amounts received by a Holder on the disposition of New Discreet Exchangeable Shares or shares of Autodesk Common Stock, or dividends paid to a Holder on New Discreet Exchangeable Shares (if the New Discreet Exchangeable Shares are treated as Autodesk Common Stock for United States federal income tax purposes) or the shares of Autodesk Common Stock. Backup withholding will apply to a US Holder only if the US Holder fails to furnish its taxpayer identification number or otherwise fails to comply with the applicable requirements of the backup withholding rules. Backup withholding will apply to a Non-US Holder only if the Non-US Holder fails to certify that it is not subject to backup withholding or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under these backup withholding rules will be creditable against the Holder's United States federal income tax liability.

  In 1997, the IRS issued final regulations relating to withholding, information reporting and backup withholding that unify certain certification procedures and forms and clarify reliance standards (the "Final Regulations"). The Final Regulations will be effective with respect to payments made after December 31, 1999. The Final Regulations eliminate the general prior legal presumption that dividends paid to an address in a foreign country are paid to a resident of that country. In addition, the Final Regulations impose certain certification and

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documentation requirements on Non-US Holders claiming the benefit of a reduced withholding tax rate with respect to dividends under a tax treaty or otherwise claiming a reduction of, or exemption from, the withholding obligations described above. Non-US Holders are urged to consult their own tax advisors as to the effect, if any, of the Final Regulations on their ownership and disposition of New Discreet Exchangeable Shares and Autodesk Common Stock.

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

                                   AUTODESK

BUSINESS

 BACKGROUND

  Autodesk was incorporated in California in April 1982 and was reincorporated in Delaware in May 1994. Its principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903 and its telephone number is
(415) 507-5000. Autodesk's two-dimensional ("2D") and three-dimensional ("3D") products are used across industries and in the home for architectural design, mechanical design, spatial data management and mapping, animation, and visualization applications. Autodesk's flagship product, AutoCAD, is one of the world's leading computer-aided design ("CAD") tools, with an installed base of more than 2 million units worldwide. Autodesk's software products are sold worldwide, primarily through a network of dealers and distributors.

  In February 1995, Autodesk realigned its internal marketing and development organizations around key market groups that most closely match Autodesk's customer base. During fiscal year 1998, Autodesk defined a new market group, the Personal Solutions Group ("PSG"), whose products are targeted to individual users as well as professionals. Each market group incorporates product development, quality assurance, technical publications, and product industry marketing. Autodesk's market groups are discussed below.

  Architecture, Engineering, and Construction ("AEC"). The architecture, engineering, construction, and facilities management industries utilize software from Autodesk and third-party developers to manage every phase of a building's life cycle--from conceptual design through construction, maintenance, and renovation. During fiscal year 1998, Autodesk expanded its product offerings for the AEC Market Group by acquiring Softdesk, Inc. in March 1997. AEC products include AutoCAD + S8 Architectural Suite, Softdesk 8 AEC Tools, and AEC Professional Suite.

  Mechanical Computer-Aided Design ("MCAD"). Autodesk's Mechanical CAD Market Group is dedicated to providing mechanical engineers, designers, and drafters with advanced, value-based software solutions that are designed to solve their professional design challenges. Autodesk's premier MCAD product is Mechanical Desktop. In May 1998, Autodesk expanded its mechanical CAD products through the purchase of various software technologies and applications from Genius CAD Software GmbH, a German limited liability company.

  Geographic Information Systems ("GIS"). Autodesk's GIS Market Group strategy is to provide easy-to-use mapping and GIS technology to help businesses and governments manage their assets and infrastructure. The GIS Market Group is assisting automated mapping/facilities managers, as well as GIS and CAD users, to share mapping, GIS, and associated information in a corporate environment. Autodesk's current GIS products include AutoCAD Map, Autodesk MapGuide, and Autodesk World.

  Personal Solutions Group ("PSG"). The PSG Market Group develops easy-to-use, affordable tools for professionals, occasional users, or consumers who design, draft, and diagram, thus expanding Autodesk's traditional customer base of architects and engineers. PSG products include AutoCAD LT and AutoSketch.

  Kinetix. The Kinetix division of Autodesk is devoted to bringing powerful 3D content-creation software to computer-industry professionals focused on two markets: entertainment (film, broadcast video, and interactive games) and design conceptualization and visualization. Kinetix provides two core platform products--3D Studio MAX and 3D Studio VIZ, that specifically focus on these markets.

 PRODUCTS

  Autodesk has aligned its market groups into three segments: the Design Solutions segment (which includes the AEC, MCAD, and GIS market groups, as well as AutoCAD products), the Personal Solutions segment, and Kinetix (the multimedia segment). Autodesk's Design Solutions segment includes the following products:

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 AutoCAD

  AutoCAD software is a general-purpose CAD tool used independently and in conjunction with specific applications designed to work with AutoCAD in fields ranging from architecture and mechanical design to plant design and mapping. Professionals utilize AutoCAD for design, modeling, drafting, mapping, rendering, and management tasks. AutoCAD runs on Windows 95, Windows 98, and Windows 3.1. Because AutoCAD software's DWG files are portable across many platforms and operating systems, it is a viable solution for customers with multiple computer systems who need to exchange drawing files in such an environment.

  The most current version, AutoCAD Release 14, was introduced in May 1997. Built for speed and efficiency, AutoCAD Release 14 includes enhancements in areas that most influence productivity, including: precision drawing tools such as AutoSnap, data-sharing features like raster image and reference file clipping, photorealistic rendering, solid fills, and TrueType fonts.

  AutoCAD software's open-system architecture allows users to adapt AutoCAD to unique professional requirements with any of more than 5,000 independently developed add-on applications. Many of these applications are based on ObjectARX technology, a new generation of C++-based application programming interfaces ("APIs"). ObjectARX-based applications utilize AutoCAD software's object-oriented capabilities.

  Sales of AutoCAD and AutoCAD upgrades accounted for approximately 70 percent of Autodesk's revenues in fiscal years 1998 and 1997 as compared to approximately 80 percent in fiscal year 1996. During fiscal year 1998, approximately 244,000 new AutoCAD licenses were added worldwide, compared to 207,000 licenses and 233,000 licenses added during fiscal years 1997 and 1996, respectively.

 AutoCAD OEM

  AutoCAD OEM ("Original Equipment Manufacturer") for Windows-based operating systems is a selectively licensed CAD engine offering a complete application-development environment for creating and delivering targeted or niche solutions with scaled feature sets. It is for developers, system integrators, and commercial software developers who require an embeddable CAD system which gives them the ability to scale and control the application feature set. AutoCAD OEM provides developers with a complete toolkit of AutoCAD features and APIs including ObjectARX capabilities, a full suite of drawing and editing functions as well as AutoLISP, a LISP API, and the AutoCAD Development System, a C programming interface. These capabilities enable development of new products for new markets untapped by traditional CAD products and solutions.

 Mechanical Desktop

  Mechanical Desktop software is an integrated software application that unites advanced 2D and 3D mechanical design capabilities for PCs. The Mechanical Desktop contains integrated modules for fully parametric feature-based solid modeling, surface modeling, and assembly modeling; 2D design/drafting and bidirectional associative drafting; as well as a built-in Autodesk IGES Translator, which enables users to accurately exchange IGES (Initial Graphics Exchange Specification) data with other systems. Mechanical Desktop Release 2.0, which was released in December 1997, includes an Express User Interface, Edit-in-Place assembly functionality, and improved integration with Autodesk's AutoCAD Release 14 for mechanical drafting, and 3D Studio MAX for 3D photorealistic rendering and animation. Advanced ordinate dimensioning, editing and display of crosshatch patterns, surface scaling, section view, and associative bill-of-materials generation are among the features included in the latest release of Mechanical Desktop software.

 AutoCAD Map

  AutoCAD Map software is the first AutoCAD-based automated-mapping product for professional planners, utility managers, and technicians who create and maintain their own maps and use their data for engineering-based analysis and planning. Built with AutoCAD software, AutoCAD Map focuses on five key areas: digital map creation, analysis, maintenance of up-to-date maps, data exchange, and publishing. The API in AutoCAD

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Map lets developers build vertical applications for industries such as telecommunications, utilities, oil and gas, state and local government, and natural resource and environmental engineering. AutoCAD Map also contains ObjectARX capabilities.

 Autodesk MapGuide

  MapGuide is a Web-based GIS technology that is designed to allow corporate customers and developers to use the Internet and business intranets to rapidly deploy decision support systems with a geographic component. Suited for a wide range of users--from GIS professionals to the casual computer user--MapGuide software enables users to access and query digital maps and permits users to display and analyze geographic data for applications that include tracking customers, allocating resources, and managing facilities infrastructure.

 Autodesk World

  Autodesk World allows for the management of geographic-based data. It offers capture, edit, analysis, integration, and presentation functionality for spatial data, including raster, vector (CAD and GIS), and attributes. It also includes Object Linking and Embedding ("OLE"), which allows users to link drawings to other Windows applications such as Microsoft Word or Excel, application programming interfaces, and an integrated Visual Basic for Applications 5.0 scripting environment for easy customization and application development.

 AEC Professional Suite

  Autodesk AEC Professional Suite 2.0, introduced in June 1997, is an integrated set of design tools created for professionals in the fields of Architecture, Engineering, Construction, Facility Management, and Plant Design and Management. It includes AutoCAD Release 14 software, specialized AEC AutoCAD enhancements, Architectural Symbols, Autodesk WalkThrough, DesignBlocks, and Autodesk View. The AEC Professional Suite Release 2.0 serves a variety of needs of the AEC professional via improved customization and ease-of-use, integration of visualization tools into the design process and CAD applications, access to standard manufacturer data, and a lower cost for the overall design solution. Enhancements to the Suite enable the user to detect and mend lines and arcs that are coincident or overlapping, create and control perspective view with Camera Object, and provide access to more than 300 ready-made textures from multiple AEC-specific materials libraries.

 Softdesk 8 Civil/ Survey Special Edition

  The Softdesk 8 Civil/Survey Special Edition is a focused set of programs for professionals in the Civil Engineering, Land Planning, and Surveying industries. These products extend AutoCAD Release 14 or AutoCAD Map 2.0 by addressing common surveying requirements such as Surface Modeling and Contouring, Point Manipulation, Data Input and Analysis, Base Map Creation, and the incorporation of raster imagery. The solution also offers design and analysis capabilities for site and transportation, storm and sanitary drain systems, grading, parking, and landscape design.

 AutoCAD + S8 Architectural Suite

  The AutoCAD + S8 Architectural Suite includes other AEC products such as S8 Architectural Professional Special Edition, AEC Tools, and Auto-Architect. Auto-Architect includes landscape tools and utilities to generate structural foundation/framing plans and elevations in addition to space planning, walls, doors and windows, roofs and stairs. In this suite, AEC Tools is used to manage project and office standards and to create and manage details and other productive utilities.

  Autodesk's Personal Solutions segment includes the following products:

 AutoCAD LT

  AutoCAD LT 97 is a low-cost 2D CAD application intended for CAD managers, designers, and engineers who need a powerful, stand-alone CAD tool, but who do not require the advanced feature set in AutoCAD.

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

AutoCAD LT 97 software contains an extensive 2D drafting toolset as well as 3D lines and polylines with quick shading and hidden-line removal. Other features include a Start-Up dialog box and Drawing Set-Up wizards to help the user create or open a drawing quickly; real-time pan and zoom; a Drag-and-Drop Content Explorer featuring hundreds of industry-standard symbols; and Integrated Internet Tools to open or save drawings directly to the Internet. AutoCAD LT operates in the Windows environment with pull-down menus, customizable toolbar, toolbox, menus, and scripts, as well as dialog boxes and icons. It supports the Windows Clipboard, as well as OLE. AutoCAD LT 97 is fully compatible with Windows 95 and Windows NT 4.0 and has built-in Microsoft Office 97 compatibility.

 AutoSketch

  AutoSketch Release 95 is a precision drawing program that can be used for creating technical diagrams, architectural layouts, electrical drawings, mechanical plans, information graphics, and presentations. The Application Wizards customize their interfaces based on the type of drawing to allow for the creation of drawings, diagrams, and sketches.

  The principal product offerings from the Kinetix segment are discussed below:

 3D Studio MAX

  3D Studio MAX R2 software, which began shipping in the third quarter of fiscal year 1998, is a 3D modeling and animation software package specifically written to take advantage of advanced features offered by the Windows NT operating system. With a real-time interface, multiple-processor support, and 3D graphics acceleration capabilities, 3D Studio MAX delivers workstation-class performance and functionality to PCs.

  The intuitive interface eliminates many of the commonly accepted boundaries between modeling, rendering, and animation, and offers instant feedback; users can see the results of their actions in real time, as they are applied. Shaded views with real-time feedback allows users to visualize natural, real-world environments in which they can directly manipulate objects, regardless of scene complexity. Because 3D Studio MAX software maintains a data history of geometry creation and modification, users can return to and change any step, at any time, without having to redo prior work. 3D Studio MAX is also the only environment that can run Character Studio, a powerful character-animation and skinning plug-in software product offered by Kinetix.

 3D Studio VIZ

  3D Studio VIZ, introduced in May 1997, is a design tool that enables users to express ideas on-screen, in full 3D. Architectural models, engineering samples, and construction-site previews all become a quick reality with this new Kinetix software tool. Real-world feedback can be incorporated into the design, and users can explore more options with their customers more cost-effectively. 3D Studio VIZ and AutoCAD files are easily exchanged and allow for the development of advanced engineering or architectural visualizations. 3D Studio VIZ animates, so clients can take a simulated walkthrough of a site, understand a structure, or view a part as it will operate in the final assembly. The VIZ user interface employs CAD-like creation tools including fillets, trims, and chamfers.

 PRODUCT DEVELOPMENT AND ENHANCEMENT

  The computer industry is characterized by rapid technological change in computer hardware, operating systems, and software. To keep pace with this change, Autodesk maintains an aggressive program of new product development. Autodesk dedicates considerable resources to research and development to further enhance its existing products and to create new products and technologies. During fiscal years 1998, 1997, and 1996, Autodesk incurred $122,432,000, $93,702,000, and $78,678,000, respectively, for software design, development, product localization, and project-management activities (excluding capitalized software development costs of

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

approximately $2,200,000 in fiscal year 1998; no software development costs were capitalized during fiscal years 1997 and 1996).

  The majority of Autodesk's basic research and product development has been performed in the United States, while translation and localization of foreign-market versions are generally performed by development teams or contractors in the local markets. Autodesk's product-related functions in Europe, including software development, localization, quality assurance, and technical publications, are centralized in Neuchatel, Switzerland. Production in Europe is centralized in Ireland, and production in Asia Pacific is centralized in Singapore.

  Autodesk intends to continue recruiting and hiring experienced software developers and to consider the licensing and acquisition of complementary software technologies and businesses. In addition, Autodesk will continue to actively collaborate with and support independent software developers who offer products that enhance and complement AutoCAD software and other products offered by Autodesk.

  The software products offered by Autodesk are internally complex. Despite extensive testing and quality control, these products may contain errors or defects ("bugs"), especially when first introduced. In fiscal year 1996, Autodesk experienced quality and performance issues associated with AutoCAD Release 13, including issues related to compatibility with certain hardware platforms and peripheral equipment, interoperability problems with products designed to work in conjunction with AutoCAD Release 13, and other issues associated with the software's object-oriented design. These factors resulted in a high rate of product returns in fiscal year 1996. There can be no assurance that defects or errors will not occur in future releases of AutoCAD or other software products offered by Autodesk. Such defects or errors could result in corrective releases to Autodesk's software products, damage to Autodesk's reputation, loss of revenues, an increase in product returns, or lack of market acceptance of its products, any of which could have a material and adverse effect on Autodesk's business and consolidated results of operations.

  Autodesk believes that its future results will depend largely upon its ability to offer products that compete favorably with respect to price, reliability, performance, range of useful features, continuing product enhancements, reputation, and training. Delays or difficulties may result in the delay or cancellation of planned development projects, and could have a material and adverse effect on Autodesk's business and consolidated results of operations. Further, increased competition in the market for design, mapping, or multimedia software products could also have a negative impact on Autodesk's business and consolidated results of operations. More specifically, gross margins may be adversely affected if sales of low-end CAD products, which historically have had lower margins, grow at a faster rate than Autodesk's higher-margin products.

  Certain of Autodesk's historical product development activities have been performed by independent firms and contractors, while other technologies are licensed from third parties. Autodesk generally either owns or licenses the software developed by third parties. Because talented development personnel are in high demand, there can be no assurance that independent developers, including those who have developed products for Autodesk in the past, will be able to provide development support to Autodesk in the future. Similarly, there can be no assurance that Autodesk will be able to obtain and renew existing license agreements on favorable terms, if at all, which could have a material and adverse effect on Autodesk's business and consolidated results of operations.

  Autodesk's business strategy has historically depended in large part on its relationships with third-party developers, who provide products that expand the functionality of Autodesk's design software. There can be no assurance that certain developers will not elect to support other products or otherwise experience disruption in product development and delivery cycles. Such disruption in particular markets could negatively impact these third-party developers and end users, which could have a material adverse effect on Autodesk's business and consolidated results of operations. Further, increased merger and acquisition activity currently experienced in the technology industry could affect relationships with other third-party developers, and thus adversely affect operating results.

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

  Additionally, there can be no assurance that Autodesk's development efforts will result in the timely introduction of new products or that such new products will be commercially successful. Failure to successfully develop new products, delays in the introduction of these new products, or lower-than-anticipated demand for these products could have a material and adverse effect on Autodesk's business and consolidated results of operations.

 MARKETING AND SALES

  Autodesk's customer-related operations are divided into three geographic regions: the Americas, Europe, and Asia Pacific. Autodesk's products are marketed worldwide through a network of domestic and foreign offices. Autodesk sells its software products primarily through distributors and dealers (value-added resellers or "VARs") who distribute Autodesk's products to end-users in more than 150 countries. VARs, including both independent owners and computer store franchisees, are supported by Autodesk and its subsidiaries through technical training, periodic publications, and Autodesk's Home Page on the Internet.

  In addition, Autodesk works directly with dealer and distributor sales organizations, computer manufacturers, other software developers, and peripherals manufacturers through cooperative advertising, promotions, and trade-show presentations. Autodesk also holds annual "Expos" throughout the world. These dedicated trade shows, incorporated within major industry trade shows, highlight Autodesk's products, as well as a number of third-party products. Autodesk also employs mass-marketing techniques such as direct mailings and advertising in business and trade journals. Further, Autodesk supports user groups dedicated to the exchange of information related to the use of Autodesk's products.

  Domestically, Autodesk distributes its products primarily through its authorized dealer network. Other domestic sales are made principally to large corporations, governmental agencies, educational institutions, and, for certain low-end CAD products, to end users. Substantially all of Autodesk's international sales are made to dealers and distributors, which are supported by Autodesk's foreign subsidiaries and international sales organizations. Certain international sales result from direct exports from the United States. Fluctuations in foreign exchange rates, specifically the stronger value of the dollar, relative to certain international currencies, negatively impacted foreign revenues during fiscal year 1998. These foreign currency fluctuations, as well as any slowdowns in any of Autodesk's geographical markets, including the recent economic instability experienced in certain Asia Pacific countries, could have a material adverse effect on Autodesk's business and future consolidated results of operations.

  Autodesk's ability to effectively distribute its products depends in part upon the financial and business condition of its VAR network. Although Autodesk has not to date experienced any material problems with its VAR network, computer software dealers and distributors are typically not highly capitalized, have tended to experience difficulties during times of economic contraction and during periods of technology-market price pressure, and may do so in the future. While no single customer accounted for more than 10 percent of Autodesk's consolidated revenues in fiscal years 1998, 1997, or 1996, the loss of, or a significant reduction in, business with any one of Autodesk's major international distributors or large U.S. resellers could have a material adverse effect on Autodesk's business and consolidated results of operations.

  Autodesk intends to continue to make its products available in foreign languages and expects that foreign sales will continue to contribute a significant portion of its consolidated revenues. Foreign revenues, including export sales from the United States to foreign customers, accounted for approximately 58 percent, 65 percent, and 64 percent of revenues in fiscal years 1998, 1997, and 1996, respectively.

 CUSTOMER AND DEALER SUPPORT

  During fiscal year 1998, Autodesk realigned its customer and dealer support network around its market groups to better provide services related to specific industry segments. Autodesk requires each authorized dealer and distributor to provide a professional level of technical support to customers by employing full-time, trained,

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

technical-support personnel. Autodesk supports its dealers and distributors through technical product training, sales training classes, and direct telephone support. During fiscal year 1998, Autodesk began to offer more end-user support in addition to services which had historically been offered such as the online support available through the Autodesk Home Page on the Internet. These new support services include the Web-Based Learning program, a fee-based distance learning program that provides lessons and tutorials that highlight critical components of Autodesk's products, and the Multimedia Learning Assistance program, which provides lessons related to design projects through an interactive multimedia tool.

  Autodesk offers phone support through authorized Autodesk dealers under two programs: the Autodesk Premier Support Program ("APSP") and the Autodesk Systems Center Program ("ASCP"). Under the APSP, participating dealers act as dedicated account managers to Autodesk customers that have technical questions related to a specific vertical industry. The ASCP requires dealers to provide superior industry-specific application training to end users of Autodesk's products. In addition, Autodesk provides direct phone support to end users under the new Safety Net Program ("SNP"). Under the SNP, Autodesk support staff provide technical support for customers with questions about AutoCAD and products offered by Autodesk's market groups.

  As of January 31, 1998, Autodesk had authorized more than 900 independent Autodesk Training Centers ("ATCs") throughout the world. These accredited training centers offer in-depth education and training in computer-aided design skills on AutoCAD and other Autodesk products, as well as on related, independently developed software.

  Customers have formed Autodesk user groups as forums for education and to suggest product enhancements and development of new products. The Autodesk User Group International ("AUGI"), officially recognized by Autodesk, sponsors an annual meeting held concurrently with the Autodesk University user show; publishes a quarterly newsletter; independently evaluates Autodesk products; compiles user feature and functionality requirements; and offers telecourses taught by its membership on CompuServe. In addition, there are local user groups in Europe, Asia Pacific, and the Americas focused on expanding the use of Autodesk products.

 DEVELOPER PROGRAMS

  One of Autodesk's key strategies is to maintain an open-architecture design of its software products to facilitate third-party development of peripheral and complementary products which enhance sales of Autodesk products. This approach enables customers and third parties to customize Autodesk's products for a wide variety of highly specific uses. The Autodesk Developer Network program offers several programs that provide marketing, sales, and technical support and programming tools to nearly 3,000 participating developers worldwide, who have, to date, developed more than 5,000 commercially available add-on applications for Autodesk products. Although Autodesk derives no direct revenue from these application developers, Autodesk believes that the availability and use of their add-on products enhance sales opportunities for Autodesk's core products.

  Under the Autodesk Developer Channel, Autodesk offers three programs to third-party developers that are interested in licensing Autodesk software and technology. The Unique Application Reseller program ("UAR") allows software developer partners the ability to sell and support Autodesk software when bundled with specifically defined vertical applications. The OEM program provides the technology for qualified developers to create and deliver suites of scalable products that focus on solving customer needs in specialized markets. The Solution Integrator ("SI") allows solution provider partners the ability to sell and support Autodesk software when bundled with specifically defined vertical solutions.

  To support the growth of third-party developers, whose applications extend and enhance the functionality of Autodesk's products worldwide, Autodesk established the Virtual Corporation Partner Program ("VCPP") during fiscal year 1995. The VCPP is a business network comprised of dealers, independent application developers, Autodesk Training Centers, and customers. This program provides sales, marketing, technical, product, management, and financial support to Autodesk Strategic Developers and dealers.


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

  During fiscal year 1998, Autodesk continued to expand the Mechanical Applications Initiative ("MAI") by adding new partners. This program, which was introduced in fiscal year 1996, is aimed at the development and marketing of products which can be integrated with Autodesk's MCAD products. MAI partners participate with Autodesk in product marketing and development activities.

 BACKLOG

  Autodesk typically ships products within one to two weeks after receipt of an order, which is common in the computer software industry. Accordingly, Autodesk does not maintain significant backlog, and backlog as of any particular date gives no indication of actual sales for any succeeding period.

 COMPETITION

  The software industry has limited barriers to entry, and the availability of desktop computers with continually expanding capabilities at progressively lower prices contributes to the ease of market entry. Because of these and other factors, competitive conditions in the industry are likely to intensify in the future. Increased competition could result in price reductions, reduced revenues and profit margins, and loss of market share, any of which could adversely affect Autodesk's business, consolidated results of operations and financial condition. The design software market in particular is characterized by vigorous competition in each of the vertical markets in which Autodesk competes, both by entry of competitors with innovative technologies and by consolidation of companies with complementary products and technologies.

  The AEC family of products competes directly with software offered by companies such as Bentley Systems, Inc. ("Bentley"); Computervision Corporation (a subsidiary of Parametric Technologies, Inc.); CADAM Systems Company, Inc.; Diehl Graphsoft, Inc.; EaglePoint Software; International Microcomputer Software, Inc. ("IMSI"); Intergraph Corporation; Ketiv Technologies; Nemetschek Systems, Inc.; and Visio Corporation ("Visio"). Autodesk's MCAD products compete with products offered by a number of competitors, including Bentley; Visionary Design Systems; Hewlett-Packard Corporation; Parametric Technologies, Inc.; Structural Dynamics Research Corporation; Unigraphics; Computervision Corporation (a subsidiary of Parametric Technologies); Dassault Systemes; SolidWorks Corporation (a subsidiary of Dassault); and Baystate Technologies, Inc. Autodesk's GIS Market Group faces competition from companies such as Bentley; Intergraph Corporation; MapInfo Corporation; Earth Sciences Research Institute; and MCI Systemhouse. Kinetix product offerings compete with products offered by other multimedia companies such as Adobe Systems Inc.; Macromedia, Inc.; and Silicon Graphics, Inc. The Personal Solutions Group family of products competes with IMSI; The Learning Company; Visio; Micrografx Inc. and others. Certain of the competitors of Autodesk have greater financial, technical, sales and marketing, and other resources than Autodesk.

  Autodesk believes that the principal factors affecting competition in its markets are product reliability, performance, ease of use, range of useful features, continuing product enhancements, reputation, price and training. In addition, the availability of third-party application software is a competitive factor within the CAD market. Autodesk believes that it competes favorably in these areas and that its competitive position will depend, in part, upon its continued ability to enhance existing products, and to develop and market new products.

  In April 1998, Autodesk received notice that the FTC has undertaken a nonpublic investigation of its business practices. The FTC had not made any claims or allegations regarding Autodesk's current business practices or policies, nor have any charges been filed. Autodesk intends to cooperate fully with the FTC in its inquiry. Autodesk does not believe that the investigation will have a material impact on its business or consolidated results of operations.

 INTELLECTUAL PROPERTY AND LICENSES

  Autodesk protects its intellectual property through copyright, trade secret, patent, and trademark laws. For substantially all AutoCAD sales outside of North America, Autodesk uses software protection locks to inhibit unauthorized copying. Nonetheless, there can be no assurance that Autodesk's intellectual property rights can be

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

successfully asserted in the future or will not be invalidated, circumvented, or challenged. In addition, the laws of certain foreign countries where Autodesk's products are distributed do not protect Autodesk's intellectual property rights to the same extent as U.S. laws. The inability of Autodesk to protect its proprietary information could have a material adverse effect on Autodesk's business and consolidated results of operations.

  From time to time, Autodesk receives claims alleging infringement of a third party's intellectual property rights, including patents. Any disputes involving Autodesk's intellectual property rights or those of another party could lead to costly litigation which could have a material adverse effect on Autodesk's business and consolidated results of operations.

  Autodesk retains ownership of software it develops. All software is licensed to users and provided in object code pursuant to either shrink-wrap, embedded or on-line licenses, or executed license agreements. These agreements contain restrictions on duplication, disclosure, and transfer.

  Autodesk believes that because of the limitations of laws protecting its intellectual property and the rapid, ongoing technological changes in both the computer hardware and software industries, it must rely principally upon software engineering and marketing skills to maintain and enhance its competitive market position.

  Autodesk has an in-house antipiracy program focused on pursuing companies and individuals who illegally duplicate, sell, or install Autodesk's software products. Software piracy is in some cases a felony under U.S. federal law, which allows copyright and patent holders to protect and enforce their rights as owners of intellectual property. Additionally, Autodesk is a member and co-founder of the Business Software Alliance ("BSA"), an organization comprised of member software companies whose purpose is to advance favorable public policy for the technology industry and promote the importance of honoring software copyrights.

 PRODUCTION

  Production of Autodesk's software products involves duplication of the software media and the printing of user manuals. The purchase of media and the transfer of the software programs onto media for distribution to customers are performed by Autodesk and by licensed subcontractors. Media for Autodesk's products include CD-ROMs and disks which are available from multiple sources. User manuals for Autodesk's products and packaging materials are produced to Autodesk specifications by outside sources. Domestic production is performed in leased facilities operated by Autodesk. Certain product assembly is also performed by independent third-party contractors. International production is performed by independent third-party contractors in Ireland and Singapore. To date, Autodesk has not experienced any material difficulties or delays in the production of its software and documentation.

 EMPLOYEES

  As of July 31, 1998, Autodesk had 2,587 full-time employees, of which 1,981 were based in the Americas, 390 in Europe, and 216 in Asia Pacific. The continued growth and success of Autodesk depends significantly on the continued service of highly skilled employees. Competition for these employees in today's marketplace, especially in the technology industries, is intense. Autodesk's ability to attract and retain employees is dependent on a number of factors, including its continued ability to grant stock incentive awards. There can be no assurance that Autodesk will be successful in continuing to recruit new personnel and to retain existing personnel. The loss of one or more key employees or Autodesk's inability to maintain existing employees or recruit new employees could have a material adverse impact on Autodesk. None of Autodesk's employees in the United States is subject to a collective bargaining agreement, and Autodesk has never experienced a work stoppage. Management believes that its relations with its employees are good.

 PROPERTIES

  Autodesk's executive offices and those related to product development, domestic marketing and sales, and production are located in leased office space in northern California. Autodesk also leases office space in various

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

locations throughout the United States for local sales, development, and technical support personnel. Autodesk's foreign subsidiaries lease office space for their operations. Autodesk owns substantially all equipment used in its facilities.

 LEGAL PROCEEDINGS

  In May 1997, Autodesk settled a lawsuit filed by Tektronix, Inc. alleging a patent infringement, pursuant to which all of Tektronix's claims have been dismissed.

  In December 1994, Autodesk recorded a $25.5 million litigation charge as a result of a judgment against Autodesk on a claim of a trade secret misappropriation brought by Vermont Microsystems, Inc. ("VMI"). Autodesk appealed that judgment and, upon remand to the Federal District Court, a reduced judgment was entered against Autodesk in the amount of $14.2 million plus interest. On February 23, 1998, the U.S. Court of Appeals for the Second Circuit reduced the judgment to $7.8 million.

  In May 1998, final judgment was entered in the Vermont Microsystems, Inc. ("VMI") trade secret litigation in the amount of $7.8 million plus accrued interest. Final payment of approximately $8.4 million was made to VMI and charged against a previously recorded litigation accrual. During the quarter ended July 31, 1998, Autodesk credited $18.2 million and $2.7 million to operating income and interest income, respectively, to record the gain on the litigation settlement and remaining unutilized interest accruals.

  Autodesk is a party to various legal proceedings arising from the normal course of business activities. While the outcome of these matters cannot be predicted with certainty, in management's opinion, resolution of these matters is not expected to have a material adverse impact on Autodesk's consolidated results of operations or its financial position. However, depending on the amount and timing, an unfavorable resolution of a matter could materially affect Autodesk's future results of operations or cash flows in a particular period.

                       AUTODESK MANAGEMENT'S DISCUSSION
                      AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The discussion in "Autodesk Management's Discussion and Analysis of Financial Condition and Results of Operations" contains trend analysis and other forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those set forth in the forward-looking statements as a result of the factors set forth elsewhere herein, including "--Certain Risk Factors Which May Impact Future Operating Results" and "Risk Factors."

RESULTS OF OPERATIONS

  The following table sets forth, as a percentage of net revenues, consolidated statement of income data for the periods indicated. These operating results are not necessarily indicative of results for any future periods.

                                              FISCAL YEAR       SIX MONTHS
                                                 ENDED             ENDED
                                              JANUARY 31,        JULY 31,
                                             -----------------  -------------
                                             1998  1997   1996  1998    1997
                                             ----  ----   ----  -----   -----
Net revenues................................ 100%  100 %  100%    100%    100 %
Costs and expenses:
  Costs of revenues.........................  12    13     13      10      13
  Marketing and sales.......................  38    40     34      35      41
  Research and development..................  20    19     15      19      21
  General and administrative................  14    15     14      14      14
  Nonrecurring charges......................   9     1    --        5      21
                                             ---   ---    ---   -----   -----
    Total costs and expenses................  93    88     76      83     110
                                             ---   ---    ---   -----   -----
Income (loss) from operations...............   7    12     24      17     (10)
Interest and other income, net..............   2     1      2       2       2
                                             ---   ---    ---   -----   -----
Income (loss) before income taxes...........   9    13     26      19      (8)
Provision for income taxes..................   6     5      9       8       4
                                             ---   ---    ---   -----   -----
    Net income (loss).......................   3%    8%    17%     11%    (12)%
                                             ===   ===    ===   =====   =====

SIX MONTHS ENDED JULY 31, 1998 AND 1997

  Net revenues. Autodesk's net revenues for the six months ended July 31, 1998 were $373.8 million, which represented a 37 percent increase from the same period of the prior fiscal year. Autodesk achieved significant net revenue growth in the Americas and Europe when compared to the same period in the prior fiscal year, while net revenues decreased in Asia Pacific. This net revenue growth was the result of strong demand for products offered by Autodesk's Design Solutions and Personal Solutions operating segments such as AutoCAD Mechanical Desktop 2.0, AutoCAD LT97, AutoCAD Map 2.0, and incremental revenues associated with the May 1998 acquisition of Genius CAD Software GmbH (see Note 2 to the Autodesk Condensed Consolidated Interim Financial Statements). Sales of AutoCAD and AutoCAD upgrades accounted for approximately 71 percent and 81 percent of Autodesk's consolidated net revenues for the six months ended July 31, 1998 and 1997, respectively. The stronger value of the US dollar, relative to certain international currencies, primarily the Japanese yen and the Australian dollar, negatively impacted net revenues in the first six months of fiscal year 1999 by $8.7 million when compared to the same period in the prior fiscal year. International sales, including exports from the U.S., accounted for approximately 57 percent of Autodesk's revenues in the first six months of fiscal year 1999 as compared to 60 percent in the same period of the prior fiscal year.

  Autodesk experienced a decline in Asia Pacific net revenues during the first six months of fiscal year 1999 compared to the corresponding period of the prior year due to weak economic conditions in the region, most

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

notably Japan and South Korea. Autodesk expects that these adverse conditions in Asia Pacific will continue in the short term, and that they may continue to adversely affect Autodesk's revenue and earnings.

  Autodesk derives a substantial portion of its revenues from sales of AutoCAD software, AutoCAD upgrades, and adjacent products which are interoperable with AutoCAD. As such, any factor adversely affecting sales of AutoCAD and AutoCAD upgrades, including such factors as product life cycle, market acceptance, product performance and reliability, reputation, price competition, and the availability of third-party applications, could have a material adverse effect on Autodesk's business and consolidated results of operations. Additionally, slowdowns in any of Autodesk's geographical markets could also have a material adverse impact on Autodesk's business and consolidated results of operations.

  Product returns, consisting principally of stock rotation, are recorded as a reduction of revenues and represented approximately 4 percent and 6 percent of consolidated revenues in the first six months of fiscal years 1999 and 1998, respectively. The decrease in product returns as a percentage of revenues is primarily due to Autodesk's continued focus on channel inventory management and sell through sales activities and programs. Although product returns decreased as a percentage of consolidated revenues, comparing the first half of fiscal year 1999 to the same period in the prior fiscal year, management anticipates that the level of product returns in future periods will continue to be impacted by the timing of new product releases, as well as the quality and market acceptance of new products.

  Cost of revenues. Cost of revenues as a percentage of net revenues for the six months ended July 31, 1998 was 10 percent, compared to 13 percent in the same period in the prior fiscal year. This reduction is largely due to efficiencies in production and distribution activities. Cost of revenues as a percentage of net revenues has been and may continue to be impacted by the mix of product sales, software amortization, royalty rates for licensed technology embedded in Autodesk's products, and the geographic distribution of sales.

  Marketing and sales. As a percentage of net revenues, marketing and sales expenses decreased from 41 percent in the six months ended July 31, 1997 to 35 percent in the corresponding period of the current fiscal year. Actual spending for this period increased 17 percent as a result of higher employee costs as well as increased marketing costs associated with the launch of products acquired from Genius and other new and enhanced product offerings.

  Research and development. Research and development expenses as a percentage of net revenues for the six months ended July 31, 1998 decreased to 19 percent from 21 percent for the same period in the prior fiscal year. Actual research and development spending (including capitalized software costs of $2,184,000 recorded during the first six months of fiscal year 1998) increased 17 percent as compared to the same period in the prior fiscal year. The absolute dollar increase is due primarily to the addition of software engineers, expenses associated with the development and translation of new products including AutoCAD Release 14, and incremental research and development personnel expenses associated with the acquisition of certain assets from Genius during May, 1998. Autodesk anticipates that research and development expenses will increase in future periods as a result of product development efforts by Autodesk's market groups and incremental personnel costs. Additionally, Autodesk intends to continue recruiting and hiring experienced software developers and to consider the licensing and acquisition of complementary software technologies and businesses.

  General and administrative. General and administrative expenses were 15 percent of net revenues for the six months ended July 31, 1998, and 14 percent of net revenues in the same period of the prior fiscal year. In absolute dollar terms, general and administrative expenses increased 42 percent for the six months ended July 31, 1998 from the same period of the prior fiscal year, primarily because of increased employee-related expenses, amortization of intangibles recorded in connection with the merger with Softdesk, Inc. and the acquisition of Genius, costs incurred to ensure that Autodesk's infrastructure is year 2000 compliant, and costs incurred in the ongoing nonpublic FTC investigation. Autodesk currently expects that general and administrative expenses will increase in future periods to support spending on infrastructure, including continued investment in Autodesk's worldwide information systems and making any additional corrections to Autodesk's infrastructure in

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

connection with its Year 2000 compliance program; and to amortize goodwill and other intangible assets associated with recent business combinations.

  Nonrecurring charges--Genius acquisition. On May 4, 1998, Autodesk entered into an agreement with Genius CAD Software GmbH ("Genius"), a German limited liability company to purchase various mechanical computer-aided-design ("CAD") software applications and technologies (the "acquisition"). In consideration for this acquisition, Autodesk paid Genius approximately $69 million in cash. The acquisition has been accounted for using the purchase method of accounting.

  In connection with the acquisition, Autodesk recorded a charge for in-process research and development of $29 million, all of which was recorded during the six months ended July 31, 1998. The value was computed using a discounted cash flow analysis on the anticipated income stream of the related product sales. The discounted cash flow analysis was based on management's forecast of future revenues, costs of revenues and operating expenses related to the products and technologies purchased from Genius which represent the process and expertise employed to develop mechanical design application software designed to work in conjunction with Autodesk's mechanical CAD products. The Genius technology and product families identified includes Genius Desktop, Genius AutoCAD and Genius AutoCAD LT.

  Revenues and related expenses for the in-process technology were estimated from the acquisition date through the end of Autodesk's fiscal year 2004. Management's analysis considered anticipated product release dates for Autodesk's mechanical CAD products, as well as release dates for the various acquired Genius products and technologies which are interoperable with Autodesk's mechanical CAD products. The overall technology life was estimated to be approximately three years for the Genius Desktop products, and approximately six years for all other Genius products and technologies purchased by Autodesk. Management's aggregate projections reflect moderate revenue growth in earlier periods resulting from expansion in Autodesk's existing channels, particularly in North America and Asia Pacific which historically have not been significant for the Genius products, as well as anticipated growth in the overall mechanical CAD market.

  The cost to complete the in-process technology was also based on management's estimates, which considered the number of man-months required to reach technological feasibility for each of the Genius projects classified as "in-process"; the type of professional and engineering staff involved in the completion process and their fully burdened monthly salaries. Management estimated the direct costs to achieve technological feasibility to be approximately $2.5 million, covering a period of time extending into the first half of Autodesk's fiscal year 2000. Beyond this period, management estimates significantly less expense in supporting and maintaining active products identified at the acquisition date to be in-process technology. The effective tax rate utilized in the analysis of in-process technology was 34 percent, which reflects Autodesk's current combined federal and state statutory tax rate, exclusive of nonrecurring charges.

  Management discounted the net cash flows of the in-process technology to its present value using a discount rate of 20 percent, which was determined to be higher than Autodesk's weighted average cost of capital ("WACC") due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. In utilizing a discount rate greater than Autodesk's WACC, management has reflected the risk premium associated with achieving the forecasted cash flows associated with these projects.

  If the in-process projects contemplated in management's forecast are not successfully developed, future revenue and profitability of Autodesk may be adversely affected. Additionally, the value of other intangible assets acquired from Genius may become impaired.

  Revenues for developed technology were estimated by management for the remainder of fiscal year 1999 through fiscal year 2004. Management's estimates reflect a gradual decline in revenues from developed technologies after considering historical product life cycles and anticipated product release dates. While revenues derived from both developed and in-process technologies are estimated to decline over the next several fiscal years, overall revenues attributable to the Genius products and technologies are anticipated to grow in absolute

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dollars and as a percentage of aggregate revenue to reflect the growth of future (yet-to-be-developed) technologies. Operating expenses, including general and administrative, marketing and sales, were based on anticipated costs after the Genius operations were merged into Autodesk's operating structure. Because Autodesk and Genius share the same marketing and distribution channel, operating expenses related to the developed technology were estimated to be lower than the historical operating expense structure of Autodesk.

  Management discounted the net cash flows for developed technology to its present value using a discount rate of 15 percent which reflects Autodesk's current weighted average cost of capital.

  If the projects contemplated in management's forecast are not successfully developed, future revenue and profitability of Autodesk may be adversely affected. Additionally, the value of other intangible assets acquired from Genius may become impaired.

  Nonrecurring charges--Other. During the three months ended July 31, 1998, Autodesk recorded charges of approximately $8.9 million relating to restructuring charges associated with the consolidation of certain development centers; the write-off of purchased technologies associated with these operations; staff reductions in Asia Pacific in response to current economic conditions in the region; and costs in relation to potential legal settlements.

  On March 31, 1997, Autodesk exchanged 2.9 million shares of Autodesk Common Stock for all of the outstanding stock of Softdesk, Inc. Based on the value of the Autodesk Common Stock and options exchanged, the transaction, including transaction costs, was valued at approximately $94 million. This transaction was accounted for using the purchase method of accounting with the purchase price being principally allocated to capitalized software, purchased technologies, and intangible assets. Approximately $55.1 million of the total purchase price represented the value of in-process research and development that had not yet reached technological feasibility and had no alternative future use. Approximately $3.0 million of technology acquired from 3D/Eye during the first quarter of fiscal year 1998 also represented the value of in-process research and development that had not yet reached technological feasibility and had no alternative future use. The $55.1 million and the $3.0 million were charged to operations in the first quarter of fiscal year 1998.

  Litigation accrual reversal. Autodesk recorded a $25.5 million nonrecurring charge during fiscal year 1995 on a claim of trade-secret misappropriation brought by Vermont Microsystems, Inc. ("VMI"). As of the end of the first quarter of fiscal year 1999, the total amount accrued related to the initial judgment plus accrued interest was approximately $29.3 million. Autodesk appealed this decision, and in May 1998, final judgment was entered in the VMI litigation and a corresponding final payment of approximately $8.4 million was made to VMI. During the quarter ended July 31, 1998, Autodesk recognized $18.2 million and $2.7 million to operating income and interest income, respectively, to reflect the remaining unutilized litigation and related interest accruals.

  Interest and other income. Interest and other income for the six months ended July 31, 1998 was $8.6 million as compared to $4.8 million for the same period in the prior fiscal year. The increase is largely due to the interest portion of the VMI settlement (see Note 3 to the Autodesk Condensed Consolidated Financial Statements) and the net gain on the disposition of one of Autodesk's business units.

  Provision for income taxes. Autodesk's effective income tax rate, excluding the one-time charge for acquired in-process research and development, was 34.0 percent for the first half of fiscal year 1999 as compared to 36.0 percent for the same period in the prior fiscal year. The decrease in the effective income tax rate was due to incremental tax benefits associated with Autodesk's foreign sales corporation and foreign earnings that are taxed at rates different than the US statutory rate. The $1.6 million benefit from the $29 million charge for in-process research and development associated with the acquisition of certain assets from Genius is less than the U.S. statutory rate as a portion of it will not be deductible for US tax purposes. Additionally, a valuation allowance has been established for a portion of the deferred tax asset which is deductible for US tax purposes over an extended period of time.


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  Autodesk's United States income tax returns for fiscal years ended January
31, 1992 through 1996, are under examination by the IRS. On August 27, 1997, the IRS issued a Notice of Deficiency proposing increases to the amount of Autodesk's federal income taxes for fiscal years 1992 and 1993. On November 25, 1997, Autodesk filed a petition with the United States Tax Court to contest these alleged tax deficiencies. Resolution of these alleged tax deficiencies and any adjustments that may ultimately result from these examinations are not expected to have a material adverse impact on the Autodesk's consolidated results of operations or its financial position.

FISCAL YEARS ENDED JANUARY 31, 1998, 1997 AND 1996

  Net Revenues. Autodesk's consolidated net revenues in fiscal year 1998 were $617.1 million, which represented a 24.2 percent increase from fiscal year 1997 net revenues of $496.7 million. Revenues in the Americas and Europe increased $101.0 million or 54 percent and $19.3 million or 10 percent, respectively, from the prior fiscal year, while remaining flat in Asia Pacific. These increases were due largely to higher sales of AutoCAD software, Autodesk's flagship product, and significant growth in Autodesk's market group revenues. The most recent release of AutoCAD software, AutoCAD Release 14 ("AutoCAD R14"), was released in the United States in May 1997 and in most other regions shortly thereafter. Also contributing to the increased revenues in fiscal year 1998 were revenues contributed by Softdesk, Inc., which was acquired by Autodesk in March 1997. Net revenues in fiscal year 1997 decreased 7 percent from the $534.2 million posted in fiscal year 1996, reflecting primarily slowdowns in the US dealer channel, Germany, Switzerland, and France. The lower fiscal 1997 revenues reflected slowing sales of AutoCAD and AutoCAD update software as the then most recent version of the product, Release 13, entered the end of its product life cycle.

  AutoCAD and AutoCAD updates represented approximately 70 percent, 70 percent, and 80 percent of total consolidated revenues in fiscal years 1998, 1997, and 1996, respectively. During fiscal year 1998, approximately 244,000 new AutoCAD licenses were added worldwide, compared to 207,000 and 233,000 licenses added during fiscal years 1997 and 1996, respectively. AutoCAD upgrade revenues were $108 million, $45 million, and $49 million in fiscal years 1998, 1997, and 1996, respectively.

  Foreign revenues, including exports from the United States, accounted for approximately 58 percent, 65 percent, and 64 percent of consolidated revenues in fiscal years 1998, 1997, and 1996, respectively. The stronger value of the US dollar, relative to international currencies, primarily the Japanese yen and German mark, negatively affected international revenues by approximately $30 million in fiscal year 1998 compared to fiscal year 1997 and $17 million in fiscal year 1997 compared to fiscal year 1996. Fluctuations in foreign exchange rates positively impacted international operating expenses by $11 million in fiscal year 1998, and did not materially impact operating expenses in fiscal years 1997 and 1996. A summary of revenues by geographic area is presented in Note 9 to the Autodesk Consolidated Financial Statements.

  Autodesk records product returns as a reduction of revenues. In fiscal years 1998, 1997, and 1996, product returns, consisting principally of stock rotation, totaled $35.4 million, $44.3 million, and $51.2 million (or
6 percent, 9 percent, and 9 percent of total consolidated revenues, respectively). Total product returns decreased $8.9 million from fiscal year 1997 to fiscal year 1998 due largely to continued management focus on the level of inventories with Autodesk's resellers, sell-through sales activities and programs in Autodesk's distribution channel, and fewer returns associated with AutoCAD R14 compared to the prior version. Returns of AutoCAD products accounted for 40 percent, 61 percent, and 79 percent of total product returns in fiscal years 1998, 1997, and 1996, respectively. The lower level of product returns in fiscal year 1998 compared to fiscal years 1997 and 1996 reflected a lower level of product rotation that had previously been associated with performance issues relating to AutoCAD Release 13 and customers' perception issues associated with this product.

  The nature and technical complexity of Autodesk's software is such that defect corrections have occurred in the past and may occur in future releases of AutoCAD and other products offered by Autodesk. As is the case with most complex software, Autodesk has experienced performance issues with previous releases of its

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AutoCAD software, and performance issues could occur in future releases of
AutoCAD and other products offered by Autodesk.

  Delays in the introduction of planned future product releases, or failure to achieve significant customer acceptance of these new products, may have a material adverse effect on Autodesk's revenues and consolidated results of operations in future periods. Additionally, slowdowns in any of Autodesk's geographical markets, including the recent economic instability in certain countries of the Asia Pacific region, could also have a material adverse effect on Autodesk's business and consolidated results of operations. The foregoing forward-looking information is based upon Autodesk's current expectations. Actual results could differ materially for the reasons noted and due to other risks, including, but not limited to, those mentioned above and otherwise discussed under "--Certain Risk Factors Which May Impact Future Operating Results."

  Cost of Revenues. Cost of revenues includes the purchase of disks and compact disks (CD-ROMs), costs associated with transferring Autodesk's software to electronic media, printing of user manuals and packaging materials, freight, royalties, amortization of purchased technology and capitalized software, and, in certain foreign markets, software protection locks. When expressed as a percentage of net revenues, cost of revenues decreased approximately 1 percent in fiscal year 1998 as compared to the prior fiscal year. Gross margins in fiscal year 1998 were positively impacted by continued operational efficiencies, lower royalties for licensed technology embedded in Autodesk's products, and the geographic distribution of sales. The one-half of 1 percent decrease in gross margins between fiscal year 1996 and 1997 was largely due to the mix of product sales, particularly the fact that a smaller portion of revenues was contributed by AutoCAD and a larger portion was contributed by AutoCAD LT, and, to a lesser extent, the impact of increased fixed costs on a lower net revenue base. In the future, cost of revenues as a percentage of net revenues may be impacted by the mix of product sales, royalty rates for licensed technology embedded in Autodesk's products, and the geographic distribution of sales.

  Marketing and Sales. Marketing and sales expenses include salaries, sales commissions, travel, and facility costs for Autodesk's marketing, sales, dealer training, and support personnel. These expenses also include programs aimed at increasing revenues, such as advertising, trade shows, and expositions, as well as various sales and promotional programs designed for specific sales channels and end users. When expressed as a percentage of net revenues, marketing and sales expenses decreased from 40 percent in fiscal year 1997 to 38 percent in fiscal year 1998. Actual fiscal year 1998 marketing and sales expenses of $237.1 million increased by 19 percent from the $199.9 million of expense incurred in the prior fiscal year. The increase in spending was largely due to higher employee costs and increases in advertising and promotional costs associated with the launch of AutoCAD Release 14 during the second quarter and other new and enhanced products released throughout the year. Fiscal year 1997 marketing and sales expenses of $199.9 million increased 9 percent over fiscal year 1996 expenses of $183.6 million due to higher employee costs as well as marketing and sales costs associated with the launch of certain new products introduced by Autodesk's market groups during fiscal year 1997. Autodesk expects to continue to invest in marketing and sales of its products, to develop market opportunities, and to promote Autodesk's competitive position. Accordingly, Autodesk expects marketing and sales expenses to continue to be significant, both in absolute dollars and as a percentage of net revenues.

  Research and Development. Research and development expenses consist primarily of salaries and benefits for software engineers, contract development fees, expenses associated with product translations, costs of computer equipment used in software development, and facilities expenses. During fiscal years 1998, 1997, and 1996, Autodesk incurred $122.4 million, $93.7 million, and $78.7 million, respectively, of research and development expenses (excluding capitalized software development costs of $2.2 million during fiscal year 1998; no software development costs were capitalized during fiscal years 1997 and 1996). Research and development expenses increased both in absolute dollars and as a percentage of net revenues in fiscal year 1998 due to the addition of software engineers, expenses associated with the development of new and enhanced products, and incremental research and development personnel expenses associated with the March 1997 business combination with Softdesk. The increase in research and development expenses between fiscal years 1996 and 1997 was due to the addition of software engineers and fiscal year 1997 business combinations. Autodesk anticipates that

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research and development expenses will increase in fiscal year 1999 as a result of product development efforts by Autodesk's market groups and incremental personnel costs. Additionally, Autodesk intends to continue recruiting and hiring experienced software developers and to consider the licensing and acquisition of complementary software technologies and businesses.

  General and Administrative. General and administrative expenses include Autodesk's information systems, finance, human resources, legal, purchasing, and other administrative operations. Fiscal year 1998 general and administrative expenses of $83.3 million increased 12 percent from the $74.3 million recorded in the prior fiscal year, primarily due to higher employee-related costs and amortization expense associated with intangible assets recorded in connection with the acquisition of Softdesk, Inc. Fiscal year 1997 general and administrative expenses decreased 2 percent from fiscal year 1996 spending of $76.1 million reflecting lower professional fees, partially offset by increased expenses to maintain and expand Autodesk's worldwide information systems. Autodesk currently expects that general and administrative expenses in the coming year will increase to support spending on infrastructure, including continued investment in Autodesk's worldwide information systems and making any additional corrections to Autodesk's hardware, software, and products for compliance in the year 2000.

  Nonrecurring Charges. Nonrecurring charges represent charges for purchased in-process research and development associated with Autodesk's acquisition of Softdesk, Inc. ($55.1 million) and licensing of 3D/Eye technology ($3.0 million) in fiscal year 1998 and acquisitions of Teleos Research ($3.2 million) and Argus Technologies, Inc. ($1.5 million) in fiscal year 1997. For additional information, see "Business Combinations" in Note 1 of the Autodesk Consolidated Financial Statements.

  As discussed in Note 4 to the Autodesk Consolidated Financial Statements, a $25.5 million judgment was entered against Autodesk in fiscal year 1995 on a claim of trade secret misappropriation brought by Vermont Microsystems, Inc. ("VMI"). Autodesk recorded this nonrecurring charge in the fourth quarter of fiscal year 1995. Autodesk appealed and a reduced judgment was entered against Autodesk in February 1998 in the amount of $7.8 million. In May 1998, final judgment was entered in the VMI litigation. See Notes to the Autodesk Interim Unaudited Financial Statements as of July 31, 1998.

  Interest and Other Income. Interest income was $9.8 million, $8.8 million, and $10.6 million for fiscal years 1998, 1997, and 1996, respectively. The increase in fiscal year 1998 interest income over fiscal year 1997 interest income was largely due to an increase in average cash, cash equivalents, and marketable securities balances. The decrease in fiscal year 1997 interest income from the prior fiscal year resulted from a lower average balance of cash, cash equivalents, and marketable securities, partially offset by higher interest rates on Autodesk's international investment portfolio when compared to the same period in the prior fiscal year. Interest and other income for fiscal years 1998, 1997, and 1996 was net of interest expense of $0.2 million, $1.8 million, and $1.8 million, respectively.

  Autodesk has a hedging program to minimize foreign exchange gains or losses, where possible, from recorded foreign-denominated assets and liabilities. This program involves the use of forward foreign exchange contracts in the primary European and Asian currencies. Autodesk does not hedge anticipated foreign-denominated revenues and expenses not yet incurred. Gains (losses) resulting from foreign currency transactions primarily in Europe and Asia Pacific, which are included in interest and other income, were ($68,000), ($197,000), and $554,000 in fiscal years 1998, 1997, and 1996, respectively.

  Provision for Income Taxes. Autodesk's effective income tax rate, excluding one-time charges for acquired in-process research and development associated with the March 1997 acquisition of Softdesk, Inc. and fiscal year 1997 acquisitions, was 36.0 percent in fiscal year 1998 compared to 35.5 percent and 36.5 percent in fiscal years 1997 and 1996, respectively. The increase in the effective income tax rate in fiscal year 1998 compared to fiscal year 1997 was principally due to the amortization of certain intangible assets not deductible for tax purposes and foreign earnings which are taxed at rates different from the US statutory rate. The decrease in the tax rate between fiscal years 1997 and 1996 was due largely to a decrease in Autodesk's effective state income tax rate.

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See Note 3 to the Autodesk Consolidated Financial Statements for an analysis of the differences between the US statutory and the effective income tax rates.

  Autodesk's United States income tax returns for fiscal years ended January 31, 1992 through 1996 are under examination by the Internal Revenue Service. On August 27, 1997, the Internal Revenue Service issued a Notice of Deficiency proposing increases to the amount of Autodesk's United States income taxes for fiscal years 1992 and 1993. On November 25, 1997, Autodesk filed a petition with the United States Tax Court to contest these alleged tax deficiencies. Management believes that adequate amounts have been provided for any adjustments that may ultimately result from these examinations.

  Recently Issued Accounting Standards. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements and which is required to be adopted by Autodesk beginning in its fiscal year 1999. Additionally, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas, and major customers. SFAS 131 will first be reflected in Autodesk's fiscal year 1999 Annual Report and will apply to both annual and interim financial reporting subsequent to this date. Autodesk is currently evaluating the impact of SFAS 130 and SFAS 131 on its financial disclosures.

  In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), which supersedes SOP 91-1. SOP 97-2 will be effective beginning in fiscal year 1999. In March 1998, the AICPA issued Statement of Position 98-4 ("SOP 98-4"), which amends certain provisions of SOP 97-2. Autodesk believes it is in compliance with the provisions of SOP 97-2 as amended by SOP 98-4. However, detailed implementation guidelines for this standard have not been issued. Once issued, such guidance could lead to unanticipated changes in Autodesk's current revenue recognition practices and such changes could be material to Autodesk's results of operations.

  In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. Autodesk is required to adopt this standard in fiscal year 2000 and is currently evaluating the impact that its adoption will have on the consolidated financial position and results of operations of Autodesk.

CERTAIN RISK FACTORS WHICH MAY IMPACT FUTURE OPERATING RESULTS

  Autodesk operates in a rapidly changing environment that involves a number of risks, some of which are beyond Autodesk's control. The following discussion highlights some of these risks and the possible impact of these factors on future results of operations.

  Competition. The software industry has limited barriers to entry, and the availability of desktop computers with continually expanding capabilities at progressively lower prices contributes to the ease of market entry. Because of these and other factors, competitive conditions in the industry are likely to intensify in the future. Increased competition could result in price reductions, reduced revenues and profit margins, and loss of market share, any of which could adversely affect Autodesk's business, consolidated results of operations, and financial condition. The design software market in particular is characterized by vigorous competition in each of the vertical markets in which Autodesk competes, both by entry of competitors with innovative technologies and by consolidation of companies with complementary products and technologies.

  The AEC family of products competes directly with software offered by companies such as Bentley Systems, Inc. ("Bentley"); Computervision Corporation (a subsidiary of Parametric Technologies, Inc.)

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("Computervision"); CADAM Systems Company, Inc.; Diehl Graphsoft, Inc.;
EaglePoint Software; International Microcomputer Software, Inc. ("IMSI"); Intergraph Corporation; Ketiv Technologies; Nemetschek Systems, Inc.; and Visio Corporation ("Visio"). Autodesk's MCAD products compete with products offered by Bentley; Visionary Design Systems; Hewlett-Packard Corporation; Parametric Technologies, Inc.; Structural Dynamics Research Corporation; Unigraphics; Computervision; Dassault Systemes ("Dassault"); Solidworks Corporation (a subsidiary of Dassault); and Baystate Technologies, Inc. Autodesk's GIS Market Group faces competition from Bentley; Intergraph; MapInfo Corporation; Earth Sciences Research Institute ("ESRI"); and MCI Systemhouse. Kinetix product offerings compete with products offered by other multimedia companies such as Adobe Systems Inc.; Macromedia, Inc.; and Silicon Graphics, Inc. The Personal Solutions Group family of products competes with; IMSI; The Learning Company; Visio; Micrografx Inc. and others. Certain of the competitors of Autodesk have greater financial, technical, sales and marketing, and other resources than Autodesk.

  Autodesk believes that the principal factors affecting competition in its markets are product reliability, performance, ease of use, range of useful features, continuing product enhancements, reputation, price and training. In addition, the availability of third-party application software is a competitive factor within the CAD market. Autodesk believes that it competes favorably in these areas and that its competitive position will depend, in part, upon its continued ability to enhance existing products, and to develop and market new products.

  In April 1998, Autodesk received notice that the FTC has undertaken a nonpublic investigation of its business practices. The FTC has not made any claims or allegations regarding Autodesk's current business practices or policies, nor have any charges been filed. Autodesk intends to cooperate fully with the FTC in its inquiry. Autodesk does not believe that the investigation will have a material impact on its business or consolidated results of operations.

  Fluctuations in Quarterly Operating Results. Autodesk has experienced fluctuations in operating results in interim periods in certain geographic regions due to seasonality. Autodesk's operating results in Europe during the third fiscal quarter are usually impacted by a slow summer period while the Asia Pacific operations typically experience seasonal slowing in the third and fourth fiscal quarters.

  The technology industry is particularly susceptible to fluctuations in operating results within a quarter. While Autodesk experienced more linear operating results within fiscal year 1998 compared to prior years, historically the majority of Autodesk's orders within a fiscal quarter have frequently been concentrated within the last weeks or days of that quarter. These fluctuations are caused by a number of factors, including the relatively long sales cycle of some of Autodesk's products, the timing of the introduction of new products by Autodesk or its competitors, and other economic factors experienced by Autodesk's customers and the geographic regions in which Autodesk does business. Additionally, Autodesk's operating expenses are based in part on its expectations for future revenues and are relatively fixed in the short term. Accordingly, any revenue shortfall below expectations could have an immediate and significant adverse effect on Autodesk's consolidated results of operations and financial condition.

  Similarly, shortfalls in Autodesk's revenues or earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of Autodesk's common stock. Moreover, Autodesk's stock price is subject to the volatility generally associated with technology stocks and may also be affected by broader market trends unrelated to performance.

  Product Concentration. Autodesk derives a substantial portion of its revenues from sales of AutoCAD software, AutoCAD updates, and adjacent products which are interoperable with AutoCAD. As such, any factor adversely affecting sales of AutoCAD and AutoCAD updates, including such factors as product life cycle, market acceptance, product performance and reliability, reputation, price competition, and the availability of third-party applications, could have a material adverse effect on Autodesk's business and consolidated results of operations.

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  In April 1998, Autodesk received notice that the FTC has undertaken a nonpublic investigation of its business practices. The FTC has not made any claims or allegations regarding Autodesk's current business practices or policies, nor have any charges been filed. Autodesk intends to cooperate fully with the FTC in its inquiry. Autodesk does not believe that the investigation will have a material impact on its business or consolidated results of operations.

  Product Development and Introduction. The software industry is characterized by rapid technological change as well as changes in customer requirements and preferences. The software products offered by Autodesk are internally complex and, despite extensive testing and quality control, may contain errors or defects ("bugs"), especially when first introduced. In fiscal year 1996, Autodesk experienced quality and performance issues associated with AutoCAD Release 13, including issues related to compatibility with certain hardware platforms and peripheral equipment, interoperability problems with products designed to work in conjunction with AutoCAD Release 13, and other issues associated with the software's object-oriented design. These factors resulted in a high rate of product returns in fiscal year 1996. There can be no assurance that defects or errors will not occur in future releases of AutoCAD or other software products offered by Autodesk. Such defects or errors could result in corrective releases to Autodesk's software products, damage to Autodesk's reputation, loss of revenues, an increase in product returns, or lack of market acceptance of its products, any of which could have a material and adverse effect on Autodesk's business and consolidated results of operations.

  Autodesk believes that its future results will depend largely upon its ability to offer products that compete favorably with respect to reliability, performance, ease of use, range of useful features, continuing product enhancements, reputation, price and training. Delays or difficulties may result in the delay or cancellation of planned development projects, and could have a material and adverse effect on Autodesk's business and consolidated results of operations. Further, increased competition in the market for design, mapping, or multimedia software products could also have a negative impact on Autodesk's business and consolidated results of operations. More specifically, gross margins may be adversely affected if sales of low-end CAD products, which historically have had lower margins, grow at a faster rate than Autodesk's higher-margin products.

  Certain of Autodesk's historical product development activities have been performed by independent firms and contractors, while other technologies are licensed from third parties. Autodesk generally either owns or licenses the software developed by third parties. Because talented development personnel are in high demand, there can be no assurance that independent developers, including those who have developed products for Autodesk in the past, will be able to provide development support to Autodesk in the future. Similarly, there can be no assurance that Autodesk will be able to obtain and renew license agreements on favorable terms, if at all, and any failure to do so could have a material adverse effect on Autodesk's business and consolidated results of operations.

  Autodesk's business strategy has historically depended in large part on its relationships with third-party developers, who provide products that expand the functionality of Autodesk's design software. There can be no assurance that certain developers will not elect to support other products or otherwise experience disruption in product development and delivery cycles. Such disruption in particular markets could negatively impact these third-party developers and end users, which could have a material adverse effect on Autodesk's business and consolidated results of operations. Further, increased merger and acquisition activity currently experienced in the technology industry could affect relationships with other third-party developers, and thus adversely affect operating results.

  International Operations. Autodesk anticipates that international operations will continue to account for a significant portion of its consolidated revenues. Risks inherent in Autodesk's international operations include the following: unexpected changes in regulatory practices and tariffs; difficulties in staffing and managing foreign operations; longer collection cycles; potential changes in tax laws; greater difficulty in protecting intellectual property; and the impact of fluctuating exchange rates between the US dollar and foreign currencies in markets where Autodesk does business. During fiscal year 1998, changes in exchange rates from the same period of the prior fiscal year adversely impacted revenues, principally due to changes in the Japanese yen and the German

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mark. As more fully described in Note 2 to the Autodesk consolidated financial statements, Autodesk's risk management strategy uses derivative financial instruments in the form of forward foreign exchange contracts for the purpose of hedging foreign currency market exposures of underlying assets, liabilities, and other obligations which exist as a part of its ongoing business operations. Autodesk does not enter into derivative contracts for the purpose of trading or speculative transactions. Autodesk's international results may also be impacted by general economic and political conditions in these foreign markets. Autodesk's international results have been impacted by recent unfavorable economic and political conditions in the Asian markets. There can be no assurance that the economic crisis and currency issues currently being experienced will not have a material adverse effect on Autodesk's future international operations and, consequently, on Autodesk's business and consolidated results of operations.

  Dependence on Distribution Channels. Autodesk sells its software products primarily to distributors and resellers (value-added resellers, or "VARs"). Autodesk's ability to effectively distribute products depends in part upon the financial and business condition of its VAR network. Although Autodesk has not to date experienced any material problems with its VAR network, computer software dealers and distributors are typically not highly capitalized and have experienced difficulties during times of economic contraction and may do so in the future. While no single customer accounted for more than 10 percent of Autodesk's consolidated revenues in fiscal years 1998, 1997, or 1996, the loss of or a significant reduction in business with any one of Autodesk's major international distributors or large US resellers could have a material adverse effect on Autodesk's business and consolidated results of operations in future periods. Autodesk's largest international distributor is Computer 2000 AG in Germany. Autodesk's largest resellers in the United States are Avatech, Advanced Enterprise Solutions and Integrated Systems Technologies.

  Product Returns. With the exception of certain European distributors, agreements with Autodesk's VARs do not contain specific product-return privileges. However, Autodesk permits its VARs to return product in certain instances, generally during periods of product transition and during update cycles. While Autodesk experienced a decrease in the overall level of product returns in fiscal year 1998 compared to fiscal years 1997 and 1996, management anticipates that product returns in future periods will continue to be impacted by product update cycles, new product releases, and software quality.

  Autodesk establishes reserves, including reserves for stock balancing and product rotation, based on estimated future returns of product and after taking into account channel inventory levels, the timing of new product introductions, and other factors. While Autodesk maintains strict measures to monitor channel inventories and to provide appropriate reserves, actual product returns may differ from Autodesk's reserve estimates, and such differences could be material to Autodesk's consolidated financial statements.

  Intellectual Property. Autodesk relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures, and contractual provisions to protect its proprietary rights. Despite such efforts to protect Autodesk's proprietary rights, unauthorized parties may attempt to copy aspects of Autodesk's software products or to obtain and use information that Autodesk regards as proprietary. Policing unauthorized use of Autodesk's software products is time-consuming and costly. Although Autodesk is unable to measure the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. There can be no assurance that Autodesk's means of protecting its proprietary rights will be adequate or that its competitors will not independently develop similar technology. Autodesk expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in its industry segments grows and the functionality of products in different industry segments overlaps. There can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted against Autodesk or that any such assertions will not have a material adverse effect on its business. Any such claims, whether with or without merit, could be time-consuming, result in costly litigation and diversion of resources, cause product shipment delays, or require Autodesk to enter into royalty or licensing agreements. In addition, such royalty or license agreements, if required, may not be available on acceptable terms, if at all, which could have a material adverse effect on Autodesk's business and consolidated results of operations.

  Autodesk also relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in its products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available on commercially reasonable terms, or that the software will be appropriately supported, maintained, or enhanced by the licensors. The loss of licenses to, or inability to support, maintain, and enhance any such software, could result in increased costs, or in delays or reductions in product shipments until equivalent software could be developed, identified, licensed, and integrated, which could have a material adverse effect on Autodesk's business and consolidated results of operations.

  Risks Associated with Acquisitions and Investments. Autodesk periodically acquires or invests in businesses, software products, and technologies which are complementary to Autodesk's business through strategic alliances, debt and equity investments, joint ventures, and the like. The risks associated with such acquisitions or investments include, among others, the difficulty of assimilating the operations and personnel of the companies, the failure to realize anticipated synergies, and the diversion of management's time and attention. In addition, such investments and acquisitions may involve significant transaction-related costs. There can be no assurance that Autodesk will be successful in overcoming such risks or that such investments and acquisitions will not have a material adverse impact on Autodesk's business, financial condition, or results of operations. In addition, such investments and acquisitions may contribute to potential fluctuations in quarterly results of operations due to merger-related costs and charges associated with eliminating redundant expenses or write-offs of impaired assets recorded in connection with acquisitions, any of which could negatively impact results of operations for a given period or cause lack of linearity quarter to quarter in Autodesk's operating results or financial condition.

  During the first quarter of fiscal year 1998, Autodesk completed its acquisition of all of the outstanding stock of Softdesk, Inc. Autodesk continues to integrate the operations acquired in the Softdesk merger with its own. There can be no assurance that the anticipated benefits of the Softdesk merger and any future mergers or acquisitions will be realized.

  Attraction and Retention of Employees. The continued growth and success of Autodesk depends significantly on the continued service of highly skilled employees. Competition for these employees in today's marketplace, especially in the technology industries, is intense. Autodesk's ability to attract and retain employees is dependent on a number of factors including its continued ability to grant stock incentive awards, which are described in more detail in
Note 6 to the Autodesk consolidated financial statements. There can be no assurance that Autodesk will be successful in continuing to recruit new personnel and to retain existing personnel. The loss of one or more key employees or Autodesk's inability to maintain existing employees or recruit new employees could have a material adverse impact on Autodesk. In addition, Autodesk may experience increased compensation costs to attract and retain skilled personnel.

  Impact of Year 2000. Some of the computer programs used by Autodesk in its internal operations rely on time-sensitive software that was written using two digits rather than four to identify the applicable year. These programs may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Additionally, as Autodesk is in the business of software production, year 2000 issues may affect Autodesk's products which are being sold externally.

  Autodesk launched a six-phase year 2000 compliance program in the third quarter of fiscal year 1998. The first and second phases, respectively, included conducting preliminary and detailed assessments of vendor hardware and software to determine Autodesk's overall exposure to the year 2000 issue. The third phase included implementing a year 2000-compliant procurement process and testing the current desktop operating environment. These three phases were complete as of the end of fiscal year 1998 and cost approximately $500,000. These costs have been charged to expense as incurred.

  The fourth phase of the compliance program involves determining a working plan, including defining the future analyses needed, the scope, and total budget for required compliance actions. The fifth phase involves the repair or replacement of any noncompliant hardware or software currently purchased or developed internally. The sixth and final phase will involve a final systems check to ensure that all hardware and software in use by Autodesk is compliant. Autodesk expects to spend between $5 million and $6 million during fiscal year 1999 to complete phases four, five, and six. Of the total cost, Autodesk plans to capitalize up to $1.7 million as it relates primarily to the purchase of new software. The remaining $3.3 million to $4.3 million relates to modifying existing software and will be expensed as incurred in accordance with EITF 96-14, "Accounting for the Costs Associated with Modifying Computer Software for the Year 2000." There can be no assurance, however, that there will not be a delay in the completion of these procedures or that the cost of such procedures will not exceed original estimates, either of which could have a material adverse effect on future results of operations.

  In addition to correcting the business and operating systems used by Autodesk in the ordinary course of business as described above, Autodesk has also reviewed all products it produces internally for sale to third parties to determine compliance of its products. Products either have been found to be compliant or are currently being tested for compliance. However, many Autodesk products run on computer hardware and operating systems produced and sold by third-party vendors. There can be no assurance that these computer hardware and operating systems will be converted in a timely manner, and any failure in this regard may cause Autodesk products not to function as designed. Any future costs associated with ensuring that Autodesk's products are compliant with the year 2000 are not expected to have a material impact on Autodesk's results of operations or financial position. Autodesk anticipates that all compliance procedures will be completed before the beginning of Autodesk's fiscal year 2000, which begins February 1, 1999.

LIQUIDITY AND CAPITAL RESOURCES

  Cash, cash equivalents, and marketable securities, which consist primarily of high-quality municipal bonds, tax-advantaged money market instruments, and US treasury bills, totaled $301.3 million at January 31, 1998, compared to $286.3 million at January 31, 1997. The $15.0 million increase in cash, cash equivalents, and marketable securities was due primarily to cash generated from operations ($158.6 million) and cash proceeds from the issuance of shares through employee stock option and stock purchase programs ($80.1 million). This increase was partially offset by cash used to repurchase shares of Autodesk's common stock ($174.9 million), to acquire complementary software technologies and businesses ($19.8 million), to purchase computer equipment, furniture, and leasehold improvements ($15.0 million), and to pay dividends on Autodesk's common stock ($11.3 million).

  During fiscal years 1998, 1997, and 1996, Autodesk repurchased and retired a total of 2,332,500, 1,659,500, and 2,671,000 shares of Autodesk Common Stock at average repurchase prices of $38.39, $32.44, and $40.43, respectively, pursuant to an ongoing and systematic repurchase plan ("Systematic Plan") approved by Autodesk Board to reduce the dilutive effect of common shares to be issued under Autodesk's employee stock plans. In December 1997, the Autodesk Board authorized the purchase of an additional 4 million shares under the Systematic Plan.

  In August 1996, Autodesk announced another stock repurchase program under which Autodesk may purchase up to 5 million shares of Autodesk Common Stock in open market transactions as market and business conditions warrant -- the "Supplemental Plan." In December 1997, the Autodesk Board authorized the purchase of an additional 5 million shares under the Supplemental Plan. Autodesk may also utilize equity options as part of the Supplemental Plan.

  In connection with the Supplemental Plan, Autodesk sold put warrants to an independent third party in September 1996 and purchased call options from the same independent third party. The premiums received with respect to the equity options equaled the premiums paid. Consequently, there was no exchange of cash. Autodesk exercised the call options, repurchasing 2,000,000 shares of Autodesk Common Stock during the third quarter of fiscal year 1998 for $51 million. The put warrants expired unexercised in September 1997 and were reclassified from put warrants to stockholders' equity during the third quarter of fiscal year 1998. For additional information, see
Note 7 to the Autodesk consolidated financial statements. In addition to the exercise of the call options in fiscal year 1998, Autodesk repurchased an additional 1,000,000 shares in the open market at an average per share repurchase price of $34.37. During fiscal year 1997, Autodesk repurchased 557,500 shares of Autodesk Common Stock at an average per share repurchase price of $24.09 subject to the Supplemental Plan.

  In December 1997, Autodesk sold put warrants to an independent third party that entitle the holder of the warrants to sell 1.5 million shares of Autodesk Common Stock at $38.12 per share. Additionally, Autodesk purchased call options from the same independent third party that entitle Autodesk to buy 1 million shares at $39.88 per share. The premiums received with respect to the equity options totaled $4.5 million and equaled the premiums paid. Consequently, there was no exchange of cash. The outstanding put warrants at January 31, 1998, permitted a net share settlement at Autodesk's option. As a result, the transaction did not result in a put warrant liability on the consolidated balance sheet.

  Autodesk has an unsecured $40 million bank line of credit, of which $20 million is guaranteed, that may be used from time to time to facilitate short-term cash flow. At January 31, 1998, there were no borrowings outstanding under this credit agreement, which expires in January 1999.

  Autodesk's principal commitments at January 31, 1998, consisted of obligations under operating leases for facilities. For additional information, see Note 5 to the Autodesk Consolidated Financial Statements.

  Longer-term cash requirements, other than normal operating expenses, are anticipated for development of new software products and enhancement of existing products; financing anticipated growth; dividend payments; repurchases of Autodesk Common Stock; and the acquisition of businesses, software products, or technologies complementary to Autodesk's business. Autodesk believes that its existing cash, cash equivalents, marketable securities, available line of credit, and cash generated from operations will be sufficient to satisfy its currently anticipated cash requirements.

                        AUTODESK MANAGEMENT, EXECUTIVE
                    COMPENSATION AND PRINCIPAL STOCKHOLDERS

AUTODESK MANAGEMENT

  The following sets forth certain information regarding the executive officers and directors of Autodesk as of August 31, 1998:

          NAME           AGE                         POSITION
          ----           ---                         --------
Carol A. Bartz (1)......  50 Chairman of the Board and Chief Executive Officer
Eric B. Herr............  50 President and Chief Operating Officer
Joseph H. Astroth,        43 Vice President, GIS Market Group
 Ph.D...................
Carl Bass...............  41 Vice President, Engineering and Chief Technical Officer
Steve Cakebread.........  46 Vice President and Chief Financial Officer
Dominic J. Gallello.....  43 Vice President, Mechanical CAD Market Group
Stephen McMahon.........  57 Vice President, Human Resources and Facilities
Tom Norring.............  52 Vice President, Asia Pacific
Michelle Pharr..........  49 Vice President, the Americas
Marcia K. Sterling......  54 Vice President, Business Development and General Counsel
Godfrey R. Sullivan.....  45 Vice President, Personal Solutions Group
Michael E. Sutton.......  53 Vice President, Europe/Middle East/Africa
Mark A. Bertelsen (3)...  54 Director
Crawford W. Beveridge     52 Director
 (1)(2).................
J. Hallam Dawson (3)....  61 Director
Paul S. Otellini (2)....  47 Director
Mary Alice Taylor (3)...  48 Director
Morton Topfer (1)(2)....  61 Director

--------
(1) Member of the Nominating Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

  CAROL A. BARTZ joined Autodesk in April 1992 and has served as Chief Executive Officer and Chairman of the Board since May 1992. Ms. Bartz served as President from May 1992 through September 1996. Ms. Bartz is a director of AirTouch Communications, Inc., Network Appliance, Inc., and BEA Systems, Inc.

  ERIC B. HERR has been Autodesk's President and Chief Operating Officer since September 1996, having also served as the Acting Vice President, AEC Market Group, from September 1996 through March 1997. Mr. Herr served as the Chief Financial Officer from the time he joined Autodesk in May 1992 until September 1996. From December 1992 through January 1995, Mr. Herr served as Vice President, Emerging Businesses. From January 1995 to May 1995, Mr. Herr served as Vice President, Finance and Administration.

  DR. JOSEPH H. ASTROTH has served as Vice President, GIS Market Group, since joining Autodesk in January 1996. From September 1989 through December 1995, Dr. Astroth held various positions with Graphic Data Systems Corporation including Director, Environmental Market Group, from January 1993 to June 1994, and Vice President of Product Management, Engineering, from June 1994 to December 1995.

  CARL BASS was named Vice President of Engineering in October 1997. He was named Chief Technical Officer in December 1996. From November 1995 to December 1996, Mr. Bass served as a Senior Technical Fellow for the AutoCAD family of products. Mr. Bass served as Chief Architect for AutoCAD from September 1993 to October 1995. Before joining Autodesk, Mr. Bass was cofounder and Chief Technical Officer of Ithaca Software from May 1986 to August 1993.

  STEVE CAKEBREAD joined Autodesk in April 1997 as Vice President and Chief Financial Officer. From April 1993 through March 1997 he served as Vice President, Finance World Trade Corporation at Silicon Graphics.

Mr. Cakebread held various finance and general management positions at Hewlett-Packard from January 1972 through March 1993.

  DOMINIC J. GALLELLO has served as Vice President, MCAD Market Group, since January 1995. Mr. Gallello served as Vice President, Asia Pacific, from the time he joined Autodesk in October 1992 until July 1996. From February 1995 to August 1995, Mr. Gallello served as Acting Vice President, MCAD Market Group.

  STEPHEN MCMAHON has served as Vice President, Human Resources, since joining Autodesk in July 1992. From July 1987 to July 1992, Mr. McMahon served as Senior Director, Human Resources, for Apple Computer, Inc.

  TOM NORRING has served as Vice President, Asia Pacific, since joining Autodesk in June 1996. Prior to joining Autodesk, Mr. Norring served as Vice President of Asia Pacific and Latin America and in a variety of international management positions for Hitachi Data Systems from 1978 to 1996.

  MICHELLE PHARR was appointed Vice President, the Americas, in October 1997. Ms. Pharr joined Autodesk in November 1995 as Regional Director of the Western Region of the United States. Before joining Autodesk, Ms. Pharr was the Director of Western Operations at Aspect Development from July 1993 to November 1995.

  MARCIA K. STERLING joined Autodesk in October 1995 as Vice President, Business Development and General Counsel. From September 1982 to October 1995, she practiced corporate and securities law at Wilson Sonsini Goodrich & Rosati, where she was a member.

  GODFREY R. SULLIVAN was named Vice President, Personal Solutions Group, in September 1997. Mr. Sullivan served as Vice President, the Americas, since joining Autodesk in October 1992 and as Acting Vice President, AEC/FM Market Group, from February 1995 to September 1995.

  MICHAEL E. SUTTON has served as Vice President, Europe/Middle East/Africa, since June 1993. Mr. Sutton joined Autodesk in October 1987 as a sales and marketing director in the United Kingdom. Mr. Sutton was the Managing Director of Autodesk's United Kingdom subsidiary from January 1990 to January 1992. From January 1992 to February 1993, Mr. Sutton served as Northern Region Manager, Europe, and from February 1993 to May 1993, he served as Acting Vice President, Europe.

  MARK A. BERTELSEN has been a director of Autodesk since 1992. Mr. Bertelsen joined the law firm of Wilson Sonsini Goodrich & Rosati, outside legal counsel to Autodesk, in January 1972 and became a member of the firm in January 1977.

  CRAWFORD W. BEVERIDGE has been a director of Autodesk since 1993. Mr. Beveridge served as the Chief Executive Officer of Scottish Enterprise, an economic development company, since January 1991. Mr. Beveridge is a director of U.S. Smaller Companies Investment Trust and Clydeport plc.

  J. HALLAM DAWSON has been a director of Autodesk since 1988. Mr. Dawson has served since September 1986 as Chairman of IDI Associates, a private investment bank specializing in Latin America.

  PAUL S. OTELLINI has been a director of Autodesk since 1997. Mr. Otellini has served as Executive Vice President and General Manager of the Intel Architecture Business Group at Intel Corporation since January 1998. Mr. Otellini was promoted to Executive Vice President of Sales and Marketing of Intel Corporation in April 1996 and served as Senior Vice President of Sales and Marketing of Intel Corporation from May 1993 to May 1996. Mr. Otellini is a director of Fritz Companies.

  MARY ALICE TAYLOR has been a director of Autodesk since 1995. Ms. Taylor has served as Executive Vice President of Global Operations and Technology for CitiCorp since January 1997. Ms. Taylor served as Senior Vice President of Federal Express Corporation from September 1991 until December 1996. Ms. Taylor is a director of Perrigo, Inc. and Allstate Insurance, Inc.

  MORTON TOPFER has been a director of Autodesk since 1995. Mr. Topfer has served as Vice Chairman of Dell Computer Corporation since June 1994. From March 1971 to June 1994, Mr. Topfer was the Executive Vice President of Motorola, Inc.

COMPENSATION OF DIRECTORS

  Autodesk pays an annual fee of $25,000 to each director who is not an employee of or consultant to Autodesk (currently six persons), of which not more than fifty percent can be cash and the balance must be restricted stock issued at the rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. Directors do not receive fees for Board or Board Committee meetings attended.

  Autodesk's 1990 Directors' Option Plan provides for the automatic grant of nonstatutory options to outside directors of Autodesk. Upon being elected or appointed to the Autodesk Board, each outside director is granted an option to purchase 20,000 shares of Autodesk Common Stock, with subsequent annual grants of 10,000 shares. Each option granted under the 1990 Directors' Option Plan vests cumulatively as to one-third of the shares subject to the option on each anniversary of the date of grant, for a total vesting period of three years. The exercise price of options granted under the 1990 Directors' Option Plan is equal to the fair market value of the Autodesk Common Stock on the date of grant.

AUTODESK EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid to or earned by Autodesk's Chief Executive Officer and Autodesk's four other most highly compensated officers whose salary plus bonus exceeded $100,000 during the last fiscal year (collectively the "Autodesk Named Officers") for services rendered to Autodesk during the fiscal years ended January 31, 1998, 1997 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                    LONG TERM
                                      ANNUAL       COMPENSATION
                                   COMPENSATION       AWARDS
                                 ----------------- ------------
                                                    SECURITIES
   NAME AND PRINCIPAL     FISCAL                    UNDERLYING     ALL OTHER
        POSITION           YEAR   SALARY  BONUS(1)  OPTIONS(#)  COMPENSATION(2)
   ------------------     ------ -------- -------- ------------ ---------------
Carol A. Bartz...........  1998  $515,000 $490,125       --        $ 39,000
 Chairman of the Board     1997   515,000      --    560,000         39,000
 and Chief Executive
  Officer                  1996   475,000  229,284       --          38,500
Eric B. Herr.............  1998  $320,000 $260,000       --        $  3,000
 President and Chief
  Operating Officer        1997   320,000      --    280,000          3,000
                           1996   310,000  124,926       --           2,500
Dominic J. Gallello......  1998  $275,000 $173,125       --        $ 13,576
 Vice President,
  Mechanical CAD           1997   275,000      --    210,000          3,000
 Market Group              1996   250,000  125,500    20,000          2,500
Godfrey R. Sullivan......  1998  $260,000 $173,750       --        $  3,000
 Vice President, Personal
  Solutions                1997   260,000      --    191,000          3,000
 Group                     1996   260,000  104,858    20,000          2,500
Michael E. Sutton........  1998  $250,000 $160,000       --        $139,135
 Vice President,
  Europe/Middle            1997   250,000      --     70,000        179,241
 East/Africa               1996   222,500   89,806    20,000         99,000

--------
(1) Represents incentive bonuses for achievement of corporate, individual and organizational objectives in fiscal years 1996 and 1998.

(2) Amounts reported for fiscal year 1998 consist of: (i) matching contributions by Autodesk to one of Autodesk's pre-tax savings plans (Ms. Bartz $2,500, Mr. Herr $2,500, Mr. Gallello $2,500 and Mr. Sullivan $2,500); (ii) Autodesk contributions to one of Autodesk's pre-tax plans (Ms. Bartz $500, Mr. Herr $500, Mr. Gallello $500 and Mr. Sullivan $500);
    (iii) $36,000 paid to Ms. Bartz for the purpose of reimbursing her for certain transportation expenses; (iv) $10,576 paid to Mr. Gallello for vacation cashout; (v) $100,000 paid to Mr. Sutton as a cost of living adjustment related to his location in Switzerland; (vi) $3,621 paid by Autodesk for health insurance premiums on behalf of Mr. Sutton; and (vii) $35,514 paid by Autodesk into an employee retirement fund on behalf of Mr. Sutton. Amounts reported for fiscal year 1997 consist of: (i) matching contributions by Autodesk to one of Autodesk's pre-tax savings plans (Ms. Bartz $2,500, Mr. Herr $2,500, Mr. Gallello $2,500 and Mr. Sullivan $2,500); (ii) Autodesk contributions to one of Autodesk's pre-tax plans (Ms. Bartz $500, Mr. Herr $500, Mr. Gallello $500 and Mr. Sullivan $500);
    (iii) $36,000 paid to Ms. Bartz for the purpose of reimbursing her for certain transportation expenses; (iv) $100,000 paid to Mr. Sutton as a cost of living adjustment related to his location in Switzerland;
    (v) $3,104 paid by Autodesk for health insurance premiums on behalf of Mr. Sutton; and (vi) $76,137 paid by Autodesk into an employee retirement fund on behalf of Mr. Sutton. Amounts reported for fiscal year 1996 consist of:
    (i) matching contributions by Autodesk to one of Autodesk's pre-tax savings plans (Ms. Bartz $2,000, Mr. Herr $2,000, Mr. Gallello $2,000 and Mr. Sullivan $2,000; (ii) Autodesk contributions to one of Autodesk's pre-tax plans (Ms. Bartz $500, Mr. Herr $500, Mr. Gallello $500 and Mr. Sullivan $500); (iii) $36,000 paid to Ms. Bartz for the purpose of reimbursing her for certain transportation expenses; and (iv) $99,000 paid to Mr. Sutton as a cost of living adjustment related to his location in Switzerland.

OPTION GRANTS

  Autodesk did not grant any options to purchase shares of Autodesk Common Stock to the Autodesk Named Officers during the fiscal year ended January 31, 1998. The total number of options granted to all employees during fiscal year 1998 was 3,227,808.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth, for each of the Autodesk Named Officers, certain information concerning stock options exercised during Autodesk's 1998 fiscal year, and the number of shares of Autodesk Common Stock subject to both exercisable and unexercisable stock options as of January 31, 1998. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of Autodesk Common Stock as of January 31, 1998.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                    OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
                           SHARES                      YEAR END(#)             FISCAL YEAR END
                         ACQUIRED ON   VALUE    ------------------------- -------------------------
          NAME           EXERCISE(#)  REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------------------------ ----------- ---------- ----------- ------------- ----------- -------------
Carol A. Bartz..........   300,000   $7,217,376  1,080,000     440,000    $24,032,500  $6,285,000
Eric B. Herr............   225,000   $5,937,344    199,000     206,000    $ 3,190,125  $1,320,500
Dominic J. Gallello.....       --           --     203,334     206,666    $ 2,431,251  $2,169,999
Godfrey R. Sullivan.....   120,000   $2,077,877    150,334     190,666    $ 1,924,876  $2,002,249
Michael E. Sutton.......    30,000   $  382,500     86,694      97,786    $   885,771  $1,087,339

AUTODESK PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of Autodesk Common Stock as of August 31, 1998 (i) by each person who is known by Autodesk to own beneficially more than five percent (5%) of Autodesk Common Stock ("Autodesk Principal Stockholders"), (ii) by each of Autodesk's directors, (iii) by each of the Autodesk Named Officers and (iv) by all directors and executive officers who served as directors or executive officers at July 31, 1998 as a group.

DIRECTORS,
OFFICERS AND  SHARES BENEFICIALLY OWNED
FIVE PERCENT  --------------------------
(5%)           NUMBER(1)    PERCENT(2)
STOCKHOLDERS  ------------ -------------

PRINCIPAL STOCKHOLDERS:(3)
 J.P. Morgan & Co. Incorporated............................... 4,964,220 10.12%
  525 Fifth Avenue
  New York, NY 10036
DIRECTORS:
 Carol A. Bartz(4)............................................ 1,205,397  2.53%
 Mark A. Bertelsen(5).........................................    46,477     *
 Crawford W. Beveridge(6).....................................    51,269     *
 J. Hallam Dawson(7)..........................................    63,243     *
 Paul S. Otellini(8)..........................................    30,766     *
 Mary Alice Taylor(9).........................................    46,808     *
 Morton Topfer(10)............................................    49,043     *
OTHER AUTODESK NAMED OFFICERS:
 Eric B. Herr(11).............................................   162,397     *
 Dominic J. Gallello(12)......................................   265,475     *
 Godfrey R. Sullivan(13)......................................   205,996     *
 Michael E. Sutton(14)........................................   149,245     *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (19
 PERSONS)(15):................................................ 2,778,223  5.66%

--------
  * Represents less than 1% of the outstanding shares.

 (1) The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of August 31, 1998, through the exercise of any stock option or other right.

 (2) Number of shares deemed outstanding includes 46,381,804 outstanding as of August 31, 1998, plus any shares subject to stock options held by the person or persons in question that are exercisable within 60 days of August 31, 1998.

 (3) This information was obtained from filings made with the SEC pursuant to Sections 13(d) or 13(g) of the Exchange Act.

 (4) Includes options to purchase 1,200,000 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.

 (5) Includes options to purchase 43,332 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.

 (6) Includes options to purchase 50,000 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.

 (7) Includes options to purchase 60,000 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.

 (8) Includes options to purchase 30,000 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.

 (9) Includes options to purchase 45,000 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.

(10) Includes options to purchase 45,000 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.

(11) Includes options to purchase 147,000 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.

(12) Includes options to purchase 260,200 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.

(13) Includes options to purchase 200,800 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.

(14) Includes options to purchase 148,080 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.

(15) Includes options to purchase 2,707,826 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.

EMPLOYMENT CONTRACTS AND CERTAIN TRANSACTIONS

  In April 1992, Autodesk entered into an agreement with Carol A. Bartz, Autodesk's Chairman of the Board and Chief Executive Officer, which provides, among other things, for a severance payment equal to two years' base salary and incentive compensation in the event Ms. Bartz's employment is terminated without cause within two years after commencement of employment or one year after a change of control of Autodesk not approved by the Autodesk Board or two years' base compensation in the event Ms. Bartz's employment is terminated without cause under any other circumstances.

PRO FORMA STOCK OWNERSHIP OF AUTODESK PRINCIPAL STOCKHOLDERS AND DIRECTORS

  The following table sets forth certain information regarding the beneficial ownership of Autodesk Common Stock on a pro forma basis for the Autodesk Principal Stockholders, each of Autodesk's directors and all directors and executive officers of Autodesk as a group. This table is based on the capitalizations of Autodesk and Discreet as of August 31, 1998 and assumes that 15,591,113 shares of Autodesk Common Stock are issued in connection with the Transactions. Because the actual number of shares of Autodesk Common Stock to be issued pursuant to the Transactions will not be fixed until the Effective Time, the beneficial ownership at the Effective Time of the persons and entities listed in the following table may differ from the information presented in the table:

                                   SHARES BENEFICIALLY  PERCENTAGE BENEFICIALLY
                                       OWNED AFTER            OWNED AFTER
                                      CONSUMMATION OF       CONSUMMATION OF
         NAME                       THE TRANSACTIONS(1)   THE TRANSACTIONS(2)
         ----                      -------------------- -----------------------
AUTODESK PRINCIPAL
 STOCKHOLDERS:(3)
  J.P. Morgan & Co. Incorporated..      4,694,220                7.57%
   525 Fifth Avenue
   New York, NY 10036
DIRECTORS:
  Carol A. Bartz(4)...............      1,205,397                1.91%
  Mark A. Bertelsen(5)............         46,477                   *
  Crawford W. Beveridge(6)........         51,269                   *
  J. Hallam Dawson(7).............         63,243                   *
  Paul S. Otellini(8).............         30,766                   *
  Mary Alice Taylor(9)............         46,808                   *
  Morton Topfer(10)...............         49,043                   *
ALL DIRECTORS AND EXECUTIVE
 OFFICERS AS A GROUP (19 PERSONS)
 (11).............................      2,778,223                4.30%

--------
  *  Represents less than 1% of the outstanding shares.
 (1) The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of August 31, 1998, through the exercise of any stock option or other right.
 (2) Number of shares deemed outstanding includes 61,972,917 shares that would be outstanding after consummation of the Transactions, assuming the issuance of 15,591,113 shares of Autodesk Common Stock in the Transactions, plus any shares subject to stock options held by the person or persons in question that are exercisable within 60 days of August 31, 1998.
 (3) This information was obtained from filings made with the SEC pursuant to Sections 13(d) or 13(g) of the Exchange Act.
 (4) Includes options to purchase 1,200,000 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.
 (5) Includes options to purchase 43,332 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.
 (6) Includes options to purchase 50,000 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.
 (7) Includes options to purchase 60,000 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.
 (8) Includes options to purchase 30,000 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.

 (9) Includes options to purchase 45,000 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.
(10) Includes options to purchase 45,000 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.
(11) Includes options to purchase 2,707,826 shares of Autodesk Common Stock exercisable within 60 days of August 31, 1998.

                                   DISCREET

  In this section, "Discreet" refers to, depending on the context, Discreet, its subsidiaries and its ventures collectively, or Discreet and its subsidiaries.

                                   BUSINESS

BACKGROUND

  Discreet develops, assembles, markets and supports non-linear, on-line digital systems and software for creating, editing and compositing imagery and special effects for film, video, HDTV, broadcast and the Web. Discreet's systems and software are utilized by creative professionals for a variety of applications, including feature films, television programs, commercials, music and corporate videos, interactive game production, live broadcasting, as well as Web design. Discreet's systems have played key roles in the creation of special visual effects for films such as Armageddon, Titanic, Forrest Gump, Independence Day, The Fifth Element, Batman & Robin, Contact and Air Force One; television programs and special events such as ABC's "World News Tonight with Peter Jennings" and the 1996 United States Presidential elections on ABC and CBS; music videos by artists including U2, REM, Rolling Stones and The Beatles; and commercials for clients such as Nike, Pepsi, AT&T and McDonald's. Discreet believes that creative professionals and designers require tools that simplify their work, enabling them to devote more time to creative activities and less time to technical tasks.

  Discreet offers turnkey systems for high end post production and broadcast facilities focused towards three markets: special effects, editing and broadcast production (its "Advanced Systems"). Discreet's Advanced Systems are comprised of proprietary software utilizing workstations manufactured by SGI, scalable disk arrays and other peripherals. These can be networked together to enable users to manage data more efficiently and collaborate in an integrated production environment. Discreet's systems include its inferno* and flame* systems (special effects), its fire* and smoke* systems (editing), and its frost* system (broadcast production). Discreet's special effects and editing Advanced Systems are used to manipulate digital media in an on-line, real-time environment, providing instant feedback to the creative professional. These systems are currently or are currently being designed to be resolution independent and to allow users to work on uncompressed images from a variety of media sources in the full range of resolutions necessary for film, video and HDTV. In the broadcast production market, Discreet offers its frost* system, a set of modeling, animation and rendering tools for the creation and manipulation of 3D environments, including virtual sets, for broadcast companies. Discreet sells its Advanced Systems worldwide through a direct sales force as well as through high-end, sophisticated distributors.

  During the last 18 months, Discreet has entered the new media marketplace through a series of acquisitions and now offers editing and special effects software which runs on the Microsoft Windows NT, the Apple Macintosh and/or the Unix operating systems. The new media market is characterized by institutional and educational customers, designers and prosumers. Discreet's desktop or new media software (its "New Media Software") products include its edit* software (formerly D-Vision OnLine) (video editing), its effect* software (formerly Flint and Illuminaire Composition) (special effects), its paint* software (formerly Illuminaire Paint) (special effects), and its light* software (formerly Lightscape) (radiosity). Discreet's New Media Software is primarily used to create, manipulate, and finish computer graphics images, interactive and on-line content. effect* provides 3D video composition, clip animation, and visual effects enabling artists to combine, enhance and modify video frames or sequences of frames with a very high level of efficiency and interactivity. paint* is a vector-based, object-oriented painting and animation system for the manipulation and enhancement of both multi-frame clips and single-frame graphic images. edit* is a real-time non-linear, compressed editing software solution which performs compositing, keying and visual effects on the desktop. light* is a 3D rendering solution that uses advanced radiosity techniques to significantly enhance realism and lighting accuracy in 3D environments created for virtual sets, film and video effects, interactive games and architectural design projects.

  Discreet's goal is to become a leading supplier of digital tools used to manipulate still and moving pictures to the high-end professional, post-production and broadcast markets, the desktop or new media market, and the consumer markets. To achieve this goal, Discreet plans to further expand and leverage its technology base, customer relationships and existing reputation, extend its product line to include other aspects of the content creation process, and expand its worldwide sales and distribution organization.

  Discreet is a company incorporated by Articles of Incorporation on September 10, 1991 under Part IA of the Quebec Act whose head office is located at 10 Duke Street, Montreal, Quebec, Canada H3C 2L7. Discreet has sales offices in the United States in New York, Chicago, Los Angeles; Rio de Janeiro, Brazil; London, England; Paris, France; Munich, Germany; Singapore; Bombay, India; Hong Kong, China; Madrid, Spain; and Tokyo, Japan. As of August 31, 1998, Discreet had 405 employees.

PRODUCTS

  The following table sets forth the Discreet products, their market, the date of first shipment by Discreet, and their platform or operating system.

                                               DATE OF FIRST
                                                SHIPMENT BY
        PRODUCT                  MARKET          DISCREET       PLATFORM/OPERATING SYSTEM
        -------           -------------------- ------------- --------------------------------
ADVANCED SYSTEMS
inferno*................  Special effects      October 1995  SGI Onyx2/Unix
flame*..................  Special effects      January 1993  SGI Octane/Unix
fire*...................  Editing              October 1996  SGI Onyx2/Unix
smoke*..................  Editing              October 1997  SGI Octane/Unix
frost*(includes product
 formerly sold as
 Vapour)................  Broadcast Production October 1995  SGI Onyx2 and SGI Octane/Unix
NEW MEDIA SOFTWARE
effect* (formerly
 Flint).................  Special effects      December 1993 SGI O2/Unix
effect* (formerly
 Illuminaire
 Composition)...........  Special effects      June 1997     Microsoft NT and Apple Macintosh
paint* (formerly
 Illuminaire Paint).....  Special effects      June 1997     Microsoft NT and Apple Macintosh
edit* (formerly D-Vision
 OnLine)................  Editing              July 1997     Microsoft NT
light* (formerly
 Lightscape)............  Radiosity            December 1997 Microsoft NT

ADVANCED SYSTEMS

  Discreet's systems are designed to be intuitive and easy to use. Discreet's systems provide the speed and operational flexibility demanded by the professional film and video industries. The systems use a consistent interface through which operations are controlled via on-screen menus (which users can organize to fit their preferences) and a pressure-sensitive stylus. Discreet's systems include a Sparks developers kit, which allows customers to integrate their own proprietary software or third party software into Discreet's systems' environments. Discreet's systems also offer comprehensive image input/output ("I/O") functions, allowing image or object data to be captured and exchanged between workstations in a studio environment in a variety of formats. For sites with multiple systems, work generated on other platforms can be imported and placed directly onto Discreet's systems' local disk array for integration into the current production. In addition, Discreet's image files can be transferred among local disk arrays. For example, if a user prepares a production on an effect* system, the user can transfer video or film data to the flame* or inferno* systems or video data to the fire* system, for finishing with the client. The flexible systems architecture can result in different system configurations and enables clients to differentiate themselves from their competitors by allowing them to customize their systems.

 Special Effects Systems

  flame*--flame* is an on-line, resolution-independent, non-linear, uncompressed digital system. The system is used by creative professionals to create, edit and composite special visual effects in an on-line, real-time environment. Easily integrated into a suite environment and possessing the power and features necessary to serve as the core of a fully digital suite, flame* is designed to allow the operator to create desired effects with near instantaneous feedback. A complete flame* system includes the flame* software, an SGI Octane workstation, a stone* disk array and various I/O devices.

  inferno*--inferno* is an on-line, non-linear, resolution-independent, uncompressed digital system providing all the features of flame* with film tools, and increased image resolution and color control for digital film work. The system also features tools for grain management, wire and scratch removal and colour calibration. A complete inferno* system includes the inferno* software, an SGI Onyx2 workstation, a stone* disk array and various I/O devices.

 Editing Systems

  fire*--fire* is an uncompressed, on-line, non-linear, digital video editing system with special effects capabilities. fire* includes a sophisticated toolset and a gestural, picture-based editing interface, which Discreet believes specifically address the new and expanding requirements needed for on-line finishing. In the fourth fiscal quarter of 1998, Discreet released a resolution independent (including HDTV resolution) fire* system. A complete fire* system includes the fire* software, an SGI Onyx2 workstation, stone* disk arrays and various I/O devices.

  smoke*--smoke*, like fire*, is an uncompressed, on-line, non-linear, digital video editing system with more limited special effects capabilities. smoke* uses the same gestural, picture-based editing interface as fire*. The primary difference in the two systems is the greater speed of interactivity and processing of fire* as well as greater special effects capabilities than those of smoke*. However, smoke*'s special effects capabilities are modular; effects modules may be purchased separately by the customer to augment the special effects capabilities of the baseline smoke* system. A complete smoke* system includes the smoke* software, an SGI Octane workstation, a stone* disk array and various I/O devices.

 Broadcast Production Systems

  frost*--frost* is a computer-based set of modeling, animation and rendering tools for the creation and manipulation of 3D graphics, including virtual sets, for broadcast. Virtual sets are computer generated locales typically used for news, sports and entertainment programming. frost* is designed to operate on the SGI Onyx2 or SGI Octane workstation and allows the user to work completely in real-time or through a combination of real-time and post-produced components.

SYSTEM COMPONENTS

 The Workstation

  inferno*, fire*, and frost* run on SGI Onyx2 workstations, typically configured with four or eight processors. flame*, smoke* and frost* run on the SGI Octane workstation. The SGI hardware platforms are scaleable and upgradeable (within the same machine) to fit the price and performance criteria of the customer. Each system can be connected to other Discreet systems and to numerous third party software, systems and devices.

 Disk Arrays

  Discreet offers stone*, a disk-based storage system for use with its video and high-performance film applications, which is targeted at the production, post-production and broadcast markets. stone* is designed to allow real-time playback of uncompressed video frames in any order, efficiently store any mix of resolutions and ensure image integrity by remaining operational in the event of disk or power supply failure. A disk array is comprised of a number of disks working co-operatively to handle high speed data flows. flame*, inferno*, fire*, smoke*, and frost* must be used with Discreet's stone* disk arrays.

 Networking

  Discreet offers wire*, a high-performance transport system for digital film and video for use with multiple stone* disk arrays. wire* builds on Discreet's disk technology and is designed, if the network provides sufficient bandwidth, to provide real-time CCIR-601 instant access to images located on a disk anywhere within a post-production facility. wire* can be configured as a centralized or distributed network, or both.

 I/O

  Third party video tape recorders can be controlled with flame*, inferno*, fire* and smoke*'s stylus and tablet. I/O edits can be implemented sequentially using the EDL capabilities of the flame*, inferno*, fire* and smoke* systems. Other third party devices, such as film scanners and recorders, can also be used with Discreet systems for HDTV and film transfers.

NEW MEDIA SOFTWARE

  Through acquisitions made in fiscal years 1997 and 1998, Discreet now offers software-only solutions which run on the Windows NT and the Apple Macintosh platforms. These acquisitions are part of Discreet's strategy to expand the range of creative professionals served by Discreet and to extend its product line to include other aspects of the content creation process. See "--Recent Acquisitions." Discreet's New Media Software is primarily used to create, manipulate, and finish computer graphics images, interactive and on-line content.

 Special Effects Software

  effect*--Discreet offers two versions of its effect* software: effect* on the SGI O2 workstation (formerly Flint) and effect* on the Apple Macintosh and Microsoft Windows NT operating systems (formerly Illuminaire Composition). effect* is a resolution-independent, non-linear, uncompressed digital system used by creative professionals to create, edit and composite special visual effects. effect* provides 3D video composition, clip animation, and visual effects enabling artists to combine, enhance and modify video frames or sequences of frames with a very high of level of efficiency and interactivity. Discreet acquired the Illuminaire product line as part of Discreet's acquisition of substantially all of the assets of Denim Software L.L.C. ("Denim") in June 1997 (the "Denim Acquisition").

  paint* (formerly Illuminaire Paint)--paint* is an Apple Macintosh and Microsoft Windows NT-based paint software for effects, interactive content and graphic design creation. paint* is resolution-independent, vector-based, object-oriented painting and animation system for the manipulation and enhancement of both multi-frame clips and single-frame graphic images. Discreet acquired the Illuminaire product line as part of the Denim Acquisition.

 Editing Software

  edit* (formerly D-Vision OnLine)--edit* is a real-time non-linear, compressed editing software solution which performs compositing, keying and visual effects on the desktop and runs on the Microsoft Windows NT operating system. Discreet acquired edit* as part of the acquisition of all the outstanding shares of capital stock of D-Vision Systems, Inc. ("D-Vision") in July 1997 (the "D-Vision Acquisition").

 Radiosity Software

  light* (formerly Lightscape)--light* is a 3D rendering solution that uses advanced radiosity techniques to significantly enhance realism and lighting accuracy in 3D environments created for virtual sets, film and video effects, interactive games and architectural design projects. light* runs on the Microsoft Windows NT operating system. Discreet acquired light* as part of the acquisition of all the outstanding shares of capital stock of Lightscape Technologies, Inc. in December 1997 (the "Lightscape Acquisition").

CUSTOMERS

  Discreet's Advanced Systems are sold primarily to film and video production, post-production and broadcast companies. Discreet's New Media Software products are sold in these markets as well as to institutional and educational customers, designers and professional consumers.

  No customer accounted for 10% or more of Discreet's total revenues in fiscal 1996, 1997 or 1998.

MARKETING AND SALES

  Marketing Strategy. To date, Discreet has marketed its Advanced Systems products primarily to production and post-production companies in the film, video, and broadcast industries. Discreet's principal marketing strategy has been to create awareness of its systems and software through appearances at major international computer graphics and broadcasting tradeshows, such as NAB, ACM SIGGRAPH (U.S.), International Broadcasters Convention ("IBC") (Europe), INTERBEE (Japan) and Montreaux (Europe). Discreet has supported this marketing strategy with direct-mail advertising and advertisements in trade publications. In addition, Discreet believes that the high quality of computer images generated using its products results in significant industry awareness. With permission from its customers, Discreet creates promotional materials utilizing content created using Discreet's products.

  Discreet is marketing its New Media Software products primarily through direct mail advertising, advertising in trade publications, seminars and roadshows, as well as at both international and local tradeshows. In addition, Discreet provides co-operative advertising funding to a number of its distributors who locally advertise its products. As Discreet broadens the markets for these products, Discreet intends to expand its marketing efforts accordingly.

  Sales and Distribution. In North America, sales activities are conducted from Discreet's Montreal headquarters, sales offices in Los Angeles, Chicago and New York and field representatives based in Boston, San Francisco, and Atlanta. In markets outside of North America, sales activities are conducted from sales offices located in the United Kingdom, Spain, France, Germany, Japan, Singapore, India, Hong Kong and Brazil. Discreet's headquarters and each of its sales offices have sales and demonstration capabilities. Since the beginning of fiscal 1997, Discreet has pursued a strategy of increasing the number of distributors and resellers qualified to sell its products. Distributors and resellers may sell Advanced Systems products, New Media Software products, or both. Generally, customers purchasing Discreet's products and/or peripherals from the distributors will also purchase the workstation hardware from the distributors. Discreet currently has distribution relationships with over 340 distributors and resellers in over 80 countries. As of August 31, 1998, Discreet employed 51 Advanced Systems and 13 New Media Software sales and sales support personnel and 34 demonstration artists worldwide.

  Discreet's Advanced Systems products are sold through its direct sales organization in its primary markets. In the United States, Discreet maintains a direct sales presence in its primary markets including New York, Chicago and Los Angeles. Outside of the United States, Discreet maintains a direct sales presence in its primary markets, including London, Paris, Munich, Singapore and Tokyo. In geographic areas generally not served by Discreet's direct sales organization, Discreet's Advanced Systems products are sold through high-end distributors and resellers, who are managed by Discreet's sales managers. Discreet's strategy of marketing its products directly to customers and indirectly through distributors may result in distribution channel conflicts as Discreet's direct sales efforts may compete with those of its indirect channels. Some of these distributors or resellers may receive a finder's fee for customer system purchases from Discreet's direct sales organization.

  Discreet's New Media Software products are sold through distributors and resellers, who are managed by Discreet's sales managers.

  International Revenues. For fiscal 1996, 1997 and 1998, revenues from customers outside North America accounted for approximately 57%, 57% and 53%, respectively, of Discreet's total revenues. Discreet expects that revenues from customers outside North America will continue to account for a substantial portion of its revenues.

  Reseller Arrangements. Discreet is a master value added reseller ("VAR") of SGI workstations. There are significant risks associated with this reliance on SGI and Discreet may be impacted by the timing of the development and release of products by SGI, as was the case during fiscal 1996. In addition, Discreet has faced and may in the future face unforeseen difficulties associated with adapting Discreet's products to future SGI products. In May 1994, Discreet entered into a Value-Added Reseller Agreement with SGI. The agreement grants to Discreet a non-exclusive right to purchase and license certain hardware products from SGI, including the SGI Onyx2, Octane, and O2 workstations for remarketing by Discreet in the United States. Although the agreement contains no minimum purchase requirements, the volume of systems purchased from SGI affects the percentage discount received by Discreet. The agreement is subject to annual renewal in May of each year and may be terminated by SGI for cause. The agreement with SGI has been extended through December 31, 1998, and Discreet has no reason to believe that SGI will not renew such agreement. Discreet also acts as a reseller and systems integrator of certain peripheral devices used in Discreet's systems, including audio and video I/O cards and electronic tablets. Discreet receives discounts for the purchase price of these products.

  Backlog. Discreet has no significant backlog and does not believe that its backlog at any particular point in time is indicative of future sales levels.

SYSTEMS INTEGRATION, SERVICE AND SUPPORT

  Discreet provides its customers with a variety of systems integration, support and training services including on-site and telephone support, and in-house and on-site training in the use of Discreet's products. These services are generally provided under separately priced arrangements with Discreet's customers. In some markets, these services are provided by Discreet's distributors who are compensated for such services directly by the customer. Discreet maintains a staff of persons dedicated to training its distributors in the performance of these services. Discreet believes that its focus on customer service provides it with important information about the evolving needs of its customers. Discreet derived revenues of approximately $11,713,000, $13,606,000 and $14,050,000 from these services in fiscal 1996,
1997 and 1998, respectively.

  Discreet supports its customers in North and South America from Discreet's Montreal and other North American offices, and through its distributors. Customers in Europe and the Pacific Rim are supported from the offices of Discreet's European and Asian subsidiaries and by distributors. As of August 31, 1998, Discreet employed a total of 104 persons worldwide in its customer support organization.

RESEARCH AND DEVELOPMENT

  Discreet's research and product development efforts are focused on the continued enhancement of its Advanced Systems and its New Media Software products and the development of new products. Discreet employs a modular development approach which it believes allows it to bring innovative technology to market more rapidly than traditional analog or proprietary hardware-based digital solutions and enables it to take advantage of advances in general purpose workstation technology as they become available. Discreet intends to continue to enhance and upgrade these products on a regular basis.

  In fiscal 1996, 1997 and 1998, Discreet spent approximately $16,902,000, $9,708,000 and $14,847,000 (net of tax credits), respectively, on research and development, representing 20%, 10% and 10%, respectively, of total revenues. Discreet's research and development staff consisted of 113 persons as of August 31, 1998.

  The markets for Discreet's systems and software are characterized by evolving industry standards, changing technologies and frequent new product introductions. Discreet believes that its future success will depend in part on its ability to enhance its existing systems and software and to develop and introduce new products and features which meet changing customer requirements and emerging industry standards on a timely basis. In addition, as a master VAR of SGI workstations, Discreet obtains certain advance access to SGI technology which facilitates its efforts to develop compatible systems and to modify and improve existing products. If Discreet were unable to obtain such advance access, it could have an adverse impact on Discreet's business and results of operations.

  On March 4, 1998, Discreet entered into a Strategic Development Agreement with Intel to develop a new high-end special effects product. Discreet Logic plans to develop new visual effects software for demanding real-time compositing and image processing functions. The software will be designed to run on multi-processor workstations based on the IA-64 processors and is expected to deliver powerful performance capabilities for the visual effects industry. Intel will provide access to IA-64 technology, aid in optimization of the software, and design components of Merced processor-based workstations to run the software optimally.

PROPRIETARY RIGHTS

  Discreet's success is dependent upon its proprietary technology. Although Discreet currently has seven patents and has 78 patent applications on its technology, it relies principally on unregistered copyrights and trade secrets to protect its intellectual property. Discreet generally seeks to enter into confidentiality agreements with its employees and license agreements with its distributors and to limit access to and distribution of its systems, software, documentation and other proprietary information. Until fiscal 1996, substantially all of Discreet's systems were sold without written license agreements. There can be no assurance that Discreet will not be involved in litigation with respect thereto or that the outcome of any such litigation might not be more unfavorable to Discreet as a result of such omissions. Any such litigation could have a material adverse effect on Discreet's business and results of operations. Discreet licenses its New Media Software products under "shrink-wrap" licenses (i.e., licenses included as part of the product packaging). Shrink-wrap licenses are not negotiated with or signed by individual licensees, and purport to take effect upon the opening of the product package. Certain provisions of such licenses, including provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program, may be unenforceable under the laws of many jurisdictions. Discreet uses both software and hardware keys with respect to its systems and software but otherwise does not copy-protect its systems and software. It may be possible for unauthorized third parties to copy Discreet's products or to reverse engineer or obtain and use information that Discreet regards as proprietary. There can be no assurance that Discreet's competitors will not independently develop technologies that are substantially equivalent or superior to Discreet's technologies. In addition, the laws of certain countries in which Discreet's products are or may be distributed do not protect Discreet's products and intellectual property rights to the same extent as the laws of Canada or the United States. As the number of software products in the industry increases and the functionality of these products further overlaps, Discreet believes that software products generally may increasingly become the subject of claims that such software products infringe the rights of others.

  Significant and protracted litigation may be necessary to protect Discreet's intellectual property rights, to determine the scope of the proprietary rights of others or to defend against claims of infringement. Discreet is not currently involved in any litigation with respect to intellectual property rights. Discreet receives letters from third parties, from time to time, inquiring about Discreet's products and discussing intellectual property matters, which Discreet reviews to determine the appropriate response, if any. There can be no assurance that third-party claims alleging infringements will not be asserted against Discreet in the future. For example, Discreet received a letter from Avid Technology, Inc. ("Avid") stating its belief that certain of Discreet's acquired products in connection with the acquisition of the outstanding shares of the share capital of D-Vision practice inventions claimed in a patent on a media editing system. Discreet has responded to Avid's letter stating Discreet's belief that it is not infringing upon any valid claim of Avid's patent. To Discreet's knowledge, Avid has not initiated any suit, action, or other proceeding alleging any infringement by Discreet of such patent. If infringement is alleged by Avid, or any other holder of protected intellectual property rights, Discreet could be required to discontinue the use of certain software code or processes, to cease the manufacture, use and sale of infringing products, to incur significant litigation costs and expenses, to develop non-infringing technology or to obtain licenses to use the allegedly infringed technology. There can be no assurance that Discreet would be able to

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develop alternative technologies or to obtain such licenses or, if a license were obtainable, that the terms would be commercially reasonable or acceptable to Discreet. Moreover, there may be pending or issued patents that extend to Discreet's products, which, together with the growing use of patents to protect technology, increase the risk that third parties may assert infringement claims against Discreet in the future. There can be no assurance that a court to which any infringement claims are submitted would not find that Discreet's products infringe any third party's intellectual property rights. Further, such litigation, regardless of its outcome, could result in substantial costs to and diversion of efforts by Discreet. Litigation may also be necessary to enforce Discreet's intellectual property rights. Any infringement claim or other litigation against or by Discreet could have a material adverse effect on Discreet's business and results of operations.

MANUFACTURING AND SUPPLIERS

  Discreet has historically relied on third-party vendors to manufacture and supply all of the hardware components used in Discreet's systems.
Manufacturing at Discreet consists of assembly (including disk array assembly), testing, and value added systems integration. Discreet's manufacturing staff consisted of 15 persons as of August 31, 1998.

  Discreet's flame*, effect*, inferno*, fire*, smoke* and frost* software currently run on workstations manufactured by SGI. There are significant risks associated with this reliance on SGI and Discreet may be impacted by the timing of the development and release of products by SGI, as was the case during fiscal 1996. In addition, there may be unforeseen difficulties associated with adapting Discreet's products to future SGI products. Discreet is an authorized master VAR of workstations manufactured by SGI. Discreet's agreement with SGI is subject to annual renewal in May of each year and termination by SGI for cause. The agreement with SGI has been extended through December 31, 1998 and Discreet has no reason to believe that SGI will not renew such agreement. In addition, although Discreet has no reason to believe that it will be unable to obtain sufficient quantities of SGI workstations on a timely basis or that its status as a master VAR will be changed, there can be no assurance that Discreet will continue to be able to procure such workstations in sufficient quantities on a timely basis or that SGI will continue to recognize Discreet as a master VAR. The success of Discreet also depends, in part, on the continued market acceptance of SGI workstations, in general, and by the professional film and video industries, in particular. Although Discreet intends to continue to evaluate new hardware platforms and may adapt its products as technological advances and market demands dictate, and although Discreet has now entered the market for content creation software which runs on the Apple Macintosh and Windows NT operating systems, Discreet believes that it will continue to derive substantially all of its revenue for the foreseeable future from the sale and maintenance of systems designed to include SGI workstations. As a result, financial, market and other developments adversely affecting SGI or the sales of workstations, the introduction or acquisition by SGI of products which are competitive with those of Discreet, or the unanticipated timing or pricing of SGI products that could cause customers to defer the decision to buy or determine not to buy Discreet's then available products or systems, could have an adverse effect upon Discreet's business and results of operations. As a master VAR, Discreet also obtains certain advance access to SGI technology in order to develop compatible systems and to modify and improve existing products. If Discreet were unable to obtain such advance access, it could have an adverse impact on Discreet's business and results of operations.

  Discreet is dependent on SGI as Discreet's sole source for video I/O cards used in Discreet's systems. Discreet also purchases electronic tablets manufactured by Wacom Technology Corporation and believes that, while alternative suppliers are available, there can be no assurance that alternative electronic tablets would be functionally equivalent or be available on a timely basis or on similar terms. Discreet generally purchases sole source or other components pursuant to purchase orders placed from time to time in the ordinary course of business and has no written agreements or guaranteed supply arrangements with its sole source suppliers. Discreet has experienced quality control problems and supply shortages for sole source components in the past and there can be no assurance that Discreet will not experience significant quality control problems or supply shortages for these components in the future. Discreet does not maintain an extensive inventory of these components, and an interruption in supply could have a material adverse effect on Discreet's business and results

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of operations. Because of Discreet's reliance on these vendors, Discreet may also be subject to increases in component costs which could adversely affect Discreet's business and results of operations.

COMPETITION

  The market in which Discreet competes is characterized by intense competition. In the high-end of the special effects market, Discreet's flame* system competes with Quantel Limited's ("Quantel") Henry product. In certain applications in the non-real-time segment of the market, Discreet's effect* on the SGI O2 workstation competes with Avid's Illusion product. Discreet's inferno* system competes with Quantel's Domino product. Discreet's fire* and smoke* systems competes with Quantel's Editbox product and Sony Corporation's ("Sony") range of proprietary editing equipment. In addition, the products gained from the Denim Acquisition and the D-Vision Acquisition compete with Adobe Systems Incorporated's ("Adobe") special effects products and Avid's and Media 100 Inc.'s ("Media 100") range of editing products. Many of Discreet's current and prospective competitors, including Quantel, Avid, Sony, and Adobe, have significantly greater financial, technical, manufacturing and marketing resources than Discreet. Moreover, these companies may introduce additional products that are competitive with those of Discreet, and there can be no assurance that Discreet's products would compete effectively with such products. In addition, as personal computers become more powerful, software suppliers may be able to introduce products for personal computers that would be competitive with Discreet's products in terms of price and performance for professional users.

  Discreet believes that its ability to compete depends on elements both within and outside its control, including the success and timing of new product development and introduction by Discreet and its competitors, product performance and price, distribution and customer support. There can be no assurance that Discreet will be able to compete successfully with respect to these factors. Although Discreet believes that it has certain technological and other advantages over its competitors, maintaining such advantages will require continued investment by Discreet in research and development, sales and marketing and customer service and support. There can be no assurance that Discreet will have sufficient resources to make such investments or that Discreet will be able to make the technological advances necessary to maintain such competitive advantages. In addition, as Discreet enters new markets, distribution channels, technical requirements and levels and bases of competition may be different than those in Discreet's current markets and there can be no assurance that Discreet will be able to compete favorably. Furthermore, competitive pressures or other factors, including Discreet's entry into new markets, may result in significant price erosion that could have a material adverse effect on Discreet's business and results of operations.

EMPLOYEES

  As of August 31, 1998, Discreet had 405 full-time employees. Of such employees, 113 were employed in research and development, 98 in sales, 18 in marketing, 104 in customer support, 15 in manufacturing and 57 in administration and finance. Discreet believes that its future success will depend in large part upon its ability to attract and retain highly skilled technical, management and sales and marketing personnel. Moreover, because the development and marketing of Discreet's Advanced Systems and New Media Software requires knowledge of film and video production and post-production, key technical personnel must be proficient in a number of disciplines. Competition for such technical personnel is intense, and the failure of Discreet to hire and retain talented technical personnel or the loss of one or more key employees could have an adverse effect on Discreet's business and results of operations. Discreet's employees are not represented by a labor union, and Discreet considers its employee relations to be good.

PROPERTIES

  In July 1997, Discreet signed an agreement to rent space for its new headquarters in Montreal from TGR Zone Corporation ("TGR Zone"), a company indirectly owned by Discreet's Chairman, President and Chief Executive Officer. As part of this agreement, TGR Zone assumed Discreet's lease commitment at its previous Montreal location. The agreement provides that Discreet leases approximately 55,000 square feet of space at

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approximately Cdn$13.00 (or approximately $8.86 at June 30, 1998) per square foot per annum subject to normal escalation clauses. The lease is set to expire in July 2007. The lease was signed in October 1997. As of August 31, 1998, Discreet leased sales offices, research and development facilities and/or warehouse space in the United States, Brazil, France, the United Kingdom, Spain, Germany, Singapore, India, Hong Kong and Japan, pursuant to leases which expire from September 1998 through February 2003. Discreet's current aggregate annual rental expense for these additional facilities is approximately $1,175,000.

  In August 1995, Discreet purchased an approximately 10,000 square foot office building in London, England for use as a sales facility for approximately (Pounds)1,148,000 (or approximately $1,916,000 at June 30,
1998). Subsequently, in December 1995, Discreet purchased an approximately 50,000 square foot office building in Montreal, Quebec for Cdn$1,730,000 (approximately $1,250,000 at June 30, 1997). The carrying values of the Montreal building and the London building were written down to their estimated fair market values and the buildings were classified as assets held for resale in fiscal 1996. In September 1997, Discreet sold the Montreal office building for a price not materially different from its carrying value.

LEGAL PROCEEDINGS

  On May 29, 1996, June 13, 1996 and April 29, 1997, certain of Discreet's shareholders filed class action lawsuits alleging violations of federal securities laws and other claims against Discreet and certain of its officers and directors, among others. The three lawsuits were filed in the Superior Court of the State of California, the United States District Court, District of Massachusetts and the United States District Court, Northern District of California, respectively. On or about November 25, 1997, a settlement of all three shareholder class actions received final court approval. Under the $10,800,000 settlement, Discreet contributed approximately $7,400,000 from its own funds, with the remainder provided by insurance.

  On June 2, 1998, Discreet was named as a defendant in a breach of warranty action filed in the Supreme Court of the State of New York for the County of New York entitled Griffith & Tekushan, Inc. v. Discreet Logic, Inc. (Index No. 602684/98) (the "Action"). The complaint alleges, among other things, that Discreet breached certain warranties arising out of a software licensing agreement and seeks damages of $1 million. On July 10, 1998, the Action was removed from state court to the United States District Court for the Southern District of New York (Case No. 98 Civ. 4909 (BSJ)). On July 17, 1998, Discreet filed a motion to dismiss the Action in its entirety. The motion to dismiss is currently pending. Discreet intends to contest this case vigorously; however, the ultimate outcome of the case cannot be predicted at this point.

  On August 28, 1998 a complaint was filed in the Marin County, California, Superior Court, entitled Jerry Krim, on Behalf of Himself and All Others Similarly Situated, vs. Discreet Logic Inc., et al., case No. 174792. The lawsuit relates to the proposed Transactions and names as defendants certain of Discreet's directors and certain unidentified "John Does." The complaint alleges that the defendants breached their fiduciary duties to shareholders in connection with the proposed Transactions. The complaint asks the court to enjoin the consummation of the Transactions or, alternatively, seeks to rescind the Transactions or an award of unspecified damages from the defendants in the event the Transactions are consummated. Discreet believes the claims asserted in the complaint are without merit and intends to vigorously contest them.

RECENT ACQUISITIONS

  On July 15, 1997, Discreet acquired all of the outstanding shares of capital stock of D-Vision pursuant to a Stock Purchase Agreement dated as of July 10, 1997, among Discreet, D-Vision, the former stockholders of D-Vision and certain other individuals. As a result of the D-Vision acquisition, Discreet acquired the D-Vision OnLINE and PRO software products for non-linear video and digital media editing solutions including related know-how and goodwill. The purchase price was paid in a combination of 555,000 newly issued Discreet Common Shares and approximately $10,750,000 in cash. In addition, approximately $4,000,000 of the cash consideration is being held in escrow until September 30, 1999, subject to (i) earlier release from escrow of up

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to $1,900,000 on September 30, 1998, pending satisfactory resolution of a dispute regarding an indemnification claim against such escrow, and (ii) the resolution of any indemnification claims made by Discreet pursuant to the Stock Purchase Agreement. The D-Vision acquisition was accounted for as a purchase. The cash used by Discreet to fund the acquisition was derived primarily from cash flow from operations. A substantial portion of the purchase price, net liabilities of D-Vision and transaction costs was allocated to purchased in-process research and development, that had not yet reached technical feasibility and had no alternative use, for which Discreet incurred a one-time charge against earnings in the amount of $21,000,000 ($0.72 per share), in the quarter ending September 30, 1997, based on an independent appraisal. The terms of the transaction and the consideration received by the D-Vision stockholders were the result of arms-length negotiations between the representatives of Discreet and D-Vision. D-Vision develops Microsoft Windows NT-based non-linear, digital editing solutions.

  On December 2, 1997, Discreet entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Lantern Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Discreet ("Merger Sub"), and Lightscape Technologies, Inc., a Delaware corporation ("Lightscape"). On December 30, 1997, pursuant to the Merger Agreement, and upon the satisfaction of certain closing conditions, Merger Sub merged (the "Lightscape Merger") with and into Lightscape with Lightscape as the surviving corporation and a wholly-owned subsidiary of Discreet. As a result of the Lightscape Merger, Discreet acquired, among other products, the Lightscape product, a software application which integrates radiosity and raytracing with physically based lighting, including related know-how and goodwill. The aggregate purchase price for Lightscape includes the assumption of approximately $5,700,000 of net liabilities (of which approximately $3,400,000 was paid at the closing), not including costs associated with the transaction, and up to $6,800,000 in contingent consideration to be paid only if certain revenue objectives are achieved by Lightscape in calendar 1998 and 1999. The Lightscape Merger has been accounted for as a purchase. A substantial portion of the purchase price and transaction costs was allocated to purchased in-process research and development, that had not yet reached technical feasibility and had no alternative use, for which Discreet incurred a one-time charge against earnings in the amount of $5,800,000 ($0.20 per share), based on an independent appraisal, in the quarter ended December 31, 1997 and approximately $1,087,000 was allocated to intangible assets, which include goodwill and acquired technology, and is being amortized on a straight-line basis over their estimated useful lives of three to five years. The terms of the transaction were the result of arm's-length negotiations between the representatives of Discreet and Lightscape.

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                     DISCREET MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the consolidated financial statements and Notes thereto included elsewhere herein.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

  The success of Discreet is subject to a number of risks and uncertainties, including, without limitation, Discreet's ability to successfully develop, introduce and gain customer acceptance of existing and new or enhanced products; the need for the continued development of the market for Discreet's systems; the ability of Discreet to expand its current market to include additional applications and develop new products for related markets; the risk that as Discreet enters new markets, the distribution channels, technical requirements and levels and basis of competition may be different from those in Discreet's current markets; the presence of competitors with greater financial, technical, manufacturing, marketing and distribution resources; the risk that the products and technologies acquired by Discreet through acquisitions will not be successful, achieve market acceptance or be successfully integrated with Discreet's existing products and business; the risk of quarterly fluctuations in Discreet's operating results; the risk of Discreet's reliance on SGI for the workstations included in Discreet's systems including the impact of the timing of the development and release of SGI products as well as unforeseen difficulties associated with adapting Discreet's products to future SGI products; the risk that Discreet derives a significant portion of its revenues from foreign sales; Discreet's reliance principally on unregistered copyrights and trade secrets to protect its intellectual property; the risk that Discreet's direct sales efforts may compete with those of its indirect channels; the risk of Discreet's reliance on SGI as the sole source for video input/output cards used in Discreet's systems; Discreet's dependence on key management and technical employees; market price fluctuations due to quarter-to-quarter variations in Discreet's operating results, announcements of technological innovations or new products by Discreet or its competitors and the historical fluctuations in market prices of technology companies generally; and other risks detailed from time to time in Discreet's filings with the SEC, including this Proxy Circular.

  Information provided by Discreet from time to time including statements in this Proxy Circular which are not historical facts, are so-called forward-looking statements, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and releases of the SEC. In particular, statements contained in the section entitled "Discreet Management's Discussion and Analysis of Financial Condition and Results of Operations" which are not historical facts (including, but not limited to, statements regarding Discreet's anticipated cost of revenues, statements concerning anticipated expense levels and such expenses as a percentage of revenues, statements about the portion of revenues from customers outside North America and statements regarding the adequacy of cash to meet cash operations and capital expenditures), as well as statements contained in "Discreet--Business--Background," "--Marketing and Sales," "--Research and Development," "--Proprietary Rights," "--Manufacturing and Suppliers," "-- Competition," "--Employees" and "--Legal Proceedings" which are not historical facts, may constitute forward-looking statements. Discreet's actual future results may differ significantly from those stated in any forward-looking statements. Factors that may cause such differences include, but are not limited to, the factors discussed immediately above and below under the heading "--Certain Factors That May Affect Future Results," and elsewhere in this Proxy Circular, as well as from time to time in Discreet's other filings with the SEC.

  Discreet's future results are subject to substantial risks and uncertainties. Discreet's future financial performance will depend in part on the successful development, introduction and customer acceptance of its existing and new or enhanced products. In addition, in order for Discreet to achieve sustained growth, the market for Discreet's systems and software must continue to develop and Discreet must expand this market to include additional applications within the film and video industries and develop or acquire new products for use in related markets. There can be no assurance that Discreet will be successful in marketing its existing or any new or enhanced products. In addition, as Discreet enters new markets, distribution channels, technical requirements

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and levels and bases of competition may be different from those in Discreet's current markets and there can be no assurance that Discreet will be able to compete favorably. The markets in which Discreet competes are characterized by intense competition and many of Discreet's current and prospective competitors have significantly greater financial, technical, manufacturing and marketing resources than Discreet. These companies may introduce additional products that are competitive with those of Discreet, and there can be no assurance that Discreet's products would compete effectively with such products. Furthermore, competitive pressures or other factors, including Discreet's entry into new markets, may result in significant price erosion that could have a material adverse effect on Discreet's business and results of operations. Discreet has recently completed the purchase of certain products and technology through acquisitions. There can be no assurance that the products and technologies acquired from these companies will be successful or will achieve market acceptance, or that Discreet will not incur disruptions and unexpected expenses in integrating the operations of the acquired businesses with those of Discreet.

  Discreet's flame*, effect*, inferno*, fire*, smoke* and frost* systems currently include workstations manufactured by SGI. There are significant risks associated with this reliance on SGI and Discreet may be impacted by the timing of the development and release of products by SGI, as was the case during fiscal 1996. In addition, there may be unforeseen difficulties associated with adapting Discreet's products to future SGI products. Discreet derives a significant portion of its total revenues from foreign sales. Foreign sales are subject to significant risks, including unexpected legal, tax and exchange rate changes (including the recent currency volatility in Asia) and other barriers. In addition, foreign customers may have longer payment cycles and the protection of intellectual property in foreign countries may be more difficult to enforce. Discreet currently relies principally on unregistered copyrights and trade secrets to protect its intellectual property. Any invalidation of Discreet's intellectual property rights or lengthy and expensive defense of those rights could have a material adverse effect on Discreet. Discreet receives letters from third parties, from time to time, inquiring about Discreet's products and discussing intellectual property matters, which Discreet reviews to determine the appropriate response, if any. For example, Discreet received a letter from Avid stating its belief that certain of Discreet's recently acquired D-Vision products practice inventions claimed in a patent on a media editing system. Discreet has responded to Avid's letter stating Discreet's belief that Discreet is not infringing any valid claim of Avid's patent. To Discreet's knowledge, Avid has not initiated any suit, action or other proceeding alleging any infringement by Discreet of such patent. Discreet currently markets its systems through its direct sales organization and through distributors. This marketing strategy may result in distribution channel conflicts as Discreet's direct sales efforts may compete with those of its indirect channels. Discreet currently relies on SGI as the sole source for video input/output cards used in Discreet's systems. An interruption of the supply or increase in the price of these components could have a material adverse effect on Discreet's business and results of operations. To date, Discreet has depended to a significant extent upon a number of key management and technical employees and Discreet's ability to manage its operations will require it to continue to recruit and retain senior management personnel and to motivate and effectively manage its employee base. The loss of the services of one or more of these key employees could have a material adverse effect on Discreet's business and results of operations. There can be no assurance that these factors will not have a material adverse effect on Discreet's future international sales and consequently, on Discreet's business and results of operations.

  The market price of Discreet Common Shares could be subject to significant fluctuations in response to quarter-to-quarter variations in Discreet's operating results, announcements of technological innovations or new products by Discreet, its competitors or suppliers and other events or factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many technology companies and that have often been unrelated or disproportionate to the operational performance of these companies. These fluctuations, as well as general economic and market conditions, may materially and adversely affect the market price of Discreet Common Shares.

  Discreet believes that its operating results could vary significantly from quarter to quarter. A limited number of systems sales may account for a substantial percentage of Discreet's quarterly revenue because of the high average sales price of such systems and the timing of purchase orders. Historically, Discreet has generally experienced greater revenues during the period following the completion of the annual conference of the NAB,

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which is typically held in April. Discreet's expense levels are based, in part, on its expectations of future revenues. Therefore, if revenue levels are below expectations, particularly following NAB, Discreet's operating results are likely to be adversely affected as was the case for the three-month periods ended April 30, 1996 and July 31, 1996. In addition, the timing of revenue is influenced by a number of other factors, including: the timing of individual orders and shipments, other industry trade shows, competition, seasonal customer buying patterns, changes to customer buying patterns in response to platform changes and changes in product development and sales and marketing expenditures. Because Discreet's operating expenses are based on anticipated revenue levels and a high percentage of Discreet's expenses are relatively fixed in the short term, variations in the timing of recognition of revenue could cause significant fluctuations in operating results from quarter to quarter and may result in unanticipated quarterly earnings shortfalls or losses. There can be no assurance that Discreet will be successful in maintaining or improving its profitability or avoiding losses in any future period. Discreet believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

OVERVIEW

 General

  Discreet develops, assembles, markets and supports non-linear, on-line digital systems and software for creating, editing and compositing imagery and special effects for film, video, HDTV, broadcast and the Web. Discreet's systems and software are utilized by creative professionals for a variety of applications, including feature films, television programs, commercials, music and corporate videos, interactive game production, live broadcasting as well as Web design. Discreet's revenues consist of product revenues (including licensing of its software, sales of Discreet's proprietary hardware, and resale of third party hardware) and revenues from maintenance and other services (including consulting and training). Effective January 1, 1998, Discreet has recognized revenue in accordance with Statement of Position (SOP) 97-2, entitled "Software Revenue Recognition," issued by the American Institute of Certified Public Accountants. The adoption of SOP 97-2 has not had a material impact on revenue recognition.

 Proposed Transaction with Autodesk

  On August 20, 1998, Discreet announced that it has entered into a definitive agreement providing for the acquisition of Discreet by Autodesk. Under the terms of the agreement, Autodesk will exchange 0.525 shares of its common stock for each outstanding share of Discreet. The transaction is intended to be accounted for as a pooling of interests. Subject to several conditions, including regulatory approvals and approval of the shareholders of both companies, the transaction is expected to close by December 31, 1998. Until this transaction is finalized, both companies will operate as separate entities.

 Private Placement of Shares to Intel Corporation

  On March 4, 1998, Discreet completed a private placement sale to Intel Corporation of 645,000 Discreet Common Shares for proceeds to Discreet of approximately $13,527,000, net of issuance costs.

 Legal Proceedings

  On May 29, 1996, June 13, 1996 and April 29, 1997 certain of Discreet's shareholders filed class action lawsuits alleging violations of federal securities laws and other claims against Discreet and certain of its officers and directors, among others. The three lawsuits were filed in the Superior Court of the State of California, the United States District Court, District of Massachusetts and the United States District Court, Northern District of California, respectively. On or about November 25, 1997, a settlement of all three shareholder class actions received final court approval. Under the $10,800,000 settlement, Discreet contributed approximately $7,400,000 from its own funds, with the remainder provided by insurance.


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

  On June 2, 1998, Discreet was named as a defendant in a breach of warranty action filed in the Supreme Court of the State of New York for the County of New York entitled Griffith & Tekushan, Inc. v. Discreet Logic Inc. (Index No. 602684/98) (the "Action"). The complaint alleges, among other things, that Discreet breached certain warranties arising out of a software licensing agreement and seeks damages of $1 million. On July 10, 1998, the Action was removed from state court to the United States District Court for the Southern District of New York (Case No. 98 Civ. 4909 (BSJ)). On July 17, 1998, Discreet filed a motion to dismiss the Action in its entirety. The motion to dismiss is currently pending. Discreet intends to contest this case vigorously; however, the ultimate outcome of the case cannot be predicted at this point.

  On August 28, 1998, a complaint was filed in the Marin County, California, Superior Court, entitled Jerry Krim, on Behalf of Himself and All Others Similarly Situated, vs. Discreet Logic Inc., et al., case No. 174792. The lawsuit relates to the proposed Transactions and names as defendants certain of Discreet's directors and certain unidentified "John Does." The complaint alleges that the defendants breached their fiduciary duties to shareholders in connection with the proposed Transactions. The complaint asks the court to enjoin the consummation of the Transactions or, alternatively, seeks to rescind the Transactions or an award of unspecified damages from the defendants in the event the Transactions are consummated. Discreet believes the claims asserted in the complaint are without merit and intends to vigorously contest them.

 Recent Acquisitions

  On July 15, 1997, Discreet acquired all of the outstanding shares of capital stock of D-Vision pursuant to a Stock Purchase Agreement dated as of July 10, 1997, among Discreet, D-Vision, the former stockholders of D-Vision and certain other individuals. As a result of the D-Vision acquisition, Discreet acquired the D-Vision OnLINE and PRO software products for non-linear video and digital media editing solutions including related know-how and goodwill. The purchase price was paid in a combination of 555,000 newly issued Discreet Common Shares and approximately $10,750,000 in cash. In addition, approximately $4,000,000 of the cash consideration is being held in escrow until September 30, 1999, subject to (i) earlier release from escrow of up to $1,900,000 on September 30, 1998, pending satisfactory resolution of a dispute regarding an indemnification claim against such escrow, and (ii) the resolution of any indemnification claims made by Discreet pursuant to the Stock Purchase Agreement. The D-Vision acquisition was accounted for as a purchase. The cash used by Discreet to fund the acquisition was derived primarily from cash flow from operations. A substantial portion of the purchase price, net liabilities of D-Vision and transaction costs was allocated to purchased in-process research and development that had not yet reached technical feasibility and had no alternative use for which Discreet incurred a one-time charge against earnings in the amount of $21,000,000 ($0.72 per share), in the quarter ending September 30, 1997, based on an independent appraisal. The terms of the transaction and the consideration received by the D-Vision stockholders were the result of arms-length negotiations between the representatives of Discreet Logic and D-Vision. D-Vision develops Microsoft Windows NT-based non-linear, digital editing solutions.

  On December 2, 1997, Discreet entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Lantern Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Discreet Logic ("Merger Sub"), and Lightscape Technologies, Inc., a Delaware corporation ("Lightscape"). On December 30, 1997, pursuant to the Merger Agreement, and upon the satisfaction of certain closing conditions, Merger Sub merged (the "Lightscape Merger") with and into Lightscape with Lightscape as the surviving corporation and a wholly-owned subsidiary of Discreet. As a result of the Lightscape Merger, Discreet acquired, among other products, the Lightscape TM product, a software application which integrates radiosity and raytracing with physically based lighting, including related know-how and goodwill. The aggregate purchase price for Lightscape includes the assumption of approximately $5,700,000 of net liabilities (of which approximately $3,400,000 was paid at the closing), not including costs associated with the transaction, and up to $6,800,000 in contingent consideration to be paid only if certain revenue objectives are achieved by Lightscape in calendar 1998 and 1999. The Lightscape Merger has been accounted for as a purchase. A substantial portion of the purchase price and transaction costs was allocated to purchased in-process research and development that had not yet reached technical feasibility and had no alternative use for which Discreet incurred a one-time charge against earnings in the amount of $5,800,000 ($0.20 per share), based on an independent appraisal, in the quarter ended December 31, 1997 and approximately $1,087,000 was allocated to intangible assets, which include goodwill and acquired technology, and is being amortized on a straight-line basis over their estimated useful lives of three to five years. The terms of the transaction were the result of arms'- length negotiations between the representatives of Discreet and Lightscape.

 Restructurings

  During the fiscal year ended July 31, 1996, excluding a restructuring charge of $15,000,000 and its related tax effects, Discreet incurred a net loss of approximately $31,000,000 on revenues of approximately $83,997,000. In response to the financial results and other developments facing the business, Discreet developed a restructuring plan during the fourth fiscal quarter of 1996. Discreet began implementation of its restructuring plan in the fourth fiscal quarter of 1996 and had substantially completed the implementation of the plan at the end of fiscal 1997. During the fourth fiscal quarter of 1998, Discreet revised its estimates of remaining costs to be incurred and reversed approximately $2,333,000 of reserves no longer considered to be necessary. Discreet still has approximately $775,000 in restructuring reserves primarily for the estimated cost of terminating leases, and the legal and taxation winding down of several subsidiaries.

  Discreet also recorded an unrelated restructuring charge in the fourth fiscal quarter of 1998 in the amount of $829,000 for the estimated costs of closing its U.K. research and development facility. As of June 30, 1998, the closure was substantially complete and Discreet still has approximately $50,000 in restructuring reserves primarily for the estimated cost of professional fees associated with the winding down of this subsidiary. See
Note 19 of Notes to Discreet's Consolidated Financial Statements.

 Change in Fiscal Year

  On January 9, 1997, the Discreet Board approved the change of Discreet's fiscal year end from July 31 to June 30. This change was effective beginning with Discreet's second fiscal quarter of 1997. The consolidated financial statements are presented for the year ended June 30, 1998, the eleven-month period ended June 30, 1997 and the year ended July 31, 1996. Discreet prepares consolidated financial statements, remeasures accounts in foreign currencies to reflect changes in exchange rates and examines and adjusts certain reserve accounts at the end of each quarter. Therefore, it is not practicable to recast the 1996 fiscal year's results to reflect a June 30 fiscal year end. Consequently, the results for the twelve-month period ended June 30, 1998 are not directly comparable with those for the eleven-month period ended June 30, 1997, or the twelve-month period ended July 31, 1996.

 Year 2000

  Discreet has made preliminary assessments of its products and information systems and has determined that they are Year 2000 compliant, or that only a limited effort will be required to achieve compliance. Discreet is currently proceeding with detailed reviews of every application used. It is expected that some will have to be upgraded to Year 2000 compliant applications. Some Discreet products run on platforms, or work with peripherals that are currently not Year 2000 compliant. Accordingly, it is expected that some customers may experience some difficulties related to non-Discreet products, which may affect the performance of Discreet products and, therefore, lead to an unusually high number of calls to Discreet's technical support department. Discreet anticipates that the costs related to the detailed assessments, application upgrades, and responding to the increased volume of support calls will not be material to its results of operations, liquidity and capital resources. Although management does not expect Year 2000 issues to have a material impact on its business or future results of operations, there can be no assurance that the potential problems described above, related to the platforms and peripherals on and with which Discreet's products operate, will be resolved in a timely manner, and that Discreet will not experience significant costs or delays in developing versions of its products that are compatible with Year 2000 compliant versions of these platforms and peripherals.


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

RESULTS OF OPERATIONS

  The following table sets forth the percentages of total revenues represented by certain line items in the statement of operations:

                                         YEAR      ELEVEN MONTHS      YEAR
                                    ENDED JULY 31,     ENDED     ENDED JUNE 30,
                                         1996      JUNE 30, 1997      1998
                                    -------------- ------------- --------------
   Total revenues.................       100 %          100 %         100 %
   Cost of revenues...............        59             47            41
                                         ---            ---           ---
         Gross profit.............        41             53            59
                                         ---            ---           ---
   Operating expenses:
       Research and development...        20             10            10
       Sales and marketing........        31             23            23
       General and
        administrative............        13              6             5
       Gain on sale of
        investment................       --             --             (2)
       Costs related to terminated
        transaction...............       --             --              1
       Write-off of purchased
        research and development..        10             10            18
       Restructuring expense......        18            --             (1)
       Litigation and related
        settlement expense........         3              6             0
                                         ---            ---           ---
         Total operating
          expenses................        95             55            54
                                         ---            ---           ---
         Operating income (loss)..       (54)            (2)            5
   Other income (expense).........         3              1             2
                                         ---            ---           ---
   Income (loss) before income
    taxes.........................       (51)            (1)            7
   Provision for income taxes.....         2              6             7
                                         ---            ---           ---
         Net loss.................       (53)%           (7)%          (0)%
                                         ===            ===           ===

 TWELVE MONTHS ENDED JUNE 30, 1998 AND ELEVEN MONTHS ENDED JUNE 30, 1997

  As discussed above, it is not practicable to recast prior quarterly results to reflect new fiscal periodic reporting resulting from Discreet's previously announced change in fiscal year end. Therefore, the results for the twelve-month period ended June 30, 1998 are not directly comparable to the results of the eleven-month period ended June 30, 1997.

  Total Revenues. Discreet's revenues consist of product revenues (including licensing of its software, sales of Discreet's proprietary hardware, and resale of third party hardware) and, to a lesser extent, revenues from maintenance and other services (including consulting and training). Effective January 1, 1998, Discreet has recognized revenue in accordance with Statement of Position (SOP) 97-2, entitled Software Revenue Recognition, issued by the American Institute of Certified Public Accountants. The implementation of this new standard did not have a material impact on the consolidated results of operations. See Note 2(c) of Notes to Discreet's Consolidated Financial Statements.

  Total revenues were $151,558,000 and $101,924,000 for the twelve-month period ended June 30, 1998, and the eleven-month period ended June 30, 1997, respectively. The increase in total revenues is primarily due to:
(1) increased penetration of inferno*; (2) increased penetration of flame* due in part to the introduction of flame* on the SGI Octane platform resulting in a significantly reduced system cost to customers; (3) the introduction of smoke*; (4) the introduction of the New Media Software products acquired through the Denim, D-Vision, and Lightscape acquisitions; and (5) the additional month in the fiscal 1998 period. These increases were partially offset by a decrease in revenues from Discreet's Broadcast Production products.

  Revenues from customers outside of North America were $80,691,000 (53% of total revenues) and $58,171,000 (57% of total revenues) for the twelve-month period ended June 30, 1998, and the eleven-month period ended June 30, 1997, respectively. Revenues from customers outside North America increased due to the increased penetration of Discreet's products in Discreet's European and Asian markets as well as the additional month in the fiscal 1998 period. Discreet expects that revenues from customers outside of North America will continue to account for a substantial portion of its revenues and should, as a percentage of total revenues, increase slightly from current levels.

  Cost of Revenues. Cost of revenues consists primarily of the cost of hardware sold (mainly workstations manufactured by SGI), cost of hardware service contracts, cost of integration and hardware assembly, cost of service personnel and the facilities, computing, benefits and other administrative costs allocated to such personnel and the provision for inventory reserves. Cost of revenues was $62,033,000 (41% of total revenues) and $47,571,000 (47% of total revenues) for the twelve-month period ended June 30, 1998, and the eleven-month period ended June 30, 1997, respectively. The decrease in cost of revenues, as a percentage of total revenues, was primarily due to: (1) an increase in sales to Discreet's indirect channel partners, whose purchases from Discreet are predominantly software only and software and storage media bundles since these indirect channel partners are themselves hardware resellers; (2) porting certain of Discreet's software products to recently available, lower priced workstations, resulting in a lower cost to Discreet for the hardware component of system sales; and (3) the increased penetration of Discreet's products in the Asian market where customers typically purchase from Discreet only software or software and storage media bundles. The decrease in cost of revenues, as a percentage of total revenues, is also attributable to lower margins realized on systems sold in the three-month period ended October 31, 1996 under an aggressive sales program, including product discounts, designed to reduce the inventory on hand at the end of the fourth fiscal quarter of 1996. Discreet expects that cost of revenues, as a percentage of total revenues, should decrease slightly from its current levels. However, cost of revenues remains difficult to predict and is subject to fluctuations due to a number of factors including product and product configuration mix and the proportion of direct and indirect sales.

  Research and Development. Research and development expenses consist primarily of the cost of research and development personnel and the facilities, depreciation on research and development equipment, computing, benefits and other administrative costs allocated to such personnel, and consulting fees. Expenditures for research and development, after deducting Canadian federal and provincial tax credits, were $14,847,000 (10% of total revenues) and $9,708,000 (10% of total revenues) for the twelve-month period ended June 30, 1998, and the eleven-month period ended June 30, 1997, respectively. The increase in research and development expenses was primarily due to: (1) an increase in the number of software engineers (including the engineers joining Discreet as a result of the Denim, D-Vision and Lightscape Acquisitions) to develop and enhance Discreet's existing and newly acquired products and to develop new products, (2) an increase in depreciation charges on the additional research and development equipment required for the additional personnel, and (3) the additional month in the fiscal 1998 period. Research and development costs are expensed as incurred. Software development costs are considered for capitalization once technical feasibility has been established. Discreet has not capitalized any software development costs to date. Certain research and development expenditures are incurred substantially in advance of related revenue and in some cases do not generate revenues. Discreet expects that research and development expenses will increase from current levels. Should revenues increase, Discreet expects that research and development expenses, as a percentage of total revenues, should remain approximately the same as current levels.

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and related benefits, facilities and administrative costs allocated to Discreet's sales and marketing personnel, tradeshow expenses, and dealer commissions. Sales and marketing expenses were $34,321,000 (23% of total revenues) and $23,206,000 (23% of total revenues) for the twelve-month period ended June 30, 1998, and the eleven-month period ended June 30, 1997, respectively. The increase in sales and marketing expenses, was primarily due to: (1) the continued expansion of Discreet's direct and indirect sales organization, including the operating costs of domestic sales offices and foreign subsidiaries, (2) an increase in tradeshow activities, (3) the launch of a corporate branding initiative in the fourth fiscal quarter of 1998, and (4) the additional month in the fiscal 1998 period. Discreet expects that sales and marketing expenses will increase from their current levels. Should revenues increase, Discreet expects that sales and marketing expenses, as a percentage of total revenues, should remain approximately the same as current levels.

  General and Administrative. General and administrative expenses include the costs of finance and accounting, human resources, facilities, corporate information systems, legal and other administrative functions of Discreet and reserves for doubtful accounts receivable. General and administrative expenses were $8,077,000 (5% of total revenues) and $6,396,000 (6% of total revenues) for the twelve-month period ended June 30, 1998, and the eleven-month period ended June 30, 1997, respectively. The increase in general and administrative expenses is explained by an increase in personnel, as well as the additional month in the fiscal 1998 period. Discreet expects that general and administrative expenses will increase from their current levels. Should revenues increase, Discreet expects that general and administrative expenses, as a percentage of total revenues, should remain approximately the same as current levels.

  Gain on Sale of Investment. In the fourth fiscal quarter of 1998, Essential Communications Corporation, a company in which Discreet held a minority interest investment of preferred shares, was sold. As a result of this sale, Discreet received proceeds of $2,500,000 in exchange for the preferred shares held by it. Previously, in fiscal 1996, Discreet had taken a charge to operations due to the uncertainty regarding the realizability of this investment. Upon receipt of the proceeds, Discreet realized a gain of $2,500,000.

  Costs related to Terminated Transaction. In the fourth fiscal quarter of 1998, Discreet incurred $1,713,000 of costs related to the terminated agreement to acquire MGI Software Corp.

  Restructuring expense. In the fourth fiscal quarter of 1998, Discreet reversed $2,333,000 of restructuring reserves. These reserves were considered to no longer be necessary when the costs estimated to complete the restructuring plan were reviewed. This reversal was offset by an additional accrual of $829,000 to accrue the cost of closing Discreet's U.K. research and development facility. The closure of this facility substantially was completed by June 30, 1998. See Note 19 of Notes to Discreet's Consolidated Financial Statements.

  Charge for Purchased Research and Development. In connection with the Lightscape acquisition, Discreet expensed $5,800,000, based on an independent appraisal, of in-process research and development that had not yet reached technological feasibility and had no alternative use, in the three-month period ended December 31, 1997. In connection with the D-Vision acquisition, Discreet expensed $21,000,000, based on an independent appraisal, of in-process research and development, that had not yet reached technological feasibility and had no alternative use, in the three-month period ended September 30, 1997. See Note 15 of Notes to Discreet's Consolidated Financial Statements.

  Litigation and Related Settlement Expenses. In the third fiscal quarter of 1998, Discreet reversed $405,000 of litigation and related settlement expenses in order to adjust previously estimated legal costs to the actual amount of costs incurred to settle the class action litigations. See Note 5 of Notes to Discreet's Consolidated Financial Statements.

  Other Income (Expense). Other Income (Expense) primarily consists of foreign currency gains and losses and interest income and expense. Foreign currency translation resulted in gains of $1,083,000 and losses of $188,000 for the twelve-month period ended June 30, 1998, and the eleven-month period ended June 30, 1997, respectively. These gains and losses are primarily the result of Discreet and each subsidiary translating intercompany balances denominated in a currency other than its own functional currency. These balances are remeasured into the functional currency of each company every reporting period. This remeasurement results in either unrealized gains or losses depending on the exchange rate fluctuation between the functional currency of each company and the currency in which the monetary asset or liability is denominated.

  Provision for Income Taxes. Discreet's provision for income taxes was $10,854,000 and $6,489,000 for the twelve-month period ended June 30, 1998, and the eleven-month period ended June 30, 1997, respectively.

The provision for all periods is based upon the Canadian federal statutory rate of 38% and reflects the impact of various tax credits and foreign taxes. The effective tax rate for the twelve-month period ended June 30, 1998 differed from the statutory rate primarily as a result of Discreet recording charges for purchased in-process research and development for which no benefit was recorded due to the uncertainty of realizing any future tax benefit associated with these charges, offset by the realization of the benefit for some prior year tax losses for which no benefit was previously recorded. The effective tax rate for the eleven-month period ended June 30, 1997 differed from the statutory rate primarily as a result of Discreet not recording benefits related to losses, and charges for purchased in-process research and development and the settlement of the class action litigation, where the realization of the benefits were uncertain. Discreet has foreign net operating loss carry forwards of approximately $13,841,000 which may be available to reduce future income tax liabilities.

 ELEVEN MONTHS ENDED JUNE 30, 1997 AND TWELVE MONTHS ENDED JULY 31, 1996

  As discussed above, it is not practicable to recast prior quarterly results to reflect new fiscal periodic reporting resulting from Discreet's previously announced change in fiscal year end. Therefore, the results for the eleven-month period ended June 30, 1997, are not directly comparable to the results of the twelve-month period ended July 31, 1996.

  Total Revenues. Total revenues were $101,924,000 and $83,997,000 for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. Despite the fact that fiscal 1997 was an eleven-month period, total revenues increased in fiscal 1997 over total revenues for fiscal 1996 due to new product offerings during the year, namely FIRE and FLINT RT, as well as wider acceptance of Discreet's premier resolution-independent effects system, INFERNO, and a growing installed base. Revenues from FLAME systems, including software and hardware, were $26,159,000 (26% of total revenues) and $44,745,000 (53% of total revenues) for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. The decline in FLAME revenues, both in amount and as a percentage of total revenues, was primarily a result of an aggressive program in the three months ended October 31, 1996 which included significant discounting designed to reduce inventory on hand at the end of fiscal 1996, and the wider acceptance of Discreet's premier resolution-independent effects system, INFERNO, which began to ship commercially in October 1995. Revenues from INFERNO systems, including software and hardware, were $16,161,000 (16% of total revenues) and $8,887,000 (11% of total revenues) for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. The decline in FLAME revenues was also offset by an increase in FLINT revenues due to the initial commercial shipment of FLINT RT. Revenues from FLINT (including FLINT RT) systems, including software and hardware, were $17,263,000 (17% of total revenues) and $14,068,000 (17% of total revenues) for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. Revenues from FIRE systems, including software and hardware, were $26,482,000 (26% of total revenues) during the eleven-month period ended June 30, 1997, the first period it was commercially available. Revenues from VAPOUR and FROST systems, including software and hardware, were $2,253,000 (2% of total revenues) and $4,784,000 (6% of total revenues) for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. Due to the high average sales price, the timing of purchase orders and the lengthy sales cycle of VAPOUR and FROST systems, a limited number of sales of these systems could account for a significant amount of revenues. The decline in VAPOUR and FROST revenues is attributable to the fact that the 1996 revenues include the sale of several large systems.

  Software-only revenues were $7,495,000 (7% of total revenues) and $4,564,000 (5% of total revenues) for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. Hardware-only revenues, consisting primarily of the sale of disk arrays and other peripherals, were $6,639,000 (7% of total revenues) and $4,938,000 (6% of total revenues) for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. System revenues, which include software and hardware, were $74,183,000 (73% of total revenues) and $63,183,000 (75% of total revenues) for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. The fluctuations in software-only, hardware-only and system revenues are primarily due to the high average sales price of Discreet's products, such that a limited number of sales can account for a substantial portion of total revenues. The increase in software-only revenues as a percentage of total revenues resulted from more revenues in fiscal 1997 being derived from Discreet's indirect sales channel which primarily purchases only software from Discreet.

  Maintenance revenues were $9,728,000 (10% of total revenues) and $6,483,000 (8% of total revenues) for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. Maintenance revenues increased due to the increased installed base of Discreet's FLAME, INFERNO and FLINT systems as well as the development of an installed base for Discreet's FIRE systems. Other revenues were $3,878,000 (4% of total revenues) and $4,829,000 (6% of total revenues) for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. Other revenues for all periods consisted primarily of rentals, systems integration, and training services provided to customers. Other revenues decreased in the eleven-month period ended June 30, 1997 as compared to the twelve-month period ended July 31, 1996, due to the decrease in rentals of Discreet's FLAME systems.

  Revenues from customers outside of North America were $58,171,000 (57% of total revenues) and $47,711,000 (57% of total revenues) for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. Discreet is continuing to develop its direct and indirect distribution channels in North America, Asia and Europe. Discreet expects that revenues from customers outside of North America will continue to account for a substantial portion of its revenues and, as a percentage of total revenues, remain approximately the same.

  Cost of Revenues. Cost of revenues was $47,571,000 (47% of total revenues) and $49,333,000 (59% of total revenues) for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. The decrease in cost of revenues as a percentage of total revenues was a result of the following factors: (1) Discreet's growing penetration into the Asian market where customers typically purchase only software or software and storage media bundles, (2) the SGI workstation component of cost of revenues declined as Discreet's installed base purchased additional software and storage media to add on to existing workstations, and (3) provisions to write inventories down to their net realizable values were lower for the eleven-month period ended June 30, 1997 as compared to the twelve-month period ended July 31, 1996.

  Research and Development. Expenditures for research and development, after deducting Canadian federal and provincial tax credits, were $9,708,000 (10% of total revenues) and $16,902,000 (20% of total revenues) for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. The decrease in research and development expenses, after deducting tax credits, was a result of the following factors: (1) the provision, in the amount of $2,500,000, recorded during the quarter ended April 30, 1996, to reflect the uncertainty regarding the realizability of Discreet's investment in the preferred shares of Essential Communications Corporation and (2) the implementation of Discreet's restructuring plan which included the reduction of personnel, closure of certain research and development offices, and consolidation of software research and development in its Montreal headquarters during the fourth fiscal quarter of 1996 and the eleven-month period ended June 30, 1997. See Note 19 to Notes to Discreet's Consolidated Financial Statements. These decreases were partially offset by general salary increases. Research and development costs are expensed as incurred. Software development costs are considered for capitalization once technical feasibility has been established. Discreet has not capitalized any software development costs to date. See Note 2(e) of Notes to Discreet's consolidated financial statements. Certain research and development expenditures are incurred substantially in advance of related revenue and in some cases do not generate revenues.

  Sales and Marketing. Sales and marketing expenses were $23,206,000 (23% of total revenues) and $26,088,000 (31% of total revenues) for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. The decrease in sales and marketing expenses resulted primarily from the implementation of Discreet's restructuring plan, which included a reduction of personnel and the closure of the Florida sales office and the relocation of the New York demonstration center during the fourth fiscal quarter of 1996. These decreases were partially offset by the continued expansion of Discreet's direct and indirect sales organization, including the operating costs of domestic sales offices and foreign subsidiaries.

  General and Administrative. General and administrative expenses were $6,396,000 (6% of total revenues) and $10,582,000 (13% of total revenues) for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. The decrease in general and administrative expenses resulted primarily from the implementation of Discreet's restructuring plan which included a reduction of administrative personnel as well as the closure of administrative offices in Cambridge, Massachusetts. Additionally, in fiscal 1996, Discreet provided approximately $3,300,000 in reserves for potentially uncollectible accounts receivable and provided $830,000 to reflect certain recourse provisions associated with third party financing arrangements, and reduced the carrying value of a building purchased in Montreal by CDN$500,000 (approximately $365,000) to reflect the value expected to be realized upon sale.

  Charge for Purchased Research and Development. In connection with the acquisition of substantially all of the assets of Denim Software L.L.C., Discreet expensed $9,800,000 (10% of total revenues) of in-process research and development, that had not yet reached technical feasibility and had no alternative use, during the eleven-month period ended June 30, 1997. During fiscal 1996, in connection with the COSS/IMP acquisition, Discreet expensed $8,500,000 (10% of total revenues) of in-process research and development. See
Note 15 of Notes to Discreet's Consolidated Financial Statements.

  Restructuring Expense. In the fourth quarter of fiscal 1996, Discreet recorded a restructuring expense of $15,000,000 (18% of total fiscal 1996 revenues). The focus of Discreet's restructuring plan was to solidify its senior management team, reduce operating expenses through workforce reductions and office closings, consolidate software research and development activities in Montreal, discontinue certain product lines, and restructure its sales force to emphasize indirect sales channels. While Discreet began implementation of its restructuring plan in the fourth fiscal quarter of 1996 and had substantially completed the implementation of the plan at the end of fiscal 1997, as of June 30, 1997, Discreet had $4,272,000 in restructuring reserves primarily for the estimated cost of terminating leases, resolving outstanding severance issues, and the legal and taxation winding down of several subsidiaries. See Note 19 of Notes to Discreet's Consolidated Financial Statements.

  Litigation and Settlement. In August 1997, Discreet announced an agreement-in-principle to settle all three of the class action shareholder lawsuits outstanding against it for $10,800,000. In the fiscal year ended July 31, 1996, Discreet had provided a $2,506,000 (3% of total revenues) litigation reserve for legal costs associated with defending the class action lawsuits. During the eleven-month period ended June 30, 1997, Discreet recorded a provision of $6,500,000 (6% of total revenues) to accrue the additional estimated settlement costs to be borne by Discreet. See Note 5 of Notes to Discreet's Consolidated Financial Statements.

  Other Income (Expense). Foreign currency translation losses were $188,000 during the eleven-month period ended June 30, 1997 compared to gains of $179,000 during the year ended July 31, 1996.

  Provision for Income Taxes. Discreet's provision for income taxes was approximately $6,489,000 and $1,435,000 for the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996, respectively. The provision for all periods was based on the Canadian federal statutory rate of 38% and reflects the impact of various tax credits and foreign taxes. The tax provision for these periods resulted from taxable earnings in jurisdictions where Discreet did not have available tax loss carryforwards partially offset by the realization of the benefit for some prior year tax losses for which no benefit was previously recorded. In both fiscal years, Discreet recorded charges for acquired in-process research and development for which no benefit was recorded due to the uncertainty of realizing any future tax benefit associated with these charges. In addition, in fiscal 1997, Discreet recorded a provision for estimated litigation settlement costs for which no tax benefit was recorded because of the uncertainty of realizing any tax benefit associated with this charge.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain quarterly financial data for each of the eight most recent quarters in the period ended June 30, 1998, together with such data as a percentage of total revenues. The quarterly information presented is unaudited. In the opinion of management, the unaudited quarterly information has been prepared on the same basis as the annual audited consolidated financial statements and includes all adjustments

(consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. Operating results for any quarter are not necessarily indicative of results for any future period.

                                     TWO
                         QUARTER   MONTHS                     QUARTERS ENDED
                          ENDED     ENDED   -----------------------------------------------------------
                         OCT.31,   DEC.31,  MAR. 31,  JUNE 30,   SEPT.30,   DEC.31,  MARCH31,   JUNE30,
                          1996      1996      1997      1997       1997      1997      1998      1998
                         -------   -------  --------  --------   --------   -------  --------   -------
                                                   (IN THOUSANDS)
Total revenues.......... $23,263   $16,833  $27,044   $ 34,784   $ 38,405   $37,268  $35,712    $40,173
Cost of revenues........  12,287     8,003   11,255     16,026     17,280    13,548   14,191     17,015
                         -------   -------  -------   --------   --------   -------  -------    -------
    Gross profit........  10,976     8,830   15,789     18,758     21,125    23,720   21,521     23,158
                         -------   -------  -------   --------   --------   -------  -------    -------
Operating expenses:
  Research and
   development..........   2,678     1,575    2,746      2,709      3,512     3,901    4,032      3,402
  Sales and marketing...   6,017     4,610    6,534      6,045      7,433     8,407    8,610      9,870
  General and
   administrative.......   1,516     1,189    1,842      1,849      1,884     2,012    2,137      2,044
  Gain on sale of
   investment...........     --        --       --         --         --        --       --      (2,500)
  Costs related to
   terminated
   transaction..........     --        --       --         --         --        --       --       1,713
  Write-off of purchased
   research and
   development..........     --        --       --       9,800     21,000     5,800      --         --
  Restructuring expense.     --        --       --         --         --        --       --      (1,504)
  Litigation and related
   settlement expenses..     --        --       --       6,500        --        --      (405)       --
                         -------   -------  -------   --------   --------   -------  -------    -------
    Total operating
     expenses...........  10,211     7,374   11,122     26,903     33,829    20,120   14,374     13,025
                         -------   -------  -------   --------   --------   -------  -------    -------
    Operating income
     (loss).............     765     1,456    4,667     (8,145)   (12,704)    3,600    7,147     10,133
Total other income
 (expense)..............    (925)    1,819       46         51        377       287     (205)     1,608
                         -------   -------  -------   --------   --------   -------  -------    -------
Income (loss) before
 income taxes...........    (160)    3,275    4,713     (8,094)   (12,327)    3,887    6,942     11,741
Provision for income
 taxes..................     652     1,310    1,674      2,853      2,775     3,097    1,739      3,243
                         -------   -------  -------   --------   --------   -------  -------    -------
    Net income (loss)... $  (812)  $ 1,965  $ 3,039   $(10,947)  $(15,102)  $   790  $ 5,203    $ 8,498
                         =======   =======  =======   ========   ========   =======  =======    =======
Total revenues..........     100 %     100%     100%       100 %      100 %     100%     100 %      100 %
Cost of revenues........      53        48       42         46         45        36       40         42
                         -------   -------  -------   --------   --------   -------  -------    -------
   Gross profit.........      47        52       58         54         55        64       60         58
                         -------   -------  -------   --------   --------   -------  -------    -------
Operating expenses:
  Research and
   development..........      12         9       10          8          9        10       11          9
  Sales and marketing...      26        27       24         17         19        23       24         25
  General and
   administrative.......       6         7        7          5          5         5        6          5
  Gain on sale of
   investment...........     --        --       --         --         --        --       --          (6)
  Costs related to
   terminated
   transaction..........     --        --       --         --         --        --       --           4
  Write-off of purchased
   research and
   development..........     --        --       --          28         55        16      --         --
  Restructuring expense.     --        --       --         --         --        --       --          (4)
  Litigation and related
   settlement expenses..     --        --       --          19        --        --        (1)       --
                         -------   -------  -------   --------   --------   -------  -------    -------
   Total operating
    expenses............      44        43       41         77         88        54       40         33
                         -------   -------  -------   --------   --------   -------  -------    -------
   Operating income
    (loss)..............       3         9       17        (23)       (33)       10       20         25
Total other income
 (expense)..............      (4)       11      --         --           1       --        (1)         4
                         -------   -------  -------   --------   --------   -------  -------    -------
Income (loss) before
 income taxes...........      (1)       20       17        (23)       (32)       10       19         29
Provision for income
 taxes..................       3         8        6          8          7         8        5          8
                         -------   -------  -------   --------   --------   -------  -------    -------
   Net income (loss)....      (4)%      12%      11%       (31)%      (39)%       2%      14 %       21 %
                         =======   =======  =======   ========   ========   =======  =======    =======

LIQUIDITY AND CAPITAL RESOURCES

  Discreet has funded its operations to date primarily through cash flow from operations (including deferred revenue and customer deposits), borrowings under its demand line of credit, capital leases, the private and public sales of equity securities, and the receipt of research and development tax credits from the Canadian federal government and the Quebec government. As of June 30, 1998, Discreet had cash of approximately $43,746,000. During fiscal 1998, Discreet amended its revolving demand line of credit with its bank. The new agreement provides for a revolving demand line of credit under which it may borrow up to Cdn$7,000,000 (approximately $4,773,000 at June 30, 1998). Advances under the line accrue interest monthly at the Canadian prime rate (6.50% at June 30, 1998) plus 0.25%. Additionally, the agreement provides for a Cdn$600,000 (approximately $409,000 at June 30, 1998) demand leasing facility, and a Cdn$600,000 (approximately $409,000 at June 30, 1998) demand research and development tax credit facility. Advances under these facilities accrue interest monthly at the Canadian prime rate (6.50% at June 30, 1998) plus 1%. The line and facilities are secured by essentially all of Discreet's North American assets. As additional security, Discreet assigned to the bank its insurance on these assets. Discreet is required to maintain certain financial ratios, including minimum levels of working capital, debt service coverage and equity to assets ratios. As of June 30, 1998, there were no amounts outstanding under the demand leasing and demand research and development tax credit facilities, however, the amount available to Discreet under the line of credit was reduced by the letter of guarantee discussed below.

  During the year, Discreet's Japanese subsidiary entered into a line of credit agreement with its bank. Under this agreement, the subsidiary can borrow up to $3,000,000. Advances under this line accrue interest at the prevailing overnight rate (approximately 2.1% at June 30, 1998) and are secured by a letter of guarantee, in the amount of $3,000,000, issued by Discreet in favour of the subsidiary's bank. As of June 30, 1998, the subsidiary had borrowed (Yen)376,824,000 (approximately $2,725,000 at June 30,
1998).

  Discreet's operating activities, including research and development tax credits, provided cash of $17,107,000, $26,012,000 and used cash of $24,425,000, in the fiscal year ended June 30, 1998, and in the eleven-month period ended June 30, 1997, and the fiscal year ended July 31, 1996, respectively. The principal sources of cash in the twelve-month period ended June 30, 1998 were cash generated from operations, the decreases in inventory and in income taxes receivable, and the increase in income taxes payable, offset by an increase in accounts receivable, decreases in accounts payable and accrued expenses, deferred revenue, and customer deposits, and the disbursement of funds used to settle the class action litigation. Accounts receivable increased during fiscal 1998 as a result of Discreet experiencing a level of revenues greater than in the fourth fiscal quarter of 1997 and the timing of those revenues being close to the end of the year. Inventory decreased during fiscal 1998, as a result of close monitoring of inventory throughout the year and the migration of some of Discreet's products to hardware platforms that cost less than previous generations. Accrued expenses decreased due to the settlement of the class action litigation and the reduction of the accrued restructuring reserve. (See Note 19 of Notes to Discreet's Consolidated Financial Statements). The primary sources of cash in fiscal 1997 were cash generated from operations, reductions in inventory and income taxes receivable, and increases in accounts payable, accrued expenses, deferred revenue, income taxes payable, offset by uses of cash including the increase in accounts receivable and the reduction of customer deposits. The primary sources of cash in fiscal 1996 were the increases in accrued expenses, deferred revenue and customer deposits, offset by decreases in cash including the increases in accounts receivable, inventory, income taxes receivable and other current assets and the reductions of accounts payable and income taxes payable.

  Discreet's investing activities used cash of $16,526,000, $17,867,000 and $24,223,000 in the twelve-month period ended June 30, 1998, the eleven-month period ended June 30, 1997, and the fiscal year ended July 31, 1996, respectively. The principal uses of cash in fiscal 1998 were the acquisition of D-Vision and the purchase of computer equipment and software, general office equipment, leasehold improvements and furniture and fixtures used in the operation of Discreet's business, offset by the receipt of the proceeds of sale of the Montreal building and the investment in Essential Communications Corporation. The principal uses of cash in fiscal 1997 were the acquisition of Denim, and the purchase of computer equipment and software, general office equipment, leasehold improvements and furniture and fixtures used in the operation of Discreet's business. In fiscal 1996, the principal uses of cash were the acquisition of COSS/IMP, the purchase of the preferred shares of Essential Communications Corporation, the purchase of land and an office building in London, England, the purchase of land and an office building in Montreal, Quebec, and the purchase of computer equipment and software, general office equipment, leasehold improvements, and furniture and fixtures used in the operation of Discreet's business.

  Financing activities provided cash of $15,188,000, $1,479,000 and $30,310,000 during the fiscal year ended June 30, 1998, the eleven-month period ended June 30, 1997, and the fiscal year ended July 31, 1996, respectively. In all three periods, cash was provided from common stock option exercises and the issuance of shares under the Employee Stock Purchase Plan. In fiscal 1998, Discreet issued 645,000 Discreet Common Shares under a private placement sale to Intel Corporation for proceeds of approximately $13,527,000, net of issuance costs. In fiscal 1996, cash was provided primarily from proceeds from the issuance of approximately 971,000 common shares in a secondary public offering which was completed in December 1995, proceeds from the repayment of subscriptions receivable, and proceeds from common stock option exercises less payment of capital lease obligations.

  Discreet incurred $9,502,000, $6,265,000 and $15,871,000 of capital expenditures during the fiscal year ended June 30, 1998, the eleven-month period ended June 30, 1997, and the fiscal year ended July 31, 1996, respectively, consisting primarily of computer equipment, software and general office equipment and leasehold improvements. In the fiscal year ended July 31, 1996, Discreet purchased an office building and related land in London, England. Discreet incurred (Pounds)1,034,000 (or approximately $1,663,000), and (Pounds)715,000 (or approximately $1,114,000) in capital expenditures during the fiscal years ended June 30, 1997 and July 31, 1996, respectively, for the refitting of the London property. In fiscal 1996, Discreet also purchased an office building in Montreal, Quebec. The carrying values of the Montreal building and the London building were written down to their estimated fair market values and the buildings were classified as assets held for sale in fiscal 1996. In September 1997, Discreet sold the Montreal office building for proceeds of $818,000.

  As of June 30, 1998, Discreet did not have any material commitments for capital expenditures.

  During the year, Discreet concluded a financing arrangement in relation to the Lightscape Acquisition with the Societe de Developpement Industriel du Quebec, an agency of the Quebec provincial government. This agreement provides for an interest free (until July 2004) loan in the amount of Cdn$2,800,000 (approximately $1,909,000 at June 30, 1998). The funds were received in July 1998 and are repayable in four annual installments of Cdn$600,000 (approximately $409,000 at June 30, 1998) commencing in July 2004, and a final installment of Cdn$400,000 (approximately $273,000 at June 30, 1998) in July 2008. The loan is subject to standard covenants for these arrangements, including covenants that may require early repayment of the loan.

  Discreet has never declared or paid cash dividends on its Common Shares and does not anticipate paying any cash dividends on Discreet Common Shares in the forseeable future. In the event cash dividends are declared or paid, Discreet anticipates that they would be declared and paid in US dollars. Part 1A of the Quebec Act prohibits Discreet from paying dividends that would prevent it from discharging its liabilities when due or that would bring the book value of its assets to an amount less than the sum of its liabilities and its issued and paid-up share capital account. At June 30, 1998, Discreet could not distribute any dividends.

  Subject to the factors discussed in "--Certain Factors That May Affect Future Results," Discreet believes that, with its current levels of working capital together with funds generated from operations, it has adequate sources of cash to meet its operations and capital expenditure requirements through fiscal 1999.

                        DISCREET MANAGEMENT, EXECUTIVE
                    COMPENSATION AND PRINCIPAL SHAREHOLDERS

DISCREET MANAGEMENT

  The following table sets forth the directors and the executive officers of Discreet, their ages, and the positions currently held by each such person with Discreet. Discreet Common Shares beneficially owned by each director, directly or indirectly, as of August 31, 1998, appears under the heading "-- Security Ownership of Certain Beneficial Owners and Management of Discreet."

                  NAME                AGE               POSITION
                  ----                ---               --------
   Richard J. Szalwinski(1).........   47 President, Chief Executive Officer,
                                           Chairman of the Board of Directors
                                           and Director
   Francois Plamondon...............   40 Executive Vice President, Chief
                                           Financial Officer, Treasurer and
                                           Secretary
   Winston Rodrigues................   56 Senior Vice President, Advanced
                                           Systems and Operations
   Gary G. Tregaskis................   39 Director
   Thomas Cantwell(1)(2)............   71 Director
   Brian P. Drummond(1)(2)..........   67 Director
   Perry M. Simon(1)................   43 Director
   Pierre Desjardins(2).............   56 Director

--------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

  RICHARD J. SZALWINSKI, a founder of Discreet, has served as a Director since May 1992 and as Chairman of the Board of Directors since March 1994. Mr. Szalwinski served as acting President and Chief Executive Officer from February 1996 and assumed that position officially in July 1996. From May 1992 to November 1994 Mr. Szalwinski served as Chief Executive Officer of Discreet and served as President of Discreet from May 1992 to March 1994. Prior to founding Discreet, he held several positions at Softimage Inc. from June 1988 to December 1991, most recently as a Director and Vice President of Sales. Mr. Szalwinski also serves as the Chairman of the Board of Directors of Behaviour Communications Inc., a public company.

  FRANCOIS PLAMONDON joined Discreet in July 1996 and, since August 1996, served as Executive Vice President, Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Discreet. Prior to joining Discreet, Mr. Plamondon was a partner at Ernst & Young, Chartered Accountants, from December 1990 to July 1996.

  WINSTON RODRIGUES joined Discreet in October 1997 and currently serves as Senior Vice President, Advanced Systems and Operations. Prior to joining Discreet, Mr. Rodrigues was Vice President, Operations at Memotec Communications Inc., a communications and networking company, from 1995 to 1997. From 1994 to 1995, Mr. Rodrigues was a Vice-President at Circo Craft Co. Inc., a manufacturer of printed circuit boards; prior to that, he occupied various positions at IBM Canada Ltd., most recently as a product manager.

  GARY G. TREGASKIS has served as a Director of Discreet since July 1992. Mr. Tregaskis has been an independent consultant to Discreet since December 1995. Prior to that, Mr. Tregaskis served as Director of Advanced Products of Discreet from February 1994 to December 1995. He has also served as Director of Advanced Systems Division of Discreet from July 1992 to February 1994. Mr. Tregaskis was the principal designer and architect of flame*. Prior to joining Discreet, Mr. Tregaskis served as the Director of Research and Development at D.A. Technology, an Australian software development corporation, from 1985 to June 1992. Mr. Tregaskis also serves as a Director of Behaviour Communications Inc., a public company.

  THOMAS CANTWELL has served as a Director of Discreet since September 1992. Dr. Cantwell has been an investor and venture capitalist since 1987. He has served as President of Technical Computer Graphics, a computer distributor and software development corporation, since November 1987. Dr. Cantwell also serves as a Director of Supreme Industries, Inc., a public company and as Chairman of the Board of Directors of Paradigm Entertainment Inc., a privately held developer of computer and video games.

  BRIAN P. DRUMMOND has served as a Director of Discreet since January 1996. Mr. Drummond has served as President of Brican Investments Ltd., a private holding company, since March 1979. Mr. Drummond was Vice Chairman and Director of Richardson Greenshields of Canada Limited, an investment dealer, from 1982 to June 1997. Mr. Drummond also serves as a Director of Atco Ltd. and Canadian Utilities Limited, both public companies.

  PERRY M. SIMON has served as a Director of Discreet since January 1996. Mr. Simon has been President, of Viacom Television for Viacom Entertainment, Viacom, Inc., a television and film developer and producer, since September 1993. Prior to that, Mr. Simon held several positions with NBC Entertainment, from 1985 to 1993, most recently as Executive Vice President-Prime-time Programs.

  PIERRE DESJARDINS has served as a Director of Discreet since January 1997. Mr. Desjardins has been Chairman, President and Chief Executive Officer of Total Containment, a manufacturer and distributor of underground systems and products for the conveyance and containment of fuels, since September 1996. Prior to that, Mr. Desjardins was President and Chief Executive Officer of Domtar Inc., a producer of paper, pulp and forest products, from September 1990 to October 1994. Mr. Desjardins also served as President of Labatt Breweries of Canada from 1988 to September 1990. Mr. Desjardins also serves as a Director of Canam Manac Group Inc., a public company and Uniselect, Inc., a public company.

  Discreet's executive officers are elected by the Discreet Board on an annual basis and serve until their successors have been duly elected and qualified or until their earlier resignation or removal.

COMPENSATION AND OTHER INFORMATION CONCERNING DISCREET OFFICERS

 Executive Compensation Summary

  The following table sets forth summary information concerning the compensation paid or earned for services rendered to Discreet in all capacities during the fiscal years ended July 31, 1996, June 30, 1997 and June 30, 1998 to (i) Discreet's current Chief Executive Officer; and (ii) each of the four most highly compensated executive officers of Discreet (other than the Chief Executive Officer) who earned more than $100,000 in salary and bonus in fiscal year 1998 (collectively, the "Discreet Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                   ------------
                                         ANNUAL COMPENSATION(1)
                                         -------------------------    OPTION
NAME AND PRINCIPAL POSITION(1)           YEAR  SALARY      BONUS    AWARDS (#)
------------------------------           ---- --------    -------- ------------
Richard J. Szalwinski................... 1998 $264,562    $ 81,355    75,000
 President, Chief Executive Officer,     1997 $192,724    $172,500   450,000
 Chairman of the Board of Directors and
  Director                               1996 $154,557         --        --
Francois Plamondon...................... 1998 $176,875    $ 60,138    50,000
 Executive Vice President,               1997 $133,833    $ 50,920       --
 Chief Financial Officer, Secretary and
  Treasurer                              1996      --          --    300,000
Winston Rodrigues(2).................... 1998 $ 84,923    $ 30,643    65,000
 Senior Vice President, Advanced Systems
  and Operations                         1997      --          --        --
                                         1996      --          --        --
Terrence Higgins(3)..................... 1998 $123,813         --     40,000
 Former Senior Vice President, Products  1997 $ 93,683    $ 25,550       --
                                         1996 $121,549         --     40,000
Graham Sharp............................ 1998 $176,881(4)      --        --
 Former Senior Vice President,           1997 $183,337(5) $ 25,000   300,000
 Sales and Marketing                     1996 $ 98,572(6)      --     10,000

--------
(1) 1997 amounts represent salary and bonus actually paid or earned during the eleven month period ended June 30, 1997.

(2) Mr. Rodrigues joined Discreet in October 1997. This amount includes his salary for the nine months of fiscal 1998 during which he was employed by Discreet.

(3) Mr. Higgins' employment with Discreet was terminated on July 2, 1998.

(4) This amount includes $60,000 of sales commissions earned by Mr. Sharp during fiscal 1998. Mr. Sharp's employment with Discreet was terminated on July 2, 1998.

(5) This amount includes $68,750 of sales commissions earned by Mr. Sharp during fiscal 1997.

(6) Mr. Sharp joined Discreet in January 1996. This amount includes his salary as well as $57,948 of sales commissions paid to Mr. Sharp for the seven months of fiscal 1996 during which he was employed by Discreet.

 Option Grants in Last Fiscal Year

  The following table sets forth each grant of stock options made during the fiscal year ended June 30, 1998 to each of the Discreet Named Executive
Officers:

                                     INDIVIDUAL GRANTS
                         -------------------------------------------
                                                                          POTENTIAL
                                                                     REALIZABLE VALUE AT
                                     % OF TOTAL                        ASSUMED ANNUAL
                          NUMBER OF   OPTIONS                          RATES OF STOCK
                         SECURITIES  GRANTED TO                      PRICE APPRECIATION
                         UNDERLYING  EMPLOYEES                         FOR OPTION TERM
                           OPTIONS   IN FISCAL    PRICE   EXPIRATION -------------------
NAME                     GRANTED (#)  YEAR (1)  ($/SHARE)    DATE     5% ($)   10% ($)
----                     ----------- ---------- --------  ---------- -------- ----------
Richard J. Szalwinski...   75,000       8.32%    $15.75    11/20/07  $742,881 $1,882,608
Terrence Higgins(2).....   40,000       4.44%    $24.25    08/11/07  $610,027 $1,545,930
Francois Plamondon(3)...   50,000       5.54%    $24.25    08/11/07  $762,534 $1,932,413
Graham Sharp............      --         --         --          --        --         --
Winston Rodrigues(4)....   45,000       4.99%    $21.00    10/30/07  $594,305 $1,506,086
                           20,000       2.22%    $22.63    03/02/08  $284,575 $  721,168

--------
(1) Percentages are based upon a total of 901,771 options granted to employees in the fiscal year ended June 30, 1998.

(2) On July 2, 1998, Mr. Higgins' employment with Discreet was terminated and, as a result, on that same day, the option to purchase 40,000 Discreet Common Shares which was granted on August 11, 1997 was cancelled.

(3) On August 5, 1998, Mr. Plamondon was granted an option to purchase 60,000 Discreet Common Shares, at an exercise price per share of $11.00.

(4) On August 5, 1998, Mr. Rodrigues was granted an option to purchase 60,000 Discreet Common Shares, at an exercise price per share of $11.00.

 Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values

  The following table sets forth, for each of the Discreet Named Executive Officers, information with respect to the exercise of stock options during the year ended June 30, 1998 and the year-end value of unexercised options:

                           SHARES                                                 VALUE OF UNEXERCISED IN-
                         ACQUIRED ON                    NUMBER OF UNEXERCISED         THE-MONEY OPTIONS
                          EXERCISE        VALUE          OPTIONS AT YEAR-END           AT YEAR-END(2)
NAME                         (#)     REALIZED ($)(1) (EXERCISABLE/UNEXERCISABLE) (EXERCISABLE/UNEXERCISABLE)
----                     ----------- --------------- --------------------------- ---------------------------
Richard J. Szalwinski...      --            --                  0/525,000                   --/$2,517,165
Terrence Higgins(3).....      --            --             40,508/ 40,000             $389,285/--
Francois Plamondon......      --            --                  0/350,000                   --/$1,837,500
Graham Sharp(4).........      --            --              5,625/304,375                   --/$2,137,500
Winston Rodrigues.......      --            --                  0/ 65,000                   --/--

--------
(1) Amounts disclosed in this column are calculated based on the difference between the fair market value of Discreet Common Shares on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Securities Exchange Act, and do not reflect amounts actually received by the Discreet Named Executive Officers.

(2) Value is based on the difference between the option exercise price and the fair market value at June 30, 1998, the fiscal year-end ($11.625 per share), multiplied by the number of shares underlying the option.

(3) Represents shares and amounts as of June 30, 1998. Mr. Higgins' employment with Discreet was terminated on July 2, 1998 and, as a result, on that same day, Mr. Higgins' option to purchase 40,000 Discreet Common Shares was cancelled. On August 14, 1998, Mr. Higgins exercised options to purchase 8,008 Discreet Common Shares at an exercise price of $0.0463 pursuant to an option granted on June 14, 1994 and

   32,500 Discreet Common Shares at an exercise price of $2.50 pursuant to an option granted on January 10, 1995. As of the Discreet Record Date, the number of unexercised options held by Mr. Higgins and the value of such options were 0 and $0.00 respectively.

(4) Represents shares and amounts as of June 30, 1998. Mr. Sharp's employment with Discreet was terminated on July 2, 1998 and as a result, on that day options to purchase an additional 150,000 Discreet Common Shares became vested. On September 15, 1998, Mr. Sharp exercised options to purchase 30,000 Discreet Common Shares at an exercise price of $4.50 per share pursuant to an option granted on August 12, 1996. On September 16, 1998, Mr. Sharp exercised options to purchase 20,000 Discreet Common Shares at an exercise price of $4.50 per share pursuant to an option granted on August 12, 1996. On September 23, 1998, Mr. Sharp exercised options to purchase 70,000 Discreet Common Shares at an exercise price of $4.50 per share pursuant to an option granted on August 12, 1996. As of September 24, 1998, the number of unexercised options held by Mr. Sharp and the value of such options were 36,250 and $255,000 respectively. Mr. Sharp's remaining vested options to purchase 36,250 Discreet Common Shares will expire if not exercised by September 30, 1998.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

   Richard J. Szalwinski and Francois Plamondon have each entered into agreements with Autodesk pursuant to which such individuals reconfirmed their current employment arrangements with Discreet and agreed, subject to consummation of the Transactions, to a minimum one year term of employment with the Combined Company following the Effective Time and, in the event their employment relationship with the Combined Company is terminated, to refrain from competing with the Combined Company and from soliciting customers and employees of the Combined Company for a specified period after such termination.

  In August 1997, Discreet entered into an agreement with Richard J. Szalwinski, whereby Mr. Szalwinski agreed to serve as President and Chief Executive Officer of Discreet. Mr. Szalwinski previously had no employment agreement with Discreet. Pursuant to such agreement, Mr. Szalwinski's annual base salary was increased from $200,000 to $230,000, effective March 1, 1997. In addition, pursuant to such agreement, Mr. Szalwinski is eligible to receive an annual bonus of up to 75% of his base annual salary, based on Discreet meeting the consolidated budgets and forecasts approved by the Discreet Board. In the event that Discreet does not meet such consolidated budgets and forecasts, the Discreet Board may, at its sole discretion, approve the payment of a bonus of up to 75% of his base annual salary to Mr. Szalwinski if the Discreet Board determines that Mr. Szalwinski's performance of his duties was outstanding and that Discreet's failure to meet such consolidated budgets and forecasts was not attributable to factors within Mr. Szalwinski's control. In August 1997, the Discreet Board increased Mr. Szalwinski's annual base salary to $255,500, effective July 1, 1997. The agreement provides that Mr. Szalwinski's employment with Discreet may be terminated by Mr. Szalwinski upon three months written notice to Discreet, in which case Discreet must pay to Mr. Szalwinski his salary and benefits for the remaining time period specified in his notice of termination. The agreement further provides that Discreet may terminate the agreement at any time with or without cause, upon written notice. In the event Mr. Szalwinski's employment is terminated by Discreet, without cause, Discreet must pay Mr. Szalwinski a lump sum amount equal to twenty-four months base annual salary at the time of such termination. In addition, Mr. Szalwinski was granted an incentive stock option to purchase 450,000 Discreet Common Shares under the Discreet's Amended and Restated 1994 Restricted Share and Option Plan (the "1994 Plan") at an exercise price of $6.03 per share. In the event that Mr. Szalwinski's employment is terminated without cause, then all options to purchase shares of Discreet which would have next vested, shall immediately vest upon such termination. The agreement further provides that in the event of a Reorganization, as defined in the 1994 Plan, then (i) the option to purchase the 450,000 Discreet Common Shares granted to Mr. Szalwinski will become immediately vested or (ii) if the Discreet Board elects, in accordance with the 1994 Plan, not to accelerate the vesting of the options granted pursuant to the 1994 Plan, Mr. Szalwinski will receive in substitution for all of his outstanding options to purchase Discreet Common Shares, whether vested or not, such securities (excluding options) of Discreet or of any merged, consolidated or otherwise reorganized corporation or, only in the event of a merger of Discreet with one of its subsidiaries, options of the merged company, all of which securities or options shall be of equivalent value and liquidity.

  In June 1996, Discreet entered into an agreement with Francois Plamondon, whereby Mr. Plamondon became Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Discreet, effective August 1, 1996. Pursuant to such agreement, Mr. Plamondon received an annual base salary of Cdn$200,000, and is eligible to receive an annual bonus of up to Cdn$70,000, based on Discreet meeting the consolidated budgets and forecasts approved by the Discreet Board. In the event that Discreet does not meet such consolidated budgets and forecasts, the Discreet Board may, at its sole discretion, approve the payment of a bonus of up to Cdn$70,000 to Mr. Plamondon if the Discreet Board determines that Mr. Plamondon's performance of his duties was outstanding and that Discreet's failure to meet such consolidated budgets and forecasts was not attributable to factors within Mr. Plamondon's control. In August 1997, the Discreet Board increased Mr. Plamondon's annual base salary from Cdn$200,000 to Cdn$250,000, effective July 1, 1997 and increased his eligible annual bonus from Cdn$70,000 to 50% of his annual base salary. The agreement provides that Mr. Plamondon's employment with Discreet may be terminated by Mr. Plamondon upon three months written notice to Discreet, in which case Discreet must pay to Mr. Plamondon his salary and benefits for the remaining time period specified in his notice of termination. The agreement further provides that Discreet may terminate the agreement at any time with or without cause, upon written notice. In the event Mr. Plamondon's employment is terminated by Discreet, without cause, Discreet must pay Mr. Plamondon a lump sum amount equal to twelve months base annual salary at the time of such termination. In addition, Mr. Plamondon was granted an incentive stock option to purchase 300,000 Discreet Common Shares under the 1994 Plan at an exercise price of $5.50 per share (the "Initial Grant"). In the event that Mr. Plamondon's employment is terminated without cause after August 1, 1997, then all options to purchase Discreet Common Shares granted which would have next vested following the effective date of such termination, will become immediately vested upon such termination. The agreement further provides that in the event of a Reorganization, as defined in the 1994 Plan, then (i) all options to purchase Discreet Common Shares granted under the Initial Grant will become immediately vested or (ii) if the Discreet Board elects, in accordance with the 1994 Plan, not to accelerate the vesting of the options granted pursuant to the 1994 Plan, Mr. Plamondon will receive in substitution for all of his outstanding options to purchase Discreet Common Shares, whether vested or not, such securities (excluding options) of Discreet or of any merged, consolidated or otherwise reorganized corporation or, only in the event of a merger of Discreet with one of its subsidiaries, options of the merged company, all of which securities or options shall be of equivalent value and liquidity.

  In November 1996, Discreet entered into an agreement with Graham Sharp related to Mr. Sharp's employment as Discreet's Senior Vice President-Sales & Marketing, effective July 23, 1996. Pursuant to such agreement, Mr. Sharp received an annual base salary of $125,000, and was eligible to receive sales commissions of up to $75,000, based on Discreet meeting the sales and margin contribution targets approved by the Discreet Board, and, in the event Discreet exceeds such targets, an annual bonus of $25,000. The Discreet Board could also, at its sole discretion, approve the payment of an additional bonus to Mr. Sharp if Discreet exceeded the sales and margin contribution targets. In addition, in the event Discreet did not meet such sales targets, the Discreet Board could, at its sole discretion, approve the payment of a bonus to Mr. Sharp if the Discreet Board determined that Mr. Sharp's performance of his duties was outstanding and Discreet's failure to meet such targets was not attributable to factors within Mr. Sharp's control. In August 1997, the Discreet Board increased Mr. Sharp's annual base salary from $125,000 to $150,000, effective July 1, 1997 and increased his eligible annual bonus from $25,000 to up to 50% of his annual base salary. Under this agreement, Mr. Sharp's eligibility to receive sales commissions remained unchanged. The agreement provided that Mr. Sharp's employment with Discreet could be terminated by Mr. Sharp upon three months written notice to Discreet, in which case Discreet must pay to Mr. Sharp his salary and benefits for the remaining time period specified in his notice of termination. The agreement further provided that Discreet could terminate the agreement at any time, with or without cause, upon written notice. In the event Mr. Sharp's employment was terminated by Discreet, without cause, Discreet must pay Mr. Sharp a lump sum amount equal to twelve months of his base annual salary at the time of such termination. In addition, Mr. Sharp was granted an incentive stock option to purchase 300,000 Discreet Common Shares under the Plan at an exercise price of $4.50 per share. In the event that Mr. Sharp's employment was terminated without cause after July 23, 1997, then all options to purchase shares of Discreet which would have next vested, immediately vested upon such termination. The agreement provided that in the event of a Reorganization, as defined in the 1994 Plan, then (i) the option to purchase the 300,000 Discreet Common Shares granted to Mr. Sharp would become immediately vested or (ii) if the Discreet Board elected, in accordance with the 1994 Plan, not to accelerate the vesting of the options granted pursuant to the 1994 Plan, Mr. Sharp would receive in substitution for all of his outstanding options to purchase Discreet Common Shares, whether vested or not, such securities (excluding options) of Discreet or, only in the event of a merger of Discreet with one of its subsidiaries, options of the merged company, all of which securities or options would be of equivalent value and liquidity. Also, Discreet agreed to reimburse Mr. Sharp's documented out-of-pocket expenses incurred in connection with his relocation from Montreal. On July 2, 1998, Mr. Sharp's employment with Discreet was terminated. Pursuant to the terms of Mr. Sharp's employment agreement, Discreet paid a lump sum amount equal to twelve months of his base annual salary ($150,000) and agreed to reimburse Mr. Sharp for his documented out-of-pocket expenses up to $20,000, incurred in connection with his relocation from Montreal. Such payment was made on July 24, 1998. Additionally, all options to purchase Discreet Common Shares, which would have next vested, became immediately vested. Of those vested options to purchase Discreet Common Shares which totalled 156,250, Mr. Sharp exercised options to purchase 50,000 Discreet Common Shares in September of 1998. The remaining options to purchase 106,250 Discreet Common Shares must be exercised by September 30, 1998 or they will expire.

  Discreet entered into an agreement with Winston Rodrigues dated as of September 26, 1997 related to Mr. Rodrigues' employment as Discreet's Senior Vice President, Operations. Pursuant to such agreement. Mr. Rodrigues received an annual base salary of US$119,315 (Cdn. $175,000 converted as of June 30, 1998) and was eligible to receive an annual bonus in an amount determined by the Compensation Committee of the Discreet Board, such amount not to exceed 40% of the annual base salary, if Discreet achieved certain budgets and forecasts approved by the Discreet Board from time to time. In addition, in the event Discreet did not meet such budgets and forecasts, the Discreet Board could approve for Mr. Rodrigues an annual bonus not to exceed 40% of his annual base salary if the Discreet Board was of the view that Mr. Rodrigues' performance was outstanding and Discreet's failure to achieve its budgets and forecasts was not attributable to factors within Mr. Rodrigues' control. In addition, Discreet agreed to advance Mr. Rodrigues $23,000, interest free, if Mr. Rodrigues left his former employer prior to December 31, 1997 and thereby incurred a $23,000 resignation penalty. Discreet further agreed to forgive such advance if Mr. Rodrigues remained at the employment of Discreet for at least twelve consecutive months, provided Mr. Rodrigues complied with all other terms and obligations under the agreement, failing which the advance would become immediately due and payable upon Mr. Rodrigues' cessation of employment. In August 1998, the Discreet Board increased Mr. Rodrigues' annual base salary from Cdn. $175,000 to Cdn. $210,000, and increased his eligible annual bonus from 40% to 50% of his annual base salary. The agreement provides that Mr. Rodrigues' employment with Discreet may be terminated by Mr. Rodrigues upon three months written notice to Discreet, in which case Discreet must pay to Mr. Rodrigues his salary and benefits for the remaining time period specified in his notice of termination. The agreement further provides that Discreet may terminate the agreement at any time, with or without cause, upon written notice. In the event Mr. Rodrigues' employment is terminated by Discreet without cause, Discreet must pay Mr. Rodrigues a lump sum amount equal to six months of his base annual salary at the time of such termination. In addition, Mr. Rodrigues was granted an incentive stock option to purchase 45,000 Discreet Common Shares under the 1994 Plan at an exercise price of $21.00 per share. In the event that Mr. Rodrigues' employment is terminated without cause after October 27, 1998, then all options to purchase Discreet Common Shares which would have next vested, shall immediately vest upon such termination.


  On July 17, 1998, Discreet entered into a severance agreement with Terrence Higgins in connection with his termination as an executive officer of Discreet. Pursuant to such agreement, Discreet agreed to pay Mr. Higgins severance in the amount of $68,100 (Cdn $100,000 converted as of June 30, 1998) plus an additional $341 (Cdn $500 converted as of June 30, 1998) as a reimbursement of related legal expenses. Discreet also agreed to provide Mr. Higgins with outplacement counselling for six months. In addition, pursuant to the terms of the 1994 Plan, Mr. Higgins had 90 days from July 2, 1998 to exercise his vested options to purchase Discreet Common Shares. On August 14, 1998, Mr. Higgins exercised such options to purchase 40,508 Discreet Common Shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Discreet Board has established a Compensation Committee consisting of Messrs. Szalwinski, Cantwell, Drummond and Simon. During this period, Mr. Szalwinski, Discreet's Chairman and Chief Executive Officer, participated in deliberations of Discreet's Compensation Committee concerning the compensation of executive officers other than his own. No executive officer of Discreet served as a member of the compensation committee of another entity (or other committee of the Discreet Board performing equivalent functions or, in the absence of any such committee, the entire Discreet Board), one of whose executive officers served as a director of Discreet.

COMPENSATION OF DISCREET DIRECTORS

  Employee directors of Discreet do not receive cash compensation for their service as members of the Board of Directors. Non-Employee Directors (as defined below) receive an annual fee of $10,000 for services on the Discreet Board and an additional $2,500 for services on each committee of the Board of Directors. Non-Employee Directors also receive reimbursement of their expenses for each Discreet Board or committee meeting attended. Discreet may from time to time, and at the discretion of the Discreet Board (or the Compensation Committee), grant stock options to directors in addition to the options specified in the 1995 Non-Employee Director Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During fiscal 1996, Richard Szalwinski, Discreet's Chairman, President and Chief Executive Officer extended three loans to Smoke and Mirrors Productions Limited ("Smoke and Mirrors") in an aggregate amount of (Pounds)1,077,975 (or approximately $1,678,650 at July 31, 1996). As of June 1997, the loans had been repaid by Smoke and Mirrors. Each loan was negotiated at arm's length and bore interest at the Canadian prime borrowing rate as quoted by a Canadian chartered bank. Discreet recorded revenue of $2,304,000 during fiscal 1996 from Smoke and Mirrors. Discreet had a trade account receivable of $836,000 from Smoke and Mirrors at July 31, 1996, which amount was subsequently collected in full by Discreet in fiscal 1997.

  During fiscal 1996, fiscal 1997 and fiscal 1998, Discreet paid Gary Tregaskis, a director of Discreet, (Pounds)27,916 (approximately $45,000), (Pounds)0, and (Pounds)75,000 (approximately $122,000), respectively for services rendered to Discreet.

  Thomas Cantwell, a director of Discreet, is a majority shareholder of Radium, Inc. ("Radium"). The Corporation recorded revenue of $1,138,000 during fiscal year 1996 from Radium. At July 31, 1996, the full amount of the sale had been collected.

  BHVR Communications Inc. ("BHVR"), an entity of which Richard Szalwinski owns 84% of the voting securities, owns 100% of Behaviour Entertainment Inc. ("Behaviour"). During fiscal 1996, Discreet recorded revenue of $121,000 from Behaviour and had trade receivables of $113,000 from Behaviour at July 31, 1996, which amount was subsequently collected in full during fiscal 1997. During fiscal 1997, Discreet did not record revenue from sales, purchase services or have trade receivables from Behaviour at June 30, 1997. During fiscal 1998, Discreet purchased marketing services from Behaviour in the amount of $223,090, recorded revenue from sales of an effect* (option 3) system, and other hardware to Behaviour in the amount of $320,573 and had net trade receivables of $97,483 from Behaviour at June 30, 1998.

  BHVR owns 100% of TGR Zone Corporation ("TGR Zone"). In July 1997, Discreet agreed to rent space for its headquarters in Montreal from TGR Zone and a lease was subsequently executed whereby Discreet agreed to rent approximately 55,000 square feet of space at approximately Cdn $13.00 (or approximately $8.86 converted as of June 30, 1998) per square foot per annum subject to normal escalation clauses. The lease is set to expire in July 2007. As part of this agreement, TGR Zone assumed Discreet's lease commitment at its previous Montreal location. During fiscal 1998, Discreet made rental payment to TGR Zone in the amount of $941,151.

  Discreet purchased professional consulting services from BHVR in the amount of $106,244 during fiscal 1998 and had a payable of $106,244 at June 30, 1998.

  BHVR indirectly owns approximately 37.5% of Behaviour Design, Inc. ("Behaviour Design"), Discreet purchased marketing services from Behaviour Design in the amount of $1,383,639 during fiscal 1998 and had a payable of $1,383,639 to Behaviour Design at June 30, 1998.

  BHVR indirectly owns approximately 37.5% of Behaviour Studios, Inc. ("Behaviour Studios"). Discreet recorded revenue from sales of fire* and inferno* systems of Behaviour Studios in the amount of $1,837,077 during fiscal 1998 and had trade receivables of $1,837,077 from Behaviour Studios at June 30, 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF DISCREET

  The following table sets forth as of August 31, 1998, with respect to beneficial ownership of Discreet Common Shares by: (i) the name of each person who, to the knowledge of Discreet beneficially owned more than 5% of the Discreet Common Shares outstanding as of such date; (ii) the name of each director of Discreet; (iii) each Discreet Named Executive Officer and (iv) all directors and executive officers of Discreet as a group.

                                                      AMOUNT AND NATURE  PERCENT
               NAME OF BENEFICIAL OWNER                OF OWNERSHIP(1)   OF CLASS
               ------------------------               -----------------  --------
   Richard J. Szalwinski............................      5,631,896(2)    18.68%
   Terrence Higgins.................................        140,427(3)        *
   Thomas Cantwell..................................      3,057,467(4)    10.29%
   Gary G. Tregaskis................................      3,123,700(5)    10.52%
   Brian P. Drummond................................         26,666(6)        *
   Perry M. Simon...................................         26,666(7)        *
   Francois Plamondon...............................        312,500(8)     1.04%
   Graham Sharp.....................................        156,250(9)        *
   Pierre Desjardins................................         24,332(10)       *
   Winston Rodrigues................................            --            *
   Putnam Investments Management, Inc...............      1,548,877(11)    5.22%
   Pilgrim Baxter & Associates......................      2,159,500(12)    7.27%
   All current executive officers and directors as a
    group (8 persons)...............................     12,203,227(13)   39.97%

--------
  * Less than 1%

 (1) Applicable percentage of ownership as of August 31, 1998, is based upon 29,697,358 Discreet Common Shares outstanding. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Discreet Common Shares subject to options currently exercisable or exercisable within 60 days of August 31, 1998, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (2) Includes 450,000 Discreet Common Shares issuable upon the exercise of options, which options are exercisable upon the change of control of Discreet effected by the Transactions and 5,181,896 shares held of record by BHVR Communications Inc., a holding corporation controlled by Mr. Szalwinski.

 (3) Mr. Higgins' employment with Discreet was terminated on July 2, 1998. See "--Compensation and Other Information Concerning Discreet Directors and Officers--Employment Agreements and Severance Arrangements."

 (4) Consists of Discreet Common Shares owned by Cantwell Holdings, Ltd., a Texas Limited Partnership of which Mr. Cantwell is the General Partner.

 (5) Includes 723,700 Discreet Common Shares held of record by Nearco Trustee Company (Jersey) Limited re: Gary Tregaskis Settlement, a trust established for the benefit of Mr. Tregaskis.

 (6) Consists of Discreet Common Shares issuable upon the exercise of options, which options are exercisable within 60 days of August 31, 1998.

 (7) Consists of Discreet Common Shares issuable upon the exercise of options, which options are exercisable within 60 days of August 31, 1998.

 (8) Consists of a total of (i) 162,500 Discreet Common Shares issuable upon the exercise of options, which options are exercisable within 60 days of August 31, 1998, and (ii) 150,000 Discreet Common Shares issuable upon the exercise of options, which options are exercisable upon the change of control of Discreet effected by the Transactions.

 (9) Consists of Discreet Common Shares issuable upon the exercise of options, which options are exercisable within 60 days of August 31, 1998. Mr. Sharp's employment with Discreet was terminated on July 2, 1998. If such options are not exercised by September 30, 1998, they will expire. See "--Compensation and Other Information Concerning Discreet Directors and Officers--Employment Agreements and Severance Arrangements."

 (10) Includes 13,332 Discreet Common Shares issuable upon the exercise of options, which options are exercisable within 60 days of August 31, 1998 and 11,000 Discreet Common Shares beneficially owned by Mr. Desjardins.

(11) Such information is based on a Form 13G dated January 16, 1998 and filed with the SEC. Putnam Investment Management, Inc.'s address is: One Post Office Square, Boston, Massachusetts 02110.

(12) Such information is based on a Form 13G/A dated February 12, 1998 and filed with the SEC. Pilgrim Baxter & Associates' address is: 825 Duportail Road, Wayne, Pennsylvania, 19087.

(13) Includes 829,164 Discreet Common Shares issuable upon the exercise of options, which options are exercisable within 60 days of August 31, 1998 or upon the change in control of Discreet effected by the Transactions.

                         DESCRIPTION OF CAPITAL STOCK

AUTODESK CAPITAL STOCK

  The authorized capital stock of Autodesk consists of 250,000,000 shares of Common Stock, $0.01 par value per share and 2,000,000 shares of Preferred Stock, $0.01 par value per share

 Autodesk Common Stock

  As of     , 1998, there were approximately      shares of Autodesk Common
Stock outstanding, held of record by approximately     stockholders. Autodesk
Common Stock is listed on the Nasdaq National Market under the symbol "ADSK." Autodesk Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Autodesk Common Stock. Autodesk Stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Autodesk Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Autodesk, each share of Autodesk Common Stock is entitled to participate pro rata in the distribution of all assets remaining after payment of liabilities. All outstanding shares of Autodesk Common Stock are fully paid and non-assessable, and the shares of Autodesk Common Stock to be outstanding upon completion of the Transactions will be fully paid and non-assessable.

  Autodesk Stockholders are entitled to one vote per share on all matters to be voted upon by Autodesk Stockholders. Autodesk Stockholders do not have cumulative voting rights in connection with the election of Directors. The By-laws of Autodesk (the "Autodesk By-Laws") provide that any action required or permitted to be taken at any annual or special meeting of Autodesk Stockholders may be taken without a meeting, without prior notice, and without a vote, if written consents are obtained from the holders of outstanding Autodesk Common Stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

 Preferred Stock

  Autodesk has 2,000,000 shares of Preferred Stock authorized, of which, as of
    , 1998, no shares were outstanding. Under Autodesk's Restated Certificate of Incorporation (the "Autodesk Certificate"), the Autodesk Board has the authority to issue these shares of Preferred Stock in one or more series and, subject to limitations prescribed by law, to fix the designations, rights, powers, and preferences and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of the foregoing, without any further vote or action by the stockholders. Although it presently has no intention to do so, the Autodesk Board, without Autodesk Stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Autodesk Common Stock and the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Autodesk.

  In connection with the adoption of a stockholder rights plan in December 1995, the Autodesk Board of Directors designated a series of Preferred Stock as "Series A Participating Stock," with a par value of $0.01 per share and consisting of 100,000 shares. See "--Comparison of Shareholders' Rights-- Autodesk Rights Plan."

  In connection with the Transactions, the Autodesk Board will also designate one share of Preferred Stock as "Series B Preferred Stock," which share will be issued to the Trustee pursuant to the Voting and Exchange Trust Agreement. See "Terms of the Transactions--Description of New Discreet Exchangeable Shares--Voting Rights."

 Autodesk Transfer Agent and Registrar

  The Transfer Agent and Registrar for the Autodesk Common Stock is Harris Trust & Savings Bank, Chicago, Il.

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

DISCREET SHARE CAPITAL

  The authorized share capital of Discreet consists of an unlimited number of Discreet Common Shares and an unlimited number of preferred shares. Discreet Common Shares entitle their holder to one vote per share on all matters voted on by the Discreet Shareholders (except for matters which require class or series votes) and are entitled to receive such dividends as are declared by the directors out of funds legally available therefor and to receive the remaining properties of Discreet on dissolution. Discreet Common Shares do not confer any pre-emptive, redemption or conversion rights.

  As at     , 1998,      Discreet Common Shares were outstanding. No preferred
shares were outstanding.

 Discreet Transfer Agent and Registrar

  The Transfer Agent and Registrar for the Discreet Common Shares is Boston EquiServe, Canton, MA.

COMPARISON OF SHAREHOLDERS' RIGHTS

  In the event the Transactions are consummated, shareholders of Discreet, a Quebec company, will, immediately after the Effective Time, have the right to receive either Autodesk Common Stock or New Discreet Exchangeable Shares, exchangeable for Autodesk Common Stock. Holders of New Discreet Exchangeable Shares have the right to exchange such shares for an equivalent number of shares of Autodesk Common Stock. Moreover, pursuant to the Voting and Exchange Trust Agreement, the Trustee may, at the direction of the holders of the New Discreet Exchangeable Shares, exercise votes equivalent to those possessed by holders of Autodesk Common Stock. Autodesk is a corporation organized under the Delaware General Corporation Law. While the rights and privileges of stockholders of a Delaware Corporation are, in many instances, comparable to those of shareholders of a Quebec company, there are certain differences. The following is a summary of the material differences between the rights of holders of Discreet Common Shares at the date hereof and of New Discreet Exchangeable Shares and Autodesk Common Stock after giving effect to the Transactions. These differences arise from differences between United States and Canadian securities laws, between the DGCL and the Quebec Act, and between the Discreet Articles and Discreet By-laws, the New Discreet articles and the New Discreet by-laws as proposed to be amended in connection with the Transactions (the "New Discreet Articles" and the "New Discreet By-Laws," respectively), and the Autodesk Restated Certificate and Autodesk's by-laws (the "Autodesk By-Laws"). For a description of the respective rights of the holders of Autodesk Common Stock and Discreet Common Shares, see, respectively, "--Autodesk Capital Stock" and "--Discreet Share Capital."

 Vote Required for Extraordinary Transactions

  Under the Quebec Act, certain extraordinary corporate actions, such as certain amalgamations and continuances, are required to be approved by special resolution. A special resolution is a resolution passed by not less than two-thirds (2/3) of the votes cast by the shareholders at the special meeting called for that purpose. An arrangement (if ordered by a court) must be approved by a resolution passed by not less than three-fourths (3/4) of the votes cast by the shareholders of each class represented at the special meeting of shareholders called for that purpose. The dissolution or winding-up of a Quebec company must be approved by a resolution passed by the vote of at least two-thirds (2/3) in value of the shares represented at the meeting of shareholders called for that purpose pursuant to the Winding-Up Act (Quebec). Under the Quebec Act, a class or series of shares of a company is entitled to vote as a class or series if any provision of a proposed amalgamation or amendment would affect the rights, privileges, conditions or restrictions of shares of a class or series as the case may be, or changes them in relation to another class or series, as the case may be.

  The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that, unless required by its certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if (a) such corporation's certificate of incorporation is not amended in any respect by the merger, (b) each share of stock of such corporation outstanding immediately prior to the effective time of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective time of the merger, and (c) the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective time of the merger. The Autodesk Restated Certificate does not require a greater percentage vote for such actions. Stockholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

  Such matters as take-over bids, issuer bids or self tenders, going-private transactions and transactions with directors, officers, significant shareholders and other related parties to which New Discreet is a party will be subject to regulation by Canadian provincial securities legislation and administrative policies of Canadian securities administrators. Similar matters to which Autodesk is a party will be subject to regulation under US securities laws, regulations and policies.

 Dissenters' Rights

  Section 262 of the DGCL provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Delaware corporations in certain situations involving the acquisition of such corporations. The Quebec Act does not provide appraisal or similar rights to shareholders of a Quebec company in connection with an amalgamation or similar takeover transaction.

 Cumulative Voting and Classification of Board of Directors

  The Autodesk Restated Certificate and the Autodesk By-Laws do not provide for cumulative voting in director elections or for a classified board of directors. The Discreet Articles and the Discreet By-Laws do not provide for cumulative voting in director elections and for a classified board of directors.

 Amendment to Governing Documents

  Under the Quebec Act, any amendment to a company's articles generally requires the approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders present in person or by proxy at the meeting at which the resolution is considered. Under the Quebec Act, unless the articles or by-laws of the company otherwise provide, the directors may, by resolution, make, amend, repeal or re-enact any by-laws that regulates the business or affairs of the company. Where the directors make, amend, repeal or re-enact a by-law, they are required under the Quebec Act to submit the by-law, amendment, repeal or re-enactment to the shareholders at a special meeting of the shareholders of the company called for that purpose or, at the next annual meeting of shareholders, and such by-law, in default of confirmation thereat, shall at and from that time only cease to be in force. The shareholders may confirm, reject or amend the by-law, amendment, repeal or re-enactment by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders present in person or by proxy at the meeting at which the by-law is considered.

  The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The Autodesk Restated Certificate does not require a greater level of approval for an amendment thereto. If an amendment alters the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, that class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The Autodesk Series B Preferred Stock which will be issued in connection with the Transactions has special voting powers. See "Terms of the Transactions--Description of New Discreet Exchangeable Shares-- Voting Rights." The DGCL also states that the power to adopt, amend or repeal the by-laws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders.

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

The Autodesk Restated Certificate expressly authorizes each of the board of directors and the stockholders to adopt, amend or repeal the Autodesk By-Laws.

 Derivative Action

  Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complaints. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

  Under the Civil Code of Quebec, in the case of fraud against a company, a court may, on the application of a shareholder, hold the founders, directors, other senior officers or shareholders of the company who have participated in the alleged act or derived personal profit therefrom liable for any damage suffered by the company.

 Shareholder Consent in Lieu of Meeting

  Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. The Autodesk Restated Certificate does not contain any special provision relating to action by written consent. Under the Quebec Act, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting.

 Director Qualifications

  In the absence of qualifications in the articles of incorporation or by-laws, directors of a Quebec company need not be residents of Quebec or Canada, nor be shareholders of the company, in order to act as directors of the company. Discreet's articles of incorporation and by-laws contain no such limiting provisions. However, the Quebec Act requires that the board of directors of a company that has made a distribution to the public of its securities shall be composed of not fewer than three directors.

 Fiduciary Duties of Directors

  Directors of corporations incorporated or organized under the Quebec Act and the DGCL have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty." Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the stockholders.

  Pursuant to the Civil Code of Quebec, directors have a duty of care, requiring that the directors of a company incorporated under the laws of Quebec act with prudence and diligence, and a duty of loyalty, requiring the directors to act with honesty and loyalty and in the best interests of the company.

 Indemnification of Officers and Directors

  Under the Quebec Act and the Civil Code of Quebec, Discreet must assume the defense of a director or officer if he or she is prosecuted by a third person for an act done in the exercise of his or her duties and must pay for the damages, if any, resulting from such act, as well as reasonable expenses incurred in respect of any such prosecution, unless the director or officer has committed a grievous offense or a personal offense separable from the exercise of his or her duties. In a penal or criminal proceeding, however, Discreet must assume the payment of the expenses of an officer or director only if he or she had reasonable grounds to believe that his or her conduct was in conformity with the law, or was freed or acquitted. In addition, Discreet must assume the expenses of an officer or director if, having prosecuted him for an act done in the exercise of his duties, Discreet loses its case and the court so decides. If Discreet wins its case only in part, the court may determine the amount of the expenses it shall assume.

  The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents (each an "indemnitee") against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, if such indemnitee acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal action or proceeding, had no reasonable cause to be believe that his or her conduct was unlawful. The corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action. In the case of actions brought against a present or former director, officer, employee or agent by or in the right of the corporation, no indemnification shall be made in respect of any claim, issue or matter as to which such a person shall have been adjudged to be liable to the corporation unless and only to the extent that an appropriate court of law shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. The Autodesk Restated Certificate provides for indemnification of directors and officers to the fullest extent permitted by the DGCL.

  The DGCL allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which such expenses were advanced. The Quebec Act does not expressly provide for such advance payment.

 Director Liability

  The DGCL provides that the charter of the corporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit. The Autodesk Restated Certificate contains a provision limiting the liability of its directors to the fullest extent permitted by the DGCL. The Quebec Act does not permit any such limitation of a director's liability.

 Anti-takeover Provisions and Interested Stockholder Transactions

  The DGCL prohibits, in certain circumstances, a "business combination" between corporation and an "interest stockholder" within three years of the stockholder becoming an "interest stockholder". An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value of 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where: (i) either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date to the interested stockholder acquired such 15% interest;
(ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding, for the purpose of determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of the two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder; or (v) the corporation has opted out of this provision. Autodesk has not opted out of this provision.

  The Quebec Act does not contain a comparable provision with respect to "business combinations". However, policies of certain Canadian securities regulatory authorities, including Policy Q-27 of the QSC ("Policy Q-27"), contain requirements in connection with related party transactions. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one transaction or any combination of transactions. "Related party" is defined in Policy Q-27 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer.

  Policy Q-27 requires more detailed disclosures in the proxy material sent to security holders in connection with a related party transaction and, subject to certain exemptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy Q-27 also requires, subject to certain exemptions, that the minority shareholders of the issuer approve the transaction, by either a simple majority or two-thirds of the votes cast, depending upon the circumstances.

  Currently, Policy Q-27 does not apply to a going private transaction or to a related party transaction involving Discreet since certain exemptions from the requirements of Policy Q-27 are available.

 Autodesk Rights Plan

  In December 1995, pursuant to a Preferred Shares Rights Agreement (the "Rights Agreement") between Autodesk and Harris Trust & Savings Bank, as Rights Agent (the "Rights Agent"), the Autodesk Board declared a dividend of one right (a "Right") to purchase one one-thousandth share of the Autodesk's Series A Participating Preferred Stock ("Series A Preferred") for each outstanding share of Autodesk Common Stock. The dividend is payable on December 29, 1995 (the "Record Date") to Autodesk Stockholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from Autodesk one one-thousandth of a share of Series A Preferred at an exercise price of $200.00 (the "Purchase Price"), subject to adjustment.

  The Rights will not be exercisable until the Distribution Date (defined below). Prior to the Distribution Date, certificates for the Rights ("Rights Certificates") will not be sent to Autodesk Stockholders and the Rights will attach to and trade only together with the Autodesk Common Stock. Accordingly, Autodesk Common Stock certificates outstanding on the Record Date will evidence the Rights related thereto, and Autodesk Common Stock certificates issued after the Record Date but prior to the Distribution Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Autodesk Common Stock, even without notation or a copy of the Summary of Rights being attached thereto (but as to certificates representing Autodesk Common Stock issued after the Record Date, only if they bear the legend required by the Rights Agreement), will also constitute the transfer of the Rights associated with the Autodesk Common Stock represented by such certificate.


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

  The Rights will separate from the Autodesk Common Stock, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of: (i) 10 days (or such later date as may be determined by a majority of the Autodesk Board, excluding directors affiliated with the Acquiring Person, as defined below (the "Continuing Directors") following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Autodesk Common Stock, or (ii) 10 days (or such later date as may be determined by a majority of the Continuing Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Autodesk Common Stock. The earlier of such dates is referred to as the "Distribution Date."

  As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Autodesk Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date. All shares of Autodesk Common Stock issued prior to the Distribution Date will be issued with Rights. Autodesk Common Stock issued after the Distribution Date may be issued with Rights if such shares are issued (i) upon the conversion of outstanding convertible debentures or any other convertible securities issued after adoption of the Rights Agreement or (ii) pursuant to the exercise of stock options or under employee benefit plans or arrangements unless such issuance would result in (or create a risk that) such options, plans or arrangements would not qualify for otherwise available special tax treatment. Except as otherwise determined by the Autodesk Board, no other shares of Autodesk Common Stock issued after the Distribution Date will be issued with Rights. The Rights will expire on the earliest of (i) December 14, 2005 (the "Final Expiration Date"), (ii) redemption or exchange of the Rights as described below, or (iii) consummation of an acquisition of Autodesk satisfying certain conditions by a person who acquired shares pursuant to a Permitted Offer as described below.

  Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $200.00 per Right, one one-thousandth share of the Series A Preferred.

  Unless the Rights are earlier redeemed, in the event that an Acquiring Person becomes the beneficial owner of 15% or more of Autodesk Common Stock then outstanding (other than pursuant to a Permitted Offer), then proper provision will be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Autodesk Common Stock having a value equal to two times the Purchase Price. Rights are not exercisable following the occurrence of an event as described above until such time as the Rights are no longer redeemable by Autodesk as set forth below.

  In the event that Autodesk does not have sufficient Autodesk Common Stock available for all Rights to be exercised, or the Autodesk Board decides that it is necessary and not contrary to the interests of Rights holders to do so, Autodesk may instead substitute cash, assets or other securities for the Autodesk Common Stock for which the Rights would have been exercisable under this provision.

  Similarly, unless the Rights are earlier redeemed, in the event that, after the Shares Acquisition Date (as defined below), (i) Autodesk is acquired in a merger or other business combination transaction, or (ii) 50% or more of Autodesk's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Purchase Price (unless the transaction satisfies certain conditions and is consummated with a person who acquired shares pursuant to a Permitted Offer, in which case the Rights will expire).

  A Permitted Offer means a tender offer for all outstanding shares of Autodesk Common Stock that has been determined by a majority of the Continuing Directors to be adequate and otherwise in the best interests of Autodesk and its stockholders. Where the Autodesk Board has determined that a tender offer constitutes a Permitted Offer, the Rights will not become exercisable to purchase Autodesk Common Stock or shares of the acquiring company (as the case may be) at the discounted price described above.

  At any time after the acquisition by an Acquiring Person of 15% or more of the then outstanding shares of Autodesk Common Stock and prior to the acquisition by such Acquiring Person of 50% or more of the then outstanding shares of Autodesk Common Stock, the Autodesk Board may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one share of Autodesk Common Stock per Right.

  At any time on or prior to the close of business on the earlier of (i) the 10th day following the acquisition by an Acquiring Person (the "Share Acquisition Date") or such later date as may be determined by a majority of the Continuing Directors and publicly announced by Autodesk, or (ii) the Final Expiration Date of the Rights, Autodesk may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

  The Purchase Price payable, the number of Rights, and the number of Series A Preferred or shares of Autodesk Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by Autodesk as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

  No fractional portion less than integral multiples of one share of Autodesk Common Stock will be issued upon exercise of a Right and in lieu thereof, an adjustment in cash will be made based on the market price of the Autodesk Common Stock on the last trading date prior to the date of exercise.

  Until a Right is exercised, the holder thereof, as such, will have no rights as an Autodesk Stockholder (other than any rights resulting from such holder's ownership of Autodesk Common Stock), including, without limitation, the right to vote or to receive dividends.

  The provisions of the Rights Agreement may be supplemented or amended by the Autodesk Board in any manner prior to the close of business on the Distribution Date without the approval of Rights holders. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Autodesk Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

  Series A Preferred purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Autodesk Common Stock. In the event of liquidation, the holders of the Series A Preferred will be entitled to a minimum preferential liquidation payment equal to the greater of (i) $1,000 per share or (ii) 1,000 times the per share amount to be distributed to the holders of Autodesk Common Stock. Each share of Series A Preferred will have 1,000 votes, voting together with the Autodesk Common Stock. In the event of any merger, consolidation or other transaction in which the Autodesk Common Stock are changed or exchanged, each share of Series A Preferred will be entitled to receive 1,000 times the amount received per share of Autodesk Common Stock. These rights are protected by customary anti-dilution provisions.

  Because of the nature of the dividend, liquidation and voting rights of the shares of Series A Preferred, the value of the one one-thousandth interest in a share of Series A Preferred purchasable upon exercise of each Right should approximate the value of one share of Autodesk Common Stock.


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

  The Rights approved by the Autodesk Board are designed to protect and maximize the value of the outstanding equity interests in Autodesk in the event of an unsolicited attempt by an acquiror to take over Autodesk, in a manner or on terms not approved by the Autodesk Board. Takeover attempts frequently include coercive tactics to deprive the Autodesk Board and Autodesk Stockholders of any real opportunity to determine the destiny of Autodesk.

  The Rights have been declared by the Autodesk Board in order to deter such tactics, including a gradual accumulation in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

  The Rights are not intended to prevent a takeover of Autodesk and will not do so. The Rights may be redeemed by Autodesk at $.01 per Right within ten days (or on such later date as may be determined by a majority of the Autodesk Board, excluding directors affiliated with an Acquiring Person) after the accumulation of 15% or more of Autodesk's Common Stock by a single acquiror or group.

  Accordingly, the Rights should not interfere with any merger or business combination approved by the Autodesk Board.

  Issuance of the Rights does not in any way weaken the financial strength of Autodesk or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to Autodesk or to Autodesk Stockholders, and will not change the way in which Autodesk's shares are presently traded. The Autodesk Board believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

  However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of Autodesk deemed undesirable by the Autodesk Board. The Rights may cause substantial dilution to a person or group that attempts to acquire Autodesk on terms or in a manner not approved by the Autodesk Board, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

                                    EXPERTS

  The consolidated financial statements of Autodesk at January 31, 1998 and 1997, and for each of the three years in the period ended January 31, 1998, included in the Proxy Circular of Autodesk, Inc. which is referred to and made a part of this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Discreet as of June 30, 1997 and 1998, and for the year ended July 31, 1996, the eleven-month period ended June 30, 1997, and the year ended June 30, 1998, appearing in this Proxy Circular and in Form S-4 have been audited by Arthur Andersen & Cie, independent chartered accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

ATTENDANCE BY INDEPENDENT ACCOUNTANTS AT THE AUTODESK MEETING AND THE DISCREET
                                 MEETING

  It is expected that representatives of Ernst & Young LLP, Autodesk's independent accountants, will be present at the Autodesk Meeting and that representatives of Arthur Andersen & Cie, Discreet's independent chartered accountants, will be present at the Discreet Meeting where such representatives, in each case, will have an opportunity to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Transactions will be passed on by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and Aird & Berlis, Toronto, Ontario, on behalf of Autodesk. Mark A. Bertelsen, a director of Autodesk, is also a member of Wilson Sonsini
Goodrich & Rosati, Professional Corporation. Certain legal matters in connection with the Transactions will be passed on by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts, and Stikeman, Elliott, Montreal, Quebec, on behalf of Discreet.

                              FINANCIAL STATEMENTS
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----

                      DISCREET LOGIC INC. AND SUBSIDIARIES

  Report of Arthur Andersen & Cie.........................................  F-2
  Consolidated Balance Sheets.............................................  F-3
  Consolidated Statements of Operations...................................  F-4
  Consolidated Statements of Shareholders' Equity.........................  F-5
  Consolidated Statements of Cash Flows...................................  F-6
  Notes to Consolidated Financial Statements..............................  F-8

                                 AUTODESK, INC.

ANNUAL AUDITED FINANCIAL STATEMENTS
  Report of Ernst & Young LLP, Independent Auditors....................... F-29
  Consolidated Balance Sheet as of January 31, 1998 and 1997.............. F-30
  Consolidated Statement of Income for the Years ended January 31, 1998,
   1997, and 1996......................................................... F-31
  Consolidated Statement of Cash Flows for the Years ended January 31,
   1998, 1997 and 1996.................................................... F-32
  Consolidated Statements of Stockholders' Equity for the Years ended
   January 31, 1998, 1997, and 1996....................................... F-33
  Notes to Consolidated Financial Statements.............................. F-34
INTERIM FINANCIAL STATEMENTS (UNAUDITED):
  Condensed Consolidated Balance sheet as of July 31, 1998 (Unaudited).... F-47
  Condensed Consolidated Statement of Operations for the Six Months ended
   July 31, 1998 and 1997 (Unaudited)..................................... F-48
  Condensed Consolidated Statement of Cash Flows for the Six Months ended
   July 31, 1998 and 1997................................................. F-49
  Notes to Unaudited Condensed Consolidated Financial Statements.......... F-50

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

To Discreet Logic Inc.:

  We have audited the accompanying consolidated balance sheets of Discreet Logic Inc. (a Quebec corporation) and subsidiaries at June 30, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended July 31, 1996, the eleven-month period ended June 30, 1997, and the year ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Canada, which are in substantial agreement with those in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Discreet Logic Inc. and subsidiaries as at June 30, 1997 and 1998, and the results of their operations and their cash flows for the year ended July 31, 1996, the eleven-month period ended June 30, 1997, and the year ended June 30, 1998, in accordance with generally accepted accounting principles in the United States of America.

                                          Arthur Andersen & Cie
                                          Chartered Accountants
                                          General Partnership

Montreal, Canada
July 31, 1998
(except with respect to the matters discussed in Note 22, as to which the date is September 11, 1998.)

                      DISCREET LOGIC INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           (AMOUNTS IN U.S. DOLLARS)

                                                       JUNE 30,      JUNE 30,
                                                         1997          1998
                                                     ------------  ------------
                      ASSETS
                      ------
Current Assets:
  Cash and cash equivalents........................  $ 31,668,128  $ 43,745,982
  Accounts receivable (less reserves for
   uncollectible accounts of $3,487,000 and
   $3,654,000 respectively)........................    26,893,405    32,102,444
  Inventory--
    Resale.........................................    10,867,176     7,880,378
    Demonstration..................................     3,053,752     4,776,387
  Income taxes receivable..........................       448,059           --
  Other current assets.............................     3,888,689     4,718,671
                                                     ------------  ------------
                                                       76,819,209    93,223,862
Property and equipment--less accumulated
 depreciation and amortization.....................     7,728,248     9,576,129
Deferred income taxes..............................     3,489,537       877,514
Other assets.......................................     2,659,964     6,548,313
Assets held for resale.............................     5,247,741     4,384,160
                                                     ------------  ------------
                                                     $ 95,944,699  $114,609,978
                                                     ============  ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
       ------------------------------------
Current Liabilities:
  Accounts payable.................................  $ 23,687,070  $ 23,265,953
  Accrued expenses.................................    20,398,720    12,833,320
  Deferred revenue.................................     8,103,294     6,544,620
  Customer deposits................................     1,359,619       288,113
  Income taxes payable.............................     4,734,484     9,882,485
                                                     ------------  ------------
                                                       58,283,187    52,814,491
                                                     ------------  ------------
Deferred income taxes..............................       713,236     2,228,634
                                                     ------------  ------------
Commitments and Contingencies (Notes 5, 12, and 15)
Shareholders' Equity:
  Preferred shares--no par value
   Authorized--unlimited number of shares
   Issued and outstanding--none
  Common shares--no par value
   Authorized--unlimited number of shares
   Issued and outstanding--28,117,415 shares at
    June 30, 1997 and 29,617,504 shares at June 30,
    1998...........................................    80,401,669   106,841,218
  Accumulated deficit..............................   (42,639,374)  (43,250,587)
  Cumulative translation adjustment................      (814,019)   (4,023,778)
                                                     ------------  ------------
    Total shareholders' equity.....................    36,948,276    59,566,853
                                                     ------------  ------------
                                                     $ 95,944,699  $114,609,978
                                                     ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      DISCREET LOGIC INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           (AMOUNTS IN U.S. DOLLARS)

                                                       ELEVEN
                                       YEAR ENDED   MONTHS ENDED   YEAR ENDED
                                        JULY 31,      JUNE 30,      JUNE 30,
                                          1996          1997          1998
                                      ------------  ------------  ------------
Total revenues....................... $ 83,997,447  $101,923,931  $151,558,128
Cost of revenues.....................   49,333,071    47,571,342    62,033,320
                                      ------------  ------------  ------------
    Gross profit.....................   34,664,376    54,352,589    89,524,808
                                      ------------  ------------  ------------
Operating expenses:
  Research and development, net of
   tax credits of $711,000, $696,000
   and $1,108,000, respectively......   16,902,432     9,707,890    14,847,019
  Sales and marketing................   26,088,163    23,206,070    34,320,612
  General and administrative.........   10,581,670     6,396,024     8,077,175
  Write-off of purchased research and
   development (Note 15).............    8,500,000     9,800,000    26,800,000
  Gain on sale of investment (Note
   16)...............................          --            --     (2,500,000)
  Costs of terminated agreement (Note
   17)...............................          --            --      1,712,860
  Restructuring expense (Note 19)....   15,000,000           --     (1,504,472)
  Litigation and related settlement
   expenses (Note 5).................    2,506,203     6,500,000      (405,000)
                                      ------------  ------------  ------------
    Total operating expenses.........   79,578,468    55,609,984    81,348,194
                                      ------------  ------------  ------------
    Operating income (loss)..........  (44,914,092)   (1,257,395)    8,176,614
                                      ------------  ------------  ------------
Other income (expense):
  Interest income....................    2,258,705     1,233,924     1,118,343
  Interest expense...................     (229,579)      (55,318)     (135,625)
  Foreign currency exchange gain
   (loss)............................      178,620      (187,843)    1,083,450
                                      ------------  ------------  ------------
    Total other income (expense).....    2,207,746       990,763     2,066,168
                                      ------------  ------------  ------------
  Income (loss) before income taxes..  (42,706,346)     (266,632)   10,242,782
Provision for income taxes...........    1,434,835     6,489,343    10,853,995
                                      ------------  ------------  ------------
  Net loss........................... $(44,141,181) $ (6,755,975) $   (611,213)
                                      ============  ============  ============
Net loss per common share............ $      (1.64) $      (0.24) $      (0.02)
                                      ============  ============  ============
Weighted average common shares
 outstanding.........................   26,836,834    27,947,807    29,029,147
                                      ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      DISCREET LOGIC INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                           (AMOUNTS IN U.S. DOLLARS)

                                                    RETAINED        SHARE     CUMULATIVE       TOTAL
                            COMMON                  EARNINGS    SUBSCRIPTIONS TRANSLATION  SHAREHOLDERS'
                            SHARES      AMOUNT     (DEFICIT)     RECEIVABLE   ADJUSTMENT      EQUITY
                          ---------- ------------ ------------  ------------- -----------  -------------
Balance, July 31, 1995..  25,166,860 $ 43,232,545 $  8,257,782   $(1,645,000) $   279,126  $ 50,124,453
 Issuance of common
  shares net of issuance
  costs of $1,988,202
  and related tax effect
  of $775,399...........     970,920   28,157,527          --            --           --     28,157,527
 Exercise of common
  stock options.........   1,244,918    1,230,734          --            --           --      1,230,734
 Issuance of shares
  through Employee Stock
  Purchase Plan.........      16,728      302,108          --            --           --        302,108
 Issuance of shares to
  COSS .................     300,000    6,000,000          --            --           --      6,000,000
 Collection of share
  subscriptions
  receivable............         --           --           --      1,645,000          --      1,645,000
 Net loss...............         --           --   (44,141,181)          --           --    (44,141,181)
 Change in cumulative
  translation
  adjustment............         --           --           --            --      (975,625)     (975,625)
                          ---------- ------------ ------------   -----------  -----------  ------------
Balance, July 31, 1996..  27,699,426   78,922,914  (35,883,399)          --      (696,499)   42,343,016
 Exercise of common
  stock options.........     321,577    1,128,256          --            --           --      1,128,256
 Issuance of shares
  through Employee Stock
  Purchase Plan.........      96,412      350,499          --            --           --        350,499
 Net loss...............         --           --    (6,755,975)          --           --     (6,755,975)
 Change in cumulative
  translation
  adjustment............         --           --           --            --      (117,520)     (117,520)
                          ---------- ------------ ------------   -----------  -----------  ------------
Balance, June 30, 1997..  28,117,415   80,401,669  (42,639,374)          --      (814,019)   36,948,276
 Exercise of common
  stock options.........     253,163    1,136,747          --            --           --      1,136,747
 Issuance of shares
  through Employee Stock
  Purchase Plan.........      46,926      524,165          --            --           --        524,165
 Issuance of shares to
  D-Vision (Note 15(b)).     555,000   10,649,063          --            --           --     10,649,063
 Issuance of shares to
  Intel, net of issuance
  costs of $17,625 (Note
  8(d)).................     645,000   13,527,375          --            --           --     13,527,375
 Compensation expense
  related to stock
  options...............         --       602,199          --            --           --        602,199
 Net loss...............         --           --      (611,213)          --           --       (611,213)
 Change in cumulative
  translation
  adjustment............         --           --           --            --    (3,209,759)   (3,209,759)
                          ---------- ------------ ------------   -----------  -----------  ------------
Balance, June 30, 1998..  29,617,504 $106,841,218 $(43,250,587)  $       --   $(4,023,778) $ 59,566,853
                          ========== ============ ============   ===========  ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      DISCREET LOGIC INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (AMOUNTS IN U.S. DOLLARS)

                                                   ELEVEN MONTHS   YEAR ENDED
                                     YEAR ENDED        ENDED        JUNE 30,
                                    JULY 31, 1996  JUNE 30, 1997      1998
                                    -------------  -------------  ------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss.........................  $(44,141,181)  $ (6,755,975)  $   (611,213)
 Adjustments to reconcile net loss
  to cash provided by operating
  activities--
   Depreciation and amortization..     6,276,139      5,882,575      8,154,462
   Deferred income taxes..........    (2,072,789)       503,699      3,769,945
   Loss on sale of fixed assets...        31,819            --             --
   Write-off of purchased research
    & development.................     8,500,000      9,800,000     26,800,000
   Write-off of assets for
    restructuring.................     5,510,237            --         610,472
   Reversal of restructuring
    reserve, net..................           --             --      (1,504,472)
   Write-off of investment in
    Essential Communications
    Corporation...................     2,500,000            --             --
   Gain on sale of investment in
    Essential Communications
    Corporation...................           --             --      (2,500,000)
   Compensation expense related to
    stock options.................           --             --         602,199
   Changes in assets and
    liabilities (net of effect of
    acquisitions)--
     Settlement of class action
      litigation..................           --             --     (10,800,000)
     Insurance proceeds related to
      class action litigation.....           --             --       3,459,000
     Accounts receivable..........    (1,100,199)   (10,819,617)    (4,326,039)
     Inventory....................    (6,088,107)     2,986,146      3,378,732
     Income taxes receivable......    (2,718,204)     2,743,232        448,059
     Other current assets.........    (1,917,776)      (248,546)      (682,982)
     Accounts payable.............    (6,183,710)    14,336,101     (3,880,117)
     Accrued expenses.............    16,865,069        799,643     (8,328,774)
     Deferred revenue.............       961,399      3,333,788     (1,558,674)
     Income taxes payable.........    (2,578,994)     4,734,484      5,148,001
     Customer deposits............     1,807,254     (1,258,442)    (1,071,506)
     Due to related parties.......       (75,778)       (25,535)           --
                                    ------------   ------------   ------------
      Net cash provided by (used
       in) operating activities...   (24,424,821)    26,011,553     17,107,093
                                    ------------   ------------   ------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchase of property and
  equipment.......................   (15,870,636)    (6,265,405)    (9,501,868)
 Proceeds from disposal of
  property and equipment..........       212,719          4,885        818,000
 Increase in other assets.........      (519,841)    (2,480,908)           --
 Cash paid for Denim acquisition
  and related costs...............           --      (9,125,611)           --
 Cash paid for D-Vision
  acquisition and related costs...           --             --     (10,342,000)
 Cash paid for COSS/IMP
  acquisition and related costs...    (5,544,848)           --             --
 Cash paid for investment in
  Essential Communications
  Corporation.....................    (2,500,000)           --             --
 Proceeds from sale of investment
  in Essential Communications
  Corporation.....................           --             --       2,500,000
                                    ------------   ------------   ------------
      Net cash used in investing
       activities.................   (24,222,606)   (17,867,039)   (16,525,868)
                                    ------------   ------------   ------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of common
  shares, net of issuance costs...    27,382,128            --      13,527,375
 Proceeds from the exercise of
  stock options...................     1,230,734      1,128,256      1,136,747
 Proceeds from the employee stock
  purchase plan...................       302,108        350,499        524,165
 Payment of capital lease
  obligations.....................      (249,699)           --             --
 Proceeds from share subscriptions
  receivable......................     1,645,000            --             --
                                    ------------   ------------   ------------
      Net cash provided by
       financing activities.......    30,310,271      1,478,755     15,188,287
                                    ------------   ------------   ------------
Foreign exchange effect on cash...      (991,874)       386,808     (3,691,658)
                                    ------------   ------------   ------------
Increase (decrease) in cash and
 cash equivalents.................   (19,329,030)    10,010,077     12,077,854
Cash and cash equivalents,
 beginning of year................    40,987,081     21,658,051     31,668,128
                                    ------------   ------------   ------------
Cash and cash equivalents, end of
 year.............................  $ 21,658,051   $ 31,668,128   $ 43,745,982
                                    ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      DISCREET LOGIC INC. AND SUBSIDIARIES

                                          YEAR      ELEVEN MONTHS     YEAR
                                          ENDED         ENDED         ENDED
                                      JULY 31, 1996 JUNE 30, 1997 JUNE 30, 1998
                                      ------------- ------------- -------------
Supplemental disclosure of cash flow
 information:
 Interest paid during the year......   $  229,610    $   16,579   $    150,243
 Income taxes paid during the year..    8,823,579     1,141,487      2,527,720
Supplemental disclosure of non-cash
 financing and investing activities:
 Issuance of common shares to COSS..    6,000,000           --             --
 Deferred tax asset recorded in
  connection with share issuance
  costs.............................      775,399           --             --
In connection with the acquisition
 of Lightscape in December 1997, the
 following non-cash transaction
 occurred:
 Fair value of assets acquired......   $      --     $      --    $  7,614,322
 Liabilities assumed................          --            --      (7,614,322)
                                       ----------    ----------   ------------
Cash paid for acquisition, net of
 cash acquired......................   $      --     $      --    $        --
                                       ==========    ==========   ============
In connection with the acquisition
 of D-Vision in July 1997, the
 following non-cash transaction
 occurred:
 Fair value of assets acquired......   $      --     $      --    $ 27,210,063
 Liabilities assumed................          --            --      (5,811,000)
 Cash acquired......................          --            --        (408,000)
 Issuance of 555,000 shares of
  common stock......................          --            --     (10,649,063)
                                       ----------    ----------   ------------
Cash paid for acquisition, net of
 cash acquired......................   $      --     $      --    $ 10,342,000
                                       ==========    ==========   ============



  The accompanying notes are an integral part of these consolidated financial statements.

                     DISCREET LOGIC INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (AMOUNTS IN U.S. DOLLARS)

(1) OPERATIONS

  Discreet Logic Inc. ("the Company") was incorporated under Part 1A of the Quebec Companies Act on September 10, 1991. The Company and its subsidiaries develop, assemble, market and support non-linear, digital systems and software for creating, editing and compositing imagery and special effects for film, video, HDTV, broadcast and the Web. The Company's systems and software are utilized by creative professionals, for a variety of applications, including feature films, television programs, commercials, music and corporate videos, interactive game production, live broadcasting as well as Web design.

  The Company sells its advanced systems and other products through its direct sales force, as well as through distributors and resellers. The Company markets and sells its systems directly in North America and in certain European and Pacific Rim countries. Sales activities in North America are conducted from the Company's Montreal headquarters, sales offices in Los Angeles, New York and Chicago and field representatives based in Boston, San Francisco and Atlanta. In fiscal 1996, the Company opened sales offices in India, Hong Kong and Japan. The Company also markets its systems through sales offices located in the United Kingdom, France, Germany, Singapore, Spain and Brazil and through a network of distributors and resellers in over 80 countries.

  The success of the Company is subject to a number of risks and uncertainties, including, without limitation, the Company's ability to successfully develop, introduce and gain customer acceptance of existing and new or enhanced products; the need for the continued development of the market for the Company's systems; the ability of the Company to expand its current market to include additional applications and develop new products for related markets; the risk that as the Company enters new markets, the distribution channels, technical requirements and levels and basis of competition may be different from those in the Company's current markets; the presence of competitors with greater financial, technical, manufacturing, marketing and distribution resources; the risk that the products and technologies acquired by the Company through acquisitions will not be successful, achieve market acceptance or be successfully integrated with the Company's existing products and business; the risk of quarterly fluctuations in the Company's operating results; the risk of the Company's reliance on Silicon Graphics, Inc. ("SGI") for the workstations included in the Company's systems including the impact of the timing of the development and release of SGI products as well as unforeseen difficulties associated with adapting the Company's products to future SGI products; the risk that the Company derives a significant portion of its revenues from foreign sales; the Company's reliance principally on unregistered copyrights and trade secrets to protect its intellectual property; the risk that the Company's direct sales efforts may compete with those of its indirect channels; the risk of the Company's reliance on SGI as the sole source for video input/output cards used in the Company's systems; the Company's dependence on key management and technical employees; market price fluctuations due to quarter-to-quarter variations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors and the historical fluctuations in market prices of technology companies generally; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

  The Company believes that with its current level of working capital together with funds generated from operations, it has adequate sources of cash to meet its operational and capital expenditure requirements through fiscal 1999.

                     DISCREET LOGIC INC. AND SUBSIDIARIES

(2) SIGNIFICANT ACCOUNTING POLICIES

  The accompanying consolidated financial statements reflect the application of the following significant accounting policies, as described below and elsewhere in the notes to consolidated financial statements. These consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America, and are presented in United States dollars ("U.S. Dollars").

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from these estimates.

 (a) Change of Fiscal Year

  On January 9, 1997, the Board of Directors of the Company approved the change of the Company's fiscal year end from July 31 to June 30. This change was effective beginning with the Company's second fiscal quarter of 1997. The consolidated financial statements are presented for the twelve-month period ended June 30, 1998, the eleven-month period ended June 30, 1997 and the twelve-month period ended July 31, 1996.

  The Company prepares consolidated financial statements, remeasures accounts in foreign currencies to reflect changes in exchange rates, and examines and adjusts certain reserve accounts at the end of each quarter. Therefore, it is not practicable to recast the previous fiscal years' results to reflect the current fiscal period. Consequently, the results for the twelve-month period ended June 30, 1998 are not directly comparable with those for the eleven-month period ended June 30, 1997, or with the twelve-month period ended July 31, 1996.

 (b) Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All subsidiaries are wholly owned as of June 30, 1998. All significant intercompany accounts and transactions have been eliminated upon consolidation.

 (c) Revenue Recognition

  In October 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 97-2, Software Revenue Recognition. The statement provides specific industry guidance and stipulates that revenue recognized from software arrangements is to be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, postcontract customer support, installation or training. Under SOP 97-2, the determination of fair value is based on objective evidence that is specific to the vendor. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that the evidence of fair value does exist or until all elements of the arrangement are delivered. Revenue allocated to software products, specified upgrades and enhancements is generally recognized upon delivery of the related products, upgrades and enhancements. Revenue allocated to postcontract customer support is generally recognized ratably over the term of the support, and revenue allocated to service elements is generally recognized as the services are performed. SOP 97-2 was adopted by the Company effective January 1, 1998 and has not had a material effect on revenue recognition.

  The Company recognizes revenue from software licenses, and the related hardware and peripherals, upon shipment of the products. The Company recognizes revenue from post contract customer support and other related services ratably, as the obligations are fulfilled, or when the related services are performed. Post contract

                     DISCREET LOGIC INC. AND SUBSIDIARIES
customer support, training, installation, systems integration and rental services, are performed primarily under separately priced arrangements under which the Company has recorded revenues of $11,713,000, $13,606,000 and $14,050,000 for the year ended July 31, 1996, the eleven-month period ended June 30, 1997, and for the year ended June 30, 1998, respectively.

 (d) Net Income (Loss) per Common Share

  In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. The new standard simplifies the computation of earnings per share (EPS) and increases comparability to international standards. Under SFAS No. 128, primary EPS is replaced by "Basic" EPS, which excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. "Diluted" EPS, which is computed similarly to fully diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company is required to disclose both basic and diluted EPS. All prior period EPS data have been restated to conform to SFAS No. 128.

  The following table presents, in thousands (except for EPS amounts) a reconciliation of Basic EPS to Diluted EPS as required by SFAS No. 128:

                               YEAR ENDED          ELEVEN MONTHS ENDED         YEAR ENDED
                             JULY 31, 1996            JUNE 30, 1997          JUNE 30, 1998
                         -----------------------  ----------------------  ---------------------
                          INCOME   SHARES  EPS    INCOME   SHARES  EPS    INCOME  SHARES  EPS
                         --------  ------ ------  -------  ------ ------  ------  ------ ------
Basic EPS
  Income available to
   common shareholders.. $(44,141) 26,837 $(1.64) $(6,756) 27,948 $(0.24) $(612)  29,029 $(0.02)
                                          ======                  ======                 ======
Effect of Dilutive
 Securities
  Impact of exercise of
   stock options under
   treasury stock
   method...............      --      --              --      --            --       --
                         --------  ------         -------  ------         -----   ------
Diluted EPS
  Income available to
   common shareholders
   and assumed
   exercises............ $(44,141) 26,837 $(1.64) $(6,756) 27,948 $(0.24) $(612)  29,029 $(0.02)
                         ========  ====== ======  =======  ====== ======  =====   ====== ======

  In accordance with SFAS No. 128, in periods that the Company incurs a net loss, all outstanding options are excluded from the calculation of diluted EPS. Had the Company not been in a loss position, dilutive outstanding options of 2,044,265, 945,845 and 1,763,785 for fiscal 1996, 1997, and 1998, respectively, would have been added to compute diluted EPS.

                     DISCREET LOGIC INC. AND SUBSIDIARIES

 (e) Research and Development Expenses

  The Company charges to operations research and development costs as incurred and presents such expenses net of income tax credits from the Canadian federal and Quebec provincial governments (see Note 7). Software development costs are considered for capitalization when technological feasibility is established in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. The Company sells software in a market that is subject to rapid technological change, new product introductions and changing customer needs. Accordingly, the Company has not capitalized software development costs due to its inability to estimate the useful life of software under development.

 (f) Translation of Foreign Currencies

  The accounts of the Company are translated in accordance with SFAS No. 52, Foreign Currency Translation. The Company's management has elected to present these consolidated financial statements in U.S. dollars. The financial statements of the Company and its subsidiaries are translated from their functional currency into the reporting currency, the U.S. dollar, utilizing the current rate method. Accordingly, assets and liabilities are translated at exchange rates in effect at the end of the year, and revenues and expenses are translated at the weighted average exchange rate during the year. All cumulative translation gains or losses from the translation into the Company's reporting currency are included as a separate component of shareholders' equity in the consolidated balance sheets.

  Foreign currency transaction gains (losses) included in other income (expense) in the accompanying consolidated statements of operations were $178,620, $(187,843) and $1,083,450 for the year ended July 31, 1996, the eleven-month period ended June 30, 1997, and the year ended June 30, 1998, respectively.

 (g) Concentration of Credit Risk

  During fiscal 1998, the Company amended and restated its Maximum Liability Agreement with a leasing company. The agreement provides that the Company is contingently liable up to a maximum percentage of the remaining principal payments outstanding related to the purchase of the Company's products by customers financed by said leasing company. The maximum liability is contingent on certain factors as defined in the agreement. As at June 30, 1997 and 1998, the Company had accrued $619,000 and $648,000, respectively, the maximum amount of the contingent liability as a charge to general and administrative expenses.

  The Company has no other significant off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign currency hedging arrangements. The Company maintains the majority of cash balances with three financial institutions and its accounts receivable credit risk is not concentrated within any geographic area. There were no accounts receivable from a single customer which exceeded 10 percent of total accounts receivable as of June 30, 1997 and 1998.

 (h) Postemployment and Postretirement Benefits

  The Company does not provide postemployment and postretirement benefits.

 (i) Cash Equivalents

  Cash equivalents are carried at cost, which approximates market value. Cash equivalents are short-term, highly liquid investments with original maturities of less than three months. Cash equivalents consist of commercial paper and money market mutual funds at June 30, 1997 and 1998.

                     DISCREET LOGIC INC. AND SUBSIDIARIES

 (j) Inventory

  Inventory consists of hardware purchased for resale and is valued at the lower of cost (determined on a first-in, first-out basis) or net realizable value. Demonstration inventory consists of hardware inventory used by the Company and potential customers for product demonstrations which will be subsequently sold.

 (k) Property and Equipment

  The Company provides for depreciation and amortization using the straight-line and declining-balance methods over the estimated useful lives of the assets as follows:

                                 ESTIMATED           JUNE 30,      JUNE 30,
     ASSET CLASSIFICATION       USEFUL LIFE            1997          1998
     --------------------   --------------------    -----------  ------------
   Computer equipment,
    video equipment and
    software...............      2-5 Years          $14,375,443  $ 19,775,508
   Leasehold improvements..    Shorter of term of     1,222,478     1,735,401
                              lease or useful life
   Furniture and fixtures..       5 Years             1,797,891     2,503,772
                                                    -----------  ------------
                                                     17,395,812    24,014,681
   Less--Accumulated
    depreciation and
    amortization...........                          (9,667,564)  (14,438,552)
                                                    -----------  ------------
                                                    $ 7,728,248  $  9,576,129
                                                    ===========  ============

 (l) Other Assets

  Other assets include acquired technology, goodwill, and other deferred charges, and are amortized on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. The Company evaluates the realizability and the related periods of amortization of these assets on a regular basis.

  Other assets included the following amounts at June 30:

                  ASSET CLASSIFICATION                    1997         1998
                  --------------------                 -----------  -----------
   Acquired technology................................ $ 2,875,665  $ 6,938,137
   Goodwill...........................................   2,437,789    3,451,542
   Other deferred charges.............................         --       639,840
                                                       -----------  -----------
                                                         5,313,454   11,029,519
   Less--Accumulated amortization.....................  (2,653,490)  (4,481,206)
                                                       -----------  -----------
                                                       $ 2,659,964  $ 6,548,313
                                                       ===========  ===========

 (m) Recent Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS
130), which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements and is required to be adopted by the Company beginning in its fiscal year 1999. Additionally, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments,

                     DISCREET LOGIC INC. AND SUBSIDIARIES
products and services, geographic areas, and major customers. SFAS 131 will first be reflected in the Company's fiscal year 1999 Annual Report and will apply to both annual and interim financial reporting subsequent to this date. The Company is currently evaluating the impact of SFAS 130 and SFAS 131 on its financial disclosures.

  In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 will be effective for the Company's fiscal year ending June 30, 2000. Management believes that this statement will not have a significant impact on the Company.

  In March 1998, the AICPA issued Statement of Position (SOP) 98-4, which amends certain provisions of SOP 97-2. The Company believes it is in compliance with the provisions of SOP 97-2 as amended by SOP 98-4. However, detailed implementation guidelines for this standard have not been issued. Once issued, such guidance could lead to unanticipated changes in the Company's current revenue recognition practices, and such changes could be material to the Company's results of operations.

  In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. The Company is required to adopt this standard in fiscal year 2000 and is currently evaluating the impact that its adoption will have on the consolidated financial position and results of operations of the Company.

(3) OTHER CURRENT ASSETS

  Other current assets consist of the following:

                                                            JUNE 30,   JUNE 30,
                                                              1997       1998
                                                           ---------- ----------
     Prepaid expenses..................................... $2,919,782 $2,754,321
     Sales tax receivable.................................    787,515  1,147,833
     Other receivables....................................    181,392    816,517
                                                           ---------- ----------
                                                           $3,888,689 $4,718,671
                                                           ========== ==========

(4) ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                         JUNE 30,    JUNE 30,
                                                           1997        1998
                                                        ----------- -----------
     Payroll and payroll related....................... $ 2,838,873 $ 4,180,410
     Professional fees.................................     733,680     764,869
     Commissions.......................................   2,187,178   2,676,242
     Sales tax and VAT payable.........................     679,052   1,542,036
     Accrued restructuring expenses....................   4,272,438     825,000
     Maximum liability accrual.........................     619,000     647,667
     Accrued litigation and settlement expenses........   8,186,969         --
     Acquisition costs.................................         --    1,021,305
     Other.............................................     881,530   1,175,791
                                                        ----------- -----------
                                                        $20,398,720 $12,833,320
                                                        =========== ===========

                     DISCREET LOGIC INC. AND SUBSIDIARIES

(5) LITIGATION AND RELATED SETTLEMENT EXPENSES

 (a) Class action securities litigation

  On May 29, 1996, June 13, 1996 and April 29, 1997, certain of the Company's shareholders filed class action lawsuits alleging violations of federal securities laws and other claims against the Company and certain of its officers and directors among others. The three lawsuits were filed in the Superior Court of the State of California, the United States District Court, District of Massachusetts and the United States District Court, Northern District of California, respectively. On or about November 25, 1997, a settlement of all three shareholder class actions received final court approval. Under the $10,800,000 settlement, the Company contributed approximately $7,400,000 from its own funds, with the remainder provided by insurance.

  In the year ended July 31, 1996, the Company had provided a $2,506,000 litigation reserve for legal costs associated with defending the class action lawsuits. During the eleven-month period ended June 30, 1997, the Company recorded a provision of $6,500,000 to accrue the additional estimated settlement costs to be borne by the Company.

  In the twelve-month period ended June 30, 1998, the Company reversed $405,000 of litigation and related settlement expenses in order to adjust previously estimated legal costs to the actual amount of costs incurred.

 (b) Griffith & Tekushan, Inc.

  On June 2, 1998, the Company was named as a defendant in a breach of warranty action filed in the Supreme Court of the State of New York for the County of New York entitled Griffith & Tekushan, Inc. v. Discreet Logic, Inc. (Index No. 602684/98) (the "Action"). The complaint alleges, among other things, that the Company breached certain warranties arising out of a software licensing agreement and seeks damages of $1 million. On July 10, 1998, the Action was removed from state court to the United States District Court for the Southern District of New York (Case No. 98 Civ. 4909 (BSJ)). On July 17, 1998, the Company filed a motion to dismiss the Action in its entirety. The motion to dismiss is currently pending. The Company intends to contest this case vigorously; however, the ultimate outcome of the case cannot be predicted at this point.

(6) DEMAND LINE OF CREDIT, LEASING AND TAX CREDIT FACILITIES

  During the year, the Company amended its revolving demand line of credit and leasing facility with its bank. The new agreement provides for a revolving demand line of credit under which it can borrow up to Cdn$7,000,000 (approximately $4,773,000 at June 30, 1998). Advances under the line accrue interest monthly at the Canadian prime rate (6.50% at June 30, 1998) plus 0.25%. Additionally, the agreement provides for a Cdn$600,000 (approximately $409,000 at June 30, 1998) demand leasing facility, and a Cdn$600,000 (approximately $409,000 at June 30, 1998) demand research and development tax credit facility. Advances under these facilities accrue interest monthly at the Canadian prime rate (6.50% at June 30, 1998) plus 1%. The line and facilities are secured by essentially all of the Company's North American assets. As additional security, the Company assigned to the bank its insurance on these assets. The Company is required to maintain certain financial ratios, including minimum levels of working capital, debt service coverage and equity to asset ratios. As of June 30, 1998, there were no amounts outstanding under the demand leasing and demand research and development tax credit facilities, however, the amount available to the Company under the line of credit was reduced by the letter of guarantee discussed below.

  During the year, the Company's Japanese subsidiary entered into a line of credit agreement with its bank. Under this agreement, the subsidiary can borrow up to $3,000,000. Advances under this line accrue interest at the prevailing overnight rate for the period (approximately 2.1% at June 30, 1998) and are secured by a letter of

                     DISCREET LOGIC INC. AND SUBSIDIARIES
guarantee, in the amount of $3,000,000, issued by the Company in favor of the subsidiary's bank. As of June 30, 1998, the subsidiary had borrowed
(Yen)376,824,000 (approximately $2,725,000 at June 30, 1998).

(7) CANADIAN FEDERAL AND PROVINCIAL INCOME TAX CREDITS

  The Company is entitled to research and development incentives in the form of income tax credits from the Canadian federal government ("Federal") and from the Province of Quebec ("Provincial"). Federal income tax credits are received on qualified Canadian research and development expenditures and equipment purchases. Provincial income tax credits are received on qualified research and development salaries in the Province of Quebec. The Federal and Provincial income tax credits are earned at 20% of qualified research and development expenditures. Additionally, the Federal credit may be limited to a credit against income taxes payable.

  The Company recorded $711,000, $696,000 and $1,108,000 of income tax credits as a reduction of research and development expenses for the year ended July 31, 1996, the eleven-month period ended June 30, 1997, and the year ended June 30, 1998, respectively. These income tax credits represent credits earned based on qualifying research and development expenditures. In addition, the Company recorded, $513,000, $196,000 and $374,000 of income tax credits as a reduction in the carrying value of property and equipment for the year ended July 31, 1996, the eleven-month period ended June 30, 1997, and the year ended June 30, 1998, respectively. These income tax credits represent credits earned based on qualifying property and equipment purchases.

(8) SHAREHOLDERS' EQUITY

 (a) Secondary Offering

  In December 1995, the Company completed a secondary offering of 970,920 common shares at $30.25 per share, resulting in proceeds of approximately $28,158,000 net of issuance costs and their related tax effects.

 (b) Preferred Shares

  The Board of Directors is authorized to issue preferred shares, in one or more series, and to fix the rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, and the number of shares constituting any series or the designations of such series, without further vote or action by the shareholders.

 (c) Share Subscriptions Receivable

  In fiscal 1995, a share subscriptions receivable, in the amount of $148,148, from the then and current Chairman of the Board of Directors and the former president of the Company was reduced through the shares being repurchased or repaid. On November 11, 1994, the former President and Chief Executive Officer of the Company issued to the Company a $1,645,000 note in connection with the exercise of nonqualified stock options which is included in share subscriptions receivable at July 31, 1995. During the 1996 fiscal year, the note was repaid in full together with interest in the amount of $134,000.

 (d) Private Placement of Shares to Intel Corporation

  On March 4, 1998, Discreet completed a private placement of 645,000 common shares, no par value per share, for proceeds to the Company of approximately $13,527,000, net of issuance costs.

 (e) Dividends

  The Company has never declared or paid cash dividends and does not anticipate paying any cash dividends

                     DISCREET LOGIC INC. AND SUBSIDIARIES
on its capital stock in the foreseeable future. In the event cash dividends are declared or paid, the Company anticipates that they would be declared and paid in U.S. dollars. Part 1A of the Quebec Companies Act prohibits the Company from paying dividends that would prevent it from discharging its liabilities when due or that would bring the book value of its assets to an amount less than the sum of its liabilities and its issued and paid-up share capital account. At June 30, 1998, the Company could not distribute any dividends.

 (f) Capital Structure

  In February 1997, the FASB also issued SFAS No. 129, Disclosure of Information About Capital Structure. This statement is effective for financial statements for periods ended after December 15, 1997. SFAS No. 129 establishes standards for disclosing information about an entity's capital structure. The implementation of this statement has not had a material impact on the consolidated financial statements.

(9) STOCK OPTION AND STOCK PURCHASE PLANS

  The Company applies the Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock issued to Employees, in accounting for its stock-based compensation plans. During the year ended June 30, 1997, the Company adopted only the disclosure requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. SFAS No. 123 establishes financial accounting and reporting standards based on a fair value concept for stock-based employee compensation plans. This statement requires an employer that continues to apply the accounting provisions of APB 25 to disclose pro forma amounts reflecting the difference between compensation costs, including tax effects, that would have been recognized in the income statement, if the fair value based method had been used.

  The table below presents pro forma net loss and EPS, had compensation cost for the Company's stock-based employee compensation plans been determined using the provisions of SFAS No. 123.

                                            1996         1997          1998
                                        ------------  -----------  -------------
     Net loss:
       As Reported..................... $(44,141,181) $(6,755,975) $   (611,213)
       Pro forma....................... $(46,118,158) $(8,414,957) $ (5,671,932)
     Net loss per share:
       As Reported..................... $      (1.64) $     (0.24) $      (0.02)
       Pro forma....................... $      (1.72) $     (0.30) $      (0.20)

  The fair value of each graded vesting option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996, 1997 and 1998: risk free interest rates between 5.2% and 6.3%; expected dividend yields of 0%; expected term after vest date of approximately .5 years; and expected volatility of 100%.

  Because the fair value based method of accounting has not been applied to options granted prior to August 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

 (a) Restricted Stock and Stock Option Plan

  On June 14, 1994, the Company's Board of Directors approved the establishment of the 1994 Restricted Stock and Stock Option Plan (the "1994 Plan") for the Company's officers, employees, consultants and directors. Under the 1994 Plan, the Compensation Committee of the Board of Directors (the "Compensation Committee") may grant stock options for a maximum of 5,000,000 common shares. Under the terms of the 1994

                     DISCREET LOGIC INC. AND SUBSIDIARIES

Plan, the purchase price, which approximates fair market value, and vesting schedule applicable to each option grant is determined by the Compensation Committee.

  On August 12, 1996, the Company's Board of Directors authorized the repricing of 106,600 stock options previously granted under the 1994 Plan. The repricing provided for the exercise price of the 106,600 options to be reduced to $6.375 per share, representing the fair value per common share on the date of repricing. Prior to the repricing, such options had exercise prices ranging from $19.25 to $28.50 per share. In exchange for the repriced options, the 159,900 stock options remaining from these grants were forfeited.

  On November 20, 1997, the shareholders approved an amendment to the Company's 1994 Amended and Restated Restricted Stock and Stock Option Plan to reserve an additional 2,000,000 shares of common stock for issuance under this plan.

 (b) 1995 Non-Employee Director Stock Option Plan

  On March 27, 1995, the Company's Board of Directors adopted, and in April 1995, the shareholders approved, the 1995 Non-Employee Director Stock Option Plan (the "Director Plan"). Under the Director Plan, the Compensation Committee may grant options to purchase up to 200,000 common shares to nonemployee directors of the Company. The Director Plan authorizes the grant
(a) to each person who becomes a member of the Board of Directors and who is not an employee, officer or direct and indirect owner of 5% or more of the common shares of the Company (a "Non-Employee Director"), on the date such person is first elected to the Board of Directors without further action by the Compensation Committee, of an option to purchase 20,000 common shares and
(b) to each person receiving an option pursuant to clause (a) who is a Non-Employee Director on the fifth anniversary of the date such person was first elected to the Board of Directors, during the term of the Director Plan, of an option to purchase 15,000 common shares, provided that such person has continuously served as a Non-Employee Director during such 5-year period. The exercise price will be the fair market value at the date of grant and the options will expire 10 years from the date of grant. All options vest in three equal annual installments, with the first vesting on the date of grant. As of June 30, 1998, 60,000 options were granted and outstanding at fair market value under the Director Plan.

 (c) 1995 Employee Stock Purchase Plan

  On March 27, 1995, the Company's Board of Directors adopted, and in April 1995, the shareholders approved, the 1995 Employee Stock Purchase Plan, whereby the Company has reserved and may issue to employees up to an aggregate of 300,000 common shares in semiannual offerings over a ten year period. Common shares are sold at 85% of fair market value. As of June 30, 1998, 160,066 shares had been issued under the plan.

 (d) Non-Qualified Stock Option Outside the Plan

  On November 4, 1994, the Company granted, outside the 1994 Plan, a nonqualified stock option for the purchase of 1,012,308 common shares, at a price of $1.63 per share, which approximated fair market value at date of grant, to the former President and Chief Executive Officer of the Company. This option was exercised on November 4, 1994 through the issuance of a $1,645,000 note. (See Note 8(c)).

 (e) 1997 Special Limited Non-Employee Director Stock Option Plan

  On February 10, 1997, the Company's Board of Directors adopted the 1997 Special Limited Non-Employee Director Stock Option Plan (the "1997 Plan"). Under the 1997 Plan, options to purchase 10,000 of the

                     DISCREET LOGIC INC. AND SUBSIDIARIES

Company's common shares were granted to each of two of the Company's non-employee directors at the Fair Market Value (as defined in the 1997 Plan) of the shares on the date of the grant, February 10, 1997. The total number of common shares originally available for grant under the 1997 Plan was 20,000. The options granted pursuant to the 1997 Plan expire 10 years from the date of grant and vest in three equal annual installments. As of June 30, 1998, 20,000 options were granted and outstanding under the 1997 Plan.

 (f) Stock Option Activity

  The following is a summary of all stock option activity:

                                 1996                 1997                 1998
                          -------------------- -------------------- -------------------
                                      WEIGHTED             WEIGHTED            WEIGHTED
                                      AVERAGE              AVERAGE             AVERAGE
                                      EXERCISE             EXERCISE            EXERCISE
                            SHARES     PRICE     SHARES     PRICE    SHARES     PRICE
                          ----------  -------- ----------  -------- ---------  --------
Beginning Outstanding...   3,403,740   $ 2.97   2,744,646   $7.77   2,505,913   $ 5.64
Options Granted.........     973,000    16.53   1,689,638    5.41     901,771    19.03
Options Exercised.......  (1,244,918)    1.27    (321,577)   3.51    (253,163)    4.49
Options Canceled........    (387,176)   10.67  (1,606,794)   9.63    (133,951)   10.31
                          ----------           ----------           ---------
Ending Outstanding......   2,744,646     7.77   2,505,913    5.64   3,020,570     9.53
                          ==========           ==========           =========
Exercisable.............     513,714   $ 6.01     389,832   $4.71     469,122   $ 5.10
                          ==========           ==========           =========
Weighted Average Fair
 Value of Options
 Granted During the
 Year...................               $10.43               $3.19               $13.87

  The following table provides further detail on the options granted during fiscal 1996, 1997, and 1998 in relation to their respective fair values as calculated above:

                                 1996                 1997                 1998
                          -------------------- -------------------- -------------------
                                      WEIGHTED             WEIGHTED            WEIGHTED
                                      AVERAGE              AVERAGE             AVERAGE
                                      EXERCISE             EXERCISE            EXERCISE
                            SHARES     PRICE     SHARES     PRICE    SHARES     PRICE
                          ----------  -------- ----------  -------- ---------  --------
Exercise price equal to
 fair value.............     531,562   $13.17   1,487,238   $5.23      84,000   $19.88
Exercise price greater
 than fair value........      45,000    23.72     147,400    6.48     386,000    24.25
Exercise price less than
 fair value.............     396,438    20.22      55,000    7.38     431,771    14.21
                          ----------   ------  ----------   -----   ---------   ------
                             973,000   $16.53   1,689,638   $5.41     901,771   $19.03
                          ==========   ======  ==========   =====   =========   ======

  The following table summarizes the options outstanding and exercisable as at June 30, 1998:

                                       WEIGHTED   WEIGHTED             WEIGHTED
                                        AVERAGE   AVERAGE              AVERAGE
           RANGE OF         OPTIONS   CONTRACTUAL EXERCISE   NUMBER    EXERCISE
       EXERCISE PRICES    OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE
       ---------------    ----------- ----------- -------- ----------- --------
     $0.05-$2.88.........    252,238     6.29      $ 1.39    229,246    $ 1.28
     $4.50-$4.63.........    655,636     8.12      $ 4.50     56,002    $ 4.50
     $5.50-$6.03.........    893,600     8.53      $ 5.85     27,750    $ 6.03
     $6.38-$8.94.........    413,596     8.02      $ 7.35    103,687    $ 6.69
     $15.75-$24.25.......    805,500     9.14      $21.36     52,437    $18.82
                           ---------     ----      ------    -------    ------
     $0.05-$24.25........  3,020,570     8.34      $ 9.53    469,122    $ 5.10

                     DISCREET LOGIC INC. AND SUBSIDIARIES

(10) RELATED PARTY TRANSACTIONS

 (a) Sales to Related Parties

  During fiscal 1998, the Company recorded revenue from system sales made to Behaviour Entertainment Inc. and Behaviour Studios, Inc., companies controlled by the Company's Chairman and Chief Executive Officer, in the amounts of $320,573 and $1,837,077, respectively. At June 30, 1998, approximately $445,000 remained outstanding and is included in other current assets. During fiscal 1996, Discreet recorded revenue from system sales of $121,000 to Behavior Entertainment Inc.

  During fiscal 1996, the Company recorded revenue of $2,304,000, from a company with which the Company's Chairman and Chief Executive Officer is affiliated. At July 31, 1996, the Company had a trade accounts receivable of $836,000 from such company. The balance was collected in six monthly installments of $139,000. The Company also recorded revenue of $1,138,000 during fiscal 1996, from a company with which a member of the Company's board of directors is affiliated. The sale was collected in full during fiscal 1996.

  In accordance with the Company's policy, these sales were on terms no less favorable to the Company than provided by the Company to unrelated third parties.

 (b) Purchases from Related Parties

  During fiscal 1998, the Company purchased consulting services, in the amount of $106,244, from BHVR Communications Inc., purchased marketing services in the amount of $1,383,639 from Behaviour Design Inc., and purchased marketing services in the amount of $223,090 from Behaviour Entertainment Inc. These related parties are companies controlled by the Company's Chairman and Chief Executive Officer.

  During fiscal 1998, the Company made rental payments in the amount of $941,151 to TGR Zone Corporation ("TGR Zone"), a company indirectly owned by Discreet Logic's Chairman and Chief Executive Officer, for space in its new headquarters in Montreal. The commitments related to the lease on this building are disclosed in Note 12.

  In accordance with the Company's policy, the purchase of these services was on terms no less favorable to the Company than could be obtained by the Company from unrelated third parties.

                     DISCREET LOGIC INC. AND SUBSIDIARIES

(11) INCOME TAXES

  The Company applies the provisions of SFAS No. 109, Accounting for Income Taxes. Under the provisions of SFAS No. 109, the Company recognizes a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting and their tax basis and carryforwards to the extent they are realizable.

  The components of the deferred tax assets and the deferred tax liabilities are as follows:

                                                          JUNE 30,    JUNE 30,
                                                            1997        1998
                                                         ----------- ----------
   Deferred tax assets--
     Foreign tax loss carryforwards..................... $ 5,150,000 $5,499,216
     Litigation and related settlement expenses.........   1,650,000        --
     Restructuring expenses.............................   1,400,000    278,009
     Initial and secondary public offering issuance
      costs.............................................   1,254,730    686,776
     Other temporary differences........................     834,807  2,005,176
                                                         ----------- ----------
                                                          10,289,537  8,469,177
     Less: Valuation allowance..........................   6,800,000  7,591,663
                                                         ----------- ----------
                                                         $ 3,489,537 $  877,514
                                                         =========== ==========
   Deferred tax liabilities--
     Difference between book and tax basis of property
      and equipment..................................... $   544,745 $1,250,871
     Federal research and development tax credits.......     168,491    330,568
     Other temporary differences........................         --     647,195
                                                         ----------- ----------
                                                         $   713,236 $2,228,634
                                                         =========== ==========

  The Company provides deferred taxes for research and development tax credits earned in the current year, which are included in taxable income in the subsequent year. In accordance with Canadian tax laws, stock issuance costs are deductible over a five year period.

  The following table presents income (loss) before income taxes for the entities incorporated in the following jurisdictions:

                                                    ELEVEN MONTHS
                                      YEAR ENDED        ENDED      YEAR ENDED
                                     JULY 31, 1996  JUNE 30, 1997 JUNE 30, 1998
                                     -------------  ------------- -------------
     Canada......................... $  (2,470,805)  $ 6,110,923  $ 19,215,124
     United States..................   (12,587,746)    1,486,294     5,369,073
     United Kingdom.................    (5,191,695)     (320,982)    3,261,899
     European and Other.............   (22,456,100)   (7,542,867)  (17,603,314)
                                     -------------   -----------  ------------
                                     $(42,706,346)   $  (266,632) $ 10,242,782
                                     =============   ===========  ============

                     DISCREET LOGIC INC. AND SUBSIDIARIES

  The income tax provision is composed of the following:

                                                     ELEVEN MONTHS
                                        YEAR ENDED       ENDED      YEAR ENDED
                                       JULY 31, 1996 JUNE 30, 1997 JUNE 30, 1998
                                       ------------- ------------- -------------
     Current--
       Federal........................  $ 2,060,380   $3,641,996    $ 1,131,398
       Provincial.....................      375,087      930,323        248,972
       Foreign........................    1,072,157    1,979,000      5,703,680
                                        -----------   ----------    -----------
                                          3,507,624    6,551,319      7,084,050
                                        -----------   ----------    -----------
     Deferred--
       Federal........................   (1,373,684)     229,580      2,683,103
       Provincial.....................     (228,379)     190,996        394,825
       Foreign........................     (470,726)    (482,552)       692,017
                                        -----------   ----------    -----------
                                         (2,072,789)     (61,976)     3,769,945
                                        -----------   ----------    -----------
         Total provision..............  $ 1,434,835   $6,489,343    $10,853,995
                                        ===========   ==========    ===========

  The reconciliation between the Canadian federal statutory income tax rate and the effective tax rate is as follows:

                                                     ELEVEN MONTHS
                                        YEAR ENDED       ENDED      YEAR ENDED
                                       JULY 31, 1996 JUNE 30, 1997 JUNE 30, 1998
                                       ------------- ------------- -------------
     Provision (benefit) at the
      Canadian federal statutory
      rate...........................      (38.0)%        (38.0)%       38.0 %
     Foreign taxes...................       17.2          122.1          5.5
     Effect of not benefitting
      foreign subsidiaries' tax
      losses.........................       16.0          320.2         15.5
     Effect of basis differences not
      benefitted.....................        3.0        2,323.1         94.0
     Provincial taxes, net of federal
      tax abatements.................        0.2           72.3          3.0
     Canadian federal incentives for
      manufacturers and small
      business.......................        0.2            0.0          0.0
     Utilization of net operating
      losses not previously
      benefitted.....................        --          (361.2)       (47.3)
     Other items.....................        4.8           (4.7)        (2.7)
                                           -----        -------        -----
       Tax provision.................        3.4 %      2,433.8 %      106.0 %
                                           =====        =======        =====

  The Company has $13,841,000 of cumulative foreign net operating loss carryforwards which may be available to reduce future income tax liabilities in those jurisdictions. The loss carryforwards will expire beginning June 30, 2001.

  The Company has recorded a valuation allowance against certain deferred tax assets including the tax benefit of certain foreign net operating loss carryforwards as the tax benefits do not meet the recognition criteria set forth in SFAS 109 due to the uncertainty of realizability.

  These net operating loss carryforwards are subject to review and adjustment by the respective tax authorities and may be limited in certain cases upon a significant ownership change of the corporation, as defined.

                     DISCREET LOGIC INC. AND SUBSIDIARIES

(12) COMMITMENTS AND CONTINGENCIES

 (a) Lease commitments

  The Company has operating lease commitments for certain facilities and equipment which expire, at various dates, through June 2007. The following schedule outlines the future minimum rental payments under these leases at June 30, 1998:

     Year ended June 30,
       1999........................................................ $ 2,243,871
       2000........................................................   1,837,957
       2001........................................................   1,279,230
       2002........................................................   1,130,401
       2003 and thereafter.........................................   5,016,812
                                                                    -----------
       Total minimum lease payments................................ $11,508,271
                                                                    ===========

  The above commitments include leases for locations which the Company plans to close under the restructuring plan (see Note 19).

  Rental expenses related to the operating leases were approximately $1,348,000, $1,600,000 and $1,985,000 for the year ended July 31, 1996, the eleven-month period ended June 30, 1997, and the year ended June 30, 1998, respectively. Included in the minimum lease payment commitment is approximately CDN $12,471,452 (approximately $8,503,036 at June 30, 1998) representing future payment due to a related party from which the Company leases office space in Montreal.

 (b) Letters of Guarantee

  The Company has provided letters of guarantee in the amount of $328,753 and $3,000,000 as of June 30, 1997 and 1998, respectively.

(13) FINANCIAL INFORMATION BY GEOGRAPHIC AREA

  The Company operates in one industry segment primarily digital image processing solution systems for creating, editing and compositing special visual effects for film and video, including training and other services incidental to these products.

  Revenues by geographic destination and as a percentage of total revenues are as follows:

                                          YEAR ENDED  ELEVEN MONTHS  YEAR ENDED
               GEOGRAPHIC AREA             JULY 31,       ENDED       JUNE 30,
                BY DESTINATION               1996     JUNE 30, 1997     1998
               ---------------            ----------- ------------- ------------
     North America....................... $36,286,073 $ 43,752,904  $ 70,866,936
     Europe..............................  35,774,418   36,839,458    45,385,523
     Pacific Rim.........................   8,717,015   15,396,131    26,745,421
     Other...............................   3,219,941    5,935,438     8,560,248
                                          ----------- ------------  ------------
                                          $83,997,447 $101,923,931  $151,558,128
                                          =========== ============  ============

                                                     ELEVEN MONTHS
              GEOGRAPHIC AREA           YEAR ENDED       ENDED      YEAR ENDED
              BY DESTINATION           JULY 31, 1996 JUNE 30, 1997 JUNE 30, 1998
              ---------------          ------------- ------------- -------------
     North America....................      43.2%         42.9%         46.8%
     Europe...........................      42.6          36.1          29.9
     Pacific Rim......................      10.4          15.2          17.6
     Other............................       3.8           5.8           5.7
                                           -----         -----         -----
                                           100.0%        100.0%        100.0%
                                           =====         =====         =====

                     DISCREET LOGIC INC. AND SUBSIDIARIES

  Revenues, net income and identifiable assets for the Company's Canadian, U.S., U.K., German, French and other operations are as follows:

  Intercompany transfers between geographic areas are at prices that approximate arm's length transactions. Expenses incurred in one geographic area that benefit other areas have been allocated based upon services utilized.

                      CANADA         U.S.         U.K.        FRANCE       GERMANY       OTHER      ELIMINATIONS   CONSOLIDATED
                   ------------  ------------  -----------  -----------  -----------  ------------  -------------  ------------
1996--
Revenues.........  $  8,339,345  $ 33,090,335  $17,309,369  $ 7,696,297  $12,307,428  $  5,254,673  $         --   $ 83,997,447
Transfers between
 geographic
 locations.......    20,211,614    29,090,504          --           --           --      9,007,939    (58,310,057)          --
                   ------------  ------------  -----------  -----------  -----------  ------------  -------------  ------------
 Total revenues..  $ 28,550,959  $ 62,180,839  $17,309,369  $ 7,696,297  $12,307,428  $ 14,262,612  $ (58,310,057) $ 83,997,447
                   ============  ============  ===========  ===========  ===========  ============  =============  ============
 Net loss........  $ (1,398,871) $(11,532,447) $(5,210,577) $(2,409,595) $  (797,282) $(19,528,169) $  (3,264,240) $(44,141,181)
                   ============  ============  ===========  ===========  ===========  ============  =============  ============
 Identifiable
  assets.........  $103,117,776  $ 48,995,740  $20,411,397  $ 6,583,316  $ 5,937,355  $ 21,037,113  $(125,934,955) $ 80,147,742
                   ============  ============  ===========  ===========  ===========  ============  =============  ============
1997--
Revenues.........  $  5,872,359  $ 42,135,249  $16,596,218  $10,298,958  $12,388,084  $ 14,633,063  $         --   $101,923,931
Transfers between
 geographic
 locations.......    28,279,123    16,531,229    3,293,329    1,539,298          --      5,483,484    (55,126,463)          --
                   ------------  ------------  -----------  -----------  -----------  ------------  -------------  ------------
 Total revenues..  $ 34,151,482  $ 58,666,478  $19,889,547  $11,838,256  $12,388,084  $ 20,116,547  $ (55,126,463) $101,923,931
                   ============  ============  ===========  ===========  ===========  ============  =============  ============
 Net income
  (loss).........  $  1,199,545  $    707,540  $  (504,001) $   841,043  $   274,412  $ (9,046,246) $    (228,268) $ (6,755,975)
                   ============  ============  ===========  ===========  ===========  ============  =============  ============
 Identifiable
  assets.........  $148,151,830  $ 48,967,084  $21,762,860  $ 8,196,759  $ 6,107,907  $ 25,332,305  $(162,574,046) $ 95,944,699
                   ============  ============  ===========  ===========  ===========  ============  =============  ============
1998--
Revenues.........  $ 10,174,057  $ 65,461,287  $20,434,970  $14,640,546  $14,132,721  $ 26,714,547  $         --   $151,558,128
Transfers between
 geographic
 locations.......    61,579,951    17,481,159    1,604,708    1,390,882      419,736     5,532,861    (88,009,297)          --
                   ------------  ------------  -----------  -----------  -----------  ------------  -------------  ------------
 Total revenues..  $ 71,754,008  $ 82,942,446  $22,039,678  $16,031,428  $14,552,457  $ 32,247,408  $ (88,009,297) $151,558,128
                   ============  ============  ===========  ===========  ===========  ============  =============  ============
 Net income
  (loss).........  $ 14,756,827  $  2,561,673  $ 3,079,881  $ 1,037,665  $   895,885  $    228,907  $ (23,172,051) $   (611,213)
                   ============  ============  ===========  ===========  ===========  ============  =============  ============
 Identifiable
  assets.........  $137,435,570  $ 29,185,579  $11,211,994  $ 6,984,229  $ 6,911,638  $ 45,739,574  $(122,858,606) $114,609,978
                   ============  ============  ===========  ===========  ===========  ============  =============  ============

  "Other" includes the revenues, net income(loss) and identifiable assets of the Company's Asian and less significant European subsidiaries.

  Export sales from Canada were $5,788,925, $3,708,757 and $4,334,962 for the fiscal year ended July 31, 1996, the eleven-month period ended June 30, 1997, and the fiscal year ended June 30, 1998, respectively.

(14) DEPENDENCE ON KEY SUPPLIERS

  The Company is dependent on Silicon Graphics, Inc. to manufacture and supply a large proportion of the workstations and certain peripherals used in the Company's systems. The Company purchases electronic tablets manufactured by Wacom Technology Corporation ("Wacom") and believes that while alternative suppliers are available, there can be no assurance that alternative electronic tablets would be functionally equivalent or be available on a timely manner or on similar terms.

                     DISCREET LOGIC INC. AND SUBSIDIARIES

(15) ACQUISITIONS

 (a) Denim Software

  On June 12, 1997, the Company, through its wholly-owned subsidiary 3380491 Canada Inc. ("Acquisition Sub"), acquired substantially all of the assets and assumed certain liabilities of Denim Software L.L.C., a Delaware limited liability company ("Denim"), pursuant to the terms of an Asset Purchase Agreement dated as of June 12, 1997 among Acquisition Sub, Denim, Sam Khulusi, Frank Khulusi, Westco Denim Investments Group, Ltd., a California limited partnership, and Frank Khulusi Family Limited Partnership, a California limited partnership. The purchased assets consist primarily of Denim software products, including ILLUMINAIRE Paint, ILLUMINAIRE Composition and ILLUMINAIRE Studio and related know-how and goodwill.

  The aggregate purchase price for the assets was comprised of (i) approximately $9,126,000 in cash, (ii) the assumption of certain enumerated liabilities in an amount equal to no more than approximately $2,209,000 in the aggregate, and (iii) the assumption of certain on-going obligations under certain existing contracts of Denim. At closing, cash consideration, of approximately $9,126,000 and certain liabilities, of approximately $655,000, were paid. The cash used by the Company to fund the acquisition was derived primarily from operations. The transaction has been accounted for using the purchase method. The Company incurred a one-time charge of $9,800,000 based on an independent appraisal, or $0.35 per share, for in-process research and development that had not yet reached technical feasibility and had no alternative use, purchased and expensed in the eleven-month period ended June 30, 1997. Goodwill, in the amount of $315,000, has been recorded and is included in other assets in the consolidated balance sheet. The terms of the transaction were the result of arms-length negotiations between the representatives of Discreet and Denim.

 (b) D-Vision Systems

  On July 15, 1997, the Company acquired all of the outstanding shares of capital stock of D-Vision Systems, Inc. ("D-Vision"), an Illinois corporation, pursuant to a Stock Purchase Agreement dated as of July 10, 1997, among the Company, D-Vision, the former stockholders of D-Vision (the "Selling Stockholders") and certain other individuals (the "D-Vision Acquisition"). As a result of the D-Vision Acquisition, the Company acquired the D-Vision OnLINE and PRO software products for non-linear video and digital media editing solutions including related know-how and goodwill. The purchase price was paid in a combination of 555,000 newly issued Discreet Logic common shares and approximately $10,750,000 in cash. In addition, approximately $4,000,000 of the cash consideration is being held in escrow until September 30, 1999, subject to (i) earlier release from escrow of up to $1,900,000 on September 30, 1998 and (ii) the resolution of any indemnification claims made by the Company pursuant to the Stock Purchase Agreement. The cash used by the Company to fund the acquisition was derived primarily from cash flow from operations. The D-Vision Acquisition was accounted for as a purchase. A substantial portion of the purchase price, net liabilities of D-Vision and transaction costs was allocated to purchased in-process research and development that had not yet reached technical feasibility and had not alternative use for which the Company incurred a one-time charge against earnings in the amount of $21,000,000 ($0.72 per share), based on an independent appraisal, in the quarter ended September 30, 1997. The terms of the transaction and the consideration received by the D-Vision stockholders were the result of arms-length negotiations between the representatives of the Company and D-Vision. D-Vision develops Microsoft Windows NT-based non-linear, digital editing solutions.

 (c) Lightscape Technologies, Inc.

  On December 2, 1997, Discreet entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Lantern Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Discreet Logic ("Merger Sub"), and Lightscape Technologies, Inc., a Delaware corporation

                     DISCREET LOGIC INC. AND SUBSIDIARIES

("Lightscape"). On December 30, 1997, pursuant to the Merger Agreement, and upon the satisfaction of certain closing conditions, Merger Sub merged (the "Lightscape Merger") with and into Lightscape with Lightscape as the surviving corporation and a wholly-owned subsidiary of Discreet. As a result of the Lightscape Merger, Discreet Logic acquired, among other products, the Lightscape product, a software application which integrates radiosity and raytracing with physically based lighting, including related know-how and goodwill. The aggregate purchase price for Lightscape includes the assumption of approximately $5,700,000 of net liabilities (of which approximately $3,400,000 was paid at the closing), not including costs associated with the transaction, and up to $6,800,000 in contingent consideration to be paid only if certain revenue objectives are achieved by Lightscape in calendar 1998 and 1999. The acquisition has been accounted for as a purchase. A substantial portion of the purchase price and transaction costs was allocated to purchased in-process research and development that had not yet reached technical feasibility and had no alternative use for which Discreet Logic incurred a one-time charge against earnings in the amount of $5,800,000 ($0.20 per share), based on an independent appraisal, in the quarter ended December 31, 1997 and approximately $1,087,000 was allocated to intangible assets, which include goodwill and acquired technology, and is being amortized on a straight-line basis over their estimated useful lives of three to five years. The terms of the transaction were the result of arm's-length negotiations between the representatives of Discreet and Lightscape.

(D) PROFORMA INFORMATION

  The following presents, on an unaudited basis, certain items of the Company's result of operations, for the fiscal years ended June 30, 1997 and 1998, as though the acquisitions discussed above had occurred on August 1, 1996:

                                                        1997          1998
                                                    ------------  ------------
   Revenues........................................ $108,151,000  $152,277,000
   Operating income (loss)......................... $(13,911,000) $  6,048,000
   Net loss........................................ $(18,944,000) $ (2,747,000)

(16) GAIN ON SALE OF INVESTMENT

  In May 1998, Essential Communications Corporation, a company in which Discreet held a minority interest investment of preferred shares, was sold. As a result of this sale, the Company received proceeds of $2,500,000 in exchange for its preferred shares. Previously, in fiscal 1996, the Company had taken a charge to operations due to the uncertainty regarding the realizability of this investment. Upon receipt of the proceeds, the Company realized a gain of approximately $2,500,000.

(17) COST OF TERMINATED AGREEMENT WITH MGI

  In its fourth quarter of fiscal 1998, the Company announced a mutual termination of its Arrangement Agreement entered into on March 9, 1998 with MGI Software Corp. ("MGI"). Both the Company and MGI determined that, in light of current conditions which could result in significant delays in the realization of previously discussed anticipated benefits and synergies of the merger, it was in the best interests of both companies to terminate the agreement and remain independent companies. The Company incurred approximately $1,713,000 of costs, expensed in fiscal 1998, related to this terminated agreement.

(18) PURCHASE OF LAND AND FACILITIES

  In August 1995, the Company purchased land and an office building in London, England for approximately (Pounds)1,148,000 (or approximately $1,916,000 at June 30, 1998). Additionally, in December 1995, the Company purchased land and a building in Montreal for Cdn$1,730,000 (or approximately $1,250,000 at June 30, 1997). During fiscal 1996, the carrying value of the London and Montreal buildings were written down to their estimated fair market values and these buildings were classified as assets held for resale. In September 1997, the Company sold its Montreal land and office building for a price not materially different from its carrying value.

                     DISCREET LOGIC INC. AND SUBSIDIARIES

(19) RESTRUCTURING

  During the fiscal year ended July 31, 1996, the Company recorded a pre-tax restructuring charge of $15 million to cover the direct costs of restructuring the Company's operations and to bring operating expenses in line with the Company's current revenue level. The focus of the Company's restructuring plan was to solidify its senior management team, reduce operating expenses through workforce reductions and office closings, consolidate research and development activities in Montreal, discontinue certain product lines, and restructure its sales force to emphasize indirect sales channels. The Company began implementation of its restructuring plan in the fourth fiscal quarter of 1996 and had substantially completed the implementation of the plan at the end of fiscal 1997. The major aspects of the restructuring plan and remaining amounts in accrued liabilities are discussed below.

  The restructuring entailed the closing and moving of several offices in North America and Europe. It also included the termination of approximately 110 positions across all departments and around the world.

  The components of the restructuring charge are as follows:

     Asset write down.............................................. $ 6,190,000
     Lease terminations and leasehold improvements reserve.........   4,600,000
     Severance.....................................................   2,800,000
     Professional services and other...............................   1,410,000
                                                                    -----------
                                                                    $15,000,000
                                                                    ===========

  The primary component of the asset write down is an amount of $2.2 million for goodwill and acquired technology. The other components of the write down are primarily fixed assets which have no future use.

  In the fourth quarter of fiscal 1998, the Company reversed approximately $2,333,000 of excess reserves, related primarily to the estimated cost of terminating leases, no longer considered necessary to complete the restructuring plan.

  The charges against the restructuring reserve include the following amounts:

                         YEAR ENDED
                          JULY 31,  ELEVEN MONTHS ENDED
                            1996       JUNE 30, 1997        YEAR ENDED JUNE 30, 1998
                         ---------- ------------------- --------------------------------
                          CHARGES         CHARGES        CHARGES    REVERSED    TOTAL
Asset write down........ $4,421,000     $1,269,000      $  359,000 $  141,000 $  500,000
Lease terminations and
 leasehold improvements
 reserve................  1,072,000        865,000         366,000  1,947,000  2,313,000
Severance...............    582,000      1,768,000         205,000    245,000    450,000
Professional services
 and other..............    291,000        460,000         234,000        --     234,000
                         ----------     ----------      ---------- ---------- ----------
                         $6,366,000     $4,362,000      $1,164,000 $2,333,000 $3,497,000
                         ==========     ==========      ========== ========== ==========

                     DISCREET LOGIC INC. AND SUBSIDIARIES

  The following reflects the remaining accrued restructuring expense as of June 30, 1997 and 1998, by major component:

                                                              JUNE 30,  JUNE 30,
                                                                1997      1998
                                                             ---------- --------
     Asset write down......................................  $  500,000      --
     Lease terminations and leasehold improvements reserve.   2,663,000  350,000
     Severance.............................................     450,000      --
     Professional services and other.......................     659,000  425,000
                                                             ---------- --------
                                                             $4,272,000 $775,000
                                                             ========== ========

  During the fourth fiscal quarter of 1998, the Company accrued an additional $829,000 charge, which is included as a component of the restructuring expense in 1998, for the closure of its U.K. research and development facility, and the related termination of 17 employees.

  The components of the charge are as follows:

     Asset write down................................................. $444,000
     Severance........................................................  198,000
     Professional services and other..................................  187,000
                                                                       --------
                                                                       $829,000
                                                                       ========

  As at June 30, 1998, the closure was substantially complete and the Company still had $50,000 of restructuring reserves primarily for the estimated legal and tax costs dissolution of the subsidiary. All other amounts were paid as of June 30, 1998.

(20) CHANGE IN YEAR END COMPARATIVE RESULTS

  Selected unaudited estimated results for the eleven-month period ended June 30, 1996 were approximately as follows:

     Revenues..................................................... $ 73,000,000
     Gross profit.................................................   31,176,000
     Provision for income taxes...................................    1,435,000
     Net loss.....................................................  (43,310,000)

(21) GOVERNMENT ASSISTANCE

 (a) SDI loan

  The Company entered into a loan agreement with the Societe de Developpement Industriel du Quebec dated as of May 7, 1998 whereby an interest free loan was granted to the Company by the Quebec government in the amount of Cdn$2,800,000 (approximately $1,909,000 at June 30, 1998) in relation with the Lightscape acquisition. The loan is conditional to the Company meeting certain criteria:

    1. During the five year period following the disbursement of the loan by the Quebec government, the Company is required to create 200 jobs and maintain each of these jobs for a five year period after their creation;

    2. The loan should not exceed Cdn$2,800,000 or 20% of the costs incurred by the Company for the Lightscape acquisition.

                     DISCREET LOGIC INC. AND SUBSIDIARIES

  The loan is payable in four annual installments of Cdn$600,000 (approximately $409,000 at June 30, 1998) commencing in July 2004 and a final installment of Cdn$400,000 (approximately $273,000 at June 30, 1998) in July 2008. The loan is interest free until July 2004, after which it will bear interest at the Canadian prime rate (approximately 6.50% at June 30, 1998) plus 1.5%. In the situation where the criteria mentioned above are not respected, a portion of the loan may have to be repaid at an earlier date. The loan was disbursed to the Company in July 1998.

 (b) PACST Subsidy Program

  The Company entered into a financial assistance contract with the Quebec Government dated as of March 27, 1998 under a subsidy program designed to improve competencies in science and technology. The contract provides that the Company is eligible to receive up to Cdn$3,012,000 (approximately $2,054,000 at June 30, 1998) in the form of reimbursement of expenses incurred by the Company for new employee training (mainly reimbursement of salary). The Company's job creation estimate provided to the Quebec Government at the time of signature of the contract was 251 science and technology related jobs to be created over a three-year period. As of August 1998, an advance of Cdn$350,000 (approximately $244,000 at June 30, 1998) was received which covers 40% of the first year estimated subsidy. The program requires the Company to meet certain criteria in order to earn the subsidies. Since the criteria have not yet been met by the Company, the advance has been classified as a liability in accrued expenses at June 30, 1998.

(22) SUBSEQUENT EVENTS

  On August 20, 1998, the Company announced that it has entered into a definitive agreement providing for the acquisition of the Company by Autodesk, Inc. ("Autodesk"). The combination is intended to create the premier total solutions provider of digital content design, creation, and manipulation tools for the creation of moving images. Under the terms of the agreement, Autodesk will issue 0.525 shares of common stock for each outstanding share of Discreet Logic stock and the Transactions intended to be accounted for as a pooling of interests. Subject to several conditions, including regulatory approvals and approval of the shareholders of both companies, the transaction is expected to close by December 31, 1998. Until this transaction is finalized, both companies shall operate as separate entities.

  On August 28, 1998, a complaint was filed in the Marin County, California, Superior Court, entitled Jerry Krim, on Behalf of Himself and all Others Similarly Situated, vs. Discreet Logic Inc., et al., case No. 174792. The lawsuit relates to the proposed Transactions and names as defendants certain of Discreet's directors and certain unidentified "John Does." The complaint alleges that the defendants breached their fiduciary duties to shareholders in connection with the proposed Transactions. The complaint asks the court to enjoin the closing of the Transactions or, alternatively, seeks to rescind the transaction or an award of unspecified damages from the defendants in the event the Amalgamation is consummated. Discreet believes the claims asserted in the complaint are without merit and intends to vigorously contest them.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Autodesk, Inc.

  We have audited the accompanying consolidated balance sheets of Autodesk, Inc., as of January 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Autodesk, Inc., at January 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Jose, California
February 24, 1998

                                 AUTODESK, INC.

                           CONSOLIDATED BALANCE SHEET
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               JANUARY 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
Assets
Current assets:
  Cash and cash equivalents................................ $ 96,089  $ 64,814
  Marketable securities....................................  100,399   117,971
  Accounts receivable, net of allowance for doubtful
   accounts of $7,136 ($6,635 in 1997).....................   60,856    68,577
  Inventories..............................................    7,351     7,340
  Deferred income taxes....................................   27,577    22,759
  Prepaid expenses and other current assets................   15,430    16,210
                                                            --------  --------
    Total current assets...................................  307,702   297,671
Marketable securities, including a restricted balance of
 $18,000 ($28,000 in 1997).................................  104,831   103,523
Computer equipment, furniture, and leasehold improvements:
  Computer equipment and furniture.........................  117,434   103,903
  Leasehold improvements...................................   20,505    17,818
  Accumulated depreciation.................................  (98,800)  (77,671)
                                                            --------  --------
    Net computer equipment, furniture, and leasehold
     improvements..........................................   39,139    44,050
Purchased technologies and capitalized software, net of
 accumulated amortization of $31,400 ($18,700 in 1997).....   31,553    15,916
Goodwill...................................................   16,995     6,470
Deferred income taxes......................................   13,782    12,857
Other assets...............................................   19,681    11,746
                                                            --------  --------
                                                            $533,683  $492,233
                                                            ========  ========
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable......................................... $ 26,417  $ 24,557
  Accrued compensation.....................................   34,962    18,099
  Accrued income taxes.....................................   76,465    75,061
  Deferred revenues........................................   18,934     3,141
  Other accrued liabilities................................   42,709    29,313
                                                            --------  --------
    Total current liabilities..............................  199,487   150,171
Deferred income taxes......................................      481     2,974
Litigation accrual.........................................   29,328    29,328
Other liabilities..........................................    1,255     1,646
Commitments and contingencies
Put warrants...............................................      --     64,500
Stockholders' equity:
  Common stock, $0.01 par value; 100,000 shares authorized,
   45,465 issued and outstanding (45,108 in 1997)..........  299,315   147,091
  Retained earnings........................................   20,472   106,587
  Foreign currency translation adjustment..................  (16,655)  (10,064)
                                                            --------  --------
    Total stockholders' equity.............................  303,132   243,614
                                                            --------  --------
                                                            $533,683  $492,233
                                                            ========  ========

                            See accompanying notes.

                                 AUTODESK, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          FISCAL YEAR ENDED
                                                             JANUARY 31,
                                                      --------------------------
                                                        1998     1997     1996
                                                      -------- -------- --------
Revenues............................................  $632,358 $509,630 $546,884
Direct commissions..................................    15,232   12,937   12,717
                                                      -------- -------- --------
Net revenues........................................   617,126  496,693  534,167
Costs and expenses:
  Cost of revenues..................................    70,858   64,217   66,812
  Marketing and sales...............................   237,107  199,939  183,550
  Research and development..........................   122,432   93,702   78,678
  General and administrative........................    83,287   74,280   76,100
  Nonrecurring charges..............................    58,087    4,738      --
                                                      -------- -------- --------
    Total costs and expenses........................   571,771  436,876  405,140
                                                      -------- -------- --------
Income from operations..............................    45,355   59,817  129,027
Interest and other income, net......................     9,644    6,695    9,253
                                                      -------- -------- --------
Income before income taxes..........................    54,999   66,512  138,280
Provision for income taxes..........................    39,635   24,941   50,492
                                                      -------- -------- --------
Net income..........................................  $ 15,364 $ 41,571 $ 87,788
                                                      ======== ======== ========
Basic net income per share..........................  $   0.33 $   0.91 $   1.86
                                                      ======== ======== ========
Diluted net income per share........................  $   0.31 $   0.88 $   1.76
                                                      ======== ======== ========
Shares used in computing basic net income per share.    46,760   45,540   47,090
                                                      ======== ======== ========
Shares used in computing diluted net income per
 share..............................................    49,860   47,190   49,800
                                                      ======== ======== ========



                            See accompanying notes.

                                 AUTODESK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     FISCAL YEAR ENDED
                                                        JANUARY 31,
                                                ------------------------------
                                                   1998       1997      1996
                                                ----------  --------  --------
Operating activities
Net income....................................  $   15,364  $ 41,571  $ 87,788
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization...............      43,854    34,833    25,247
  Charge for acquired in-process research and
   development................................      58,087     4,738       --
  Changes in operating assets and liabilities,
   net of business combinations:
    Accounts receivable.......................       8,829    25,365    (7,579)
    Inventories...............................         534     2,345    (3,850)
    Deferred income taxes.....................     (10,947)     (785)   (4,567)
    Prepaid expenses and other current assets.       1,501       890    (6,443)
    Accounts payable and accrued liabilities..      40,125    (4,318)    3,721
    Accrued income taxes......................       1,265     9,544    12,315
                                                ----------  --------  --------
Net cash provided by operating activities.....     158,612   114,183   106,632
                                                ----------  --------  --------
Investing activities
Purchases of available-for-sale marketable
 securities...................................  (1,102,015) (683,550) (224,655)
Maturities of available-for-sale marketable
 securities...................................   1,126,174   604,727   141,893
Purchase of computer equipment, furniture, and
 leasehold improvements.......................     (15,000)  (17,409)  (16,306)
Business combinations, net of cash acquired...      (5,766)   (9,908)   (7,194)
Purchases of software technologies and
 capitalization of software costs.............     (19,833)     (995)   (1,409)
Other.........................................      (4,759)  (16,698)    8,042
                                                ----------  --------  --------
Net cash used by investing activities.........     (21,199) (123,833)  (99,629)
                                                ----------  --------  --------
Financing activities
Proceeds from issuance of common stock........      80,059    23,307    46,424
Repurchase of common stock....................    (174,907)  (67,269) (107,976)
Dividends paid................................     (11,290)  (10,879)  (11,184)
                                                ----------  --------  --------
Net cash used in financing activities.........    (106,138)  (54,841)  (72,736)
                                                ----------  --------  --------
Net increase (decrease) in cash and cash
 equivalents..................................      31,275   (64,491)  (65,733)
Cash and cash equivalents at beginning of
 year.........................................      64,814   129,305   195,038
                                                ----------  --------  --------
Cash and cash equivalents at end of year......  $   96,089  $ 64,814  $129,305
                                                ==========  ========  ========
Supplemental disclosure of noncash investing
 and financing activities:
Common stock issued in connection with the
 acquisition of Softdesk......................  $   92,021  $    --   $    --
                                                ==========  ========  ========


                            See accompanying notes.

                                 AUTODESK, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                THREE-YEAR PERIOD ENDED JANUARY 31, 1998
                           -----------------------------------------------------
                                                         FOREIGN
                            COMMON STOCK                CURRENCY       TOTAL
                           ----------------  RETAINED  TRANSLATION STOCKHOLDERS'
                           SHARES   AMOUNT   EARNINGS  ADJUSTMENT     EQUITY
                           ------  --------  --------  ----------- -------------
Balances, January 31,
 1995....................  47,241  $100,870  $215,064   $  7,550     $323,484
Common shares issued
 under stock option and
 stock purchase plans....   1,781    35,712                            35,712
Tax effect of stock
 options.................            10,712                            10,712
Net income...............                      87,788                  87,788
Dividends paid...........                     (11,184)                (11,184)
Repurchase of common
 shares..................  (2,671)   (6,529) (101,447)               (107,976)
Foreign currency
 translation adjustment..                                  2,904        2,904
Unrealized gains on
 available-for-sale
 securities, net of tax..                         888                     888
                           ------  --------  --------   --------     --------
Balances, January 31,
 1996....................  46,351   140,765   191,109     10,454      342,328
Common shares issued
 under stock option and
 stock purchase plans....     974    20,729                            20,729
Tax effect of stock
 options.................             2,578                             2,578
Reclassification of put
 warrants................            (9,870)  (54,630)                (64,500)
Net income...............                      41,571                  41,571
Dividends paid...........                     (10,879)                (10,879)
Repurchase of common
 shares..................  (2,217)   (7,111)  (60,158)                (67,269)
Foreign currency
 translation adjustment..                                (20,518)     (20,518)
Unrealized losses on
 available-for-sale
 securities, net of tax..                        (426)                   (426)
                           ------  --------  --------   --------     --------
Balances, January 31,
 1997....................  45,108   147,091   106,587    (10,064)     243,614
Common shares issued
 under stock option and
 stock purchase plans....   2,790    63,829                            63,829
Tax effect of stock
 options.................            16,230                            16,230
Reclassification of put
 warrants................             9,870    54,630                  64,500
Shares issued in
 connection with business
 combination.............   2,900    92,021                            92,021
Net income...............                      15,364                  15,364
Dividends paid...........                     (11,290)                (11,290)
Repurchase of common
 shares..................  (5,333)  (29,726) (145,181)               (174,907)
Foreign currency
 translation adjustment..                                 (6,591)      (6,591)
Unrealized gains on
 available-for-sale
 securities, net of tax..                         362                     362
                           ------  --------  --------   --------     --------
Balances, January 31,
 1998....................  45,465  $299,315  $ 20,472   $(16,655)    $303,132
                           ======  ========  ========   ========     ========

                            See accompanying notes.

                                AUTODESK, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Operations

  Autodesk, Inc. ("Autodesk" or the "Company"), is a leader in the development and marketing of design and drafting software and multimedia tools, primarily for the business and professional environment. Autodesk's flagship product, AutoCAD, is one of the world's leading computer-aided design ("CAD") tools, with an installed base of 1.9 million seats worldwide.

 Principles of consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to the 1996 and 1997 consolidated financial statements to conform to the 1998 presentation.

  The asset and liability accounts of foreign subsidiaries are translated from their respective functional currencies at the rates in effect at the balance sheet date, and revenue and expense accounts are translated at weighted average rates during the period. Foreign currency translation adjustments are reflected as a separate component of stockholders' equity. Gains (losses) resulting from foreign currency transactions, which are included in interest and other income, were ($68,000), ($197,000), and $554,000 in fiscal years 1998, 1997, and 1996, respectively.

 Business combinations

  On March 31, 1997, the Company issued approximately 2.9 million shares of its common stock for all outstanding shares of Softdesk, Inc. ("Softdesk"), a leading supplier of AutoCAD-based application software for the architecture, engineering, and construction market, and exchanged Autodesk options for outstanding Softdesk options. Based upon the value of Autodesk stock and options exchanged, the transaction, including transaction costs, was valued at approximately $94 million. This transaction has been accounted for using the purchase method. To assist in the allocation of the purchase price, an independent valuation of Softdesk was completed. Approximately $55.1 million of the Softdesk purchase price represented the value of in-process research and development that had not yet reached technological feasibility and had no alternative future use, and as such, was charged to operations in the first quarter of fiscal year 1998. The remaining purchase price was allocated primarily to assets acquired, developed technology, and other intangibles. Specifically, costs of $14,300,000 and $6,700,000 were allocated to goodwill and other intangibles and are being amortized over five and four years, respectively. The operating results of Softdesk, which have not been material in relation to those of the Company, have been included in the accompanying consolidated financial statements since the date of acquisition. In the first quarter of fiscal year 1998, the Company also acquired certain assets of and licensed technology from 3D/Eye for $5.8 million. Of the total cost, $3.0 million represented the value of in-process research and development that had not yet reached technological feasibility and had no alternative future use and was charged to operations.

  During fiscal year 1997 the Company acquired certain businesses for an aggregate of $9.9 million. Included in these acquisitions were the purchases of assets from Creative Imaging Technologies, Inc. ("CIT"), CadZooks, Inc., Argus Technologies, Inc. ("Argus"), as well as the outstanding stock of Teleos Research ("Teleos"). Approximately $3.2 million of the Teleos purchase price and $1.5 million of the Argus purchase price represented the value of in-process research and development that had not yet reached technological feasibility and had no alternative future use. These amounts were charged to operations during fiscal year 1997 and classified as nonrecurring charges in the accompanying statement of income. In fiscal year 1996, the Company acquired certain assets of Automated Methods (Pty) Ltd. and made final payments to the former stockholders of

                                AUTODESK, INC.

Ithaca Software, which was acquired by the Company in August 1993, based on revenues as specified in the acquisition agreement. Cash payments in fiscal year 1996 associated with these transactions totaled approximately $7.2 million. All of these acquisitions were accounted for using the purchase method of accounting with the purchase price being principally allocated to purchased technologies and capitalized software, intangible assets, and for the Teleos and Argus acquisitions, in-process research and development. The Company is amortizing these intangible assets on a straight-line basis over the remaining useful lives of the assets. The operating results of the acquired businesses, which have not been material in relation to those of the Company, have been included in the accompanying consolidated financial statements from their respective dates of acquisition. Additional consideration may also be payable to the former stockholders of CIT, Argus, Automated Methods, and Teleos based on product milestones and operating results, which are expected to be allocated to intangible assets and amortized on a straight-line basis over the remaining useful lives of the assets.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Foreign currency translation

  The Company hedges a portion of its exposure on certain receivables and payables denominated in foreign currencies using forward foreign exchange contracts in European and Asian foreign currencies. Gains and losses associated with exchange rate fluctuations on forward foreign exchange contracts are recorded currently in interest and other income and offset corresponding gains and losses on the foreign currency assets being hedged. The costs of forward foreign exchange contracts are amortized on a straight-line basis over the life of the contract as interest and other income.

 Cash and cash equivalents

  The Company considers all highly liquid investments with insignificant interest rate risk and original maturities of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair value.

 Marketable securities

  Marketable securities, consisting principally of high-quality municipal bonds, tax-advantaged money market instruments, and US treasury notes, are stated at fair value. Marketable securities maturing within one year that are not restricted are classified as current assets.

  The Company determines the appropriate classification of its marketable securities at the time of purchase and reevaluates such classification as of each balance sheet date. The Company has classified all of its marketable securities as available-for-sale and carries such securities at fair value, with unrealized gains and losses, net of tax, reported in stockholders' equity until disposition.

 Concentration of credit risk

  The Company places its cash, cash equivalents, and marketable securities with financial institutions with high credit standing and, by policy, limits the amounts invested with any one institution, type of security, and issuer. Autodesk's accounts receivable are derived from software sales to a large number of resellers and

                                AUTODESK, INC.

distributors in the Americas, Europe, and Asia Pacific. The Company performs ongoing evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary, but generally requires no collateral.

 Inventories

  Inventories, consisting principally of disks, compact disks (CD-ROMs), and technical manuals, are stated at the lower of cost (determined on the first-in, first-out method) or market.

 Computer equipment, furniture, and leasehold improvements

  Computer equipment, furniture, and leasehold improvements are stated at cost. Computer equipment and furniture are depreciated using the straight-line method over the estimated useful lives of the assets, which range from two to five years.

  Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life or the lease term. Depreciation expense was $22,876,000, $21,252,000, and $13,482,000 in fiscal years 1998, 1997, and
1996, respectively.

 Purchased technologies and capitalized software

  Costs incurred in the initial design phase of software development are expensed as incurred. Once the point of technological feasibility is reached, production costs (programming and testing) are capitalized. Certain acquired software-technology rights are also capitalized. Capitalized software costs are amortized ratably as revenues are recognized, but not less than on a straight-line basis over two- to seven-year periods. Amortization expense was $12,668,000, $9,563,000, and $11,765,000 in fiscal years 1998, 1997, and 1996, respectively. The actual lives of the Company's purchased technologies or capitalized software may differ from the Company's estimates, and such differences could cause carrying amounts of these assets to be reduced materially.

 Other assets and goodwill

  Amortization of purchased intangibles and goodwill is provided on a straight-line basis over the respective useful lives of the assets, which range from three to ten years. Accumulated amortization was $22,556,000 and $14,293,000 in fiscal years 1998 and 1997, respectively. The Company evaluates the realizability and the related periods of amortization of these assets on a regular basis. Amortization expense was $8,310,000 and $4,018,000 in fiscal years 1998 and 1997, respectively. (The Company did not incur amortization expense in fiscal year 1996.)

 Employee stock compensation

  The Company accounts for its employee stock plans under the intrinsic-value-based method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

 Revenue recognition

  Autodesk's revenue recognition policy is in compliance with the provisions of the American Institute of Certified Public Accountants' Statement of Position 91-1, "Software Revenue Recognition" ("SOP 91-1"). Revenue is recognized at the time of shipment, provided that no significant vendor obligations exist and collection of the resulting receivable is deemed probable. A portion of revenues related to certain customer consulting and training obligations is deferred, while costs associated with certain postsale customer obligations are accrued.

                                AUTODESK, INC.

  Autodesk establishes allowances for product returns, including allowances for stock balancing and product rotation, based on estimated future returns of product and after taking into consideration channel inventory levels at its resellers, the timing of new product introductions, and other factors. These allowances are recorded as direct reductions of accounts receivable. While the Company maintains strict measures to monitor channel inventories and to provide appropriate allowances, actual product returns may differ from the Company's estimates, and such differences could be material to the consolidated financial statements.

 Advertising

  Advertising costs are expensed the first time the advertising takes place. Total advertising expenses incurred during fiscal years 1998, 1997, and 1996 were $12,194,000, $10,830,000, and $8,489,000, respectively.

 Royalties

  The Company licenses software used to develop components of AutoCAD, Mechanical Desktop, 3D Studio MAX, and certain other software products. Royalties are payable to developers of the software at various rates and amounts generally based on unit sales or revenues. Royalty expense was $7,640,000, $8,000,000, and $6,102,000 in fiscal years 1998, 1997, and 1996, respectively. Such costs are included as a component of cost of revenues.

 Net income per share

The Company adopted Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" ("SFAS 128") in the fourth quarter of fiscal year 1998. SFAS 128 requires companies to present both basic net income per share and diluted net income per share. Basic net income per share excludes dilutive common stock equivalents and is calculated as net income divided by the weighted average number of common shares outstanding. Diluted net income per share is computed using the weighted average number of common shares outstanding and dilutive common stock equivalents outstanding during the period. A reconciliation of the numerators and denominators used in the basic and diluted net income per share amounts follows:

                                                          FISCAL YEAR ENDING
                                                              JANUARY 31,
                                                        -----------------------
                                                         1998    1997    1996
                                                        ------- ------- -------
                                                            (IN THOUSANDS)
   Numerator:
     Numerator for basic and diluted net income per
      share--net income................................ $15,364 $41,571 $87,788
                                                        ======= ======= =======
   Denominator:
     Denominator for basic net income per share--
      weighted average shares..........................  46,760  45,540  47,090
     Effect of dilutive common stock options...........   3,100   1,650   2,710
                                                        ------- ------- -------
   Denominator for diluted net income per share........  49,860  47,190  49,800
                                                        ======= ======= =======

  The Company has restated all prior year amounts to comply with this standard. See Note 8 to see related quarterly financial data amounts, as restated.

 Recently issued accounting standards

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements and is required to be adopted by the Company beginning in its fiscal year 1999. Additionally, the Financial Accounting

                                AUTODESK, INC.

Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas, and major customers. SFAS 131 will first be reflected in the Company's fiscal year 1999 Annual Report and will apply to both annual and interim financial reporting subsequent to this date. The Company is currently evaluating the impact of SFAS 130 and SFAS 131 on its financial disclosures.

  In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), which supersedes SOP 91-1. SOP 97-2 will be effective beginning in fiscal year 1999. In March 1998, the AICPA issued Statement of Position 98-4 ("SOP 98-4"), which amends certain provisions of SOP 97-2. The Company believes it is in compliance with the provisions of SOP 97-2 as amended by SOP 98-4. However, detailed implementation guidelines for this standard have not been issued. Once issued, such guidance could lead to unanticipated changes in the Company's current revenue recognition practices, and such changes could be material to the Company's results of operations.

  In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. The Company is required to adopt this standard in fiscal year 2000 and is currently evaluating the impact that its adoption will have on the consolidated financial position and results of operations of the Company.

NOTE 2. FINANCIAL INSTRUMENTS

 Fair values of financial instruments

  Estimated fair values of financial instruments are based on quoted market prices. The carrying amounts and fair value of the Company's financial instruments are as follows:

                                             JANUARY 31, 1998   JANUARY 31, 1997
                                             -----------------  -----------------
                                             CARRYING   FAIR    CARRYING   FAIR
                                              AMOUNT    VALUE    AMOUNT    VALUE
                                             --------  -------  --------  -------
                                                      (IN THOUSANDS)
   Cash and cash equivalents................ $96,089   $96,089  $64,814   $64,814
   Marketable securities.................... 205,230   205,230  221,494   221,494
   Forward foreign currency contracts.......    (124)     (124)    (458)     (458)

 Foreign currency contracts

  The Company utilizes derivative financial instruments in the form of forward foreign exchange contracts only for the purpose of hedging foreign currency market exposures of underlying assets, liabilities, and other obligations which exist as a part of its ongoing business operations. The Company, as a matter of policy, does not engage in trading or speculative transactions. In general, instruments used as hedges must be effective at reducing the foreign currency risk associated with the underlying transaction being hedged and must be designated as a hedge at the inception of the contract. Substantially all forward foreign currency contracts entered into by the Company have maturities of 60 days or less. The Company uses the forward contracts only as hedges of existing transactions. Amounts receivable and payable on forward foreign exchange contracts are recorded as other current assets and other accrued liabilities, respectively. For these contracts, mark-to-market gains and losses are recognized as other income or expense in the current period, generally consistent with the period in which the gain or loss of the underlying transaction is recognized. Cash flows associated with derivative transactions are classified in the statement of cash flows in a manner consistent with those of the transactions

                                AUTODESK, INC.

being hedged. The notional amounts of foreign currency contracts were $38.8 million and $35.7 million at January 31, 1998 and 1997, respectively, and were predominantly to buy Swiss francs. While the contract or notional amount is often used to express the volume of foreign exchange contracts, the amounts potentially subject to credit risk are generally limited to the amounts, if any, by which the counterparties' obligations under the agreements exceed the obligations of the Company to the counterparties.

 Marketable securities

  Marketable securities include the following available-for-sale securities at January 31, 1998 and 1997:

                                                    JANUARY 31, 1998
                                        ----------------------------------------
                                                   GROSS      GROSS    ESTIMATED
                                                 UNREALIZED UNREALIZED   FAIR
                                          COST     GAINS      LOSSES     VALUE
                                        -------- ---------- ---------- ---------
                                                     (IN THOUSANDS)
Short-term:
  Municipal bonds...................... $ 24,383    $ --      $ (22)   $ 24,361
  Treasury bills.......................    9,994       2         --       9,996
  Preferred stock......................    2,000      --         --       2,000
  Money market deposits................   64,042      --         --      64,042
                                        --------    ----      -----    --------
                                         100,419       2        (22)    100,399
Long-term:
  Municipal bonds......................   85,911     935         --      86,846
  US Treasury bills....................   17,987      --         (2)     17,985
                                        --------    ----      -----    --------
                                         103,898     935         (2)    104,831
                                        --------    ----      -----    --------
                                        $204,317    $937      $ (24)   $205,230
                                        ========    ====      =====    ========
                                                    JANUARY 31, 1997
                                        ----------------------------------------
                                                   GROSS      GROSS    ESTIMATED
                                                 UNREALIZED UNREALIZED   FAIR
                                          COST     GAINS      LOSSES     VALUE
                                        -------- ---------- ---------- ---------
                                                     (IN THOUSANDS)
Short-term:
  Municipal bonds...................... $ 70,325    $ 43      $  --    $ 70,368
  Preferred Stock......................    2,000      --         --       2,000
  Time deposits........................   45,603      --         --      45,603
                                        --------    ----      -----    --------
                                         117,928      43         --     117,971
Long-term:
  Municipal bonds......................   72,565      --        (74)     72,491
  US Treasury notes....................   28,592      --       (592)     28,000
  Preferred stock and other............    3,022      10         --       3,032
                                        --------    ----      -----    --------
                                         104,179      10       (666)    103,523
                                        --------    ----      -----    --------
                                        $222,107    $ 53      $(666)   $221,494
                                        ========    ====      =====    ========

  Long-term US Treasury bills included a restricted balance of $18.0 million at January 31, 1998, and $28.0 million at January 31, 1997 (see Note 4). The contractual maturities of Autodesk's short-term marketable securities at January 31, 1998, were one year or less while the Company's long-term marketable securities had contractual maturities as follows: $59.6 million between one and two years; $13.7 million maturing in three

                                AUTODESK, INC.

years; $9.6 million maturing in four to five years; and $21.9 million beyond five years. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay or call obligations without prepayment penalties. Realized gains and losses on sales of available-for-sale securities were immaterial in fiscal years 1998, 1997, and 1996. The cost of securities sold is based on the specific identification method.

NOTE 3. INCOME TAXES

  The provision for income taxes consists of the following:

                                                         FISCAL YEAR ENDED
                                                            JANUARY 31,
                                                      -------------------------
                                                       1998     1997     1996
                                                      -------  -------  -------
                                                          (IN THOUSANDS)
   Federal:
     Current......................................... $31,749  $ 5,546  $26,711
     Deferred........................................  (7,978)   1,133   (3,392)
   State:
     Current.........................................   5,594    4,796    8,779
     Deferred........................................  (1,398)  (1,148)    (856)
   Foreign:
     Current.........................................  14,083   15,503   19,569
     Deferred........................................  (2,415)    (889)    (319)
                                                      -------  -------  -------
                                                      $39,635  $24,941  $50,492
                                                      =======  =======  =======

  The principal reasons that the aggregate income tax provisions differ from the US statutory rate of 35 percent are as follows:

                                                        FISCAL YEAR ENDED
                                                           JANUARY 31,
                                                     -------------------------
                                                      1998     1997     1996
                                                     -------  -------  -------
                                                         (IN THOUSANDS)
   Income tax provision at statutory rate........... $19,250  $23,279  $48,398
   Foreign income taxed at rates different from the
    US statutory rate...............................  (1,005)  (1,644)  (7,863)
   State income taxes, net of federal benefit.......   2,727    2,371    8,616
   Tax-exempt interest..............................  (2,031)  (1,348)  (1,668)
   Acquired in-process research and development.....  19,285    1,130       --
   Other............................................   1,409    1,153    3,009
                                                     -------  -------  -------
                                                     $39,635  $24,941  $50,492
                                                     =======  =======  =======

  Significant sources of the Company's deferred tax assets and liabilities are as follows:

                                                                 JANUARY 31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
                                                               (IN THOUSANDS)
   Accrued state income taxes................................. $ 5,667  $ 5,562
   Accrued legal judgment, including accrued interest.........  13,863   13,822
   Reserves for product returns and bad debts.................   9,728    7,864
   Accrued compensation and benefits..........................   3,809    2,950
   Purchased technology and capitalized software..............  11,079    6,270
   Unremitted earnings of certain subsidiaries................  (6,018)  (6,018)
   Other, net.................................................   2,750    2,192
                                                               -------  -------
     Net deferred tax assets.................................. $40,878  $32,642
                                                               =======  =======

                                AUTODESK, INC.

  The tax benefit associated with dispositions from employee stock plans reduced taxes currently payable for fiscal years 1998, 1997, and 1996 by $16,230,000, approximately $44.0 million. Foreign pretax income was $55.1 million, $45.0 million, and $64.4 million in fiscal years 1998, 1997, and 1996, respectively.

  The Company's United States income tax returns for fiscal years ended January 31, 1992 through 1996, are under examination by the Internal Revenue Service. On August 27, 1997, the Internal Revenue Service issued a Notice of Deficiency proposing increases to the amount of the Company's United States income taxes for fiscal years 1992 and 1993. On November 25, 1997, the Company filed a petition with the United States Tax Court to contest these alleged tax deficiencies. Management believes that adequate amounts have been provided for any adjustments that may ultimately result from these examinations.

  Cash payments for income taxes were approximately $33,272,000, $13,605,000, and $32,032,000 for fiscal years 1998, 1997, and 1996, respectively.

NOTE 4. LITIGATION ACCRUAL

  In December 1994, the Company recorded a $25.5 million litigation charge as the result of a judgment against the Company on a claim of trade secret misappropriation brought by Vermont Microsystems, Inc. ("VMI"). The Company appealed that judgment and, upon remand to the Federal District Court, a reduced judgment was entered against the Company in the amount of $14.2 million plus interest. On February 23, 1998, the U.S. Court of Appeals for the Second Circuit reduced the judgment to $7.8 million. Because the case is still subject to postjudgment motions and appeals, the Company has not reflected the reduction of damages in the accompanying consolidated financial statements.

  The Company was required by statute to post collateral approximating the amount of the initial judgment plus accrued interest. In May 1997, the escrow account was reduced to $17.3 million, with interest to accrue. At January 31, 1998, the Company's long-term marketable securities included a balance of $18.0 million which is restricted as to its use until final adjudication of this matter.

NOTE 5. COMMITMENTS AND CONTINGENCIES

  The Company leases office space and equipment under noncancelable lease agreements. The leases generally provide that the Company pay taxes, insurance, and maintenance expenses related to the leased assets. Future minimum lease payments for fiscal years ended January 31 are as follows: $19.2 million in 1999; $17.5 million in 2000; $13.3 million in 2001; $9.6 million in 2002; $13.2 million in 2003; and $17.8 million thereafter.

  Rent expense was $17,729,000, $17,358,000, and $16,992,000 in fiscal years
1998, 1997, and 1996, respectively.

  The Company has a line of credit permitting short-term, unsecured borrowings of up to $40 million, which may be used from time to time to facilitate short-term cash flow. There were no borrowings outstanding under this agreement at January 31, 1998, which expires in January 1999.

  The Company is a party to various legal proceedings arising from the normal course of business activities. In management's opinion, resolution of these matters is not expected to have a material adverse impact on the Company's consolidated results of operations or its financial position. However, depending on the amount and timing, an unfavorable resolution of a matter could materially affect the Company's future results of operations or cash flows in a particular period.

                                 AUTODESK, INC.

NOTE 6. EMPLOYEE BENEFIT PLANS

 Stock option plans

  Under the Company's stock option plans, incentive and nonqualified stock options may be granted to officers, employees, directors, and consultants to purchase shares of the Company's common stock. Options vest over periods of one to five years and generally have terms of up to ten years. The exercise price of the stock options is determined by the Company's Board of Directors on the date of grant and is at least equal to the fair market value of the stock on the grant date.

    Stock option activity is as follows:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                                        PRICE
                                              NUMBER                     PER
                                             OF SHARES PRICE PER SHARE  SHARE
                                             --------- --------------- --------
                                                   (SHARES IN THOUSANDS)
   Options outstanding at January 31, 1995..   7,997   $12.56 - $38.25  $21.97
    Granted.................................   2,546    35.25 -  49.25   44.83
    Exercised...............................  (1,484)   12.56 -  30.50   19.19
    Canceled................................    (368)   13.38 -  49.25   30.78
                                              ------   ---------------  ------
   Options outstanding at January 31, 1996..   8,691    13.38 -  49.25   28.75
    Granted.................................   5,271     0.01 -  42.00   29.99
    Exercised...............................    (651)    0.01 -  38.25   19.66
    Canceled................................    (598)   16.25 -  49.25   36.98
                                              ------   ---------------  ------
   Options outstanding at January 31, 1997..  12,713    13.38 -  49.25   28.11
    Granted.................................   3,411     0.01 -  48.38   34.62
    Assumed via acquisitions................     306     0.34 -  36.40   23.72
    Exercised...............................  (2,304)    0.01 -  49.25   23.15
    Canceled................................    (908)   13.38 -  49.25   33.22
                                              ------   ---------------  ------
   Options outstanding at January 31, 1998..  13,218   $1.86 - $ 49.25  $30.20
                                              ======   ===============  ======
   Options exercisable at January 31, 1998..   5,174   $1.86 - $ 49.25  $28.83
                                              ======   ===============  ======
   Options available for grant at January
    31, 1998................................    918
                                              ======   ===============  ======

  The following table summarizes information about options outstanding at January 31, 1998.

                                             OUTSTANDING
                                               OPTIONS      WEIGHTED
                              NUMBER OF    WEIGHTED AVERAGE AVERAGE
                                SHARES     CONTRACTUAL LIFE EXERCISE
                            (IN THOUSANDS)    (IN YEARS)     PRICE
                            -------------- ---------------- --------
   Range of per share
    exercise prices
   $ 1.86 - $23.00.........      1,647           3.91        $16.78
   $23.13 - $30.25.........      5,430           5.54        $25.51
   $30.38 - $49.25.........      6,141           8.68        $37.94
                                ------           ----        ------
                                13,218           6.80        $30.20
                                ======           ====        ======

                                AUTODESK, INC.

  The following table summarizes information about options outstanding and exercisable at January 31, 1998.

                                                     NUMBER OF       WEIGHTED
                                                       SHARES        AVERAGE
                                                   (IN THOUSANDS) EXERCISE PRICE
                                                   -------------- --------------
   Range of per share exercise prices
    $ 1.86 - $23.00...............................     1,577          $16.58
    $23.13 - $30.25...............................     2,034          $27.29
    $30.38 - $49.25...............................     1,563          $43.18
                                                       -----          ------
                                                       5,174          $28.23
                                                       =====          ======

  These options will expire if not exercised at specific dates ranging from February 1998 to January 2008. Prices for options exercised during the three-year period ended January 31, 1998, range from $0.01 to $49.25.

  A total of 14.1 million shares of the Company's common stock have been reserved for future issuance under existing stock option programs.

EMPLOYEE STOCK PURCHASE PLAN

  The Company has an employee stock purchase plan ("plan") for all employees meeting certain eligibility criteria. Under the plan, eligible employees may purchase shares of the Company's common stock, at their discretion up to 15 percent of their compensation subject to certain limitations, at not less than 85 percent of fair market value as defined in the plan. A total of 2,600,000 shares have been reserved for issuance under the plan. In fiscal years 1998, 1997, and 1996, shares totaling 490,000, 323,000, and 301,000, respectively, were issued under the plan at average prices of $21.99, $24.56, and $24.01 per share. At January 31, 1998, a total of 301,000 shares were available for future issuance under the plan.

PRO FORMA INFORMATION

  The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its employees' stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements.

  Pro forma information regarding net income and net income per share is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock options (including shares issued under the Employee Stock Purchase Plan, collectively called "options") granted subsequent to January 31, 1995, under the fair value method of that statement. The fair value of options granted in 1998, 1997, and 1996 reported below has been estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                EMPLOYEE       EMPLOYEE STOCK
                                             STOCK OPTIONS     PURCHASE PLAN
                                             ----------------  ----------------
                                             1998  1997  1996  1998  1997  1996
                                             ----  ----  ----  ----  ----  ----
   Expected life (in years)................. 2.6   2.7   2.5   0.5   0.5   0.5
   Risk-free interest rate.................. 6.1%  6.1%  5.8%  5.4%  5.5%  5.8%
   Volatility............................... .52   .42   .40   .50   .45   .45
   Dividend yield........................... 0.6%  0.8%  0.8%  0.6%  0.8%  0.8%

                                AUTODESK, INC.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected volatility of the stock price. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. The weighted average estimated fair value of employee stock options granted during fiscal years 1998, 1997, and 1996 was $13.50, $8.34, and $12.76 per share, respectively.
The weighted average estimated fair value of shares granted under the Employee Stock Purchase Plan during fiscal years 1998, 1997, and 1996 was $7.17, $8.01, and $7.85, respectively.

  For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income (loss) for fiscal years 1998, 1997, and 1996 was $(21,939,000), $15,343,000, and $77,952,000, respectively. Pro forma basic net income (loss) per share was $(0.47), $0.34, and $1.66 in fiscal years 1998, 1997, and 1996, respectively. In fiscal years 1998, 1997, and 1996, pro forma diluted net income (loss) per share was $(0.47), $0.30, and $1.52, respectively.

  The effects on pro forma disclosures of applying SFAS No. 123 are not likely to be representative of the effects on pro forma disclosures of future years. Because SFAS No. 123 is applicable only to options granted subsequent to January 31, 1995, the pro forma effect will not be fully reflected until 1999.

 Pretax savings plan

  The Company has a pretax savings plan covering nearly all US employees that qualify under Section 401(k) of the Internal Revenue Code. Eligible employees may contribute up to 15 percent of their pretax salary, subject to certain limitations. The Company makes voluntary contributions and matches a portion of employee contributions. Company contributions, which may be terminated at the Company's discretion, were $4,103,000, $3,068,000, and $2,442,000 in fiscal years 1998, 1997, and 1996, respectively.

  The Company provides defined-contribution plans in certain foreign countries where required by statute. The Company's funding policy for foreign defined-contribution plans is consistent with the local requirements in each country. Company contributions to these plans during fiscal year 1998 were $1,376,000. Company contributions to these plans in fiscal years 1997 and 1996 were not significant.

NOTE 7. STOCKHOLDERS' EQUITY

 Preferred stock

  The Company's Certificate of Incorporation authorizes 2 million shares of preferred stock, none of which is issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix rights, preferences, privileges and restrictions, including dividends, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders.

 Common stock repurchase program

  During fiscal years 1998, 1997, and 1996, the Company repurchased and retired a total of 2,332,500, 1,659,500, and 2,671,000 shares of its common stock at average repurchase prices of $38.39, $32.44, and $40.43, respectively, pursuant to an ongoing and systematic repurchase plan ("Systematic Plan") approved by the Company's Board of Directors to reduce the dilutive effect of common shares to be issued under the Company's employee stock plans. In December 1997, the Board of Directors authorized the purchase of an additional 4 million shares under the Systematic Plan.

                                AUTODESK, INC.

  In August 1996, the Company announced another stock repurchase program under which the Company may purchase up to 5 million shares of common stock in open market transactions as market and business conditions warrant--the "Supplemental Plan." In December 1997, the Board of Directors authorized the purchase of an additional 5 million shares under the Supplemental Plan. The Company may also utilize equity options as part of the Supplemental Plan. During fiscal years 1998 and 1997, the Company repurchased 1,000,000 and 557,500 shares in the open market at average per share repurchase prices of $34.37 and $24.09, respectively, and entered into the equity options described below.

  In September 1996, the Company sold put warrants to an investment bank that entitle the holder of the warrants to sell 3 million shares of common stock to the Company at $21.50 per share. Additionally, the Company purchased call options from the same independent third party that entitle the Company to buy 2 million shares of its common stock at $25.50 per share. The premiums received with respect to the equity options totaled $8.1 million and equaled the premiums paid. Consequently, there was no exchange of cash. The Company exercised the call options, repurchasing 2,000,000 shares of its common stock during the third quarter for $51 million. The put warrants expired unexercised in September 1997 and were reclassified from put warrants to stockholders' equity during the third quarter of fiscal year 1998.

  In December 1997, the Company sold put warrants to an independent third party that entitle the holder of the warrants to sell 1.5 million shares of common stock to the Company at $38.12 per share. Additionally, the Company purchased call options from the same independent third party that entitle the Company to buy 1 million shares at $39.88 per share. The premiums received with respect to the equity options totaled $4.5 million and equaled the premiums paid. Consequently, there was no exchange of cash. The outstanding put warrants at January 31, 1998, permitted a net share settlement at the Company's option. As a result, the transaction did not result in a put warrant liability on the consolidated balance sheet.

NOTE 8. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  Summarized quarterly financial information for fiscal years 1998, 1997, and 1996 is as follows:

                         1ST QUARTER 2ND QUARTER 3RD QUARTER 4TH QUARTER FISCAL YEAR
                         ----------- ----------- ----------- ----------- -----------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Fiscal year 1998
 Net revenues...........  $118,984    $154,096    $162,195    $181,851    $617,126
 Gross margin...........   102,943     135,371     144,683     163,271     546,268
 Income (loss) from op-
  erations..............   (53,796)     25,469      30,126      43,556      45,355
 Net income (loss)......   (52,745)     17,835      20,956      29,318      15,364
 Basic net income (loss)
  per share.............     (1.15)       0.37        0.44        0.64        0.33
 Diluted net income
  (loss) per share......     (1.15)       0.34        0.41        0.60        0.31
Fiscal year 1997
 Net revenues...........  $136,281    $128,745    $116,647    $115,020    $496,693
 Gross margin...........   118,989     112,123     101,427      99,937     432,476
 Income from operations.    28,125      17,123       7,502       7,067      59,817
 Net income.............    19,060      10,645       5,873       5,993      41,571
 Basic net income per
  share.................      0.41        0.23        0.13        0.13        0.91
 Diluted net income per
  share.................      0.39        0.22        0.13        0.13        0.88
Fiscal year 1996
 Net revenues...........  $138,658    $140,686    $128,537    $126,286    $534,167
 Gross margin...........   121,373     123,324     112,419     110,239     467,355
 Income from operations.    38,408      38,897      28,046      23,676     129,027
 Net income.............    25,977      26,299      19,207      16,305      87,788
 Basic net income per
  share.................      0.55        0.56        0.41        0.35        1.86
 Diluted net income per
  share.................      0.51        0.52        0.38        0.34        1.76

                                AUTODESK, INC.

  Results for the first quarter of fiscal year 1998 included nonrecurring charges of approximately $55.1 million and $3.0 million, respectively, representing the value of in-process research and development that had not yet reached technological feasibility and had no alternative future use acquired in the Softdesk and 3D/Eye transactions. These charges resulted in a reduction in diluted net income per share of $1.25 in the first quarter of fiscal year 1998. Results for the second and third fiscal quarters of fiscal year 1997 included nonrecurring charges of $3.2 million and $1.5 million, respectively, related to in-process research and development acquired in the Teleos and Argus acquisitions that had not yet reached technological feasibility and had no alternative future use. These charges resulted in an $0.08 and $0.02 reduction in diluted net income per share in the second and third quarters of fiscal year 1997, respectively.

NOTE 9. INFORMATION BY GEOGRAPHIC AREA

  Information regarding the Company's operations by geographic area at January 31, 1998, 1997, and 1996, and for the fiscal years then ended is as follows:

                                                       FISCAL YEAR ENDED
                                                          JANUARY 31,
                                                  -----------------------------
                                                    1998       1997      1996
                                                  ---------  --------  --------
                                                        (IN THOUSANDS)
   Revenues:
   The Americas
    Customers in the United States............... $ 266,921  $176,286  $195,272
    Customers in Asia Pacific....................    46,542    40,284    42,262
    Customers in Canada..........................    18,695    10,671    14,619
    Other exports................................    18,014    13,420    11,103
    Intercompany revenues........................    47,445    65,758    67,728
                                                  ---------  --------  --------
                                                    397,617   306,419   330,984
   Europe........................................   208,340   189,082   211,480
   Asia Pacific..................................    73,846    79,887    72,148
   Consolidating eliminations....................   (47,445)  (65,758)  (67,728)
                                                  ---------  --------  --------
                                                  $ 632,358  $509,630  $546,884
                                                  =========  ========  ========
   Income (loss) from operations:
    The Americas................................. $ (11,816) $ 22,734  $ 63,843
    Europe.......................................    51,220    32,909    53,696
    Asia Pacific.................................     5,951     4,174    11,488
                                                  ---------  --------  --------
                                                   $ 45,355  $ 59,817  $129,027
                                                  =========  ========  ========
   Identifiable assets:
    The Americas................................. $ 333,558  $329,171  $306,795
    Europe.......................................   287,470   302,183   250,268
    Asia Pacific.................................    72,472    72,543    73,426
    Consolidating eliminations...................  (159,817) (211,664) (112,560)
                                                  ---------  --------  --------
                                                  $ 533,683  $492,233  $517,929
                                                  =========  ========  ========

  Intercompany revenues consist of royalty revenue payable by the Company's subsidiaries under software license agreements with the US parent company. At January 31, 1998, 1997, and 1996, total foreign net equity was $247.2 million, $161.2 million, and $133.2 million, respectively.

                                 AUTODESK, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                 JULY 31, 1998
                                                                 -------------
Assets
Current assets:
  Cash and cash equivalents.....................................   $ 43,402
  Marketable securities.........................................    249,998
  Accounts receivable, net......................................     84,079
  Inventories...................................................      6,358
  Deferred income taxes.........................................     28,486
  Prepaid expenses and other current assets.....................     17,051
                                                                   --------
    Total current assets........................................    429,374
                                                                   --------
Computer equipment, furniture, and leasehold improvements, at cost:
  Computer equipment and furniture..............................    126,133
  Leasehold improvements........................................     21,560
  Less accumulated depreciation.................................   (108,391)
                                                                   --------
    Net computer equipment, furniture, and leasehold
     improvements...............................................     39,302
Purchased technologies and capitalized software, net............     36,241
Goodwill, net...................................................     36,751
Deferred income taxes...........................................      7,086
Other assets....................................................     16,912
                                                                   --------
                                                                   $565,666
                                                                   ========
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable..............................................   $ 27,500
  Accrued compensation..........................................     30,054
  Accrued income taxes..........................................     84,575
  Deferred revenues.............................................     17,747
  Other accrued liabilities.....................................     54,098
                                                                   --------
    Total current liabilities...................................    213,974
                                                                   --------
Deferred income taxes...........................................        492
Other liabilities...............................................      2,007
Stockholders' equity:
  Common stock..................................................    337,284
  Retained earnings.............................................     30,612
  Foreign currency translation adjustment.......................    (18,703)
                                                                   --------
    Total stockholders' equity..................................    349,193
                                                                   --------
                                                                   $565,666
                                                                   ========

                            See accompanying notes.

                                 AUTODESK, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                             SIX MONTHS ENDED
                                                                 JULY 31,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
Net revenues...............................................  $373,844  $273,080
Costs and expenses:
  Cost of revenues.........................................    37,983    34,766
  Marketing and sales......................................   130,698   111,356
  Research and development.................................    70,510    58,035
  General and administrative...............................    55,466    39,163
  Nonrecurring charges.....................................    37,692    58,087
  Litigation accrual reversal..............................   (18,200)       --
                                                             --------  --------
                                                              314,149   301,407
                                                             --------  --------
Income (loss) from operations..............................    59,695   (28,327)
Interest and other income, net.............................     8,646     4,774
                                                             --------  --------
Income (loss) before income taxes..........................    68,341   (23,553)
Provision for income taxes.................................    31,588    11,357
                                                             --------  --------
Net income (loss)..........................................  $ 36,753  $(34,910)
                                                             ========  ========
Basic net income (loss) per share..........................  $   0.79  $  (0.78)
                                                             ========  ========
Diluted net income (loss) per share........................  $   0.74  $  (0.78)
                                                             ========  ========
Shares used in computing basic net income (loss) per share.    46,500    45,045
                                                             ========  ========
Shares used in computing diluted net income (loss) per
 share.....................................................    49,670    45,045
                                                             ========  ========


                            See accompanying notes.

                                 AUTODESK, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                            SIX MONTHS ENDED
                                                                JULY 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
Operating activities
  Net income (loss)........................................ $ 36,753  $(34,910)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
    Charge for acquired in-process research and
     development...........................................   28,806    58,087
    Depreciation and amortization..........................   24,243    20,105
    Litigation accrual reversal............................  (20,900)      --
    Net gain on disposition of business unit...............   (1,307)      --
    Write-off of purchased technology......................    2,233       --
    Changes in operating assets and liabilities............  (12,100)   11,649
                                                            --------  --------
Net cash provided by operating activities..................   57,728    54,931
                                                            --------  --------
Investing activities
  Purchases of marketable securities.......................  (44,768)  (61,005)
  Business combinations, net of cash acquired..............  (69,279)   (5,766)
  Purchases of computer equipment, furniture, and leasehold
   improvements............................................   (9,859)   (7,924)
  Proceeds from disposition of business unit...............    5,137       --
  Purchases of software technologies, capitalization of
   software costs, and other...............................   (3,416)    6,857
                                                            --------  --------
Net cash used in investing activities...................... (122,185)  (67,838)
                                                            --------  --------
Financing activities
  Proceeds from issuance of common stock...................   66,226    29,250
  Repurchase of common stock...............................  (48,866)  (38,243)
  Dividends paid...........................................   (5,590)   (5,748)
                                                            --------  --------
Net cash provided by (used in) financing activities........   11,770   (14,741)
                                                            --------  --------
Net decrease in cash and cash equivalents..................  (52,687)  (27,648)
Cash and cash equivalents at beginning of year.............   96,089    64,814
                                                            --------  --------
Cash and cash equivalents at end of quarter................ $ 43,402  $ 37,166
                                                            ========  ========
Supplemental cash flow information:
    Cash paid during the period for income taxes........... $  1,496  $  4,280
                                                            ========  ========
Supplemental noncash information:
  Common stock received in relation to the equity collar
   (see Note 5)............................................ $  4,265  $    --
                                                            ========  ========
  Common stock issued in connection with the acquisition of
   Softdesk, Inc........................................... $    --   $ 92,021
                                                            ========  ========

                            See accompanying notes.

                                AUTODESK, INC.

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The condensed consolidated financial statements at July 31, 1998 and for the three- and six- month periods then ended are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The condensed consolidated financial statements at July 31, 1998 should be read in conjunction with the consolidated financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in the Company's Annual Report to Stockholders incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998. The results of operations for the three and six months ended July 31, 1998 are not necessarily indicative of the results for the entire fiscal year ending January 31, 1999.

2. NONRECURRING CHARGES

  On May 4, 1998, the Company entered into an agreement with Genius CAD Software GmbH ("Genius"), a German limited liability company to purchase various mechanical computer-aided-design ("CAD") software applications and technologies (the "acquisition"). In consideration for this acquisition, the Company paid Genius approximately $69 million in cash. The acquisition has been accounted for using the purchase method of accounting with the purchase price being principally allocated to in-process research and development, developed technology, assembled workforce and goodwill. Amortization of these purchased intangibles is provided on the straight-line basis over the respective useful lives of the assets, ranging from three to seven years. The operating results of Genius, which have not been material in relation to those of the Company, have been included in Autodesk's consolidated financial statements from the acquisition date.

 In-Process Research and Development

  Management estimates that $29 million of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use. Accordingly, this amount was expensed in the second quarter of the current fiscal year following consummation of the acquisition. The value assigned to purchased in-process technology, based on a valuation prepared by an independent third-party appraisal, was determined by identifying research projects in areas for which technological feasibility had not been achieved. The value was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present value. The discount rate included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology projects.

 Developed technology

  To determine the value of the developed technology ($13.4 million), the expected future cash flows of the existing developed technologies were discounted taking into account the characteristics and applications of the product, the size of existing markets, growth rates of existing and future markets as well as an evaluation of past and anticipated product-life cycles.

 Assembled work force

  To determine the value of the assembled work force ($1.0 million), the Company evaluated the work force in place at the acquisition date and utilized the cost approach to estimate the value of replacing the work force. Costs considered in replacing the work force included costs to recruit and interview candidates, as well as the cost to train new employees.

                                AUTODESK, INC.

  During the three months ended July 31, 1998, the Company recorded charges of approximately $8.9 million relating to restructuring charges associated with the consolidation of certain development centers; the write-off of purchased technologies associated with these operations; staff reductions in Asia Pacific in response to current economic conditions in the region; and costs in relation to potential legal settlements.

  On March 31, 1997, the Company exchanged 2.9 million shares of its common stock for all of the outstanding stock of Softdesk, Inc. Based on the value of Autodesk stock and options exchanged, the transaction, including transaction costs, was valued at approximately $94 million. This transaction was accounted for using the purchase method of accounting with the purchase price being principally allocated to capitalized software, purchased technologies, and intangible assets. Approximately $55.1 million of the total purchase price represented the value of in-process research and development that had not yet reached technological feasibility and had no alternative future use. Approximately $3.0 million of technology acquired from 3D/Eye during the first quarter of fiscal year 1998 also represented the value of in-process research and development that had not yet reached technological feasibility and had no alternative future use. The $55.1 million and the $3.0 million were charged to operations in the first quarter of fiscal year 1998.

3. LITIGATION ACCRUAL REVERSAL

  In December 1994, a $25.5 million judgment was entered into against the Company on a claim of trade-secret misappropriation brought by Vermont Microsystems, Inc ("VMI"). The initial judgment and related expenses were accrued in fiscal year 1995, as well as interest expense in subsequent periods in accordance with this judgment. The Company appealed this decision, and in May 1998, final judgment was entered in the VMI litigation in the amount of $7.8 million plus accrued interest. Following entry of judgment, the Company made a final payment of approximately $8.4 million, including interest, to VMI. During the quarter ended July 31, 1998, the Company recognized $18.2 million and $2.7 million as operating income and interest income, respectively, to reflect the remaining unutilized litigation and related interest accruals.

4. RECENTLY ISSUED ACCOUNTING STANDARDS

  In the first quarter of fiscal year 1999, the Company adopted the provisions of the American Institute of Certified Public Accountants' Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. The adoption of this standard did not have a material effect on the Company's consolidated operating results or financial position.

5. COMMON STOCK REPURCHASE PROGRAMS

  The Company sold put warrants to an independent third party in December 1997 that entitled the holder of the warrants to sell 1.5 million shares of common stock to the Company at $38.12 per share. Additionally, the Company purchased call options from the same independent third party that entitled the Company to buy 1 million shares at $39.88 per share. The premiums received with respect to the equity options totaled $4.5 million and equaled the premiums paid. Consequently, there was no exchange of cash. The put warrants permitted a net share settlement at the Company's option. In March 1998, the Company exercised the call option, electing the net share settlement option and retired approximately 97,000 shares of its common stock. The put warrants expired unexercised.

                                AUTODESK, INC.

6. NET INCOME PER SHARE

  Basic net income per share is calculated using the weighted average number of common shares outstanding. Diluted net income per share is computed using the weighted average number of common shares outstanding and dilutive common stock equivalents outstanding during the period. A reconciliation of the numerators and denominators used in the basic and diluted net income (loss) per share amounts follows:

                                                THREE MONTHS
                                                    ENDED      SIX MONTHS ENDED
                                                  JULY 31,         JULY 31,
                                               --------------- ----------------
                                                1998    1997    1998     1997
                                               ------- ------- ------- --------
   Numerator:
     Numerator for basic and diluted per
      share amounts--net income (loss).......  $ 9,112 $17,835 $36,753 $(34,910)
                                               ======= ======= ======= ========
   Denominator:
     Denominator for basic net income (loss)
      per share-- weighted average shares....   46,610  48,000  46,500   45,045
     Effect of dilutive common stock options.    2,790   3,880   3,170      --
                                               ------- ------- ------- --------
   Denominator for dilutive net income (loss)
    per share................................   49,400  51,880  49,670   45,045
                                               ======= ======= ======= ========

7. COMPREHENSIVE INCOME

  Effective February 1, 1998, Autodesk adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or stockholders' equity. This Statement requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

  Autodesk's total comprehensive income was as follows:

                                              THREE MONTHS
                                                  ENDED       SIX MONTHS ENDED
                                                JULY 31,          JULY 31,
                                             ---------------- -----------------
                                              1998     1997    1998      1997
                                             -------  ------- -------  --------
   Net income (loss)........................ $ 9,112  $17,835 $36,753  $(34,910)
   Other comprehensive income (loss)........  (1,977)   6,544  (2,490)    2,615
                                             -------  ------- -------  --------
     Total comprehensive income (loss)...... $ 7,135  $24,379 $34,263  $(32,295)
                                             =======  ======= =======  ========

8. RESTRUCTURING CHARGES

  During the quarter ended July 31, 1998, the Company's management approved restructuring plans, which include initiatives to address current economic conditions in the Asia Pacific region, consolidate duplicative facilities and reduce overhead. These plans resulted in a charge of $5.4 million, which includes $2.3 million for the cost of involuntary employee separation benefits relating to approximately 87 employees. Employee separation benefits include severance, medical and other benefits. Employee separation will affect certain engineers and sales and marketing employees. The remaining charge of $3.1 million relates to other exit costs, namely the write-off of purchased technologies, lease termination buyout costs, the disposal of fixed assets in these regions, and professional fees. As of July 31, 1998, the number of employee separations due to restructuring actions was 32 and actual payments of approximately $331,000 have been made.

                                AUTODESK, INC.

9. SUBSEQUENT EVENTS

  On August 20, 1998, the Company announced a definitive agreement to acquire Discreet Logic Inc. ("Discreet"), a company that develops, assembles, markets and supports non-linear, digital systems and software for creating, editing and compositing imagery and special effects for film, video, and HDTV. Under the terms of the agreement, the Company will exchange 0.525 shares of its common stock for each outstanding share of Discreet. The transaction is expected to result in the issuance of between 15.8 million and 16.0 million shares of Autodesk common stock. The transaction, which will be accounted for using the pooling of interests method, is expected to be completed during the Company's fourth fiscal quarter, subject to certain regulatory approvals and the approval of Discreet and Autodesk shareholders.

  On September 14, 1998, Discreet notified the Company that it had been named as a defendant in a purported class action lawsuit filed in California Superior Court for the County of Marin on behalf of owners of Discreet's common stock. The complaint alleges that the defendants breached their fiduciary duties in connection with the previously announced acquisition transaction with the Company. Discreet believes the claims asserted in the complaint are without merit and intends to vigorously contest them. The Company does not expect the lawsuit to affect consummation of the transaction with Discreet.

                                                                      APPENDIX A


                              AMENDED AND RESTATED

               AGREEMENT AND PLAN OF ACQUISITION AND AMALGAMATION

                                  BY AND AMONG

                                AUTODESK, INC.,

                           AUTODESK DEVELOPMENT B.V.,

                             9066-9771 QUEBEC INC.,

                             AUTODESK CANADA INC.,

                             9066-9854 QUEBEC INC.

                                      AND

                              DISCREET LOGIC INC.

                         DATED AS OF SEPTEMBER 23, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I The Transactions.................................................  A-2
   1.1 The Transactions....................................................  A-2
   1.2 Effective Time......................................................  A-2
   1.3 Share Conversions, Etc..............................................  A-2
   1.4 Accounting Consequences.............................................  A-2
   1.5 Material Adverse Effect.............................................  A-2
   1.6 Adjustments to Exchange Ratio.......................................  A-3
   1.7 Cancellation........................................................  A-3
   1.8 Share Certificates of Amalgamation Sub and Giants Quebec............  A-3
   1.9 Execution of Amalgamation Agreement.................................  A-3
  1.10 Tax Treatment.......................................................  A-3
  1.11 Existing Agreement Terminated.......................................  A-3
ARTICLE II Representations And Warranties Of The Company...................  A-3
   2.1 Organization and Qualification; Subsidiaries........................  A-4
   2.2 Articles of Incorporation and By-Laws...............................  A-4
   2.3 Capitalization......................................................  A-4
   2.4 Authority...........................................................  A-5
   2.5 No Conflict; Required Filings and Consents..........................  A-5
   2.6 Compliance; Permits.................................................  A-6
   2.7 SEC Filings; Financial Statements...................................  A-6
   2.8 Absence of Certain Changes or Events................................  A-7
   2.9 Absence of Litigation...............................................  A-7
  2.10 Employee Benefit Plans; Employment Agreements.......................  A-7
  2.11 Labor Matters.......................................................  A-9
  2.12 Registration Statement; Joint Proxy Statement.......................  A-9
  2.13 Restrictions on Business Activities................................. A-10
  2.14 Title to Property................................................... A-10
  2.15 Taxes............................................................... A-10
  2.16 Environmental Matters............................................... A-12
  2.17 Brokers............................................................. A-12
  2.18 Intellectual Property............................................... A-12
  2.19 Interested Party Transactions....................................... A-13
  2.20 Insurance........................................................... A-13
  2.21 Vote Required....................................................... A-14
  2.22 Pooling Matters..................................................... A-14
  2.23 Opinion of Financial Advisor........................................ A-14
ARTICLE III Representations And Warranties Of The Parent Group............. A-14
   3.1 Organization and Qualification...................................... A-14
   3.2 Authority .......................................................... A-14
   3.3 No Conflict; Required Filings and Consents.......................... A-15
   3.4 Certificate of Incorporation and By-Laws............................ A-15
   3.5 Capitalization...................................................... A-15
   3.6 Compliance; Permits................................................. A-16
   3.7 SEC Filings; Financial Statements................................... A-16
   3.8 Absence of Certain Changes or Events................................ A-16
   3.9 Board Approval...................................................... A-17
  3.10 Registration Statement; Joint Proxy Statement/Prospectus............ A-17
  3.11 Brokers............................................................. A-17

                                                                            PAGE
                                                                            ----
  3.12 Opinion of Financial Advisor........................................ A-17
  3.13 Pooling Matters..................................................... A-18
  3.14 Absence of Litigation............................................... A-18
  3.15 Restrictions on Business Activities................................. A-18
  3.16 Taxes............................................................... A-18
  3.17 Intellectual Property............................................... A-19
  3.18 Insurance........................................................... A-19
  3.19 Vote Required....................................................... A-19
ARTICLE IV Conduct Of Business Pending The Amalgamation.................... A-20
   4.1 Conduct of Business by the Company Pending the Amalgamation......... A-20
   4.2 No Solicitation..................................................... A-21
   4.3 Covenants of Parent................................................. A-23
ARTICLE V Additional Agreements............................................ A-23
   5.1 Joint Proxy Statement/Prospectus; Registration Statement............ A-23
   5.2 Shareholders' Meetings.............................................. A-23
   5.3 Access to Information; Confidentiality.............................. A-24
   5.4 Consents; Approvals................................................. A-24
   5.5 Stock Options; Employee Benefits; Retention of Employees............ A-24
   5.6 Company Employee Stock Purchase Plan................................ A-25
   5.7 Agreements of Affiliates............................................ A-26
   5.8 Voting Agreements................................................... A-26
   5.9 Indemnification and Insurance....................................... A-26
  5.10 Notification of Certain Matters..................................... A-27
  5.11 Further Action...................................................... A-27
  5.12 Public Announcements................................................ A-27
  5.13 Listing of Parent Common Shares..................................... A-27
  5.14 Conveyance Taxes.................................................... A-28
  5.15 Pooling Letters..................................................... A-28
  5.16 Pooling Accounting Treatment........................................ A-28
  5.17 Ancillary Documents/Reservation of Shares........................... A-28
  5.18 Listing of Class B Shares, Class E Shares and Class F Shares........ A-29
  5.19 Tax Elections....................................................... A-29
  5.20 Board Candidate..................................................... A-29
  5.21 Issuance of Class D Shares.......................................... A-29
ARTICLE VI Conditions To The Transactions.................................. A-29
   6.1 Conditions to Obligation of Each Party to Effect the Transactions... A-29
   6.2 Additional Conditions to Obligations of Parent Group Members........ A-31
   6.3 Additional Conditions to Obligation of the Company.................. A-31
ARTICLE VII Termination.................................................... A-31
   7.1 Termination......................................................... A-32
   7.2 Effect of Termination............................................... A-33
   7.3 Fees and Expenses................................................... A-33
ARTICLE VIII General Provisions............................................ A-34
   8.1 Effectiveness of Representations, Warranties and Agreements......... A-34
   8.2 Notices............................................................. A-34
   8.3 Certain Definitions................................................. A-35
   8.4 Amendment........................................................... A-36

                                                                            PAGE
                                                                            ----
   8.5 Waiver.............................................................. A-36
   8.6 Headings............................................................ A-36
   8.7 Severability........................................................ A-36
   8.8 Entire Agreement.................................................... A-36
   8.9 Assignment; Amalgamation Sub/Dutchco................................ A-36
  8.10 Parties in Interest................................................. A-37
  8.11 Failure or Indulgence Not Waiver; Remedies Cumulative............... A-37
  8.12 Governing Law....................................................... A-37
  8.13 Choice of Language.................................................. A-37
  8.14 Counterparts........................................................ A-37
  8.15 Guarantee........................................................... A-37

EXHIBITS:

Exhibit A:Form of Amalgamation Agreement

Exhibit B-1:Form of Parent Affiliate Agreement

Exhibit B-2:Form of Company Affiliate Agreement

Exhibit C-1:Form of Parent Voting Agreement

Exhibit C-2:Form of Company Voting Agreement

Exhibit D:Form of Support Agreement

Exhibit E:Form of Voting and Exchange Trust Agreement

Exhibit F:Form of Certificate of Designation

    AMENDED AND RESTATED AGREEMENT AND PLAN OF ACQUISITION AND AMALGAMATION

  This Amended and Restated Agreement and Plan of Acquisition and Amalgamation, dated as of September 23, 1998 (the "AGREEMENT"), is entered into by and among Autodesk, Inc., a Delaware corporation ("PARENT"), Autodesk Development B.V., a Netherlands corporation and indirect wholly owned subsidiary of Parent ("DUTCHCO"), 9066-9771 Quebec Inc., a Quebec company and a wholly owned subsidiary of Dutchco ("AMALGAMATION SUB"), Autodesk Canada Inc., an Ontario company and wholly owned subsidiary of Parent ("ACI"), 9066-9854 Quebec Inc., a Quebec company and indirect wholly owned subsidiary of Parent ("GIANTS QUEBEC"), and Discreet Logic Inc., a Quebec company (the "Company").

  Witnesseth:

  Whereas, the Boards of Directors of Parent, Dutchco and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Dutchco to acquire shares in the share capital of the Company upon the terms and subject to the conditions set forth herein;

  Whereas, in furtherance of such acquisition, Parent, Dutchco, Amalgamation Sub, Giants Quebec, ACI and the Company entered into an Agreement and Plan of Acquisition and Arrangement dated as of August 20, 1998 (the "EXISTING AGREEMENT");

  Whereas, the Boards of Directors of Parent, Dutchco, Amalgamation Sub, Giants Quebec, ACI and the Company now desire to amend and restate the Existing Agreement and have each approved the execution and delivery of this Agreement in order to provide for a business combination involving the amalgamation (the "AMALGAMATION") of Amalgamation Sub, Giants Quebec (to which ACI will assign, prior to the Amalgamation, substantially all its assets) and the Company whereupon each outstanding common share in the Company's share capital (the "COMPANY COMMON SHARES") shall be converted into one Class B Share of the continuing corporation resulting from the Amalgamation (the "CONTINUING CORPORATION");

  Whereas, Articles of Amalgamation (the "ARTICLES") will be filed pursuant to
Section 123.118 of the Companies Act (Quebec) (the "QUEBEC ACT"), pursuant to the terms hereof and the Amalgamation Agreement (the "AMALGAMATION AGREEMENT") in the form annexed hereto as Exhibit A;

  Whereas, immediately following the Amalgamation, the Class B Shares of the Continuing Corporation automatically will be, based on the prior election of the holder, either (i) redeemed by the Continuing Corporation for 0.525 (the "EXCHANGE RATIO") exchangeable shares in the share capital of the Continuing Corporation (the "EXCHANGEABLE SHARES"), subject to proration in certain instances, or (ii) converted into units comprised of one Class E Share and one Class F Share of the Continuing Corporation ("UNITS"), which units will be acquired by Dutchco in exchange for 0.525 shares of common stock, par value $0.01 per share, of Parent ("PARENT COMMON SHARES"), in either case without further action on the part of the holder;

  Whereas, the Exchangeable Shares are exchangeable by the holders for Parent Common Shares on a one-for-one basis at any time on or before a date eleven
(11) years after the Effective Time (as defined herein), and

  Whereas, for accounting purposes, it is intended that the Transactions (as defined in Section 1.1 hereof) shall be accounted for as a taxable pooling of interests under United States generally accepted accounting principles ("US GAAP");

  Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Dutchco, ACI, Giants Quebec, Amalgamation Sub (collectively, the "PARENT GROUP") and the Company hereby agree as follows:

                                   ARTICLE I

                               The Transactions

  1.1 The Transactions.

(a) Effective Time. Subject to and upon the terms and conditions of the Ancillary Documents (as defined in Section 5.17), this Agreement, the Articles and the Quebec Act, (i) at the Effective Time (as defined in Section 1.2 hereof), Amalgamation Sub and Giants Quebec shall be amalgamated with the Company (provided, however, that the Company shall not be required to amalgamate with Amalgamation Sub unless Giants Quebec simultaneously amalgamates with Amalgamation Sub, and Giants Quebec shall not be required to amalgamate with Amalgamation Sub unless the Company simultaneously amalgamates with Amalgamation Sub) and (ii) immediately following the Effective Time, the Class B Shares of the Continuing Corporation automatically shall, based on the prior election of the holder, either (x) be redeemed by the Continuing Corporation for Exchangeable Shares of the Continuing Corporation or (y) be converted into Units which Units shall be acquired by Dutchco in exchange for shares of Parent Common Stock, in either case without further action on the part of the holder (such redemptions, conversions and share acquisitions set forth in clause (ii), together with the Amalgamation, are collectively referred to herein as the "TRANSACTIONS"). Prior to the Effective Time, ACI will assign and transfer all of its assets and liabilities to Giants Quebec.

(b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 hereof, and subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the consummation of the Transactions will take place as promptly as practicable after satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another date, time or place is agreed to in writing by the parties hereto. At the closing, the parties hereto shall deliver the documents contemplated hereby together with such other customary documents as may be reasonably requested by the parties.

  1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Amalgamation to be consummated by filing the Articles together with the documents contemplated by Section 123.14 of the Quebec Act, with the Inspector General of Financial Institutions of the Province of Quebec, in such form as required by, and executed in accordance with the relevant provisions of, the Quebec Act (the time specified in such filing being the "EFFECTIVE TIME").

  1.3 Share Conversions, Etc. Immediately following the Class B Conversion Time (as defined in Appendix A to the Amalgamation Agreement), Dutchco and Parent shall cause the Continuing Corporation to provide notice of its intention to exercise its right to redeem the Class E Shares and Class F Shares of the Continuing Corporation (as specified in Appendix A to the Amalgamation Agreement). At or prior to the Class E Redemption Time and the Class F Redemption Time, Dutchco shall, and Parent shall cause Dutchco to, exercise the Class E Redemption Call Right and the Class F Redemption Call Right (as each is defined in Appendix A to the Amalgamation Agreement).

  1.4 Accounting Consequences. It is intended by the parties hereto that the Transactions shall qualify for accounting treatment as a pooling of interests under US GAAP.

  1.5 Material Adverse Effect. When used in connection with the Company, or Parent, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect with respect to either party:
(a) any change in the market price or trading volume of the Company Common Shares or Parent Common Shares, as appropriate; (b) any adverse effect on the bookings, revenues or earnings of such party, or any delay in or reduction or cancellation of such party's product orders, following the execution of the Existing Agreement or this Agreement which is reasonably attributable to the announcement of the execution of the Existing Agreement or this Agreement and the transactions contemplated hereby; (c) any change arising out of conditions affecting the economy or industry of such party in general; (d) the failure, in and of itself, to meet analysts' expectations (it being understood that the underlying causes of such failure shall not be excluded from the definition of Material Adverse Effect except as otherwise provided in this definition); or (e) employee attrition which is (i) reasonably attributable to the announcement of the execution of the Existing Agreement or this Agreement and the transactions contemplated hereby, or (ii) directly attributable to any action directly required of the Company by Parent under Section 4.1, or any omission of the Company directly resulting from Parent's failure to consent to actions requested to be taken by the Company under Section 4.1.

  1.6 Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Shares or Company Common Shares), reorganization, recapitalization or other like change with respect to Parent Common Shares or Company Common Shares occurring after the date hereof and prior to the Effective Time.

  1.7 Cancellation. Immediately prior to the Effective Time, each Company Common Share owned by Parent, Dutchco, Amalgamation Sub or any direct or indirect wholly owned subsidiary of the Company or Parent shall be purchased for cancellation by the Company for nominal consideration.

  1.8 Share Certificates of Amalgamation Sub and Giants Quebec. Each share certificate of Amalgamation Sub evidencing ownership of any common shares of Amalgamation Sub shall continue to evidence ownership of Class A Shares in the share capital of the Continuing Corporation, and each share certificate of Giants Quebec evidencing ownership of any common shares of Giants Quebec shall continue to evidence ownership of Class C Shares in the share capital of the Continuing Corporation. Any reference herein to classes of shares in the share capital of the Continuing Corporation shall mean the classes of shares set out in Appendix A to the Amalgamation Agreement.

  1.9 Execution of Amalgamation Agreement. Concurrently herewith, Amalgamation Sub, Autodesk Quebec and the Company shall execute and deliver the Amalgamation Agreement.

  1.10 Tax Treatment. It is intended that the Transactions shall generally constitute (i) a taxable exchange for United States federal income tax purposes (not qualifying under Sections 368 or 351 of the United States Internal Revenue Code of 1986, as amended (the "Code")) to holders of Company Common Shares who are otherwise subject to taxation in the United States on the sale or exchange of Company Common Shares, and (ii) a non-taxable exchange for Canadian federal income tax purposes for owners of Company Common Shares who are residents of Canada for Canadian federal income tax purposes who elect to receive Exchangeable Shares (but only to the extent they actually receive Exchangeable Shares and only to the extent that they file appropriate elections with the relevant tax authorities), which election the parties hereto intend shall be permitted only to the extent that the aggregate percentage of Company Common Shares exchanged for Exchangeable Shares pursuant to all such elections shall not exceed 19.99 percent of the Company Common Shares outstanding immediately prior to the Effective Time.

  1.11 Existing Agreement Terminated. This Agreement amends and restates in its entirety the Existing Agreement. Accordingly, upon the execution and delivery hereof by the parties, the Existing Agreement shall be terminated in all respects and be of no further force or effect (except in respect of rights which have arisen prior to the date hereof).

                                  ARTICLE II

                 Representations And Warranties Of The Company

  The term "KNOWLEDGE" as used in connection with the Company shall mean the Company's actual knowledge after reasonable inquiry of officers, directors and other employees of the Company charged with senior administrative or operational responsibility of such matters. The Company hereby represents and warrants to each member of the Parent Group as of the date of the Existing Agreement (except for representations and warranties which reflect technical changes to the Existing Agreement resulting from the change in structure of the business combination to an Amalgamation, which are made as of the date hereof), subject to the written disclosure schedule supplied by the Company to Parent dated as of the date of the Existing Agreement and certified by a duly authorized officer of the Company (the "COMPANY DISCLOSURE SCHEDULE"), that:

  2.1 Organization and Qualification; Subsidiaries. The Company and, except as set forth on Schedule 2.1 of the Company Disclosure Schedule, each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (collectively, "APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Material Adverse Effect. The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Schedule 2.1 of the Company Disclosure Schedule. Except as set forth in Schedule 2.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

  2.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Incorporation and By-Laws, as amended to date, and has made available to Parent the equivalent organizational documents of each of its subsidiaries. Such Articles of Incorporation, By-Laws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Except as set forth on Schedule 2.2 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or By-Laws or equivalent organizational documents.

  2.3 Capitalization. The authorized share capital of the Company consists of an unlimited number of Company Common Shares and an unlimited number of preferred shares, no par value (the "COMPANY PREFERRED SHARES"). As of August 10, 1998, (i) 29,653,313 Company Common Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Company Common Shares were held by subsidiaries of the Company, (iii) 5,012,924 Company Common Shares were reserved for future issuance pursuant to option grants under the Company's Amended and Restated 1994 Restricted Stock and Stock Option Plan, of which options to purchase 3,505,716 Company Common Shares are outstanding, (iv) 111,779 Company Common Shares were reserved for future issuance under the Company's 1995 Employee Stock Purchase Plan, (v) 200,000 Company Common Shares were reserved for future issuance pursuant to option grants under the Company's 1995 Non-Employee Director Stock Option Plan, of which options to purchase 140,000 Company Common Shares are outstanding, (vi) 20,000 Company Common Shares were reserved for future issuance pursuant to option grants under the Company's 1997 Special Limited Non-Employee Director Stock Plan, of which options to purchase 20,000 Company Common Shares are outstanding, and (vii) no Company Preferred Shares were issued or outstanding. Except as set forth in Schedule 2.3 of the Company Disclosure Schedule, no material change in such capitalization has occurred between August 10, 1998 and the date hereof, except for the issuance of shares under the exercise of options, warrants or other rights outstanding prior to August 10, 1998. Except as set forth in this Section 2.3 or Section 2.10 hereof or in Schedule 2.3 or Schedule 2.10 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries obligating the Company or any of its subsidiaries to issue or sell any shares of share capital of, or other equity interests in, the Company or any of its subsidiaries. All Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of the share capital of the Company or the capital stock of any subsidiary or (B) except for the provision of operational expenses to subsidiaries in the ordinary course of business consistent with past practice, to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank and capital or other lease obligations of subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever which would have a Material Adverse Effect.

  2.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Amalgamation Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Amalgamation Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Amalgamation Agreement or to consummate the Transactions, other than the approval and adoption of this Agreement and confirmation of by-law No. 1998-1 approving the Amalgamation by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Company Common Shares who are permitted to, and who, vote at the Company Shareholders' Meeting (as defined in Section 2.12 hereof) in accordance with the Quebec Act. The Board of Directors of the Company has determined that it is advisable and in the best interests of the Company's shareholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement and to recommend that the shareholders of the Company approve same. This Agreement and the Amalgamation Agreement have each been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of each such agreement by each member of the Parent Group, as applicable, each such agreement constitutes a legal, valid and binding obligation of the Company.

  2.5 No Conflict; Required Filings and Consents.

(a) Schedule 2.5(a) of the Company Disclosure Schedule sets forth all agreements necessary to the current operation of the business of the Company, excluding (i) employment agreements, standard end user license agreements and standard distribution agreements; (ii) purchase orders, procurement contracts and other similar agreements entered into in the ordinary course of business;
(iii) agreements which call for the payment or receipt of less than $200,000 over a three-year period; (iv) agreements disclosed in Schedule 2.18 of the Company Disclosure Schedule; or (v) agreements filed with the United States Securities and Exchange Commission ("SEC") pursuant to the requirements under
Item 601(b) of Regulation S-K.

(b) The execution and delivery of this Agreement and the Amalgamation Agreement by the Company do not, and the performance of this Agreement and the Amalgamation Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its subsidiaries' rights or, to the Company's knowledge, alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement (each, a "COVERED AGREEMENT") disclosed in Schedule 2.5(a) and Schedule 2.18 of the Company Disclosure Schedule or filed as a "material contract" with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules thereunder (collectively, the "EXCHANGE ACT"), or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect.

(c) The execution and delivery of this Agreement and the Amalgamation Agreement by the Company do not, and the performance of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, to be made or obtained by the Company, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the SEC's rules thereunder (the "SECURITIES ACT"), the Exchange Act, state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Securities Act (Quebec) (the "QSA") and other relevant Canadian securities statutes, filing with Industry Canada under the Investment Canada Act (Canada), filing under the Competition Act (Canada) and the filing and recordation of appropriate documents as required by the Quebec Act in connection with the Transactions and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and the Amalgamation Agreement, or would not otherwise have a Material Adverse Effect.

  2.6 Compliance; Permits.

(a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect.

(b) Except as disclosed in Schedule 2.6(b) of the Company Disclosure Schedule, the Company and its subsidiaries, but only to the extent material to the operation of the business of the Company and the subsidiaries, as a whole, hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities that are material to the operation of the business of the Company as operated on the date hereof (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries, but only to the extent material to the operation of the business of the Company and the subsidiaries, as a whole, are in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Material Adverse Effect.

  2.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since July 6, 1995 and has made available to Parent (i) its Transition Report on Form 10-K for the eleven-month period ended June 30, 1997, (ii) its Quarterly Reports on Form 10-Q for the three-month periods ended September 30, 1997, December 31, 1997 and March 31, 1998, respectively, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since July 6, 1995, (iv) all other reports or Registration Statements (other than Reports on Form 10-Q not referred to in clause (ii) above and Reports on Form 3, 4 or 5 or registration statements on Form S-8) filed by the Company with the SEC since July 6, 1995, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "COMPANY SEC REPORTS"). The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, in all material respects, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, none of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presented in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited financial statements of the Company for its fiscal year ended June 30, 1998 included in Schedule 2.7(b) of the Company Disclosure Schedule (the "COMPANY FINANCIAL STATEMENTS") reflect in all material respects the financial position of the Company as of June 30, 1998 and were prepared in accordance with US GAAP, except for the absence of a statement of shareholders' equity, a statement of cash flow, and in each case, the absence of notes thereto and of any subsequent events or similar such notations that may require a change in the financial statements.

(c) The Company has hereto furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d) The Company is not a "reporting issuer" or its equivalent for the purposes of the QSA or any other Canadian provincial securities legislation.

  2.8 Absence of Certain Changes or Events. Except as set forth in Schedule
2.8 of the Company Disclosure Schedule and in the Company SEC Reports, since June 30, 1998, the Company has conducted its business in the ordinary course and since such date and through the date hereof, there has not occurred any Material Adverse Effect. In addition, since such date there has not been (i) any amendment or change in the Articles of Incorporation or By-Laws of the Company, (ii) any damage to, destruction or loss of any assets of the Company (whether or not covered by insurance) that could have a Material Adverse Effect, (iii) any revaluation by the Company of any of its assets resulting in or reasonably likely to have a Material Adverse Effect, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business, (iii) except as disclosed in Schedule 2.8 of the Company Disclosure Schedule, any other action or event that would have required the consent of Parent pursuant to Section 4.1 hereof had such action or event occurred after the date of this Agreement and that would be reasonably likely to have a Material Adverse Effect.

  2.9 Absence of Litigation. Except as set forth in Schedule 2.9 of the Company Disclosure Schedule or the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties of the Company or any of its subsidiaries or the Company Intellectual Property Rights (as defined in Section 2.18), before any court, tribunal, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that is reasonably likely to have a Material Adverse Effect.

  2.10 Employee Benefit Plans; Employment Agreements.

(a) The Company has made available to Parent all employee benefit plans (as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA")), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or termination pay, or medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, agreements or arrangements and other similar material fringe or employee benefit plans, programs or arrangements (including those sponsored by the federal or any provincial government of Canada, collectively "GOVERNMENT SPONSORED or MANDATED

PLANS") and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA AFFILIATE") within the meaning of Section 414 of the Code, or any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability if such plan has been or were terminated (together, the "EMPLOYEE PLANS"), and a copy of each such written Employee Plan has been made available to Parent.

(b) (i) Except as set forth in Schedule 2.10(b) of the Company Disclosure Schedule, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Employee Plans is a "MULTIEMPLOYER PLAN" as such term is defined in Section 3(37) of ERISA; (ii) there has been no transaction or failure to act with respect to any Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the United States Internal Revenue Service (the "IRS"), and so far as the Company is aware nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Employee Plan, under the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years;
(vi) with respect to each Employee Plan subject to Title IV of ERISA, no "REPORTABLE EVENT" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the United States Pension Benefit Guaranty Corporation arising in the ordinary course).

(c) Each Employee Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority if required to obtain such qualification, registration or approval, and, to the Company's knowledge, nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval.

(d) All contributions (including premiums) required by law or contract to have been made or approved by the Company under or with respect to the Employee Plans have been paid or accrued by the Company, except as would not have a Material Adverse Effect. Without limiting the foregoing, there are no material unfunded liabilities under any Employee Plan.

(e) There are no pending or, to the Company's knowledge, threatened investigations, litigation or other enforcement actions against the Company with respect to any of the Employee Plans.

(f) There are no actions, suits or claims pending or, to the knowledge of the Company, threatened by former or present employees of the Company (or their beneficiaries) with respect to the Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

(g) Except as set forth in Schedule 2.10(g) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries maintains any 401(k) or other type of pension plan subject to Section 401(a) of the Code in the United States.

(h) No condition or event has occurred with respect to the Employee Plans which has or could reasonably be expected to result in a material liability to the Company.

(i) Schedule 2.10(i) of the Company Disclosure Schedule sets forth, as of August 10, 1998, a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds any option to purchase Company Common Shares as of the date hereof, together with the number of Company Common Shares subject to such option, the date of grant of such option, the extent to which such option is vested, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option. Schedule 2.10(i) of the Company Disclosure Schedule also sets forth the total number of such ISOs and such nonqualified options.

(j) The Company has made available to Parent and Dutchco (i) copies of all employment agreements with executive officers of the Company; (ii) copies of all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding US $100,000; (iii) a schedule listing all officers of the Company who have executed a non-competition agreement with the Company; (iv) copies of all severance agreements, programs and policies of the Company, if any, with or relating to its employees; (v) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions; and (vi) the form of standard employment agreement of the Company for its non-executive employees.

  2.11 Labor Matters. (i) There are no actions or proceedings pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees, which have or may have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its subsidiaries nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

  2.12 Registration Statement; Joint Proxy Statement. None of the information to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (the "FORM S-4") to be filed with the SEC by Parent in connection with the (A) sale of Parent Common Shares by Dutchco to holders of Units in exchange for such Units, and (B) issuance of Exchangeable Shares by the Continuing Corporation, (ii) the proxy statement relating to the general special meeting of the Company's shareholders (the "COMPANY SHAREHOLDERS' MEETING") and the proxy statement relating to the special meeting of Parent's stockholders (the "PARENT STOCKHOLDERS' MEETING") to be held in connection with the Transactions (collectively, the "JOINT PROXY STATEMENT" and, together with the Form S-4, the "JOINT PROXY STATEMENT/PROSPECTUS"), and (iii) any other document to be filed with the SEC or any regulatory agency by any member of the Parent Group or the Company in connection with the transactions contemplated by this Agreement (the "OTHER FILINGS") will, (A) at the respective times such documents are filed with the SEC or other regulatory agency, (B) in the case of the Joint Proxy Statement/Prospectus, at the date it or any amendments or supplements thereto are mailed to stockholders, at the time of the Company Shareholders' Meeting and at the Effective Time and (C) in the case of the Form S-4, when it becomes effective under the Securities Act, at the Effective Time and on the date of any post-effective amendment thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (as it relates to the Company Shareholders' Meeting) will comply as to form in all material respects with the applicable provisions of the Quebec Act and the Exchange Act. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Form S-4 or a supplement to the Joint Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by any member of the Parent Group which is contained in any of the foregoing documents. No requirements of any Canadian provincial securities legislation govern the contents or mailing of the Joint Proxy Statement nor the holding of the Company Shareholders' Meeting.

  2.13 Restrictions on Business Activities. Except for this Agreement, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of its subsidiaries, the acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted.

  2.14 Title to Property. Schedule 2.14 of the Company Disclosure Schedule sets forth a true and complete list of all real property (i) owned by the Company or any of its subsidiaries or (ii) leased by the Company or any of its subsidiaries requiring annual lease payments of more than US $100,000 ("MATERIAL LEASES"), and the aggregate monthly rental or other fee payable under such Material Lease. The Company and each of its subsidiaries have good and valid title to all of their properties and assets free and clear of all liens, charges and encumbrances except (i) liens for Taxes not yet due and payable, (ii) such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby, (iii) liens securing debt which is reflected on the balance sheet of the Company at June 30, 1998 included in the Company Financial Statements, or (iv) liens which would not have a Material Adverse Effect; and all Material Leases are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default as to the Company or its subsidiaries (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect. All the facilities of the Company and its subsidiaries used in the operation of their businesses, except such as may be under construction, are in good operating condition and repair, except where the failure of such plants, structures and equipment to be in such good operating condition and repair would not, individually or in the aggregate, have a Material Adverse Effect.

  2.15 Taxes.

(a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including (without limitation) (i) income, capital, business, franchise, profits, gross receipts, ad valorem, goods and services, customs, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment insurance or compensation, utility, severance, production, excise, stamp, occupation, premiums, environmental, recapture, windfall profits, transfer and gains taxes, fees, levies, duties, tariffs, imposts, premiums and governmental impositions and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports, declarations, and information statements with respect to Taxes required to be filed with Revenue Canada, Ministere du Revenu du Quebec ("REVENUE QUEBEC"), the Internal Revenue Service ("IRS") or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

(b) Except as disclosed in Schedule 2.15(b) of the Company Disclosure Schedule, the Company and its subsidiaries have filed or caused to be filed all Tax Returns required to be filed by them, except to the extent the failure to file such Tax Returns would not have a Material Adverse Effect, and the Company and its subsidiaries have paid and discharged or caused to be paid and discharged all Taxes due in connection with or with respect to the filing of all Tax Returns and have paid all other Taxes as are due, and there are no other Taxes that would be due if asserted by a taxing authority, except such Taxes as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining reserves to the extent currently required in all material respects adequate for their payment except to the extent the failure to maintain such reserves or pay such Taxes would not have a Material Adverse Effect. Except as disclosed in Schedule 2.15(b) of the Company Disclosure Schedule, none of Revenue Canada, Revenue Quebec, the IRS or any other taxing authority or agency is now asserting or, to the Company's knowledge, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which the Company is maintaining reserves in all material respects adequate for their payment, and, to the Company's knowledge, there are no requests for information currently outstanding that could affect the Taxes of the Company or any of its subsidiaries. Except as disclosed in
Schedule 2.15(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is currently being audited or examined by any taxing authority, nor has the Company received any written notice that any Tax Return will undergo any audit or examination or that such an audit or examination is threatened. Except as disclosed in Schedule 2.15(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has, except as would not have a Material Adverse Effect, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the Company Financial Statements are in all material respects adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles. No liability for Taxes has been incurred (or prior to the Effective Time will be incurred) since such date other than in the ordinary course of business except (i) as would not have a Material Adverse Effect or (ii) attributable to the transactions contemplated hereby. Except as disclosed in Schedule 2.15(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is required to include in income (i) items in respect of any change in accounting principles or (ii) any installment sale gain, where the inclusion in income would result in a tax liability materially in excess of the reserves therefor.

(c) The Company on behalf of itself and all its subsidiaries hereby represents that, other than as disclosed on Schedule 2.15(c) of the Company Disclosure Schedule, and other than with respect to items the inaccuracy of which would not have a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that may result, separately or in the aggregate, in the payment of any "EXCESS PARACHUTE PAYMENT" within the meaning of Section 280G of the Code, determined without regard to Section 280G(b)(4) of the Code and (ii) neither the Company nor any of its subsidiaries has participated in or cooperated with a boycott under Section 999 of the Code.

(d) Except as disclosed in Schedule 2.15(d) of the Company Disclosure Schedule, no power of attorney has been granted by the Company or any of its subsidiaries with respect to any matter relating to Taxes which is currently in force.

(e) Except as disclosed in Schedule 2.15(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes.

(f) Except as disclosed in Schedule 2.15(f) of the Company Disclosure Schedule, the Company and each of its subsidiaries have reported and withheld from each payment made to any of their respective past or present employees, officers, directors or non-residents of Canada the amount of all Taxes and other material deductions required to be withheld therefrom and have paid the same to the proper tax or other receiving officers within the time required under any applicable legislation except where failure to do so would not have a Material Adverse Effect.

(g) Except as disclosed in Schedule 2.15(g) of the Company Disclosure Schedule, the Company has remitted to the appropriate tax authority when required by law to do so all amounts collected by it on account of all Taxes under Part IX of the Excise Tax Act and retail sales tax except where failure to do so would not have a Material Adverse Effect.

(h) Except as would not have a Material Adverse Effect on the Company, the Company has not deducted any material amounts in computing its income in a taxation year which may be included in a subsequent taxation year under
Section 78 of the Income Tax Act (Canada).

(i) Except as disclosed in Schedule 2.15(i) of the Company Disclosure Schedule, the Company has not requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxable authority which could have a Material Adverse Effect.

(j) Except as would not have a Material Adverse Effect on the Company, to the Company's knowledge, no circumstances exist which would make the Company or any subsidiary subject to the application of any of sections 79 to 80.04 of the Income Tax Act (Canada). Neither the Company nor any of its subsidiaries have acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) for an amount that is other than the fair market value of such property or services, or has been deemed to have done so for purposes of the Income Tax Act (Canada).

  2.16 Environmental Matters. Except in all cases as have not had and could not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, the Company and each of its subsidiaries: (i) have obtained all applicable permits, licenses and other authorization which are required under federal, state, provincial or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; and (iii) are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's or any of its subsidiary's (or any of their respective agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

  2.17 Brokers. No broker, finder or investment banker (other than Volpe Brown Whelan & Company, LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Volpe Brown Whelan & Company, LLC pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

  2.18 Intellectual Property.

(a) Except as set forth in Schedule 2.18 of the Company Disclosure Schedule, the Company owns, or is licensed or otherwise possesses legally enforceable rights to use sell (except as to Third Party Intellectual Property Rights, as defined below) and license all trademarks, trade names, service marks, copyrights and any applications therefor, technology, trade secrets, know-how, computer software programs or applications (in both source code and object code form), tangible or intangible proprietary information or material, and, to the knowledge of the Company, all patents, that are necessary to, required for or used in the business of the Company as currently conducted (the "COMPANY INTELLECTUAL PROPERTY RIGHTS") the absence of which would be reasonably likely to have a Material Adverse Effect. Schedule 2.18 of the Company Disclosure Schedule lists all current patents, registered and material unregistered trademarks and service marks, registered copyrights, material trade names and any applications therefor owned by the Company, and specifies the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of the Company's currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States or Canadian Copyright Office and any other foreign offices and by whom such items have been registered.
Schedule 2.18 of the Company Disclosure Schedule also includes and specifically identifies all third-party patents, trademarks or copyrights (including software) (the "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS"), that are incorporated in, are, or form a part of, any Company product and which are material to the Company's business. The listing of Third Party Intellectual Property Rights shall include the following information: the type of the agreement by which such Third Party Intellectual Property Rights have been procured by the Company, the names of the parties and the material terms of such agreement(s). Schedule 2.18 of the Company Disclosure Schedule lists (i) any requests the Company has received to make any registration of a copyright, patent or trademark, including the identity of the requester and the item requested to be so registered, and the jurisdiction for which such request has been made; and
(ii) except for object code license agreements for the Company's products executed in the ordinary course of business that are not material to the Company's business, all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use, or which otherwise relate to, any Company Intellectual Property Right.

(b) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation in any material respect of any license, sublicense or agreement described in Schedule 2.18 of the Company Disclosure Schedule. Neither the execution and delivery of this Agreement by the Company, nor the performance by the Company of its obligations hereunder will cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Intellectual Property Right or Third Party Intellectual Property Right set forth in Schedule 2.18 of the Company Disclosure Schedule, nor impair the ability of the Company, its subsidiaries, the Continuing Corporation or Parent to use, sell or license any Company Intellectual Property Right or Third Party Intellectual Property Right set forth in Schedule 2.18 of the Company Disclosure Schedule. Except as set forth in Schedule 2.18 of the Company Disclosure Schedule, no claims with respect to the Company Intellectual Property Rights (or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company) are currently pending, or, to the knowledge of the Company, are threatened by any person, nor, to the knowledge of the Company, are there any valid grounds for any such claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret;
(ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights used in the Company's business as currently conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or (iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property Rights. All registered trademarks, maskworks, and copyrights held by the Company, are valid and subsisting. Except as set forth in Schedule 2.18 of the Company Disclosure Schedule, to the knowledge of the Company, all patents held by the Company are valid and subsisting. Except as set forth in Schedule
2.18 of the Company Disclosure Schedule, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its subsidiaries. Except as set forth in Schedule 2.18 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, maskworks or copyrights and which has not been finally terminated prior to the date hereof, or been informed or notified by any third party that the Company may be engaged in such infringement, or (ii) has knowledge of any infringement liability with respect to, or infringement by, the Company or any of its subsidiaries of any trade secret, patent, trademark, service mark, maskwork or copyright of another.

(c) The Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Company Intellectual Property Rights (other than those which, by operation of law, have been disclosed or made public). Except as set forth in Schedule 2.18 of the Company Disclosure Schedule, each employee and consultant of the Company has executed a confidentiality and invention agreement substantially in the respective forms previously delivered to Parent.

  2.19 Interested Party Transactions. Except as set forth in the Company SEC Reports or as set forth in Schedule 2.19 of the Company Disclosure Schedule, since the date of the Company's proxy statement dated October 24, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC or that is a related party transaction for the purposes of Quebec Securities Commission Policy Statement Q-27. The Transactions will not constitute a "going private transaction" for the purposes of such Policy.

  2.20 Insurance. To the Company's knowledge, except as set forth in Schedule
2.20 of the Company Disclosure Schedule, there is no material claim by the Company or any of its subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable on or prior to the date hereof under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

  2.21 Vote Required. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Company Common Shares voting on such matter is the only vote of the holders of any class or series of the Company's share capital necessary to approve the Amalgamation and confirm By-law No. 1998-1 in accordance with the Quebec Act.

  2.22 Pooling Matters. Neither the Company nor, to the Company's knowledge, any of its affiliates has, based upon consultation with its independent auditors, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would affect the ability of Parent to account for the business combination to be effected by the Transactions as a pooling-of-interests.

  2.23 Opinion of Financial Advisor. The Company has received an oral opinion from its financial advisor, Volpe Brown Whelan & Company, LLC (subsequently confirmed in writing), to the effect that, as of the date of the Existing Agreement, the consideration to be received by the shareholders of the Company pursuant to the Transactions is fair to such shareholders from a financial point of view.

                                  ARTICLE III

              Representations And Warranties Of The Parent Group

  The term "KNOWLEDGE" as used in connection with Parent, shall mean Parent's actual knowledge after reasonable inquiry of officers, directors and other employees of Parent charged with senior administrative or operational responsibility of such matters. Each member of the Parent Group hereby represents and warrants to the Company as of the date of the Existing Agreement (except for representations and warranties which reflect technical changes to the Existing Agreement resulting from the change in structure of the business combination to an Amalgamation which are made as of the date hereof), subject to the written disclosure schedule supplied by the Parent Group to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT DISCLOSURE SCHEDULE"), that:

  3.1 Organization and Qualification. Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Material Adverse Effect. Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect.

  3.2 Authority. Each member of the Parent Group has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Documents (as defined in Section 5.17) (to the extent they are parties thereto) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Documents by each member of the Parent Group (to the extent they are parties thereto) and the consummation by each member of the Parent Group of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each member of the Parent Group, and no other corporate proceedings on the part of any such member are necessary to authorize this Agreement or the Ancillary Documents or to consummate the transactions so contemplated (other than the approval of the Parent Stock Issuance (as defined in Section 3.9 hereof) by the requisite vote of the stockholders of Parent, to the extent necessary). The Boards of Directors of Parent and Dutchco have determined that it is advisable and in the best interest of Parent's stockholders and Dutchco's stockholder for Parent and Dutchco to enter into a business combination with the Company upon the terms and subject to the conditions of this Agreement and the Amalgamation Agreement and to recommend that the stockholders of Parent approve the Parent Stock Issuance. This Agreement and the Amalgamation Agreement have each been duly and validly executed and delivered by each member of the Parent Group (to the extent they are parties thereto) and, assuming the due authorization, execution and delivery by the Company, each such agreement constitutes a legal, valid and binding obligation of each member of the Parent Group. Each of the Ancillary Documents not yet executed and delivered as of the date hereof shall constitute a legal, valid and binding obligation of each member of the Parent Group (to the extent they are parties thereto) upon execution and delivery of each such document.

  3.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 3.3(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Documents by each member of the Parent Group (to the extent they are parties thereto) do not (or in the case of Ancillary Documents not yet executed and delivered, will not), and the performance of this Agreement and the Ancillary Documents by each member of the Parent Group will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws (or similar charter documents, as the case may be) of any member of the Parent Group, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or to the knowledge of Parent, give to others any rights of termination, amendment, acceleration or cancellation of, any material contract or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of (ii) and (iii) any such case for any such breaches, defaults or other occurrences that would not have a Material Adverse Effect.

(b) The execution and delivery of this Agreement and the Ancillary Documents by each member of the Parent Group (to the extent they are parties thereto) does not (or in the case of Ancillary Documents not yet executed and delivered, will not), and the performance of the transactions contemplated hereby and thereby will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, relevant Canadian securities statutes, filing with Industry Canada under the Investment Canada Act (Canada), filing under the Competition Act (Canada) and the filing and recordation of appropriate merger or other documents as required by the Quebec Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent or materially delay any member of the Parent Group from performing its respective obligations under this Agreement and the Ancillary Documents, and would not otherwise have a Material Adverse Effect.

  3.4 Certificate of Incorporation and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and the By-Laws, as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. Neither Parent, Dutchco nor Amalgamation Sub is in violation of any of the provisions of its respective Certificate of Incorporation or By-Laws (or similar charter documents, as the case may be).

  3.5 Capitalization. As of July 31, 1998, the authorized capital stock of Parent consisted of (i) 250,000,000 shares of Parent Common Stock of which:
46,347,747 shares were issued and outstanding, no shares were held in treasury, 12,832,135 shares were reserved for issuance pursuant to outstanding options under Parent's stock option plans, 2,000,000 shares were reserved for future issuance under Parent's employee purchase plan; and 2,000,000 shares of Preferred Stock, US $0.01 par value ("PARENT PREFERRED STOCK"), none of which were issued and outstanding. No material change in such capitalization has occurred between July 31, 1998 and the date hereof. The authorized capital stock of Amalgamation Sub consists of an unlimited number of common shares, no par value, one share of which, as of the date hereof, is issued and outstanding. All of the outstanding shares of Parent's, Dutchco's, Giants Quebec's and Amalgamation Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the Parent Common Shares, Exchangeable Shares, Class B Shares (as each is defined in the Amalgamation Agreement) and Units to be issued in connection with the transactions contemplated hereby have been authorized by all necessary corporate action and, when issued in accordance with the terms of this Agreement and the provisions of such shares (as set out in Appendix A to the Amalgamation Agreement), will be validly issued, fully paid and nonassessable.

  3.6 Compliance; Permits.

(a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or is or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect.

(b) Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental or other regulatory authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not have a Material Adverse Effect.

  3.7 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed with the SEC since February 1, 1995, and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended January 31, 1998, 1997 and 1996, and its quarterly report on Form 10-Q for the fiscal quarter ended April 30, 1998, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 31, 1996, (iii) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above, Reports on Form 3, 4 or 5 filed on behalf of affiliates of the Parent and Registration Statements on Form S-8) filed by Parent with the SEC since January 31, 1996 and (iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

  3.8 Absence of Certain Changes or Events. Except as set forth in Schedule
3.8 of the Parent Disclosure Schedule and in the Parent SEC Reports, since January 31, 1998, Parent has conducted its business in the ordinary course and since such date and through the date hereof, there has not occurred any Material Adverse Effect with respect to Parent. In addition, since such date there has not been (i) any damage to, destruction or loss of any assets of Parent (whether or not covered by insurance) that could have a Material Adverse Effect with respect to Parent, (ii) any revaluation by Parent of any of its assets reasonably likely to have a Material Adverse Effect with respect to Parent, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business or (iii) other events outside of the ordinary course of business and inconsistent with past practices that would be reasonably likely to have a Material Adverse Effect with respect to Parent.

  3.9 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, determined to recommend that the stockholders of Parent approve the issuance of Parent Common Stock in connection with the Transactions (including any subsequent issuance of Parent Common Stock in connection with the exchange of Exchangeable Shares) (the "PARENT STOCK ISSUANCE").

  3.10 Registration Statement; Joint Proxy Statement/Prospectus.

(a) Subject to the accuracy of the representations of the Company in Section
2.12 hereof, (i) the Form S-4 pursuant to which the Parent Common Shares, Exchangeable Shares, Units and Class B Shares to be issued in connection with the Transactions will be registered with the SEC, (ii) the Joint Proxy Statement, and (iii) the Other Filings will (A) at the respective times such documents are filed with the SEC or other regulatory agency, (B) in the case of the Joint Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders, at the time of the Parent Stockholders' Meeting and at the Effective Time and (C) in the case of the Form S-4, if any, when it becomes effective under the Securities Act, at the Effective Time and on the date of any post-effective amendment thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Delaware General Corporation Law and the Exchange Act as it relates to the Parent Stockholders' Meeting, and the Form S-4, as it relates the issuance of the Parent Common Shares, Exchangeable Shares, Units and Class B Shares to be issued in connection with the Transactions, will comply as to form in all material respects with the requirements of the Securities Act. If at any time prior to the Effective Date any event relating to Parent, Dutchco, Amalgamation Sub or any of their respective affiliates, officers or directors should be discovered by Parent, Dutchco or Amalgamation Sub which should be set forth in an amendment to the Form S-4 or a supplement to the Joint Proxy Statement, Parent, Dutchco or Amalgamation Sub will promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, any of the foregoing.

(b) As of the date hereof and at the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and the Amalgamation Agreement and except for this Agreement and the Amalgamation Agreement and any other agreements or arrangements contemplated by this Agreement, Amalgamation Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  3.11 Brokers. No broker, finder or investment banker (other than Piper Jaffray, Inc. and Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Amalgamation Agreement based upon arrangements made by or on behalf of Parent, Dutchco or Amalgamation Sub. Parent has heretofore furnished to Company a complete and correct copy of all agreements between any member of the Parent Group and Piper Jaffray, Inc. and Goldman, Sachs & Co. pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereunder.

  3.12 Opinion of Financial Advisor. Parent has received an oral opinion from its financial advisor, Piper Jaffray, Inc. (subsequently confirmed in writing), to the effect that, as of the date of the Existing Agreement, the Exchange Ratio is fair from a financial point of view to Parent.

  3.13 Pooling Matters. Neither Parent nor any of its affiliates has, to its knowledge and based upon consultation with its independent auditors, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would affect the ability of Parent to account for the business combination to be effected by the Transactions as a pooling-of-interests.

  3.14 Absence of Litigation. Except as set forth in Schedule 3.14 of the Parent Disclosure Schedule or the Parent SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries, or any properties or rights of the Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could have a Material Adverse Effect.

  3.15 Restrictions on Business Activities. Except for this Agreement and the Ancillary Documents or as otherwise set forth in the Parent Disclosure Schedule or the Parent SEC Reports, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Parent or any of its subsidiaries, the acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted by Parent.

  3.16 Taxes.

(a) Except as disclosed in Schedule 3.16 of the Parent Disclosure Schedule, Parent and its subsidiaries have filed or caused to be filed all Tax Returns required to be filed by them, except to the extent that the failure to file such Tax Returns would not have a Material Adverse Effect, and Parent and its subsidiaries have paid and discharged or caused or to be paid and discharged all Taxes due in connection with or with respect to the filing of all Tax Returns and have paid all other Taxes as are due, and there are no other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which Parent is maintaining reserves to the extent currently required in all material respects adequate for their payment except to the extent the failure to do so would not have a Material Adverse Effect. Except as disclosed in Schedule 3.16 of the Parent Disclosure Schedule, none of Revenue Canada, Revenue Quebec, the IRS or any other taxation authority or agency is now asserting or, to the best of Parent's knowledge, threatening to assert against Parent or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which Parent is maintaining reserves in all material respects adequate for their payment, and there are no requests for information currently outstanding that could affect the Taxes of Parent or any of its subsidiaries. Except as disclosed in Schedule 3.16 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is currently being audited or examined by any taxation authority, nor has Parent received any written notice that any Tax Return will undergo any audit or examination or that such an audit or examination is threatened. Except as disclosed in
Schedule 3.16 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries has, except as would not have a Material Adverse Effect, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports are in all material respects adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles. No liability for taxes has been incurred (or prior to the Effective Time will be incurred) since such date other than in the ordinary course of business except as (i) would not have a Material Adverse Effect, or (ii) is attributable to the transactions contemplated herein.

(b) Except as disclosed in Schedule 3.16 of the Parent Disclosure Schedule, Parent and each of its subsidiaries have reported and withheld from each payment made to any of their respective past or present employees, officers, directors or non-residents of the United States the amount of all Taxes and other material deductions required to be withheld therefrom and have paid the same to the proper tax or other receiving officers within the time required under any applicable legislation except where failure to do so would not have a Material Adverse Effect.

(c) Except as disclosed in Schedule 3.16 of the Parent Disclosure Schedule, Parent has not requested or received a ruling from any taxation authority or signed a closing or other agreement with any taxation authority which could have a Material Adverse Effect.

  3.17 Intellectual Property.

(a) Parent and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, sell and license all trademarks, tradenames, service marks, copyrights and any applications therefor necessary to, used in or required for their respective businesses as currently conducted (the "PARENT INTELLECTUAL PROPERTY RIGHTS"), the absence of which would be reasonably likely to have a Material Adverse Effect on Parent.

(b) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the Ancillary Documents or the performance of its obligations hereunder or thereunder, in violation in any material respect of any license, sublicense or agreement of which Parent or any of Parent's subsidiaries is a party. The execution and delivery of this Agreement and the Ancillary Documents or the performance of its obligations hereunder or thereunder will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any material Parent Intellectual Property Right, or impair the ability of Parent or its subsidiaries to use, sell or license any Parent Intellectual Property Right or portion thereof. Except as set forth in Schedule 3.17 of the Parent Disclosure Schedule, no claims with respect to Parent Intellectual Property Rights are currently pending, or, to the knowledge of Parent, are threatened by any person, nor, to the knowledge of the Parent, are there any valid grounds for any such claims
(i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Parent infringes on any copyright, patent, trademark, service mark or trade secret;
(ii) against the use by Parent of any trademarks, trade names, trade secrets, copyrights used in Parent's business as currently conducted by Parent; (iii) challenging the ownership, validity or effectiveness of any of Parent Intellectual Property Rights or (iv) to the knowledge of Parent, against the use by Parent of any patents. All registered trademarks, maskworks and copyrights are valid and subsisting. Except as set forth in Schedule 3.17 of the Parent Disclosure Schedule, to the knowledge of Parent, all patents held by Parent are valid and subsisting. Except as set forth in Schedule 3.17 of the Parent Disclosure Schedule, to Parent's knowledge, there is no material unauthorized use, infringement or misappropriation of any of Parent Intellectual Property Right by any third party, including any employee or former employee of Parent or any of its subsidiaries. Except as set forth in
Schedule 3.17 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, maskworks or copyrights and which has not been finally terminated prior to the date hereof, or been informed or notified by any third party that Parent may be engaged in such infringement, or (ii) has knowledge of any infringement liability with respect to, or infringement by, Parent or any of its subsidiaries of any trade secret, patent, trademark, service mark, maskwork or copyright of another.

(c) Each employee and consultant of Parent has executed a confidentiality and invention agreement substantially in the respective forms previously delivered to the Company.

(d) Parent has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Parent Intellectual Property Rights (other than those which, by operation of law, have been disclosed or made public).

  3.18 Insurance. To Parent's knowledge, except as is set forth in Schedule
3.18 of the Parent Disclosure Schedule, there is no material claim by Parent or any of its subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable on or prior to the date hereof under all such policies and bonds have been paid and Parent and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

  3.19 Vote Required. The affirmative vote of the holders of a majority of the shares present and entitled to vote at a stockholder meeting duly convened for the purpose of considering the Parent Stock Issuance is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the Transactions in accordance with the Delaware General Corporation Law, the Certificate of Incorporation of Parent and the By-Laws of Parent.

                                  ARTICLE IV

                 Conduct of Business Pending the Amalgamation

  4.1 Conduct of Business by the Company Pending the Amalgamation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Schedule 4.1 of the Company Disclosure Schedule, the Company covenants and agrees, unless Dutchco shall otherwise agree in writing, to conduct its business and cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business or in accordance with the provisions of this Agreement and in a manner consistent with past practice; and the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries, to take all commercially reasonable action necessary to prevent the loss, cancellation, abandonment, forfeiture or expiration of any Company Intellectual Property and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the provisions of this Section 4.1 shall not prevent the Company from taking action to cause the Exchangeable Shares, the Class B Shares, Class E Shares and Class F Shares to be listed, posted or quoted for trading on the Nasdaq National Market and/or a prescribed Canadian stock exchange. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or agree to do, any of the following without the prior written consent of Dutchco, which shall not be unreasonably withheld:

(a) amend or otherwise change the Company's Articles of Incorporation or By-
Laws;

(b) except as disclosed in Schedule 4.1(b) of the Company Disclosure Schedule, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of any class of the Company's share capital, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company's share capital, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any of its subsidiaries or affiliates (except for the issuance of Company Common Shares issuable pursuant to employee stock options under the Company Stock Option Plans (as defined in Section 5.5), pursuant to rights to purchase such shares under the Company Stock Purchase Plan (as defined in Section 5.6), which options or rights, as the case may be, are outstanding on the date hereof) or as permitted under Section 4.2;

(c) except as set forth in Schedule 4.1(c) of the Company Disclosure Schedule, sell, pledge, dispose of or encumber any material assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets);

(d) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Employee Plans (including the Company Stock Option Plans) or authorize cash payments in exchange for any options granted under any of such plans except with regard to options set forth in Schedule 4.1(d) of the Company Disclosure Schedule;

(e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

(f) except as set forth in Schedule 4.1(f) of the Company Disclosure Schedule, sell, transfer, license, sublicense or otherwise dispose of any Company Intellectual Property, or amend or modify any existing agreements with respect to any Company Intellectual Property or Third Party Intellectual Property Rights, other than nonexclusive object and source code licenses in the ordinary course of business consistent with past practice or industry standards for such licensing or distribution;

(g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or otherwise acquire any material amount of assets; (ii) incur any material indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's subsidiaries entered into in the ordinary course of business), endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of US $6,000,000 for the Company and its subsidiaries taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(g);

(h) except as set forth in Schedule 4.1(h) of the Company Disclosure Schedule, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of officers or employees of the Company or its subsidiaries in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any Employee Plan, except as may be required by applicable law;

(i) take any action to change material Tax or accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of software development costs, payments of accounts payable and collection of accounts receivable) other than as may be required by law or US GAAP;

(j) make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the Company Balance Sheet;

(k) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements or incurred in the ordinary course of business and consistent with past practice;

(l) except as may be required by law and except as disclosed on Schedule 4.1(l) of the Company Disclosure Schedule, take any action to terminate or amend any of its Employee Plans;

(m) modify, amend or terminate any Covered Agreement (as defined in Section 2.5(b)), other than in the ordinary course of business consistent with past practice;

(n) take or allow to be taken or fail to take any act or omission which would jeopardize the treatment of the Transactions as a pooling-of-interests for accounting purposes under US GAAP; or

(o) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (n) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants hereunder or result in any of the conditions to the Transactions set forth herein not being satisfied.

  4.2 No Solicitation.

(a) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII hereof, the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, take any action to initiate, solicit or encourage (including by way of furnishing any person any non-public information, except as permitted in Section 4.2(e)) or, subject to the terms of the immediately following sentence, participate in any discussions or negotiations with any persons who are considering or who have made any inquiries or proposals regarding any merger, amalgamation, take-over bid, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"). Notwithstanding anything to the contrary contained in this Section 4.2(a) or in any other provision of this Agreement, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (d), below, furnish information to any person, entity or group after such person, entity or group has delivered to the Company, an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the shareholders of the Company than the transactions contemplated by this Agreement (a "SUPERIOR PROPOSAL"). In addition, notwithstanding any other provision of this Agreement, in connection with a possible Acquisition Proposal, the Company may refer any third party to this Section 4.2 or make a copy of this Section 4.2 available to a third party. In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 4.2) will prevent the Board of Directors of the Company from accepting, approving or recommending such Superior Proposal to its shareholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(a), and, to the extent it does so, the Company may refrain from soliciting proxies and taking such other action necessary to secure the vote of its shareholders as may be required by Section 5.2; provided, however, that the Company shall not accept, approve or recommend to its shareholders, or enter into any agreement concerning, a Superior Proposal for a period of not less than three business days after Parent's receipt of a copy of the Superior Proposal (or a reasonably detailed written description of the significant terms and conditions thereof, if such proposal is not in writing).

(b) Notwithstanding Section 4.2(a) above, nothing contained in this Agreement shall prohibit the Company from complying with Rules 14d-9 and 14e-2 under the Exchange Act; provided, however, that, in complying with Rules 14d-9 and 14e-2, the Company will not make or authorize any recommendation of any Acquisition Proposal unless such proposal constitutes a Superior Proposal.

(c) The Company shall immediately (and no later than 24 hours) notify Parent and Dutchco after receipt of any written Acquisition Proposal or any request for non-public information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent and Dutchco shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact.

(d) If the Board of Directors of the Company receives a request for material nonpublic information by a party who makes a bona fide Acquisition Proposal and the Board of Directors of the Company determines that such proposal is a Superior Proposal, then, and only in such case, the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and Parent, provide such party with access to information regarding the Company, which access shall be no more extensive than that provided to Parent.

(e) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent, Dutchco and Amalgamation Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement with respect to any of the foregoing to which the Company is a party.

(f) The Company shall ensure that the officers, directors, employees and agents of the Company and its subsidiaries and any investment bankers or other agents, advisors or representatives retained by the Company are aware of the restrictions described in this Section, and shall be responsible for any breach of this Section 4.2 by such bankers, officers, directors, employees, agents, advisors or representatives.

  4.3 Covenants of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees as to itself and its material subsidiaries (except to the extent that the Company shall otherwise consent in writing, which consent shall not unreasonably be withheld), to carry on its and such subsidiaries' business in the ordinary course, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes and to pay or perform other obligations when due, except to the extent failure to do any of the foregoing would not have a Material Adverse Effect.

                                   ARTICLE V

                             Additional Agreements

  5.1 Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Parent and Company shall prepare and file with the SEC a preliminary proxy statement which shall constitute the Joint Proxy Statement/Prospectus, together with any other documents required by the Securities Act or the Exchange Act, in connection with the Transactions. The Joint Proxy Statement/Prospectus shall constitute
(i) the proxy statement of the Company with respect to the Company Shareholders' Meeting, (ii) the proxy statement of Parent with respect to the Parent Stockholders' Meeting and, (iii) the prospectus to be contained in the Form S-4 with respect to the issuance by (A) Dutchco of the Parent Common Shares and (B) the Continuing Corporation of the Exchangeable Shares, Units and Class B Shares in connection with the Transactions. As promptly as practicable after comments (if any) are received from the SEC thereon and after the furnishing by Parent and the Company of all information required to be contained therein, Parent and Company shall cause the Joint Proxy Statement/Prospectus to be mailed to each of the Company's Shareholders and each of Parent's Stockholders. The Joint Proxy Statement/Prospectus shall (i) include the unanimous recommendation of the non-interested Board of Directors of the Company in favor of the Transactions, except that the Board of Directors of the Company may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so, and (ii) the unanimous recommendation of the Board of Directors of Parent in favor of the Parent Stock Issuance, except that the Board of Directors of Parent may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so. Parent shall file a registration statement on Form S-3 (the "FORM S-3") in order to register the Parent Common Shares to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares and shall use its reasonable best efforts to maintain the effectiveness of such registration for such period as such Exchangeable Shares remain outstanding, and Parent and the Company shall use all reasonable efforts to cause the Form S-3 to become effective prior to the Effective Time. Notwithstanding anything herein to the contrary, Parent shall be under no obligation to file the Form S-3 if it shall have determined on the advice of its counsel that the shares of Parent Common Stock to be issued upon exchange of the Exchangeable Shares after the Effective Time will be exempt from the registration requirements of Section 5 of the Securities Act by virtue of
Section 3(a)(9) thereof.

  5.2 Shareholders' Meetings. The Company shall take all commercially reasonable action necessary in accordance with applicable law, its Articles of Incorporation and By-Laws to hold the Company Shareholders' Meeting as soon as practicable (but in no event more than 40 days) after the date on which the Form S-4 becomes effective. Parent will take all commercially reasonable action necessary in accordance with the Delaware General Corporation Law and its Certificate of Incorporation and By-Laws to convene the Parent Stockholders' Meeting to be held as soon as practicable (but in no event more than 40 days) after the date on which the Form S-4 becomes effective. Parent will consult with Company and will use its commercially reasonable efforts to hold the Parent Shareholders' Meeting on the same day as the Company Stockholders' Meeting. Subject to the terms of this Agreement, each of Parent and the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby and the approval of the Parent Stock Issuance, as the case may be, and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by the rules of the National Association of Securities Dealers, Inc. and applicable law to obtain such approvals.

  5.3 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, the Company, Parent and Dutchco shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either party may reasonably request. Each party shall keep such information confidential in accordance with the terms of the existing confidentiality agreement dated July 10, 1998 (the "CONFIDENTIALITY AGREEMENT") between Parent and the Company.

  5.4 Consents; Approvals. The Company, Parent and Dutchco shall each use best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States, Canadian federal and provincial and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall promptly make all filings (including, without limitation, all filings with United States, Canadian federal and provincial and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement and the Ancillary Documents by the Company and each member of the Parent Group (to the extent they are parties thereto) and the consummation by them of the transactions contemplated hereby and thereby. The Company and Parent (with respect to themselves and their respective subsidiaries) shall furnish all information required to be included in the Joint Proxy Statement and the Form S-4, or for any application or other filing to be made pursuant to the rules and regulations of any United States, Canadian federal or provincial or foreign governmental body in connection with the Transactions.

  5.5 Stock Options; Employee Benefits; Retention of Employees.

(a) At the Effective Time, the Company's obligations with respect to each outstanding option to purchase Company Common Shares (each a "COMPANY OPTION") under the Company's Amended and Restated 1994 Restricted Stock and Stock Option Plan, 1995 Non-Employee Director Stock Option Plan, 1995 Employee Stock Purchase Plan and 1997 Special Limited Non-Employee Director Stock Plan and outside of any such formal plan (individually, a "COMPANY STOCK OPTION PLAN," and, collectively, the "COMPANY STOCK OPTION PLANS"), whether vested or unvested, will be assumed by Parent and, on such assumption, the rights to acquire Company Common Shares under the Company Stock Option Plans shall be exchanged for rights to acquire Parent Common Shares under such plans. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan and agreement pursuant to which such Company Option was issued as in effect immediately prior to the Effective Time, except that (i) such Company Option will be deemed to constitute an option to purchase that number of Parent Common Shares equal to the product of the number of Company Common Shares that the holder of such option would have been entitled to receive had such holder exercised such options immediately prior to the Effective Time (not taking into account whether such option was in fact exercisable) multiplied by the Exchange Ratio, rounded down to the nearest whole number of Parent Common Shares, and (ii) the per share exercise price for the Parent Common Shares issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per Company Common Shares at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(b) It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in the Code ("ISOS"), to the extent the Company Options qualified as ISOs prior to the Effective Time.

(c) The Company shall ensure that any required consents of holders of such options or rights to such assumptions are obtained prior to the Effective Time.

(d) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Company Option, an appropriate notice setting forth such holder's rights pursuant thereto and such Company Option shall continue in effect on the same terms and conditions (including further anti-dilution provisions, and subject to the adjustments required by this Section
5.5 after giving effect to the Transactions). Parent shall comply with the terms of all such Company Options. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery pursuant to the terms set forth in this Section 5.5.

(e) As of the Effective Time, the employees of the Company (the "COMPANY EMPLOYEES") shall be entitled (to the extent permitted by applicable law and subject to the provisions of this Agreement) to participate in each of Parent's employee benefit and incentive compensation and perquisite plans and arrangements (the "PARENT EMPLOYEE PLANS") in which similarly situated employees of Parent participate, to the same extent as similarly situated employees of Parent. For purposes of determining eligibility to participate in the Parent Employee Plans, eligibility to participate in the Parent Employee Plans, eligibility for benefit forms and subsidies and the vesting of benefits under such plans (including, but not limited to, any severance, 401(k), vacation and sick pay plan) and for purposes of accrual of benefits under any severance, sick leave, vacation and other similar Parent Employee Benefit Plans (except with respect to Parent's sabbatical program), Parent shall give effect to years of service (and for purposes of qualified and nonqualified pension plans, prior earnings) with the Company or its subsidiaries, as the case may be, as if they were employees of the Parent. Such service shall also be given effect for purposes of satisfying any waiting period, evidence of insurability requirements, or the application of any preexisting condition limitation. The Company Employees shall be given credit for amounts paid under a corresponding Company Employee Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Employee Plan. With regard to any employees who are redeployed as a result of the transactions contemplated hereby, such redeployment shall be made in accordance with the Redeployment Schedule attached at Schedule 5.6(f) of the Parent Disclosure Schedule, subject to any general changes in the policies of Parent.

(f) Parent shall assume and honor the obligations of the Company and its subsidiaries under all employment, severance, consulting and other compensation contracts, commitments or agreements disclosed in the Company Disclosure Schedule, each as amended to the date hereof or as contemplated hereby. Parent hereby acknowledges that the Transactions will constitute a "Change in Control" for purposes of all of the Company Employee Plans.

(g) The Company will use its best efforts to assist Parent in identifying and ensuring the retention by Parent and/or the Continuing Corporation of those technical and non-technical employees who are necessary to carrying out the operations of the Company as presently conducted and proposed to be conducted. The parties acknowledge and agree, consistent with the provisions of this Agreement, that the failure of Parent and/or the Continuing Corporation to retain such employees despite the Company's best efforts shall not entitle Parent to terminate this Agreement.

  5.6 Company Employee Stock Purchase Plan.

(a) At the Effective Time, each outstanding purchase right (each an "ASSUMED PURCHASE RIGHT" and, collectively, the "ASSUMED PURCHASE RIGHTS") under the Company's 1995 Employee Stock Purchase Plan (the
"COMPANY STOCK PURCHASE PLAN") shall be deemed to constitute a purchase right to acquire, on the same terms and conditions as were applicable under the Company Stock Purchase Plan immediately prior to the Effective Time, a number of Parent Common Shares determined as provided in the Company Stock Purchase Plan, except that the per share purchase price of such Parent Common Shares under each such Assumed Purchase Right will be the lower of (i) the quotient determined by dividing (x) 85% of the closing price of a Discreet Common Share as reported on the Nasdaq National Market on the first day of the offering period in effect as of the Effective Time (the "CURRENT OFFERING PERIOD") by (y) the Exchange Ratio and (ii) 85% of the closing price of a share of Autodesk Common Stock as reported on the Nasdaq National Market on the last day of the Current Offering Period. As soon as practicable after consummation of the Transactions, Autodesk shall deliver to the participants in the Company Stock Purchase Plan appropriate notice setting forth such participants' rights pursuant thereto and that the Assumed Purchase Rights shall continue in effect on the terms and conditions provided in this
Section 5.6.

(b) Parent shall file and cause to become effective not later than the Effective Time a registration statement under the Securities Act with respect to the assumption by Parent of the Company Options referred to in Section 5.5 and the Assumed Purchase Rights referred to in this Section 5.6 and with respect to the issuance of Parent Common Shares upon exercise of those Company Options and Assumed Purchase Rights and to keep such registration statement effective throughout the term of such Company Options and Assumed Purchase Rights.

(c) Employees of the Company as of the Effective Time shall be permitted to participate in Parent's Employee Stock Purchase Plan commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with the Company).

  5.7 Agreements of Affiliates. The Company shall promptly deliver to Parent a letter (the "AFFILIATE LETTER") identifying all persons who are, or may be deemed to be, at the time of the Company Stockholders' Meeting, "AFFILIATES" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each person who is identified as an "AFFILIATE" in the Affiliate Letter to deliver to Parent, and Parent shall use its best efforts to receive from its own affiliates, as promptly as practicable, but in no event later than the date on which the Joint Proxy Statement/Prospectus is mailed to stockholders, a written agreement (an "AFFILIATE AGREEMENT") in substantially the form of Exhibit B-1 hereto (in the case of affiliates of Parent) and Exhibit B-2 hereto (in the case of affiliates of the Company).

  5.8 Voting Agreements. Concurrently with the date upon which the Joint Proxy Statement/Prospectus is mailed to the holders of Company Common Shares and Parent Common Shares, all executive officers and certain directors of both the Company and Parent shall each execute and deliver a Voting Agreement in substantially the form of Exhibit C-1 hereto (in the case of officers and directors of Parent) and Exhibit C-2 hereto (in the case of officers and directors of the Company), and all such agreements shall be in full force and effect.

  5.9 Indemnification and Insurance.

(a) From and after the Effective Time, (i) the Continuing Corporation and Parent will fulfill and honor in all respects the obligations of the Company and its subsidiaries pursuant to the indemnification provisions in the Company's Articles of Incorporation and By-Laws existing as in effect on the date hereof with respect to the Company's directors and officers (including without limitation advancement of legal and other expenses to the extent provided for in such Articles of Incorporation and By-Laws), and (ii) in the event any of the Company's directors or officers is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the Amalgamation Agreement or the transactions contemplated hereby or thereby occurring on or prior to the Effective Time, Parent shall, or shall cause the Continuing Corporation to, pay as incurred such reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, subject to an undertaking to repay such amounts as required by applicable law.

(b) From and after the Effective Time, the Continuing Corporation and Parent shall, to the fullest extent permitted under applicable law or under the Continuing Corporation's and Parent's, as the case may be, By-Laws, indemnify and hold harmless, each present director, officer, employee, fiduciary and agent of the Company or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Amalgamation Agreement), and to pay as incurred such legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, subject to an undertaking to repay such amounts as required by applicable law. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict of interest between the positions of any two or more Indemnified Parties. Any counsel retained by the Indemnified Parties shall be reasonably satisfactory to Parent and Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

(c) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and may not be amended, altered or repealed without the prior written consent of the affected Indemnified Party.

(d) For a period of five years after the Effective Time, Parent and Dutchco will, or will cause the Continuing Corporation to, provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof.

  5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent and Dutchco, and Parent and Dutchco shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause, or does cause, any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any failure of the Company, or any member of the Parent Group as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further that failure to provide such notice shall not be treated as a breach for purposes of
Section 7.1(g) unless failure to give such notice results in material prejudice to Parent.

  5.11 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Amalgamation Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Each member of the Parent Group and the Company shall use its best efforts to cause the Transactions to fail to qualify, will take any actions (that do not materially adversely affect such party) to cause the Transactions to fail to qualify, and will not (both before and after consummation of the Transactions) take any actions which cause such Transactions to qualify, as a reorganization under the provisions of Section 368 of the Code or a transaction described in Section 351 of the Code.

  5.12 Public Announcements. Parent (on behalf of each member of the Parent Group) and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law, the National Association of Securities Dealers, Inc. or the Nasdaq National Market or any other regulatory body to which such party is subject if it has used all reasonable efforts to consult with the other party as to the timing and content of such release or statement.

  5.13 Listing of Parent Common Shares. Parent shall cause the shares of Parent Common Stock to be issued in connection with the Transactions (including shares of Parent Common Stock delivered by Dutchco as a result of rights attaching to the Exchangeable Shares) to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

  5.14 Conveyance Taxes. Parent, Dutchco and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

  5.15 Pooling Letters.

(a) The Company shall use its best efforts to cause to be delivered to Parent a letter of Arthur Andersen & Cie, addressed to the Company, dated as of a date within two business days prior to the Effective Time, setting forth that the Company will qualify as a combining company in a pooling-of-interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (the "ARTHUR ANDERSEN POOLING LETTER").

(b) Parent shall use its best efforts to cause to be delivered to the Company a letter of Ernst & Young LLP, addressed to Parent, dated as of a date within two business days prior to the Effective Time, setting forth the concurrence of Ernst & Young LLP with the conclusion of Parent's management that the Transactions will qualify as a pooling-of-interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations if consummated in accordance with the terms of this Agreement and the Ancillary Documents (the "ERNST & YOUNG POOLING LETTER").

  5.16 Pooling Accounting Treatment. Each of Parent and the Company agrees not to take any action that would adversely affect the ability of Parent to treat the Transactions as a pooling of interests under US GAAP.

  5.17 Ancillary Documents/Reservation of Shares.

(a) Provided all other conditions of this Agreement have been satisfied or waived, the Company, Giants Quebec and Amalgamation Sub shall, as promptly as practicable thereafter, jointly file Articles to give effect to the Amalgamation, such Articles to contain share conditions for the Continuing Corporation substantially in the form of those contained in Appendix A to the Amalgamation Agreement.

(b) Immediately after the Effective Time:

      (i) Parent, Dutchco and the Continuing Corporation shall execute and deliver a Support Agreement between Parent, Dutchco and the Continuing Corporation containing the terms and conditions set forth in Exhibit D hereto (the "SUPPORT AGREEMENT"), together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably;

      (ii) Parent, Dutchco, the Continuing Corporation and a Canadian trust company to be selected by Parent shall execute and deliver a Voting and Exchange Trust Agreement containing the terms and conditions set forth in Exhibit E hereto (the "VOTING AND EXCHANGE TRUST AGREEMENT"), together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably; and

      (iii) Parent shall file with the Secretary of State of the State of Delaware a Certificate of Designation which shall be in substantially the form set forth in Exhibit F hereto.

  On and after the Effective Time, Parent and Dutchco shall duly and timely perform all of their respective obligations expressed in this Agreement, the Support Agreement and the Voting and Exchange Trust Agreement and the Amalgamation Agreement, subject to the respective terms thereof. The Amalgamation Agreement and the other documents referred to in this Section 5.17(b) are referred to herein as the "ANCILLARY DOCUMENTS."

(c) On or prior to the Effective Time, Parent will reserve for issuance such number of Parent Common Shares as shall be necessary to give effect to the exchanges, conversions and assumptions of options contemplated hereby. On or prior to the Effective Time, Parent and Dutchco shall enter into a stock purchase agreement pursuant to which Dutchco will purchase from Parent the Parent Common Shares to be delivered pursuant hereto and in connection with the Transactions to holders of Company Common Shares at the Effective Time or immediately thereafter and from time to time thereafter upon exercise of the Exchangeable Shares.

  5.18 Listing of Class B Shares, Class E Shares and Class F Shares. Unless otherwise agreed to by the parties, the Company, Dutchco and Parent shall cause the Class B Shares, Class E Shares and Class F Shares to be approved for listing on the Nasdaq National Market or any other prescribed stock exchange for the purposes of Section 115 of the Income Tax Act (Canada), effective as of the time such Class B Shares, Class E Shares, Class F Shares are issued pursuant to the Transactions.

  5.19 Tax Elections.

(a) The Company understands that there may be elections under Sections 338(a) and (g) of the Code for the Company and/or the Continuing Corporation.

(b) Eligible holders of Class B Shares who receive Exchangeable Shares on the redemption of their Class B Shares shall be entitled to make an income tax election pursuant to section 85 of the Income Tax Act (Canada) (and the analogous provision of provincial income tax law) with respect to the transfer of their Class B Shares to the Continuing Corporation by providing two signed copies of the necessary election forms to the Continuing Corporation within ninety (90) days following the Effective Time, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the Income Tax Act (Canada) (or applicable provincial income tax law), the Parent and/or Dutchco will cause the forms to be signed by the Continuing Corporation and returned to such holders of Class B Shares (within 60 days after the receipt thereof) for filing with Revenue Canada, Customs, Excise and Taxation (or the applicable provincial taxing authority). With the exception of execution or causing execution of the election by the Continuing Corporation, compliance with the requirements for a valid election shall be the sole responsibility of the holder making the election. For purposes of this provision an eligible holder is a holder who is a Canadian resident for purposes of the Income Tax Act (Canada) other than a person who is exempt from tax under the Income Tax Act (Canada) or which is a partnership that owns such shares if one or more of its members would be entitled to make such election if such member held such shares directly.

  5.20 Board Candidate. Provided that a qualified person having relevant expertise in the area of the Company's core business groups is identified by Parent, Parent shall recommend such person to the Nominating Committee of Parent's Board of Directors.

  5.21 Issuance of Class D Shares. Immediately following the Transactions, Parent and Dutchco shall cause the Continuing Corporation to issue the Class D Shares (as defined in the Amalgamation Agreement) solely in exchange for services.

                                  ARTICLE VI

                        Conditions To The Transactions

  6.1 Conditions to Obligation of Each Party to Effect the Transactions. The respective obligations of each party to effect the Transactions shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Effectiveness of the Registration Statements. The Form S-4 shall have been declared effective by the SEC under the Securities Act and shall cover the Parent Common Shares, Exchangeable Shares, Units and Class B Shares issued at or immediately after the Effective Time. The Form S-3 shall have been declared effective by the SEC under the Securities Act and shall cover the Parent Common Shares to be issued upon the exchange of Exchangeable Shares, if no exemption from registration under the Securities Act is available for such shares. No stop order suspending the effectiveness of the Form S-4 or Form S-3, if any, shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC or any provincial securities regulatory authority in Canada;

(b) Shareholder Approval. This Agreement and the Amalgamation shall have been approved and adopted by the affirmative requisite vote of the shareholders of the Company, and the Parent Stock Issuance shall have been approved and adopted by the affirmative requisite vote of the stockholders of Parent;

(c) HSR Act. The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated;

(d) QSC, Etc. The Company, Parent and Dutchco each shall have filed all notices and information (if any) required under (i) the Investment Canada Act (Canada) and shall have received a notice (if required) from the responsible Minister under the Investment Canada Act (Canada) that he is satisfied or deemed to be satisfied that the transactions contemplated by this Agreement and the Ancillary Documents are likely to be of net benefit to Canada, and
(ii) Part IX of the Competition Act (Canada) and the applicable waiting period shall have expired. Parent and Company shall have obtained from the Quebec Securities Commission and other relevant securities commissions and authorities such orders or exemptions as may be required in order to permit the resale at any time by holders of Parent Common Shares received from time to time pursuant hereto on the Nasdaq National Market;

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Transactions shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal. If an injunction shall have been issued, each party agrees to use its reasonable diligent efforts to have such Injunction lifted;

(f) Nasdaq Listing. The Parent Common Shares issued or issuable in the Transactions and any additional shares issued as a result of the exercise of rights attaching to the Exchangeable Shares, Class B Shares and Units shall have been approved for listing, subject to notice of issuance, on the Nasdaq National Market;

(g) Tax Opinions. Parent and Dutchco and the Company shall each have received substantially identical written opinions from their counsel, Aird & Berlis and Stikeman, Elliott, respectively, in form and substance reasonably satisfactory to them, to the effect that, provided that (i) the adjusted cost base to a holder of Class B Shares that are redeemed by the Continuing Corporation for Exchangeable Shares in connection with the Transactions exceeds the aggregate of (A) the fair market value of the rights to be received by such holder under the Voting and Exchange Trust Agreement in respect of such holder's Exchangeable Shares and (B) any cash received by such holder in lieu of a fraction of an Exchangeable Share, and (ii) the holder files the appropriate elections with the relevant tax authorities within the required time such that the holder's proceeds of disposition do not exceed the adjusted cost base to the holder of such Class B Shares, such holder will not realize a capital gain or a capital loss for purposes of the Income Tax Act (Canada) on the Amalgamation or the redemption of the Class B Shares;

(h) Public Corporation. Upon the Amalgamation, the Continuing Corporation will be a "public corporation" under the Income Tax Act (Canada);

(i) Affiliate Agreements. Parent and Dutchco shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company an Affiliate Agreement as set forth in Section 5.7, and each such Affiliate Agreement shall be in full force and effect. The Company shall have received from each person who Parent in good faith determines is an affiliate of Parent, an Affiliate Agreement as set forth in Section 5.7, and each such Affiliate Agreement shall be in full force and effect; and

(j) Pooling Letters. Each of the Company and Parent shall have received the Arthur Andersen Pooling Letter and the Ernst & Young Pooling Letter, respectively.

  6.2 Additional Conditions to Obligations of Parent Group Members. The obligations of each member of the Parent Group to effect the Transactions are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except (i) for changes contemplated by this Agreement, (ii) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) or (iii) where the failure to be true and correct would not have and could not reasonably be expected to have a Material Adverse Effect on the Company, with the same force and effect as if made on and as of the Effective Time, and Parent and Dutchco shall have received a certificate to such effect signed on behalf of the Company by the President and Chief Financial Officer of the Company;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Dutchco shall have received a certificate to such effect signed on behalf of the Company by the President and Chief Financial Officer of the Company;

(c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all material filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the Amalgamation Agreement and the consummation by it of the transactions contemplated hereby and thereby shall have been obtained and made by the Company; and

(d) Governmental Actions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision, materially limiting or restricting Parent's conduct or operation of the business of the Company and its subsidiaries following the consummation of the Transactions shall be in effect, nor shall any investigation or other inquiry that is reasonably likely to result in any of the foregoing, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing be pending or threatened.

  6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Transactions is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent Group contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except (i) for changes contemplated by this Agreement, (ii) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) or (iii) where the failure to be true and correct would not have and could not reasonably be expected to have a Material Adverse Effect on the Company, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Executive Officer of Parent and of Dutchco;

(b) Agreements and Covenants. Each member of the Parent Group shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the Ancillary Documents (to the extent they are parties thereto) to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent and of Dutchco; and

(c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by any member of the Parent Group for the authorization, execution and delivery of this Agreement and the Ancillary Documents and the consummation by them of the transactions contemplated hereby and thereby shall have been obtained and made by such Parent Group member.

                                  ARTICLE VII

                                  Termination

  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the
Company:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent, Dutchco and the Company; or

(b) by either Parent, Dutchco or the Company if the Transactions shall not have been consummated by December 31, 1998 or such later date as may be agreed upon in writing by the parties hereto (the "FINAL DATE"); provided, however, that the Final Date shall be extended on a day-for-day basis (i) for each day that the SEC fails to indicate that it has no further comments with regard to the Joint Proxy Statement beginning 40 days after the filing of such document with the SEC, and (ii) for each day that any necessary waiting period under or compliance with the HSR Act is not completed beginning 45 days after the original filing of the required notice under the HSR Act by the last party to make such filing; and provided, further, that, the right to terminate this Agreement and the Amalgamation Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Transactions to be consummated on or before such date); or

(c) by either Parent, Dutchco or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions (provided, however, that no party which has not complied with its obligations under
Section 5.4 may terminate this Agreement pursuant to this Section 7.1(c)); or

(d) by either Parent, Dutchco or the Company, if, at either the Company Shareholders' Meeting or the Parent Stockholders' Meeting (including any adjournment or postponement thereof), the requisite affirmative vote of stockholders shall not have been obtained (provided, however, that no party which has not complied with its obligations under Section 5.1 or 5.2 may terminate this Agreement pursuant to this Section 7.1(d)); or

(e) by Parent or Dutchco, if (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of the Transactions referred to in Section 5.1 in a manner adverse to Parent or Dutchco or shall have resolved to do so; or (ii) the Board of Directors of the Company shall have recommended to its stockholders, or publicly announced a "NEUTRAL" position with respect to, an Acquisition Proposal (as defined in Section 4.2(a)), or shall have failed to reject as inadequate, or shall have failed to reaffirm its recommendation of this Agreement and the Transactions within ten business days after the public announcement or commencement of such Acquisition Proposal; or

(f) by the Company, if the Board of Directors of the Parent or Dutchco shall withdraw, modify or change its recommendation in favor of the Parent Stock Issuance, or shall have resolved to do so; or

(g) by (i) the Company, upon a breach of any representation, warranty, covenant or agreement on the part of any member of the Parent Group set forth in this Agreement or the Amalgamation Agreement or if any representation or warranty of the Parent Group shall have become untrue, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, or
(ii) Parent or Dutchco, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied (in either case, a "TERMINATING BREACH"), provided, however, that if such Terminating Breach is curable prior to the expiration of 30 days from its occurrence (but in no event later than December 31, 1998) by a Parent Group member or the Company, as the case may be, through the exercise of its reasonable best efforts and for so long as Parent, Dutchco and/or Amalgamation Sub or the Company, as the case may be, continues to exercise such reasonable best efforts, neither the Company nor Parent and/or Amalgamation Sub, respectively, may terminate this Agreement under this Section 7.1(g) until the earlier of December 31, 1998 or the expiration of such 30-day period without such Terminating Breach having been cured; or

(h) by either Parent, Dutchco or the Company, if the Board of Directors of the Company shall have recommended, resolved to accept, or accepted, a Superior Proposal.

  7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.3 and the last sentence of Section 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

  7.3 Fees and Expenses.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated.

    (b) Payments by Company to Dutchco.

      (i) If there shall have occurred any of the following events:

        (A) The Board of Directors of the Company shall have withheld, withdrawn or modified in a manner adverse to Parent its recommendation in favor of adoption and approval of this Agreement and approval of the Transactions as permitted by Section 5.1, and at or prior to the time of such action by the Company there shall not have occurred a Material Adverse Effect on Parent, and there shall have occurred a Superior Proposal which shall have been publicly disclosed and not withdrawn;

        (B) The Board of Directors of the Company shall have recommended a Superior Proposal (other than Dutchco's) to the shareholders of the Company;

        (C) The Company shall have failed to convene the Company
      Shareholder's Meeting by December 24, 1998 and there is an Acquisition Proposal outstanding at such time; or

        (D) The vote of the shareholders of Company approving and adopting this Agreement and approving the consummation of the Amalgamation shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or any adjournment thereof (a "COMPANY NEGATIVE VOTE"), and prior to such Company Negative Vote there shall have occurred an Acquisition Proposal with respect to the Company which shall have been publicly disclosed and not withdrawn;

then the Company shall pay to Dutchco (1) an amount equal to all out-of-pocket fees and expenses reasonably incurred by Parent and Dutchco in connection with this Agreement up to a maximum of US $2,000,000 within one business day following the earlier to occur of (x) termination of this Agreement pursuant to Section 7.1(b), Section 7.1(e) or Section 7.1(h), and (y) a Company Negative Vote, plus (2) if any Acquisition Proposal is consummated within 9 months after the time for such payment under clause (1), an amount equal to US $15,000,000 less any amounts paid under the preceding clause (1) within one business day following demand therefor after such consummation.

      (ii) If no payment shall have been required pursuant to Section 7.3(b)(i) and the Board of Directors of the Company shall have withheld, withdrawn or modified in a manner adverse to Parent its recommendation in favor of adoption and approval of this Agreement and approval of the Transactions as permitted by Section 5.1, and at or prior to the time of such action by the Company there shall not have occurred a Material Adverse Effect on Parent and there shall not be a Superior Proposal at that time outstanding, then the Company shall pay to Dutchco US $6,000,000 following the earlier to occur of (x) termination of this Agreement pursuant to Section 7.1(e) or (y) a Company Negative Vote.

      (iii) If no payment shall have been required pursuant to clauses 7.3(b)(i) or 7.3(b)(ii) and (A) there shall be a Company Negative Vote and at or prior to the time of such Company Negative Vote, there shall not have occurred a Material Adverse Effect with respect to Parent, or
    (B) this Agreement is terminated by Dutchco pursuant to Section 7.1(g), then Company shall pay to Dutchco an amount equal to all out-of-pocket fees and expenses reasonably incurred by Parent and Dutchco in connection with this Agreement and the Transactions up to a maximum of US $2,000,000 within one business day following the earlier to occur of (A) termination of this Agreement pursuant to Section 7.1(g), or (B) a Company Negative Vote.

    (c) Payments by Dutchco to the Company.

      (i) If the Board of Directors of Parent shall have withheld, withdrawn or adversely modified its recommendation in favor of the Parent Stock Issuance as permitted by Section 5.1, and at or prior to the time of such action by Parent there shall not have occurred a Material Adverse Effect on the Company, then Dutchco shall pay US $6,000,000 within one business day following the earlier of (A) termination of this Agreement pursuant to Section 7.1(f) or (B) a Parent Negative Vote (as defined below).

      (ii) If (A) the vote of the stockholders of Parent approving the Parent Stock Issuance shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or any adjournment thereof (a "PARENT NEGATIVE VOTE") and at or prior to the time of such Parent Negative Vote, there shall not have occurred a Material Adverse Effect with respect to the Company, (B) this Agreement is terminated by the Company pursuant to Section 7.1(g), or (C) Parent shall have failed to convene the Parent Stockholder's Meeting by December 24, 1998, then Dutchco shall pay to the Company an amount equal to all out-of-pocket fees and expenses reasonably incurred by Company in connection with this Agreement and the Transactions up to a maximum of US $2,000,000 within one business day following the earlier to occur of (A) termination of this Agreement pursuant to Section 7.1(d) or Section 7.1(g), or (B) a Parent Negative Vote.

(d) Payment of the amounts described in Section 7.3(b) and (c) above shall not be in lieu of damages incurred by a party for breach of this Agreement.

(e) Any fees or expenses incurred by Parent shall be borne by Dutchco to the extent agreed by Parent and Dutchco.

                                 ARTICLE VIII

                              General Provisions

  8.1 Effectiveness of Representations, Warranties and Agreements. Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate upon consummation of the Transactions or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that any agreement contemplated by this Agreement which, by its terms, does not terminate until a later date and the agreements set forth in Sections 5.5, 5.6, 5.9, the ultimate paragraph of Section 5.17(b) and Sections 5.17(c), 5.18 and 5.19 shall survive the consummation of the Transactions indefinitely and those set forth in Section 7.3 and the final sentence of Section 5.3 shall survive termination indefinitely. The Confidentiality Agreement(s) shall survive termination of this Agreement as provided therein.

  8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, three days after being sent by registered or certified mail (postage prepaid, return receipt requested), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the courier), and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telecopy number specified below:

(a) If to Parent, Dutchco, Giants Quebec, ACI or Amalgamation Sub:

      Autodesk, Inc.
      20400 Stevens Creek Boulevard
      Cupertino, CA 95401-2217
      Fax No.: (408) 517-1886
      Attention: Marcia K. Sterling
                 Vice President Business Development, General Counsel and
               Secretary

With a copy to:

      Wilson Sonsini Goodrich & Rosati
      650 Page Mill Road
      Palo Alto, CA 94304
      Fax No.: (650) 493-6811
      Attention: Mark A. Bertelsen

      and

      Aird & Berlis
      BCE Place
      Suite 1800, Box 754
      181 Bay Street
      Toronto, Ontario M5J 2T9
      Fax No.: (416) 863-1515
      Attention: Jay A. Lefton

    (b) If to the Company:

      Discreet Logic Inc.
      10 Duke Street
      Montreal, Quebec Canada H3C 2L7
      Fax No.: (514) 393-3996
      Attention: Francois Plamondon
                  Executive Vice President, Chief Financial Officer, Treasurer and Secretary

    With a copy to:

      Testa, Hurwitz & Thibeault, LLP
      High Street Tower
      125 High Street
      Boston, MA 02110
      Fax No.: (617) 248-7100
      Attention: Mark J. Macenka

    and to:

      Stikeman, Elliott
      1155 Rene Levesque Boulevard West
      Suite 4000
      Montreal, Quebec H3B 3V2
      Fax No.: (514) 397-3222
      Attention: Christine Desaulniers

  8.3 Certain Definitions. For purposes of this Agreement, the term:

    (a) "AFFILIATES" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10 percent or more;

    (b) "BUSINESS DAY" means any day other than a Saturday, Sunday or a day when banks are not open for business in either of San Francisco, California and Montreal, Quebec;

    (c) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

    (d) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

    (e) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Continuing Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Continuing Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Transactions by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  8.8 Entire Agreement. This Agreement, together with the Amalgamation Agreement and the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Amalgamation Agreement and the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

  8.9 Assignment; Amalgamation Sub/Dutchco.

(a) This Agreement shall not be assigned by operation of law or otherwise, except that any member of the Parent Group may assign all or any of its respective rights hereunder to any subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder. The Company agrees that prior to the Effective Time, it may amend the Amalgamation Agreement to provide for the amalgamation of one or more of Parent's Canadian subsidiaries with the Company; provided, however, that, such amalgamation does not, in any respect adversely affect the ability of the parties to complete the transaction contemplated hereby or, affect the economic terms of the transactions contemplated hereby to the holders of the Company Common Shares, including, without limitation, the tax treatment to holders who elect to receive Exchangeable Shares.

(b) Parent undertakes to the Company that Parent shall cause Dutchco to perform in a due and timely manner all of its obligations hereunder and to be performed by it under the Ancillary Documents and in connection with the implementation of the Transactions and that Parent shall cause Dutchco to refrain from taking or omitting to take any action which would have an adverse economic effect on the implementation of the Transactions as contemplated herein.

  8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.8 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

  8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  8.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF CALIFORNIA, EXCEPT TO THE EXTENT MANDATORILY GOVERNED BY QUEBEC LAW.

  8.13 Choice of Language. The parties hereto confirm that it is their wish that this Agreement, as well as all other documents related hereto, including legal notices, have been and shall be drawn up in the English language only. Les parties si-dessous confirment leur desir que cet accord ainsi que tous les documents, y compris tous avis qui s'y rattachent, soient rediges en langue Anglaise.

  8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  8.15 Guarantee. Parent and Dutchco hereby unconditionally and irrevocably guarantee the full and punctual performance of the Continuing Corporation's obligations hereunder and pursuant to the Amalgamation Agreement.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

  In Witness Whereof, Parent, Dutchco, Amalgamation Sub, Giants Quebec, ACI and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          "Parent"

                                          Autodesk, Inc.

                                             /s/ Carol A. Bartz
                                          By:__________________________________
                                            Carol A. Bartz
                                            Chief Executive Officer

                                          "Dutchco"

                                          Autodesk Development B.V.

                                             /s/ Michael E. Sutton
                                          By:__________________________________
                                            Michael E. Sutton
                                            Directeur

                                          "Amalgamation Sub"

                                          9066-9771 Quebec Inc.

                                             /s/ Marcia K. Sterling
                                          By:__________________________________
                                            Marcia K. Sterling
                                            Secretary

                                          "ACI"

                                          Autodesk Canada Inc.

                                             /s/ Carol A. Bartz
                                          By:__________________________________
                                            Carol A. Bartz
                                            President

                                          "Giants Quebec"

                                          9066-9854 Quebec Inc.

                                             /s/ Marcia K. Sterling
                                          By:__________________________________
                                            Marcia K. Sterling
                                            Secretary

                                          "Company"

                                          Discreet Logic Inc.

                                             /s/ Francois Plamondon
                                          By:__________________________________
                                            Francois Plamondon
                                            Executive Vice President and
                                            Chief Financial Officer

                                                                     APPENDIX B


  THIS AMALGAMATION AGREEMENT is made as of the 23rd day of September, 1998

BETWEEN:

                       DISCREET LOGIC INC., a company incorporated under the laws of Quebec

                       (the "Company")

                       --and--

                       9066-9854 QUEBEC INC., a company incorporated under the laws of Quebec

                       ("Autodesk Quebec")

                       --and--

                       9066-9771 QUEBEC INC., a company incorporated under the laws of Quebec

                       ("Amalgamation Sub")

                       --and--

                       AUTODESK, INC., a corporation incorporated under the laws of Delaware

                       ("Autodesk"), as Intervenant

RECITALS:

  A. The Company was incorporated under Part 1A of the Companies Act (Quebec), as amended (the "Quebec Act") by certificate of incorporation dated September 10, 1991;

  B. Autodesk Quebec was incorporated under Part 1A of the Quebec Act by certificate of incorporation dated August 14, 1998;

  C. Amalgamation Sub was incorporated under Part 1A of the Quebec Act by certificate of incorporation dated August 14, 1998;

  D. The authorized share capital of the Company consists of an unlimited number of common shares (the "Company Common Shares") and an unlimited number of preferred shares;

  E. As at August 31, 1998 there were 29,697,358 Company Common Shares issued and outstanding as fully paid and non-assessable shares and there were no preferred shares outstanding;

  F. The authorized share capital of Autodesk Quebec consists of an unlimited number of common shares (the "Autodesk Quebec Common Shares");

  G. As at the date of this Agreement, one hundred Autodesk Quebec Common Shares were issued and outstanding as fully paid and non-assessable shares and are held and beneficially owned indirectly by Autodesk;

  H. The authorized share capital of Amalgamation Sub consists of an unlimited number of common shares (the "Amalgamation Sub Common Shares");

  I. As at the date of this Agreement, one hundred Amalgamation Sub Common Shares were issued and outstanding as fully paid and non-assessable shares and are held by Autodesk Development B.V. ("Dutchco");

  J. The Company, Autodesk Quebec and Amalgamation Sub have agreed to amalgamate pursuant to the Quebec Act upon the terms and conditions set forth in this Agreement; and

  K. It is desirable that the amalgamation contemplated by this Agreement be effected.

  NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties agree as follows:

                                   ARTICLE 1

                                Interpretation

  1.1 Interpretation. In this Agreement, the following terms shall have the following meanings:

  "Affiliate" of any person means any other person directly or indirectly controlled by, or under common control of, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control of"), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that any former directors, executive officers or principal shareholders of the Company who may be deemed to be an affiliate of Parent, after the Effective Date, shall not be considered an "Affiliate" for purposes of this Agreement.

  "Agreement" means this amalgamation agreement as the same may be amended from time to time and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement.

  "Amalgamation" means the amalgamation of the Amalgamating Companies pursuant to the Articles of Amalgamation.

  "Amalgamating Companies" means the Company, Autodesk Quebec and Amalgamation Sub.

  "Amalgamation Sub" means 9066-9771 Quebec Inc., a company incorporated under the Quebec Act.

  "Articles of Amalgamation" means the articles of amalgamation to be filed with the Inspector General of Financial Institutions pursuant to section
123.118 of the Quebec Act to give effect to this Agreement.

  "Autodesk Quebec" means 9066-9854 Quebec Inc., a company incorporated under the Quebec Act.

  "Business Day" means any day other than a Saturday, Sunday or a day when banks are not open for business in either of San Francisco, California and Montreal, Quebec.

  "Certificate of Amalgamation" means the certificate of amalgamation to be issued to the Corporation by the Inspector General of Financial Institutions under the Quebec Act in respect of the Amalgamation.

  "Class A Shares" means the Class A voting common shares in the share capital of the Corporation.

  "Class B Shares" means the Class B non-voting common shares in the share capital of the Corporation.

  "Class C Shares" means the Class C non-voting preferred shares in the share capital of the Corporation.

  "Class D Shares" means the Class D non-voting preferred shares in the share capital of the Corporation.

  "Class E Shares" means the Class E voting common shares in the share capital of the Corporation.

  "Class F Shares" means the Class F non-voting common shares in the share capital of the Corporation.

  "Combination Agreement" means the Amended and Restated Agreement and Plan of Acquisition and Amalgamation by and among the Parent, Dutchco, Autodesk Canada Inc., the Company, Autodesk Quebec and Amalgamation Sub dated as of September 23, 1998, providing for, among other things, the Amalgamation and related transactions.

  "Company" means Discreet Logic Inc., a company incorporated under the Quebec Act.

  "Company Common Shares" means the common shares in the share capital of the Company.

  "Company Meeting" means the special general meeting of the shareholders of the Company to be held to consider the Amalgamation.

  "Corporation" means the company resulting from the Amalgamation.

  "Dutchco" means Autodesk Development B.V., a corporation subsisting under the laws of The Netherlands, where applicable, or such other subsidiary of Autodesk or Dutchco to which Dutchco has assigned some or all of its rights under the Combination Agreement.

  "Effective Date" means the date of the Amalgamation as set forth in the Certificate of Amalgamation.

  "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set forth in Appendix A hereto.

  "Exchangeable Shares" means the exchangeable non-voting shares in the share capital of the Corporation.

  "Nasdaq" means the Nasdaq National Market of the Nasdaq Stock Market, Inc.

  "Parent" means Autodesk, Inc., a body corporate existing under the laws of the State of Delaware.

  "Parent Common Shares" means the common shares $0.01 par value per share in the share capital of Parent.

  "Quebec Act" means the Companies Act (Quebec), including all regulations made thereunder, all amendments to such statute or regulations from time to time, and any statute or regulation that supplements or supersedes such statute or regulation.

  "Special By-Law 1998-1" means the special by-law providing for the Amalgamation adopted by the directors of the Company, the directors of Autodesk Quebec and the directors of Amalgamation Sub and to be confirmed by the shareholders of each of the Amalgamating Companies in accordance with the Quebec Act.

  "Subsidiary" means and includes a direct or indirect subsidiary.

  1.2 Sections and Headings; Interpretation. The division of this Agreement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or an Appendix refers to the specified section of or Appendix to this Agreement.

  1.3 Number, Gender and Persons. In this Agreement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

  1.4 Date for any Action. In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

  1.5 Time. All times expressed herein are local time Montreal, Quebec unless otherwise stipulated herein or therein.

  1.6 Currency. Unless otherwise expressly stated herein, all references to currency in this Agreement are to Canadian dollars, being lawful money of Canada, and the sign "$" without more shall mean Canadian dollars.

  1.7 Statutory References. Any reference in this Agreement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

  1.8 Concurrent Approval. It is acknowledged that the completion of the Amalgamation is contingent upon its approval by the requisite majority of the shareholders of the Company, Amalgamation Sub and Autodesk Quebec, which approvals shall have been obtained prior to the Effective Date.

                                   ARTICLE 2

                                 Amalgamation

  2.1 Amalgamation. The Amalgamating Companies hereby agree to amalgamate pursuant to the provisions of Chapter XVII of Part 1A of the Quebec Act as at the Effective Date to continue as one company, the Corporation, under the Quebec Act on the terms set forth herein.

  2.2 Name. The name of the Corporation shall be Discreet Logic Inc.

  2.3 Head Office. The head office of the Corporation shall be located in the Judicial District of Montreal, in the Province of Quebec. Unless changed by the directors of the Corporation, the address of the head office of the Corporation shall be 10 Duke Street, Montreal, Quebec, Canada, H3C 2L7.

  2.4 Business and Powers. There shall be no restrictions on the business the Corporation may carry on or on the powers it may exercise.

  2.5 Authorized Share Capital. Upon the Amalgamation, the Corporation shall be authorized to issue:

    (a) an unlimited number of Class A Shares;

    (b) an unlimited number of Class B Shares;

    (c) an unlimited number of Class C Shares;

    (d) 150,000 non-voting Class D Shares;

    (e) an unlimited number of Class E Shares;

    (f) an unlimited number of Class F Shares; and

    (g) an unlimited number of Exchangeable Shares,

all of which shall be without par value, except for the Exchangeable Shares which shall have a par value provided for in the Exchangeable Share Provisions.

  The Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares, the Class F Shares and the Exchangeable Shares shall have attached thereto the rights, privileges, restrictions and conditions respectively as set out in Appendix A hereto.

  2.6 Share Restrictions. There shall be no restrictions on the issue, transfer or ownership of shares of the Corporation.

  2.7 Number of Directors. The board of directors of the Corporation will, until otherwise changed in accordance with the Quebec Act, consist of a minimum of three and a maximum of ten directors.

  2.8 Initial Directors and Officers. The three initial directors of the Corporation shall be:

          NAME           RESIDENTIAL ADDRESS      OCCUPATION         OFFICE
          ----           -------------------      ----------         ------
      Eric B. Herr        228 Massol Avenue       Executive         President
                         Los Gatos, CA 95030
    Steve Cakebread        1075 Greenfield        Executive      Chief Executive
                         St. Helena, CA 94574                        Officer
   Marcia K. Sterling    4180 Oak Hill Avenue     Executive         Secretary
                         Palo Alto, CA 94306

  These directors will hold office from the Effective Date until the close of business of the annual meeting of shareholders of the Corporation first following the date of this Agreement or until their successors are elected or appointed. The business and affairs of the Corporation will be managed by the directors, subject to the provisions of the Quebec Act.

  2.9 By-laws. The by-laws of the Corporation shall be the by-laws of Amalgamation Sub in effect immediately prior to the Amalgamation.

  2.10 Fiscal Year. The fiscal year of the Corporation shall end on January 31 of each year.

  2.11 Officers. Until changed by the directors or until their successors are appointed, from the Effective Date the officers of the Corporation will be as follows:

     NAME               OFFICE
     ----               ------
     Eric B. Herr       President
     Steve Cakebread    Vice-President
     Marcia K. Sterling Secretary

  2.12 Auditors. From the Effective Date until the close of business of the annual meeting of shareholders of the Corporation first following the date of this Agreement, the auditors of the Corporation will be Ernst & Young, Chartered Accountants, unless such auditors resign or are removed.

                                   ARTICLE 3

                      Issuance of Shares on Amalgamation

  3.1 Upon the Amalgamation:

    (a) each holder of Amalgamation Sub Common Shares outstanding immediately prior to the Amalgamation will receive one fully paid and non-assessable Class A Share for each Amalgamation Sub Common Share held and the name of each holder thereof shall be added to the register of holders of Class A Shares accordingly and each certificate representing such Amalgamation Sub Common Shares shall continue to evidence ownership of Class A Shares;

    (b) each holder of Autodesk Quebec Common Shares outstanding immediately prior to the Amalgamation will receive one fully paid and non-assessable Class C Share for each Autodesk Quebec Common Share held and the name of each holder thereof shall be added to the register of holders of Class C Shares accordingly and each certificate representing such Autodesk Quebec Common Shares shall continue to evidence ownership of Class C Shares; and

    (c) each holder of Company Common Shares outstanding immediately prior to the Amalgamation will receive one fully paid and non-assessable Class B Share for each Company Common Share held and the name of each holder thereof shall be added to the register of holders of Class B Shares accordingly and each certificate representing Company Common Shares shall continue to evidence ownership of Class B Shares.

                                   ARTICLE 4

                                 Share Capital

  4.1 Share Capital. For purposes of the Quebec Act and the Income Tax Act (Canada):

    (a) the issued and paid-up share capital account of the Class A Shares issued in connection with the Amalgamation will be $100.00;

    (b) the issued and paid-up share capital account of the Class B Shares issued in connection with the Amalgamation will be the aggregate sum of the aggregate issued and paid-up capital account of all of the outstanding shares of all classes of Amalgamation Sub, Autodesk Quebec and the Company for purposes of the Income Tax Act (Canada) determined immediately before the Amalgamation, minus the amount of issued and paid-up share capital accounts of the Class A Shares and the Class C Shares; and

    (c) the issued and paid up share capital account of the Class C Shares issued on the Amalgamation will be equal to the sum of $100.00.

                                   ARTICLE 5

                      Certificates and Fractional Shares

  5.1 Share Certificates. No certificates will be issued in respect of the Class B Shares upon the Amalgamation and, until certificates are issued representing Parent Common Shares or Exchangeable Shares upon (i) the retraction of the Class B Shares for Exchangeable Shares or (ii) the subsequent conversion of the Class B Shares into Class E Shares and Class F Shares, the redemption of Class E Shares and Class F Shares by the Corporation for Parent Common Shares or the purchase by Dutchco of the Class E Shares and the Class F Shares in accordance with their terms, as the case may be, in exchange for certificates which immediately prior to the Effective Date represented Company Common Shares, all Class B Shares, Class E Shares and Class F Shares will be evidenced by certificates representing Company Common Shares.

  5.2 Failure to Deposit Certificates Representing Company Common Shares. Any certificate representing Company Common Shares not deposited with all other necessary documents prior to the seventh anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature against the Corporation or Parent, as the case may be. On such date, the Exchangeable Shares or the Parent Common Shares, as the case may be, to which the former registered holder of such certificate was entitled shall be deemed to have been surrendered to the Corporation or Parent together with all dividends, distributions and interests held for such former registered holder.

                                   ARTICLE 6

                                   Amendment

  6.1 Amendment

    (a) The Company, Autodesk Quebec and Amalgamation Sub reserve the right to amend, modify and/or supplement this Agreement at any time and from time to time provided that any such amendment, modification, or supplement must be contained in a written document which is (i) agreed to by the Amalgamating Companies and by Parent and Dutchco pursuant to the Combination Agreement and (ii) communicated to holders of Company Common Shares (if so required).

    (b) Any amendment, modification or supplement to this Agreement may be proposed by the Company any time prior to or at the Company Meeting (provided that Parent and Dutchco shall have previously consented thereto unless otherwise permitted by the Combination Agreement) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Company Meeting, shall become part of the Amalgamation for all purposes.

                                   ARTICLE 7

                   Conditions Precedent to the Amalgamation

  7.1 The respective obligations of the parties to this Agreement to consummate the transactions contemplated hereby and, in particular, the Amalgamation, are subject to the satisfaction of the following conditions, any of which may be waived by the mutual consent of such parties without prejudice to the right to rely on any other of such conditions:

    (a) the holders of the Company Common Shares shall have confirmed Special By-Law 1998-1, in accordance with the Quebec Act, and the holder of the Autodesk Quebec Common Shares and the holder of the Amalgamation Sub Common Shares shall have confirmed a similar special by-law providing for the Amalgamation;

    (b) there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and the Combination Agreement;

    (c) all necessary corporate action on the part of the Amalgamating Companies to authorize the consummation of the transactions contemplated by this Agreement shall be complete and effective; and

    (d) all conditions set forth in the Combination Agreement shall have been satisfied or waived.

                                   ARTICLE 8

                                Implementation

  8.1 Implementation.

    (a) Any director of each of the Amalgamating Companies be and is hereby authorized to execute and file articles on behalf of such director's company giving effect to the Amalgamation and to execute and deliver all other documents and to do all such other acts and things necessary or desirable to give effect to the Amalgamation.

    (b) The Directors of the Company are hereby authorized, if they deem appropriate in their sole discretion, to revoke the Special By-Law 1998-1 and to not proceed with the Amalgamation without further approval of the shareholders.

  8.2 Effect of Amalgamation. From the date shown on the Certificate of Amalgamation, each of the Amalgamating Companies shall continue their existence as one and the same company and the Corporation shall possess all of the property, rights and assets of the Amalgamating Companies and shall be liable for all of the liabilities and obligations of the Amalgamating Companies by operation of law.

  8.3 Filing of Documents. Subject to the satisfaction or waiver of all conditions precedent set out in Section 7.1 of this Agreement, the Amalgamation will be effected by filing, on or prior to December 31, 1998 or such later date as may be permitted by section 7.1(b) of the Combination Agreement as the directors of each of the Amalgamating Companies may determine, of the Articles of Amalgamation as provided under the Quebec Act together with any and all documents required by the Quebec Act and the regulations thereunder.

  8.4 Termination. This Agreement may, at any time prior to the issuance of a Certificate of Amalgamation, be terminated by the parties hereto if the conditions precedent set out in Section 7.1 cannot be met. Notwithstanding this Agreement, this Agreement shall terminate if a Certificate of Amalgamation has not been issued on or prior to December 31, 1998 or such later date as may be permitted under the Combination Agreement.

  8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

  8.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement relating to the Amalgamation and supersedes all prior agreements and understandings, oral and written, between such parties with respect to the subject matter hereof.

  8.7 English Language. The parties hereto confirm that it is their wish that this Agreement as well as all other documents relating hereto be drawn upon in English only. Les parties aux presentes confirment leur volonte que cette convention de meme que tous les documents s'y rattachant soient rediges en anglais seulement.

  8.8 Guarantee. Autodesk, by its intervention hereto, hereby unconditionally and irrevocably guarantees the full and punctual performance of the Corporation's and Dutchco's obligations hereunder and under the Articles of Amalgamation of the Corporation.

  IN WITNESS WHEREOF the parties have executed this Agreement.

Discreet Logic Inc.

                                          9066-9054 Quebec Inc.

By:  /s/ Francois Plamondon               By:  /s/ Marcia K. Sterling
 -------------------------------            -------------------------------
  Francois Plamondon                        Marcia K. Sterling
  Executive Vice President, Chief           Secretary
  Financial Officer and Secretary

                                          I have the authority to bind the
                                          company


                                          Autodesk, Inc. (As Intervenant)

I have the authority to bind the company

9066-9771 Quebec Inc.

By:  /s/ Marcia K. Sterling               By:  /s/ Carol A. Bartz
 -------------------------------            -------------------------------
  Marcia K. Sterling                        Carol A. Bartz
  Secretary                                 Chairman of the Board and Chief
                                            Executive Officer

I have the authority to bind the company

                                          I have the authority to bind the
                                          corporation

                                  APPENDIX A

                               SHARE PROVISIONS

DEFINITIONS.

  For the purposes of these share provisions, except as otherwise indicated:

  "Amalgamation" means the amalgamation of Discreet Logic Inc., 9066-9854 Quebec Inc., and 9066-9771 Quebec Inc. under the Quebec Act.

  "Board of Directors" means the Board of Directors of the Corporation.

  "Business Day" means any day other than a Saturday, a Sunday or a day when banks are not open for business in either or both of San Francisco, California and Montreal, Quebec.

  "Certificate of Amalgamation" means the certificate of amalgamation to be issued to the Corporation by the Inspector General of Financial Institutions under the Quebec Act in respect of the Amalgamation.

  "Class A Shares" means the Class A voting common shares in the share capital of the Corporation.

  "Class B Conversion Time" has the meaning ascribed thereto in Section 5.1 of the provisions attaching to the Class B Shares.

  "Class B Retraction Time" has the meaning ascribed thereto in Section 4.1 of the provisions attaching to the Class B Shares.

  "Class B Shares" means the Class B non-voting common shares in the share capital of the Corporation.

  "Class C Shares" means the Class C non-voting preferred shares in the share capital of the Corporation.

  "Class D Redemption Date" has the meaning ascribed thereto in Section 4.2 of the provisions attaching to the Class D Shares.

  "Class D Redemption Price" has the meaning ascribed thereto in Section 4.1 of the provisions attaching to the Class D Shares.

  "Class D Shares" means the Class D non-voting preferred shares in the share capital of the Corporation.

  "Class E Redemption Call Purchase Price" has the meaning ascribed thereto in
Section 4.3 of the provisions attaching to the Class E Shares.

  "Class E Redemption Call Right" has the meaning ascribed thereto in Section
4.3 of the provisions attaching to the Class E Shares.

  "Class E Redemption Price" has the meaning ascribed thereto in Section 4.1 of the provisions attaching to the Class E Shares.

  "Class E Redemption Time" has the meaning ascribed thereto in Section 4.1 of the provisions attaching to the Class E Shares.

  "Class E Shares" means the Class E voting common shares in the share capital of the Corporation.

  "Class F Redemption Call Purchase Price" has the meaning ascribed thereto in
Section 4.3 of the provisions attaching to the Class F Shares.

  "Class F Redemption Call Right" has the meaning ascribed thereto in Section
4.3 of the provisions attaching to the Class F Shares.

  "Class F Redemption Price" has the meaning ascribed thereto in Section 4.1 of the provisions attaching to the Class F Shares.

  "Class F Redemption Time" has the meaning ascribed thereto in Section 4.1 of the provisions attaching to the Class F Shares.

  "Class F Shares" means the Class F non-voting common shares in the share capital of the Corporation.

  "Company" means Discreet Logic Inc., a predecessor to the Corporation.

  "Company Common Shares" means the common shares of the Company.

  "Company Meeting" means the special general meeting of the shareholders of the Company to be held to consider the Amalgamation.

  "Corporation" means the company resulting from the Amalgamation.

  "Current Market Price" means, in respect of a Parent Common Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of Parent Common Shares on Nasdaq on each of the thirty (30) consecutive trading days ending not more than five trading days before such date, or, if the Parent Common Shares are not then quoted on Nasdaq, on such other stock exchange or automated quotation system on which the Parent Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors of the Corporation for such purpose; provided, however, that if there is no public distribution or trading activity of Parent Common Shares during such period, then the Current Market Price of a Parent Common Share shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

  "Dutchco" means Autodesk Development B.V., a corporation subsisting under the laws of The Netherlands or, where applicable, such other subsidiary of Autodesk or Dutchco to which Dutchco has assigned some or all of its rights under the Combination Agreement.

  "Effective Date" means the date of the Amalgamation as set forth in the Certificate of Amalgamation.

  "Effective Time" means 3:59 p.m. (Montreal time) on the Effective Date.

  "Election Deadline" has the meaning ascribed thereto in section 4.1 of the provisions attaching to the Class B Shares.

  "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set forth herein.

  "Exchangeable Shares" means the exchangeable non-voting shares in the share capital of the Corporation.

  "Maximum Number" means the number that is equal to 19.99% of the number of Company Common Shares outstanding immediately prior to the Amalgamation multiplied by 0.525.

  "Nasdaq" means the Nasdaq National Market.

  "Parent" means Autodesk, Inc., a body corporate existing under the laws of the State of Delaware.

  "Parent Common Shares" means the common shares in the share capital of Parent.

  "Quebec Act" means the Companies Act (Quebec), as amended.

  "Transfer Agent" means Harris Trust and Savings Bank or such other person as may from time to time be the registrar and transfer agent for the Exchangeable Shares.

                    PROVISIONS ATTACHING TO CLASS A SHARES

  The Class A voting common shares in the share capital of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

  1 Dividends

  1.1 Subject to the prior rights of the holders of any shares ranking senior to the Class A Shares with respect to priority in the payment of dividends, the holders of Class A Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of monies properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine and all dividends which the directors may declare on the Class A Shares shall be declared and paid in equal amounts per share on all Class A Shares at the time outstanding; and, subject as aforesaid, the board of directors of the Corporation may in their discretion declare dividends on the Class A Shares without declaring dividends on any of the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares, the Class F Shares or the Exchangeable Shares.

  2 Dissolution

  2.1 In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Exchangeable Shares in the capital of the Corporation, the Class D Shares, the Class C Shares and to any other shares ranking senior to the Class A Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up of the Corporation, the holders of the Class A Shares shall be entitled to receive the remaining property and assets of the Corporation rateably with the holders of the Class B Shares, the Class E Shares and the Class F Shares.

  3 Voting Rights

  3.1 The holders of the Class A Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and, together with the holders of Class E Shares, shall have one vote for each share held at all meetings of the shareholders of the Corporation, except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

  4 Amendment and Approval

  4.1 The rights, privileges, restrictions and conditions attaching to the Class A Shares may be added to, changed or removed but only with the approval of the holders of the Class A Shares given as hereinafter specified, and any other approval required by law.

  4.2 Any approval given by the holders of the Class A Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Class A Shares or any other matter requiring the approval or consent of the holders of the Class A Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by written resolution signed by all holders of Class A Shares or by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Class A Shares duly called and held at which the holders of at least 50% of the outstanding Class A Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 50% of the outstanding Class A Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than ten days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Class A Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Class A Shares.

                    PROVISIONS ATTACHING TO CLASS B SHARES

  The Class B non-voting common shares in the share capital of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

  1 Dividends

  1.1 Subject to the prior rights of the holders of any shares ranking senior to the Class B Shares with respect to priority in the payment of dividends, the holders of Class B Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of monies properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine and all dividends which the directors may declare on the Class B Shares shall be declared and paid in equal amounts per share on all Class B Shares at the time outstanding; and, subject as aforesaid, the board of directors of the Corporation may in their discretion declare dividends on the Class B Shares without declaring dividends on any of the Class A Shares, the Class C Shares, the Class D Shares, the Class E Shares, the Class F Shares or the Exchangeable Shares.

  2 Dissolution

  2.1 In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Exchangeable Shares in the share capital of the Corporation, the Class D Shares and the Class C Shares and to any other shares ranking senior to the Class B Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, the holders of the Class B Shares shall be entitled to receive the remaining property and assets of the Corporation rateably with the holders of the Class A Shares, the Class E Shares and the Class F Shares.

  3 Voting Rights

  3.1 Except where specifically provided by the Quebec Act, the holders of the Class B Shares shall not be entitled to receive notice of or to attend meetings of the shareholders of the Corporation and shall not be entitled to vote at any meeting of shareholders of the Corporation, but shall be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale, lease or exchange of all or substantially all of the property of the Corporation.

  4 Retraction

  4.1 A holder of Class B Shares shall be entitled immediately following the Effective Time (the "Class B Retraction Time"), subject to applicable law and otherwise upon compliance with and subject to the provisions of this Section 4, to require the Corporation to redeem all or any number of the Class B Shares registered in the name of such holder for an amount per share equal to the Current Market Price of 0.525 of one Parent Common Share on the last Business Day prior to the Class B Retraction Time, which shall be satisfied in full by the Corporation causing to be delivered to such holder 0.525 of one Exchangeable Share for each Class B Share presented and surrendered by the holder (the "Class B Retraction Price"). To effect such redemption, the holder shall no later than [IMMEDIATELY FOLLOWING THE EFFECTIVE TIME (THE "ELECTION DEADLINE")] present and surrender at the head office of the Company acting on behalf of the Corporation or the Corporation or at any office of the Transfer Agent or such other place as may be specified by the Corporation by notice to the holders of the Company's Common Shares (on behalf of the holders of the Class B Shares) the certificate or certificates representing the Class B Shares which the holder desires to have the Corporation redeem (evidenced by the certificate or certificates representing the Company's Common Shares which, as a result of the Amalgamation, represent such Class B Shares), together with such other documents and instruments as may be required to effect a transfer of Class B Shares under the Quebec Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, and together with a duly executed statement (the "Class B Retraction Request") in such form as may be acceptable to the Corporation specifying that the holder desires to have all or any number specified therein of the Class B Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by the Corporation.

  4.2 Upon receipt by the Corporation or the Transfer Agent in the manner specified in Section 4.1 hereof of a certificate or certificates representing the number of Class B Shares which the holder desires to have the Corporation redeem, together with the documents and instruments contemplated by Section
4.1 (including a Class B Retraction Request), and provided that the Class B Retraction Request is not revoked by the holder in the manner specified in
Section 4.6 hereof, the Corporation shall redeem the Retracted Shares effective at the Class B Retraction Time and shall cause to be delivered to such holder the total Retraction Price with respect to such shares. If only a part of the Class B Shares represented by any certificate are redeemed, the balance of shares represented by such certificate shall be governed by the provisions of Section 5.1 of these share provisions relating to the Class B Shares.

  4.3 The Corporation shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Class B Shares or at the address specified in the holder's Class B Retraction Request or by holding for pick up by the holder at the head office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Class B Shares, certificates representing the Exchangeable Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) registered in the name of the holder or in such other name as the holder may request in payment of the total Class B Retraction Price and such delivery of such certificates on behalf of the Corporation or by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Class B Retraction Price to the extent that the same is represented by such share certificates. All Class B Shares which have been so retracted shall be cancelled.

  4.4 As of the Class B Retraction Time, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Class B Retraction Price.

  4.5 Notwithstanding any other provision of this Section 4, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares (i) would be contrary to solvency requirements or other provisions of applicable law or (ii) would cause the aggregate number of Exchangeable Shares issuable on retraction to exceed the Maximum Number. If the Corporation believes that at the Class B Retraction Time it would not be permitted by the foregoing to redeem the Retracted Shares tendered for redemption on such date, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Class B Retraction Request to the extent of the maximum number of shares that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions or the maximum number of Exchangeable Shares as would not exceed the Maximum Number and shall notify the holder immediately following the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law or would cause the Exchangeable Shares to be issued to exceed the Maximum Number, the Corporation shall redeem Retracted Shares in accordance with Section 4.2 of these share provisions on a pro rata basis.

  4.6 A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation at the head office of the Company on behalf of the Corporation or of the Corporation, not less than two Business Days immediately preceding the Class B Retraction Time, withdraw its Class B Retraction Request in which event such Class B Retraction Request shall be null and void.

  4.7 No certificates or scrip representing fractional Exchangeable Shares shall be issued upon the surrender for exchange of certificates pursuant to section 4.3 hereof and no dividend, stock split or other change in the capital structure of Parent shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to vote or to exercise any rights as a security holder of Parent. In lieu of any such fractional securities, each person entitled to a fractional interest in an Exchangeable Share will receive from the Corporation an amount in cash (rounded to the nearest whole cent), without interest, equal to the product of
(i) such fraction, multiplied by (ii) the average of the closing price for the Parent Common Shares on Nasdaq as of each of the thirty (30) consecutive trading days immediately preceding the Effective Date as quoted in The Wall Street Journal or other reliable financial newspaper or publication. For the purposes of the preceding sentence, a "trading day" means a day on which trading generally takes place on Nasdaq and on which trading in Parent Common Shares has occurred.

  4.8 In the event of a transfer of ownership of Company Common Shares in respect of which a Class B Retraction Request has been duly made prior to the Class B Retraction Time but which is not registered in the transfer records of the Company prior to the Effective Date, a certificate representing the proper number of Exchangeable Shares may be issued to a transferee if the certificate representing such Company Common Shares is presented to the Transfer Agent, together with a Class B Retraction Request executed by the transferee accompanied by all documents required to evidence and effect such transfer.

  4.9 In the event any certificate which immediately prior to the Effective Date represented outstanding Company Common Shares that were converted pursuant to the Amalgamation into Class B Shares and subsequently retracted by the holder pursuant to the Class B Share provisions shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Transfer Agent will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Exchangeable Shares deliverable in respect thereof as determined in accordance with this Section 4. When authorizing such issuance in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Exchangeable Shares are to be issued shall, at the discretion of the Corporation, as a condition precedent to the issuance thereof, give a bond satisfactory to the Corporation in such sum as the Corporation may direct or otherwise indemnify the Corporation in a manner satisfactory to the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

  4.10 A Class B Retraction Request executed by a holder of Company Common Shares in respect of Class B Shares to be issued upon the Amalgamation shall be deemed for all purposes to constitute a good and valid Class B Retraction Request executed by a holder of Class B Shares. Any notice by the Company to a holder of Company Common Shares in respect of Class B Shares to be issued upon the Amalgamation shall be deemed for all purposes to constitute good and valid notice by the Corporation to the holders of Class B Shares. Any notice by a holder of Company Common Shares to the Company in respect of Class B Shares to be issued upon the Amalgamation shall be deemed for all purposes of these share provisions to constitute good and valid notice by a holder of Class B Shares to the Corporation.

  5 Automatic Conversion of Class B Shares

  5.1 Immediately following the Class B Retraction Time (the "Class B Conversion Time") each Class B Share then outstanding shall, automatically and without any further action required on the part of either the Corporation or the holder of the Class B Share, be converted into a unit consisting of one fully paid and non- assessable Class E Share and one fully paid and non-assessable Class F Share whereupon each such Class B

Share will be cancelled, and the name of each holder thereof shall be removed from the register of holders of Class B Shares and added to the registers of holders of Class E Shares and Class F Shares accordingly.

  5.2 No certificates shall be issued by the Corporation representing the Class E Shares and the Class F Shares. The certificates representing the Class B Shares shall continue to represent an equal number of Class E and Class F Shares. On and after the Class B Conversion Time, the holders of the Class B Shares so converted shall cease to be holders of such Class B Shares and shall not be entitled to exercise any of the rights of holders in respect thereof.

  6 Amendment and Approval

  6.1 The rights, privileges, restrictions and conditions attaching to the Class B Shares may be added to, changed or removed but only with the approval of the holders of the Class B Shares given as hereinafter specified, and any other approval required by law.

  6.2 Any approval given by the holders of the Class B Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Class B Shares or any other matter requiring the approval or consent of the holders of the Class B Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by written resolution signed by all holders of Class B Shares or by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Class B Shares duly called and held at which the holders of at least 50% of the outstanding Class B Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 50% of the outstanding Class B Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than ten days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Class B Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Class B Shares.

                    PROVISIONS ATTACHING TO CLASS C SHARES

  The Class C non-voting preferred shares in the share capital of the Corporation (the "Class C Shares") shall have attached thereto the following rights, privileges, restrictions and conditions:

  1 Dividends

  1.1 The holders of Class C Shares shall be entitled to receive and the Corporation shall pay to them, always in preference and priority to any payment of dividends on the Class A Shares, the Class B Shares, the Class E Shares and the Class F Shares of the Corporation and any other shares of the Corporation ranking junior to the Class C Shares, but subject to the prior rights of the holders of the Exchangeable Shares and Class D Shares, as and when declared by the board of directors of the Corporation out of monies of the Corporation properly applicable to the payment of dividends, annual fixed, preferential, non-cumulative cash dividends in an amount per share equal to $60,000 divided by the number of Class C Shares outstanding payable annually.

  2 Dissolution

  2.1 In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Exchangeable Shares and the Class D Shares and to any other shares ranking senior to the Class C Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, the holders of the Class C Shares shall be entitled to receive an amount per share equal to the fair market value of all the issued and outstanding shares of 9066- 9854 Quebec

Inc. immediately prior to the Amalgamation and no more, in priority to the rights of the holders of the Class E Shares, the Class F Shares, the Class A Shares and the Class B Shares.

  3 Voting Rights

  3.1 Except where specifically provided by the Quebec Act, the holders of the Class C Shares shall not be entitled to receive notice of or to attend meetings of the shareholders of the Corporation and shall not be entitled to vote at any meeting of shareholders of the Corporation, but shall be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale, lease or exchange of all or substantially all of the property of the Corporation.

  4 Amendment and Approval

  4.1 The rights, privileges, restrictions and conditions attaching to the Class C Shares may be added to, changed or removed but only with the approval of the holders of the Class C Shares given as hereinafter specified, and any other approval required by law.

  4.2 Any approval given by the holders of the Class C Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Class C Shares or any other matter requiring the approval or consent of the holders of the Class C Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by written resolution signed by all holders of Class C Shares or by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Class C Shares duly called and held at which the holders of at least 50% of the outstanding Class C Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 50% of the outstanding Class C Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than ten days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Class C Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Class C Shares.

                    PROVISIONS ATTACHING TO CLASS D SHARES

  The Class D non-voting preferred shares in the share capital of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

  1 Dividends

  1.1 The holders of Class D Shares shall be entitled to receive and the Corporation shall pay to them, always in preference and priority to any payment of dividends on the Class A Shares, the Class B Shares, the Class C Shares, the Class E Shares and the Class F Shares of the Corporation and any other shares of the Corporation ranking junior to the Class D Shares, as and when declared by the board of directors of the Corporation out of monies of the Corporation properly applicable to the payment of dividends, fixed, preferential, cumulative cash dividends at the annual rate per share of 5% of the Class D Liquidation Amount (as defined below) payable annually, by cheque of the Corporation. Such dividend on any particular Class D Share shall accrue and be cumulative from the date of issue of such Class D Share.

  2 Dissolution

  2.1 In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Exchangeable Shares and to any other shares ranking senior to the Class D Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, the holders of the Class D Shares shall be entitled to receive in the aggregate an amount per share equal to $150,000 divided by the number of issued and outstanding Class D Shares (the "Class D Liquidation Amount") and no more, in priority to the rights of the holders of the Class C Shares, the Class A Shares, the Class B Shares, the Class E Shares and the Class F Shares.

  3 Voting Rights

  3.1 Except where specifically provided by the Quebec Act, the holders of the Class D Shares shall not be entitled to receive notice of or to attend meetings of the shareholders of the Corporation and shall not be entitled to vote at any meeting of shareholders of the Corporation, but shall be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale, lease or exchange of all or substantially all of the property of the Corporation.

  4 Redemption of Class D Shares by the Corporation

  4.1 Subject to applicable law and to Section 4.1 of the Exchangeable Share Provisions, the Corporation shall be entitled at any time from and after October 31, 2028 to redeem any or all of the Class D Shares registered in the name of a holder for an amount per share equal to (a) $150,000 divided by the number of issued and outstanding Class D Shares plus (b) an additional amount equivalent to the full amount on all dividends accrued and unpaid thereon (herein collectively called the "Class D Redemption Price").

  4.2 To effect such redemption the Corporation shall, at least ten days prior to the date fixed for redemption (the "Class D Redemption Date") send to each holder of Class D Shares to be redeemed a notice in writing of the redemption by the Corporation of Class D Shares held by such holder. Such notice shall set out the Class D Redemption Price and the Class D Redemption Date. On or after the Class D Redemption Date, the Corporation shall cause to be delivered to the holders of the Class D Shares to be redeemed the Class D Redemption Price (less any tax required to be deducted and withheld therefrom by the Corporation) for each such Class D Share upon presentation and surrender at the head office of the Corporation of the certificates representing such Class D Shares, together with such other documents and instruments as may be required to effect a transfer of Class D Shares under the Quebec Act and the by-laws of the Corporation and such additional documents and instruments as the Corporation may reasonably require. Payment of the total Class D Redemption Price for such Class D Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick up by the holder at the head office of the Corporation of a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in respect of the Class D Redemption Price (less any tax required to be deducted and withheld therefrom by the Corporation). On and after the Class D Redemption Date, the holders of the Class D Shares called for redemption shall cease to be holders of such Class D Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Class D Redemption Price, unless payment of the total Class D Redemption Price for such Class D Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Class D Redemption Price has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem Class D Shares as aforesaid to deposit or cause to be deposited the total Class D Redemption Price of the Class D Shares so called for redemption, or of such of the said Class D Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Class D Redemption Date, the Class D Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Class D Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Class D Redemption Price (less any tax required to be deducted and withheld therefrom by the Corporation) for such Class D Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions.

  5 Purchase for Cancellation

  5.1 Subject to applicable law and to Section 4.1 of the Exchangeable Share Provisions, the Corporation may at any time and from time to time purchase for cancellation all or any part of the outstanding Class D Shares at any price by tender to all the holders of record of Class D Shares then outstanding or through the facilities of any stock exchange on which Class D Shares are listed or quoted at any price per share. If in response to an invitation for tenders under the provisions hereof, more Class D Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, Class D Shares to be purchased by the Corporation shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices. If part only of the Class D Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Corporation. Subject as aforesaid, the Corporation may effect such purchase for cancellation without purchasing for cancellation shares of any other class of shares of the Corporation.

  6 Amendment and Approval

  6.1 The rights, privileges, restrictions and conditions attaching to the Class D Shares may be added to, changed or removed but only with the approval of the holders of the Class D Shares given as hereinafter specified, and any other approval required by law.

  6.2 Any approval given by the holders of the Class D Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Class D Shares or any other matter requiring the approval or consent of the holders of the Class D Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by written resolution signed by all holders of Class D Shares or by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Class D Shares duly called and held at which the holders of at least 50% of the outstanding Class D Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 50% of the outstanding Class D Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than ten days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Class D Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Class D Shares.

                    PROVISIONS ATTACHING TO CLASS E SHARES

  The Class E voting common shares in the share capital of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

  1 Dividends

  1.1 Subject to the prior rights of the holders of any shares ranking senior to the Class E Shares with respect to priority in the payment of dividends, the holders of Class E Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of monies properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine and all dividends which the directors may declare on the Class E Shares shall be declared and paid in equal amounts per share on all Class E Shares at the time outstanding; and, subject as aforesaid, the board of directors of the Corporation may in their discretion declare dividends on the

Class E Shares without declaring dividends on any of the Class A Shares, Class B Shares, Class C Shares, Class D Shares or Class F Shares.

  2 Dissolution

  2.1 In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Exchangeable Shares in the share capital of the Corporation, the Class D Shares, the Class C Shares and to any other shares ranking senior to the Class E Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, the holders of the Class E Shares shall be entitled to receive the remaining property and assets of the Corporation rateably with the holders of the Class A Shares, the Class B Shares and the Class F Shares.

  3 Voting Rights

  3.1 The holders of the Class E Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and, together with the holders of Class A Shares, shall have one vote for each share held at all meetings of the shareholders of the Corporation, except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

  4 Redemption of Class E Shares by the Corporation

  4.1 Subject to applicable law, and subject to the exercise by Dutchco of the Class E Redemption Call Right, the Corporation shall be entitled, immediately following the Class B Conversion Time (the "Class E Redemption Time") without notice to the holders of the Class E Shares, but with prior notice to Dutchco, to redeem the whole of the then outstanding Class E Shares for an amount per share equal to the Current Market Price of 0.2625 of one Parent Common Share on the last Business Day prior to the Class E Redemption Time, which shall be satisfied in full by the Corporation causing to be delivered to each holder of Class E Shares 0.2625 of one Parent Common Share for each Class E Share held by such holder (the "Class E Redemption Price").

  4.2 At or after the Class E Redemption Time and subject to the exercise by Dutchco of the Class E Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Class E Shares to be redeemed the Class E Redemption Price (less any tax required to be deducted and withheld therefrom by the Corporation) for each such Class E Share upon presentation and surrender (at the head office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation) of the certificates representing such Class E Shares, or such other certificates of securities of any predecessor of the Corporation acceptable to the Corporation (including those representing Company Common Shares) together with such other documents and instruments as may be required to effect a transfer of Class E Shares under the Quebec Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require. Payment of the total Class E Redemption Price for such Class E Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick up by the holder at the head office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation, on behalf of the Corporation of certificates representing Parent Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) (less any tax required to be deducted and withheld therefrom by the Corporation). At and after the Class E Redemption Time, the holders of the Class E Shares called for redemption shall cease to be holders of such Class E Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Class E Redemption Price, unless payment of the total Class E Redemption Price for such Class E Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Class E Redemption Price has been paid in the manner hereinbefore provided. Subject to the exercise of the Class E Redemption Call Right, the Corporation shall have the right at any time to deposit or cause to be deposited the total Class E Redemption Price of the Class E Shares so called for redemption, or of such of the said Class E Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada or the United States. Upon the later of such deposit being made and the Class E Redemption Time, the Class E Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Class E Redemption Time, as the case may be, shall be limited to receiving their proportionate part of the total Class E Redemption Price (less any tax required to be deducted and withheld therefrom by the Corporation) for such Class E Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Class E Redemption Price, the holders of the Class E Shares shall thereafter be considered and deemed for all purposes to be holders of the Parent Common Shares delivered to them.

  4.3 Dutchco shall have the overriding right (the "Class E Redemption Call Right"), notwithstanding the proposed redemption of Class E Shares by the Corporation, to purchase from all but not less than all of the holders of Class E Shares to be redeemed at the Class E Redemption Time, all but not less than all of the Class E Shares held by each such holder on payment by Dutchco to the holder of an amount per share equal to the Current Market Price of
0.2625 of one Parent Common Share on the last Business Day prior to the Class E Redemption Time which shall be satisfied in full by causing to be delivered to such holder 0.2625 of one Parent Common Share (the "Class E Redemption Call Purchase Price"). In the event of the exercise of the Class E Redemption Call Right by Dutchco, each holder shall be obligated to sell all the Class E Shares held by the holder and otherwise to be redeemed to Dutchco at the Class E Redemption Time on payment by Dutchco to the holder of the Class E Redemption Call Purchase Price for each such share.

  4.4 To exercise the Class E Redemption Call Right, Dutchco must notify the Corporation of Dutchco's intention to exercise such right prior to the Class E Redemption Time (which notice may be given to the Company on behalf of the Corporation). If Dutchco exercises the Class E Redemption Call Right, Dutchco will, at the Class E Redemption Time, purchase and the holders will sell all of the Class E Shares to be redeemed for a price per share equal to the Class E Redemption Call Purchase Price. Any notice by Dutchco to the Company for and on behalf of the Corporation shall be deemed to constitute good and valid notice by Dutchco to the Corporation.

  4.5 For the purposes of completing the purchase of Class E Shares pursuant to the Class E Redemption Call Right, Dutchco shall deposit with the Transfer Agent, at or before the Class E Redemption Time, certificates representing the aggregate number of Parent Common Shares deliverable by Dutchco in payment of the total Class E Redemption Call Purchase Price and a cheque or cheques in the amount of the remaining portion, if any, of the total Class E Redemption Call Purchase Price. Provided that the total Class E Redemption Call Purchase Price has been so deposited with the Transfer Agent, at and after the Class E Redemption Time the rights of each holder of Class E Shares so purchased will be limited to receiving such holder's proportionate part of the total Class E Redemption Call Purchase Price payable by Dutchco upon presentation and surrender by the holder of certificates representing the Class E Shares purchased by Dutchco from such holder and the holder shall at and after the Class E Redemption Time be considered and deemed for all purposes to be the holder of the Parent Common Shares delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Class E Shares, together with such other documents and instruments as may be required to effect a transfer of Class E Shares under the Quebec Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Dutchco shall deliver to such holder, certificates representing the Parent Common Shares to which the holder is entitled and a cheque or cheques of or on behalf of Dutchco payable at par and in Canadian dollars at any branch of the bankers of Dutchco or of the Corporation in Canada in payment of the remaining portion, if any, of the total Class E Redemption Call Purchase Price. If Dutchco does not exercise the Class E Redemption Call Right in the manner described herein, at the Class E Redemption Time the holders of the Class E Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by the Corporation in connection with the redemption of Class E Shares.

  4.6 No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of certificates pursuant to sections 4.2 or 4.5 hereof and no dividend, stock split or other change in the capital structure of Parent shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to vote or to exercise any rights as a security holder of Parent. In lieu of any such fractional securities, each person entitled to a fractional interest in a Parent Common Share will receive from the Corporation or Dutchco, as the case may be, an amount in cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average of the closing price for the Parent Common Shares on Nasdaq as of each of the thirty (30) consecutive trading days immediately preceding the Effective Date as quoted in The Wall Street Journal or other reliable financial newspaper or publication. For the purposes of the preceding sentence, a "trading day" means a day on which trading generally takes place on Nasdaq and on which trading in Parent Common Shares has occurred.

  4.7 No dividends or other distributions declared or made after the Class E Redemption Time with respect to Parent Common Shares with a record date after the Class E Redemption Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Class E Redemption Time represented Class E Shares that were redeemed or purchased pursuant to these Class E Share provisions, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to section 4.6 hereof, unless and until the holder of record of such certificate shall surrender such certificate in accordance with sections 4.2 or 4.5 hereof, as the case may be. Subject to applicable law, at the time of such surrender of any such certificate there shall be paid to the record holder of the certificates representing whole Parent Common Shares without interest (i) the amount of any cash payable in lieu of a fractional Parent Common Share to which such holder is entitled pursuant to section 4.6 hereof, (ii) the amount of dividends or other distributions with a record date after the Class E Redemption Time theretofore paid with respect to such whole Parent Common Share and (iii) the amount of dividends or other distributions with a record date after the Class E Redemption Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Common Share.

  4.8 In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company prior to the Effective Date, a certificate representing the proper number of Parent Common Shares may be issued to a transferee if the certificate representing such Company Common Shares is presented to the Transfer Agent, accompanied by all documents required to evidence and effect such transfer.

  4.9 In the event any certificate which immediately prior to the Effective Date represented outstanding Company Common Shares that were converted to Class B Shares on the Amalgamation and subsequently converted into Class E Shares at the Class B Conversion Time shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Transfer Agent will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Parent Common Shares (and any dividends or distributions with respect thereto and any cash pursuant to section 4.6 hereof) deliverable in respect thereof as determined in accordance with sections 4.2 or 4.5 hereof. When authorizing such issuance and/or payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Parent Common Shares are to be issued shall, at the discretion of the Corporation or Dutchco, as the case may be, as a condition precedent to the issuance thereof, give a bond satisfactory to the Corporation, the Affiliate or Dutchco, as the case may be, in such sum as the Corporation or Dutchco may direct or otherwise indemnify the Corporation or Dutchco in a manner satisfactory to the Corporation, the Affiliate or the Dutchco, as the case may be, against any claim that may be made against the Corporation, the Affiliate or Dutchco with respect to the certificate alleged to have been lost, stolen or destroyed.

  4.10 The Corporation and Dutchco shall be entitled to deduct and withhold from the Class E Redemption Price, the Class E Redemption Call Price payable pursuant to these Class E Share Provisions to any holder of Class E Shares such amounts as Parent, the Affiliate, Dutchco or the Transfer Agent determine is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, the Income Tax Act (Canada) or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent any amount is required to be deducted or withheld from any payment to a holder, the Corporation or Dutchco as the case may be, are hereby authorized to sell or otherwise dispose of at fair market value such portion of such consideration as is necessary to provide sufficient funds to the Corporation or Dutchco, as the case may be, in order to enable it to comply with such deduction or withholding requirement and the Corporation or Dutchco, as the case may be, shall give an accounting to the holder with respect thereto and any balance of such proceeds of sale.

  4.11 The Corporation shall not be entitled to redeem, nor shall Dutchco be entitled to purchase, any Class E Shares pursuant to this Section 4 unless at the same time the Corporation redeems or Dutchco, purchases at the same time and in the same manner all issued and outstanding Class F Shares.

  5 Purchase for Cancellation

  5.1 Subject to applicable law and to Section 4.1 of the Exchangeable Share Provisions, the Corporation may at any time and from time to time purchase for cancellation all or any part of the outstanding Class E Shares at any price by tender to all the holders of record of Class E Shares then outstanding or through the facilities of any stock exchange on which Class E Shares are listed or quoted at any price per share. If in response to an invitation for tenders under the provisions hereof, more Class E Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, Class E Shares to be purchased by the Corporation shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices. If only part of the Class E Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Corporation. Subject as aforesaid, the Corporation may effect such purchase for cancellation without purchasing for cancellation shares of any other class of shares of the Corporation.

  6 Issued and Paid-Up Capital Account

  6.1 Where Class E Shares and Class F Shares are issued on a conversion of Class B Shares, the amount to be added to the issued and paid-up capital account of the Class E Shares for purposes of the Quebec Act and the paid-up capital account of the Class E Shares for purposes of the Income Tax Act (Canada) shall be equal to the aggregate of the issued and paid-up capital of such Class B Shares so converted, less $1.

  7 Amendment and Approval

  7.1 The rights, privileges, restrictions and conditions attaching to the Class E Shares may be added to, changed or removed but only with the approval of the holders of the Class E Shares given as hereinafter specified, and any other approval required by law.

  7.2 Any approval given by the holders of the Class E Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Class E Shares or any other matter requiring the approval or consent of the holders of the Class E Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by written resolution signed by all holders of Class E Shares or by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Class E Shares duly called and held at which the holders of at least 50% of the outstanding Class E Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 50% of the outstanding Class E Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than ten days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Class E Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Class E Shares.

                    PROVISIONS ATTACHING TO CLASS F SHARES

  The Class F non-voting common shares in the share capital of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

  1 Dividends

  1.1 Subject to the prior rights of the holders of any shares ranking senior to the Class F Shares with respect to priority in the payment of dividends, the holders of Class F Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of monies properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine and all dividends which the directors may declare on the Class F Shares shall be declared and paid in equal amounts per share on all Class F Shares at the time outstanding; and, subject as aforesaid, the board of directors of the Corporation may in their discretion declare dividends on the Class F Shares without declaring dividends on any of the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares or the Exchangeable Shares.

  2 Dissolution

  2.1 In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Exchangeable Shares, the Class D Shares and the Class C Shares and to any other shares ranking senior to the Class F Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, the holders of the Class F Shares shall be entitled to receive the remaining property and assets of the Corporation rateably with the holders of the Class A Shares, the Class B Shares and the Class E Shares.

  3 Voting Rights

  3.1 The holders of Class F Shares shall be entitled to vote separately as a class on any change of the head office of the Corporation. Each Class F Share shall carry one vote at any meeting called for such purpose. Except as aforesaid and except where specifically provided by the Quebec Act the holders of the Class F Shares shall not otherwise be entitled to receive notice of or to attend meetings of the shareholders of the Corporation and shall not be entitled to vote at any meeting of shareholders of the Corporation, but shall be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Corporation.

  4 Redemption of Class F Shares by the Corporation

  4.1 Subject to applicable law, and subject to the exercise by Dutchco of the Class F Redemption Call Right, the Corporation shall be entitled, immediately following the Class B Conversion Time (the "Class F Redemption Time") without notice to the holders of Class F Shares, but with prior notice to Dutchco, to redeem the whole of the then outstanding Class F Shares for an amount per share equal to the Current Market Price of 0.2625 of one Parent Common Share on the last Business Day prior to the Redemption Time, which shall be satisfied in full by the Corporation causing to be delivered to each holder of Class F Shares 0.2625 of one Parent Common Share for each Class F Share held by such holder (the "Class F Redemption Price").

  4.2 At or after the Class F Redemption Time and subject to the exercise by Dutchco of the Class F Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Class F Shares to be redeemed the Class F Redemption Price (less any tax required to be deducted and withheld therefrom by the

Corporation) for each such Class F Share upon presentation and surrender (at the head office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice) of the certificates representing such Class F Shares, or such other certificates of securities or any predecessor of the Corporation acceptable to the Corporation (including those representing Company Common Shares) together with such other documents and instruments as may be required to effect a transfer of Class F Shares under the Quebec Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require. Payment of the total Class F Redemption Price for such Class F Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick up by the holder at the head office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation, on behalf of the Corporation of certificates representing Parent Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) (less any tax required to be deducted and withheld therefrom by the Corporation). At and after the Class F Redemption Time, the holders of the Class F Shares called for redemption shall cease to be holders of such Class F Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Class F Redemption Price, unless payment of the total Class F Redemption Price for such Class F Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Class F Redemption Price has been paid in the manner hereinbefore provided. Subject to the exercise of the Class F Redemption Call Right by Dutchco, the Corporation shall have the right at any time to deposit or cause to be deposited the total Class F Redemption Price of the Class F Shares so called for redemption, or of such of the said Class F Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada or the United States. Upon the later of such deposit being made and the Class F Redemption Time, the Class F Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Class F Redemption Time, as the case may be, shall be limited to receiving their proportionate part of the total Class F Redemption Price (less any tax required to be deducted and withheld therefrom by the Corporation) for such Class F Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Class F Redemption Price, the holders of the Class F Shares shall thereafter be considered and deemed for all purposes to be holders of the Parent Common Shares delivered to them.

  4.3 Dutchco shall have the overriding right (the "Class F Redemption Call Right"), notwithstanding the proposed redemption of Class F Shares by the Corporation, to purchase from all but not less than all of the holders of Class F Shares to be redeemed at the Class F Redemption Time, all but not less than all of the Class F Shares held by each such holder on payment by Dutchco to the holder of an amount per share equal to the Current Market Price of
0.2625 of one Parent Common Share on the last Business Day prior to the Class F Redemption Time which shall be satisfied in full by causing to be delivered to such holder 0.2625 of one Parent Common Share (the "Class F Redemption Call Purchase Price"). In the event of the exercise of the Class F Redemption Call Right by Dutchco, each holder shall be obligated to sell all the Class F Shares held by the holder and otherwise to be redeemed to Dutchco at the Class F Redemption Time on payment by Dutchco to the holder of the Class F Redemption Call Purchase Price for each such share.

  4.4 To exercise the Class F Redemption Call Right, Dutchco must notify the Corporation of Dutchco's intention to exercise such right prior to the Class F Redemption Time (which notice may be given to the Company on behalf of the Corporation). If Dutchco exercises the Class F Redemption Call Right, Dutchco will, at the Class F Redemption Time, purchase and the holders will sell all of the Class F Shares to be redeemed for a price per share equal to the Class F Redemption Call Purchase Price. Any notice by Dutchco to the Company for and on behalf of the Corporation shall be deemed to constitute good and valid notice by Dutchco to the Corporation.

  4.5 For the purposes of completing the purchase of Class F Shares pursuant to the Class F Redemption Call Right, Dutchco shall deposit with the Transfer Agent, at or before the Class F Redemption Time, certificates representing the aggregate number of Parent Common Shares deliverable by Dutchco in payment of the total Class F Redemption Call Purchase Price and a cheque or cheques in the amount of the remaining portion, if any, of the total Class F Redemption Call Purchase Price. Provided that the total Class F Redemption Call Purchase Price has been so deposited with the Transfer Agent, at and after the Class F Redemption Time the rights of each holder of Class F Shares so purchased will be limited to receiving such holder's proportionate part of the total Class F Redemption Call Purchase Price payable by Dutchco upon presentation and surrender by the holder of certificates representing the Class F Shares purchased by Dutchco from such holder and the holder shall at and after the Class F Redemption Time be considered and deemed for all purposes to be the holder of the Parent Common Shares delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Class F Shares, together with such other documents and instruments as may be required to effect a transfer of Class F Shares under the Quebec Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Dutchco shall deliver to such holder, certificates representing the Parent Common Shares to which the holder is entitled and a cheque or cheques of or on behalf of Dutchco payable at par and in Canadian dollars at any branch of the bankers of Dutchco or of the Corporation in Canada in payment of the remaining portion, if any, of the total Class F Redemption Call Purchase Price. If Dutchco does not exercise the Class F Redemption Call Right in the manner described herein, at the Class F Redemption Time the holders of the Class F Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by the Corporation in connection with the redemption of Class F Shares.

  4.6 No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of certificates pursuant to sections 4.2 or 4.5 hereof and no dividend, stock split or other change in the capital structure of Parent shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to vote or to exercise any rights as a security holder of Parent. In lieu of any such fractional securities, each person entitled to a fractional interest in a Parent Common Share will receive from the Corporation or Dutchco as the case may be, an amount in cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average of the closing price for the Parent Common Shares on Nasdaq as of each of the thirty (30) consecutive trading days immediately preceding the Effective Date as quoted in The Wall Street Journal or other reliable financial newspaper or publication. For the purposes of the preceding sentence, a "trading day" means a day on which trading generally takes place on Nasdaq and on which trading in Parent Common Shares has occurred.

  4.7 No dividends or other distributions declared or made after the Class F Redemption Time with respect to Parent Common Shares with a record date after the Class F Redemption Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Class F Redemption Date represented Class F Shares that were redeemed or purchased pursuant to these Class F Share provisions, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to section 4.6 hereof, unless and until the holder of record of such certificate shall surrender such certificate in accordance with sections 4.2 or 4.5 hereof, as the case may be. Subject to applicable law, at the time of such surrender of any such certificate there shall be paid to the record holder of the certificates representing whole Parent Common Shares without interest (i) the amount of any cash payable in lieu of a fractional Parent Common Share to which such holder is entitled pursuant to section 4.6 hereof, (ii) the amount of dividends or other distributions with a record date after the Class F Redemption Time theretofore paid with respect to such whole Parent Common Share and (iii) the amount of dividends or other distributions with a record date after the Class F Redemption Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Common Share.

  4.8 In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company prior to the Effective Date, a certificate representing the proper number of Parent Common Shares may be issued to a transferee if the certificate representing such Company Common Shares is presented to the Transfer Agent, accompanied by all documents required to evidence and effect such transfer.

  4.9 In the event any certificate which immediately prior to the Effective Date represented outstanding Company Common Shares that were converted to Class B Shares on the Amalgamation and subsequently converted into Class F Shares at the Class B Conversion Time shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Transfer Agent will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Parent Common Shares (and any dividends or distributions with respect thereto and any cash pursuant to section 4.6 hereof) deliverable in respect thereof as determined in accordance with sections 4.2 or 4.5 hereof. When authorizing such issuance and/or payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Parent Common Shares are to be issued shall, at the discretion of the Corporation or Dutchco, as the case may be, as a condition precedent to the issuance thereof, give a bond satisfactory to the Corporation or Dutchco, as the case may be, in such sum as the Corporation or Dutchco may direct or otherwise indemnify the Corporation or Dutchco in a manner satisfactory to the Corporation or the Dutchco, as the case may be, against any claim that may be made against the Corporation or Dutchco with respect to the certificate alleged to have been lost, stolen or destroyed.

  4.10 The Corporation and Dutchco shall be entitled to deduct and withhold from the Class F Redemption Price or the Class F Redemption Call Price, as the case may be, payable pursuant to these Class F Share Provisions to any holder of Class F Shares such amounts as Parent, Dutchco or the Transfer Agent determine is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, the Income Tax Act (Canada) or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent any amount is required to be deducted or withheld from any payment to a holder, the Corporation, the Affiliate or Dutchco, as the case may be, are hereby authorized to sell or otherwise dispose of at fair market value such portion of such consideration as is necessary to provide sufficient funds to the Corporation, the Affiliate or Dutchco, as the case may be, in order to enable it to comply with such deduction or withholding requirement and the Corporation, the Affiliate or Dutchco, as the case may be shall give an accounting to the holder with respect thereto and any balance of such proceeds of sale.

  4.11 The Corporation shall not be entitled to redeem, nor shall Dutchco or the Affiliate, as the case may be, be entitled to purchase, any Class F Shares pursuant to this Section 4 unless at the same time the Corporation redeems or Dutchco or the Affiliate, as the case may be, purchases at the same time and in the same manner all issued and outstanding Class E Shares.

  5 Issued and Paid-Up Capital Account

  5.1 Where Class E Shares and Class F Shares are issued on a conversion of Class B Shares, the amount to be added to the issued and paid-up capital account of the Class F Shares for purposes of the Quebec Act and the paid-up capital account of the Class F Shares for purposes of the Income Tax Act (Canada) shall be $1.

  6 Amendment and Approval

  6.1 The rights, privileges, restrictions and conditions attaching to the Class F Shares may be added to, changed or removed but only with the approval of the holders of the Class F Shares given as hereinafter specified, and any other approval required by law.

  6.2 Any approval given by the holders of the Class F Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Class F Shares or any other matter requiring the approval or consent of the holders of the Class F Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by written resolution signed by all holders of Class F Shares or by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Class F Shares duly called and held at which the holders of at least 50% of the outstanding Class F Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 50% of the outstanding Class F Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than ten days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Class F Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Class F Shares.

                  PROVISIONS ATTACHING TO EXCHANGEABLE SHARES

  The exchangeable non-voting shares in the share capital of the Corporation shall have the following rights, privileges, restrictions and conditions:

                                   ARTICLE 1

                                Interpretation

  1.1 For the purposes of these Exchangeable Share Provisions:

  "Affiliate" of any person means any other person directly or indirectly controlled by, or under common control of, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control of"), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that any former directors, executive officers or principal shareholders of the Company who may be deemed to be an affiliate of Parent after the Effective Date, shall not be considered an "Affiliate" for purposes of these share provisions.

  "Amalgamation" means the amalgamation of Discreet Logic Inc., 9066-9854 Quebec Inc., and 9066-9771 Quebec Inc. under the Quebec Act.

  "Automatic Redemption" has the meaning ascribed thereto in section 7.1 of these share provisions.

  "Automatic Redemption Date" means the date for the automatic redemption by the Corporation of Exchangeable Shares pursuant to Article 7 of these share provisions, which date shall be eleven years from the Effective Date (as defined in the Amalgamation Agreement) unless (a) such date shall be extended at any time or from time to time to a specified later date by the Board of Directors provided at least 60 days' prior written notice of any such extension is given to the registered holders of the Exchangeable Shares or (b) such date shall be accelerated at any time to a specified earlier date by the Board of Directors if at such time there are less than 250,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Parent and its Affiliates and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), provided at least 60 days' prior written notice of any such extension or acceleration, as the case may be, is given to the registered holders of the Exchangeable Shares, in which case the Automatic Redemption Date shall be such later or earlier date; provided, however, that the accidental failure or omission to give any such notice of extension or acceleration, as the case may be, to less than 5% of such holders of Exchangeable Shares shall not affect the validity of such extension or acceleration.

  "Board of Directors" means the Board of Directors of the Corporation.

  "Business Day" means any day other than a Saturday, a Sunday or a day when banks are not open for business in either or both of San Francisco, California and Montreal, Quebec.

  "Canadian Dollar Equivalent" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

  "Certificate of Amalgamation" means the certificate of amalgamation to be issued to the Corporation by the Inspector General of Financial Institutions under the Quebec Act in respect of the Amalgamation.

  "Class A Shares" mean the Class A voting common shares in the share capital of the Corporation.

  "Class B Shares" means the Class B non-voting common shares in the share capital of the Corporation.

  "Class C Shares" means the Class C non-voting preferred shares in the share capital of the Corporation.

  "Class D Shares" means the Class D non-voting preferred shares in the share capital of the Corporation.

  "Class E Shares" means the Class E voting common shares in the share capital of the Corporation.

  "Class F Shares" means the Class F non-voting common shares in the share capital of the Corporation.

  "Corporation" means the company resulting from the Amalgamation.

  "Current Market Price" means, in respect of a Parent Common Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of Parent Common Shares on Nasdaq on each of the thirty (30) consecutive trading days ending not more than five trading days before such date, or, if the Parent Common Shares are not then quoted on Nasdaq, on such other stock exchange or automated quotation system on which the Parent Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if there is no public distribution or trading activity of Parent Common Shares during such period, then the Current Market Price of a Parent Common Share shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

  "Dutchco" means Autodesk Development B.V., a corporation subsisting under the laws of The Netherlands or such other subsidiary of Autodesk to which Dutchco has assigned its rights under the Combination Agreement.

  "Effective Date" means the date of the Amalgamation as set forth in the Certificate of Amalgamation.

  "Exchange Act" has the meaning ascribed thereto in Section 7.1 of these share provisions.

  "Exchangeable Shares" mean the exchangeable non-voting shares of the Corporation having the rights, privileges, restrictions and conditions set forth herein.

  "Liquidation Amount" has the meaning ascribed thereto in Section 5.1 of these share provisions.

  "Liquidation Call Purchase Price" has the meaning ascribed thereto in
Section 5.4 of these share provisions.

  "Liquidation Call Right" has the meaning ascribed thereto in Section 5.4 of these share provisions.

  "Liquidation Date" has the meaning ascribed thereto in Section 5.1 of these share provisions.

  "Nasdaq" means the Nasdaq National Market.

  "Parent" means Autodesk, Inc., a body corporate existing under the laws of the State of Delaware.

  "Parent (Dutchco) Call Notice" has the meaning ascribed thereto in Section
6.3 of these share provisions.

  "Parent Common Shares" mean the common shares in the share capital of Parent.

  "Parent Dividend Declaration Date" means the date on which the Board of Directors of Parent declares any dividend on the Parent Common Shares.

  "Parent Special Share" means the one share of Series B Preferred Stock of Parent with a par value of U.S.$0.01 and having voting rights at meetings of holders of Parent Common Shares equal to that number of votes equal to the number of votes that the Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by Parent and its Affiliates) would be entitled to if exchanged for Parent Common Shares, to be issued to and voted by the Trustee pursuant to the Voting and Exchange Trust Agreement.

  "Purchase Price" has the meaning ascribed thereto in Section 6.3 of these share provisions.

  "Quebec Act" means the Companies Act (Quebec), as amended.

  "Record Holders" has the meaning ascribed thereto in Section 7.1 of these share provisions.

  "Redemption Call Right" has the meaning ascribed thereto in Section 7.3 of these share provisions.

  "Redemption Call Purchase Price" has the meaning ascribed thereto in Section
7.1 of these share provisions.

  "Redemption Price" has the meaning ascribed thereto in Section 7.1 of these share provisions.

  "Retracted Shares" has the meaning ascribed thereto in Section 6.1(a) of these share provisions.

  "Retraction Call Right" has the meaning ascribed thereto in Section 6.1(c) of these share provisions.

  "Retraction Date" has the meaning ascribed thereto in Section 6.1(b) of these share provisions.

  "Retraction Price" has the meaning ascribed thereto in Section 6.1 of these share provisions.

  "Retraction Request" has the meaning ascribed thereto in Section 6.1 of these share provisions.

  "Section 12(g) Redemption" has the meaning ascribed thereto in Section 7.1.

  "Support Agreement" means the Support Agreement between Parent, Dutchco and the Corporation, made as of . , 1998.

  "Transfer Agent" means Harris Trust and Savings Bank or such other person as may from time to time be the registrar and transfer agent for the Exchangeable Shares.

  "Trustee" means Montreal Trust Company of Canada, a trust company existing under the laws of Canada and any successor trustee appointed under the Voting and Exchange Trust Agreement.

  "Voting and Exchange Trust Agreement" means the Voting and Exchange Trust Agreement between Parent, Dutchco, the Corporation and the Trustee, made as of
   .   , 1998.

                                   ARTICLE 2

                        Ranking of Exchangeable Shares

  2.1 The Exchangeable Shares shall be entitled to a preference over the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares and the Class F Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

                                   ARTICLE 3

                                   Dividends

  3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Parent Dividend Declaration Date, declare a dividend on each Exchangeable Share (a) in the case of a cash dividend declared on the Parent Common Shares, in an amount in cash for each Exchangeable Share equal to the Canadian Dollar Equivalent on the Parent Dividend Declaration Date of the cash dividend declared on each Parent Common Share or (b) in the case of a stock dividend declared on the Parent Common Shares to be paid in Parent Common Shares, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Parent Common Shares to be paid on each Parent Common Share or (c) in the case of a dividend declared on the Parent Common Shares in property other than cash or Parent Common Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section 2.7 of the Support Agreement) the type and amount of property declared as a dividend on each Parent Common Share. Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation. Any dividend which should have been declared on the Exchangeable Shares pursuant to this
Section 3.1 but was not so declared due to the provisions of applicable law shall be declared and paid by the Corporation as soon as payment of such dividend is permitted by such law on a subsequent date or dates determined by the Board of Directors.

  3.2 Cheques of the Corporation or any dividend paying agent appointed by the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by Section 3.1(a) hereof and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by Section 3.1(b) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

  3.3 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Parent Common Shares.

  3.4 If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

                                   ARTICLE 4

                             Certain Restrictions

  4.1 So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in
Section 10.2 of these share provisions:

    (a) pay any dividends on the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares, the Class F Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

    (b) redeem, retract or purchase or make any capital distribution in respect of Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares and Class F Shares or any other shares ranking junior to the Exchangeable Shares;

    (c) redeem or purchase any other shares of the Corporation ranking equally with or junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

    (d) issue any Exchangeable Shares or any other shares of the Corporation ranking equally with respect to the payment of dividends or on any liquidation distribution, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares or as contemplated by the Support Agreement.

  The restrictions in Sections 4.1(a), 4.1(b) and 4.1(c) above shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared following the initial date of issue of Exchangeable Shares on the Parent Common Shares shall have been declared on the Exchangeable Shares and paid in full.

                                   ARTICLE 5

                          Distribution on Liquidation

  5.1 In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the "Liquidation Date") of such liquidation, dissolution or winding-up, before any distribution of any part of the assets of the Corporation among the holders of the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares, the Class F Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to (a) the Current Market Price of a Parent Common Share on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by the Corporation causing to be delivered to such holder one Parent Common Share, plus (b) an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share and all dividends declared on Parent Common Shares which have not been declared on such Exchangeable Shares in accordance with Section 3.1 of these share provisions (collectively the "Liquidation Amount", provided that if the record date for any such declared and unpaid dividends occurs on or after the Liquidation Date, the Liquidation Amount shall not include such additional amount equivalent to such dividends).

  5.2 On or promptly after the Liquidation Date, and subject to the exercise by Dutchco of the Liquidation Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount (less any tax required to be deducted and withheld therefrom by the Corporation) for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Quebec Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or by holding for pick up by the holder at the head office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation of certificates representing Parent Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in respect of the amount equivalent to the full amount of all declared and unpaid dividends and all dividends declared on Parent Common Shares which have not been declared on such Exchangeable Shares in accordance with Section 3.1 of these share provisions, comprising part of the total Liquidation Amount (less any tax required to be deducted and withheld therefrom by the Corporation). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the Liquidation Date to deposit or cause to be deposited the total Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Amount (less any tax required to be deducted and withheld therefrom) for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Liquidation Amount, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be the holders of the Parent Common Shares delivered to them. To the extent that the amount of tax required to be deducted or withheld from any payment to a holder of Exchangeable Shares exceeds the cash portion of such payment, the Corporation is hereby authorized to sell or otherwise dispose of at fair market value such portion of the property then payable to the holder as is necessary to provide sufficient funds to the Corporation in order to enable it to comply with such deduction or withholding requirement and the Corporation shall give an accounting to the holder with respect thereto and any balance of such proceeds of sale.

  5.3 After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares, the Liquidation Amount per Exchangeable Share pursuant to Section 5.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

  5.4 Dutchco shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Corporation pursuant to Article 5 of these share provisions, to purchase from all but not less than all of the holders of Exchangeable Shares on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Dutchco of an amount per share equal to (a) the Current Market Price of a Parent Common Share on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by causing to be delivered to such holder one Parent Common Share, plus (b) an additional amount equivalent to the full amount of all dividends declared and unpaid on such Exchangeable Share and all dividends declared on Parent Common Shares which have not been declared on such Exchangeable Shares in accordance with Section 3.1 of these share provisions

(collectively the "Liquidation Call Purchase Price", provided that if the record date for any such declared and unpaid dividends occurs on or after the Liquidation Date, the Liquidation Call Purchase Price shall not include such additional amount equivalent to such dividends). In the event of the exercise of the Liquidation Call Right by Dutchco, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Dutchco on the Liquidation Date on payment by Dutchco to the holder of the Liquidation Call Purchase Price for each such share.

  5.5 To exercise the Liquidation Call Right, Dutchco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Corporation of Dutchco's intention to exercise such right at least sixty days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of the Corporation and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of the Corporation. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Dutchco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Dutchco. If Dutchco exercises the Liquidation Call Right, on the Liquidation Date, Dutchco will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

  5.6 For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Dutchco shall deposit with the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of Parent Common Shares deliverable by Dutchco in payment of the total Liquidation Call Purchase Price and a cheque or cheques in the amount of the remaining portion, if any, of the total Liquidation Call Purchase Price. Provided that the total Liquidation Call Purchase Price has been so deposited with the Transfer Agent, on and after the Liquidation Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by Dutchco upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Parent Common Shares delivered to it. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Quebec Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Dutchco shall deliver to such holder, certificates representing the Parent Common Shares to which the holder is entitled and a cheque or cheques of Dutchco payable at par and in Canadian dollars at any branch of the bankers of Dutchco or of the Corporation in Canada in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price. If Dutchco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the liquidation price otherwise payable by the Corporation in connection with the liquidation, dissolution or winding-up of the Corporation pursuant to this Article 5.

                                   ARTICLE 6

                  Retraction of Exchangeable Shares by Holder

  6.1 A holder of Exchangeable Shares shall be entitled at any time, subject to applicable law and the exercise by Dutchco of the Retraction Call Right (as defined in subsection (c) below) and otherwise upon compliance with the provisions of this Article 6, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to (a) the Current Market Price of a Parent Common Share on the last Business Day prior to the Retraction Date, which shall be satisfied in full by the Corporation causing to be delivered to such holder one Parent Common Share for each Exchangeable Share presented and surrendered by the holder, plus (b) an additional amount equivalent to the full amount of all dividends declared and unpaid thereon and all dividends declared on Parent Common Shares which have not been declared on such Exchangeable Shares in accordance with Section 3.1 of these share provisions (collectively the "Retraction Price", provided that if the record date for any such declared and unpaid dividends occurs on or after the Retraction Date the Retraction Price shall not include such additional amount equivalent to such dividends). To effect such redemption, the holder shall present and surrender at the head office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Quebec Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, and together with a duly executed statement (the "Retraction Request") in such form as may be acceptable to the
Corporation:

    (a) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by the Corporation;

    (b) stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the "Retraction Date"), provided that the Retraction Date shall be not less than three Business Days nor more than ten Business Days after the date on which the Retraction Request is received by the Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the tenth Business Day after the date on which the Retraction Request is received by the Corporation; and

    (c) acknowledging the overriding right (the "Retraction Call Right") of Dutchco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Dutchco in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3 below.

  6.2 Subject to the exercise by Dutchco of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in
Section 6.1 hereof of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7 hereof, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares. If only a part of the Exchangeable Shares represented by any certificate are redeemed (or purchased by Dutchco pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

  6.3 Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify Dutchco and Parent thereof. In order to exercise the Retraction Call Right, Parent or Dutchco must notify the Corporation in writing of Dutchco's determination to do so (the "Parent (Dutchco) Call Notice") within two Business Days of notification to Parent and Dutchco by the Corporation of the receipt by the Corporation of the Retraction Request. If the Parent or Dutchco does not so notify the Corporation within such two Business Day period, the Corporation will notify the holder as soon as possible thereafter that Dutchco will not exercise the Retraction Call Right. If Parent or Dutchco delivers the Parent (Dutchco) Call Notice within such two Business Day time period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Dutchco in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and Dutchco shall purchase from such holder and such holder shall sell to Dutchco on the Retraction Date, the Retracted Shares for a purchase price (the "Purchase Price") per share equal to the Retraction Price per share. For the purposes of completing a purchase pursuant to the Retraction Call Right, Dutchco shall deposit with the Transfer Agent, on or before the Retraction Date, certificates representing Parent Common Shares and a cheque in the amount of the remaining portion, if any, of the total Purchase Price. Provided that the total Purchase Price has been so deposited with the Transfer Agent, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that neither Parent nor Dutchco delivers a

Parent (Dutchco) Call Notice within such two Business Day period, and provided that Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

  6.4 The Corporation or Dutchco, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick up by the holder at the head office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, certificates representing the Parent Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) registered in the name of the holder or in such other name as the holder may request in payment of the total Retraction Price or the total Purchase Price, as the case may be, and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in payment of the remaining portion, if any, of the total Retraction Price (less any tax required to be deducted and withheld therefrom by the Corporation) or a cheque of Dutchco payable at par and in Canadian dollars at any branch of the bankers of Dutchco or of the Corporation in Canada in payment of the remaining portion, if any, of the total Purchase Price, as the case may be, and such delivery of such certificates and cheque on behalf of the Corporation or by Dutchco, as the case may be, or by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheque (less any tax required and in fact deducted and withheld therefrom and remitted to the proper tax authority), unless such cheque is not paid on due presentation. To the extent that the amount of tax required to be deducted or withheld from any payment to a holder of Exchangeable Shares exceeds the cash portion of such payment, the Corporation or Dutchco, as the case may be, is hereby authorized to sell or otherwise dispose of at fair market value such portion of the property then payable to the holder as is necessary to provide sufficient funds to the Corporation in order to enable it to comply with such deduction or withholding requirement and shall give an accounting to the holder with respect thereto and any balance of such proceeds of sale.

  6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by Dutchco shall thereafter be considered and deemed for all purposes to be a holder of the Parent Common Shares delivered to it.

  6.6 Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Dutchco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the

Corporation shall redeem Retracted Shares in accordance with Section 6.2 of these share provisions on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to
Section 6.2 hereof. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7 hereof, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 of these share provisions as a result of solvency requirements of applicable law shall be deemed by giving the Retraction Request to require Dutchco to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Dutchco to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.

  6.7 A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Dutchco shall be deemed to have been revoked.

                                   ARTICLE 7

             Redemption of Exchangeable Shares by the Corporation

  7.1 Subject to applicable law, and subject to the exercise by Dutchco of the Redemption Call Right, (a) the Corporation shall on the Automatic Redemption Date redeem (the "Automatic Redemption") the whole of the then outstanding Exchangeable Shares for an amount per share equal to (i) the Current Market Price of a Parent Common Share on the last Business Day prior to the Automatic Redemption Date, which shall be satisfied in full by the Corporation causing to be delivered to each holder of Exchangeable Shares one Parent Common Share for each Exchangeable Share held by such holder, plus (ii) an additional amount equivalent to the full amount of all declared and unpaid dividends thereon and all dividends declared on Parent Common Shares which have not been declared on such Exchangeable Shares in accordance with Section 3.1 of these share provisions (collectively the "Redemption Price", provided that if the record date for any such declared and unpaid dividends occurs on or after the Redemption Date, the Redemption Price shall not include such additional amount equivalent to such dividends), and (b) the Corporation may, at any time when the Corporation reasonably determines that Exchangeable Shares are "held of record" (as such term is defined in Rule 12g5-1 promulgated under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")) by 500 or more persons ("Record Holders"), redeem (a "Section 12(g) Redemption") that portion of the then outstanding Exchangeable Shares held by that number of Record Holders equal to the difference of (A) the total number of Record Holders and (B) 499, or such smaller number that the Corporation reasonably determines is necessary to take the position that it need not register the Exchangeable Shares pursuant to Section 12(g) of the Exchange Act, the identity of such Record Holders to be determined by the Corporation by lot or other fair method of random determination, for an amount per share equal to the Redemption Price.

  7.2 In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation shall, at least 120 days before the Automatic Redemption Date (in the case of the Automatic Redemption), or at least 30 days before the date of a Section 12(g) Redemption (a "Section 12(g) Redemption Date"; the Automatic Redemption Date or a Section 12(g) Redemption Date, as applicable, being referred to in this Section 7.2 as a "Redemption Date"), send or cause to be sent to each holder of Exchangeable Shares to be redeemed a notice in writing of the redemption by the Corporation or the purchase by Dutchco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. Such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right. On or after the Redemption Date and subject to the exercise by Dutchco of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price (less any tax required to be deducted and withheld therefrom by the Corporation) for each such Exchangeable Share upon presentation and surrender at the head office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Quebec Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick up by the holder at the head office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation of certificates representing Parent Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in respect of the additional amount equivalent to the full amount of all declared and unpaid dividends and all dividends declared on Parent Common Shares which have not been declared on such Exchangeable Shares in accordance with Section 3.1 of these share provisions comprising part of the total Redemption Price (less any tax required to be deducted and withheld therefrom by the Corporation). On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price (less any tax required to be deducted and withheld therefrom by the Corporation) for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Parent Common Shares delivered to them. To the extent that the amount of tax required to be deducted or withheld from any payment to a holder of Exchangeable Shares exceeds the cash portion of such payment, the Corporation is hereby authorized to sell or otherwise dispose of at fair market value such portion of the property then payable to the holder as is necessary to provide sufficient funds to the Corporation in order to enable it to comply with such deduction or withholding requirement and shall give an accounting to the holder with respect thereto and any balance of such proceeds of sale.

  7.3 Dutchco shall have the overriding right (the "Redemption Call Right"), notwithstanding the proposed redemption of Exchangeable Shares by the Corporation pursuant to this Article 7 of these share provisions, to purchase from all but not less than all of the holders of Exchangeable Shares to be redeemed on the Redemption Date, all but not less than all of the Exchangeable Shares held by each such holder on payment by Dutchco to the holder of an amount per share equal to (a) the Current Market Price of a Parent Common Share on the last Business Day prior to the Redemption Date which shall be satisfied in full by causing to be delivered to such holder one Parent Common Share plus (b) an additional amount equivalent to the full amount of all dividends declared and unpaid on such Exchangeable Share and all dividends declared on Parent Common Shares that have not been declared on such Exchangeable Share in accordance with Section 3.1 of these share provisions (collectively the "Redemption Call Purchase Price", provided that if the record date for any such declared and unpaid dividends occurs on or after the Redemption Date, the Redemption Call Purchase Price shall not include such additional amount equivalent to such dividends). In the event of the exercise of the Redemption Call Right by Dutchco, each holder shall be obligated to sell all the Exchangeable Shares held by the holder and otherwise to be redeemed to Dutchco on the Redemption Date on payment by Dutchco to the holder of the Redemption Call Purchase Price for each such share.

  7.4 To exercise the Redemption Call Right, Dutchco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Corporation of Dutchco's intention to exercise such right at least 125 days before the Automatic Redemption Date (in the case of the Automatic Redemption) or at least 35 days before the Section 12(g) Redemption Date (in the case of Section 12(g) Redemption). The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Dutchco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Dutchco. If Dutchco exercises the Redemption Call Right, on the Redemption Date, Dutchco will purchase and the holders will sell all of the Exchangeable Shares to be redeemed for a price per share equal to the Redemption Call Purchase Price.

  7.5 For the purposes of completing the purchase of Exchangeable Shares pursuant to the Redemption Call Right, Dutchco shall deposit with the Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of Parent Common Shares deliverable by Dutchco in payment of the total Redemption Call Purchase Price and a cheque or cheques in the amount of the remaining portion, if any, of the total Redemption Call Purchase Price. Provided that the total Redemption Call Purchase Price has been so deposited with the Transfer Agent, on and after the Redemption Date the rights of each holder of Exchangeable Shares so purchased will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by Dutchco upon presentation and surrender by the holder of certificates representing the Exchangeable Shares purchased by Dutchco from such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Parent Common Shares delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Quebec Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Dutchco shall deliver to such holder, certificates representing the Parent Common Shares to which the holder is entitled and a cheque or cheques of Dutchco payable at par and in Canadian dollars at any branch of the bankers of Dutchco or of the Corporation in Canada in payment of the remaining portion, if any, of the total Redemption Call Purchase Price. If Dutchco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by the Corporation in connection with the redemption of Exchangeable Shares pursuant to this Article 7.

                                   ARTICLE 8

                           Purchase for Cancellation

  8.1 Subject to applicable law and the articles of the Corporation, the Corporation may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price by tender to all the holders of record of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted at any price per share together with an amount equal to all declared and unpaid dividends thereon. If in response to an invitation for tenders under the provisions of this Section 8.1, more Exchangeable Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Exchangeable Shares to be purchased by the Corporation shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices. If only part of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Corporation.

                                   ARTICLE 9

                                 Voting Rights

  9.1 Except as required by applicable law, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

  9.2 Pursuant to the Voting and Exchange Trust Agreement (which by this reference is incorporated into the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as if set forth herein in its entirety) the holders of Exchangeable Shares (other than Parent, its subsidiaries and Affiliates) shall be entitled to receive notice of and instruct the Trustee under the Voting and Exchange Trust Agreement to exercise voting rights at meetings of holders of Parent Common Shares, all as provided for in the Voting and Exchange Trust Agreement.

                                  ARTICLE 10

                            Amendment and Approval

  10.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

  10.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 50% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 50% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than ten days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

  10.3 Exchangeable Shares held by Parent, Dutchco or their Affiliates shall not be included for the purposes of determining a quorum, and shall not vote, in connection with any approval contemplated by Section 10.2 of these share provisions.

                                  ARTICLE 11

          Reciprocal Changes, Etc. in Respect of Parent Common Shares

  11.1 (a) Pursuant to the Support Agreement, Parent will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions:

    (i) issue or distribute Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) to the holders of all or substantially all of the then outstanding Parent Common Shares by way of stock dividend or other distribution, other than an issue of

  Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) to holders of Parent Common Shares who exercise an option to receive dividends in Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) in lieu of receiving cash dividends; or

    (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Common Shares entitling them to subscribe for or to purchase Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares); or

    (iii) issue or distribute to the holders of all or substantially all of the then outstanding Parent Common Shares (A) shares or securities of Parent of any class other than Parent Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Parent Common Shares), (B) rights, options or warrants other than those referred to in Section 11.1(a)(ii) above, (C) evidences of indebtedness of Parent or
  (D) assets of Parent;

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

  (b) Pursuant to the Support Agreement, Parent will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions:

    (i) subdivide, redivide or change the then outstanding Parent Common Shares into a greater number of Parent Common Shares; or

    (ii) reduce, combine or consolidate or change the then outstanding Parent Common Shares into a lesser number of Parent Common Shares; or

    (iii) reclassify or otherwise change the Parent Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Parent Common Shares;

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

  Except for ministerial amendments contemplated by Section 3.5 of the Support Agreement, the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions.

  11.2 Pursuant to the Voting and Exchange Trust Agreement, the holders of Exchangeable Shares (other than the Parent, its subsidiaries and Affiliates) are given certain rights to exchange their Exchangeable Shares for Parent Common Shares.

                                  ARTICLE 12

              Actions by the Corporation Under Support Agreement
                 and Under Voting and Exchange Trust Agreement

  12.1 The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Parent and Dutchco with all provisions of the Support Agreement and the Voting and Exchange Trust Agreement applicable to the Corporation, Dutchco and Parent, respectively, in accordance with the respective terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation and the holders of Exchangeable Shares all rights and benefits in favor of the Corporation and such holders under or pursuant to such agreements.

  12.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement and the Voting and Exchange Trust Agreement (except as contemplated therein) without the approval of the holders or the Exchangeable Shares given in accordance with Section 10.2 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

    (a) adding to the covenants of the other party or parties to such agreement for the protection of the Corporation or the holders of Exchangeable Shares thereunder; or

    (b) making such provisions or modifications not inconsistent with the spirit and intent of such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

    (c) making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

                                  ARTICLE 13

                                    Legend

  13.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions relating to the Liquidation Call Right and the Redemption Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights, exchange right and automatic exchange thereunder).

                                  ARTICLE 14

                                    Notices

  14.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the head office of the Corporation and addressed to the attention of the President. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

  14.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the head office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

  14.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

                                  ARTICLE 15

                              Guaranty/Assignment

  15.1 Parent Guaranty/Assignment

  Parent hereby unconditionally and irrevocably guarantees the full and punctual performance of all of Dutchco's obligations hereunder. Dutchco may assign all or a portion of its rights and obligations hereunder to Parent without the consent of the Corporation or holders of Exchangeable Shares provided Parent remains bound by these provisions.

                                  ARTICLE 16

                                    General

  16.1 Withholding Rights

  The Corporation, Parent, Dutchco and Transfer Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Exchangeable Shares such amounts as Parent, Dutchco or the Transfer Agent determine is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, the Income Tax Act (Canada) or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Corporation, Dutchco and Transfer Agent are hereby authorized to sell or otherwise dispose of at fair market value such portion of such consideration as is necessary to provide sufficient funds to Parent, Dutchco or Transfer Agent, as the case may be, in order to enable it to comply with such deduction or withholding requirement and Parent, Dutchco or Transfer Agent shall give an accounting to the holder with respect thereto and any balance of such proceeds of sale.

                                  ARTICLE 17

                                   Par Value

  17.1 Par Value

  The Exchangeable Shares shall have a par value of $   per share.

                                                                      APPENDIX C

                           FORM OF SUPPORT AGREEMENT

                               SUPPORT AGREEMENT

  MEMORANDUM OF AGREEMENT made as of the   day of    , 1998

BETWEEN:

                      AUTODESK, INC.,
                      a corporation subsisting under the laws
                      of the State of Delaware,

                      (hereinafter referred to as the "Parent"),

                      --and--

                      AUTODESK DEVELOPMENT B.V.,
                      a corporation subsisting under the laws
                      of The Netherlands,

                      (hereinafter referred to as "Dutchco"),

                      --and--

                      DISCREET LOGIC INC.,
                      a corporation subsisting under the laws
                      of the Province of Quebec,

                      (hereinafter referred to as the "Corporation").

  WHEREAS pursuant to an Amended and Restated Agreement and Plan of Acquisition and Amalgamation dated as of September 23, 1998, by and among the Parent, Dutchco, 9066-9771 Quebec Inc. ("Amalgamation Sub"), Autodesk Canada Inc. ("ACI") 9066-9854 Quebec Inc. ("Autodesk Quebec") and Discreet Logic Inc. (a predecessor to the Corporation) (such agreement being hereinafter referred to as the "Combination Agreement"), the parties agreed that immediately after the Effective Time (as such term is defined in the Combination Agreement), the Parent, Dutchco and the Corporation would execute and deliver a Support Agreement containing the terms and conditions set forth in Exhibit C to the Combination Agreement, together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably;

  AND WHEREAS pursuant to the Combination Agreement, articles of amalgamation
dated      , 1998 (the "Articles of Amalgamation") were filed pursuant to the
Companies Act (Quebec) whereby Discreet Logic Inc., Autodesk Quebec and Amalgamation Sub amalgamated to continue as the Corporation;

  AND WHEREAS immediately following to the Amalgamation, holders of certain issued and outstanding Class B non-voting common share of the Corporation (the "Class B Shares") elected to retract such shares in exchange for Exchangeable Non-Voting Shares of the Corporation (the "Exchangeable Shares") on the basis of 0.525 of an Exchangeable Share for each Class B Share so retracted;

  AND WHEREAS the Articles of Amalgamation set forth the rights, privileges, restrictions and conditions (collectively, the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

  AND WHEREAS pursuant to the Transactions (as defined in the Combination Agreement), Dutchco, an indirect wholly owned subsidiary of the Parent, is the registered and beneficial owner of all of the issued and outstanding Class A Shares of the Corporation and all of the issued and outstanding Class E Shares and Class F Shares of the Corporation, and ACI, a wholly owned subsidiary of the Parent, is the registered and beneficial owner of all of the issued and
outstanding Class C Shares of the Corporation, and      is the registered
owner of all of the issued and outstanding Class D Shares of the Corporation;

  AND WHEREAS the parties hereto desire to make appropriate provision and to establish a procedure whereby the Parent and Dutchco will take certain actions and make certain payments and deliveries necessary to ensure that the Corporation will be able to make certain payments and to deliver or cause to be delivered, Parent Common Shares in satisfaction of the obligations of the Corporation under the Exchangeable Share Provisions with respect to the payment and satisfaction of Liquidation Amounts, Retraction Prices and Redemption Prices, all in accordance with the Exchangeable Share Provisions;

  NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1

                        Definitions and Interpretation

  1.1 Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

  1.2 Interpretation not Affected by Headings, etc. The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

  1.3 Number, Gender, etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

  1.4 Date for any Action. In the event that any date on or by which any action is required or permitted to be taken under this agreement is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding Business Day. For the purposes of this agreement, a "Business Day" means any day other than a Saturday, Sunday or a day when banks are not open for business in either or both of San Francisco, California or Montreal, Quebec.

                                   ARTICLE 2

             Covenants of the Parent, Dutchco and the Corporation

  2.1 Funding of the Corporation. So long as any Exchangeable Shares are outstanding, the Parent (and Dutchco in the case of subclauses (b), (e) and (f)) will:

  (a) not declare or pay any dividend on the Parent Common Shares unless (i) the Corporation will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law, of an equivalent dividend on the Exchangeable Shares and (ii) the Corporation shall simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

  (b) cause the Corporation to declare simultaneously with the declaration of any dividend on the Parent Common Shares an equivalent dividend on the Exchangeable Shares and, when such dividend is paid on the Parent Common Shares, cause the Corporation to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

  (c) advise the Corporation sufficiently in advance of the declaration by the Parent of any dividend on the Parent Common Shares and take all such other actions as are necessary, in cooperation with the Corporation, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on the Parent Common Shares and shall correspond with any required dating for any stock exchange purpose on which the Exchangeable Shares are listed;

  (d) ensure that the record date for any dividend declared on the Parent Common Shares is not less than 10 Business Days after the declaration date for such dividend;

  (e) take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of the Corporation, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered Parent Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Article 5 of the Exchangeable Share Provisions; and

  (f) take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered Parent Common Shares to the holders of Exchangeable Shares, upon the redemption of the Exchangeable Shares in accordance with the provisions of Article 6 or
Article 7 of the Exchangeable Share Provisions, as the case may be.

  2.2 Segregation of Funds. The Parent will and if applicable will cause the Corporation to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable the Corporation to pay or otherwise satisfy the applicable Liquidation Amount, Retraction Price or Redemption Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and will use such funds, assets and other property so segregated exclusively for the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable.

  2.3 Reservation of Parent Common Shares. The Parent hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Parent Common Shares (or other shares or securities into which the Parent Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit the Corporation to meet its obligations hereunder, under the Voting and Exchange Trust Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to which the Parent may now or hereafter be required to issue Parent Common Shares.

  2.4 Notification of Certain Events. In order to assist the Parent and Dutchco to comply with their obligations hereunder, the Corporation will give the Parent and Dutchco notice of each of the following events at the time set forth below:

  (a) in the event of any determination by the Board of Directors of the Corporation to institute voluntary liquidation, dissolution or winding up proceedings with respect to the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution;

  (b) immediately, upon the earlier of receipt by the Corporation of notice of and the Corporation otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding up of the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs;

  (c) immediately, upon receipt by the Corporation of a Retraction Request (as defined in the Exchangeable Share Provisions);

  (d) at least 130 days prior to any accelerated Automatic Redemption Date determined by the Board of Directors of the Corporation in accordance with the Exchangeable Share Provisions; and

  (e) as soon as practicable upon the issuance by the Corporation of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares upon the redemption of outstanding Class B Shares pursuant to the Transactions).

  2.5 Delivery of Parent Common Shares. In furtherance of its obligations under sections 2.1(e) and 2.1(f) hereof, upon notice from the Corporation of any event which requires the Corporation to cause to be delivered Parent Common Shares to any holder of Exchangeable Shares, Dutchco shall forthwith deliver the requisite Parent Common Shares to or to the order of the former holder of the surrendered Exchangeable Shares, as the Corporation shall direct. All such Parent Common Shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim. In consideration of the delivery of each such Parent Common Share by Dutchco, the Corporation shall issue to Dutchco, or as Dutchco shall direct, such number of Class A Shares of the Corporation as is equal to the fair value of such Parent Common Share.

  2.6 Qualification of Parent Common Shares in the United States. The Parent represents and warrants that it has taken all actions and done all things as are necessary or desirable to cause the Parent Common Shares to be issued and delivered pursuant to the Exchangeable Share Provisions, the Exchange Right or the Automatic Exchange Rights (as defined in the Voting and Exchange Trust Agreement) to be freely tradeable thereafter in the United States (other than any restrictions on transfers by reason of a holder being an "affiliate" of the Parent or, prior to the Effective Date, for purposes of United States federal or state securities law). The Parent will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause all Parent Common Shares to be delivered pursuant to the Exchangeable Share Provisions, Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Parent Common Shares are listed, quoted or posted for trading at such time.

  2.7 Economic Equivalence.

  (a) The Parent will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions:

    (i) issue or distribute Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) to the holders of all or substantially all of the then outstanding Parent Common Shares by way of stock dividend or other distribution, other than an issue of Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) to holders of Parent Common Shares who exercise an option to receive dividends in Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) in lieu of receiving cash dividends; or

    (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Common Shares entitling them to subscribe for or to purchase Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares); or

    (iii) issue or distribute to the holders of all or substantially all of the then outstanding Parent Common Shares (A) shares or securities of the Parent of any class other than Parent Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Parent Common Shares), (B) rights, options or warrants other than those referred to in section 2.7(a)(ii) above, (C) evidences of indebtedness of the Parent or (D) assets of the Parent;

unless (i) the Corporation is able under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares, and (ii) the Corporation shall issue or distribute such rights, options, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares.

  (b) The Parent will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions:

    (i) subdivide, redivide or change the then outstanding Parent Common Shares into a greater number of Parent Common Shares; or

    (ii) reduce, combine or consolidate or change the then outstanding Parent Common Shares into a lesser number of Parent Common Shares; or

    (iii) reclassify or otherwise change the Parent Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Parent Common Shares;

unless (i) the Corporation is able under applicable law to simultaneously make the same or an economically equivalent change to, or in the rights of the holders of, the Exchangeable Shares, and (ii) the Corporation simultaneously does make the same or an economically equivalent change to, or in the rights of the holders of, the Exchangeable Shares.

  (c) The Parent will ensure that the record date for any event referred to in section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 20 Business Days (or such shorter period as the Parent and the Corporation may agree upon) after the date on which such event is declared or announced by the Parent (with simultaneous notice thereof to be given by the Parent to the Corporation).

  (d) The Board of Directors of the Corporation shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), economic equivalence for the purposes of any event referred to in
Section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on Dutchco and the Parent. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of the Corporation to be relevant, be considered by the Board of Directors of the Corporation:

    (i) in the case of any stock dividend or other distribution payable in Parent Common Shares, the number of such shares issued in proportion to the number of Parent Common Shares previously outstanding;

    (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors of the Corporation in the manner above contemplated) of a Parent Common Share;

    (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of the Parent of any class other than Parent Common Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii) above, any evidences of indebtedness of the Parent or any assets of the Parent), the relationship between the fair market value (as determined by the Board of Directors of the Corporation in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Parent Common Share and the current market value (as determined by the Board of Directors of the Corporation in the manner above contemplated) of a Parent Common Share; and

    (iv) in the case of any subdivision, redivision or change of the then outstanding Parent Common Shares into a greater number of Parent Common Shares or the reduction, combination or consolidation or change of the then outstanding Parent Common Shares into a lesser number of Parent Common Shares or any amalgamation, merger, reorganization or other transaction affecting the Parent Common Shares, the effect thereof upon the then outstanding Parent Common Shares.

  For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange or automated quotation system shall be the average of the closing prices of such security during the three consecutive trading days ending not more than five trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if there is no active public distribution or trading activity of such securities during such period, then the current market value thereof shall be determined by the Board of Directors of the Corporation, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), and provided further that any such determination by the Board of Directors of the Corporation shall be conclusive and binding on the Parent.

  2.8 Tender Offers, Etc. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Parent Common Shares (an "Offer") is proposed by the Parent or is proposed to the Parent or its shareholders and is recommended by the Board of Directors of the Parent, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of the Parent, the Parent will use its best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Parent Common Shares, without discrimination. Without limiting the generality of the foregoing, the Parent will use its best efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against the Corporation (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

  2.9 Ownership of Outstanding Shares. Without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions, the Parent covenants and agrees in favour of the Corporation that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than the Parent or any of its Affiliates, Parent will be and remain the direct or indirect beneficial owner of all issued and outstanding shares in the capital of the Corporation other than the Class D Shares and all outstanding securities of the Corporation, in each case carrying or otherwise entitled to voting rights in any circumstances, and in each case other than the Exchangeable Shares or the Class D Shares.

  2.10 Parent Not To Vote Exchangeable Shares. The Parent covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by the Parent and its subsidiaries and Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. The Parent further covenants and agrees that it will not, and will cause its subsidiaries and Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Companies Act (Quebec) (or any successor or other corporate statute by which the Corporation in the future shall be governed) with respect to any Exchangeable Shares held by it or by its subsidiaries or Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

  2.11 Due Performance. On and after the Effective Time, Parent and Dutchco shall duly and timely perform all of their respective obligations expressed in the Combination Agreement.

  2.12 Preservation of Existence of Corporation. Without the prior approval of the holders of Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Shares Provisions, the Parent,

Dutchco and Corporation covenant and agree that, so long as any Exchangeable Shares are owned by any person or entity other than the Parent or its Affiliates, the separate existence of Corporation shall be preserved and Corporation shall not be liquidated, wound up or dissolved or merged with or into another entity.

  2.13 Certain Requirements in Respect of Combination, etc. The Parent shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless:

  (a) such other person or continuing corporation is a corporation (herein called the "Parent Successor") incorporated under the laws of any state of the United States or the laws of Canada or any province thereof;

  (b) the Parent Successor, by operation of law, becomes, without more, bound by the terms and provisions of this trust agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee and in the opinion of legal counsel to the Trustee are necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of the Parent under this trust agreement; and

  (c) such transaction shall, to the satisfaction of the Trustee and in the opinion of legal counsel to the Trustee, be upon such terms as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

                                   ARTICLE 3

                                    General

  3.1 Term. This agreement shall come into force and be effective upon the issue by the Corporation of Exchangeable Shares and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than the Parent and any of its Affiliates.

  3.2 Changes in Capital of Parent and the Corporation. Notwithstanding the provisions of Section 3.4, at all times after the occurrence of any event effected pursuant to Section 2.7 or 2.8 hereof, as a result of which either the Parent Common Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which the Parent Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

  3.3 Severability. If any provision of this agreement is held invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or improved thereby and this agreement shall be carried and as near as possible in accordance with its original terms and conditions; and to this end the provisions of this agreement are intended to be and shall be deemed severable; provided, however, that if the provision or provisions so held to be invalid, in the reasonable judgment of the parties hereto, is or are so fundamental to the intent of the parties hereto and the operation of this agreement that the enforcement of the other provisions hereof, in the absence of such invalid provision or provisions, would damage irreparably the intent of the parties in entering into this agreement, the parties hereto shall agree to amend or otherwise modify this agreement so as to carry out the intent and purposes hereof and the transactions contemplated hereby.

  3.4 Amendments, Modifications, etc. Except as contemplated by Section 3.5, this agreement may not be amended or modified except by an agreement in writing executed by the Corporation, Dutchco and the Parent and approved by the holders of the Exchangeable Shares in accordance with
Section 10.2 of the Exchangeable Share Provisions.

  3.5 Ministerial Amendments. Notwithstanding the provisions of Section 3.4, the parties to this agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

  (a) adding to the covenants of any of the parties for the protection of the holders of the Exchangeable Shares;

  (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the Boards of Directors of each of the Corporation, Dutchco and the Parent, it may be expedient to make, provided that each such Board of Directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

  (c) making such changes or corrections which, on the advice of counsel to the Corporation, Dutchco and the Parent, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of the Corporation, Dutchco and the Parent shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

  3.6 Meeting to Consider Amendments. The Corporation, at the request of the Parent or Dutchco, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 3.4 hereof. Any such meeting or meetings shall be called and held in accordance with the by-laws of the Corporation, the Exchangeable Share Provisions and all applicable laws.

  3.7 Amendments Only in Writing. No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

  3.8 Enurement. This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

  3.9 Notices to Parties. All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

  (a) if to the Parent or Dutchco at:

    Autodesk, Inc.
    20400 Stevens Creek Boulevard
    Cupertino, CA 95401-2217
    Attention: Marcia K. Sterling
    Vice President Business Development, General Counsel and Secretary
    Telecopy:
    (408) 517-1886

  (b) if to the Corporation at:

    Discreet Logic Inc.
    10 Duke Street
    Montreal, Quebec
    Canada H3C 2L7
    Attention: Francois Plamondon
    Senior Vice President, Chief Financial Officer, Treasurer and Secretary
    Telecopy:
    (514) 393-3996

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof, provided such notice or other communication is received prior to 5:00 p.m. (local time) on a Business Day, and otherwise it shall be deemed to have been given and received upon the immediately following Business Day.

  3.10 Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

  3.11 Jurisdiction. This agreement shall be construed and enforced in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

  3.12 Attornment. The Parent, Dutchco and the Corporation agree that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Quebec, waive any objection which they may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agree to be bound by any judgment of the said courts and not to seek, and hereby waive, any review of the merits of any such judgment by the courts of any other jurisdiction and the Parent and Dutchco hereby appoint the Corporation at its registered office in the Province of Quebec as the Parent's and Dutchco's attorney for service of process.

  3.13 Guaranty/Assignment. Parent hereby unconditionally and irrevocably guarantees the prompt and full performance by Dutchco of, and shall cause Dutchco to comply with, its obligations hereunder and pursuant to the Transactions. Dutchco may assign all or a portion of its rights and obligations hereunder to Parent, which shall thereupon assume such assigned rights and/or obligations without the consent of the Corporation subject to the Corporation and Parent entering into a supplemental agreement reflecting such assignment and assumption. This agreement may not be assigned by the Parent without the prior written consent of Dutchco and the Corporation approved by the holders of the Exchangeable Shares in accordance with Section
10.2 of the Exchangeable Share Provisions.

  3.14 Language. The parties have agreed that this agreement be drafted in English. Les parties ont convenu que cette convention soit redigee en langue anglaise.

  IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

                                          Autodesk, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Autodesk Development B.V.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Discreet Logic Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                                                     APPENDIX D

                      VOTING AND EXCHANGE TRUST AGREEMENT

  AGREEMENT made as of the   day of     , 1998

BETWEEN:

                       AUTODESK, INC.,
                       a corporation subsisting under the laws
                       of the State of Delaware,

                       (hereinafter referred to as the "Parent")

                       --and--

                       DISCREET LOGIC INC.,
                       a company subsisting under the laws
                       of the Province of Quebec,

                       (hereinafter referred to as the "Corporation")

                       --and--

                       AUTODESK DEVELOPMENT B.V.,
                       a corporation subsisting under the laws
                       of The Netherlands,

                       (hereinafter referred to as "Dutchco")

                       --and--

                       MONTREAL TRUST COMPANY OF CANADA,
                       a trust company incorporated under the
                       laws of Canada,

                       (hereinafter referred to as the "Trustee").

  WHEREAS pursuant to an Amended and Restated Agreement and Plan of Acquisition and Amalgamation dated as of September 23, 1998, by and among Parent, Dutchco, 9066-9771 Quebec Inc. ("Amalgamation Sub"), 9066-9854 Quebec Inc. ("Autodesk Quebec"), Autodesk Canada Inc. and Discreet Logic Inc. (the "Company") (such agreement being hereinafter referred to as the "Combination Agreement"), the parties agreed that immediately after the Effective Time (as such term is defined in the Combination Agreement), Parent, Dutchco, the Corporation and a Canadian trust company would execute and deliver a Voting and Exchange Trust Agreement containing the terms and conditions set forth in Exhibit D to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably;

  AND WHEREAS to give effect to the amalgamation contemplated in the Combination Agreement and the amalgamation agreement dated as of September 23, 1998 among the Company, Autodesk Quebec and Amalgamation Sub, articles of amalgamation (the "Articles of Amalgamation") were filed pursuant to the Companies Act (Quebec) whereby the Company, Autodesk Quebec and Amalgamation Sub were amalgamated to continue as the Corporation (the "Amalgamation");

  AND WHEREAS pursuant to the Amalgamation (i) the shareholders of the Company ("Discreet Shareholders") received one Class B non-voting common share of the Corporation ("Class B Shares") for each common share of the Company held by each such shareholder immediately prior to the Amalgamation, (ii) Dutchco, a wholly-owned subsidiary of Parent, became the registered and beneficial owner of all of the issued and outstanding Class A Shares of the Corporation, and
(iii) Autodesk Canada Inc., an indirect wholly-owned subsidiary of Parent, became the registered and beneficial owner of all of the issued and outstanding Class C Shares of the Corporation;

  AND WHEREAS subsequent to the Amalgamation, the holders of Class B Shares had the right to elect to retract the Class B Shares received by them upon the Amalgamation in exchange for exchangeable non-voting shares of the Corporation (the "Exchangeable Shares") on the basis of 0.525 of one Exchangeable Share for each Class B Share so retracted;

  AND WHEREAS, immediately following the retraction of the Class B Shares by the holders thereof, the remaining Class B Shares not so retracted were automatically converted into units each consisting of one Class E Share and one Class F Share;

  AND WHEREAS the Articles of Amalgamation set forth the rights, privileges, restrictions and conditions (collectively the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

  AND WHEREAS pursuant to the Combination Agreement and the terms and conditions of the Exchangeable Shares, the Parent is to provide voting rights in the Parent to each holder (other than the Parent, its subsidiaries and Affiliates) from time to time of Exchangeable Shares, such voting rights per Exchangeable Share to be equivalent to the voting rights per Parent Common Share;

  AND WHEREAS pursuant to the Combination Agreement and the terms and conditions of the Exchangeable Shares, Dutchco is to grant to and in favour of the holders (other than the Parent, its subsidiaries and Affiliates) from time to time of Exchangeable Shares the right, in the circumstances set forth herein, to require Dutchco to purchase from each such holder all or any part of the Exchangeable Shares held by the holder;

  AND WHEREAS the parties desire to make appropriate provision and to establish a procedure whereby voting rights in the Parent shall be exercisable by holders (other than the Parent, its subsidiaries and Affiliates) from time to time of Exchangeable Shares by and through the Trustee, which will hold legal title to one share of Series B Preferred Stock of the Parent to which voting rights attach for the benefit of such holders, and whereby the right to require Dutchco to purchase Exchangeable Shares from the holders thereof (other than the Parent, its subsidiaries and Affiliates) shall be exercisable by such holders from time to time of Exchangeable Shares by and through the Trustee, which will hold legal title to such right for the benefit of such holders;

  AND WHEREAS pursuant to the provisions attaching to the Class E Shares and the Class F Shares of the Corporation, the Corporation has the right to redeem all of the issued and outstanding Class E Shares and Class F Shares;

  AND WHEREAS pursuant to the provisions attaching to the Class E Shares and the Class F Shares of the Corporation, Dutchco has, upon notice by the Corporation of its intent to redeem the Class E Shares and the Class F Shares, the right to purchase all of the issued and outstanding Class E Shares and Class F Shares;

  AND WHEREAS the parties desire to make appropriate provision whereby Dutchco covenants to exercise the Class E Redemption Call Right and the Class F Redemption Call Right and the Trustee shall be entitled to enforce such covenant on behalf of the Class E and Class F Shareholders;

  AND WHEREAS these recitals and any statements of fact in this trust agreement are made by the Parent, Dutchco and the Corporation and not by the Trustee;

  NOW THEREFORE in consideration of the respective covenants and agreements provided in this trust agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1

                        Definitions and Interpretation

  1.1 Definitions. In this trust agreement, the following terms shall have the following meanings:

  "Affiliate" of any person means any other person directly or indirectly controlled by, or under common control of, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control of"), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that any former directors, executive officers or principal shareholders of Discreet Logic Inc. who may be deemed to be an affiliate of Parent, after the Effective Date, shall not be considered an "Affiliate" for purposes of this Agreement.

  "Automatic Exchange Rights" means the benefit of the obligation of Dutchco to effect the automatic exchange of Parent Common Shares for Exchangeable Shares pursuant to section 5.12 hereof.

  "Beneficiaries" means, for the purposes of matters relating to the Voting Share, the Exchangeable Shares Shareholders and, for the purposes of matters relating herein to the Covenants, the Class E and F Shareholders.

  "Beneficiary Votes" has the meaning ascribed thereto in section 4.2 hereof.

  "Board of Directors" means the Board of Directors of the Corporation.

  "Business Day" means a day other than a Saturday, Sunday or a day when banks are not open for business in either or both of San Francisco, California or Montreal, Quebec.

  "Canadian Dollar Equivalent" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

  "Class B Conversion Time" means the time at which each outstanding Class B Share shall automatically be converted into a unit consisting of one Class E Share and one Class F Share as contemplated in section 5.1 of the provisions attaching to the Class B Shares.

  "Class E and F Shareholders" means the registered holders from time to time of the Class E Shares and the Class F Shares.

  "Class E Shares" means the Class E voting common shares in the share capital of the Corporation.

  "Class F Shares" means the Class F non-voting common shares in the share capital of the Corporation.

  "Class E Redemption Right" means the right of the Corporation to redeem the Class E Shares as contemplated in section 4.1 of the provisions attaching to the Class E Shares.

  "Class F Redemption Right" means the right of the Corporation to redeem the Class F Shares as contemplated in section 4.1 of the provisions attaching to the Class F Shares.

  "Class E Redemption Call Right" means the overriding right of Dutchco contemplated in section 4.3 of the provisions attached to the Class E Shares pursuant to which Dutchco is entitled, upon and notwithstanding the proposed exercise by the Corporation of the Class E Redemption Right, to purchase all but not less than all of the issued and outstanding Class E Shares from all but not less than all of the holders of the issued and outstanding Class E Shares.

  "Class F Redemption Call Right" means the overriding right of Dutchco contemplated in section 4.3 of the provisions attached to the Class F Shares pursuant to which Dutchco is entitled, upon and notwithstanding the proposed exercise by the Corporation of the Class F Redemption Right, to purchase all but not less than all of the issued and outstanding Class F Shares from all but not less than all of the holders of the issued and outstanding Class F Shares.

  "Covenants" means the covenants of the Corporation contained in section 7.1 hereof and the covenant of Dutchco contained in section 7.2 hereof.

  "Current Market Price" means, in respect of a Parent Common Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of a Parent Common Shares on Nasdaq on each of the thirty (30) consecutive trading days ending not more than three trading days before such date, or, if the Parent Common Shares are not then quoted on Nasdaq, on such other stock exchange or automated quotation system on which the Parent Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if there is no public distribution or trading activity of Parent Common Shares during such period then the Current Market Price of a Parent Common Share shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

  "Exchange Right" has the meaning ascribed thereto in section 5.1 hereof.

  "Exchangeable Shares Shareholders" means the registered holders from time to time of the Exchangeable Shares other than the Parent, its subsidiaries and Affiliates.

  "Insolvency Event" means the institution by the Corporation of any proceeding to be adjudicated bankrupt or insolvent or to be dissolved or wound up, or the consent of the Corporation to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by the Corporation to contest in good faith any such proceedings commenced in respect of the Corporation within 15 days of becoming aware thereof, or the consent by the Corporation to the filing of any such petition or to the appointment of a receiver, or the making by the Corporation of a general assignment for the benefit of creditors, or the admission in writing by the Corporation of its inability to pay its debts generally as they become due, or the Corporation not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to section 6.6 of the Exchangeable Share Provisions.

  "Liquidation Call Right" has the meaning ascribed thereto in the Exchangeable Share Provisions.

  "Liquidation Event" has the meaning ascribed thereto in section 5.12(b) hereof.

  "Liquidation Event Effective Date" has the meaning ascribed thereto in section 5.12(c) hereof.

  "List" has the meaning ascribed thereto in section 4.6 hereof.

  "Nasdaq" means the Nasdaq National Market.

  "Officer's Certificate" means, with respect to the Parent, Dutchco or the Corporation, as the case may be, a certificate signed by any one of the Chairman of the Board, a Vice-Chairman of the Board, the President, any Vice-President or any other senior officer of the Parent, Dutchco or the Corporation, as the case may be.

  "Parent Consent" has the meaning ascribed thereto in section 4.2 hereof.

  "Parent Meeting" has the meaning ascribed thereto in section 4.2 hereof.

  "Parent Successor" has the meaning ascribed thereto in section 12.1(a) hereof.

  "person" includes an individual, partnership, corporation, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

  "Redemption Call Right" has the meaning ascribed thereto in the Exchangeable Share Provisions.

  "Retracted Shares" has the meaning ascribed thereto in section 5.7 hereof.

  "Retraction Call Right" has the meaning ascribed thereto in the Exchangeable Share Provisions.

  "Support Agreement" means that certain support agreement made as of even date hereof between the Corporation, Dutchco and the Parent.

  "Trust" means the trust created by this Agreement.

  "Trust Estate" means the Voting Share, any other securities, the Exchange Right, the Automatic Exchange Rights, the Covenants and any money or other property which may be held by the Trustee from time to time pursuant to this trust agreement.

  "Trustee" means Montreal Trust Company of Canada and, subject to the provisions of Article 11 hereof, includes any successor trustee.

  "Voting Rights" means the voting rights attached to the Voting Share.

  "Voting Share" means the one share of Series B Preferred Stock of the Parent, issued by the Parent to and deposited with the Trustee, which entitles the holder of record to a number of votes at meetings of holders of Parent Common Shares equal to that number of votes that holders of the Exchangeable Shares outstanding from time to time other than Exchangeable Shares held by the Parent, its subsidiaries and Affiliates would be entitled to if such Exchangeable Shares were exchanged for Parent Common Shares.

  1.2 Interpretation Not Affected by Headings, etc. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

  1.3 Number, Gender, etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

  1.4 Date for any Action. If any date on which any action is required to be taken under this trust agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                   ARTICLE 2

                             Purpose of Agreement

  2.1 Establishment of Trust. The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights and the other rights with respect to matters relating to the Voting Share granted in or resulting from the Trustee being a party to this Agreement in order to enable the Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Exchangeable Shares Shareholders as provided in this Agreement. The Trustee will hold the Covenants and will hold the other rights with respect to matters relating to the Covenants granted in or resulting from the Trustee being a party to this Agreement in order to enable the Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Class E and F Shareholders as provided in this Agreement.

                                   ARTICLE 3

                                 Voting Share

  3.1 Issue and Ownership of the Voting Share. The Parent hereby issues to and deposits with the Trustee the Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. Parent hereby acknowledges receipt from the Trustee as trustee for and on behalf of the beneficiaries of good and valuable consideration (and the sufficiency thereof) for the issuance of the Voting Share by the Parent to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Voting Share, provided that the Trustee shall:

    (a) hold the Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

    (b) except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Voting Share and the Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

  3.2 Legended Share Certificates. The Corporation will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the Beneficiary Votes.

  3.3 Safe Keeping of Certificate. The certificate representing the Voting Share shall at all times be held in safekeeping by the Trustee.

                                   ARTICLE 4

                           Exercise of Voting Share

  4.1 Voting Share. The Trustee, as the holder of record of the Voting Share, shall be entitled to all of the Voting Rights, including the right to consent to or to vote the Voting Share in person or by proxy, on any matter, question or proposition whatsoever that may properly come before the shareholders of the Parent at a Parent Meeting or in connection with a Parent Consent (in each case, as hereinafter defined). The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to section 8.15 hereof, the Trustee shall exercise the Voting Rights only:

    (a) on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Parent Consent is sought or the Parent Meeting is held; or

    (b) to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

  4.2 Number of Votes. With respect to all meetings of shareholders of the Parent at which holders of Parent Common Shares are entitled to vote (a "Parent Meeting") and with respect to all written consents sought by the Parent from its shareholders including the holders of Parent Common Shares (a "Parent Consent"), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, one of the votes comprised in the Voting Rights for each Exchangeable Share owned of record by such Beneficiary on the record date established by the Parent or by applicable law for such Parent Meeting or Parent Consent, as the case may be (the "Beneficiary Votes") in respect of each matter, question or proposition to be voted on at such Parent Meeting or to be consented to in connection with such Parent Consent.

  4.3 Mailings to Shareholders. With respect to each Parent Meeting and Parent Consent, the Trustee will mail or cause to be mailed (or otherwise communicate in the same manner as the Parent utilizes in communications to holders of Parent Common Shares, subject to the Trustee being advised in writing of such method and its ability to provide this method of communication) to each of the Beneficiaries named in the List (as hereinafter defined) on the same day as the initial mailing or notice (or other communication) with respect thereto is given by the Parent to its shareholders:

    (a) a copy of such notice, together with any related materials to be provided to shareholders of the Parent;

    (b) a statement that such Beneficiary is entitled, subject to the provisions of section 4.7, to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Parent Meeting or Parent Consent, as the case may be, or, pursuant and subject to section 4.7, to attend such Parent Meeting and to exercise personally the Beneficiary Votes thereat;

    (c) a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

      (i) a proxy to such Beneficiary or his designee to exercise personally such Beneficiary's Beneficiary Votes; or

      (ii) a proxy to a designated agent or other representative of the management of the Parent to exercise such Beneficiary's Beneficiary Votes;

    (d) a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

    (e) a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

    (f) a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Parent Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method for revoking or amending such instructions.

  The materials referred to above are to be provided by Parent to the Trustee, but shall be subject to review and comment by the Trustee. For the purpose of determining the Beneficiary Votes to which a Beneficiary is entitled in respect of any such Parent Meeting or Parent Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by the Parent or by applicable law for purposes of determining shareholders entitled to vote at such Parent Meeting or to give written consent in connection with such Parent Consent. The Parent will notify the Trustee in writing of any decision of the Board of Directors of the Parent with respect to the calling of any such Parent Meeting or the seeking of any such Parent Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this section 4.3.

  4.4 Copies of Shareholder Information. The Parent will deliver to the Trustee copies of all proxy materials (including notices of Parent Meetings but excluding proxies to vote Parent Common Shares), information statements, reports (including without limitation all interim and annual financial statements) and other written communications that are to be distributed from time to time to holders of Parent Common Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send or cause to be sent those materials to each Beneficiary at the same time as such materials are first sent to holders of Parent Common Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of the Parent, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by the Parent) received by the Trustee from the Parent at the same time as such materials are first sent to holders of Parent Common Shares. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal corporate trust office in the cities of Toronto, Ontario and Montreal, Quebec all proxy materials, information statements, reports and other written communications that are:

    (a) received by the Trustee as the registered holder of the Voting Share and made available by the Parent to the holders of Parent Common Shares; or

    (b) specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by the Parent.

  4.5 Other Materials. Immediately after receipt by the Parent or any shareholder of the Parent of any material sent or given generally to the holders of Parent Common Shares by or on behalf of a third party, including without limitation dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), the Parent shall use its best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as possible after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of the Parent, copies of all such materials received by the Trustee from the Parent. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal corporate trust office in the cities of Toronto, Ontario and Montreal, Quebec copies of all such materials.

  4.6 List of Persons Entitled to Vote. The Corporation shall, (a) prior to each annual, general and special Parent Meeting or the seeking of any Parent Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "List") of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Parent Meeting or a Parent Consent, at the close of business on the record date established by the Parent or pursuant to applicable law for determining the holders of Parent Common Shares entitled to receive notice of and/or to vote at such Parent Meeting or to give consent in connection with such Parent Consent. Each such List shall be delivered to the Trustee promptly after receipt by the Corporation of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to enable the Trustee to perform its obligations under this Agreement. The Parent agrees to give the Corporation notice (with a copy to the Trustee) of the calling of any Parent Meeting or the seeking of any Parent Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable the Corporation to perform its obligations under this section 4.6.

  4.7 Entitlement to Direct Votes. Any Beneficiary named in a List prepared in connection with any Parent Meeting or any Parent Consent will be entitled (a) to instruct the Trustee in the manner described in section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or
(b) to attend such meeting and personally to exercise thereat (or to exercise with respect to any written consent), as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

  4.8 Voting by Trustee, and Attendance of Trustee Representative, at Parent Meetings.

    (a) In connection with each Parent Meeting and Parent Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by it for receipt of such instructions in the notice given by the Trustee to the Beneficiary pursuant to section 4.3.

    (b) The Trustee shall cause such representatives as are empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Parent Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee's representatives, and at the Beneficiary's request, such representatives shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to section 4.3 in respect of such meeting, or (ii) submits to the Trustee's representatives written revocation of any such previous instructions. At such meeting, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question or proposition, to vote by way of ballot at the meeting in respect of any matter, question or proposition and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

  4.9 Distribution of Written Materials. Any written materials to be distributed by the Trustee to Beneficiaries pursuant to this Agreement shall be delivered or sent by mail (or otherwise communicated in the same manner as the Parent utilizes in communications to holders of Parent Common Shares, subject to the Trustee being advised in writing of such method and its ability to provide this method of communication) to each Beneficiary at its address as shown on the books of the Corporation. The Corporation shall provide or cause to be provided to the Trustee for this purpose, on a timely basis and without charge or other expense:

    (a) current lists of the Beneficiaries and the registered holders of Exchangeable Shares; and

    (b) upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

  4.10 Termination of Voting Rights. All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to the Parent and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for Parent Common Shares, as specified in Article 5 hereof (unless in either case (a) Dutchco shall not have delivered the requisite Parent Common Shares issuable in exchange therefor to the Trustee for delivery to the Beneficiaries or (b) such exchange of Exchangeable Shares for Parent Common Shares occurs after the close of business on the record date for a Parent Meeting or the seeking of a Parent Consent but prior to such Parent Meeting or the effective date of such Parent Consent), or upon the retraction or redemption of Exchangeable Shares pursuant to Article 6 or Article 7 of the Exchangeable Share Provisions, respectively, or upon the effective date of the liquidation, dissolution or winding-up of the Corporation pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Dutchco pursuant to the exercise by Dutchco of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right (unless Dutchco shall not have delivered the requisite Parent Common Shares and cheque, if any, deliverable in exchange thereof to the Trustee for delivery to the Beneficiaries and such redemption, retraction or purchase occurs after the close of business on the record date for a Parent Meeting or the seeking of a Parent Consent but prior to such Parent Meeting or the effective date of such Parent Consent).

                                   ARTICLE 5

                     Exchange Right and Automatic Exchange

  5.1 Grant and Ownership of the Exchange Right. Dutchco hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require Dutchco to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by the Beneficiary and the Automatic Exchange Rights, all in accordance with the provisions of this Agreement. Dutchco hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the sufficiency thereof) for the grant of the Exchange Right and the Automatic Exchange Right by Dutchco to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

    (a) hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

    (b) except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

  5.2 Legended Share Certificates. The Corporation will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

    (a) their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

    (b) the Automatic Exchange Rights.

  5.3 General Exercise of Exchange Right. The Exchange Right shall be and remain vested in and exercised by the Trustee. Subject to section 8.15, the Trustee shall exercise the Exchange Right only:

    (a) on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof; or

    (b) to the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

  5.4 Purchase Price. The purchase price payable by Dutchco for each Exchangeable Share to be purchased by Dutchco under the Exchange Right shall be an amount per share equal to (a) the Current Market Price of a Parent Common Share on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right plus (b) an additional amount equivalent to the full amount of all dividends declared and unpaid on each such Exchangeable Share and all dividends declared on Parent Common Shares which have not been declared on such Exchangeable Shares in accordance with section 3.1 of the Exchangeable Share Provisions (provided that if the record date for any such declared and unpaid dividends occurs on or after the day of closing of such purchase and sale the purchase price shall not include such additional amount equivalent to such declared and unpaid dividends). In connection with each exercise of the Exchange Right, Dutchco will provide to the Trustee an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share. The purchase price for each such Exchangeable Share so purchased may be satisfied only by Dutchco delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, one Parent Common Share and a cheque for the balance, if any, of the purchase price.

  5.5 Exercise Instructions. Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of the Corporation. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal corporate trust office in Toronto, Ontario or Montreal, Quebec or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Dutchco to purchase, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Companies Act (Quebec) and the by-laws of the Corporation and such additional documents and instruments as the Trustee or Dutchco may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Dutchco to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Dutchco free and clear of all liens, claims and encumbrances,
(iii) the names in which the certificates representing the Parent Common Shares deliverable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and (b) payment (or evidence satisfactory to the Trustee, the Corporation and Dutchco of payment) of the taxes (if any) payable as contemplated by section 5.8 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Dutchco under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

 5.6 Delivery of Parent Common Shares; Effect of Exercise. Promptly after receipt of the certificates representing the Exchangeable Shares which the Beneficiary desires Dutchco to purchase under the Exchange Right together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any, or evidence thereof), duly endorsed for transfer to Dutchco, the Trustee shall notify the Parent, Dutchco and the Corporation of its receipt of the same, which notice to the Parent, Dutchco and the Corporation shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares, and Dutchco shall immediately thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary), the certificates for the number of Parent Common Shares deliverable in connection with the exercise of the Exchange Right, which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance, and cheques for the balance, if any, of the total purchase price therefor. Immediately upon the giving of notice by the Trustee to the Parent, Dutchco and the Corporation of the exercise of the Exchange Right, as provided in this section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to Dutchco all of its right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive such Beneficiary's proportionate part of the total purchase price therefor, unless the requisite number of Parent Common Shares (together with a cheque for the balance, if any, of the total purchase price therefor) is not allotted, issued and delivered by Dutchco to the Trustee, for delivery to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary), within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Parent Common Shares are so allotted, issued and delivered by Dutchco and any such cheque is so delivered and paid. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Parent Common Shares to be delivered to it pursuant to the Exchange Right.

  5.7 Exercise of Exchange Right Subsequent to Retraction. In the event that a Beneficiary has exercised its right under Article 6 of the Exchangeable Share Provisions to require the Corporation to redeem any or all of the Exchangeable Shares held by the Beneficiary (the "Retracted Shares") and is notified by the Corporation pursuant to section 6.6 of the Exchangeable Share Provisions that the Corporation will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Dutchco shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to the Corporation pursuant to section 6.7 of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares which the Corporation is unable to redeem. In any such event, the Corporation hereby agrees with the Trustee and in favour of the Beneficiary immediately to notify the Trustee of such prohibition against the Corporation redeeming all of the Retracted Shares and immediately to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to the Corporation or to the transfer agent of the Exchangeable Shares (including without limitation a copy of the retraction request delivered pursuant to section 6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that the Corporation is not permitted to redeem and will require the Parent to purchase such shares in accordance with the provisions of this Article 5.

  5.8 Stamp or Other Transfer Taxes. Upon any sale of Exchangeable Shares to Dutchco pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing the Parent Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Beneficiary of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and neither the Parent, Dutchco, the Corporation nor the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have established to the satisfaction of the Trustee, the Parent, Dutchco and the Corporation that such taxes, if any, have been paid.

  5.9 Notice of Insolvency Event. Immediately upon the occurrence of an Insolvency Event or any event which with the giving of notice or the passage of time or both would be an Insolvency Event, the Corporation, Dutchco and/or the Parent, as the case may be, shall give written notice thereof to the Trustee. As soon as practicable after receiving notice from the Corporation, Dutchco and/or the Parent, as the case may be, or from any other person of the occurrence of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Dutchco and/or the Parent, a notice of such Insolvency Event, which notice shall contain a brief statement of the right of the Beneficiaries with respect to the Exchange Right.

  5.10 Qualification of Parent Common Shares in the United States. The Parent represents and warrants that it has taken all actions and done all things as are necessary or desirable to cause the Parent Common Shares (and that it will take all actions and do all things as are necessary or desirable to cause such shares or securities into which Parent Common Shares may be reclassified or changed) to be issued and delivered pursuant to the Exchangeable Share Provisions, Exchange Right or the Automatic Exchange Rights to be freely tradeable thereafter in the United States (other than any restrictions on transfers by reason of a holder being an "affiliate" of the Parent or, prior to the Effective Date, for purposes of United States federal or state securities law). The Parent will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause all Parent Common Shares to be delivered pursuant to the Exchangeable Share Provisions, Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Parent Common Shares are listed, quoted or posted for trading at such time.

  5.11 Reservation of Parent Common Shares. The Parent hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Parent Common Shares
(a) as is equal to
the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit the Corporation and Dutchco to meet their respective obligations hereunder, under the Support Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to which the Parent may now or hereafter be required to issue Parent Common Shares.

  5.12 Automatic Exchange on Liquidation of the Parent.

  (a) The Parent will give the Trustee notice of each of the following events at the time set forth below:

    (i) in the event of any determination by the Board of Directors of the Parent to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Parent or to effect any other distribution of assets of the Parent among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

    (ii) immediately, upon the earlier of (A) receipt by the Parent of notice of and (B) the Parent otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Parent or to effect any other distribution of assets of the Parent among its shareholders for the purpose of winding up its affairs.

  (b) Immediately following receipt by the Trustee from the Parent of notice of any event (a "Liquidation Event") contemplated by section 5.12(a)(i) or 5.12(a)(ii) above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall include a brief description of the automatic exchange of Exchangeable Shares for Parent Common Shares provided for in section 5.12(c).

  (c) In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Parent Common Shares in the distribution of assets of the Parent in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the "Liquidation Event Effective Date") of a Liquidation Event all of the then outstanding Exchangeable Shares held by Beneficiaries shall be automatically exchanged for Parent Common Shares. To effect such automatic exchange, Dutchco shall purchase each Exchangeable Share outstanding on the fifth Business Day prior to the Liquidation Event Effective Date and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to (a) the Current Market Price of a Parent Common Share on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by Dutchco delivering or causing to be delivered to the Beneficiary one Parent Common Share, plus (b) an additional amount equivalent to the full amount of all dividends declared and unpaid on each such Exchangeable Share and all dividends declared on Parent Common Shares which have not been declared on such Exchangeable Shares in accordance with section 3.1 of the Exchangeable Share Provisions (provided that if the record date for any such declared and unpaid dividends occurs on or after the day of closing of such purchase and sale the purchase price shall not include such additional amount equivalent to such declared and unpaid dividends). In connection with such automatic exchange, the Parent will provide to the Trustee an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

  (d) On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Parent Common Shares shall be deemed to have occurred, and each Beneficiary shall be deemed to have transferred to Dutchco all of the Beneficiary's right, title and interest in and to its Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and Dutchco shall deliver or cause to be delivered to the Beneficiary the Parent Common Shares deliverable upon the automatic exchange of Exchangeable Shares for Parent Common Shares and shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Parent Common Shares issued to it pursuant to the automatic exchange of Exchangeable Shares for Parent Common Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Dutchco pursuant to such automatic exchange shall thereafter be deemed to represent the Parent Common Shares delivered to the Beneficiary by Dutchco pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent Parent Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as Dutchco may reasonably require, Dutchco shall deliver or cause to be delivered to the Beneficiary certificates representing the Parent Common Shares of which the Beneficiary is the holder.

  5.13 Withholding Rights. Parent, Dutchco and the Trustee shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Exchangeable Shares such amounts as Parent, Dutchco or the Trustee is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, the Income Tax Act (Canada) or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Parent, Dutchco and the Trustee are hereby authorized to sell or otherwise dispose of at fair market value such portion of such consideration as is necessary to provide sufficient funds to the Parent, Dutchco or the Trustee, as the case may be, in order to enable it to comply with such deduction or withholding requirement and the Parent or the Trustee shall give an accounting to the holder with respect thereto and any balance of such sale proceeds.

                                   ARTICLE 6

             Restrictions on Issue of Parent Special Voting Stock

  6.1 Issue of Additional Shares. During the term of this Agreement, the Parent will not create, issue or allot (or make any agreement to so do) any other shares of Series B Preferred Stock of the Parent in addition to the Voting Share.

                                   ARTICLE 7

                                   Covenants

  7.1 Corporation Covenant. Immediately following the Class B Conversion Time, the Corporation will give notice to Dutchco of its intention to exercise the Class E Redemption Right and the Class F Redemption Right as provided in the share provisions for the Class E Shares and the Class F Shares and this Agreement shall constitute good and valid notice by the Corporation to Dutchco of its intention to exercise such redemptions.

  7.2 Dutchco Covenant. Immediately upon the Corporation providing notice to Dutchco of its intention to exercise the Class E Redemption Right and the Class F Redemption Right as contemplated in section 7.1 hereof, Dutchco will exercise the Class E Redemption Call Right and the Class F Redemption Call Right and this Agreement shall constitute good and valid notice by Dutchco to the Corporation of its exercise of both the Class E Redemption Call Right and the Class F Redemption Call Right.

  7.3 Trust. The Corporation makes the covenant contained in section 7.1 hereof, and Dutchco makes the covenant contained in section 7.2 hereof, to and in favour of the Trustee for the benefit of the Class E and F Shareholders and acknowledges that the Trustee shall hold the Covenants as trustee for and on behalf of the Class E and F Shareholders and in accordance with the provisions of this Agreement. Each of the Corporation and Dutchco hereby acknowledges receipt from the Trustee as trustee for and on behalf of such Class E and F Shareholders of good and valuable consideration (and the sufficiency thereof) for the making of such covenants to the Trustee. Until such time as all Class E Shares and Class F Shares held by holders other than Parent, its subsidiaries and the Affiliates have been redeemed and subject to the terms and conditions of this Agreement, the Trustee shall possess and be entitled to exercise all of the rights and powers of an owner of the Class E Shares and Class F Shares, provided that the Trustee shall:

    (a) hold the rights associated with the Covenants as trustee solely for the use and benefit of the Class E and F Shareholders in accordance with the provisions of this Agreement; and

    (b) except as specifically authorized by this Agreement, have no power or authority to deal in or with the Covenants or the Class E Shares and the Class F Shares for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

                                   ARTICLE 8

                            Concerning the Trustee

  8.1 Powers and Duties of the Trustee. The rights, powers and authorities of the Trustee under this Agreement, in its capacity as trustee of the Trust, shall include:

    (a) purchasing the Voting Share from the Parent as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

    (b) granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

    (c) voting the Beneficiary Votes in accordance with the provisions of this Agreement;

    (d) receiving the grant of the Exchange Right and the Automatic Exchange Rights from Dutchco as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

    (e) receiving the Covenants from Dutchco and the Corporation for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

    (f) exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries the Parent Common Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

    (g) holding title to the Trust Estate;

    (h) investing any monies forming, from time to time, a part of the Trust Estate as provided in this Agreement;

    (i) taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of the Parent, Dutchco and/or the Corporation under this Agreement; and

    (j) taking such other actions and doing such other things as are specifically provided in this Agreement.

  In the exercise of such rights, powers and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers and authorities by the Trustee shall be final, conclusive and binding upon all persons affected thereunder, including the Parties hereto and the Beneficiaries. For greater certainty, the Trustee shall have only those duties as are set out specifically in this Agreement.

  The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

  8.2 No Conflict of Interest. The Trustee represents to the Corporation, Dutchco and the Parent that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article
11. If, notwithstanding the foregoing provisions of this section 8.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this section 8.2, any Party hereto or Beneficiary may apply to the Ontario Court General Division for an order that the Trustee be replaced as trustee hereunder.

  8.3 Dealings with Transfer Agents, Registrars, etc. The Corporation, Dutchco and the Parent irrevocably authorize the Trustee, from time to time, to:

    (a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and the Parent Common Shares; and

    (b) requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the registrar or transfer agent of the Parent Common Shares, and any subsequent registrar or transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the automatic exchange of Exchangeable Shares for Parent Common Shares in the manner specified in Article 5 hereof.

  The Corporation, Dutchco and the Parent irrevocably authorize their respective registrars and transfer agents to comply with all such requests. The Parent and Dutchco covenant that they will supply the Parent's registrar or transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the automatic exchange of Exchangeable Shares for Parent Common Shares, in each case pursuant to Article 5 hereof.

  8.4 Books and Records. The Trustee shall keep available for inspection by the Parent, Dutchco and the Corporation, at the Trustee's principal corporate trust office in Toronto, Ontario and Montreal, Quebec correct and complete books and records of account relating to the Trustee's actions under this Agreement, including without limitation all information relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights. On or before March 31, 1999, and on or before March 31 in every year thereafter, so long as the Voting Share is on deposit with the Trustee, the Trustee shall transmit to the Parent, Dutchco and the Corporation a brief report, dated as of the preceding December 31, with respect to:

    (a) the property and funds comprising the Trust Estate as of that date;

    (b) the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of delivery by Dutchco of Parent Common Shares and any other consideration in connection with the Exchange Right, during the calendar year ended on such date; and

    (c) all other actions taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported.

  8.5 Income Tax Returns and Reports. The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system, if any, through which the Exchangeable Shares are traded and, in connection therewith and without limiting the generality of section 8.10 hereof, may obtain the advice and assistance of such experts as the Trustee may consider necessary or advisable.

  8.6 Indemnification Prior to Certain Actions by Trustee. The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security and indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Voting Share pursuant to Article 4 hereof, subject to section 8.15, and with respect to the Exchange Right pursuant to Article 5 hereof, subject to section 8.15, and with respect to the Automatic Exchange Rights pursuant to Article 5 hereof.

  None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities unless funded, given security and indemnified as aforesaid.

  8.7 Actions by Beneficiaries. No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security and indemnity referred to in section 8.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or under the Voting Rights, the Exchange Rights or the Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

  8.8 Reliance upon Declarations. The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents comply with the provisions of section 8.9 hereof, if applicable, and with any other applicable provisions of this Agreement.

  8.9 Evidence and Authority to Trustee. The Corporation, Dutchco and/or the Parent shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by the Corporation, Dutchco and/or the Parent or the Trustee under this agreement or as a result of any obligation imposed under this Agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of the Corporation, Dutchco and/or the Parent forthwith if and when:

    (a) such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this section 8.9; or

    (b) the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives the Corporation, Dutchco and/or the Parent written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

  Such evidence shall consist of an Officer's Certificate of the Corporation, Dutchco and/or the Parent or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

  Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the automatic exchange of Exchangeable Shares for Parent Common Shares pursuant to section 5.12, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of the Corporation, Dutchco and/or the Parent it shall be in the form of an Officer's Certificate or a statutory declaration.

  Each statutory declaration, certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

    (a) declaring that he has read and understands the provisions of this Agreement relating to the condition in question;

    (b) describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

    (c) declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

  8.10 Experts, Advisers and Agents. The Trustee may:

    (a) in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by the Corporation, Dutchco and/or the Parent or otherwise, and may employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

    (b) employ such agents and other assistants as it may reasonably require for the proper discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by
  it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

  8.11 Investment of Moneys Held By Trustee. Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Ontario or the Province of Quebec, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of the Corporation. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee at a chartered bank in Canada or, with the consent of the Corporation, in the deposit department of the Trustee or any other loan or trust the Corporation authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

  8.12 Trustee Not Required to Give Security. The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

  8.13 Trustee Not Bound to Act on the Corporation's Request. Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of the Corporation and/or the Parent or of their respective Boards of Directors until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

  8.14 Authority to Carry on Business. The Trustee represents to the Corporation, Dutchco and the Parent that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in the Province of Quebec and the Province of Ontario but if, notwithstanding the provisions of this section 8.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement, the Covenants, the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the Province of Quebec and in the Province of Ontario, either become so authorized or resign in the manner and with the effect specified in Article 11.

  8.15 Conflicting Claims. If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claim or demand. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right or Automatic Exchange Rights, the Covenants subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

    (a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Right Automatic Exchange Rights or the Covenants subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

    (b) all differences with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate fully to indemnify it as between all conflicting claims or demands.

  8.16 Acceptance of Trust. The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

                                   ARTICLE 9

                                 Compensation

  9.1 Fees and Expenses of the Trustee. The Parent, Dutchco and the Corporation jointly and severally agree to pay to the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including taxes) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its rights and duties under this Agreement; provided that the Parent, Dutchco and the Corporation shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence or wilful misconduct.

                                  ARTICLE 10

                  Indemnification and Limitation of Liability

  10.1 Indemnification of the Trustee. The Parent, Dutchco and the Corporation jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, negligence, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instructions delivered to the Trustee by the Parent, Dutchco or the Corporation pursuant hereto. In no case shall the Parent, Dutchco or the Corporation be liable under this indemnity for any claim against any of the Indemnified Parties unless the Parent, Dutchco and the Corporation shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to clause (ii) below, the Parent, Dutchco and the Corporation shall be entitled to participate at their own expense in the defence and, if the Parent, Dutchco or the Corporation so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by the Parent, Dutchco or the Corporation; or (ii) the named parties to any such suit include both the Trustee and the Parent, Dutchco or the Corporation and the Trustee shall have been advised by counsel acceptable to the Parent or the Corporation that there may be one or more legal defenses available to the Trustee which are different from or in addition to those available to the Parent or the Corporation (in which case the Parent, Dutchco and the Corporation shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee).

  10.2 Limitation of Liability. The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, negligence, wilful misconduct or bad faith on the part of the Trustee.

                                  ARTICLE 11

                               Change of Trustee

  11.1 Resignation. The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to the Parent, Dutchco and the Corporation specifying the date on which it desires to resign, provided that such notice shall never be given less than 60 days before such desired resignation date unless the Parent, Dutchco and the Corporation otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, the Parent, Dutchco and the Corporation shall promptly appoint a successor trustee by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee.

  11.2 Removal. The Trustee, or any trustee hereafter appointed, may be removed at any time on 60 days' prior notice by written instrument executed by the Parent, Dutchco and the Corporation, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee provided that such removal shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee.

  11.3 Successor Trustee. Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to the Parent, Dutchco and the Corporation and to its predecessor trustee an instrument accepting such appointment. Thereupon, the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as trustee in this Agreement. However, on the written request of the Parent, Dutchco and the Corporation or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, the Parent, Dutchco, the Corporation and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

  11.4 Notice of Successor Trustee. Upon acceptance of appointment by a successor trustee as provided herein, the Parent, Dutchco and the Corporation shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If the Parent, Dutchco or the Corporation shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Parent, Dutchco and the Corporation.

                                  ARTICLE 12

                               Parent Successors

  12.1 Certain Requirements in Respect of Combination, etc. The Parent shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless:

    (a) such other person or continuing corporation is a corporation (herein called the "Parent Successor") incorporated under the laws of any state of the United States or the laws of Canada or any province thereof;

    (b) the Parent Successor, by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction a agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee and in the opinion of legal counsel to the Trustee are necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of the Parent under this Agreement; and

    (c) such transaction shall, to the satisfaction of the Trustee and in the opinion of legal counsel to the Trustee, be upon such terms as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

  12.2 Vesting of Powers in Successor. Whenever the conditions of section 12.1 hereof have been duly observed and performed, the Trustee, if required, by section 12.1 hereof, the Parent Successor and the Corporation shall execute and deliver the supplemental agreement provided for in Article 13 and thereupon the Parent Successor shall possess and from time to time may exercise each and every right and power of the Parent under this Agreement in the name of the Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of the Parent or any officers of the Parent may be done and performed with like force and effect by the Board of Directors or officers of such Parent Successor.

  12.3 Wholly-Owned Subsidiaries. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of the Parent with or into the Parent or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of the Parent provided that all of the assets of such subsidiary are transferred to the Parent or another wholly-owned subsidiary of the Parent and any such transactions are expressly permitted by this Article 12.

                                  ARTICLE 13

                 Amendments and Supplemental Trust Agreements

  13.1 Amendments, Modifications, etc. Except as contemplated by section 13.2 below, this Agreement may not be amended or modified except by an agreement in writing executed by the Corporation, the Parent, Dutchco and the Trustee and approved by the holders of Exchangeable Shares in accordance with section 10.2 of the Exchangeable Share Provisions provided that the Trustee shall not agree to any amendment to the provisions of Article 7 or waive any right thereunder without the consent of the Class E and F Shareholders at a meeting of those holders held in accordance with the provisions attaching to the Class E Shares and the Class F Shares.

  13.2 Ministerial Amendments. Notwithstanding the provisions of section 13.1 hereof, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of:

    (a) adding to the covenants of any party hereto for the protection of the Corporation or the Beneficiaries hereunder;

    (b) making such provisions or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the opinion of the Board of Directors of each of the Parent, Dutchco and the Corporation and in the opinion of the Trustee and its counsel, having in mind the best interests of the Beneficiaries as a whole, it may be expedient to make, provided that such Boards of Directors and the Trustee and its counsel shall be of the opinion that such provisions and modifications will not be prejudicial to the interests of the Beneficiaries; or

    (c) making such changes or corrections hereto which, on the advice of counsel to the Corporation, the Parent, Dutchco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained herein, provided that the Trustee and its counsel and the Board of Directors of each of the Corporation, Dutchco and the Parent shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the Beneficiaries.

  13.3 Meeting to Consider Amendments. The Corporation, at the request of the Parent, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of the Corporation, the Exchangeable Share Provisions, the articles of the Corporation and all applicable laws.

  13.4 Changes in Capital of Parent and the Corporation. At all times after the occurrence of any event effected pursuant to section 2.7 or section 2.8 of the Support Agreement, as a result of which either the Parent Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which the Parent Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

  13.5 Execution of Supplemental Agreements. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time the Corporation (when authorized by a resolution of the Board of Directors), Dutchco (when authorized by a resolution of its Board of Directors), the Parent (when authorized by a resolution of its Board of Directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

    (a) evidencing the succession of Parent Successors to the Parent and the covenants of and obligations assumed by each such Parent Successor in accordance with the provisions of Article 12 and the successor of any successor trustee in accordance with the provisions of Article 11;

    (b) making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right, the Automatic Exchange Rights or the Covenants which, in the opinion of the Trustee and its counsel, will not be prejudicial to the interests of the Beneficiaries as a whole or are in the opinion of counsel to the Trustee necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to the Parent, Dutchco, the Corporation, the Trustee or this Agreement; and

    (c) for any other purposes not inconsistent with the provisions of this Agreement, including without limitation to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee and its counsel, the rights of the Trustee and the Beneficiaries as a whole will not be prejudiced thereby.

                                  ARTICLE 14

                                  Termination

  14.1 Term. The Trust created by this Agreement shall be effective upon the issuance by the Corporation of Class E Shares, Class F Shares and/or Exchangeable Shares and shall continue until the earliest to occur of the following events:

    (a) no outstanding Exchangeable Shares are held by a Beneficiary;

    (b) each of the Corporation, Dutchco and the Parent elects in writing to terminate the Trust and such termination is approved by the Beneficiaries of the Exchangeable Shares in accordance with section 10.2 of the Exchangeable Share Provisions; and

    (c) 21 years after the death of the last survivor of the descendants of His Majesty King George VI of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

  14.2 Survival of Agreement. This Agreement shall be effective upon the issuance by the Corporation of Class E Shares, Class F Shares and/or Exchangeable Shares and shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Articles 9 and 10 shall survive any such termination of this Agreement.

                                  ARTICLE 15

                                    General

  15.1 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or improved thereby and this Agreement shall be carried and as near as possible in accordance with its original terms and conditions; and to this end the provisions of this Agreement are intended to be and shall be deemed severable; provided, however, that if the provision or provisions so held to be invalid, in the reasonable judgment of the parties hereto, is or are so fundamental to the intent of the parties hereto and the operation of this Agreement that the enforcement of the other provisions hereof, in the absence of such invalid provision or provisions, would damage irreparably the intent of the parties in entering into this Agreement, the parties hereto shall agree to amend or otherwise modify this Agreement so as to carry out the intent and purposes hereof and the transactions contemplated hereby.

  15.2 Enurement. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Beneficiaries.

  15.3 Notices to Parties. All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

    a) if to the Parent or Dutchco at:

      AUTODESK, INC.
      20400 Stevens Creek Boulevard
      Cupertino, CA 95401-2217
      Attention: Marcia K. Sterling
                  Vice President Business Development, General Counsel and
                  Secretary
      Telecopy:   (408) 517-1886

    (b) if to the Corporation at:

      [NEW DISCREET]
      10 Duke Street
      Montreal, Quebec
      Canada H3C 2L7
      Attention: Francois Plamondon
                  Executive Vice President, Chief Financial Officer, Treasurer
                  and Secretary
      Telecopy:   (514) 393-3996

    (c) if to the Trustee at:

      MONTREAL TRUST COMPANY OF CANADA
      6th Floor
      1800 McGill College Avenue
      Montreal, Quebec
      H3A 3K9
      Attention:  .
      Telecopy:   (514) .

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof, provided such notice or other communication is received prior to 5:00 p.m. (local time) on a Business Day, and otherwise it shall be deemed to have been given and received upon the immediately following Business Day.

  15.4 Notice of Beneficiaries. Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares, Class E Shares or Class F Shares as the case may be, in any manner permitted by the by-laws of the Corporation from time to time in force in respect of notices to shareholders and the provisions of the then prevailing law and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws and the provisions of the then prevailing law, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such holders.

  15.5 Risk of Payments by Post. Whenever payments are to be made or documents are to be sent to any Beneficiary by the Trustee or by the Corporation, or by such Beneficiary to the Trustee or to the Parent, Dutchco or the Corporation, the making of such payment or sending of such document sent through the post shall be at the risk of the Corporation, in the case of payments made or documents sent by the Trustee or the Corporation, and the Beneficiary, in the case of payments made or documents sent by the Beneficiary.

  15.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

  15.7 Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

  15.8 Attornment. Each of the Parent, Dutchco and the Corporation agree that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario waive any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and each of Parent, Dutchco and the Corporation hereby appoint Aird & Berlis at its office in Toronto as Parent's, Dutchco's and the Corporation's attorney for service of process.

  15.9 Guaranty/Assignment. The Parent hereby unconditionally and irrevocably guarantees the prompt and full performance by Dutchco of, and shall cause Dutchco to comply with, its obligations hereunder. Dutchco, upon prior notice to the Trustee, may assign all or a portion of its rights and obligations hereunder to the Parent or any Affiliate thereof, which shall thereupon assume such assigned rights and obligations, without the consent of the Trustee, the Beneficiary, or the Corporation subject to the Trustee, the Corporation and the Parent entering into a supplemental agreement pursuant to section 13.5(c) reflecting such assignment and assumption. This Agreement may not be assigned by the Parent without the prior written consent of Dutchco, the Trustee and the Corporation and the approval of the holders of the Exchangeable Shares in accordance with section 10.2 of the Exchangeable Share Provisions and the Class E and F Shareholders other than the Parent, its subsidiaries and Affiliates.

  15.10 Language. The parties have agreed that this Agreement be drafted in English. Les parties ont convenu que cette convention soit redigee en langue anglaise.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          Autodesk, Inc.

                                          By __________________________________
                                            Name:  .
                                            Title: .

                                          Autodesk Development B.V.

                                          By __________________________________
                                            Name:  .
                                            Title: .

                                          Discreet Logic Inc.

                                          By __________________________________
                                            Name:  .
                                            Title: .

                                          Montreal Trust Company of Canada

                                          By __________________________________
                                            Name:  .
                                            Title: .

                                                                   APPENDIX E-1

      SPECIAL RESOLUTION OF THE HOLDERS OF COMMON STOCK OF AUTODESK, INC.

  RESOLVED: That the stockholders of Autodesk, Inc., a Delaware corporation ("Autodesk"), hereby approve the issuance of new shares of common stock of Autodesk, par value $0.01 per share ("Autodesk Common Stock"), in connection with that certain Amended and Restated Agreement and Plan of Acquisition and Amalgamation (the "Acquisition Agreement") dated as of September 23, 1998, by and among Autodesk, Autodesk Development B.V., a Netherlands corporation and indirect wholly owned subsidiary of Autodesk, Autodesk Canada Inc., an Ontario corporation and wholly owned subsidiary of Autodesk, 9066-9077 Quebec Inc., a Quebec company and indirect wholly owned subsidiary of Autodesk ("Amalgamation Sub"), 9066-9854 Quebec Inc., a Quebec company and indirect wholly owned subsidiary of Autodesk ("Autodesk Quebec"), and Discreet Logic Inc., a Quebec company ("Discreet"), pursuant to which (i) each of the outstanding common shares of Discreet, no par value, ultimately shall be converted, through a series of steps, into 0.525 shares of Autodesk Common Stock, and (ii) Amalgamation Sub, Autodesk Quebec and Discreet will combine to form a new subsidiary of Autodesk.

                                     E-1-1

                                                                   APPENDIX E-2

                     SPECIAL RESOLUTION OF THE HOLDERS OF
                     COMMON SHARES OF DISCREET LOGIC INC.

                 AMALGAMATION UNDER THE COMPANIES ACT (QUEBEC)

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. The amalgamation of Discreet Logic Inc. with 9066-9771 Quebec Inc. and 9066-9854 Quebec Inc. under the Companies Act (Quebec), substantially as set forth in the Amalgamation Agreement attached as Exhibit A to the Amended and Restated Agreement and Plan of Acquisition and Amalamation (the "Acquisition Agreement") and which is attached as Appendix A to the Joint Proxy Statement/Prospectus of Autodesk, Inc. and Discreet Logic Inc. dated
   [    ], 1998 (the "PROXY CIRCULAR") accompanying the notice of this special general meeting of the holders of Common Shares of Discreet Logic Inc. be, and it is hereby authorized, approved and adopted;

2. the Amalgamation Agreement, the action of the directors of Discreet Logic Inc. in approving the Amalgamation Agreement and the actions of any officers of Discreet Logic Inc. in executing and delivering the Amalgamation Agreement be, and they are hereby confirmed, ratified, authorized and approved;

3. Special By-Law 1998-1 adopted by the Board of Directors of Discreet Logic Inc. relating to the amalgamation of Discreet Logic Inc., 9066-9771 Quebec Inc. and 9066-9854 Quebec Inc., be and it is hereby approved;

4. notwithstanding that this resolution has been passed and the Special By-Law 1998-1 has been adopted by the shareholders of Discreet Logic Inc., the directors of Discreet Logic Inc. be, and they are hereby authorized and empowered (A) to amend the Acquisition Agreement to the extent permitted by the Acquisition Agreement, and (B) decide, without further notice to or approval of the shareholders of Discreet Logic Inc., not to proceed with the amalgamation referred to above or revoke this resolution at any time prior to the Articles of Amalgamation becoming effective pursuant to the provisions of the Companies Act (Quebec);

5. the directors of Discreet Logic Inc. are hereby authorized, if they deem appropriate, at their sole discretion, to revoke Special By-Law 1998-1 and to not proceed with the Amalgamation without further approval of the shareholders;

6. any director or officer of Discreet Logic Inc. are hereby authorized and directed for and on behalf of Discreet Logic Inc. to execute or cause to be executed, under corporate seal or otherwise, to deliver or cause to be delivered and to file or cause to be filed all such documents, agreements and instruments and to do or cause to be done all such other acts and things as such director or officer of Discreet Logic Inc. shall determine to be necessary or desirable in order to carry out the intent of the foregoing paragraphs of this resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

                                     E-2-1

                                                                     APPENDIX F

[LOGO OF PIPER JAFRAY]

August 18, 1998

PERSONAL & CONFIDENTIAL

Board of Directors
Autodesk, Inc.
111 McInnis Parkway
San Rafael, California 94903

Members of the Board:

We understand that Autodesk, Inc., a Delaware corporation ("Autodesk" or the "Acquiror"), Autodesk Amalgamation Subsidiary, Inc., a Quebec corporation ("Amalgamation Sub"), Autodesk B.V., a Netherlands corporation ("Dutchco"), Autodesk Canada Inc. ("ACI") and Discreet Logic Inc., a Quebec corporation ("Discreet Logic" or the "Company") propose to enter into an Agreement and Plan of Acquisition and Arrangement (the "Agreement") pursuant to which Amalgamation Sub, ACI and the Company will be (i) amalgamated in a transaction (the "Transaction") in which each outstanding share of the Company's common stock, $.01 par value per share (the "Company Shares") will be converted into Class B shares, or units ("Units") comprised of one Class E share and one Class F share, of the continuing corporation resulting from the Amalgamation and (ii) the exchange of such Class B shares and Units for common stock of Autodesk, par value $0.01 per share (the "Acquiror Shares") and/or Exchangeable Shares (as defined in the Agreement). The Exchangeable Shares will be exchangeable for Acquiror Shares. In connection with the Transaction, holders of Company Shares will receive 0.525 Acquiror Shares (the "Exchange Ratio") for each of their Company Shares. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the Acquiror.

Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. For our services in rendering this opinion, the Acquiror will pay us a fee and indemnify us against certain liabilities. In addition, in connection with the Transaction, the Acquiror proposes to issue 60,000 shares of capital stock to us for nominal consideration. In the ordinary course of its business, we and our affiliates may actively trade securities of the Company and the Acquiror for our own account or the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We have performed investment banking and other services for the Acquiror and the Company in the past and have been compensated for such services.

In arriving at our opinion, we have reviewed the draft dated August 16, 1998 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Acquiror and the Company, including information provided during discussions with the management of each company. In addition, we have compared certain financial data of the Company with various other companies whose securities are traded in public markets, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by the Company and the Acquiror or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company's and the Acquiror's management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's and the Acquiror's management and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor the Acquiror are a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business. We have also assumed that the Transaction will result in certain Federal tax benefits to the Acquiror and will be taxable for Federal tax purposes to holders of Company Shares that are residents of the United States and that the Transaction will be accounted for as a pooling of interests under United States generally accepted accounting principles. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not change the purchase price for the Company.

In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company or the Acquiror and have not been furnished with any such appraisals or valuations. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company, the Acquiror or any of their respective affiliates is a party or may be subject and, at the Acquiror's direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the consummation of the Transaction or the prices at which the Company Shares or the Acquiror Shares will trade between the date hereof and the consummation of the Transaction. In addition, we express no opinion or recommendation as to how the holders of the Acquiror Shares or the Company Shares should vote at the stockholders' meetings to be held in connection with the Transaction.

This opinion is for the benefit of the Board of Directors of the Acquiror in evaluating the Transaction and shall not be published or otherwise used, nor shall any public references to Piper Jaffray be made without our prior written consent. We hereby consent to the inclusion of this letter in the Acquiror's Registration Statement on Form S-4, and to references to our firm name therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. In connection with this opinion, we were not requested to opine as to, and this opinion does not address the underlying business decision to proceed with or effect the Transaction.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the Acquiror, as of the date hereof.

                                          Sincerely,

                                          PIPER JAFFRAY INC.

                                                                     APPENDIX G

                       VOLPE BROWN WHELAN & COMPANY, LLC
                              INVESTMENT BANKERS
                  One Maritime Plaza, San Francisco, CA 94111
                       (415) 956-8120 FAX (415) 986-6754

PRIVATE AND CONFIDENTIAL

August 20, 1998

The Independent Committee of the Board of Directors and The Board of Directors
Discreet Logic, Inc.
10 Rue Duke
Montreal, Quebec H3C 2L7
Canada

Members of the Independent Committee and the Board:

You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, to the shareholders of Discreet Logic, Inc. ("Discreet Logic" or the "Company"), of the consideration to be received by such shareholders pursuant to the Agreement and Plan of Acquisition and Arrangement dated as of August 20, 1998 (the "Agreement") by and among Discreet Logic, Autodesk, Inc. ("Autodesk"), and certain subsidiaries of Autodesk established for purposes of the transaction ("Merger Subs").

The Agreement provides, in general, that Discreet Logic will be "amalgamated" with the Merger Subs (the "Merger") and the shares of Discreet Logic common stock, no par value ("Discreet Logic Common Stock") will ultimately be converted into the right to receive shares of Autodesk common stock, $0.01 par value ("Autodesk Common Stock"). We further understand that the parties intend that after giving effect to the Merger and related transactions, holders of Discreet Logic Common Stock will receive in respect of each share of Discreet Logic Common Stock held by them immediately prior to the Merger 0.525 (the "Exchange Ratio") shares of Autodesk Common Stock or, at their election, Exchangeable Shares (as defined in the Agreement). Under the Agreement, Exchangeable Shares are convertible on a one-for-one basis into shares of Autodesk Common Stock at any time over an eleven-year period and the maximum percentage of Discreet Logic Common Stock that is exchangeable for Exchangeable Shares is 19.99 percent.

It is our understanding that the parties intend that the transaction will be accounted for as a pooling of interests for financial reporting purposes and that in connection therewith Autodesk intends to issue approximately 3 million additional shares of Autodesk Common Stock prior to the Merger. It is also our understanding that the parties intend that the transaction generally will constitute (i) a taxable exchange for United States federal income tax purposes and (ii) a non-taxable exchange for Canadian federal tax purposes for those Canadian shareholders who receive Exchangeable Shares.

For the purposes of formulating the Opinion, we have, among other things:

(i) reviewed the Agreement;

(ii) interviewed management of Discreet Logic and Autodesk concerning their respective business prospects, financial outlook and operating plans as standalone concerns and as a combined enterprise;

(iii) reviewed certain Discreet Logic and Autodesk financial statements and other relevant financial and operating data of Discreet Logic and Autodesk prepared by Discreet Logic and Autodesk management teams respectively;

Independent Committee of the Board of Directors and the Board of Directors
Discreet Logic, Inc.
August 20, 1998
Page 2

(iv) reviewed the historical stock trading patterns of both Autodesk and Discreet Logic and analyzed implied historical exchange ratios;

(v) reviewed the premium of the per share consideration (which, for purposes of the written analysis, was based on the closing price of Autodesk Common Stock on August 14, 1998, and, for the purposes of the oral analysis, was based on the closing price of Autodesk Common Stock on August 20, 1998) in relation to selected merger and acquisition transactions that we deemed relevant and comparable to the Merger;

(vi) reviewed the valuation of selected publicly traded companies we deemed comparable and relevant to Discreet Logic;

(vii) reviewed, to the extent publicly available, the financial terms of selected merger and acquisition transactions that we deemed comparable and relevant to the Merger;

(viii) performed a valuation based upon Discreet Logic's relative contribution, adjusted to reflect the difference in capital structures of the two companies, to Autodesk in terms of revenue, profitability, and book value;

(ix) performed a discounted cash flow analysis of Discreet Logic as a standalone entity based upon the preliminary financial information regarding business prospects provided by Discreet Logic management through June 2000, and as extrapolated by Volpe Brown Whelan & Company, LLC ("VBW&Co.") thereafter;

(x) performed a pro forma financial impact analysis of the combined entity, based upon, in the case of Discreet Logic, preliminary financial information regarding business prospects (including with respect to both potential financial performance and potential cost savings resulting from the Merger) provided by Discreet Logic management through June 2000 and as extrapolated by VBW&Co. thereafter and, in the case of Autodesk, preliminary financial information regarding business prospects provided by Autodesk management through January 2000 and as extrapolated by VBW&Co. thereafter;

(xi) performed such other studies, analyses and inquiries and considered such other information as we deemed relevant.

VBW&Co. relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, tax, operating and other information provided to VBW&Co. by Discreet Logic and has relied upon the assurances of Discreet Logic that, to the best of its knowledge, all such information is complete and accurate in all material respects and that there is no additional material information known to Discreet Logic that would make any of the information made available to VBW&Co. either incomplete or misleading. Discreet Logic has also retained outside legal, accounting and tax advisors to advise on matters relating to the Merger. Accordingly, VBW&Co. has relied on their advice and has not reviewed and expresses no opinion on such matters.

We were not asked to, and we did not conduct a market survey to determine the interest of other potential acquirors in the Company. Although we were informed by Discreet Logic of an inquiry received from a third party concerning a potential business combination, and reviewed with management the terms discussed by the potential acquiror, we were not aware of any proposals being made. We are expressing no opinion as to, the relative merits of the Merger as compared to any alternative business strategies that might exist for Discreet Logic or the effect of any other transaction in which Discreet Logic might engage.

With respect to data and discussions relating to business prospects, financial outlook and operating plans of Discreet Logic and Autodesk, VBW&Co. has relied upon the assurances of Discreet Logic and Autodesk that such data, including the preliminary financial information regarding business prospects, has been prepared in good faith on a reasonable basis reflecting the best currently available estimates and judgments of Discreet Logic

Independent Committee of the Board of Directors and the Board of Directors
Discreet Logic, Inc.
August 20, 1998
Page 3
and Autodesk management as to the prospects of Discreet Logic and Autodesk separately and as a combined enterprise, and assumed that it was reasonable to extrapolate such estimates for periods after those periods for which estimates were provided. Our Opinion is based, in part, on such financial data and estimates.

VBW&Co. is relying upon the information provided to it by Discreet Logic and Autodesk for the purposes of rendering the Opinion. VBW&Co. expresses no opinion and has made no investigation with respect to the validity, accuracy or completeness of the information provided to it and does not warrant any forecasts included in such information. Actual results that Discreet Logic or Autodesk might achieve in the future as standalone entities or as a combined company may vary materially from those used in VBW&Co.'s analysis.

VBW&Co. has assumed that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any of the conditions to the parties' obligations thereunder, that there will be no material changes to the Agreement and that the ratio of shares of Autodesk Common Stock to be received for each share of Discreet Logic Common Stock will be 0.525.

VBW&Co. has, furthermore, not made any independent appraisals or valuations of any assets of Discreet Logic or Autodesk, nor has VBW&Co. been furnished with any such appraisals or valuations. VBW&Co. has performed no investigations relating to the representations made by Discreet Logic or Autodesk, including any representations with respect to its intellectual property or the status of any litigation pending or threatened against either company. While VBW&Co. believes that its review, as described herein, is an adequate basis for the Opinion it has expressed, the Opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the Opinion.

The Opinion addresses only the consideration to be received by the shareholders of Discreet and does not address the relative merits of the Merger and any alternatives to the Merger, Discreet Logic's decision to proceed with the Merger, the effect of the Merger, or any other aspect of the Merger.

The preparation of a fairness opinion involves various judgments as to appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, we believe our analyses and the factors utilized in such analyses must be considered as a whole and that considering any portion of such analyses or factors, without considering all analyses and factors could create a misleading or incomplete view of the process underlying the Opinion. In our analyses, we made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond Discreet Logic's or Autodesk's control and are not susceptible to accurate prediction.

As a customary part of its investment banking business, VBW&Co. engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, VBW&Co. and its affiliates may actively trade the equity securities of Discreet Logic or Autodesk for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  VBW&Co. will receive a fee of $250,000 for rendering its Opinion, no portion of which is conditioned upon the Opinion being favorable.

Independent Committee of the Board of Directors and the Board of Directors
Discreet Logic, Inc.
August 20, 1998
Page 4

No opinion is expressed herein as to the future trading price or range of prices of any securities of Autodesk issued prior to or in conjunction with the Merger. The consideration to be received by Discreet Logic shareholders is based on a fixed exchange ratio and, accordingly, the market value of such consideration may vary. The Opinion does not constitute a recommendation as to the Independent Committee's or Board of Director's decision on whether to support the Merger and recommend it to Discreet Logic's shareholders and does not constitute a recommendation to shareholders as to whether to vote in favor of the Merger. The Opinion and related materials have been prepared for the use and benefit of the Independent Committee and the Board of Directors of Discreet Logic. VBW & Co. assumes no obligation to update, revise or reaffirm the Opinion. We hereby consent to the inclusion of this letter in Autodesk's Registration Statement on Form S-4, and to references to our firm name therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Based upon and subject to the foregoing limitations and restrictions and after considering such other matters as we deem relevant, it is our opinion that, as of the date hereof, the consideration to be received by the shareholders of Discreet Logic pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Discreet Logic.

Very truly yours,

VOLPE BROWN WHELAN & COMPANY, LLC

By:
  -------------------------

Date:
  -------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted by Section 145 of the Delaware General Corporation Law, Autodesk's Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by
Section 145 of the Delaware General Corporation Law, the Bylaws of Autodesk provide that: (i) the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of Autodesk) at Autodesk's request, to the fullest extent permitted by Delaware law; (ii) Autodesk may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) Autodesk is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, provided that payment of expenses incurred by a director or officer of the corporation in advance of the final disposition of such proceeding shall be made only on receipt of an undertaking by the officer or director to repay all amounts advanced if it should ultimately be determined that the officer or director is not entitled to be indemnified;
(iv) the rights conferred in the Bylaws are not exclusive, and Autodesk is authorized to enter into indemnification agreements with its directors, officers and employees; and (v) Autodesk may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

  Autodesk's policy is to enter into indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, the indemnification agreements provide that directors and officers will be indemnified to the fullest possible extent permitted by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in an action or proceeding, including any action by or in the right of Autodesk, arising out of such person's services as a director or officer of the Registrant, any subsidiary of Autodesk or any other company or enterprise to which such person provides services at the request of Autodesk. Autodesk will not be obligated pursuant to the indemnification agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnification agreement, Autodesk's Bylaws or any statute or law. Under the agreements, Autodesk is not obligated to indemnify the indemnified party (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless Autodesk consents to such settlement; (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of Autodesk pursuant to the provisions of Section 16(b) of the Exchange Act and related laws; or (iv) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  The indemnification provisions in the Bylaws and the indemnification agreements entered into between Autodesk and its directors and officers may be sufficiently broad to permit indemnification of Autodesk's directors and officers for liabilities arising under the Securities Act.

  From and after the Effective Time, (i) New Discreet and Autodesk will fulfill and honor in all respects the obligations of Discreet and its subsidiaries pursuant to the indemnification provisions in the Discreet Articles and the Discreet By-laws existing as in effect on the date of the Acquisition Agreement with respect to Discreet's directors and officers (including without limitation advancement of legal and other expenses to the extent provided for in the Discreet Articles and Discreet By-Laws), and (ii) in the event any of Discreet's directors or officers is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to the Acquisition Agreement or the transactions contemplated thereby occurring on or prior to the Effective Time, Autodesk will, or will cause New Discreet to, pay as incurred such reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, subject to an undertaking to repay such amounts as required by applicable law.

  Autodesk and New Discreet will indemnify each present director, officer, employee, fiduciary and agent of Discreet or any of its subsidiaries (collectively, the "Indemnified Parties"), to the fullest extent permitted under applicable law or under Autodesk's or New Discreet's, as the case may be, Bylaws, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Acquisition Agreement), and to pay as incurred such legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith, subject to an undertaking to repay such amounts as required by applicable law.

  For a period of five years after the Effective Time, Autodesk and Dutchco will, or will cause New Discreet to, provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each person covered by Discreet's officers' and directors' liability insurance policy prior to the Effective Time on terms substantially similar to those of the policy in effect as of the date of the Acquisition Agreement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    2.1 Amended and Restated Agreement and Plan of Acquisition and Amalgamation by and among Autodesk, Inc., Autodesk Development B.V., 9066-9771
        Quebec Inc., Autodesk Canada Inc., 9066-9854 Quebec Inc. and Discreet
        Logic Inc., dated as of September 23, 1998 (attached as Appendix A to the Joint Proxy Statement/Prospectus).
    2.2 Amalgamation Agreement by an among Discreet Logic Inc., 9066-9854
        Quebec Inc., 9066-9771 Quebec Inc. and Autodesk, Inc. dated as of
        September 23, 1998 (attached as Appendix B to the Joint Proxy
        Statement/Prospectus).
    3.1 Amended and Restated Certificate of Incorporation of Autodesk, Inc.
        (incorporated by reference to the exhibit filed with Autodesk, Inc.'s
        Annual Report on Form 10-K for the fiscal year ended January 31, 1998).
    3.2 Certificate of Designation of Rights, Preferences, and Privileges of
        Series A Participating Preferred Stock of Autodesk, Inc. (incorporated by reference to the exhibit filed with Autodesk, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 31, 1997).
    3.3 Bylaws of Autodesk, Inc., as amended to date (incorporated by reference to the exhibit filed with Autodesk, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 31, 1998).
   *3.4 Form of Certificate of Designation of Series B Preferred Stock of
        Autodesk, Inc., (to be filed with the Delaware Secretary of State after effectiveness of this Registration Statement).
    4.1 Preferred Shares Rights Agreement dated December 14, 1995 (incorporated by reference to Autodesk, Inc.'s Report on Form 8-A filed on January 5,
        1996, as amended on January 8, 1996 and January 15, 1998).
    4.2 Amendment No. 1 to Preferred Shares Rights Agreement (incorporated by reference to Autodesk, Inc.'s Report on Form 8-A filed on January 5,
        1996, as amended on January 8, 1996 and January 15, 1998).
   *5.1 Opinion and Consent of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.
   *8.1 Tax Opinion of Aird & Berlis.

    *8.2  Tax Opinion of Stikeman, Elliott.
     9.1 Form of Voting and Exchange Trust Agreement to be entered into in connection with the acquisition of Discreet Logic Inc. (attached as Appendix D to the Joint Proxy Statement/Prospectus).
    10.1 Form of Indemnification Agreement entered into by and between Autodesk, Inc. and each of its directors and officers (incorporated by reference to the exhibit filed with Autodesk, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 31, 1995).
    10.2 Autodesk, Inc.'s 1987 Stock Option Plan, as amended (incorporated by reference to the exhibit filed with Autodesk, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 31, 1996).
    10.3  Autodesk, Inc.'s Employee Qualified Stock Purchase Plan and form of
          Subscription Agreement, as amended (incorporated by reference to the exhibit filed with Autodesk, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 31, 1996).
    10.4  Autodesk, Inc.'s 1990 Directors' Option Plan, as amended
          (incorporated by reference to the exhibit filed with Autodesk, Inc.'s
          Annual Report on Form 10-K for the fiscal year ended January 31,
          1998).
    10.5 Autodesk, Inc.'s 1996 Stock Plan, as amended (incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998).
    10.6  Agreement between Autodesk, Inc. and Carol A. Bartz, dated April 7,
          1992 (incorporated by reference to the exhibit filed with Autodesk, Inc.'s Report on Form 10-Q for the fiscal quarter ended April 30,
          1992).
    10.7  Autodesk, Inc.'s Nonstatutory Stock Option Plan, as amended
          (incorporated by reference to the exhibit filed with Autodesk, Inc.'s
          Report on Form S-8 filed on January 28, 1998).
    10.8 Teleos Research 1996 Stock Plan (incorporated by reference to the exhibit filed with Autodesk, Inc.'s Registration Statement on Form S-
          8 filed on July 23, 1996).
    10.9 Softdesk, Inc. 1992 Stock Option Plan (incorporated by reference to the exhibit filed with Autodesk, Inc.'s Registration Statement on Form S-8 filed on April 3, 1997).
    10.10 Softdesk, Inc. 1993 Director Stock Option Plan (incorporated by reference to the exhibit filed with Autodesk, Inc.'s Registration
          Statement on Form S-8 filed on April 3, 1997).
    10.11 Softdesk, Inc. 1993 Equity Incentive Plan (incorporated by reference to the exhibit filed with Autodesk, Inc.'s Registration Statement on Form S-8 on April 3, 1997).
    10.12 Autodesk Inc.'s 1998 Employee Qualified Stock Purchase Plan
          (incorporated by reference to the exhibit filed with Autodesk, Inc.'s
          Report on Form 10-K for the fiscal year ended January 31, 1998).
    10.13 Form of Support Agreement to be entered into in connection with the acquisition of Discreet Logic Inc. (attached as Appendix C to the
          Joint Proxy Statement/Prospectus) .
   *11.1  Computation of Per Share Earnings.
    21.1 Subsidiaries of Autodesk, Inc. (incorporated by reference to the exhibit filed with Autodesk, Inc.'s Report on Form 10-K for the fiscal year ended January 31, 1998).
    23.1  Consent of Ernst & Young LLP, Independent Auditors.
    23.2  Consent of Arthur Andersen & Cie.
   *23.3  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
           (see Exhibit 5.1)
   +23.4  Consent of Piper Jaffray, Inc., financial advisor to Autodesk, Inc.
   +23.5  Consent of Volpe Brown Whelan & Company, LLC, financial advisor to
           Discreet Logic Inc.
   +24.1  Powers of Attorney.

   99.1 Autodesk's Form of Proxy.
   99.2 Discreet's Form of Proxy (English version).
   99.3 Discreet's Form of Proxy (French version).

--------
 *To be filed by amendment.

 +Previously filed.

  (b) Financial Statement Schedules

  The information required to be set forth herein is incorporated by reference to Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 1998.

  Schedules not incorporated by reference have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements, management's discussion and analysis or notes thereto.

  (c) Reports, Opinions or Appraisals Materially Relating to the Transactions

    (i) Fairness Opinion of Piper Jaffray, Inc., financial advisor to Autodesk, dated August 18, 1998 (attached as Appendix F to the Joint Proxy Statement/Prospectus).

    (ii) Fairness Opinion of Volpe Brown Whelan & Company, LLC, financial advisor to Discreet, dated August 20, 1998 (attached as Appendix G to the Joint Proxy Statement/Prospectus).

ITEM 22. UNDERTAKINGS

  (a) Autodesk, Inc. hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Autodesk, Inc. hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

  (c) Autodesk, Inc. hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of an included in this registration statement when it became effective.

  (d) Autodesk, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Autodesk, Inc. hereby undertakes as follows:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Autodesk, Inc. pursuant to the foregoing provisions, or otherwise, Autodesk, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Autodesk, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Autodesk, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Rafael, State of California, on this 13th day of November, 1998.

                                          AUTODESK, INC.

                                          By
                                                /s/ Marcia K. Sterling
                                            ___________________________________

                                                 Marcia K. Sterling, Vice
                                                 President, Business

                                             Development, General Counsel and
                                                      Secretary



  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

       /s/ Carol A. Bartz*           Chairman of the Board and     November 13, 1998
____________________________________  Chief Executive Officer
           Carol A. Bartz             (Principal Executive
                                      Officer)

      /s/ Steve Cakebread*           Vice President, Finance and   November 13, 1998
____________________________________  Financial Officer
          Steve Cakebread             (Principal Financial and
                                      Accounting Officer)

     /s/ Mark A. Bertelsen*          Director                      November 13, 1998
____________________________________
         Mark A. Bertelsen

   /s/ Crawford W. Beveridge*        Director                      November 13, 1998
____________________________________
       Crawford W. Beveridge

      /s/ J. Hallam Dawson*          Director                      November 13, 1998
____________________________________
          J. Hallam Dawson

     /s/ Mary Alice Taylor*          Director                      November 13, 1998
____________________________________
         Mary Alice Taylor

       /s/ Morton Topfer*            Director                      November 13, 1998
____________________________________
           Morton Topfer

   /s/ Marcia K. Sterling

*By: _____________________

     Attorney-in-Fact

                                SIGNATURES

  Pursuant to the requirements of the Securities Act, Discreet Logic Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Quebec, Canada on November 13, 1998.

                                          Discreet Logic Inc.

                                               /s/ Francois Plamondon
                                          By: _________________________________
                                                    Francois Plamondon
                                              Executive Vice President, Chief
                                             Financial Officer, Secretary and
                                                         Treasurer

                                                /s/ Thomas Cantwell
                                          By: _________________________________
                                                      Thomas Cantwell
                                                 Authorized United States
                                                      Representative

  Each person who is an officer or director of Discreet Logic Inc. and whose signature appears on this Registration Statement on Form S-4, shall not be deemed to have conferred upon the agent for service any authority to exercise the powers enumerated under Rule 478 of the Securities Act.

                       POWER OF ATTORNEY AND SIGNATURES

  KNOW ALL PERSONS BY THESE PRESENTS, that each person who is an officer or director of Discreet Logic Inc. and whose signature appears below constitutes and appoints, jointly and severally, Francois Plamondon and Richard Szalwinski, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

             SIGNATURE                         TITLE(S)                   DATE
             ---------                         --------                   ----

    /s/ Richard J. Szalwinski        President, Chief Executive    November 13, 1998
____________________________________ Officer, Chairman of the
       Richard J. Szalwinski         Board of Directors and
                                     Director (Principal
                                     Executive Officer)

      /s/ Francois Plamondon         Executive Vice President,     November 13, 1998
____________________________________ Chief Financial Officer,
         Francois Plamondon          Treasurer and Secretary
                                     (Principal Financial and
                                     Accounting Officer)

       /s/ Thomas Cantwell           Director                      November 13, 1998
____________________________________
          Thomas Cantwell

        /s/ Gary Tregaskis           Director                      November 13, 1998
____________________________________
           Gary Tregaskis

        /s/ Brian Drummond           Director                      November 13, 1998
____________________________________
           Brian Drummond

                                     Director
____________________________________
           Perry M. Simon

                                     Director
____________________________________
         Pierre Desjardins

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